Exhibit 99.1

This Offer expires at 17.40 hours, CET, on 8 January 2015, unless extended

OFFER MEMORANDUM

dated 27 October 2014

RECOMMENDED PUBLIC EXCHANGE OFFER

BY

KLÉPIERRE S.A

FOR ALL ISSUED AND OUTSTANDING ORDINARY SHARES WITH A NOMINAL VALUE OF EUR 10.00 EACH IN THE CAPITAL OF

CORIO N.V.

This offer memorandum (biedingsbericht; the “Offer Memorandum”) contains the details of the recommended public exchange offer (openbaar ruilbod) by Klépierre S.A. (“Klépierre”) to all holders of issued and outstanding ordinary shares with a nominal value of EUR 10.00 each in the capital of Corio N.V. (“Corio”) (the “Shares”, and the holders of such Shares, the “Shareholders”) to purchase their Shares on the terms and subject to the conditions and restrictions set out in this Offer Memorandum (the “Offer”). On the date of this Offer Memorandum, 100,776,951 Shares are issued and outstanding and subject to the Offer.

In relation to the shares to be issued by Klépierre in respect of the Offer (the “New Klépierre Shares”), reference is made to the prospectus which consists of the Registration Document of Klépierre filed with the Autorité des Marchés Financiers (the “AMF”) on 10 March 2014 under number D.14-0130 (the “Registration Document”), the update of the Registration Document filed with the AMF on 10 March 2014 under number D.14-0130-A01, the securities notes reviewed and approved by the AMF on 27 October 2014 and a summary of the prospectus (included in the securities note) (the “Prospectus”). The Prospectus contains the information required by Article L. 412-1 of the French Monetary and Financial Code and Articles 211-1 et seq. of the General Regulations of the AMF. The Prospectus is available on the website of Klépierre (www.klepierre.com) and the website of Corio (www.corio-eu.com).

This Offer Memorandum contains the information required by Article 5:76 of the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht; the “Wft”) in conjunction with Article 8 Paragraph 1 of the Dutch Decree on Public Takeover Bids (Besluit openbare biedingen Wft; the “Decree”) in connection with the Offer. This Offer Memorandum has been reviewed and approved by the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten; the “AFM”) as an offer memorandum (biedingsbericht) under Article 5:76 of the Wft.

The information required by Article 18 Paragraph 2 of the Decree in connection with the Offer is included in a separate position statement, including all appendices to the position statement, of the management board of Corio (the “Corio Management Board”) and the supervisory board of Corio (the “Corio Supervisory Board” and together with the Corio Management Board, the “Corio Boards”), which statement does not form part of this Offer Memorandum (the “Position Statement”) and which has not been reviewed or approved by the AFM prior to publication. The Position Statement may be reviewed by the AFM after publication. The Corio Boards fully support and unanimously recommend the Transactions. Reference is made to Section 6.7 (Decision-making by the Corio Boards and Corio Recommendation) and the Position Statement.

Shareholders that have tendered their Shares under the Offer will receive 1.14 (one and fourteen hundredths) New Klépierre Shares (the “Exchange Ratio”) on the terms and subject to the conditions and restrictions set out in this Offer Memorandum in consideration for each validly tendered Share, and each defectively tendered Share if Klépierre accepts such defective tender, (a “Tendered Share”) that is transferred (geleverd) to Klépierre (the “Offer Consideration”). Shareholders are advised to read the Prospectus in respect of the New Klépierre Shares.

The Offer Consideration is cum dividend, meaning that if between 29 July 2014 and the Settlement Date (as defined in Section 4), Klépierre or Corio (i) declares or pays any (interim) dividend or distribution, whether in cash, in shares or otherwise, (ii) repurchases shares, (iii) reduces its capital in this period, (iv) distributes other amounts relating amongst others to reserves or premiums or (v) makes any other distribution (each a “Distribution”), the Exchange Ratio shall be adjusted accordingly to reflect the amount of such Distributions (before any applicable withholding tax), it being specified that Corio intends to distribute, before the Settlement Date, dividends to its Shareholders in order to comply with its obligations under the FBI regime for the 2014 financial year and the period going from

1 January 2015 until the Merger Date. As of this date, the amount of the estimated dividend to be distributed by Corio is 1.03 euro per Corio Share. This amount will be re-estimated and, if need be, adjusted, before distribution. In order to maintain an Exchange Ratio of 1.14 New Klépierre Shares for each Share, Klépierre will concurrently distribute to its shareholders, before the Settlement Date, an interim per share dividend with regards to the 2014 fiscal year corresponding to the per share dividend distributed by Corio divided by 1.14 (i.e. on the basis of the above estimated amount of 1.03 euro per Corio share, an interim dividend of 0.91 euro per Klépierre Share).

The Offer shall be declared unconditional (gestanddoening) if the Offer Conditions as defined in Section 6.11.1 (Offer Conditions) are satisfied or waived by the party entitled to waive such Offer Conditions in accordance with the terms of this Offer Memorandum as further set out in Section 6.11.2 (Non-satisfaction and waiver of the Offer Conditions). The Offer Conditions include, but are not limited to, the Acceptance Threshold (as defined in Section 4) being met.

APG, Corio’s largest shareholder with a 30.6% interest, has entered into an irrevocable undertaking with Klépierre to tender its Shares under the terms of the Offer, to vote in favour of all resolutions relating to the Transactions to be taken at the Corio EGM and to support the Transactions in accordance with the terms of the irrevocable undertaking.

The Acceptance Period under the Offer begins at 9:00 CET on 31 October 2014 and expires at 17:40 CET on 8 January 2015 (the “Initial Last Day of Acceptance Period”), unless Klépierre extends the Acceptance Period in accordance with Article 15 of the Decree and Section 5.7 (Extension).

In accordance with Article 18, Paragraph 1 of the Decree, Corio convened an extraordinary general meeting (the “Corio EGM”) to discuss the Offer. The Corio EGM shall be held at 15:00 CET on 8 December 2014 in the Spoorwegmuseum at the Maliebaanstation, 3581 XW Utrecht, the Netherlands. At the Corio EGM, the Transactions, among other matters, will be discussed in accordance with the provisions of Article 18 Paragraph 1 of the Decree and the Merger (as defined in Section 6.12) will be put forward for approval. Reference is made to Section 6.15 (Extraordinary General Meeting of Corio) and the Position Statement.

Klépierre will announce whether or not it declares the Offer unconditional (gestanddoening) within three Business Days following the Last Day of Acceptance Period, in accordance with Article 16 of the Decree (the “Unconditional Date”).

If Klépierre declares the Offer unconditional (gestanddoening), Klépierre will accept transfer (levering) of all Tendered Shares on the terms of the Offer. Klépierre will deliver the Offer Consideration in respect of each Tendered Share that is transferred (geleverd) to Klépierre promptly, on the terms set out in this Offer Memorandum.

Klépierre and Corio intend to further integrate their businesses after completion of the Offer by means of the Merger (as defined in Section 6.12) with Klépierre as the surviving entity and Corio as the disappearing entity. If the Merger is pursued, it is expected that the Merger will be implemented in the first or second quarter of 2015. The envisaged timeframe for the Merger is further set out in Section 5.14 (Indicative timetable).

Announcements referred to in the paragraphs above will be made by press release. Reference is made to Section 5.13 (Announcements).

1	TABLE OF CONTENTS

1	TABLE OF CONTENTS	4

2	RESTRICTIONS	5

3	IMPORTANT INFORMATION	7

4	DEFINITIONS	14

5	INVITATION TO THE SHAREHOLDERS	23

6	EXPLANATION AND BACKGROUND OF THE OFFER	34

7	INFORMATION REGARDING CORIO	75

8	INFORMATION REGARDING KLÉPIERRE	87

9	FURTHER INFORMATION PURSUANT TO THE DECREE	101

10	TAX ASPECTS OF THE OFFER AND THE MERGER	102

11	PRESS RELEASES	116

12	DUTCH LANGUAGE SUMMARY	131

13	AMENDMENTS TO CORIO ARTICLES OF ASSOCIATION	161

14	SELECTED CONSOLIDATED FINANCIAL STATEMENTS OF CORIO	162

15	FINANCIAL STATEMENT OF CORIO FOR 2013	169

16	INTERIM FINANCIAL INFORMATION OF CORIO FOR 2014	217

17	SELECTED CONSOLIDATED FINANCIAL STATEMENTS OF KLÉPIERRE	237

18	FINANCIAL STATEMENT OF KLÉPIERRE FOR 2013	242

19	INTERIM FINANCIAL INFORMATION OF KLÉPIERRE FOR 2014	308

20	PRO FORMA FINANCIAL INFORMATION OF KLÉPIERRE AND CORIO COMBINED	376

21	EXEMPT INVESTORS IN U.S. JURISDICTIONS	385

22	ADVISORS	410

2	RESTRICTIONS

The Offer is being made in the Netherlands with due observance of the statements, conditions and restrictions included in this Offer Memorandum. Klépierre reserves the right to accept any tender under the Offer, which is made by or on behalf of a Shareholder, even if it has not been made in the manner set out in this Offer Memorandum.

The distribution of this Offer Memorandum and/or the making of the Offer in jurisdictions other than the Netherlands may be restricted or prohibited by law. The Offer is not being made, and the Shares will not be accepted for purchase from any Shareholder, in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws or other laws or regulations of such jurisdiction or would require any registration, approval or filing with any regulatory authority not expressly contemplated by the terms of this Offer Memorandum. Persons obtaining this Offer Memorandum are required to take due note and observe all such restrictions and obtain any necessary authorisations, approvals or consents (to the extent applicable). Outside of the Netherlands, no actions have been taken (nor will actions be taken) to make the Offer possible in any jurisdiction where such actions would be required. In addition, this Offer Memorandum has not been filed with or recognised by the authorities of any jurisdiction other than the Netherlands. Neither Klépierre, nor Corio, nor any of their advisors accept any liability for any violation by any person of any such restriction. Any person (including, without limitation, custodians, nominees and trustees) who forwards or intends to forward this Offer Memorandum or any related document to any jurisdiction outside the Netherlands should carefully read this Section 2 (Restrictions) and Section 3 (Important information) of this Offer Memorandum before taking any action. The release, publication or distribution of this Offer Memorandum and any documentation regarding the Offer or the making of the Offer in jurisdictions other than the Netherlands may be restricted by law and therefore persons into whose possession this Offer Memorandum comes should inform themselves about and observe such restrictions. Any failure to comply with any such restriction may constitute a violation of the law of any such jurisdiction.

2.1	United States of America

The Transactions, if completed, will result in the acquisition of securities of a Dutch company and the Transactions are subject to Dutch and French disclosure requirements, which differ from those of the United States. The financial information included or referred to herein has been prepared in accordance with non-U.S. accounting standards and, accordingly, may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

The Offer will be made in the United States pursuant an exemption from the U.S. tender offer rules provided by Rule 14d-1(c) under the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Securities Exchange Act”), and the issuance of Shares in the Transactions will be pursuant to an exemption from registration provided by Rule 802 under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and the Transactions will otherwise be made in accordance with the applicable regulatory requirements in the Netherlands. Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under U.S. domestic tender offer procedures and law.

It may be difficult for U.S. holders of Shares to enforce their rights and any claims arising under the U.S. federal securities laws, since Klépierre and Corio are located in a country other than the United States, and some or all of their officers and directors may be residents of a country other than the United States. U.S. holders of Shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

In accordance with standard Dutch practice and pursuant to Rule 14e-5(b) of the U.S. Securities Exchange Act, Klépierre or its nominees, or its brokers (acting as agents), or affiliates of Klépierre’s financial advisors, may from time to time make certain purchases of, or arrangements to purchase, Shares outside of the United States, other than pursuant to the Offer, before or during the period in which the Offer remains open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Information about such purchases will be announced by press release in accordance with Article 13 of the Decree and posted on the website of Klépierre at (www.klepierre.com).

The Shares have not been registered in, and will not be registered with any securities regulatory authority of, any state or other jurisdiction of the United States, including the District of Columbia, Puerto Rico and Guam. Accordingly, any Shareholder in any jurisdiction of the United States may tender Shares under the Offer only if such Shareholder qualifies as an exempt investor meeting the applicable definition in Section 21 (Exempt investors in U.S. Jurisdictions).

2.2	Canada and Japan

The Offer and any solicitation in respect thereof is not being made, and will not be made, directly or indirectly, in or into Canada or Japan, or by use of the mails, or by any means or instrumentality of interstate or foreign commerce, or any facilities of a national securities exchange, of Canada or Japan. This includes, but is not limited to, post, facsimile transmission or any other electronic form of transmission and telephone. Accordingly, copies of this Offer Memorandum and any related press announcements, acceptance forms and other documents are not being sent and must not be mailed or otherwise distributed or sent in, into or from Canada or Japan or, in their capacities as such, to custodians, nominees or trustees holding Shares for persons residing in Canada or Japan. Persons receiving this Offer Memorandum and/or such other documents must not distribute or send them in, into or from Canada or Japan, or use such mails or any such means, instrumentality or facilities for any purpose in connection with the Offer; so doing will invalidate any purported acceptance of the Offer. Klépierre will not accept any tender by any such use, means, instrumentality or facility from within Canada or Japan.

Tender and transfer of Shares constitute a representation and warranty that the person tendering the Shares (a) has not received or sent copies of this Offer Memorandum or any related documents in, into or from Canada or Japan and (b) has not otherwise utilised in connection with the Offer, directly or indirectly, the mails or any means or instrumentality including, without limitation, facsimile transmission and telephone of interstate or foreign commerce, or any facility of a national securities exchange of, Canada or Japan. Klépierre reserves the right to refuse to accept any purported acceptance that does not comply with the foregoing restrictions, and any such purported acceptance will be null, void and without effect.

3	IMPORTANT INFORMATION

3.1	Introduction

This Offer Memorandum contains important information that should be read carefully before any decision is made to tender Shares under the Offer. Shareholders are advised to seek independent advice where appropriate to reach a balanced judgement in respect of the contents of this Offer Memorandum and the Offer itself. In addition, Shareholders may wish to consult their tax advisor regarding the tax consequences of tendering their Shares under the Offer.

3.2	Responsibility

The table below sets out whether Klépierre, Corio or Klépierre and Corio jointly, have provided the information contained in each Section. If information is provided by Klépierre and Corio jointly, each Party has only provided the information in respect of itself.

Section	Responsible party
	Klépierre	Corio	Jointly
Front page, page 1, 2 and 3	X
Section 2	X
Section 3, excluding Section 3.3 and 3.9	X
Section 3.3			X
Section 3.9			X
Section 4	X
Section 5	X
Section 6, excluding Sections 6.7 and 6.14.5	X
Sections 6.7 and 6.14.5		X
Section 7		X
Section 8	X
Section 9			X
Section 10	X
Section 11			X
Section 12	X
Section 13	X
Section 14		X
Section 15		X
Section 16		X
Section 17	X
Section 18	X
Section 19	X
Section 20			X
Section 21	X
Section 22			X

The information included on pages 1, 2 and 3 and in Section 12 (Dutch language summary) regards summarised and translated information, as the case may be, has been derived from information included in other Sections of this Offer Memorandum.

Klépierre and Corio are exclusively responsible for the accuracy and completeness of the information provided in this Offer Memorandum, each with respect to the information it has provided, and jointly with respect to the information which they have provided jointly.

Both Klépierre and Corio confirm, each with respect to the information it has provided solely, and jointly with respect to the information which they have provided jointly, that to the best of their knowledge and belief, having taken reasonable care to ensure that such is the case, the information contained in this Offer Memorandum is in accordance with the facts and contains no omission likely to affect its import.

The information included in Section 14, Section 15 and Section 16 has been sourced by Corio from its independent auditor, PwC. Corio confirms that this information has been accurately reproduced and that no facts have been omitted which would render the reproduced information inaccurate or misleading.

The information included in Section 17, Section 18 and Section 19 has been sourced by Klépierre from its independent auditor, Mazars and Deloitte jointly (2012) and Deloitte (2013 and 2014). Klépierre confirms that this information has been accurately reproduced and that no facts have been omitted which would render the reproduced information inaccurate or misleading.

Only Klépierre and Corio are authorised to provide any information or to make any statement in connection with the Offer on behalf of Klépierre or Corio, without prejudice to the audit reports and reviews issued by independent auditors as included in Sections 14, 15, 16, 17, 18 and 19 the fairness opinions issued to the Corio Boards by Deutsche Bank, London Branch, and Goldman Sachs International included in the Position Statement. If any information or statement in connection with the Offer is provided or made by parties other than Klépierre and Corio, that information or those statements must not be relied on as having been provided or made by or on behalf of Klépierre or Corio. Any information or representation not contained in this Offer Memorandum must not be relied upon as having been provided or made by or on behalf of Klépierre or Corio.

3.3	Presentation of financial and other information

Corio

The selected consolidated financial information of Corio is that of Corio and its consolidated subsidiaries. The selected consolidated financial information should be read in conjunction with the consolidated financial statements of Corio for the financial years 2011, 2012 and 2013, and the notes thereto. The year-end consolidated financial information of Corio is extracted from Corio’s consolidated financial information statements, which have been audited by Pricewaterhouse Coopers Accountants N.V. for the financial years 2011, 2012 and 2013. The financial statements and accounts from which the selected consolidated financial information has been derived were prepared in accordance with the International Financial Reporting Standards issued by the International Accounting Standards Board, as adopted by the European Commission, and Title 9 of Book 2 of the DCC.

The interim financial information of Corio for the half-year of the financial year 2014 included in this Offer Memorandum has been derived from the unaudited condensed consolidated interim financial statements of Corio for the half-year which ended 30 June 2014. The unaudited condensed consolidated interim financial information of Corio were subject to limited “review” by Pricewaterhouse Coopers Accountants N.V. which issued and unqualified “review report” on 6 August 2014, in accordance with the requirements pursuant to the Decree. The unaudited condensed consolidated interim financial information of Corio and the associated “review report” are included in Section 16 (Interim Financial Information of Corio for 2014) and should be read in conjunction with the notes thereto.

Klépierre

The selected consolidated financial information of Klépierre is that of Klépierre and its consolidated subsidiaries. The selected consolidated financial information should be read in conjunction with the consolidated financial statements of Klépierre for the financial years 2012 and 2013, and the notes thereto. The year-end consolidated financial information of Klépierre is extracted from Klépierre’s consolidated financial information statements, which have been audited by Mazars and Deloitte jointly (2012) and Deloitte (2013). The financial statements and accounts from which the selected consolidated financial information has been derived were prepared in accordance with the International Financial Reporting Standards issued by the International Accounting Standards Board, as adopted by the European Commission.

The interim financial information of Klépierre for the half-year of the financial year 2014 included in this Offer Memorandum has been derived from the unaudited consolidated interim trading update of Klépierre for the half-year which ended 30 June 2014. The unaudited consolidated interim financial statements of Klépierre were subject to limited “review” by Mazars and Deloitte which issued and unqualified “review report” on 21 July 2014. The unaudited consolidated interim financial statements of Klépierre and the associated “review report” are included in Section 19 (Interim Financial Information of Klépierre for 2014) and should be read in conjunction with the notes thereto.

Certain numerical figures set out in this Offer Memorandum, including financial data presented in millions or thousands, have been subject to rounding adjustments and, as a result, should therefore not be regarded as exact. In addition, the rounding implies that the totals of the financial data in this Offer Memorandum may vary slightly from the actual arithmetic totals of such information.

The information included in this Offer Memorandum reflects the situation as at the date of this Offer Memorandum, unless specified otherwise. Neither the issue nor the distribution of this Offer Memorandum will under any circumstances imply that the information contained in this Offer Memorandum is accurate and complete as at any time subsequent to the date of this Offer Memorandum or that there has been no change in the information set out in this Offer Memorandum or in the affairs of Klépierre, Corio and their respective Subsidiaries and/or Affiliates since the date of this Offer Memorandum. The foregoing does not affect the obligation of both Klépierre and Corio, each insofar as it concerns them, to make a public announcement pursuant to Article 4 Paragraph 3 of the Decree or Article 5:25i of the Wft, if applicable.

No person, other than Klépierre and Corio and without prejudice to the auditors’ reports and review reports issued by the independent auditor’s from Klépierre and Corio as included in this Offer Memorandum and the Fairness Opinions issued by the Financial Advisors included in the

Position Statement, is authorised to provide any information or to make any statements on behalf of Klépierre or Corio in connection with the Offer or any information contained in this Offer Memorandum. If any such information or statement is provided or made by parties other than Klépierre or Corio, such information or statement should not be relied upon as having been provided by or made by or on behalf of Klépierre or Corio. Any information or representation not contained in this Offer Memorandum must not be relied upon as having been provided by or made by or on behalf of Klépierre or Corio.

The Consolidated Pro Forma Financial Statements as included in Section 20 (Pro Forma Financial Information of Klépierre and Corio combined), have been prepared and are presented on the basis of accounting principles of Klépierre as described in its consolidated financial statements as of December 31st 2013.

The main difference in the accounting principles used by Corio and as described in its consolidated financial statements for the year ended December 31st, 2013 compared to the accounting principles used by Klépierre concerns the application of IAS 40, as Corio have opted for the application of the Fair Value model for the accounting of investment properties while Klépierre has opted the application of the Cost Model for the accounting of investments properties. Consequently, Corio’s consolidated financial statements have been restated to present the investments properties according to Cost Model.

3.4	Governing law and jurisdiction

This Offer Memorandum and the Offer are, and any tender, purchase or transfer (levering) of Shares will be governed by and construed in accordance with the laws of the Netherlands, without prejudice to any applicable provisions of prevailing mandatorily applicable law.

The District Court of Amsterdam (Rechtbank Amsterdam), the Netherlands, and its appellate courts shall have exclusive jurisdiction to settle any disputes which might arise out of or in connection with this Offer Memorandum, the Offer and/or any tender, purchase or transfer (levering) of Shares. Accordingly, any legal action or proceedings arising out of or in connection with this Offer Memorandum, the Offer and/or any tender, purchase or transfer of Shares may be brought exclusively in such courts.

3.5	Language

This Offer Memorandum is published in the English language and a Dutch language summary is included in Section 12 (Dutch language summary). In the event of any differences, whether or not in interpretation, between the English text of this Offer Memorandum and the summary in Dutch of this Offer Memorandum, the English text of this Offer Memorandum shall prevail.

3.6	Contact details and questions about the Offer

Georgeson has been appointed as information agent (the “Information Agent”) in the context of the Offer. Shareholders who have questions about the Offer may contact the Information Agent at the contact details below.

ABN AMRO Bank N.V. has been appointed as exchange agent (the “Exchange Agent”) in the context of the Offer.

Exchange Agent

ABN AMRO Bank N.V. Gustav Mahlerlaan 10 P.O. Box 283 (HQ 7050) 1000 EA Amsterdam The Netherlands Tel: +31 20 344 2000 Fax: +31 20 628 8481
E-mail:	corporate.broking@nl.abnamro.com

Information Agent

Georgeson Westplein 11 3016 BM Rotterdam The Netherlands Tel: +44 20 7019 7090
E-mail:	corio@georgeson.com or
klepierre@georgeson.com

Klépierre

Klépierre S.A. 26 boulevard des Capucines 75009 Paris France

Contact persons:

Vanessa Fricano Tel: +33 1 40 67 52 24 Email: vanessa.fricano@klepierre.com		Julien Rouch Tel: +33 1 40 67 53 08 Email: julien.rouch@klepierre.com

Corio
Corio N.V. Hoog Catharijne Van Duvenborch Building Stationsplein 97 P.O. Box 8243 3503 RE Utrecht The Netherlands

Contact person:
Ingrid Prins Tel: +31 (0)6 515 924 84 Email: ingrid.prins@nl.corio-eu.com

3.7	Availability of copies of the Offer Memorandum and related documents

Digital copies of this Offer Memorandum, the Prospectus and the Merger Terms are available on the website of Corio (www.corio-eu.com) and Klépierre (www.klepierre.com). Copies of this Offer Memorandum are also available free of charge at the offices of Corio and the Exchange Agent at their addresses set out in Section 3.6 (Contact details).

Copies of the current articles of association (statuten) of Corio (the “Corio Articles of Association”) and the proposed amendments to the Corio Articles of Association are available on the website of Corio (www.corio-eu.com), and are included in Section 13 (Amendments to Corio Articles of Association).

The website of Corio and the website of Klépierre do not constitute a part of, and are not incorporated by reference into, this Offer Memorandum.

3.8	Forward-looking statements

This Offer Memorandum may include “forward-looking statements”, including statements about the expected timing and completion of the Offer, and language indicating trends. Forward-looking statements involve known or unknown risks and uncertainties because they relate to events and depend on circumstances that all occur in the future. Generally, words such as may, should, aim, will, expect, intend, estimate, anticipate, believe, plan, seek, contemplate, envisage, continue or similar expressions identify forward-looking statements. Although Klépierre and Corio, each with respect to the statements it has provided, believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, no assurance can be given that such statements will be fulfilled or prove to be correct, and no representations are made as to the future accuracy and completeness of such statements.

The forward-looking statements involve unknown risks, uncertainties and other factors, many of which may be beyond Klépierre’s and Corio’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements.

These forward-looking statements are not guarantees of future performance. Factors that could cause actual results to differ from such statements include: the occurrence of any event, change or other circumstances that could give rise to the termination of the Offer, the failure to receive, on a timely basis or otherwise, the required approvals by government or regulatory agencies, the risk that an Offer Condition may not be satisfied, the ability of Corio to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners pending the completion of the Offer, and other factors.

Although Klépierre and Corio, each with respect to the statements it has provided, believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, no assurance can be given that such statements will be fulfilled or proved to be correct, and no representations are made as to the future accuracy and completeness of such statements. Klépierre and Corio undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable laws and regulations or by any appropriate regulatory authority.

3.9	Financial advisors

BNP and Lazard are acting as financial advisors exclusively to Klépierre and to no one else in connection with the Offer and will not regard any other person (whether or not a recipient of this Offer Memorandum) as a client in relation to the Offer or any other matter referred to in this Offer Memorandum and will not be responsible to anyone other than Klépierre for providing the protections afforded to the clients of BNP and/or Lazard, or for providing advice in relation to the Offer or any other matter referred to in this Offer Memorandum. BNP and Lazard have not provided a fairness opinion regarding the Offer to Klépierre.

BNP and Lazard have given and have not withdrawn their written consent to the references to their names in the form and context in which their names appear in this Offer Memorandum.

Deutsche Bank AG, London Branch and Goldman Sachs International are acting as financial advisors exclusively to Corio and to no one else in connection with the Offer and will not regard any other person (whether or not a recipient of this Offer Memorandum) as a client in relation to the Offer or any other matter referred to in this Offer Memorandum and will not be responsible to anyone other than Corio for providing the protections afforded to the clients of Deutsche Bank AG, London Branch and Goldman Sachs International, or for providing advice in relation to the Offer or any other matter referred to in this Offer Memorandum.

Deutsche Bank AG, London Branch and Goldman Sachs International have given and have not withdrawn their written consent to the references to their names in the form and context in which their names appear in this Offer Memorandum. Each of Deutsche Bank AG, London Branch, Goldman Sachs International, BNP, Lazard and the Exchange Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer.

4	DEFINITIONS

In this Offer Memorandum, except for Section 11 (Press Releases) Section 12 (Dutch language summary) and Sections 14 (Selected Consolidated Financial Statements of Corio) through 20 (Pro Forma Financial Information of Klépierre and Corio combined), capitalised terms have the meaning set out in this Section 4 (Definitions).

20% Levy has the meaning set out in Section 8.3.10.

Acceptance Period means the period during which the Shareholders can tender their Shares to Klépierre, which begins at 9:00 hours CET on 31 October 2014 and ends at 17:40 hours CET on the Last Day of Acceptance Period

Acceptance Threshold means the aggregate number of Shares that are tendered under the Offer, together with the Shares that are directly or indirectly held by Klépierre and the Shares that are committed to Klépierre or its Subsidiaries in writing that shall represent at least either (i) 95% (ninety-five per cent) of the issued share capital of Corio at the Last Day of Acceptance Period; or (ii), if the Corio EGM has adopted the Combined Corio Merger Resolutions with at least a 66.67% (sixty-six point sixty-seven per cent) majority of the votes cast at the Corio EGM, 80% (eighty per cent) of the issued share capital of Corio at the Last Day of Acceptance Period.

Accounts Date means 31 December 2013.

AFEP-MEDEF Code means the Corporate Governance Code published by AFEP (Association française des entreprises privées) – MEDEF (Le Mouvement des entreprises de France), as revised in June 2013.

Affiliate means any person directly or indirectly, solely or jointly, controlling or controlled by a relevant party, as the context requires.

AFM means The Netherlands Authority for the Financial Market (Stichting Autoriteit Financiële Markten).

AIFM Licence means an alternative investment fund managers (beheerders van alternatieve beleggingsinstelling) licence pursuant to the Alternative Investment Fund Managers Directive.

Alternative Proposal has the meaning set out in Section 6.18.1.

AMF means The French Financials Markets Authority (Autorité des Marchés Financiers).

Announcement Date means 29 July 2014.

APG means (i) Stichting Depositary APG Tactical Real Estate Pool for the benefit of APG Tactical Real Estate Pool, (ii) Stichting Depositary APG Strategic Real Estate Pool for the benefit of APG Strategic Real Estate Pool and (iii) Stichting Depositary APG Developed Markets Equity Pool for the benefit of APG Developed Markets Equity Pool, jointly.

Applicable Rules means all applicable laws and regulation, including, without limitation, the applicable provisions of the Wft, the Decree, the rules and regulations promulgated pursuant to the Wft and the Decree, the policy guidelines and instructions of the AFM, the WOR, the SER Fusiegedragsregels 2000, the rules and regulations of Euronext Amsterdam and

Euronext Paris and any other applicable stock exchange, the DCC, the relevant securities and employee consultation rules and regulations in other applicable jurisdictions, including without limitation the applicable French securities and employee laws and the rules and regulations of the AMF and the relevant Antitrust Laws applicable to the Transactions.

Appointment Resolutions has the meaning as set out in Section 6.15.

B.V. means a private limited liability company under Dutch law (besloten vennootschap).

Bloomberg means Bloomberg L.P.

BNP means BNP Paribas S.A.

BNP Group means BNP, Omnium de Gestion et de Développement Immobilier SAS, UCB Bail 2 SAS, Compagnie Financière Ottomane SA, jointly.

Business Day means a day other than a Saturday or Sunday on which banks in the Netherlands and Euronext Amsterdam are open for normal business (according to the collective agreement for the banking sector (Algemene Bank-CAO).

Cash Compensation has the meaning set out in Section 6.12.3.

CET means Central European Time.

CITA means the Dutch Corporate Income Tax Act 1969 (Wet op de Vennootschapsbelasting 1969).

Combined Corio Merger Resolutions has the meaning set out in Section 6.15

Competing Offer has the meaning set out in Section 6.18.3.

Competing Offer Notice has the meaning set out in Section 6.18.4.

Continuing Members has the meaning set out in Section 6.14.2

Corio means Corio N.V.

Corio Articles of Association means the articles of association (statuten) of Corio.

Corio Boards means the Corio Supervisory Board together with the Corio Management Board.

Corio EGM Materials means the notice of convocation and agenda, together with explanatory notes to the agenda describing the material terms of the matters for which approval is sought for the Corio EGM.

Corio EGM means the extraordinary general meeting of Corio to be held at 15:00 CET on 8 December, in Utrecht, the Netherlands, at least six Business Days before the date on which the Acceptance Period ends, and any other extraordinary general meeting of Corio to be held in connection with the Offer and/or the Merger.

Corio Group means Corio and its Subsidiaries as represented schematically in Section 7.4.

Corio Management Board means the management board of Corio.

Corio Merger Resolution means the resolution of the general meeting of Corio to enter into the Merger in accordance with the Merger Terms.

Corio Recommendation has the meaning set out in Section 6.7.

Corio Supervisory Board means the supervisory board of Corio.

Corio Works Council means the Corio’s Group works council (ondernemingsraad).

DCC means the Dutch Civil Code (Burgerlijk Wetboek).

Decree means the Dutch Decree on Public takeover Bids (Besluit openbare biedingen Wft).

Distribution means (i) the declaration or payment of any (interim) dividend or distribution, whether in cash, in shares or otherwise, (ii) the repurchase of shares, (iii) the reduction of capital in the period, (iv) the distribution of other amounts relating amongst others to reserves or premiums or (v) any other distribution.

Dutch Corporate Governance Code means the Dutch corporate governance code, dated 1 January 2009 as established under Article 2:391 Paragraph 5 of the DCC.

EPRA NNNAV means (Triple Net Asset Value) and is similar to EPRA NAV except it includes the fair value of deferred tax liabilities, debt, and financial instruments. EPRA NAV is a measure of the fair value of net assets assuming a normal investment property company business model. Accordingly, there is an assumption of owning and operating investment property for the long term. For this reason, deferred taxes on property revaluations and the fair value of deferred tax liabilities are excluded as the investment property is not expected to be sold and the tax liability is not expected to materialize.

ESMA means the European Securities Market Authority.

EUR or euro means the lawful currency of the Netherlands.

Euronext Amsterdam means the stock exchange of Euronext Amsterdam, a regulated market of Euronext Amsterdam N.V.

Euronext Paris means the stock exchange of Euronext Paris, the regulated market of Euronext Paris S.A.

Exchange Agent means ABN AMRO Bank N.V.

Exchange Ratio has the meaning set out in Section 5.2.1.

Exclusivity Period means the period commencing on the date of the Merger Protocol and ending on the date of termination of the Merger Protocol, or if the Offer has been made, the Exclusivity Period shall end on the earlier of (i) the Settlement Date or (ii) the date of termination of the Merger Protocol.

Exit Shares has the meaning set out in Section 6.12.7

Fairness Opinions means the fairness opinions issued by Deutsche Bank AG, London Branch and Goldman Sachs International, in each case to the effect that, as of the date of the Merger Protocol and subject to and based upon the factors and assumptions set forth in their respective opinions, the Exchange Ratio is fair, from a financial point of view, to the Shareholders (other than Klépierre and its Affiliates).

FBI means a fiscal investment institution (fiscale beleggingsinstelling) within the meaning of Article 28 of the CITA.

Final Cash Compensation has the meaning set out in 6.12.7.

Final Net Asset Value means the final net asset value of Corio as at the Merger Date.

Formula has the meaning set out in Section 6.12.7.

French Labour Code means the French Code du Travail.

FTC means the French tax code

Implied Competing Offer Consideration has the meaning set out in Section 6.18.3.

Implied Offer Consideration means the cash equivalent of the New Klépierre Shares offered as the Offer Consideration at the time of communication of the Competing Offer, which is determined on the basis of the preceding ten (10) trading day volume weighted average of Klépierre Share price.

Index means the average of the FTSE EPRA/NAREIT Developed Europe Index as quoted by Bloomberg under the “EPRA Index” over a consecutive period of the preceding twenty (20) trading days.

Initial Announcement means the announcement dated 29 July 2014 by which Klépierre and Corio jointly announced that they had reached conditional agreement on the main terms and conditions of the intended public exchange offer pursuant to the provisions of Article 5 Paragraph 1 and Article 7 Paragraphs 4 and 5 of the Decree, and that the Merger Protocol was signed.

Initial Last Day of Acceptance Period means 8 January 2015.

Intermediary means financial intermediaries, intermediars, as defined in the Act on Giro Transfers of Securities (Wet giraal effectenverkeer)

ITA means the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001).

Klépierre means Klépierre S.A.

Klépierre Accounts means Klépierre’s audited consolidated balance sheet as at the Accounts Date and consolidated profit and loss account for the year ended on the Accounts Date and the notes and directors’ reports relating to them.

Klépierre Appointment Resolutions has the meaning set out in Section 6.16(c).

Klépierre Articles of Association means the current articles of association (statuts) of Klépierre.

Klépierre Boards means the Klépierre Supervisory Board together with the Klépierre Executive Board.

Klépierre EGM means the extraordinary general meeting to be held at 15:00 CET on 11 December 2014 in Paris, France, at least seven (7) Business Days prior to the initial Last Day of Acceptance Period.

Klépierre Executive Board means the executive board of Klépierre.

Klépierre Exit Shares has the meaning set out in Section 6.12.7.

Klépierre Group means Klépierre and its Subsidiaries.

Klépierre Merger Resolutions has the meaning set out in Section 6.16(b).

Klépierre Recommendation means the recommendation of the Klépierre Boards that, except where the Corio Recommendation is revoked or terminated in accordance with the Merger Protocol, they unanimously recommend the Klépierre Shareholders to vote in favour of the resolutions put to a vote at the Klépierre EGM in accordance with the Merger Protocol.

Klépierre Share Price means, as of any trading day, the volume weighted average price of a Klépierre Share on Euronext Paris over a consecutive period of the preceding twenty (20) trading days (as reported on Bloomberg Financial Markets or, if not so reported, as reported by Euronext Paris).

Klépierre Shares means shares in the capital of Klépierre with a nominal value of EUR 1.40.

Klépierre Stock Event means that on (a) closing of the first trading day after the approval by the AFM of the Offer Memorandum or (b) closing of the fifth trading day prior to the Corio EGM:

(i)	The Klépierre Share Price is lower than EUR 29.78; and

(ii)	(x) the number obtained by dividing the Klépierre Share Price by EUR 37.22 is less than (y) the number obtained by subtracting 20% from the quotient of the Index divided by 1,798.41

Klépierre Supervisory Board means the supervisory board of Klépierre.

Last Day of Acceptance Period means the time and date on which the Offer expires, being at 17.40 hours CET on 8 January 2015, unless extended in accordance with Article 15 of the Decree and this Offer Memorandum.

Long Stop Date means 30 April 2015.

Matching Revised Offer has the meaning set out in Section 6.18.4.

Matching Right has the meaning set out in Section 6.18.4.

Material Adverse Effect means any event, change, circumstance, discovery, announcement, occurrence, effect or state of facts (any such item an “Effect”) that, individually or in the aggregate,

(a)	is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Corio Group, taken as a whole, or

(b)	would or would reasonably be expected to prevent or materially delay the ability of Corio or Klépierre to consummate the Transactions,

such that Klépierre cannot reasonably be expected to make or, if made, complete the Offer, except to the extent any such Effect results from:

(i)	changes in financial markets and economies in general and/or in the Netherlands or the industry in which the Corio Group operates or the outbreak or escalation of war, armed hostilities or acts of terrorism, unless those changes have a materially disproportionate effect on the Corio Group, taken as a whole, in comparison to comparable companies in the industry in which the Corio Group operates;

(ii)	changes in applicable laws, regulations or generally accepted accounting principles, or interpretation or enforcement thereof after the date of this Merger Protocol, unless those changes have a materially disproportionate effect on the Corio Group, taken as a whole, in comparison to comparable companies in the industry in which the Corio Group operates;

(iii)	the execution, performance (including the taking of any action required hereby or the failure to take any action prohibited hereby) or announcement of this Merger Protocol and the Offer; or

(iv)	fluctuations in the price or trading volume of the Shares, except that this subparagraph (iv) shall not prevent or otherwise affect a determination that any Effect underlying such fluctuation (unless otherwise excluded under the other provisions of this definition) has resulted in, or contributed to, a Material Adverse Effect.

Merger means a statutory cross-border merger (grensoverschrijdende fusie) between Klépierre and Corio in accordance with the EU Directive 2005/56/EC of 26 October 2005 on cross-border mergers of limited liability companies, implemented for Dutch law purposes under Title 2.7 of the DCC and for French law purposes by Articles L. 236-25 et seq. of the French commercial code, with Corio being the disappearing entity and Klépierre being the surviving entity

Merger Date has the meaning set out in Section 6.12.3.

Merger Exchange Ratio has the meaning set out in Section 6.12.4.

Merger Proposal has the meaning set out in Section 6.12.3.

Merger Protocol means the merger protocol dated 29 July 2014 between Klépierre and Corio.

Merger Rules means any rule or regulation promulgated pursuant to the Wft and the Decree, the policy guidelines, interpretations and instructions of the AFM, the SER Merger Code 2000 (SER-besluit Fusiegedragsregels 2000), the Works Councils Act (Wet op de ondernemingsraden), the rules and regulations of Euronext, the DCC, and applicable competition laws and regulations.

Merger Terms has the meaning set out in Section 6.12.3.

New Klépierre Shares means all Klépierre Shares to be issued by Klépierre in connection with the Offer and the Merger (as the case may be).

Non-Financial Covenants means the non-financial covenants described and summarised in Section 6.17.

N.V. means a public limited liability company under Dutch law (naamloze vennootschap).

Offer has the meaning set out in Section 5.1.

Offer Conditions means the conditions for the Offer set out in Section 6.11.1.

Offer Consideration means the consideration of 1.14 (one and fourteen hundredths) New Klépierre Shares in which Shareholders tendering their Shares under the Offer will be paid for each validly tendered Share, and each defectively tendered Share if Klépierre accepts such defective tender, that is transferred (geleverd) to Klépierre.

Offer Memorandum means this offer memorandum (biedingsbericht) describing the terms, conditions and restrictions of the Offer.

Part means a part of this Offer Memorandum.

Parties means Klépierre and Corio and Party means any one of them.

Position Statement means the position statement of the Corio Boards in accordance with Article 18 Paragraph 2 of the Decree in connection with the Offer.

Post-Acceptance Period has the meaning set out in Section 5.10.

Potential Competing Offer has the meaning set out in Section 6.18.2.

Potential Competing Offer Period has the meaning set out in Section 6.18.2.

Pre-Merger Amendment has the meaning set out in Section 6.12.7.

Prospectus has the meaning set out on page 1.

Provisional Net Asset Value means the provisional net asset value determined by Klépierre and Corio, which is included in the Merger Proposal.

Reference Date means last trading day prior to the Announcement Date.

Section means a section of this Offer Memorandum.

Settlement means the delivery of the Offer Consideration in respect of each Tendered Share tendered during the Acceptance Period and transferred (geleverd) to Klépierre.

Settlement Date means the date on which, in accordance with the terms and subject to the conditions and restrictions of the Offer, Settlement shall take place.

Shareholders means the holders of one or more Shares.

Shares means the 100,776,951 issued and outstanding shares in the share capital of Corio as at the date of this Offer Memorandum with a nominal value of EUR 10.00 each, and Share means one of them.

SIIC means Société d’Investissement Immobilier Cotée.

SPG means Simon KP Sàrl, Simon KP II Sàrl and Simon Property Group, Inc, jointly.

Squeeze-Out means a compulsory acquisition procedure (uitkoopprocedure) in accordance with Article 2:92a or 2:201a or 2:359c of the DCC.

Subsequent Higher Offer has the meaning set out in Section 6.18.4.

Subsidiary means any corporation, partnership, cooperative or other business or legal entity or person, directly or indirectly controlled by a Party, within the meaning of Article 2:24a of the DCC provided that at no time Corio will be considered a Subsidiary of Klépierre.

Tendered Share has the meaning set out in Section 5.2.1.

Terminating Party has the meaning set out in Section 6.19.

Trade Register means the trade register of the Dutch Chamber of Commerce (Kamer van Koophandel).

Transactions means the Merger together with the Offer and the other transactions contemplated in accordance therewith.

Trustee has the meaning set out in Section 6.12.7.

Trustee Sale Procedure has the meaning set out in Section 6.12.7.

Unconditional Date means the date on which Klépierre announces whether or not it declares the Offer unconditional, being no later than on the third Business Days following the Last Day of Acceptance Period, in accordance with Article 16 of the Decree.

Wft means the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht).

Withdrawal Application has the meaning set out in Section 6.12.3.

Withdrawal Period has the meaning set out in Section 6.12.7.

Withdrawal Right has the meaning set out in Section 6.12.3.

Withdrawing Shareholder has the meaning set out in Section 6.12.3.

5	INVITATION TO THE SHAREHOLDERS

5.1	Offer

Klépierre hereby makes a recommended public exchange offer (openbaar ruilbod) to all Shareholders to purchase their Shares on the terms and subject to the conditions and restrictions set out in this Offer Memorandum (the “Offer”). Shareholders are advised to review this Offer Memorandum, including all documents incorporated by reference into this Offer Memorandum, and in particular Sections 2 (Restrictions) and 3 (Important information), completely and thoroughly and to seek independent advice where appropriate in order to reach a balanced judgement with respect to the Offer and this Offer Memorandum. Shareholders that consider not tendering their Shares are advised to review Section 6.12 (Merger) and Section 6.13 (Other Post-Closing Restructuring Measures and consequences of the Offer) in particular.

With reference to all terms, conditions, restrictions and statements included in this Offer Memorandum, Shareholders are hereby invited to tender their Shares under the Offer in the manner, on the terms and subject to the conditions and restrictions set out in this Offer Memorandum.

Subject to the Offer Conditions set out in Section 6.11 (Offer Conditions, non-satisfaction and waiver), Klépierre reserves the right to accept any Share tendered even if not tendered in accordance with Section 5.3 (Acceptance by the Shareholders).

5.2	Offer Consideration

5.2.1	Exchange Ratio

Shareholders that have tendered their Shares under the Offer will receive 1.14 (one and fourteen hundredths) New Klépierre Shares (the “Exchange Ratio”) on the terms and subject to the conditions and restrictions set out in this Offer Memorandum in consideration for each validly tendered Share, and each defectively tendered Share if Klépierre accepts such defective tender, that is not validly withdrawn (a “Tendered Share”) that is transferred (geleverd) to Klépierre (the “Offer Consideration”).

Assuming that all of the Shares currently outstanding are tendered under the Offer, Klépierre under the terms of the Offer will issue approximately 114,885,724 New Klépierre Shares to tendering Shareholders. Based on the Klépierre Shares outstanding as at the date of this Offer Memorandum, it is expected that the Klépierre Shareholders would then be diluted by approximately 36.55%.

Following the Settlement Date, Klépierre will announce the results of the Offer by means of a press release, including the aggregate number of New Klépierre Shares that have been issued, and Klépierre’s resulting ownership in Corio.

Klépierre Shares are admitted to trading on Euronext Paris. An application for admission to trading on Euronext Paris of the New Klépierre Shares and Euronext Amsterdam of the Klépierre Shares, including the New Klépierre Shares, will be made. It is expected that admission to trading on Euronext Paris and Euronext Amsterdam of the Klépierre Shares, including the New Klépierre Shares, is or will become effective on or prior to the Settlement Date.

The New Klépierre Shares and the rights of the holders thereof are governed by and shall be construed in accordance with the laws of France and Klépierre’s Articles of Association. A description and detailed information on Klépierre and the principal rights attached to New Klépierre Shares, is included in Section 8.3 (Description of the Klépierre Shares) and in the Prospectus.

5.2.2	Fractional Entitlements

In connection with the Offer, Klépierre will deliver only whole Klépierre Shares to Shareholders that validly tender their Shares under the Offer. If as a result of the application of the Exchange Ratio, a tendering Shareholder is entitled to a claim for a fraction of a New Klépierre Share (a “Fractional Entitlement”), the following will apply:

Fractional Entitlements for holders of Shares through Intermediaries

Intermediaries that tender Shares under the Offer on behalf of their clients will either round down fractional entitlements to a whole New Klépierre Share (and remit cash to the tendering Shareholder in lieu of fractional entitlements) or round up fractional entitlements to a whole New Klépierre Share (subject to receipt of the requisite funds from the clients) and deliver a New Klépierre Share in return, in each case in accordance with the contractual arrangements between the Shareholders and their respective Intermediaries.

The aggregate Fractional Entitlements resulting from the rounding down of Fractional Entitlements are expected to be netted against the aggregate Fractional Entitlement that are required for the rounding up of Fractional Entitlement by each Admitted Institution through which Shareholders hold their Shares.

The price in euro at which Fractional Entitlements are disposed (in case of rounding down) or acquired (in case of rounding up) will be based on the average price at which the Intermediary either purchases or sells New Klépierre Shares representing such net aggregate Fractional Entitlements on Euronext Paris or Euronext Amsterdam, as such price is established by the relevant Intermediary in accordance with its applicable policies and practice. Tendering Shareholders will receive cash in euro for their Fractional Entitlements from the Intermediary in the event of an election to round down to a whole New Klépierre Share and will be debited the purchase price by such Intermediary for the Fractional Entitlement acquired in the event of an election to round up a whole Klépierre Share.

Fractional Entitlements for Registered Holders

Holders of Shares individually recorded in Corio’s shareholders register (“Registered Holders”) with a Fractional Entitlement will be entitled to receive a pro rata cash payment from Klépierre. Such cash payment will be equal to a proportionate part of the average price per Klépierre Exit Share as realised by the Trustee in the Trustee Sale Procedure, as further described in Section 6.12.7 (Withdrawal right of Shareholders).

Registered Holders with a Fractional Entitlement will receive their cash compensation (net of related fees and expenses, such as brokerage fees) within ten (10) Business Days after the Settlement Date at the latest, provided that they have specified a bank account to which such cash proceeds can be transferred. No interest will be payable on the net cash proceeds payable to the relevant Registered Holders.

5.2.3	No distributions

The Offer Consideration offered to Shareholders is cum dividend, meaning that if between the Announcement Date and the Settlement Date, Corio and/or Klépierre (i) declares or pays any (interim) dividend or distribution, whether in cash, in shares or otherwise, (ii) repurchases shares, (iii) reduces its capital in the period, (iv) distributes other amounts relating amongst others to reserves or premiums or (v) makes any other distribution (each a “Distribution”), the Offer Consideration shall be adjusted accordingly to reflect the amount of such Distributions (before any applicable withholding tax), it being specified that, Corio intends to distribute, before the Settlement Date, dividends to its Shareholders in order to comply with its obligations under the FBI regime for the 2014 financial year and the period going from 1 January 2015 until the Merger Date. As of this date, the amount of the estimated dividend to be distributed by Corio is 1.03 euro per Corio Share. This amount will be re-estimated and, if need be, adjusted, before distribution. In order to maintain an Exchange Ratio of 1.14 New Klépierre Shares for each Share, Klépierre will concurrently distribute to its shareholders, before the Settlement Date, an interim per share dividend with regards to the 2014 fiscal year corresponding to the per share dividend distributed by Corio divided by 1.14 (i.e. on the basis of the above estimated amount of 1.03 euro per Corio share, an interim dividend of 0.91 euro per Klépierre Share). Any adjustment of the Offer Consideration resulting from a Distribution other than as contemplated in this Section 5.2.3 will be communicated by press release in accordance with Section 5.13 (Announcements).

5.3	Acceptance by the Shareholders

5.3.1	General

The tender of any Share by a Shareholder constitutes an acceptance by the Shareholder of the Offer.

Before taking any action, Shareholders should carefully verify how they hold their Shares: through Intermediaries or directly (i.e., individually recorded in Corio’s shareholders register). If in doubt, Shareholders should contact the Exchange Agent at the contact details included in Section 3.6 (Contact details).

5.3.2	Acceptance by holders of Shares through Intermediaries

Holders of Shares that are held through an Intermediary are requested to make their acceptance known through their bank or stockbroker no later than by 17:40 CET on the Last Day of Acceptance Period. The relevant custodian, bank or stockbroker may set an earlier deadline for communication by holders of such Shares in order to permit the custodian, bank or stockbroker to communicate the acceptance to the Exchange Agent in a timely manner.

Intermediaries may tender Shares only to the Exchange Agent and only in writing. In submitting the acceptance, the Intermediaries are required to declare that:

(a)	they have the Shares tendered by the relevant Shareholder in their administration;

(b)	each Shareholder that accepts the Offer irrevocably represents and warrants that the Shares tendered by the Shareholder are being tendered in compliance with the restrictions set out in Sections 2 (Restrictions) and 3 (Important information); and

(c)	they undertake to effect the transfer (levering) of the relevant Shares to Klépierre on or before the Settlement Date, provided that the Offer has been declared unconditional (gestanddoening).

Although under normal circumstances the Intermediary ensures that the Shares are transferred (geleverd) to Klépierre, if so instructed by the Shareholder, Shareholders are advised that each Shareholder is responsible for the transfer (levering) of its Shares to Klépierre.

Subject to the Withdrawal Rights in Section 5.8 (Right to withdraw tendered Shares), the tendering of Shares in acceptance of the Offer will constitute irrevocable instructions by the relevant Shareholder to the relevant Intermediary to: (i) block any attempt to transfer (levering) the Shares tendered by the relevant Shareholder, so that on or before the Settlement Date no transfer (levering) of such Shares can be effected (other than any action required to effect the transfer (levering) to Klépierre); (ii) debit the securities account in which those Shares are held on the Settlement Date in respect of all Shares tendered against payment of the Offer Consideration for those Shares by the Exchange Agent on Klépierre’s behalf; and (iii) effect the transfer (leveren) of those Tendered Shares to Klépierre.

5.3.3	Acceptance by Registered Holders

Registered Holders wishing to accept the Offer in respect of the Shares so registered, and wishing to transfer (leveren) those Shares, must deliver a completed and signed acceptance form to the Exchange Agent no later than by 17:40 CET on the Last Day of Acceptance Period. The acceptance form is available upon request from the Exchange Agent. The acceptance form will also serve as a deed of transfer (akte van levering) with respect to the Shares referenced in the acceptance form. Registered Holders validly tendering their Shares under the Offer, will receive the Offer Consideration under the terms and conditions of this Offer Memorandum either (i) on a brokerage account or (ii) registered in Klépierre’s shareholders register.

5.4	Undertakings, representations and warranties by tendering Shareholders

Each Shareholder tendering Shares under the Offer, by such tender, on the date that such Shares are tendered, and up to and including the Settlement Date:

(a)	represents and warrants to Klépierre that the Shareholder has full power and authority to tender, sell and transfer (leveren) the Shares, and has not entered into any other agreement to tender, sell or transfer (leveren) the Shares stated to have been tendered to any party other than Klépierre (together with all rights attaching to the Shares) and, when the Shares are transferred (geleverd) to Klépierre, the Shareholder will have sole legal and beneficial title to the Shares and those Shares are free of any third-party rights and restrictions of any kind, unless such third-party rights and restrictions arise solely and result directly from the Shares being held in book entry form in Euroclear Nederland;

(b)	represents and warrants to Klépierre that the Shares are tendered in compliance with the restrictions as set out in Sections 2 (Restrictions) and 3 (Important information) and the securities and other applicable laws or regulations of the jurisdiction in which the Shareholder is located or of which it is a resident, and no registration, approval or filing with any regulatory authority of that jurisdiction is required in connection with the tendering of those Shares; and

(c)	acknowledges towards and agrees with Klépierre, as of the date on which its Shares are transferred (geleverd) to Klépierre, to have waived any and all rights or entitlements that the Shareholder may have in its capacity as Shareholder vis-à-vis any member of the Corio Group and any member of the Corio Management Board and any member of the Corio Supervisory Board.

5.5	Acceptance Period (aanmeldingstermijn)

The Acceptance Period under the Offer begins at 9:00 CET on 31 October 2014 and expires at 17:40 CET on 8 January 2015 (the “Initial Last Day of Acceptance Period”), unless Klépierre extends the Acceptance Period in accordance with Article 15 of the Decree and Section 5.7 (Extension). The day on which the Acceptance Period expires, whether or not extended, is the “Last Day of Acceptance Period”.

If all Offer Conditions are satisfied or, if and to the extent permitted, waived, Klépierre will accept all Shares that have been validly tendered, or defectively tendered provided that such defect has been waived by Klépierre, and not previously validly withdrawn on the terms of the Offer in accordance with the procedures set out in Section 5.3 (Acceptance by the Shareholders) and Section 5.8 (Right to withdraw tendered Shares).

Any acceptance of the Offer and tender of Shares after the end of the Acceptance Period, but before the end of the Post-Closing Acceptance Period, if any, will be deemed to constitute an acceptance of the Offer and a tendering of Shares during the Post-Closing Acceptance Period. Reference is made to Section 5.10 (Post-Acceptance Period (na-aanmeldingstermijn)).

5.6	Offer Conditions and declaring the Offer unconditional (gestanddoening)

The Offer shall be declared unconditional (gestanddoening) if the Offer Conditions described in Section 6.11.1 (Offer Conditions) are satisfied or waived by the party entitled to waive such Offer Conditions in accordance with the terms of this Offer Memorandum as further set out in Section 6.11.2 (Non-satisfaction and waiver of the Offer Conditions). The Offer Conditions include, but are not limited to, the aggregate number of Shares that are tendered under the Offer, together with the Shares that are directly or indirectly held by Klépierre and the Shares that are committed to Klépierre or its Subsidiaries in writing representing at least the Acceptance Threshold.

No later than on the Unconditional Date, Klépierre will determine whether or not the Offer Conditions have been satisfied or waived in accordance with Section 6.11.2 (Non-satisfaction and waiver of the Offer Conditions). On the Unconditional Date, Klépierre shall announce whether or not:

(a)	Klépierre declares the Offer unconditional (gestanddoening);

(b)	the Offer will be extended in accordance with Article 15 of the Decree and Section 5.7 (Extension of the Acceptance Period); or

(c)	the Offer is terminated as a result of the Offer Conditions not having been satisfied or waived,

all in accordance with Article 16 of the Decree. If Klépierre declares the Offer unconditional (gestanddoening), it will state the total value, number and corresponding percentage of (i) the

Tendered Shares and (ii) the aggregate of the Tendered Shares, together with the Shares that are directly or indirectly held by Klépierre and the Shares that are committed to Klépierre or its Subsidiaries in writing. If Klépierre does not declare the Offer unconditional (gestanddoening), Klépierre will explain such decision.

If Klépierre declares the Offer unconditional (gestanddoening), Klépierre will accept transfer (levering) of all Tendered Shares on the terms of the Offer and has the right to continue the Offer during the Post-Acceptance Period as set out in Section 5.10 (Post-Acceptance Period).

5.7	Extension of the Acceptance Period

If any Offer Condition is not satisfied or waived on the Initial Last Day of Acceptance Period, Klépierre has the right, in accordance with Article 15 of the Decree, to extend the Acceptance Period once for a minimum period of two weeks and a maximum period of ten weeks, calculated from the Initial Last Day of Acceptance Period. If on the Initial Last Day of Acceptance Period all Offer Conditions, except for the Offer Condition set out in Section 6.11.1 (c) (Adoption Combined Corio Merger Resolution), have been satisfied or waived, Klépierre must extend the Acceptance Period with a maximum of seven (7) weeks. If Klépierre intends to exercise its right to extend the Acceptance Period for the non-satisfaction or waiver of any Offer Condition, it shall first consult with Corio before exercising this right.

Klépierre has the right to extend the Offer once. Extension for more than one period is subject to approval of the AFM, which will only be given in exceptional circumstances.

If the Acceptance Period is extended, all references in this Offer Memorandum to 17:40 CET on 8 January 2015 shall be deemed to be changed, unless the context requires otherwise, to the date and time to which the Offer has been so extended.

If the Acceptance Period is extended and consequently the obligation pursuant to Article 16 of the Decree to announce whether or not the Offer has been declared unconditional (gestanddoening) is postponed correspondingly, Klépierre shall make a public announcement to that effect no later than on the third (3rd) Business Day following the Initial Last Day of Acceptance Period in accordance with Article 15 Paragraph 2 of the Decree.

During any extension of the Acceptance Period, Shares previously tendered and not subsequently withdrawn will remain tendered under the Offer, subject to the right of each Shareholder to withdraw the Shares it has already tendered in accordance with this Section 5.8 (Right to withdraw tendered Shares). Any Shares tendered during the extension of the Acceptance Period cannot be withdrawn, subject to the withdrawal rights set forth in Section 5.8 (Right to withdraw tendered Shares).

5.8	Right to withdraw tendered Shares

Shares tendered on or prior to the Last Day of Acceptance Period may not be withdrawn, subject to the right of withdrawal of any tender:

(a)	during any extension of the Acceptance Period in accordance with the provisions of Article 15 Paragraph 3 of the Decree;

(b)	following an announcement of a mandatory public offer in accordance with the provisions of Article 5b Paragraph 5 of the Decree, provided that such Shares were already tendered prior to such announcement and withdrawn within seven (7) Business Days following such announcement;

(c)	following the filing of a successful request with the Dutch Enterprise Chamber to set a reasonable price for a mandatory public offer in accordance with the provisions of Article 15 Paragraph 8 of the Decree, provided that (i) such request was granted, (ii) such Shares were already tendered prior to the filing of such request and (iii) withdrawn within seven (7) Business Days following the date on which the judgment of the Dutch Enterprise Chamber was declared provisionally enforceable or became final and conclusive; or

(d)	following an increase of the Offer Consideration in respect of which increase a document is made generally available pursuant to Article 15a Paragraph 3 of the Decree, provided that such Shares were already tendered before such document was made generally available and withdrawn within seven (7) Business Days after such document was made generally available.

To withdraw previously tendered Shares, holders of Shares held through Intermediaries must instruct the Intermediary they initially instructed to tender the Shares to arrange for the withdrawal of such Shares by the timely deliverance of a written or facsimile transmission notice of withdrawal to the Exchange Agent at the address set out in Section 3.6 (Contact details), and Registered Holders must timely deliver a written or facsimile transmission notice of withdrawal to the Exchange Agent at the address set out in Section 3.6 (Contact details) and in the form as attached to the Acceptance Form.

Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Intermediary, unless such Shares have been tendered for the account of any Intermediary. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Klépierre, in its sole discretion, which determination will be final and binding.

Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, withdrawn Shares may be retendered by the procedure for tendering Shares described in Section 5.3 (Acceptance by the Shareholders)

During the Post-Closing Acceptance Period, no withdrawal rights will apply to Shares tendered during such Post-Closing Acceptance Period or to Shares tendered under the Offer and accepted by Klépierre on or prior to the Last Day of Acceptance Period.

5.9	Settlement

If Klépierre declares the Offer unconditional (gestanddoening), Klépierre will accept transfer (levering) of all Tendered Shares on the terms of the Offer.

Klépierre will promptly deliver the Offer Consideration in respect of each Tendered Share tendered during the Acceptance Period and transferred (geleverd) to Klépierre, but in any event within five (5) Business Days following the Unconditional Date, on the terms set out in this Offer Memorandum. Klépierre cannot guarantee that Shareholders will receive the Offer Consideration within this period.

Klépierre shall determine the number of New Klépierre Shares to be issued for the payment of the Offer Consideration in respect of the Tendered Shares. Klépierre shall procure that the required number of New Klépierre Shares will be issued on or before the Settlement Date and that the Klépierre Shares, including the New Klépierre Shares, will be admitted to listing and trading on Euronext Amsterdam and Euronext Paris as of that date. The New Klépierre Shares will be issued as fully paid up in exchange for the Shares.

No specific action is required from Shareholders regarding the delivery of the Offer Consideration. The New Klépierre Shares to be delivered as the Offer Consideration to holders of Shares held through Intermediaries, will be delivered in dematerialized form through Euroclear France S.A. and the relevant Intermediaries and settlement institutions to those persons who are registered in the records of the Intermediaries as persons entitled to the Shares. The New Klépierre Shares to be delivered as the Offer Consideration to Registered Holders, will be delivered to Registered Holders in dematerialized form at the election of each Registered Holder, either (i) through the clearing institution and the relevant Intermediaries to be registered in the records of the Intermediaries in the name of such Registered Holder, or (ii) through the registration of such Klépierre Shares in the shareholders register of Klépierre held by BNP Paribas Securities Service in the name of such Registered Holder.

As of the Settlement Date, dissolution (ontbinding) or annulment (vernietiging) of the tendering, sale or transfer (levering) of any Tendered Share which has been tendered during the Acceptance Period is not possible.

5.10	Post-Acceptance Period (na-aanmeldingstermijn)

If Klépierre declares the Offer unconditional (gestanddoening), Klépierre may, within three (3) Business Days after the Unconditional Date, publicly announce a post-acceptance period (na-aanmeldingstermijn) of a maximum of two (2) weeks (the “Post-Acceptance Period”). During the Post-Acceptance Period Shareholders that did not tender their Shares during the Acceptance Period may tender their Shares on the same terms and subject to the same restrictions as the Offer.

Klépierre will publicly announce the results of the Post-Acceptance Period and the total amount and total percentage of Shares held by it in accordance with Article 17 Paragraph 4 of the Decree no later than on the third (3rd) Business Day following the last day of the Post-Acceptance Period.

Klépierre shall continue to accept transfer (levering) of all Tendered Shares during the Post-Acceptance Period and shall promptly deliver the Offer Consideration in respect of each Tendered Share which has been transferred (geleverd) to it during the Post-Acceptance Period, but in any event within five (5) Business Days following the date on which the relevant Shareholder transferred (geleverd) its Shares to Klépierre.

During the Post-Acceptance Period, Shareholders have no right to withdraw Shares from the Offer, regardless of whether the Shares have been tendered either during the Acceptance Period or the Post-Acceptance Period.

As of the relevant settlement date, dissolution (ontbinding) or annulment (vernietiging) of the tendering, sale or transfer (levering) of any Tendered Share tendered during the Post-Acceptance Period is not possible.

5.11	Withholding

If Klépierre or Corio is required to deduct and withhold any amount with respect to the payment of the Offer Consideration under any provision of applicable tax or social security law, Klépierre and Corio are entitled to adjust the Offer Consideration accordingly to reflect the amount of such withholding. To the extent that amounts are so withheld by Klépierre or Corio, those amounts shall be treated for all purposes as having been paid to the Shareholders, on behalf of which that deduction and withholding was made by Klépierre or Corio.

5.12	Commission

No costs will be charged to Shareholders by Klépierre or Corio for the transfer (levering) of or payment for the Tendered Shares held through an Intermediary. Klépierre and Corio cannot rule out that Intermediaries or banks or stockbrokers will charge costs to the Shareholders. Shareholders should consult their Intermediary, bank or stockbroker regarding any charges. Costs might also be charged if a foreign institution is involved in the transfer (levering) of or payment for the Tendered Shares.

No costs will be charged to Shareholders by Klépierre or Corio for the transfer (levering) of or payment for the Tendered Shares that are individually recorded in Corio’s shareholders register.

Intermediaries will receive from the Exchange Agent on behalf of Klépierre a commission in the amount of EUR 0.025, assuming all Shares are tendered under the Offer, in respect of each Tendered Share transferred (geleverd) to Klépierre, up to a maximum of EUR 1,000 per Shareholder account. The Intermediary can only claim the commission from Klépierre through the Exchange Agent within 14 days following the Settlement Date.

5.13	Announcements

Any further announcements in relation to the Offer, including whether or not Klépierre declares the Offer unconditional (gestanddoening) and announcements in relation to an extension of the Acceptance Period, if any, will be made by press release. Any joint press release issued by Klépierre and Corio will be made available on the website of Corio (www.corio-eu.com) and Klépierre (www.klepierre.com). Any press release issued by Klépierre will be made available on the website of Klépierre (www.klepierre.com).

Subject to any applicable requirements of the Applicable Rules and without limiting the manner in which Klépierre may choose to make any public announcement, Klépierre will have no obligation to make any public announcement other than as described.

5.14	Indicative timetable

The table below contains an indicative timetable for the main steps of the Offer and the Merger. The various steps of the Merger as well as the rationale for the Merger are explained in detail in Section 6.12 (Merger). The Merger will only be implemented if the Offer is declared unconditional, Settlement has taken place, the other Merger Conditions as set out in Section 6.12.6 (Merger Conditions) have been satisfied or waived, and Klépierre has decided to implement the Merger. Klépierre furthermore has the right to pursue any other Post-Closing Restructuring Measure as described in 6.13 (Other Post-Closing Restructuring Measures and consequences of the Offer).

Expected date and time	Event

27 October 2014	• Press release announcing the commencement of the Acceptance Period and the availability of:

• this Offer Memorandum;

• the Position Statement;

• the Prospectus; and

• the Merger Terms.

• Filing of listing application for the Klépierre Shares, including New Klépierre Shares, at Euronext Amsterdam and for the New Klépierre Shares at Euronext Paris

• Convocation of the Corio EGM

29 October 2014	Convocation of the Klépierre EGM

9:00 CET on 31 October 2014	Start of the Acceptance Period in accordance with Article 14 Paragraph 2 of the Decree

15:00 CET on 8 December 2014	Corio EGM at which, among other matters, the Transactions will be discussed in accordance with the provisions of Article 18 Paragraph 1 of the Decree

9 December 2014	Start of the Withdrawal Period for Withdrawing Shareholders

15:00 CET on 11 December 2014	Klépierre EGM at which, among other matters, the issuance of New Klépierre Shares will be discussed

17:40 CET 8 January 2015	Initial Last Day of Acceptance Period - deadline for Shareholders wishing to tender Shares, unless extended in accordance with Section 5.7 (Extension)

12 January 2015	Expiry of the Withdrawal Period

13 January 2015	Unconditional Date

• Klépierre announces whether or not it declares the Offer unconditional (gestanddoening) in accordance with Article 16 Paragraph 1 of the Decree

Extension of the Acceptance Period

• Klépierre announces whether or not the Acceptance Period will be extended in accordance with Article 15 Paragraph 1 of the Decree

Expected date and time	Event

16 January 2015[1]	Post-Acceptance Period

	•	Klépierre may announce a Post-Acceptance Period of a maximum of two weeks

	•	During the Post-Acceptance Period, Shareholders that have not yet tendered their Shares under the Offer will be given the opportunity to do so on the same terms and subject to the same restrictions as the Offer, all in accordance with Article 17 of the Decree

20 January 2015[2]	Settlement Date

The date on which settlement of the Offer begins.

For Shares tendered during the Post-Acceptance Period, if any, the Settlement Date will be no later than five Business Days after the end of the Post-Acceptance Period

After 12 January 2015	Decision on the Merger

Klépierre to decide whether the Merger will be pursued

If the Merger will be pursued: Trustee Sale Procedure

	•	Trustee sells Klépierre Shares

	•	Determination of the Cash Compensation for Withdrawing Shareholders

	•	Payment of the Cash Compensation to Withdrawing Shareholders within ten (10) Business Days following the end of the Withdrawal Period

First or second quarter 2015	If the Merger will be pursued: Effectuation of the Merger

	•	Pre-merger certificate issued by a Dutch notary

	•	Pre-merger certificate issued by the French clerk of the commercial court

	•	Confirmation and control of the legality of the Merger by a French notary or the French clerk of the commercial court

	•	Post-merger filings

[1]	Assuming that the Acceptance Period will not be extended.
[2]	Assuming that the Acceptance Period will not be extended and Klépierre does not announce a Post-Acceptance Period.

6	EXPLANATION AND BACKGROUND OF THE OFFER

6.1	Introduction

On 29 July 2014, Klépierre and Corio jointly announced that they had reached conditional agreement on the main terms and conditions of the intended public exchange offer by Klépierre for all the issued and outstanding ordinary shares in the capital of Corio, pursuant to the provisions of Article 5 Paragraph 1 and Article 7 Paragraphs 4 and 5 of the Decree, that Klépierre will hold a general meeting of shareholders no later than seven (7) Business Days before the Initial Last Day of Offer Period to resolve on the issue of the requisite number of New Klépierre Shares to be issued, pursuant to Article 7 Paragraph 5 of the Decree, and that the Merger Protocol was signed (the “Initial Announcement”).

On 22 August 2014, Klépierre and Corio announced that a request for approval of the Offer Memorandum by the AFM would be made, in any event within twelve (12) weeks following the Initial Announcement in accordance with Article 7 Paragraph 1 of the Decree.

The press releases referred to in this Section 6.1 are included in Section 11 (Press Releases).

6.2	The Offer

Klépierre is making an offer to acquire from the Shareholders the Shares on the terms and conditions and restrictions contained in this Offer Memorandum. Subject to the Offer being declared unconditional (gestanddoening), Shareholders tendering their shares under the Offer will receive the Offer Consideration in respect of each Tendered Share.

Following the Settlement Date, Klépierre will announce the results of the Offer by means of a press release, including the aggregate number of New Klépierre Shares that have been issued, and Klépierre resulting ownership in Corio.

Klépierre Shares are listed and admitted to trading on Euronext Paris. An application for the listing and admission to trading on Euronext Paris of the New Klépierre Shares and Euronext Amsterdam of the Klépierre Shares, including the New Klépierre Shares, will be made. It is expected that the listing and admission to trading on Euronext Paris and Euronext Amsterdam of the Klépierre Shares, including the New Klépierre Shares, is or will become effective on or prior to the Settlement Date.

The New Klépierre Shares and the rights of the holders thereof are governed by and shall be construed in accordance with the laws of France and Klépierre’s Articles of Association. A description and detailed information on Klépierre and the principal rights attached to New Klépierre Shares is included in Section 8.3 (Description of the Klépierre Shares) and in the Prospectus.

6.3	Substantiation of the Exchange Ratio

6.3.1	Analysis

In establishing the Exchange Ratio, Klépierre carefully considered the history and prospects of Corio, including analyses of historical financial information derived from Corio’s financial statements, market reports and press releases and the possible long-term developments in profitability, cash flows, and the balance sheet. Klépierre also took into account the historical market valuation of the Shares, as set out below.

No intrinsic valuation of the two entities has been made as the Exchange Ratio is mainly based on relative valuation of the key figures and trading prices for Klépierre and Corio.

Klépierre performed the following multi-criteria analysis to determine the Exchange Ratio:

•	an analysis of the closing prices and the corresponding liquidity of Klépierre and Corio from 29 July 2013 up to and including 28 July 2014, the last trading day prior to the Announcement Date (the “Reference Date”). Klépierre and Corio share prices are defined as being the volume-weighted average closing prices (“VWAP”) provided daily by Euronext Paris and Euronext Amsterdam, respectively. During this period, the volume-weighted average closing prices of Klépierre for the one (1), three (3), six (6), and twelve (12) month periods prior to and including the Reference Date were EUR 37.22, EUR 35.86, EUR 34.13, and EUR 33.43, respectively. During this period, the volume-weighted average closing prices of Corio for the one (1), three (3), six (6), and twelve (12) month periods prior to and including the Reference Date were EUR 36.76, EUR 36.41, EUR 34.53, and EUR 33.24, respectively;

•	an analysis of analysts’ twelve-month target prices, as provided by Bloomberg on the Reference Date: EUR 35.91 for Klépierre, and EUR 34.40 for Corio;

•	an analysis of the reported EPRA NNNAV per share as of 31 December 2013 and 30 June 2014: EUR 29.9 and EUR 28.7, respectively for Klépierre, and EUR 37.6 and EUR 34.9[3], respectively for Corio;

•	an analysis of the recurring net profit per share for the fiscal years ending 31 December 2014 and 31 December 2015.

Estimates for the fiscal year ending 31 December 2014 are based on guidance provided by Klépierre and Corio in the presentation of the transaction to investors on the Announcement Date: range of EUR 2.03 - EUR 2.05 for Klépierre, and range of EUR 2.28 - EUR 2.34 for Corio.

Estimates for the fiscal year ending 31 December 2015 are as provided by Bloomberg on the Reference Date: EUR 2.06 for Klépierre, and EUR 2.49 for Corio;

Share price references and EPRA NNNAV used in the multi-criteria analysis are not adjusted for dividends paid by Klépierre on 14 April 2014 (EUR 1.55 per share) and by Corio on 23 April 2014 (EUR 2.13 per share).

Analysts’ twelve-month target prices, as referred to above, are derived from Bloomberg’s consensus of analysts’ twelve-month target prices. Klépierre and its financial advisers have retained Bloomberg’s consensus after having performed their own analysis based on the latest available target prices as at 28 July 2014 reported in the analyst reports of:

Klépierre: ABN AMRO, Berenberg, Exane BNP, Goldman Sachs, HSBC, JP Morgan, Kempen & Co, Kepler Cheuvreux, Liberum, Natixis, Nomura, Oddo & Cie, Petercam, Société Générale and UBS.

[3]	EPRA NNNAV as of 30 June 2014 for Corio as provided on the Announcement Date.

Corio: ABN Amro, Bank Degroof (ESN), Berenberg Bank, Deutsche Bank, Exane BNP, Goldman Sachs, ING Bank, JP Morgan, Kempen & Co, Liberum, Morgan Stanley, Oddo & Cie, Petercam, Société Générale and UBS.

The following table summarizes the exchange ratios implied by the multi-criteria analysis:

	Klépierre (EUR)	Corio (EUR)	Implied exchange ratio
Stock Market Prices
Closing price on the Reference Date	36.36	35.84	0.99x
1-month VWAP (a)	37.22	36.76	0.99x
3-month VWAP (a)	35.86	36.41	1.02x
6-month VWAP (a)	34.13	34.53	1.01x
12-month VWAP (a)	33.43	33.24	0.99x

Target Price
Analysts’ consensus (b)	35.91	34.40	0.96x

Reported EPRA NNNAV (d) per Share
31 December 2013	29.9	37.6	1.26x
30 June 2014 (c)	28.7	34.9	1.22x

Recurring Net Profit Per Share
FYE 31 December 2014 (c)	2.03 - 2.05	2.28 - 2.34	1.12x - 1.14x
FYE 31 December 2015 (b)	2.06	2.49	1.21x

Sources: Klépierre, Corio, Euronext, Bloomberg

(a)	Volume-weighted average closing prices for the selected periods ending on the Reference Date
(b)	As provided by Bloomberg on the Reference Date
(c)	As provided in the presentation of the transaction to investors on the Announcement Date
(d)	EPRA NNNAV (Triple Net Asset Value) is similar to EPRA NAV except it includes the fair value of deferred tax liabilities, debt, and financial instruments.

EPRA NAV is a measure of the fair value of net assets assuming a normal investment property company business model. Accordingly, there is an assumption of owning and operating investment property for the long term. For this reason, deferred taxes on property revaluations and the fair value of deferred tax liabilities are excluded as the investment property is not expected to be sold and the tax liability is not expected to materialize.

6.3.2	Bid premium

The Exchange Ratio of 1.14 implies a premium of:

•	15.6% based on Klépierre and Corio closing prices on 28 July 2014, the last trading day prior to the Announcement Date;

•	15.4% based on Klépierre and Corio volume-weighted average closing prices for the 1-month period prior to and including the Reference Date;

•	12.3% based on Klépierre and Corio volume-weighted average closing prices for the 3-month period prior to and including the Reference Date;

•	12.7% based on Klépierre and Corio volume-weighted average closing prices for the 6-month period prior to and including the Reference Date;

•	14.6% based on Klépierre and Corio volume-weighted average closing prices for the 12-month period prior to and including the Reference Date;

•	19.0% based on Klépierre and Corio average analysts’ price targets on the Reference Date.

6.4	Strategic Rationale for the Offer

The Offer is driven by the strategic benefits of combining Klépierre’s and Corio’s business. The combined group will benefit from:

A significant scale-up of operating portfolio

With the contemplated transaction, Klépierre and Corio will create the leading pan-European pure player retail property company. The combined group will operate 182 shopping destinations in 16 European countries, with a combined gross asset value of more than EUR 21 billion. The combined portfolio will provide the ideal platform for further expansion of Klépierre’s know-how and positioning to retailers and brands, which in turn will support the objective of being recognized as the most effective shopping center platform across Europe.

Through the contemplated transaction, Klépierre will develop strong bases in three new countries (the Netherlands, Germany and Turkey), and reinforce its positions in France, Italy and Iberia. Corio assets in these regions are mostly located in dynamic urban hubs with strong and sustainable demographic growth (Grenoble, Marseilles, Amsterdam, Istanbul), and above average purchasing power (Rome, Turin, Rotterdam, Utrecht, Madrid, Berlin).

Over the last few years, Corio has executed a strategy of refocusing on leading shopping centers in their catchment areas, such that most of the acquired assets benefit from the same dynamics and competitive advantages as those of Klépierre.

An ideal portfolio for implementing value creation know-how within the group

The 182 shopping destinations of the combined group offer an ideal portfolio for fully capturing embedded growth and rental income potential of the assets. Klépierre will leverage the best available knowledge within the combined new group to implement its strategy.

With respect to the core shopping centers, the combined group will implement retail asset management expertise comprised of active re-tenanting actions and innovative marketing approaches by leveraging Klépierre’s track record. In terms of re-tenanting, the combined group will apply a dynamic strategy that focuses on offering the best-performing retailers the most suitable retail format, promoting the cross-fertilization of best retailers in new territories and accelerating the re-tenanting of the less performing units. In terms of innovative marketing approaches, the combined group will identify the best operating practices and deploy them across the wider portfolio, accelerate digital connection with retailers and shoppers, and further roll out large-scale marketing events for leading brands across several shopping destinations. Further development of specialty leasing is also anticipated considering the high appeal of the new platform for the best brands.

Financial flexibility through an active asset and property management strategy

Since 2012, Klépierre has demonstrated its adept capital management through the sale of EUR 3.6 billion of non-core assets. Corio has also made substantial progress over the last 18 months with its divestment plan. The successful implementation of these programs enables Klépierre and Corio to currently benefit from solid credit ratings (Klépierre rated A- by S&P, Corio rated BBB+ by S&P and Baa2 by Moody’s) with loan-to-value ratios at 39.9% and 42%, respectively (as at 30 June 2014). It is anticipated that upon completion of the Transactions, the combined company will maintain investment grade credit ratings from S&P and Moody’s.

The combined group may continue asset recycling through periodic portfolio review. Specific disposal processes will be defined for non-core assets. Proceeds from these disposals may provide financial flexibility for investment in the shopping centers, standing or projected, which are core to the implementation of the strategy of the combined group.

The combined group is expected to maintain a sound financial structure, with an anticipated combined LTV at c.40%, with the objective to benefit from investment grade credit ratings.

Combined development pipeline of more than EUR 3 billion

The combined group will have a development pipeline of more than EUR 3 billion. Specific attention will be paid to committed projects in order to secure or enhance expected returns through a shared approach to leasing and cost management. All controlled and identified projects will be streamlined in order to optimize conception and execution. Lastly, the development potential of each site will be evaluated. Shopping centers with demonstrated potential will be reviewed in order to develop new extension plans.

The contemplated transaction fits with Klépierre’s and Corio’s long-term strategy to build a unique portfolio of prime shopping centers in selected European countries, through a combination of pro-active management of the existing assets, by defining and implementing a clear strategy for each of them, and through the acquisition or development of new projects that will meet the most stringent requirements in terms of quality and return. This vision will be achieved thanks to highly skilled professionals from both companies, that will mutually benefit from the sharing of best practices.

6.5	Expected Synergies; future strategy

Klépierre and Corio have identified synergies of approximately EUR 60 million in annualized run-rate, to be reached in 3 to 5 years following completion of the Transactions. Half of the synergies will be driven by the incremental rental income expected from the implementation of leasing, re-tenanting, innovative marketing and specialty leasing efforts. The other half will come not only from operational improvements and the sharing of best practices between Klépierre and Corio teams but also from the financial savings that will result from the gradual refinancing of Corio’s debt, which will benefit from the stronger credit profile of the combination.

Klépierre and Corio agreed to the joint strategy underpinning their combined business, as set out in more detail in Section 6.17 (Non-Financial Covenants). After Klépierre has obtained (full) control of Corio, it will become clear whether or not the place of establishment of Corio will be changed. At the date of this Offer Memorandum, no decision has been taken and no concrete changes are envisaged regarding the organization of the Corio Group in the Netherlands. In addition, at the date of this Offer Memorandum, no decisions have been taken by Corio or Klépierre regarding a reduction of the number of FTEs or any material changes for employees of the Corio Group.

6.6	Financing of the Offer

The Offer Consideration will be funded through the issuance of a maximum of 114,885,724 New Klépierre Shares. Klépierre will hold a general meeting of shareholders no later than seven (7) Business Days before the completion of the Offer to resolve on the issuance of the requisite number of shares to be issued in connection with the Offer. The issuance of the requisite number of New Klépierre Shares by Klépierre requires approval by the Klépierre general meeting of shareholders with simple majority.

6.7	Decision-making by the Corio Boards and Corio Recommendation

As further detailed in the Position Statement, the Corio Boards received extensive legal and financial advice, have given due and extensive consideration to the strategic and business rationale and the financial and social aspects and consequences of the proposed Transactions, and have considered other available alternatives (including a stand-alone scenario).

The Corio Boards have obtained fairness opinions from Deutsche Bank AG, London Branch and Goldman Sachs International regarding the fairness of the Exchange Ratio, in each case subject to and based upon the factors and assumptions set forth in their respective opinions. Further reference is made to the Fairness Opinions, which are included in the Position Statement.

The Corio Management Board has regularly consulted with the Corio Supervisory Board throughout this process, and the Corio Supervisory Board has been extensively involved from beginning to end. The terms and conditions of the Transactions, as documented in the Merger Protocol, have been agreed between Klépierre and Corio with the prior approval of the Corio Supervisory Board.

After having given due and careful consideration to the strategic rationale and the financial and non-financial aspects and consequences of the proposed Transactions, the Corio Boards have reached the conclusion that the Offer and the Merger provide a fair price to the Shareholders and are in the best interests of Corio and its stakeholders, including all Shareholders, subject to a Superior Offer or a Klépierre Stock Event.

With reference to the above, and without prejudice to the terms and conditions of the Offer Memorandum, the Corio Boards unanimously recommend the Offer for acceptance and the Merger for approval to the Shareholders and unanimously recommend the Shareholders to vote in favour of the Corio Resolutions at the Corio EGM (the “Corio Recommendation”).

The Corio Boards, acting jointly, may only revoke, modify, amend or qualify the Corio Recommendation if:

(a)	there is a Competing Offer and (i) Klépierre has not made a Matching Revised Offer or (ii) Klépierre has informed Corio that it does not wish to exercise its Matching Right, or

(b)	there is a depreciation in value of the Klépierre Shares which constitutes a Klépierre Stock Event.

Further reference is made to the Position Statement.

6.8	Klépierre Recommendation

The Klépierre Boards have given due and extensive consideration to the strategic and business rationale and the financial aspects and consequences of the Transactions.

The terms and conditions of the Transactions, as documented in the Merger Protocol, have been agreed between Klépierre and Corio with the prior approval of the Klépierre Supervisory Board.

The Klépierre Boards have approved the Transactions and unanimously recommend the Klépierre Shareholders to vote in favour of the Klépierre Resolutions at the Klépierre EGM (the “Klépierre Recommendation”).

The Klépierre Boards, acting jointly, may only revoke modify, amend or qualify the Klépierre Recommendation if there is a Competing Offer.

6.9	Filings with Competition Authorities

Klépierre submitted a merger notification with the Turkish competition authority (Rekabet Kurumu) on 29 August 2014 and with the French competition authority (Autorité de la concurrence) on 8 October 2014. On 12 September 2014, merger clearance was obtained from the Turkish competition authority. The French competition authority should in principle adopt a decision regarding the merger notification within 25 business days after the notification. In view thereof, the French competition authority is expected to render a decision regarding the merger notification on or before 12 November 2014. The time period of 25 business days for adopting a decision regarding the merger notification could potentially be extended should the French Competition Authority wish to raise new questions. Due to the limited overlap between the activities of Klépierre and Corio, a positive decision is expected before the end of November 2014.

6.10	Irrevocable undertakings

6.10.1	APG’s Irrevocable

APG, Corio’s largest shareholder with a 30.6% interest, has entered into an irrevocable undertaking with Klépierre to tender its Shares under the terms of the Offer, to vote in favour of all resolutions relating to the Transactions to be taken at the Corio EGM and to support the Transactions, in accordance with the terms of the irrevocable undertaking.

The obligation of APG to tender its Shares under the Offer is subject to certain customary conditions precedent. APG will tender its Shares under the same terms and conditions as the other Shareholders. Any information shared with APG that is relevant for Shareholders when assessing the Offer is included in the Offer Memorandum.

6.10.2	SPG and BNP Group Irrevocables

Klépierre’s largest shareholders, SPG, with a 29.4% interest in Klépierre (excluding treasury shares), and BNP Group, with a 21.7% interest in Klépierre (excluding treasury shares), have agreed to an irrevocable undertaking pursuant to which they have committed to Corio to support the Transactions and to vote in favour of all resolutions required in connection with the Transactions, at the Klépierre EGM, in accordance with the terms of the respective irrevocable undertakings. No price sensitive information in connection with the Offer has been shared with SPG and BNP Group that is not included in the Offer Memorandum or the Prospectus.

6.11	Offer Conditions, non-satisfaction and waiver

6.11.1	Offer Conditions

The obligation of Klépierre to declare the Offer unconditional (gestanddoening) is subject to the following customary conditions precedent (opschortende voorwaarden) (the “Offer Conditions”) being satisfied or waived, as the case may be, on the Last Day of Acceptance Period:

Acceptance Threshold

(a)	the aggregate number of Tendered Shares under the Offer, together with the Shares that are directly or indirectly held by Klépierre and the Shares that are committed to Klépierre or its Subsidiaries in writing shall represent at least either (i) 95% (ninety five per cent) of the issued share capital of Corio at the Last Day of Acceptance Period; or (ii), if the Corio EGM has adopted the Combined Corio Merger Resolutions with at least a 66.67% (sixty-six point sixty-seven per cent) majority of the votes cast at the Corio EGM, 80% (eighty per cent) of the issued share capital of Corio at the Last Day of Acceptance Period (the “Acceptance Threshold”);

Competition Clearances

(b)	all mandatory competition approvals or, as applicable, statements of no objections, of domestic and/or international authorities required in connection with the Offer and the intended change of control have been obtained and/or any applicable waiting period (and any extension thereof) in connection with the Offer has terminated or expired, in any event allowing Klépierre to acquire and vote the Shares tendered under the Offer as per the Settlement Date;

Corio EGM

(c)	the Corio EGM having adopted the Combined Corio Merger Resolutions with at least a 66.67% (sixty-six point sixty-seven per cent) majority of the votes cast at the Corio EGM;

(d)	the Corio EGM having adopted the Appointment Resolutions;

Klépierre EGM

(e)	the Klépierre EGM having approved the resolution set out in Section 6.16(a);

(f)	the Klépierre EGM having adopted the resolution set out in Section 6.16(c);

No breach

(g)	Corio not having breached the terms of the Merger Protocol to the extent that any such breach (i) has or could reasonably be expected to have material adverse consequences for Corio, Klépierre or the Offer; and (ii) is incapable of being remedied within ten (10) Business Days after receipt by Corio of a written notice from Klépierre (or, if earlier, before the Last Day of Acceptance Period) or has not been remedied by Corio within ten (10) Business Days after receipt by Corio of a written notice from Klépierre (or, if earlier, before the Last Day of Acceptance Period);

(h)	Klépierre not having breached the terms of this Merger Protocol to the extent that any such breach (i) has or could reasonably be expected to have material adverse consequences for Corio, Klépierre, or the Offer; and (ii) is incapable of being remedied within ten (10) Business Days after receipt by Klépierre of a written notice from Corio (or, if earlier, before the Last Day of Acceptance Period) or has not been remedied by Klépierre within ten (10) Business Days after receipt by Klépierre of a written notice from Corio (or, if earlier, before the Last Day of Acceptance Period);

(i)	the irrevocable undertaking as referred to in Section 6.10.1 (APG’s Irrevocable) not having been materially breached by APG;

(j)	the irrevocable undertakings as referred to in Section 6.10.2 (SPG and BNP Group Irrevocables) not having been materially breached by SPG or BNP Group;

No Material Adverse Effect

(k)	no Material Adverse Effect relating to Corio having occurred;

No Potential Competing Offer or mandatory offer

(l)	no public announcement having been made of (i) a mandatory offer pursuant to Article 5:70 Wft, by an offeror other than Klépierre in accordance with the Applicable Rules and (ii) a Potential Competing Offer, in each case unless Corio has indicated within eight (8) Business Days after the public announcement thereof that such announcement will not result in either of the Corio Boards revoking, modifying, amending or qualifying the Corio Recommendation;

Recommendation

(m)	no member of the Corio Boards (nor for the avoidance of doubt the Corio Boards) having revoked, modified, amended or qualified the Corio Recommendation;

(n)	neither of the Klépierre Boards having revoked, modified, amended or qualified the Klépierre Recommendation or having failed to publicly reaffirm their recommendation in case one or more members of the Klépierre Boards revokes, modifies or qualifies the Klépierre Recommendation;

Securities

(o)	the supplement to the Prospectus, if any, having been approved by the AMF and the AFM and ESMA having been notified by the AMF in accordance with Article 5:11 Wft that the AMF has approved the supplement to the Prospectus (if any);

(p)	Euronext Amsterdam having granted, and not having revoked, its approval of the request for listing of Klépierre Shares including the New Klépierre Shares on Euronext Amsterdam as per the Settlement Date;

(q)	Euronext Paris having granted, and not having revoked, its approval of the request for listing of the New Klépierre Shares on Euronext Paris as per the Settlement Date;

(r)	on or prior to the Unconditional Date, trading in the Klépierre Shares on Euronext Paris not having been suspended or ended as a result of a listing measure taken by Euronext Paris in accordance with Article 6901/2 or any other relevant provision of the Euronext Rulebook I (Harmonised Rules);

(s)	on or prior to the Unconditional Date, trading in the Shares on Euronext Amsterdam not having been suspended or ended as a result of a listing measure (noteringsmaatregel) taken by Euronext Amsterdam in accordance with Article 6901/2 or any other relevant provision of the Euronext Rulebook I (Harmonised Rules);

Restraint orders

(t)	on or prior to the Unconditional Date, no notification having been received from the AFM stating that pursuant to Article 5:80 Paragraph 2 of the Wft, investment firms are not allowed to cooperate with the Offer;

(u)	no order, stay, judgment or decree having been issued by any court, arbitral tribunal, government, governmental authority or other regulatory or administrative authority that remains in force and effect, and no statute, rule, regulation, governmental order or injunction having been enacted, which in any such case prohibits the making and/or consummation of the Offer in accordance with this Merger Protocol in any material respect;

AIFM

(v)	if the AFM has taken the position that Klépierre is required to hold an AIFM Licence as a result of the Offer, Klépierre having obtained such AIFM Licence; and

(w)	if the AFM has taken the position that Corio is required to hold an AIFM Licence as a result of the Offer, the AFM not having objected to Klépierre’s proposed qualified holding (gekwalificeerde deelneming) in Corio following the Offer.

6.11.2	Non-satisfaction and waiver of the Offer Conditions

The Offer Conditions set out in Section 6.11.1 (Offer Conditions) above, may be waived either by Klépierre, by Corio, by Klépierre and Corio jointly, or may not be waived, as indicated in the matrix below.

If the number of Shares having been tendered for acceptance during the Acceptance Period, together with (x) any Shares directly or indirectly held by Klépierre or any of its Subsidiaries and (y) any Shares committed to Klépierre or any of its Subsidiaries in writing, represents less than 66.67% (sixty-six point sixty-seven per cent) of Corio’s issued share capital (geplaatst kapitaal), Klépierre may only waive the Offer Condition set out in Section 6.11.1(a) (Acceptance threshold) with the prior written consent of Corio.

Klépierre shall waive the Offer Condition set out in Section 6.11.1(c) if the aggregate number of Shares that are tendered under the Offer, together with the Shares that are directly or indirectly held by Klépierre and the Shares that are committed to Klépierre or its Subsidiaries in writing represents at least 95% (ninety five per cent) of the issued share capital of Corio at the Last Day of Acceptance Period.

If on the Initial Last Day of Acceptance Period any Offer Condition is not satisfied or waived, Klépierre has the right to extend the Acceptance Period once with minimum of two (2) weeks and a maximum of ten (10) weeks. If on the Initial Last Day of Acceptance Period all Offer Conditions except for the Offer Condition described in Section 6.11.1(c) have been satisfied or waived, Klépierre shall either waive the Offer Condition set forth in Section 6.11.1(c) or extend the Acceptance Period with a maximum of seven (7) weeks, provided that in case of such extension of the Acceptance Period, Corio shall convene a new general meeting to adopt the Combined Corio Merger Resolutions in the manner as set out in Section 6.11.1(c).

Whether, in accordance with the Offer Condition set out in Section 6.11.1(a), the Acceptance Threshold at the Last Day of the Offer Period is 95% or 80%, solely depends on whether or not the Corio EGM has adopted the Combined Corio Merger Resolutions with at least a 66.67% majority of the votes cast at the Corio EGM. For the avoidance of doubt, a waiver of the Offer Condition set out in Section 6.11.1(c), does not qualify as “the Corio EGM has adopted the Combined Corio Merger Resolutions with at least a 66.67% (sixty-six point sixty-seven per cent) majority of the votes cast at the Corio EGM” as referred to in the Offer Condition set out in Section 6.11.1(a) under (ii).

Right to waive
Offer Condition	Klépierre	Corio	Jointly	None
(a) (Acceptance Threshold)	X
(b) (Competition clearances)				X
(c) (Adoption Combined Corio Merger Resolutions)	X
(d) (Adoption Appointment Resolution)	X
(e) (Adoption issuance Klépierre Shares resolution)				X
(f) (Adoption appointment Klépierre supervisory board members resolution)		X
(g) (No breach Corio)	X
(h) (No breach Klépierre)		X
(i) (No breach APG irrevocable)	X
(j) (No breach SPG or BNP Group irrevocables)		X
(k) (No Material Adverse Effect)	X
(l) (No Potential Competing Offer or mandatory offer)	X
(m) (No revocation Corio Recommendation)	X
(n) (No changes to Klépierre Recommendation)		X
(o) (Approval supplement to Prospectus)				X
(p) (Listing Euronext Amsterdam)		X
(q) (Listing Euronext Paris)				X
(r) (Listing measure Klépierre Shares)			X

Right to waive
Offer Condition	Klépierre	Corio	Jointly	None
(s) (Listing measure Shares)			X
(t) (No 5:80 Paragraph 2 of the Wft notification)				X
(u) (No order, stay, judgment or decree)				X
(v) (AIFM Licence)				X
(w) (No AFM objection to Klépierre’s proposed qualified holding)				X

6.12	Merger

6.12.1	Introduction

Klépierre’s willingness to pay the Offer Consideration and pursue the Offer is predicated on the acquisition of full ownership of the Corio Group. Klépierre and Corio anticipate that full integration of the Corio business into the Klépierre business will deliver substantial operational, commercial, organisational and financial benefits. Such benefits could not, or only partially, be achieved if Corio were to continue as a standalone entity with a minority shareholder base.

As soon as possible following the Offer being declared unconditional (gestanddoening), Klépierre will seek to acquire full ownership of the Corio Group, through the acquisition of the Shares not yet owned by it, or otherwise.

In that respect, Klépierre and Corio have agreed in the Merger Protocol that, subject to the Offer having been declared unconditional (gestanddoening) and Settlement having taken place, and the Merger Conditions as described in Section 6.12.6 having been fulfilled or waived (as the case may be), Klépierre shall be entitled to effect or cause to effect a statutory cross-border merger (grensoverschrijdende fusie) between Klépierre and Corio in accordance with the EU Directive 2005/56/EC of 26 October 2005 on cross-border mergers of limited liability companies, implemented for Dutch law purposes under Title 2.7 of the DCC and for French law purposes by Articles L. 236-25 et seq. of the French commercial code, with Corio being the disappearing entity and Klépierre being the surviving entity (the “Merger”). The Merger will only be implemented if Klépierre has confirmed to Corio that the Merger should occur.

Aside from the Merger, which is the preferred post-Closing restructuring measure of Klépierre and Corio, Klépierre is entitled to pursue any other Post-Closing Restructuring Measure in order to achieve full integration of the Klépierre Group and the Corio Group, as further set out in Section 6.13 (Other Post-Closing Restructuring Measures and consequences of the Offer).

Following any measure to acquire full ownership of the Corio Group, Klépierre and Corio furthermore intend to procure that Corio’s listing on Euronext Amsterdam and the listing agreement between Corio and Euronext Amsterdam in relation to the listing of the Shares will be terminated. Delisting may be achieved on the basis of 95% or more of the issued share capital of Corio having been acquired by Klépierre, on the basis of a statutory merger, or otherwise.

To the extent Klépierre opts to implement the Merger, Shareholders have the following options with respect to their Shares:

(i) Tender their Shares under the Offer

Shareholders may choose to tender their Shares under the Offer during the Acceptance Period, as a result of which they will be paid the Offer Consideration in accordance with the Exchange Ratio on the Settlement Date.

(ii) Refrain from action

Shareholders may also choose to refrain from taking any action, as a result of which such Shareholders will receive New Klépierre Shares for their Shares in accordance with the Merger Exchange Ratio upon the Merger taking effect.

(iii) Not tender their Shares under the Offer and exercise the Withdrawal Right.

Shareholders that have voted against the proposal to enter into the Merger at the Corio EGM may exercise their Withdrawal Right (as defined and further described in Section 6.12.7), as result of which a Withdrawing Shareholder will receive a Cash Compensation (as defined in Section 6.12.7) for its Shares within 10 Business Days after the Merger Date (which Merger Date will be at the latest 6 months after the publication of the Merger Terms). Such Cash Compensation will be determined on the basis of the actual proceeds realised by the Trustee (as described in Section 6.12.7) from the sale of a number of New Klépierre Shares that corresponds with the number of Shares for which the Withdrawing Shareholders have made their Withdrawal Applications (as defined and described in Section 6.12.7); the sale by the Trustee of such number of New Klépierre Shares in a fixed period of time could have a disadvantageous effect on the proceeds to be realized by the Trustee. Furthermore, the Cash Compensation will in principle be subject to 15% Dutch dividend withholding tax, also see Section 10.2.6.

6.12.2	Rationale for the Merger

The business rationale of the contemplated Merger is to allow the full integration of Corio within Klépierre to achieve operational, commercial, organizational and financial benefits. Those benefits could be difficult to realize if Corio remains a listed standalone entity with minority shareholders.

Following the Merger, a considerable synergy potential of approximately EUR 60 million in run-rate is expected to be reached in 3 to 5 years, stemming from operational improvements, the sharing of best practices between Klépierre and Corio teams, as well as from financial savings. Reference is made to Section 6.4 (Strategic Rationale for the Offer) and Section 6.5 (Expected Synergies). The achievement of this level of synergies is conditioned to the ability of the combined entity to implement the sharing of best practices, adopt a joint financing policy and cash flow management, simplify the organizational structure and improve operations. This could potentially be hindered by the survival of distinct legal entities with minority shareholders. In such situation, the Corio Boards would need to observe the interests of the minority shareholders as continuing stakeholders in Corio, which would restrict the integration of the Corio business into the Klépierre business and would lead to delays.

In all three countries where both groups are present, the Merger will allow a more uniform approach in the management of the asset portfolios. This will result in a simplification of the policies applicable at the level of the group and an alignment of interests in the analysis and implementation of investment opportunities and development.

In addition, in a situation where Corio remains listed, and there continues to be a substantial minority base with adequate liquidity and free float, there is less certainty on Corio’s strategic future. The Corio Boards will have to cater for the possibility that Klépierre would, for instance, in the future sell the whole or part of its stake. This would mean that the integration initiatives would need to be tested on reversibility in order to be able to return back to stand-alone operations for the sake of business continuity.

Finally, the continued presence of a minority shareholder base could mean that Corio cannot delist from Euronext Amsterdam. This means incurring management time and additional costs that Corio otherwise would not have to make: such as preparation of standalone annual accounts under IFRS, quarterly updates and semi-annual financial statements; a corporate governance framework compliant with the Dutch Corporate Governance Code, including for instance the in-control requirements and the staff needed for servicing the obligations arising from having a Euronext Amsterdam listing.

In the context of the Offer, the Merger has certain benefits over certain other post-closing restructuring measures as set out in Section 6.13 (Other Post-Closing Restructuring Measures and consequences of the Offer). The Merger results in the equal treatment of all Shareholders: if the Corio EGM adopts the Merger Resolutions and the Merger is implemented, all Shareholders that do not exercise their Withdrawal Right will receive New Klépierre Shares for their Shares in accordance with the Exchange Ratio. The Merger is also an internationally accepted and well-known transaction structure as it is based on European regulation and as such provides for certain safeguards for Shareholders and other stakeholders of Corio, such as the Withdrawal Right (as defined and described in Section 6.12.7 below) and the right for creditors of both Corio and Klépierre to oppose the Merger. The Merger also has as an advantage that it can be implemented rather quickly after the Settlement Date, provided that the Corio EGM adopts the Merger Resolution.

6.12.3	Merger Procedure

The Merger Proposal and the special reports on the Merger

The Klépierre Supervisory Board and the Klépierre Executive Board unanimously approved the common draft cross-border merger terms (voorstel tot fusie) (the “Merger Proposal”) which sets out the terms and conditions of the Merger on 16 October 2014 and 22 October 2014, respectively. The Corio Supervisory Board and the Corio Management Board unanimously approved the Merger Proposal on 24 October 2014. The Merger Proposal (together with the relevant annexes) will be filed for French law purposes on or about 27 October 2014 with the clerk of the Commercial Court of Paris (Greffe du Tribunal de Commerce de Paris) and will be communicated to the public in France through a notice in the Bulletin officiel des annonces civiles et commerciales (BODACC), the website of Klépierre (www.klepierre.com) and in the Journal d’annonces légales (JAL), on or about 29 October 2014. For Dutch law purposes, the Merger Proposal (together with the relevant annexes) will be filed on or about 27 October 2014 with the Dutch Trade Register and will be communicated to the public in the Netherlands through a notice in the newspaper Dagblad Trouw and a notice in the Dutch State Gazette (Staatscourant), on or about 29 October 2014.

Simultaneously with the approval of the Merger Proposal, the Klépierre Boards unanimously approved the special report of the Klépierre Management Board pursuant to Article L. 236-27 of the French commercial code and the Corio Boards unanimously approved the special report of the Corio Management Board pursuant to Article 2:313 of the DCC (such reports together with the Merger Proposal, the “Merger Terms”); the Merger Terms are incorporated by reference into this Offer Memorandum. Furthermore, the merger appraiser (commissaire à la fusion) of Klépierre delivered its special report on the Merger as required pursuant to Article L.236-10 of the French commercial code and the auditor of Corio delivered its report in the meaning of Article 2:328 Paragraph 1 in conjunction with Article 2:333g of the DCC, both reports including a statement on the fairness of the Merger Exchange Ratio and a report assessing the value of the net assets transferred to Klépierre as a result of the Merger.

The Merger Terms are available on the website of Klépierre (www.klepierre.com) and on the website of Corio (www.corio-eu.com) Shareholders are advised to read the Merger Terms carefully.

General meetings of shareholders

The Shareholders and the Klépierre Shareholders will be asked to resolve upon the approval of the Merger at the Corio EGM and the Klépierre EGM, respectively. The resolution of the Corio EGM to approve the Merger shall require a 66.67% majority of the votes cast at the meeting in order to fulfil the relevant Merger Conditions, as set forth in Section 6.12.6 (Merger Conditions). For further information on the Corio EGM and the Klépierre EGM, reference is made to Sections 6.15 (Extraordinary General Meeting of Corio) and 6.16 (Extraordinary General Meeting of Shareholders of Klépierre).

Withdrawal right for Shareholders

If the Corio EGM adopts the proposal to enter into the Merger, any Shareholder that voted against such proposal has the right to elect not to become a shareholder of Klépierre (the “Withdrawal Right”) and file a request for compensation with Corio (the “Withdrawal Application”) in accordance with Article 2:333h Paragraph 1 of the DCC (such shareholder being a “Withdrawing Shareholder”) within one month after the Corio EGM in which the proposal to enter into the Merger has been adopted. A Withdrawing Shareholder can only make use of the Withdrawal Right in respect of the Shares that such Shareholder (i) held at the record date of the Corio EGM and for which such Shareholder voted against the Merger and (ii) still holds at the time of submitting the Withdrawal Application. Upon the Merger taking effect, the Withdrawing Shareholder will not receive New Klépierre Shares. Instead, such Withdrawing Shareholder will receive a gross compensation (before any withholding taxes) in cash (the “Cash Compensation”) for the Shares for which it duly exercised his Withdrawal Right and such Shares shall cease to exist as a consequence of the Merger taking effect. Reference is made to Section 6.12.7 (Withdrawal right of Shareholders).

Implementation of the Merger

The implementation of the Merger shall only occur after Settlement has taken place, the other Merger Conditions as set out in Section 6.12.6 (Merger Conditions) have been satisfied or waived, and Klépierre has confirmed to Corio that the completion of the Merger should occur. The Merger will take effect at 23:59 hours CET on the latest of (i) 31 March 2015 and (ii) the day on which the clerk of the Commercial Court of Paris or the notary appointed by Klépierre has issued the legal certificate (attestation de légalité) certifying the legal effectiveness of the Merger (the “Merger Date”).

6.12.4	Merger Consideration

The exchange ratio to be applied in the Merger (the “Merger Exchange Ratio”) shall be equal to the Exchange Ratio. As a result thereof, upon the Merger taking effect, by virtue of such Merger and without any further action on the part of Klépierre or any Shareholder, the Shareholders will receive 1.14 (one and fourteen hundredths) New Klépierre Share for each Share that they hold.

6.12.5	Description and consequences of the Merger

Upon the Merger taking effect, (i) Corio as disappearing entity (verdwijnende vennootschap) will merge into Klépierre as acquiring entity (verkrijgende vennootschap), (ii) in accordance with the Merger Exchange Ratio, each Shareholder, other than the Withdrawing Shareholders, will receive by operation of law 1.14 (one and fourteen hundredths) Klépierre Share for each Share held by such Shareholder immediately prior to the Merger taking effect, (iii) Klépierre will have acquired all assets and liabilities of Corio, including the rights and obligations pursuant to the Merger Protocol, by operation of law, and (iv) Corio will have ceased to exist and as a result thereof be delisted from Euronext Amsterdam.

The structure chart below highlights the structure of Klépierre and Corio immediately before and immediately after the Merger (taking into account that Settlement of the Offer has already taken place):

Any trades in the Shares that are made in the two Business Days preceding the Merger Date will, as a result of the Merger taking effect and the Shares ceasing to exist prior to the settlement of such trades, be settled after the Merger Date by the delivery of New Klépierre Shares issued and allotted in the Merger, whereby the provisions of Section 5.2.2 (Fractional Entitlements) under “Fractional Entitlements for holders of Shares through Intermediaries” will apply.

Only whole New Klépierre Shares will be issued and allotted in connection with the Merger and Klépierre will deliver only whole New Klépierre Shares to Shareholders. If as a result of the application of the Merger Exchange Ratio, a Shareholder is entitled to a Fractional Entitlement, the following will apply:

Fractional Entitlements for holders of Shares through Intermediaries

Intermediaries that receive Klépierre Shares pursuant to the Merger on behalf of their clients will either round down fractional entitlements to Klépierre Shares (and remit cash in lieu of fractional entitlements) or round up fractional entitlements to Klépierre Shares (subject to receipt of the requisite funds from the clients), in each case in accordance with the usual practice of the Intermediaries.

The aggregate Fractional Entitlements resulting from the rounding down of Fractional Entitlements are expected to be netted against the aggregate Fractional Entitlement that are required for the rounding up of Fractional Entitlement by each Admitted Institution through which Shareholders hold their Shares.

The price in euro at which Fractional Entitlements are disposed (in case of rounding down) or acquired (in case of rounding up) will be based on the average price at which the Intermediary either purchases or sells Klépierre Shares representing such net aggregate Fractional Entitlements on Euronext Paris or Euronext Amsterdam, as such price is established by the relevant Intermediary in accordance with its applicable policies and practice. Shareholders will receive cash in euro for their Fractional Entitlements from the Intermediary in the event of an election to round down to a whole New Klépierre Share and will be debited the purchase price by such Intermediary for the Fractional Entitlement acquired in the event of an election to round up a whole Klépierre Share.

Fractional Entitlements for Registered Holders

Registered Holders with a Fractional Entitlement will be entitled to receive a pro rata cash payment from Klépierre. Such cash payment will be equal to a proportionate part of the average price per Klépierre Exit Share as realised by the Trustee in the Trustee Sale Procedure, as further described in Section 6.12.7 (Withdrawal right of Shareholders). To the extent no Trustee Sale Procedure will take place (i.e. if none of the Shareholders exercises its Withdrawal Right), such cash payment will be equal to a proportionate part of the volume weighted average price of the Klépierre shares on Euronext Paris over the last five (5) trading days prior to the Merger Date.

Registered Holders with a Fractional Entitlement will receive their cash compensation (net of related fees and expenses, such as brokerage fees) within ten (10) Business Days after the Merger Date at the latest, provided that they have specified a bank account to which such cash proceeds can be transferred. No interest will be payable on the net cash proceeds payable to the relevant Registered Holders.

The French tax authorities confirmed on 20 October 2014 that the Merger, should it take place, could be implemented under the French tax neutrality regime (in accordance with Article 210 A and Article 208 C bis of the French tax code (the “FTC”)) while preserving the benefit of the SIIC regime to which Klépierre and Corio are currently subject.

As to the tax consequences of the Merger for the holders of Shares at the time of the Merger reference is made to Section 10 (Tax aspects of the Offer and the Merger).

6.12.6	Merger Conditions

If the Merger is approved by the Corio EGM and the Klépierre EGM, the completion of the Merger will remain subject to the satisfaction or waiver of the following Merger Conditions:

(a)	the aggregate number of Shares for which a Withdrawal Application has been made shall represent less than 5% of the issued share capital of Corio at the expiry of the Withdrawal Period;

(b)	all mandatory competition approvals or, as applicable, statements of no objections, of domestic and/or international authorities required in connection with the Offer and the intended change of control have been obtained and/or any applicable waiting period (and any extension thereof) in connection with the Offer has terminated or expired, in any event allowing Klépierre, as surviving entity, to merge with Corio, as disappearing entity;

(c)	the Corio EGM having adopted the Combined Corio Merger Resolutions with at least a 66.67% majority of the votes cast;

(d)	the Corio EGM having adopted the Appointment Resolution;

(e)	the Klépierre EGM having adopted the Klépierre Merger Resolutions;

(f)	the Klépierre EGM having adopted the Klépierre Appointment Resolution;

(g)	Corio not having breached the terms of the Merger Protocol to the extent that any such breach (i) has or could reasonably be expected to have material adverse consequences for Corio, Klépierre or the Offer; and (ii) is incapable of being remedied within ten (10) Business Days after receipt by Corio of a written notice from Klépierre (or, if earlier, before the Last Day of Acceptance Period) or has not been remedied by Corio within ten (10) Business Days after receipt by Corio of a written notice from Klépierre (or, if earlier, before the Last Day of Acceptance Period);

(h)	Klépierre not having breached the terms of the Merger Protocol to the extent that any such breach (i) has or could reasonably be expected to have material adverse consequences for Corio, Klépierre, or the Offer; and (ii) is incapable of being remedied within ten (10) Business Days after receipt by Klépierre of a written notice from Corio (or, if earlier, before the Last Day of Acceptance Period) or has not been remedied by Klépierre within ten (10) Business Days after receipt by Klépierre of a written notice from Corio (or, if earlier, before the Last Day of Acceptance Period);

(i)	the irrevocable undertaking as referred to in Section 6.10.1 (APG’s Irrevocable) not having been materially breached by APG;

(j)	the irrevocable undertakings as referred to in Section 6.10.2 (SPG and BNP Group Irrevocables) not having been materially breached by SPG or BNP Group;

(k)	no Material Adverse Effect relating to Corio having occurred;

(l)	no public announcement having been made of (i) a mandatory offer pursuant to Article 5:70 Wft, by an offeror other than Klépierre in accordance with the Applicable Rules and (ii) a Potential Competing Offer, in each case unless Corio has indicated within eight (8) Business Days after the public announcement thereof that such announcement will not result in either of the Corio Boards revoking, modifying, amending or qualifying the Recommendation;

(m)	no member of the Corio Boards (nor for the avoidance of doubt the Corio Boards) having revoked, modified, amended or qualified the Corio Recommendation;

(n)	neither of the Klépierre Boards having revoked, modified, amended or qualified the Klépierre Recommendation or having failed to publicly reaffirm their recommendation in case one or more members of the Klépierre Boards revokes, modifies or qualifies the Klépierre Recommendation;

(o)	the supplement to the Prospectus, if any, having been approved by the AMF and the AFM and ESMA having been notified by the AMF in accordance with Article 5:11 Wft that the AMF has approved the supplement to the Prospectus (if any);

(p)	Euronext Amsterdam having granted, and not having revoked, its approval of the request for listing of Klépierre Shares, including the new Klépierre Shares, on Euronext Amsterdam as per the Settlement Date;

(q)	Euronext Paris having granted, and not having revoked, its approval of the request for listing of the New Klépierre Shares on Euronext Paris as per the Settlement Date;

(r)	on or prior to the Merger Date, trading in the Klépierre Shares on Euronext Paris not having been suspended or ended as a result of a listing measure taken by Euronext Paris in accordance with Article 6901/2 or any other relevant provision of the Euronext Rulebook I (Harmonised Rules);

(s)	on or prior to the Merger Date, trading in the Shares on Euronext Amsterdam not having been suspended or ended as a result of a listing measure (noteringsmaatregel) taken by Euronext Amsterdam in accordance with Article 6901/2 or any other relevant provision of the Euronext Rulebook I (Harmonised Rules);

(t)	no order, stay, judgment or decree having been issued by any court, arbitral tribunal, government, governmental authority or other regulatory or administrative authority that remains in force and effect, and no statute, rule, regulation, governmental order or injunction having been enacted, which in any such case prohibits the implementing and effectuating of the Merger in accordance with the Merger Protocol in any material respect;

(u)	if the AFM has taken the position that Klépierre is required to hold an AIFM Licence as a result of the Merger, Klépierre having obtained such AIFM Licence;

(v)	if the AFM has taken the position that Corio is required to hold an AIFM Licence as a result of the Merger, the AFM not having objected to Klépierre’s proposed qualified holding (gekwalificeerde deelneming) in Corio following the Offer;

(w)	Klépierre and Corio having obtained a tax ruling from the French tax authorities in order to ensure that the Merger could be implemented under the regime set out under Article 210 A of the FTC by virtue of the provisions of Article 208 C bis of the FTC; and

(x)	the Offer having been declared unconditional and Settlement having taken place.

Non-satisfaction and waiver of the Merger Conditions

The Merger Conditions set out above, may be waived either by Klépierre, by Corio, by Klépierre and Corio jointly, or may not be waived, as indicated in the matrix below.

Merger Condition	Right to waive
	Klépierre	Corio	Jointly	None
(a) (Number of Shares withdrawn)	X
(b) (Competition clearances)				X
(c) (Adoption Combined Corio Merger Resolutions)				X
(d) (Adoption Corio Appointment Resolution)	X
(e) (Adoption issuance Klépierre Shares resolutions)	X
(f) (Adoption appointment Klépierre supervisory board members resolution)		X
(g) (No breach Corio)	X
(h) (No breach Klépierre)		X
(i) (No breach APG irrevocable)	X
(j) (No breach SPG or BNP Group irrevocables)		X
(k) (No Material Adverse Effect)	X
(l) (No Potential Competing Offer or mandatory offer)	X
(m) (No revocation Corio Recommendation)	X
(n) (No revocation Klépierre Recommendation)		X
(o) (Approval supplement to Prospectus)				X
(p) (Listing Euronext Amsterdam)		X
(q) (Listing Euronext Paris)				X
(r) (Listing measure Klépierre Shares)			X
(s) (Listing measure Shares)			X
(t) (No order, stay, judgment or decree)				X
(u) (AIFM Licence)				X
(v) (No AFM objection to Klépierre’s proposed qualified holding)				X
(w) (Tax)			X
(x) (Offer unconditional and Settlement)				X

Other conditions to the Merger

In addition to the Merger Conditions, the Merger shall not be implemented other than after:

(i)	Klépierre having confirmed to Corio that the completion of the Merger shall occur;

(ii)	no event, change, circumstance, discovery, announcement, occurrence, effect or state of facts having occurred that, individually or in the aggregate, leads or would reasonably be expected to lead the Final Net Asset Value to be lower than the Provisional Net Asset Value;

(iii)	a declaration shall have been received from the local district court in Utrecht, the Netherlands, that no creditor has opposed to the Merger pursuant to Section 2:316 of the DCC or, in case of any opposition pursuant to Section 2:316 of the DCC, a declaration that such opposition was withdrawn or discharged;

(iv)	a declaration shall have been received from the clerk of the Commercial Court of Paris (Greffe du Tribunal de Commerce de Paris), that no creditor has opposed to the Merger pursuant to section L.236-14 of the French commercial code or, in case of any opposition pursuant to section L.236-14 of the French commercial code, a declaration that such opposition was withdrawn or discharged;

(v)	issuance by a Dutch civil law notary selected by Corio of the pre-merger compliance certificate and delivery thereof to Corio for communication to the French civil law notary that will execute the deed of Merger, such certificate being the pre-merger scrutiny certificate pursuant to the EU Directive 2005/56/EC of the European Parliament and Council of October 26, 2005 on cross-border mergers of limited liability companies; and

(vi)	issuance by the clerk of the Commercial Court of Paris (Greffe du Tribunal de Commerce de Paris) of the pre-merger compliance certificate (attestation de conformité) to Klépierre for communication to the French civil law notary, that will execute the deed of Merger, such certificate being the pre-merger scrutiny certificate pursuant to the EU Directive 2005/56/EC of the European Parliament and Council of October 26, 2005 on cross-border mergers of limited liability companies.

The conditions set forth in paragraph (ii) or (iv) above are for the sole benefit of Klépierre and may be waived at any time by Klépierre by written notice to Corio.

6.12.7	Withdrawal right of Shareholders

Scope of the Withdrawal Right

The Withdrawal Right only applies to Shareholders that voted against the proposal to enter into the Merger at the Corio EGM and the relevant Shareholder can only make use of the Withdrawal Right for the Shares that such Shareholder (i) held at the record date for the Corio EGM and for which such Shareholder voted against the Merger and (ii) still holds at the time of the Withdrawal Application (the “Exit Shares”). A Shareholder who has voted in favour of the proposal to enter into the Merger at the Corio EGM, abstained from voting, or was not present or represented at the Corio EGM, does not have a Withdrawal Right. The procedure for the exercise of the Withdrawal Right is further described in the Merger Terms.

Consequences for Withdrawing Shareholders

In order to qualify as a Withdrawing Shareholder, a Shareholder will have to submit its Withdrawal Application to Corio in writing within one month after the Corio EGM has approved the Merger (starting on the day after the Corio EGM, the “Withdrawal Period”). A Withdrawing Shareholder may cancel its Withdrawal Application only during the Withdrawal Period. After the Withdrawal Period a Withdrawal Application shall be irrevocable and a Withdrawing Shareholder shall no longer be able to cancel its Withdrawal Application. As a consequence of the Merger, the Exit Shares will cease to exist as of the moment of entry into effect of the Merger, and the Withdrawing Shareholder will receive the Cash Compensation for its Exit Shares.

Cash Compensation and Trustee sale procedure

Pursuant to Article 2:333h of the DCC, Withdrawing Shareholders are entitled to receive Cash Compensation for their Exit Shares. In accordance with the Merger Proposal, the Cash Compensation per Exit Share to be received by a Withdrawing Shareholder will be determined in accordance with the following formula (the “Formula”):

The Cash Compensation per Exit Share will be equal to the aggregate amount of (i) the proceeds realised by a bona fide third party trustee appointed by Klépierre and Corio (the “Trustee”) as a result of the sale of the Klépierre Exit Shares (as defined below) during the period between the expiry of the Withdrawal Period and the Merger Date, and (ii) any other economic benefits realised or received by the Trustee as a result of the Trustee holding the Klépierre Exit Shares, including, but not limited to, any dividends or any other distributions received by the Trustee in respect of any Klépierre Exit Shares held by it (such activities by the Trustee, the “Trustee Sale Procedure”), divided by the total number of Exit Shares.

All costs and expenses (not including withholding taxes and other levies that must be applied by law) relating to the realization and determination of the Cash Compensation will be borne by Klépierre and such costs and expenses will not be deducted in any manner from the Cash Compensation. The Cash Compensation will in principle be subject to 15% Dutch dividend withholding tax, if and to the extent the Cash Compensation exceeds the average capital per Corio share concerned as determined under Dutch dividend tax principles, and will be borne by the shareholder that exercises its Withdrawal Right. Reference is made to paragraph 8.1.3 of the Merger Proposal.

After the expiry of the Withdrawal Period, Klépierre and Corio will jointly determine the number of Withdrawing Shareholders and the aggregate number of Exit Shares on the basis of the received Withdrawal Applications. In order to determine the Cash Compensation for the Withdrawing Shareholders, the Trustee will acquire, either through a securities lending arrangement or otherwise, within ten (10) Business Days after the expiry of the Withdrawal Period such number of fully paid-up New Klépierre Shares as corresponds to the aggregate number of Exit Shares multiplied by the Merger Exchange Ratio, rounded up to a whole number (the “Klépierre Exit Shares”). The Trustee will sell the Klépierre Exit Shares during the period between the end of the Withdrawal Period and the Merger Date. Such sale will take place by means of an orderly sale procedure whereby the Klépierre Exit Shares may be sold on Euronext Paris, Euronext Amsterdam or any multilateral trading facility, or, in the event so required as to ensure an orderly sale procedure, by means of a private placement or other alternative sale arrangement that in the view of the Trustee shall be required to realize the highest price for the Klépierre Exit Shares.

Following the sale of the Klépierre Exit Shares by the Trustee, and prior to the effectuation of the Merger, the Cash Compensation per Exit Share will be determined by the Klépierre Boards and Corio Boards in accordance with the provisions of the Merger Proposal by dividing the proceeds realised by the Trustee as a result of the Trustee Sale Procedure by the total number of Exit Shares as described in more detail in the preceding paragraph (the “Final Cash Compensation”).

As a result of the procedure described above, prior to the implementation of the Merger it shall be clear to each Withdrawing Shareholder what the exact Cash Compensation per Exit Share shall be. Klépierre will assume Corio’s obligation to pay the Cash Compensation to the Withdrawing Shareholders and will pay such Cash Compensation to the Withdrawing Shareholders within ten (10) Business Days following the Merger Date, net of any Dutch dividend withholding tax that is required to be withheld by law.

The Trustee

Klépierre and Corio have appointed Oddo Corporate Finance to act as the Trustee in connection with the determination of the Cash Compensation payable to the Withdrawing Shareholders and the procedure described above under “Cash Compensation”. The Trustee is independent in the performance of its professional services as the Trustee and will operate independently from Klépierre and Corio.

Klépierre and Corio will enter into an agreement with the Trustee setting out in detail the tasks and activities to be undertaken by the Trustee. Such agreement will be further described in the Merger Terms. All costs and expenses of the Trustee will be borne by Klépierre; the Trustee will not charge any costs or expenses to Shareholders.

The main task of the Trustee will be to sell the Klépierre Exit Shares during a period between the end of the Withdrawal Period and the Merger Date. The Trustee will use reasonable best efforts to realise the highest price for the Klépierre Exit Shares reasonably possible, whilst duly observing an orderly sale procedure.

The orderly sale procedure for the Klépierre Exit Shares and the other procedures to be followed by the Trustee will be further described in the Merger Terms. After the Trustee has sold the Klépierre Exit Shares, it will make available for inspection by the Withdrawing Shareholders all the trades and transactions the Trustee entered into to realize the sale of the Klépierre Exit Shares.

Amendment to the Corio Articles of Association

As part of the Merger Proposal and as part of the convocation of the Corio EGM, Corio will publish a draft amendment to the Corio Articles of Association (the “Pre-Merger Amendment”) which will provide for the inclusion of the Formula, being a formula as referred to in Article 2:333h Paragraph 2 last sentence of the DCC, in the Corio Articles of Association. At the Corio EGM, the proposal to adopt the Pre-Merger Amendment shall be resolved upon by the Shareholders, and such Pre-Merger Amendment shall be implemented, prior to the proposal to approve the Merger.

6.13	Other Post-Closing Restructuring Measures and consequences of the Offer

Without prejudice to Sections 6.12 (Merger) and 6.13.1 (Statutory squeeze-out proceedings), Klépierre may effect or cause to effect any restructuring of the Corio Group for the purpose of achieving an optimal operational, legal, financial or fiscal structure in accordance with the Merger Rules and Dutch law in general, some of which may have the effect of diluting the interest of any remaining Shareholders (“Post-Closing Restructuring Measures”), including:

(a)	a subsequent public offer for any Shares held by minority Shareholders;

(b)	a statutory domestic (bilateral or triangular) legal merger (juridische (driehoeks-) fusie) in accordance with Article 2:309 et seq DCC between Corio, Klépierre or one or more members of Klépierre’s group;

(c)	a statutory legal demerger (juridische splitsing) of Corio in accordance with Article 2:334a et seq DCC;

(d)	a contribution of cash or assets by Klépierre or any of its Subsidiaries to any member of the Corio Group in exchange for ordinary shares or preference shares in Corio’s share capital, in which case the pre-emptive rights (voorkeursrechten), if any, of minority Shareholders may be excluded;

(e)	a distribution of proceeds, cash or assets to the Shareholders;

(f)	a sale and transfer of assets and liabilities by Klépierre or any of its Subsidiaries to any member of the Corio Group, or a sale and transfer of assets and liabilities by any member of the Corio Group to Klépierre or any of its Subsidiaries;

(g)	the conversion of Corio into a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid);

(h)	any transaction, including a sale and/or transfer of any material asset, between Corio and its Subsidiaries or between Klépierre and Corio or their respective Subsidiaries with the objective of utilising any carry forward tax losses available to Corio, Klépierre or any of their respective Subsidiaries;

(i)	any combination of the foregoing; or

(j)	any transactions, restructurings, share issues, procedures and/or proceedings in relation to Corio and/or one or more of its Subsidiaries required to effect the aforementioned objectives.

6.13.1	Statutory squeeze-out proceedings

If, following the Settlement Date and the Post Acceptance Period, Klépierre and its Subsidiaries hold 95% or more of the Shares (excluding any Shares then held by Corio), Klépierre may commence a compulsory acquisition procedure (uitkoopprocedure) in accordance with Article 2:92a or 2:201a or 2:359c of the DCC to buy out the holders of Shares that have not tendered their Shares under the Offer.

6.13.2	Proposed amendments to the Corio Articles of Association

At the Corio EGM, the Shareholders will be asked to vote for a resolution to amend the Corio Articles of Association in accordance with the draft Pre-Merger Amendment to the Corio Articles of Association, as incorporated by reference in Section 13 (Amendments to Corio Articles of Association). If the Pre-Merger Amendment is adopted by the General Meeting at the Corio EGM, the Pre-Merger Amendment will be immediately implemented during a suspension of the Corio EGM.

Subsequently, at the Corio EGM, the Shareholders will be asked to vote for a resolution to amend the Corio Articles of Association in accordance with the draft amendment to the Corio Articles of Association, as incorporated by reference in Section 13 (Amendments to Corio Articles of Association), relating to the governance structure of Corio after Settlement (the “Post-Settlement Amendment”). The Post-Settlement Amendment is subject to the condition that Klépierre declares the Offer unconditional (gestanddoening) and will have effect as of the Settlement Date.

6.13.3	Distributions

The Shareholders should be aware that after the Settlement Date, Corio’s dividend policy may be amended and may be aligned with the dividend policy of Klépierre, subject to compulsory FBI distribution obligations. Any Distribution made after the date of this Offer Memorandum will be deducted for the purpose of establishing the value per Share in any statutory merger, Squeeze-Out or other measure contemplated by Section 6.13 (Other Post-Closing Restructuring Measures and consequences of the Offer).

As stated in Section 5.2.3 (No distributions), between the date of the Offer Memorandum and the Settlement Date, Corio intends to distribute, before the Settlement Date, dividends to its Shareholders in order to comply with its obligations under the FBI regime for the 2014 financial year and the period going from 1 January 2015 until the Merger Date. As of this date, the amount of the estimated dividend to be distributed by Corio is 1.03 euro per Corio Share. This amount will be re-estimated and, if need be, adjusted, before distribution. In order to maintain an Exchange Ratio of 1.14 New Klépierre Shares for each Share, Klépierre will concurrently distribute to its shareholders, before the Settlement Date, an interim per share dividend with regards to the 2014 fiscal year corresponding to the per share dividend distributed by Corio divided by 1.14 (i.e. on the basis of the above estimated amount of 1.03 euro per Corio share, an interim dividend of 0.91 euro per Klépierre Share).

6.13.4	Tax treatment of Distributions

Klépierre and Corio can offer no assurances and have no responsibility with respect to the tax treatment of Shareholders with respect to any Distribution made by Klépierre, Corio or any successor entity to Klépierre or Corio, which may include dividends, interest, repayments of principal, repayments of capital and liquidation distributions and the Cash Compensation.

6.13.5	Liquidity and delisting

The purchase of Shares by Klépierre under the Offer, among other things, will reduce the number of Shareholders and the number of Shares that might otherwise be traded publicly. Subject to the Offer being declared unconditional (gestanddoening) and Klépierre having acquired 95% of the Shares, the listing of the Shares on Euronext Amsterdam will be terminated as soon as possible.

As soon as possible after completion of the Offer, Klépierre and Corio will seek to procure the delisting of the Shares from Euronext Amsterdam and the termination of the listing agreement between Corio and Euronext Amsterdam in relation to the listing of the Shares.

Furthermore, following the Settlement Date and subject to the terms and conditions of the Offer Memorandum, Klépierre has the right to initiate the Merger or any other Post-Closing Restructuring Measure, which could result in the termination of the listing of the Shares (including Shares not being tendered).

As a result, the size of the free float in Shares will be substantially reduced following completion of the Offer and trading volumes and liquidity of Shares will be adversely affected. Klépierre does not intend to set up a liquidity mechanism for the Shares that are not tendered following the Settlement Date.

6.14	Governance

6.14.1	Composition of the Corio Management Board

Subject to the adoption of the Appointment Resolutions referred to in Section 6.15.2(c), the Corio Management Board will be composed as follows as per the Settlement Date:

(a)	Jean-Marc Jestin and Bruno Valentin, being new members of the Corio Management Board to be appointed at the Corio EGM. Further reference is made to the Corio EGM Materials which set out more details on their appointment including their resume and background.

(b)	Frédéric Fontaine, being a current member of the Corio Management Board who will continue to serve on the Corio Management Board.

APG, Corio’s largest shareholder, has agreed to an irrevocable undertaking pursuant to which APG has committed, under the terms of the irrevocable, to vote in favour of, amongst others, the Corio Governance Resolutions at the Corio EGM, as further described in Section 6.15 (Extraordinary General Meeting of Corio). Further reference is made to Section 6.10.1 (APG’s Irrevocable).

As from the Settlement Date, Gerard Groener and Ben van der Klift will resign from their position as member of the Corio Management Board, and their employment agreements will terminate. Klépierre and Corio will procure that each resigning member of the Corio Management Board will be fully released from his duties as per the date of his resignation and that such member will be granted customary full and final discharge in respect of his position or duties as member of the Corio Management Board, provided that by the time of such resignation, no fraud, wilful misconduct or other criminal behaviour of such member has become apparent.

6.14.2	Composition of the Corio Supervisory Board

Subject to the adoption of the Appointment Resolutions referred to in Section 6.15.2(a), the Corio Supervisory Board will be composed as follows as per the Settlement Date:

(a)	Laurent Morel, Jean-Michel Gault and Marie-Thérèse Dimasi, being new members of the Corio Supervisory Board. Further reference is made to the Corio EGM Materials which set out more details on their appointment including their resume and background; and

(b)	Robert van der Meer and Roel van den Berg, being current members of the Corio Supervisory Board, qualifying as independent within the meaning of the Dutch Corporate Governance Code (the “Continuing Members”).

APG, Corio’s largest shareholder, has agreed to an irrevocable undertaking pursuant to which APG has committed, under the terms of the irrevocable, to vote in favour of, amongst others, the Corio Governance Resolutions at the Corio EGM, as further described in Section 6.15 (Extraordinary General Meeting of Corio). Further reference is made to Section 6.10.1 (APG’s Irrevocable).

The Corio Works Council has the right to nominate one (1) member of the Corio Supervisory Board and exercised this right by nominating Robert van der Meer as a member of the Corio Supervisory Board. The appointment of Robert van der Meer is subject to approval by the general meeting of Shareholders. The member of the Corio Supervisory Board nominated and appointed in accordance therewith will be deemed a Continuing Member himself or herself.

It is acknowledged and agreed that after the Settlement Date, persons who are employed by, or otherwise related to, the Klépierre Group may be appointed as members of the Corio Supervisory Board, provided that the Continuing Members (or after their replacement any other person who (i) qualifies as independent director within the meaning of the Dutch Corporate Governance Code and (ii) is reasonably acceptable to the other members of the Corio Supervisory Board) shall continue to serve on the Corio Supervisory Board subject to the terms and conditions of the Merger Protocol.

For the duration of the Non-Financial Covenants, the Corio Supervisory Board will have a number of committees in which the Continuing Members will be represented.

In their position as members of the Corio Supervisory Board, the Continuing Members shall monitor and protect the interests of Corio and all of its stakeholders, including in particular, monitoring compliance with the Non-Financial Covenants and, when transactions between Corio and a Klépierre Subsidiary are considered, including the fair treatment of the minority Shareholders of Corio (if any).

As from the Settlement Date, the Corio Supervisory Board members who are not Continuing Members will resign from their positions as members of the Corio Supervisory Board. Klépierre will procure that on the date of his resignation becoming effective each resigning member of the Corio Supervisory Board (i) is fully released from any duties in respect of his or her position as member of the Corio Supervisory Board as per the date of resignation and (ii) will be granted customary full and final discharge and release from any and all liabilities in respect of his position as (former) member of the Corio Supervisory Board, except with respect to claims for wilful misconduct, fraud or other criminal behaviour of such member.

6.14.3	Composition of the Klépierre Executive Board

Klépierre and Corio have agreed that immediately after the Settlement Date, the Klépierre Executive Board will consist of the following four (4) members:

(a)	David Armitage, who has been identified by Corio; and

(b)	Laurent Morel, Jean-Michel Gault and Jean-Marc Jestin, being three (3) current members of the Klépierre Executive Board.

6.14.4	Composition of the Klépierre Supervisory Board

Subject to the adoption of the Klépierre Resolution referred to in Section 6.16(c), immediately after the Settlement Date the Klépierre Supervisory Board will consist of the following ten (10) members:

(a)	Bertrand de Feydeau, Bertrand Jacquillat, Catherine Simoni and, Rose-Marie van Lerberghe, who are independent within the meaning of the AFEP-MEDEF Code;

(b)	David Simon, Steven E Fivel and François Kayat, who have been identified by SPG;

(c)	John Anthony Carrafiell, who has been identified by Corio;

(d)	Dominique Aubernon, who has been identified by BNP; and

(e)	Jeroen Drost, who has been identified by APG;

SPG and BNP Group, Klépierre’s largest shareholders, agreed to an irrevocable undertaking pursuant to which they have committed to vote in favour of the Klépierre Resolutions at the Klépierre EGM, as further described in Section 6.16 (Extraordinary General Meeting of Shareholders of Klépierre). Further reference is made to Section 6.10.2 (SPG and BNP Group Irrevocables).

6.14.5	Redundancy payments to members of the Corio Boards

The members of the Corio Supervisory Board who shall resign as per the Settlement Date do not receive any resignation payments in connection with the Offer.

The members of the Corio Management Board who will resign from their position as member of the Corio Management Board and of whom the employment agreements will terminate as per the Settlement Date will be entitled to a severance package, consistent with their respective employment agreements. Corio and Gerard Groener and Ben van der Klift have reached a mutual agreement that includes the following remuneration components:

(a)	Corio will provide a severance payment equal to one year fixed gross annual salary in accordance with the respective employment agreements in the amount of EUR 451,999.96 gross and EUR 311,999.95 gross, to be paid to Gerard Groener and Ben van der Klift, respectively, after tax and withholdings, on the Settlement Date;

(b)	Corio will provide a six months payment in lieu of notice consisting of an amount equal to six months fixed gross salary (including holiday pay) and six times the monthly pension contribution by Corio, being an amount of EUR 271,200 gross and EUR 187,200 gross, to be paid to Gerard Groener and Ben van der Klift, respectively, after tax and other withholdings, on the Settlement Date;

(c)	any outstanding phantom share awards under the rules of the Corio Performance Phantom Share Plan of the member of the Corio Management Board in respect of the years 2012, 2013 and 2014 will be settled in accordance with the settlement mechanism set out in Section 7.11 (Incentive policy);

(d)	the short term incentive bonuses for the financial year 2014 will be calculated in accordance with the existing rules, including the current remuneration policy of Corio, and on the basis of the pre-agreed targets. The Corio Supervisory Board may conduct a reasonableness test which can result in a target adjustment resulting in a downward or upward adjustment of the short term incentive bonus 2014 for the member of the Corio Management Board and may accordingly determine the actual short term incentive bonuses at its sole discretion. The short term incentive bonus will be paid out on the Settlement Date. The at-target short term incentive bonus amounts for the financial year 2014 would be EUR 180,800 gross for Gerard Groener and EUR 124,800 gross for Ben van der Klift;

(e)	no compensation for any outstanding vacation days as per the Settlement Date; and

(f)	Corio will at the end of the employment relationship act in accordance with the applicable laws and regulations in respect of the pension provisions.

6.15	Extraordinary General Meeting of Corio

6.15.1	Discuss Offer and Merger; Combined Corio Merger Resolutions

In accordance with Article 18, Paragraph 1 of the Decree, Corio convened an extraordinary general meeting (the “Corio EGM”) to discuss, amongst other matters, the Offer and the Merger. The Corio EGM shall be held at 15:00 CET on 8 December 2014 in Utrecht, the Netherlands.

At the Corio EGM, the Shareholders shall:

(a)	first be requested to resolve on the Pre-Merger Amendment; and

(b)	after adoption of that resolution referred to under (a) and immediate implementation of the Pre-Merger Amendment during a suspension of the Corio EGM, be requested to adopt the Merger Terms and approve the entering into the Merger on the terms set out in the Merger Protocol, including the Merger Conditions (the “Corio Merger Resolution”) and adopt or approve, as the case may be, all other resolutions required in order to resolve to enter into the Merger,

(the resolutions under (a) and (b) together, the “Combined Corio Merger Resolutions”).

As further set forth in Section 6.12 (Merger), the implementation of the Merger shall only take place after the Offer has been declared unconditional (gestanddoening) and Settlement has taken place.

6.15.2	Corio Governance Resolutions

At the Corio EGM, the Shareholders shall, subject to the Offer being declared unconditional (gestanddoening) and effective as per the Settlement Date, also be requested to:

(a)	appoint Laurent Morel, Jean-Michel Gault, Marie-Thérèse Dimasi as members of the Corio Supervisory Board;

(b)	accept the resignation of, and give discharge to, all resigning Corio Supervisory Board members;

(c)	appoint Jean-Marc Jestin and Bruno Valentin as members of the Corio Management Board member(s) (such proposed resolution together with the proposed resolution described under (a), the “Appointment Resolutions”);

(d)	accept the resignation of, and give discharge to, all resigning members of the Corio Management Board; and

(e)	resolve on the amendment of the Corio Articles of Association in accordance with the draft amendment to the Corio Articles of Association referred to in Section 13 (Amendments to Corio Articles of Association),

(such proposed resolutions, the “Corio Governance Resolutions”, and, if applicable, jointly with the Combined Corio Merger Resolutions, the “Corio Resolutions”).

6.16	Extraordinary General Meeting of Shareholders of Klépierre

Klépierre convened an extraordinary general meeting (the “Klépierre EGM”) to discuss, amongst other matters, the Offer and the Merger. The Klépierre EGM shall be held at 15:00 CET on 11 December 2014 in Paris, France.

At the Klépierre EGM, the Klépierre Shareholders shall be requested to vote:

(a)	for the increase of Klépierre’s authorised share capital and authorising the Klépierre Executive Board to increase Klépierre’s share capital through the issuance of the New Klépierre Shares at the Exchange Ratio and amendment of Klépierre’s Articles of Association in connection therewith, subject to the Offer being declared unconditional (gestanddoening) and effective prior to the Settlement Date;

(b)	to approve the Merger and all other resolutions required in order to effect the Merger (the “Klépierre Merger Resolutions”); and

(c)	for the appointment of John Anthony Carrafiell and Jeroen Drost as new members to the Klépierre Supervisory Board, subject to the Offer being declared unconditional (gestanddoening) and effective immediately after the Settlement Date (the “Klépierre Appointment Resolutions”),

(the resolutions under (a) through (c) together, the “Klépierre Resolutions”).

6.17	Non-Financial Covenants

6.17.1	Introduction

Klépierre and Corio have agreed in the Merger Protocol the following non-financial covenants as described and summarised in this Section 6.17 (the “Non-Financial Covenants”).

(a)	Governance

Klépierre and Corio have agreed on the governance structure and composition of the Corio Boards and Klépierre Boards as described in Section 6.14 (Governance).

(b)	Delisting

Klépierre shall procure that, as long as Corio remains listed on Euronext Amsterdam, Corio shall continue to comply with the Dutch Corporate Governance Code to the extent that it currently complies with the Dutch Corporate Governance Code, except for:

(i)	current and future deviations from the Dutch Corporate Governance Code in accordance with the “explain” requirement in respect of such deviations as set out on page 65 of Corio’s annual report over 2013; or

(ii)	deviations from the Dutch Corporate Governance Code that find their basis in the Merger Protocol (subject to explanation at such time, as may be required), it being understood that deviations from the best practices in respect of conflict of interest as described in the Dutch Corporate Governance Code shall not be permitted. Foreseeable future deviations include the independence of all members of the Supervisory Board, however, taking into account the specific arrangements in this respect between Klépierre and Corio in the Merger Protocol as further described in Sections 6.14.2 (Composition of the Corio Supervisory Board) and 6.17.3 (Duration of Non-Financial Covenants).

(c)	Strategy

Klépierre and Corio agree that the joint strategy underpinning the business rationale of the Transactions is as follows:

(i)	the combination of Klépierre and Corio will create one of the leading global retail property companies and the leading pure play retail property company in Europe;

(ii)	the combination of both companies will result in significant efficiency gains and in an enhanced product offering for the clients of both companies; and

(iii)	the combined company aims to create a very favourable working environment characterised by an international business culture and innovation, which offers career potential for employees of the Klépierre Group and the Corio Group as well as for the recruitment of new talents in the sector.

Klépierre and Corio have identified synergy benefits from the Transactions and an enhanced product offering for retailers, and have identified opportunities to optimize their combined pipeline by selecting secure and value creating projects. Further benefits of the Transactions include improved access to equity capital and funding in general, allowing Corio easier and faster growth.

Klépierre and Corio believe the Offer will enable Corio to:

(i)	accelerate the Corio Group’s growth in the Netherlands, Italy and Germany; and

(ii)	enhance career opportunities of employees of the Corio Group and Corio’s recruitment profile towards professionals.

The Offer will furthermore allow the Klépierre Group to:

(i)	realize their strategic objective to create one of the leading global retail property companies and the leading pure play retail property company in Europe;

(ii)	expand their market position in Italy and France and consolidate its pan-European retail platform with access to other European markets such as the Netherlands and Germany;

(iii)	capture cost and revenue synergies between the Klépierre Group and the Corio Group, driven by a focused Klépierre Executive Board, applying fair allocation principles.

Klépierre and Corio envisage that:

(i)	the combined business of Klépierre and Corio remains properly financed to safeguard the continuity of the business and the execution of the strategy;

(ii)	if required in light of the needs of the combined business of Klépierre and Corio, Klépierre shall obtain sufficient and adequate refinance commitments on Corio’s credit lines in accordance with the finance commitments shared with Corio;

(iii)	Klépierre’s targeted capital structure shall maximise capital efficiency of the consolidated balance sheet and the combined business of Klépierre and Corio shall strive for an investment grade rating.

(d)	Minority Shareholders

Klépierre shall procure that as long as there are minority shareholders in the Corio Group, no member of the Corio Group shall take any of the following actions:

(i)	agree to and enter into a related party transaction between such member and any member of the Klépierre Group which is not at arm’s length, or not approved by the Continuing Members; and

(ii)	take any other action which disproportionately prejudices the value of, or the rights relating to the minority’s shareholding.

(e)	Employees

Klépierre shall procure that:

(i)	the existing redundancy and other arrangements and social plans with the Works Council and relevant trade unions shall be respected and not changed;

(ii)	the existing employee consultation structure and advice and consent rights of employee representative bodies will be respected;

(iii)	subject to the Klépierre Group’s current and future review in the ordinary course of business, the existing rights, benefits and incentives of the employees of the Corio Group shall be respected, including existing rights, benefits and incentives under their individual employment agreements, collective labour agreements and social plans, and including existing rights and benefits under existing covenants made to the Corio Works Council, the Klépierre’s works council and trade unions;

(iv)	subject to the current and future review and amendments of the existing pension arrangements, the pension rights of current and former employees of the Corio Group shall be respected;

(v)	any corporate restructuring and any necessary redundancies in the context of the Transactions must be submitted to the Corio Works Council for advice or approval, if so required under Applicable Rules;

(vi)	subject to Applicable Rules, all positions with overlap between the Klépierre Group and the Corio Group will be selected based on fair allocation principles, such as “best person for the job” or any other business oriented objective principles without any discrimination on the basis of nationality or current employer; and

(vii)	it fosters a culture of excellence, where qualified employees are offered attractive training and national and international career progression based on available opportunities.

6.17.2	Post-Closing Measures

In the implementation of any Post-Closing Restructuring Measure, due consideration will be given to the requirements of Dutch and French laws, including the requirement to consider the interests of all stakeholders, including any minority Shareholders, relevant employee representative bodies information and/or consultation requirements in France and in the Netherlands, and the requirement for the members of the Corio Supervisory Board to form an independent view of the relevant matter. In this respect, the Corio Supervisory Board shall continue to have the right to engage, at the cost of Corio, its own financial and legal advisors.

If any proposed Post-Closing Restructuring Measure could reasonably be expected to lead to (i) a dilution of the shareholdings of the remaining minority Shareholders, other than pursuant to a rights issue or any other share issue where they have been offered a reasonable opportunity to subscribe pro rata to their then existing shareholding, or any rights or share issue to a third party not being a Subsidiary of a Party, or (ii) any other form of unequal treatment which could prejudice or negatively affect the value of the Shares held by the remaining minority shareholders or their reasonable interests, then the affirmative vote of at least one Continuing Member shall be required prior to the implementation of any such Post-Closing Restructuring Measure.

6.17.3	Duration of the Non-Financial Covenants

The Non-Financial Covenants set out in Section 6.17.1(d) (Minority Shareholders) will apply as long as third parties who are not Subsidiaries of Klépierre hold any Shares. All other Non-Financial Covenants will continue to apply until two (2) years after the Settlement Date.

6.17.4	Assignment by Corio

Klépierre and Corio have agreed that if and as soon as after the Settlement Date Corio ceases to exist as a result of the Merger, any other merger, dissolution, or otherwise, and only for a period of two (2) years after the Settlement Date, Corio’s rights and obligations in connection with the Non-Financial Covenants set out in this Section 6.17 (Non-Financial Covenants) will be assigned and transferred by operation of law to Corio Nederland B.V. and any reference to Corio in this Section 6.17 (Non-Financial Covenants) will be deemed to refer to Corio Nederland B.V., provided that the persons appointed to the Corio Management Board and the Corio Supervisory Board (if any) in accordance with Sections 6.14.1 and 6.14.2 are appointed as members of, and will replace the current members of, the management board and supervisory board of Corio Nederland B.V. respectively as Continuing Members. If Corio Nederland B.V. does not have a supervisory board at the time Corio ceases to exist, it shall install a supervisory board. Klépierre shall cause the relevant members of the Klépierre Executive Board and the Klépierre Supervisory Board—to the extent necessary—and of the management board of the relevant Subsidiary to execute and perform all such deeds, documents, assurances, acts and things and to exercise all powers and rights available to them, in whatever capacity, including the giving of all waivers and consents and the passing of all resolutions reasonably required to ensure that Klépierre and Corio and their representatives (if any) give effect to the provisions of this Section 6.17.4.

6.18	Exclusivity and Competing Offer

For the benefit of the Shareholders, a chart summarising the key elements of the exclusivity and competing offer arrangements agreed between Klépierre and Corio is set out below. A full description of these arrangements is included in Sections 6.18.1 through 6.18.4.

6.18.1	Exclusivity

Klépierre and Corio have agreed in the Merger Protocol that during the Exclusivity Period:

(a)	except as permitted pursuant to Sections 6.18.1, 6.18.2 and 6.18.3, Corio shall not, and shall ensure that none of its Subsidiaries, nor any of their respective directors, officers, employees, agents, advisors or representatives, including without limitation, the members of the Corio Boards, shall, directly or indirectly, approach, solicit, provide confidential information to or engage, initiate, enter into or continue discussions, negotiations or transactions with, or provide any non-public information relating to Corio or its business or assets or personnel to, or otherwise approach, solicit, encourage, induce or assist any third party with respect to a potential offer or proposal for a potential offer for all, or substantially all of the Shares or for all or substantially all of the businesses or assets and liabilities of Corio, any proposal involving the potential acquisition of a substantial interest in Corio, a legal merger or demerger involving Corio, a reverse takeover of Corio or a reorganisation or re-capitalisation of Corio or any other transaction that could result in a change of control (including through a spin-off) of Corio or all or substantially all of the businesses or assets and liabilities of Corio; and

(b)	Corio will notify Klépierre promptly (and in any event within twenty-four (24) hours) if any communication, invitation, approach or enquiry, or any request for information is received by Corio, any of its Subsidiaries or any of their respective directors, officers, employees, agents, advisors or representatives, from any third party in relation to an Alternative Proposal and will provide, to the extent such communication, invitation, proposal, enquiry or offer has been made in writing, a summary of the main terms and condition of such materials.

Notwithstanding the above, Corio is permitted to respond to a bona fide third party that makes an unsolicited, written and credible approach to Corio with the intention of making a Potential Competing Offer and to investigate such approach and enter into discussions or negotiations with such third party with respect to a potential offer or proposal for a potential offer for all, or substantially all of the Shares or for all or substantially all of the businesses or assets and liabilities of Corio, any proposal involving the potential acquisition of a substantial interest in Corio, a legal merger or demerger involving Corio, a reverse takeover of Corio or a reorganisation or re-capitalisation of Corio or any other transaction that could result in a change of control (including through a spin-off) of Corio or all or substantially all of the businesses or assets and liabilities of Corio subject to complying with the terms and conditions of Section 6.18.2 below (an “Alternative Proposal”).

6.18.2	Potential Competing Offer

A “Potential Competing Offer” is an unsolicited, credible and written proposal to make a (public) offer for all, or substantially all, of the Shares or for the whole or part of the businesses or assets and liabilities of Corio, any proposal involving the potential acquisition of a substantial interest in Corio, a legal merger or demerger involving Corio, a reverse takeover of Corio or a reorganisation or re-capitalisation of Corio or any other transaction that could result in a change of control of Corio or all, or substantially all, of the undertaking, business or assets and liabilities of the Corio Group, made by a party who, in the reasonable opinion of Corio (including the Corio Supervisory Board), is a bona fide third party and which proposal in the reasonable opinion of Corio (including the Corio Supervisory Board), having consulted its financial and legal advisors and considering, among others, level and character of consideration, certainty of execution (including certainty of financing and compliance with all antitrust and other regulatory laws), conditionality, integrity of the business and position of employees, could reasonably be expected to become a Competing Offer.

In the event a Potential Competing Offer is made, Klépierre and Corio agreed in the Merger Protocol that Corio shall be permitted to:

(a)	provide non-public information to the third party making the offer, but only if and to the extent (i) the information was requested by such third party on its own initiative, (ii) the information is reasonably required for such third party to conduct a due diligence investigation for the purpose of the proposed transaction, and (iii) such third party has entered into a confidentiality and standstill agreement with Corio, provided that Corio shall not provide more information to a third party than it has provided to Klépierre;

(b)	consider such Potential Competing Offer and engage in discussions or negotiations regarding such Potential Competing Offer; and

(c)	make any public announcements in relation to the Potential Competing Offer to the extent required by the Applicable Rules,

for a period of no longer than fifteen (15) Business Days following the receipt of a Potential Competing Offer (the Potential Competing Offer Period), provided that (i) Corio shall continue to cooperate with Klépierre in accordance with the terms of this Merger Protocol and (ii) under no circumstances shall Corio provide to a third party any non-public information that it has not provided to Klépierre.

Corio will promptly (and in any event within twenty-four (24) hours) notify Klépierre in writing if any Potential Competing Offer is received by Corio or any of its Subsidiaries or any of their respective directors, officers, employees, agents, advisors or representatives, from any third party, and provide full details to the extent available to it, and a full copy of such Potential Competing Offer, it being understood that, as a minimum, Corio shall notify Klépierre of the identity of the third party and its advisors, the proposed consideration, the conditions to (making) of the Potential Competing Offer and other key terms of such Potential Competing Offer (including, without limitation the financing terms and structure and the antitrust and other regulatory requirements that need to be complied with), so as to enable Klépierre to consider its position in light of such Potential Competing Offer and to assess the (possible) effects of such Potential Competing Offer on the Offer and the Offer’s chances of success. Furthermore, Corio shall keep Klépierre informed of any material developments in relation to such Potential Competing Offer.

Before the end of the Potential Competing Offer Period, Corio must give written notice to Klépierre that either:

(a)	by then the Potential Competing Offer has evolved or led to a Competing Offer, in which case Corio shall take the steps set out in Section 6.18.3; or

(b)

the Potential Competing Offer did not evolve or lead to a Competing Offer, in which case Corio must immediately confirm to Klépierre upon its request that the Corio Boards continue to support and recommend the Offer as contemplated in this Merger Protocol, that Corio has discontinued considering such Potential Competing Offer and that it has terminated any discussions and negotiations regarding that Potential Competing Offer and any Alternative Proposal from such third party, it being understood that these confirmations by Corio shall be made public if the relevant Potential Competing Offer or Alternative Proposal has also been communicated in public.

6.18.3	Competing Offer

A Potential Competing Offer will be a “Competing Offer” if it qualifies as a Potential Competing Offer and:

(a)	it is launched, or is binding on the offering party concerned in the sense that such offering party has (i) committed itself under customary conditions to Corio to launch a Competing Offer within eight (8) weeks subsequent to the announcement under (ii), and (ii) has publicly announced its intention to launch a Competing Offer, which announcement includes the proposed price per Share and the relevant conditions precedent in relation to such offer and the commencement thereof;

(b)	the consideration offered per Share, if fully in cash, is valued at an amount exceeding the Implied Offer Consideration by 3% (three per cent) or more, or, if fully in publicly traded equity securities, the cash equivalent of the consideration under the Competing Offer at the time of announcement of the Competing Offer, which is determined on the basis of the preceding ten (10) trading day volume weighed average price of the relevant listed securities (the “Implied Competing Offer Consideration”) exceeds the Implied Offer Consideration by 6% (six per cent) or more, it being understood that in case of a mixed cash / non-cash offer, such premiums will apply in respect of the cash element and the non-cash element respectively. To the extent that the Potential Competing Offer is an offer for all or substantially all of the assets of Corio, or is an intention to enter into, a transaction, whether through a legal merger, spin-off, asset sale, offer to purchase or otherwise, that may result in a change of control over all or substantially all of the assets of the Corio Group, the calculation shall be made on the basis of the net proceeds to be distributed to the Shareholders resulting from such a transaction calculated on a per Share basis;

(c)	it is determined by the Corio Boards to be otherwise substantially more beneficial to Corio and its stakeholders than the Offer as contemplated in this Merger Protocol, specifically taking into account the identity and track record of such third party, the consideration to be received by shareholders, the likelihood of completion, the future plans of such party with respect to Corio and its strategy, management, employees and other stakeholders, the other terms and conditions of the Potential Competing Offer and the interests of all stakeholders of Corio; and

(d)	Corio has promptly (and in any event within twenty four (24) hours) notified Klépierre in writing and provided full details, to the extent available to it, of such offer.

6.18.4	Matching Right

In the event of a Competing Offer, the following shall apply:

(a)	Corio shall promptly (and in any event within twenty four (24) hours) notify Klépierre and shall provide reasonable details on the Competing Offer to Klépierre, it being understood that, as a minimum, Corio shall notify Klépierre of the identity of the third party and its advisors, the proposed consideration, the conditions to (making of) the Competing Offer and other key terms of such Competing Offer (including, without limitation the financing terms and structure and the antitrust and other regulatory requirements that need to be complied with), so as to enable Klépierre to consider its position in light of such Competing Offer and to assess the (possible) effects of such Competing Offer (the “Competing Offer Notice”);

(b)	Corio shall keep Klépierre informed of any material developments in relation to such Competing Offer;

(c)	Klépierre shall have a period of eight (8) Business Days following the Competing Offer Notice to decide whether or not it wants to revise its Offer and/or match the Competing Offer (the “Matching Right”);

(d)	if Klépierre exercises its Matching Right within the period of eight (8) Business Days referred to in (c) and its revised Offer is determined by the Corio Boards, having consulted their financial and legal advisors and acting in good faith and observing their obligations under Dutch law, to be at least equally beneficial to Corio and its stakeholders as the Competing Offer (a “Matching Revised Offer”), Corio shall not be entitled to accept the Competing Offer and/or to terminate the Merger Protocol, except if permitted by this Section 6.14 (Governance) in respect of any consecutive Competing Offer and Klépierre may require the Corio Boards to reaffirm their recommendation of the Offer; and

(e)	if Klépierre has not made a Matching Revised Offer or if Klépierre has informed Corio that it does not wish to exercise its Matching Right, Corio shall be entitled to accept the Competing Offer and the Corio Boards shall have the right, but shall not be obliged, to withdraw or, as applicable, modify the Recommendation and the Position Statement. Each of Klépierre and Corio shall them be entitled, but shall not be obliged, to terminate the Merger Protocol in accordance with Section 6.19 (Termination and Termination Fees).

If Klépierre has matched any Competing Offer in accordance with Section 6.18.4(c), the consideration per Share of any other, consecutive or amended offer made by any bona fide third party for all of the outstanding Shares or all or substantially all of the assets of Corio or a merger of Corio (a “Subsequent Higher Offer”) must exceed the most recently offered consideration per Share in the Matching Revised Offer by at least the same thresholds as referred to in Section 6.18.3(b), in order for any such Subsequent Higher Offer to qualify as a Competing Offer for the purpose of the Merger Protocol.

This Section 6.14 (Governance) (including but not limited to the Matching Right) applies mutatis mutandis to any Subsequent Higher Offer constituting a Competing Offer.

6.19	Termination and Termination Fees

6.19.1	Termination

The Merger Protocol and the rights and obligations thereunder may be terminated:

(a)	if Klépierre and Corio so agree in writing;

(b)	by notice in writing given by any of Corio or Klépierre (the “Terminating Party”) to the other party if (i) any of the Offer Conditions or Merger Conditions, as the case may be, has not been satisfied, or waived by the relevant party, in accordance with the Merger Protocol by the Long Stop Date, and (ii) the non-satisfaction of the relevant Offer Condition(s) or Merger Condition(s), as the case may be, is not due to a breach by the Terminating Party of any of its obligations under this Merger Protocol or any agreement resulting from it;

(c)	by notice in writing given by the Terminating Party to the other party in case of the other party having breached the terms of the Merger Protocol to the extent that any such breach has or could reasonably be expected to have material adverse consequences for the Terminating Party or the Offer; and is incapable of being remedied within ten (10) Business Days in accordance with the Merger Protocol;

(d)	by notice in writing given by Klépierre to Corio in case of a breach by APG of its irrevocable undertakings referred to Section 6.10.1 (APG’s Irrevocable) to the extent that any such breach has or could reasonably be expected to have material adverse consequences for Klépierre or the Offer; and is incapable of being remedied within ten (10) Business Days in accordance with the Merger Protocol

(e)	by notice in writing given by Corio to Klépierre in case of a breach by either SPG or BNP Group of their respective irrevocable undertakings referred to in Section 6.10.2 (SPG and BNP Group Irrevocables) to the extent that any such breach has or could reasonably be expected to have material adverse consequences for Corio or the Offer; and is incapable of being remedied within ten (10) Business Days in accordance with the Merger Protocol

(f)	by notice in writing by either Corio or Klépierre to the other party if Section 6.18.4(e) (Klépierre does not exercise its Matching Right) applies; or

(g)	by notice in writing by Corio to Klépierre if there is a depreciation in value of the Klépierre Shares which constitutes a Klépierre Stock Event.

Any termination in accordance with the Merger Protocol shall not take effect until the expiry of ten (10) Business Days following receipt of the written termination notice by the non-terminating party.

6.19.2	Termination Fee

To induce Klépierre to enter into the Merger Protocol and to compensate Klépierre for damages it has incurred and will continue to incur in connection with the Transactions, Corio has agreed in the Merger Protocol to pay to Klépierre a termination fee of EUR 36.1 million in cash (the “Termination Fee”), immediately upon first written request thereto from Klépierre and without defences or set-off of any kind if the Merger Protocol is terminated:

(a)	by Klépierre as Terminating Party as described in Section 6.19.1(c); or

(b)	by Klépierre or Corio as Terminating Party pursuant to 6.19.1(f).

Corio will however have no liability to Klépierre in the paragraphs above if Klépierre terminates the Merger Protocol because the Corio Boards have revoked, modified, amended or qualified the Corio Recommendation in accordance with Section 6.7 (Decision-making by the Corio Boards and Corio Recommendation) as a result of the occurrence of a Klépierre Stock Event, and the Corio Boards have served a written notice on Klépierre of the revocation, modification, amendment or qualification of the Corio Recommendation as a result of the occurrence of a Klépierre Stock Event.

6.19.3	Reverse Termination Fee

To induce Corio to enter into the Merger Protocol and to compensate Corio for damages it has incurred and will continue to incur in connection with the Transactions, Klépierre has agreed in the Merger Protocol to pay to Corio a termination fee of EUR 36.1 million in cash (the “Reverse Termination Fee”) if the Merger Protocol is terminated by Corio as Terminating Party pursuant to Section 6.19.1(c).

Except as set out in Sections 6.19.2(a) and the preceding paragraph, no party may claim any damages or losses in excess of the termination fees as set out in this Section 6.19.3, save in respect of accrued rights and/or liabilities arising from the prior breach of the Merger Protocol. The provisions of Section 6:92 Paragraphs 1 and 3 of the DCC shall, to the maximum extent possible, not apply. Klépierre and Corio hereby waive any (potential) right it might have to request mitigation of its liability under Sections 6.19.2 and 6.19.3 in any manner (in legal proceedings or otherwise).

6.20	Tax status of the combined entity

Klépierre and Corio intend to preserve their current tax status after the completion of the Offer. Currently, Corio qualifies as an FBI under the favourable FBI regime applicable to such institutions in the Netherlands (reference is made to Section 7.12 (Tax status of Corio) for a description of the FBI regime). In addition, Corio elected to be treated under the SIIC regime applicable to listed property investment companies in France with respect to its French subsidiaries (reference is made to Section 8.10 (Tax status of Klépierre) for a description of the SIIC regime). The French tax authorities confirmed on 20 October 2014 that the Offer will not have any impact on the SIIC status of Corio and will not make Corio liable to any complementary tax payment in respect of its SIIC status.

Klépierre and Corio have confirmed with the relevant Dutch authorities that Corio and its relevant Dutch subsidiaries can maintain the FBI status while Klépierre will work towards becoming a qualifying shareholder for purposes of the FBI regime. In order to become such a qualifying shareholder, Klépierre must meet all conditions to qualify as an FBI itself, including, but not limited to, meeting the annual distribution requirement, being only engaged in qualifying activities and satisfying the shareholder conditions. Within this “grace period” granted by the Dutch authorities, it is necessary for Klépierre to take appropriate measures so that it will qualify as an FBI. Reference is made to Section 7.12 (Tax status of Corio) for a description of the FBI regime.

As of the moment that Klépierre shall meet all FBI requirements, Corio will meet the shareholder conditions of the FBI regime. If the Offer is completed but Klépierre does not meet all conditions to qualify as an FBI in accordance with what has been agreed with the Dutch authorities, Corio and its relevant Dutch subsidiaries will no longer qualify as an FBI effective the 2015 accounting year. Such cancellation of the FBI regime would imply, among certain other consequences, that Corio and its relevant Dutch subsidiaries will be treated as regular taxpayers for Dutch corporate income tax purposes as of such moment. They would become liable to regular corporate income tax on profits and gains realised in accordance with Dutch tax accounting principles.

As an FBI, Corio is required to distribute its taxable profits determined in accordance with Dutch tax accounting principles within eight months following the end of its tax year (doorstootverplichting). Any dividend distributions by Corio – or following a Post-Closing Restructuring: any direct Dutch subsidiary of Klépierre – will in principle be subject to Dutch dividend withholding tax at the statutory rate of 15%. However, as a tax resident of France, Klépierre should be eligible to a reduction from Dutch dividend withholding tax to 5% pursuant to the double taxation agreement the Netherlands and France have entered into, provided that Klépierre owns shares representing 25% or more of the paid-up share capital of Corio, or any direct subsidiary of Corio after a Post-Closing Restructuring.

Klépierre qualifies as a SIIC under the favourable SIIC regime applicable to such entities in France. As such, Klépierre is subject to certain distribution commitments to its shareholders. Reference is made to Section 8.10 (Tax status of Klépierre) for a description of the SIIC regime and the distributions commitments. Similar rules apply to Corio in respect of its SIIC status.

If the Merger is implemented, Klépierre will maintain its SIIC status and will be subject to the FBI regime in the abovementioned conditions.

7	INFORMATION REGARDING CORIO

7.1	Introduction

Corio is a European retail property company, which specialises in the ownership, management, development and redevelopment of shopping centres.

Currently, the Corio Group, operates in six home markets: the Netherlands, France, Italy, Spain/Portugal, Germany and Turkey. 99% Of Corio Group’s operations are in the retail sector.

At year-end 2013, Corio Group’s portfolio comprised 1.8 million m2 leasable retail area. Corio Group’s centres were visited by 420 million visitors in that year. Corio Group generated a net rental income retail of EUR 410.8 million in 2013 (including NRI for Equity Accounted Investees).

In 2013, Corio Group employed an average of 560 full-time equivalent staff. On average, 375 of these were employed outside the Netherlands.

Corio’s shares are listed on Euronext Amsterdam and it is part of the AEX index and a number of other indices like: EPRA, GPR, STOXX Europe 600, EURO STOXX, FTSE4good, DJSI and World ASPI Index.

7.2	History of Corio Group

Corio is a public company (naamloze vennootschap) with limited liability incorporated under the laws of the Netherlands on 12 September 1978, and it has its statutory seat (statutaire zetel) in Utrecht, the Netherlands.

Corio Group’s business was formed in a merger in December 2000 between VIB N.V., a listed real estate investment company, and Winkel Beleggingen Nederland B.V., a non-listed real estate investment company. At the time of the merger, VIB N.V. owned a diversified portfolio of retail, office and industrial properties located in the Netherlands, France, Spain, Germany and the United States. Winkel Beleggingen Nederland B.V. was a subsidiary of Stichting Pensioenfonds ABP. As a result of the merger, Stichting Pensioenfonds ABP became Corio’s largest shareholder. At the time of the merger, the portfolio of Winkel Beleggingen Nederland B.V. existed mainly of shops and shopping centres in the Netherlands and a number of residential properties connected to these retail properties.

The combination focused on retail within Europe and fully in-sourced its shopping center management. VIB N.V. decided to divest all assets in the United States prior to the merger. Corio (the new company name of the VIB-WBN combination) sold the last remaining real estate property in the United States in 2001. Corio started with operations in three home markets: the Netherlands, France and Spain.

In the subsequent years, Corio entered several other European markets, such as Italy (2001), Turkey (2005) and Germany (2010).

In November 2007, Corio decided to focus completely on investments in shopping centers and as such to become a “pure play” retail investor and dispose of its remaining office and industrial properties, with the exception of certain office properties that Corio Group did not divest for strategic reasons.

In December 2012, Corio announced a further refinement of its strategy by focussing on the favourite meeting places concept. Favourite meeting places are places where people browse, buy, eat, drink and return to regularly, not because they need to but because they want to. The decision to further specialise triggered the disposal of a part of the portfolio that did not meet the required criteria of a favourite meeting place and was after that referred to as traditional retail centres. Traditional retail centres focus on daily needs and are pure convenience based. Since the start of the programme until the first half of 2014, Corio sold and transferred 31 non-core properties on an asset-by-asset base to a number of investors, with total proceeds of EUR 582 million.

7.3	Business overview

Corio focuses on creating and managing shopping centres that are favourite meeting places for consumers and are dominant in their catchment area, which comprises the geographic area and population in such area from which the shopping centre attracts visitors or customers. These shopping centres present consumers with a full range of shops, convenience stores, restaurants, leisure and entertainment facilities, as well as event spaces and a wide range of amenities and services.

In addition to acquiring, developing and redeveloping shopping centres, Corio leases and manages its shopping centres in-house, making it an integrated and focused retail property group. Corio actively manages its operating shopping centres to increase their value. Corio Group’s portfolio comprises operational properties that generate net rental income and investments in (re)development projects and land. The total value of Corio Group’s portfolio stood at EUR 6.8 billion at 30 June 2014. At that date, Corio Group owned and managed 57 operational properties. The value of the operational portfolio was EUR 6.2 billion on 30 June 2014, with EUR 1.12 billion in the pipeline.

At year-end 2013, Corio Group’s portfolio consisted of 87% favourite meeting places and 13% traditional retail centres (measured by value). 4% of the traditional retail centres had already been sold at that time. The average occupancy of the FMP’s was 96.4% in 2013. Because of the relative small value of traditional retail centres Corio stopped reporting on them separately at 30 June 2014.

At year-end 2013, Corio Group’s total portfolio comprised 1.8 million m2 leasable retail area. Corio Group’s centres were visited by 420 million visitors in 2013. On 31 December 2013, Corio Group was a party to 5,600 retail contracts. Corio Group generated a net rental income retail of EUR 410.8 million (including NRI for Equity Accounted Investees) in 2013.

Corio Group operates in six jurisdictions within Europe: the Netherlands, France, Italy, Iberia, Germany and Turkey. At year-end 2013, Corio Group’s top five assets, measured by value, were the following shopping centres: (i) Porta di Roma, Rome, Italy; (ii) Hoog Catharijne, Utrecht, the Netherlands; (iii) Boulevard Berlin, Berlin, Germany; (iv) Grand Littoral, Marseille, France; (v) Le Gru, Turin, Italy.

The Wft has been amended further to implementation of the European Directive 2011/61/EU on Alternative Investment Fund Managers. Pursuant to this amendment, Corio is no longer an investment institution within the meaning of the Wft, whereby the current license has not by operation of law been converted as of 22 July 2014. As a result hereof, the license of Corio as investment institution ended as of 22 July 2014. The regulations applicable to listed companies, as amongst others laid down in the Wft, continue to apply in full.

Corio qualifies as an FBI, under Dutch law. Ïn addition, since 1 January 2005, almost all properties located in France have also been subject to the French SIIC tax regime, which means that Corio Group, provided certain conditions are met, is tax exempt for both rental income from French real estate and capital gains on the sale of French real estate.

7.4	Organisational Structure

Corio has six local organisations: Corio Nederland, Corio France, Corio Italia, Corio España, Corio Türkiye and Corio Deutschland. They are responsible for the daily management of Corio’s real estate portfolio. Corio (the management board of Corio (the Corio Management Board) and its general staff) retains the checks and balances. The general staff reports directly to the Corio Management Board.

Simplified country structure Corio (as per 1 February 2014):

An overview of the companies of the Corio Group is provided below.4

Name of the Subsidiary	Ownership
Corio Frankrijk B.V.	100%
Corio Management B.V.	100%
Patio Onroerend Goed B.V.	100%
Hoog Catharijne B.V.	100%
Corio Woningen B.V.	100%
Corio Nederland Kantoren B.V.	100%

[4]	Verenigingen van eigenaren are not included in this overview of Subsidiaries.

Name of the Subsidiary	Ownership
Corio Nederland B.V.	100%
Corio Britelayer B.V.	100%
Corio Launchlab & Concepts B.V.	100%
Bresta I B.V.	100%
Bresta IV B.V.	100%
Bresta V B.V.	100%
VIB North America B.V.	100%
Bocan B.V.	100%
Corio France B.V.	100%
Corio Beleggingen I B.V.	100%
Corio Vastgoed Ontwikkelingen B.V.	100%
CCA Germain Retail I B.V.	100%
CCA Germain Retail II B.V.	100%
Corio Portugal Holding B.V.	100%
Corio Services B.V.	100%

7.5	Mission, trends and strategy

Corio Group’s mission is to meet the changing needs and demands of consumer by continuously adapting its centres and taking advantage of its position as a leading European retail property company.

Since 2012, Corio Groups’s strategy has been refined by focussing on favourite meeting places and disposing of other properties.

At the end of 2012, Corio Group has set a number of medium-term (three to four years) objectives aimed at implementing their strategy, enhancing the quality of the portfolio and growing results for stakeholders, the four major of which being:

Execute disposal programme

Corio Group sold and transferred EUR 225 million of assets in 2013 and has sold another EUR 398 million of assets that were transferred in the first half of 2014, bringing the total amount of disposals since the start of the programme to EUR 623 million, in addition, EUR 15 million of asset have been sold but not transferred yet at 30 June 2014. The disposals of in total 31 properties were made to a number of investors. In executing this, Corio Group is ahead of its 3-4 year plan. Corio Group increased the quality and average size of its centres in terms of value from EUR 87 million at year-end 2012 to EUR 116 million.

Bring leverage down

By speeding up the disposal programme Corio Group made good steps in bringing down leverage to around 42.2% at 30 June 2014, still short, however, of Corio Group’s target range of 35% to 38%. At year-end 2013 the leverage was 43.7%. Predominantly negative revaluations have slowed the process of reaching this target. Corio Group will continue its disposal programme to fund the pipeline at a controlled leverage and improve the portfolio (in size and value). Parallel to this, a better operational performance would bolster property values. On top of that continued and sound capital recycling process and a more sustainable dividend policy will bring Corio Group to the desired levels.

Reduce administrative expenses

Despite being in a transition year the administrative expenses as a percentage of GTRI came down from 8.9% for 2012 to 7.6% in 2013. Knowing that this large step forward also reflects higher charged out expenses, Corio expects a relative increase in 2014. Corio is confident, however, that they will reach the targeted level of 8% as a yearly average over the long term.

Culture

A vigorous execution of Corio Group’s strategy is important, as is greater agility and a cash flow driven mind-set to enable this to happen. Corio Group is changing its operating model pushing accountability down the command chain. Stronger cooperation between Corio Management Board and country management is implemented. Corio Group took out management layers. Shortening communication lines and being close to the business will improve execution power. This will bring a positive stimulus and ensure centre managers and leasing managers will stay focussed on execution.

7.6	Boards

7.6.1	General

Corio has a two-tier board structure, consisting of the Corio Management Board and the Corio Supervisory Board. The Corio Management Board is the executive body and is responsible for the day-to-day management of Corio and for its strategy, policy and operations. The Corio Supervisory Board supervises and advises the Corio Management Board.

7.6.2	Corio Supervisory Board

Corio has a supervisory board and three supervisory board committees, being: the Audit Committee, the Remuneration Committee and the Selection Committee.

The table below lists the members of the Corio Supervisory Board as at the date of this Offer Memorandum.

Name	Date of birth	Position	Member since
Derk Doijer	9 October 1949	Chairman	1 January 2005
Robert van der Meer	11 June 1949	Vice-chairman	23 April 2004
Gobert Beijer	5 March 1950	Member	17 April 2009
Roel van den Berg	23 August 1957	Member	21 April 2011
John Carrafiell	8 March 1965	Member	1 May 2012

Derk Doijer (male, Dutch nationality, 1949) joined the Corio Supervisory Board in 2005 and serves as its chairman. Mr Doijer is also chairman of the Selection Committee and member of the Audit Committee of Corio. In addition, Mr Doijer is member of the supervisory board of Lucas Bols Holding B.V. and Koninklijke Ahold N.V.

Robert van der Meer (male, Dutch nationality, 1949) joined the Corio Supervisory Board in 2004 and serves as its vice-chairman. Mr Van der Meer is also chairman of Corio’s Audit Committee. Furthermore, Mr Van der Meer is professor of Finance at the University of Groningen and deputy justice (raadsheer-plaatsvervanger) with the Dutch Enterprise Chamber (High Court Amsterdam). Mr Van der Meer also is member of the supervisory boards of European Asset Trust N.V. and Kas Bank N.V.

Gobert Beijer (male, Dutch nationality, 1957) joined the Corio Supervisory Board in 2009. Mr Beijer is also chairman of Corio’s Remuneration Committee and member of Corio’s Selection Committee. Furthermore, Mr Beijer is independent advisor and associate of BoerCroon Management and member of the supervisory board of Staedion.

Roel van den Berg (male, Dutch nationality, 1957) joined the Corio Supervisory Board in 2011. Mr Van den Berg is also a member of the Remuneration Committee and Selection & Appointment Committee of Corio. In addition, Mr Van den Berg is founder/co-owner of the ‘Access to Quality’ network organisation and member of the advisory board of the foundation GGTO.

John Carrafiell (male, American nationality, 1965) joined the Corio Supervisory Board in 2012. Mr Carrafiell is also a member of Corio’s Audit Committee. Furthermore, Mr Carrafiell is founder and managing partner of GreenOak and a member of the Dean’s Council of the Yale School of Architecture.

7.6.3	Corio Management Board

The table below lists the members of the Corio Management Board as at the date of this Offer Memorandum.

Name	Date of birth	Position	Member since
Gerard Groener	12 October 1958	CEO	1 May 2006
Ben van der Klift	12 July 1959	CFO	1 May 2010
Frédéric Fontaine	11 July 1958	CDO	1 May 2006

Gerard Groener (male, Dutch nationality, 1958) joined Corio since the merger between VIB and Winkel Beleggingen Nederland B.V. in December 2000. Before that, he had been working for Winkel Beleggingen Nederland B.V. since 1996, to join Winkel Beleggingen Nederland B.V.’s management board since 1998. After the merger, Mr Groener started as managing director of Corio Nederland Retail. He joined Corio’s Management Board in 2006 and was appointed as CEO as per 1 May 2008. Prior to his career at Corio, Mr Groener worked for Akzo in several functions, ultimately as acquisition manager real estate for the Akzo pension fund until 1993. Between 1993 and 1996 Gerard worked for Van Wijnen, a contractor/developer as developer.

Ben van der Klift (male, Dutch nationality, 1959) joined Corio on 1 May 2010. Mr Van der Klift started his working career in 1987 at the RDM in Rotterdam, he joined DHV in 1991 and was appointed as finance director by PRC Bouwcentrum in 1997. After the acquisition of PRC Bouwcentrum by ARCADIS, he became finance director of ARCADIS N.V. in January 2005. In May 2006 he was appointed as CFO in the Executive Board of ARCADIS.

Frédéric Fontaine (male, French nationality, 1958) joined Corio in May 2003, when he was appointed as managing director of Corio France. He joined the Management Board of Corio in May 2006. Prior to his career at Corio, Mr Fontaine worked for France Construction (Bouygues) in 1983. In 1985 he joined COPRA, a multi products developer for 9 years until 1993, after which he joined Trema in 1994. In 1998 Mr Fontaine joined Hammerson France in the position of retail development director until May 2003.

7.7	Shareholdings of the members of the Corio Boards

7.7.1	Information on Shares held by the members of the Corio Boards

On 19 September, being the date on which the Offer Memorandum was first sent to the AFM for approval, the members of the Corio Boards held 10,398 Shares in the aggregate. No member of the Corio Boards held any options on Shares as at that date.

Name	Number of Shares
Gerard Groener	1,167
Gobert Beijer	9,231
Total	10,398

7.7.2	Transactions in the year prior to the date of this Offer Memorandum

The members of the Corio Boards have not carried out any transactions or entered into any agreement with respect to the Shares in the year prior to the date of this Offer Memorandum.

7.8	Major Shareholders

Corio’s largest shareholder, APG, holds approximately 30.61% of the Shares at the date of the Offer Memorandum. APG supports both the Offer and the Merger and has entered into APG’s Irrevocable in that regard. Further reference is made to Section 6.10.1 (APG’s Irrevocable). As at the date of this Offer Memorandum and based on Corio’s records only, the following Shareholders have an interest of more than three percent (3%) in Corio:

Name	Interest
APG	30.61%
State Street Corporation	4.92%
BlackRock	4.33%

7.9	Capital and shares

The authorised share capital of Corio amounts to EUR 2,000,000,000 and is divided into 200,000,000 shares with a nominal value of EUR 10 each. As at the date of this Offer Memorandum, Corio issued share capital amounts to EUR 1,007,769,510, consisting of 100,776,951 ordinary shares. Each Share provides one voting right. Corio does not hold any Shares in treasury.

Corio issues both registered shares and bearer shares. All bearer shares will be embodied in a single share certificate. Corio has the single share certificate placed in custody with Euroclear on behalf of the holders.

The Shares are listed on Euronext Amsterdam and are included in the AEX Index. The ticker symbol is CORA and the ISIN code is NL0000288967.

7.10	Share Price Development

This graph sets out the share price development of Corio over the 12 months prior to 19 September 2014, being the date on which the request for approval of the Offer Memorandum was first sent to the AFM for approval.

Period: 19 September 2013 – 19 September 2014

Source: http://www.corio-eu.com/share-price.html

7.11	Incentive policy

Long term incentive scheme

In 2008, a performance phantom share plan for the members of the Corio Management Board was implemented and in 2012 a long term incentive plan for certain eligible employees of the Corio Group (the “Other Employees”) was implemented (together the “LTIPs”). The LTIPs provide a long-term incentive in the form of a cash bonus payment after a performance period of three years, based on the price of Shares and the creation of shareholder’s value in the three-years’ performance period.

Under the LTIPs, the members of the Corio Management Board and Other Employees may annually be granted a conditional right to acquire phantom shares, representing a constructed cash value (an “Award”). The value of Awards granted in any given year to members of the Corio Management Board is capped to 60% of the annual base salary of each such member. The value of Awards granted to Other Employees in any given year is equal to 25% of the annual short term incentive granted to the relevant employee as 25% of the annual short term incentive (see below) is converted into phantom shares.

Three years after the date on which the Awards are granted, vested phantom shares are paid out in cash. The actual number of phantom shares that vest (i.e. become unconditionally payable) is determined on the basis of the ‘total shareholders return’ generated by Corio during the three-years’ before the Awards vest. This total shareholders return generated by Corio is compared to the total shareholders returns generated by companies included in a pre-defined peer group during that same period (the “Performance Condition”). This pre-defined peer group consists of listed European property investment companies with a primary focus on retail. Unvested phantom shares comprising an Award will forfeit.

To determine the number of phantom shares comprising an Awards that vest, based on the relative total shareholders return generated by Corio, a pre-defined scale is applied. The percentage of the phantom shares comprising an Award that vest ranges from 0% for below median performance to 150% of the phantom shares comprising an Award if Corio ranks first in the pre-defined peer group.

The amount payable in respect of the vested phantom shares comprising an Award is based on the average daily closing price of the Shares during a three-months’ period, starting 1 January. This three-month average aims to minimize the influence of short-term share price volatility. The three-month average also applies when calculating the relative total shareholders return of Corio and of the companies included in the pre-defined peer group.

At the date of this Offer Memorandum, the members of the Corio Management Board and Other Employees have the following outstanding Awards pursuant to the LTIPs in respect of the years 2012, 2013 and 2014. The numbers set out below represent the standard number of phantom shares comprising the Awards.

Name	2012	2013	2014
Mr. Groener	7,745	7,559	8,329
Mr. Van der Klift	5,139	5,217	5,749
Mr. Fontaine	1,150	4,933	5,436
Other Employees	3,842	3,507	3,813

Corio and Klépierre agreed that any Awards outstanding as per the Settlement Date of the members of the Corio Management Board and Other Employees will vest as per the Settlement Date, whereby:

(a)	the date on which the performance period ends will be the Settlement Date;

(b)	the extent to which the Performance Condition has been satisfied and the percentage of the awarded phantom shares comprising the Awards that will vest will be based on the three-months’ period starting at 1 January of the calendar year in which the Awards were granted compared to the three-months’ period preceding the Settlement Date;

(c)	the Awards will not be reduced on a proportionate basis in order to reflect acceleration of vesting;

(d)	the cash value of the phantom shares comprising the Awards that will vest, will be based on the average daily closing price during the three-months’ period preceding the first day of the month in which the initial announcement was made (i.e. 1 April 2014 up to and including 30 June 2014); and

(e)	Corio or any other member of the Corio Group will pay out the cash value of the phantom shares comprising the Awards that have vested to the Corio Management Board and the Other Employees on the Settlement Date less any taxes or social security contributions that Corio or any other member of the Corio Group is required to withhold.

Short Term Incentive

The members of the Corio Management Board and certain eligible employees of the Corio Group are entitled to a short-term incentive bonus pursuant to the remuneration policy approved by Corio’s General Meeting in 2008 and/or their individual employment agreements (the “STI”). Corio and Klépierre agreed that the STI in respect of the financial year 2014 of the members of the Corio Management Board and the eligible employees of the Corio Group will be calculated in accordance with the existing rules, including the current remuneration policy of Corio, and on the basis of the pre-agreed targets.

The Corio Supervisory Board, for the Corio Management Board’s STI, or the Corio Management Board, for eligible employees’ STI, may conduct a reasonableness test which may result in a target adjustment resulting in a downward or upward adjustment of the STI and may determine the actual STI that will be awarded at its sole discretion. Corio and Klépierre have agreed to discuss in good faith the STI targets for the year 2015.

7.12	Tax status of Corio

Corio qualifies as an FBI under the FBI regime, as described in more detail below.

In addition, Corio elected to be treated under the SIIC regime applicable to listed property investment companies in France with respect to its French subsidiaries (reference is made to Section 8.10 (Tax status of Klépierre) for a description of the SIIC regime).

7.12.1	Summary of the FBI Regime

A Dutch-resident company, incorporated under the laws of an EU member state, can obtain and benefit from the FBI status if the conditions of Article 28 of the CITA and the conditions laid down in the decree on FBI’s dated 29 April 1970, as amended from time to time, are met.

An FBI is subject to Dutch corporate income tax at a rate of 0%. The FBI must distribute its “distributable” profits annually within eight months after the end of the relevant fiscal year (doorstootverplichting) except for the unrealised net gains and losses on securities and the realised net gains and losses on all other investments, which it can add to a so-called reinvestment reserve (herbeleggingsreserve) if so elected. If and to the extent (un)realised gains are added to the reinvestment reserve, it is treated as fiscally-recognised capital for dividend withholding tax purposes.

7.12.2	Current FBI regime

In order for an entity to be eligible for the FBI regime it must uninterruptedly meet the following requirements:

(a)	The entity must have the form of a Dutch naamloze vennootschap (“NV”, i.e. a public limited liability company), a Dutch besloten vennootschap (i.e. private limited liability company) or a fonds voor gemene rekening i.e. a fund for joint account). Foreign law entities which are comparable to above Dutch law governed entities can also qualify for FBI status if they are governed by the laws of the Netherlands Antilles, Aruba, an EU Member State or a jurisdiction with which the Netherlands has an appropriate double taxation convention.

(b)	The entity’s statutory objects and its actual activities should be the making of portfolio investments, i.e. it may not (partly) carry on an active trade or business. The making of portfolio investments is defined as the acquiring and owning of assets with the aim of an increase in value and return that can be expected in the case of ordinary investment management. Whether an activity must be classified as a portfolio investment activity or as a business activity for Dutch tax purposes, is dependent on all relevant facts and circumstances. The making of portfolio investments includes, subject to conditions, (i) owning shares in and managing another company whose objects and actual activities are the development of real estate for its own account or for the account of certain other qualifying entities; (ii) the investment in the improvement or development of real estate within certain limits; (iii) providing guarantees to related entities, which assets on a consolidated basis consist for at least 90% of real estate; (iv) borrowing from third parties and lending on to related entities, whose assets on a consolidated basis consist for at least 90% of real estate; and (v) owning shares in and managing of one or more other entities whose objects and actual activities consist of rendering ancillary services that directly relate to the making of portfolio investments in real estate owned by the entity or certain other qualifying entities.

(c)	The entity’s debts may not exceed the aggregate of (i) 60% of the tax book value of its direct investments in real estate (including shares in entities that own real estate, provided certain conditions are met), and (ii) 20% of the tax book value of its other investments.

(d)	As a general rule, the entity’s available profits must be distributed on a pro rata basis to its shareholders/participants within eight months following the end of the financial year. If there is a taxable loss, the amount of such loss will be carried forward for up to eight years to reduce the profits that have to be distributed in later years (distribution deficit). The entity’s available profits consist of its taxable profits less any offsettable distribution deficits. The general rule is that the taxable profits of an FBI are computed under the normal corporate income tax rules, with certain exceptions including inter alia:

(i)	reinvestment reserve: an FBI can elect to form a so-called reinvestment reserve. Generally, the (positive) balance of capital gains and capital losses on items of investment, minus allocable costs must be contributed, subject to certain restrictions, to the reinvestment reserve. The amount contributed to the reinvestment reserve does not constitute taxable profits. As a result, a contribution to a reinvestment reserve reduces the amount of FBI’s taxable profits that need to be distributed;

(ii)	rounding-off reserve: an FBI is allowed to form a special reserve to round off its annual distribution obligation up to certain maximum amount; and

(iii)	an FBI cannot benefit from the participation exemption in relation to investments in a subsidiary company.

(e)	Certain conditions apply on the composition of the FBI’s shareholders, whereby distinction is made between “publicly traded funds” as described below under (i) and “private funds” as described under (ii) below:

(i)	If the shares or certificates of participation in the FBI are traded on a market for financial instruments pursuant to Article 1:1 of the Wft, or the FBI or its management company (beheerder) has been granted an investment institution licence pursuant to Article 2:65 of the Wft or is exempt from obtaining such a licence pursuant to Article 2:66 Paragraph 3 of the Wft the following (“light”) requirements generally apply:

(A)	45% or more of the shares or similar equity instruments of the FBI are not owned by a single entity (or two or more related entities5) which is liable to a profit tax or of which the profits are taxed at the level of its participants;

(B)	no individual has an equity interest of 25% or more in the FBI; and

(C)	no member of the management board is, or no more than one-half of the members of the supervisory board of the FBI are, also a member of the management board, supervisory board or an employee of an entity (itself not being a “publicly traded” FBI) which owns, alone or together with a related entity, at least 25% of the shares/participations of the FBI.

(ii)	If the shares or certificates of participation in the entity are not traded on a market for financial instruments pursuant to Article 1:1 Wft, or the entity or its management company has not been granted a licence pursuant to Article 2:65 Wft or is not exempt from obtaining such a licence pursuant to Article 2:66 Paragraph 3 Wft, the following (“strict”) requirements generally apply:

(A)	No single individual may own a ‘substantial shareholding’ in the FBI; [6] and

(B)	75% or more of the shares in the FBI must be owned by either/or individuals, entities that are not liable to or exempt from a profit tax and of which the profits are not taxed at the level of its participants, and “publicly traded” FBIs.

For both categories of FBIs the additional requirement applies that their shares are not owned for 25% or more by Dutch resident entities through the interposition of non-Dutch entities which have a capital divided into shares or non-Dutch mutual funds.

[5]	A related entity is defined as (i) an entity in which the taxpayer owns at least a one-third (equity) interest; (ii) an entity that owns at least a one-third (equity) interest in the taxpayer; and (iii) an entity in which a third entity owns at least a one-third (equity) interest while this third entity also owns a one-third (equity) interest in the taxpayer.
[6]	An individual owns a ‘substantial shareholding’ if, generally speaking, he alone or together with his co-habiting partner owns shares representing 5% or more of the aggregate nominal paid-up share capital, or the nominal paid-up share capital of a class of shares, in the FBI.

8	INFORMATION REGARDING KLÉPIERRE

8.1	Introduction

Klépierre is a limited liability company incorporated under the laws of France, with corporate seat in Paris, France, and registered with the Registry of Commerce and Companies of Paris under number 780 152 914. Klépierre has its registered address at 26 boulevard des Capucines, 75009 Paris, France.

Klépierre’s share capital is divided into 199,470,340 shares with a nominal value of EUR 1.40 each (the “Klépierre Shares”). The issued share capital of Klépierre is fully paid-up and amounts to EUR 279,258,476.00.

Klépierre is a leading shopping center property company in Europe, combining development, rental, property and asset management skills. Klépierre’s real estate portfolio was valued at EUR 14.0 billion on June 30, 2014 and essentially comprises large shopping centers in 13 countries in Continental Europe. Klépierre holds a controlling stake in Steen & Strøm (56.1%), Scandinavia’s leading real estate company specialized in shopping centres.

Klépierre is a French corporation listed on Euronext Paris and has opted for the tax status of Sociétés d’investissement immobilier cotées (SIIC, French REIT). Klépierre is included into the SBF 80, EPRA Euro Zone and GPR 250 indexes. Klépierre is also included in several ethical indexes – DJSI World and Europe, FTSE4Good, STOXX® Global ESG Leaders, Euronext Vigeo France 20 and Eurozone 120 – and is a member of both Ethibel Excellence and Ethibel Pioneer investment registers. Klépierre also ranked as a Green Star by GRESB (Global Real Estate Sustainability Benchmark). These distinctions mark the Klépierre Group’s commitment to a voluntary sustainable development policy.

8.2	General information regarding Klépierre’s largest shareholders

Klépierre’s largest shareholders are SPG, holding approximately 28.9% of the Klépierre Shares (excluding treasury shares) and BNP Group, holding approximately 21.3% of the Klépierre Shares (excluding treasury shares).

8.2.1	Simon Property Group

In 2012, Simon Property Group acquired, through its wholly owned indirect subsidiaries, Simon KP I and Simon KP II, approximately 28.7% of the Klépierre Shares from BPN Paribas. Simon Property Group is a world leader in retail real estate industry. It is listed on the New York Stock Exchange (NYSE) and is a S&P 100 company. Chairman and CEO of the Simon Property Group is David Simon.

Simon Property Group, L.P. is the majority-owned operating partnership subsidiary of Simon Property Group, Inc. (NYSE: SPG), an S&P 100 company and a global leader in retail real estate ownership, management and development. Our industry-leading retail properties and investments across North America, Europe and Asia provide shopping experiences for millions of consumers every day and generate billions in annual retail sales.

Simon Property Group generates the majority of its revenues from leases with retail tenants. It invests in real estate properties to maximize total financial return which includes both operating cash flows and capital appreciation. Simon Property Group seeks growth in earnings, funds from operations, or FFO, and cash flows by enhancing the profitability and operation of its properties and investments.

8.2.2	BNP Group

BNP Group currently holds approximately 21.9% of the Klépierre Shares. BNP Group is a leading bank in the Eurozone and a major global bank, active in 75 countries worldwide. In Europe, it has four domestic markets: Belgium, France, Italy and Luxembourg.

8.3	Description of the Klépierre Shares

8.3.1	General

The following information is a summary of the material terms of the Klépierre Shares, including the New Klépierre Shares, as specified in the Klépierre Articles of Association adopted by resolution of the extraordinary general meeting of Klépierre on 10 April 2014. An English translation of the Klépierre Articles of Association is available free of charge on the website of Klépierre (http://www.klepierre.com/content/uploads/2014/09/Klépierre-Statuts-17-juillet-2014_uk.pdf) and the Klépierre Articles of Association are incorporated by reference into this Offer Memorandum. Klépierre Shareholders are advised to read the Klépierre Articles of Association. Shareholders are also advised to read the Prospectus in respect of the New Klépierre Shares which is available free of charge on the website of Klépierre (www.klepierre.com).

Under French law, persons who are neither residents nor nationals of France, may freely hold, vote and transfer Klépierre Shares in the same manner and under the same terms as French residents or nationals.

8.3.2	Share Capital

Klépierre’s share capital is divided into 199,470,340 shares with a nominal value of EUR 1.40 each. The issued share capital of Klépierre is fully paid-up and amounts to EUR 279,258,476.00. The fully paid-up Klépierre Shares shall be under registered form or bearer form at the owner’s election.

8.3.3	Listing

Klépierre Shares are, and New Klépierre Shares will be, admitted to trading on Euronext Paris. An application for admission to trading on Euronext Paris of the New Klépierre Shares and Euronext Amsterdam of the Klépierre Shares, including the New Klépierre Shares, will be made. It is expected that admission to trading on Euronext Paris and Euronext Amsterdam of the Klépierre Shares, including the New Klépierre Shares, is or will become effective on or prior to the Settlement Date.

8.3.4	Dividends and Distributions

The Klépierre Shares carry rights to dividends. Klépierre Shareholders will be entitled to share in Klépierre’s profits under the conditions set out in Articles L. 232-10 et seq. of the French commercial code.

The shareholders’ general meeting approving the financial statements for the preceding fiscal year may decide to pay a dividend to all Klépierre Shareholders (Article L. 232-12 of the French commercial code).

In addition, interim dividends may be paid prior to the approval of the financial statements for the relevant fiscal year (Article L. 232-12 of the French commercial code).

The shareholders’ general meeting may grant Klépierre Shareholders the option of receiving all or part of their dividends or interim dividends either in cash or in shares issued by Klépierre (Articles L. 232-18 et seq. of the French commercial code).

The payment of dividends must take place within nine months of the end of the relevant fiscal year. This deadline may be extended by a court order (Article L. 232-13 of the French commercial code).

Any action brought against Klépierre for the payment of dividends owed with respect to the shares will become time-barred upon the expiry of a period of five years from their due date. Furthermore, dividends will also be forfeited to the benefit of the French State upon the expiry of a period of five years from their due date

Dividends paid to non-residents are generally subject to withholding taxes in France.

Klépierre’s dividend policy is described in detail in chapters 1.6 and 9.8 of the Registration Document forming part of the Prospectus incorporated by reference to this Offer Memorandum.

In addition, Klépierre abides by particular distribution obligations in accordance with the SIIC status (reference is made to Section 8.10 (Tax status of Klépierre)) and, where appropriate, the particular distribution obligations if it would qualify as a FBI for Dutch corporate income tax purposes.

8.3.5	Rights attached to the Klépierre Shares

Each Klépierre Share entitles the holder to the ownership of the corporate assets in the same proportion as their ownership interest in Klépierre’s authorised share capital.

Any shareholders’ equity remaining after repayment of the nominal value of the shares will be shared between Klépierre Shareholders in the same proportion as their ownership interest in Klépierre’s authorised share capital (Article L. 237-29 of the French commercial code).

All Klépierre Shares, provided that they are of the same type and of same nominal capital paid up of the same amount, carry the same rights and obligations.

The owners of Klépierre Shares shall be responsible and liable only up to the nominal value of the shares they own.

8.3.6	Voting Rights

Each Klépierre Share gives right to one vote in the annual general meeting or the extraordinary general meeting of shareholders of Klépierre, subject only to restrictions resulting from applicable laws and regulations.

Pursuant to Article L.225-123 of the French commercial code, a double voting right is automatically granted to all fully paid up shares which can be proved to have been registered in the name of the same Klépierre Shareholder for at least two years (Article L.225-123 of the French commercial code). However, Klépierre has the intention to amend its Articles of Association upon completion of the Offer in order to opt out from compulsory application of Article L. 225-123 of the French commercial code.

8.3.7	General Meetings

A general meeting of shareholders of Klépierre is to be convened by the Klépierre Executive Board or the Klépierre Supervisory Board, or, in failure thereof, by any other persons designated by the French commercial code. A general meeting of shareholders of Klépierre may take place either at the registered office of Klépierre or in any other place specified in the notice of meeting.

The right to attend a general meeting of shareholders is contingent upon formal registration of the Klépierre Shares owned in accordance with the conditions stipulated in the applicable law. If the Klépierre Shares are bearer shares, registration is evidenced by a certificate of participation delivered by the duly qualified intermediary. The owners of securities mentioned in the seventh Paragraph of Article L. 228-1 of the French commercial code may be represented under the conditions provided for by law, by a registered intermediary.

Prior to any meeting, Klépierre Shareholders may exercise their voting rights as provided for by the applicable laws and regulations. In particular shareholders may vote by mail in the form of a paper absentee ballot, or, if the Klépierre Executive Board or Klépierre Supervisory Board so decides at the time of the notice of meeting, by electronic means using a form drawn up by Klépierre. If applicable, this decision shall be indicated in the notice of meeting and in the convening notice published in the French Bulletin d’annonces légales obligatoires (Balo).

Proxies or votes expressed electronically in this way before the meeting, and the confirmation of receipt given in reply, shall be regarded as irrevocable written instructions enforceable on all parties, it being stipulated that if the shares are sold before the time limit referred to in Article R. 225-85 of the French commercial code, Klépierre shall invalidate or amend accordingly the proxies or votes expressed before such date and time.

The Klépierre Boards may decide to allow Klépierre Shareholders to take part in a general meeting of shareholders by electronic means, which shall be indicated in the notice of the meeting and published in the Balo. Shareholders that take part in the meeting using these means shall be considered as present for calculating the quorum and voting majority.

The ordinary and extraordinary shareholders’ meetings validly act only if they meet the quorum provided for by law. Such quorum shall be calculated compared to the total number of existing shares, subject to legal exceptions.

8.3.8	Winding-up

In case of dissolution of Klépierre and subject to legal provisions applicable at that time, the shareholders’ meeting shall determine the form of liquidation, shall appoint liquidators upon proposal of the Klépierre Executive Board and shall exercise all the powers granted to it by law during the liquidation and until the closing of the liquidation.

8.3.9	Preferential Subscription Rights and New Issue of Shares

Klépierre’s share capital may be increased by a resolution of the general meeting of Klépierre or by the Klépierre Executive Board, if the general meeting of Klépierre has vested the powers to that effect in the Klépierre Executive Board. Newly issued Klépierre Shares must be paid up at the time of subscription by at least 25% of their par value and the whole of any issue premium on subscription. Payment of the remaining amount must be made upon request of the Klépierre Executive Board, in one or more instalments, within five (5) years as from the date on which the share capital increase became unconditional.

Each Klépierre Share carries a preferential subscription right in case of a capital increase. Klépierre Shareholders will have, pro rata to their existing interest in the Klépierre’s share capital, a preferential right to subscribe in cash for shares issued as part of an immediate or future increase in share capital. During the subscription period, preferential subscription rights may be traded when detached from the underlying shares, which themselves are also tradable.

Preferential subscription rights may be transferred on the same basis as the shares themselves. The Klépierre Shareholders may individually waive their preferential subscription rights.

The shareholders’ general meeting that decides or authorises an immediate or future capital increase may cancel the preferential subscription rights for the entire capital increase or for one or more tranches thereof and may provide for or authorise a priority subscription period for the benefit of shareholders.

Klépierre Shares may be issued without preferential subscription rights, either by way of a public offering or, in an amount not to exceed 20% of the share capital per year, by way of an offering contemplated in Article L. 411-2 II of the French Monetary and Financial Code (an offering to qualified investors or a restricted number of investors acting on their own behalf) and the issue price is at least equal to the weighted average share price of the latest three trading sessions preceding the pricing, to which a maximum discount of 5% may apply. However, the shareholders’ general meeting may authorise the Klépierre Executive Board to set the issue price based on such conditions as the general meeting may determine, up to a maximum amount of 10% of the share capital per year.

The shareholders’ general meeting of Klépierre may also cancel the preferential subscription rights when Klépierre conducts a capital increase that is:

(a)	reserved for one or several designated persons or categories of persons satisfying certain criteria that the general meeting may determine. The issue price or the conditions governing the setting of such price will be determined by the extraordinary general meeting on the basis of a report of the Klépierre Executive Board and a special report of the Statutory Auditors;

(b)	for the purpose of allocating newly issued shares as consideration for the securities contributed to a public exchange offer for the securities of a company whose shares are admitted to trading on a regulated market of a State that is a party to the Agreement on the European Economic Area or a member of the Organisation for Economic Cooperation and Development. In that event, the Statutory Auditors must give an opinion on the conditions and consequences of the issue.

8.3.10	Disclosure of Ownership Interests in Shares

Without prejudice to the duties to notify Klépierre and the AMF in the event that the ownership thresholds set out by law and the AMF’s General Regulations are crossed, Klépierre’s Articles of Association provide that any individual or legal entity, acting alone or in concert, who should possess directly or indirectly and in any manner whatever within the meaning of Articles L. 233-7 et seq. of the French commercial code a number of shares representing a fraction equal to or greater than 2% of the share capital of Klépierre or any multiple thereof must so inform Klépierre in writing, within five trading days of crossing this threshold, indicating the total number of shares in his, her or its possession at the date of that declaration.

Any Klépierre Shareholder, except for natural persons, holding directly or indirectly 10% or more of the rights to dividends paid by Klépierre, must inform Klépierre that this ownership threshold has been surpassed and whether or not it is a shareholder subject to the specific 20% levy pursuant to Article 208 C II ter of the French General Tax Code (Code Général des Impôts) (the “20% Levy”). If such shareholder declares that it is not a shareholder subject to the 20% Levy, it must satisfy any request made by Klépierre to prove this status and upon Klépierre’s request provide a legal opinion in support of this statement. Shareholders subject to the 20% Levy are liable towards Klépierre for the 20% Levy payable by Klépierre in respect of any distributions to that Klépierre Shareholder.

Failure to disclose surpassing the thresholds mentioned above may result in the forfeiture of the right to vote for that Klépierre Shareholder for those shares that exceed the fraction that ought to have been declared. Such Klépierre Shareholder will be deprived of its voting rights for those shares that exceed the fraction that ought to have been declared for a period of two years as from the time a proper declaration has been made. Any Klépierre Shareholder is also bound to inform Klépierre when its interest in the share capital becomes lower than each of the thresholds mentioned above.

8.3.11	Alteration of Share Capital and Repurchase of Shares

(a)	Alteration of Share Capital

Klépierre’s share capital may be increased, reduced or redeemed subject to the conditions established by French law. The Klépierre Articles of Association do not impose any additional conditions.

The shareholders may delegate the right to carry out any capital increase to the Executive Board, provided that this increase has been previously authorized by the shareholders. The Executive Board may further sub-delegate this right to its Chairman or one of its members.

(b)	Repurchase of Shares

On, April 10, 2014, the shareholders’ general meeting of Klépierre has approved in accordance with French law a share buyback program with the following objectives:

1.	to stimulate the secondary market following objectives: Klépierre stock, through an investment services provider, within the frame of a liquidity agreement that complies with the ethics charter recognized by the AMF; or

2.	to remit shares (in exchange, payment or otherwise) as part of an acquisition, merger, spin-off or partial business transfer; or

3.	to implement any stock option plan Klépierre offers in accordance with the provisions of Articles L. 225-177 et seq. of the French commercial code or any similar plan; or

4.	in general, to honor obligations linked to stock option plans or other employee or corporate officer stock allocation, of Klépierre or any affiliates; or

5.	to remit shares in connection with the exercise of rights attached to securities convertible into the Klépierre’s shares, by way of redemption, ordinary conversion, exchange, presentation of a warrant or any other manner; or

6.	to cancel all or some of these repurchased shares; or

7.	to allocate bonus shares pursuant to the provisions of Articles L. 225-197-1 et seq of the French commercial code; or

8.	to grant or sell shares to employees in connection with profit-sharing programs offered by Klépierre or in connection with the implementation of any employee sponsored savings plan in accordance with the law, in particular Articles L. 3332-1 et seq of the French Labor Code,

9.	through the transfer of shares acquired previously by Klépierre under the tenth resolution presented at the Ordinary General Meeting of April 10, 2014 or providing for a free grant of shares in respect of a contribution in shares by Klépierre and/or to replace the discount.

In relation to objective 1. of the share buyback program, a liquidity agreement has been entered into by Klépierre with Exane BNP Paribas in September 2005, in accordance with market practices accepted by the AMF and the Association Française des entreprises d’investissement (“AFEI”) ethics charter for such agreements, authorizing the purchase, sale, conversion, disposal, transfer or loan of Klépierre Shares notably to stimulate trading in the market or counter adverse trends.

The number of shares that Klépierre is authorized to purchase cannot exceed 5% of the shares comprising the share capital of Klépierre, at any time, and this percentage applies to a capital adjusted in accordance with the transactions affecting it after the April 10, 2014 general meeting. In addition, the number of shares that Klépierre is authorized to hold, at any given time, may not exceed 10% of the shares comprising its share capital on the date in question.

The maximum purchase price is forty five (45) euros per share and it is specified that this price could be adjusted in the event of any capital transaction or any other transaction that affects the Klépierre’s share capital, to take into account its impact on the value of the share.

The share buyback program can be implemented over a period of eighteen (18) months following the April 10, 2014 general meeting, i.e., until October 10, 2015.

8.3.12	Transfer of Shares

No statutory clause restrains the free trade of the Klépierre Shares constituting the equity of Klepiérre, including the New Klépierre Shares.

8.3.13	Liability of Klépierre and the members of the Klépierre Boards

Pursuant to French law, the members of the Executive Board can be held liable in relation to Klépierre, Klépierre’s shareholders or third parties for any breach of laws, regulations or the Klépierre’s Articles of Association, as well as wrongful acts of management (faute de gestion) in carrying out their duties. Breach of the duty of loyalty is also recognised by case law.

Towards third parties which are not Klépierre Shareholders, the members of the Executive Board may only be held liable if they have committed a wrongful act which is personally attributable to them and does not relate to the performance of their duties as board members (faute séparable de leurs fonctions).

In any case, the members of the Executive Board may only be held liable if a loss has been suffered and there is a direct causal link between such loss and the wrongful conduct of the Executive Board member.

Members of the supervisory board cannot be held liable for mismanagement. However, they can be held liable for negligent or tortious acts personally committed in the performance of their duties, and may be held civilly liable for criminal offences committed by members of the Executive Board if, although aware of such offences, they did not report them to the Klépierre shareholders’ general meeting.

8.3.14	Takeover Provisions

The Articles of Association of Klépierre do not contain any specific anti-takeover provisions. Klépierre is therefore subject to the legislative and regulatory provisions in force in France with regard to mandatory takeover bids, buy-back offers and squeeze-outs.

In compliance with Article L. 433-3 of the French Monetary and Financial Code and Articles 234-1 et seq. of the General Regulations of the AMF set forth the circumstances in which a mandatory takeover bid must be made, on terms such that it can be approved by the AMF, for all the equity securities and securities conferring access to share capital or voting rights of a company whose shares are admitted to trading on a regulated market.

Article L. 433-4 of the French Monetary and Financial Code and Articles 236-1 et seq. (buy-back offers), 237-1 et seq. (squeeze-out following a buy-back offer) and 237-14 et seq. (squeeze-out following any takeover bid) of the General Regulations of the AMF set forth the circumstances in which a buy-back offer must be made, and the circumstances in which proceedings to squeeze-out minority shareholders must be implemented, in the case of a company whose shares are admitted to trading on a regulated market.

8.3.15	Identification of Klépierre Shareholders

Pursuant to its Articles of Association, Klépierre is entitled at any time, upon payment of any relevant fee, to ask the central depository holding Klépierre’s securities accounts in respect of its equity securities to provide, as the case may be, the name or company name, nationality, year of birth or year of incorporation and address of the holders of securities granting an immediate or future voting right at Klépierre’s general meetings, as well as the number of equity securities held by each of such persons or entities and, if applicable, any restrictions applicable to such securities.

Based on the list provided by the central depository, Klépierre has the power, whether through the central depository or directly, and under the same conditions and subject to the same penalties, to ask persons or entities appearing on that list, and whom Klépierre considers may be registered on behalf of third parties, to provide the identity of the owners of the shares and the number of shares owned by each of them.

As long as Klépierre believes that certain identified Klépierre Shareholders are acting on behalf of third party owners of the shares, Klépierre will be entitled to request that such Klépierre Shareholders disclose the identity of the owners of the shares, and the number of shares owned by each of them (Articles L. 228-2 et seq. of the French commercial code).

8.3.16	Issuance of Preference Shares

Pursuant to French law, preference shares may be issued upon decision taken by the shareholders’ general meeting of Klépierre, with or without voting rights and such preference shares may confer special rights of all kinds, either temporarily or permanently. In any case, non-voting preference shares shall not represent more than one quarter of the share capital of Klépierre.

The Articles of Association of Klépierre do not contain any specific provisions in relation to the issuance of preference shares.

8.4	Historic Overview of Klépierre’s share capital

The following table sets forth an overview of Klépierre’s authorised, issued and outstanding share capital for the dates stated.

	31 December 2013	31 December 2012	31 December 2011	31 December 2010	31 December 2009
Share capital (in EUR)	279 258 47	279 258 476	265 507 536	265 507 536	254 761 022

Number of ordinary shares	199 470 340	199 470 340	189 648 240	189 648 240	181 972 159

8.5	Shareholding of Klépierre in Corio

As at the date hereof, Klépierre does not own any Share.

8.6	Corporate Governance

Klépierre has a two-tier board structure, consisting of the Klépierre Executive Board and the Klépierre Supervisory Board. Klépierre has designated the French Corporate Governance Code (Afep-Medef Code) as its reference code pursuant to Articles L.225-37 and L.225-68 of the French commercial code. The French Corporate Governance Code applies to Klépierre on a comply-or-explain basis.

8.6.1	The Klépierre Executive Board

The Klépierre Executive Board consists of the following members:

Name	Age	Position	Member since
Laurent Morel	52	Chairman	2005
Jean-Michel Gault	54	Deputy CEO	2005
Jean-Marc Jestin	46	Chief Operating Officer	2012

Members of the Klépierre Executive Board are appointed by the Klépierre Supervisory Board, for a three-year period and may always be re-elected. Members of the Klépierre Executive Board may be dismissed by the general meeting of shareholders.

The Klépierre Executive Board is responsible for the day-to-day management of Klépierre, which includes determining its strategy. Pursuant to French law, the Executive Board has the broadest powers to act on Klépierre’s behalf in any circumstances. It shall exercise its powers within the limits of the corporate purpose of Klépierre and subject to the powers expressly attributed by French law to the Supervisory Board and the shareholders’ general meetings.

8.6.2	The Klépierre Supervisory Board

The Klépierre Supervisory Board consists of the following members:

Name	Position	Member since
David Simon	Chairman	2012
Philippe Thel	Member	2014
Dominique Aubernon	Member	2010
Bertrand de Feydeau	Member	1998
Steven Fivel	Member	2012
Bertrand Jacquillat	Member	2001
François Kayat	Member	2012
Catherine Simoni	Member	2012
Rose-Marie van Lerberghe	Member	2012

Members of the Klépierre Supervisory Board are appointed by the general meeting of shareholders, for a three-year period and may always be re-elected. Members of the Klépierre Executive Board may be dismissed by the general meeting of shareholders.

The Klépierre Supervisory Board exercises permanent control over the management of Klépierre by the Klépierre Executive Board. In that respect, the Klépierre Supervisory Board is vested with the rights to, amongst others:

(a)	appoint the members of the Klépierre Executive Board and set their compensation;

(b)	appoint and dismiss the Chairman of the Klépierre Executive Board;

(c)	request the Klépierre Executive Board to provide a report on the business of Klépierre;

(d)	audit and control the financial statements and consolidated financial statements prepared by the Klépierre Executive Board;

(e)	call the general meeting of shareholders of Klépierre and determine its agenda;

(f)	authorize the Klépierre Executive Board to execute certain transactions in excess of EUR 8,000,000.

8.7	Working Capital Statement Klépierre

Klépierre believes that its working capital is sufficient for the present requirements of Klépierre and all of its Affiliates for at least 12 months following the date of this Offer Memorandum.

8.8	Compensation for members of the Klépierre Boards in connection with the Offer

On the date of this Offer Memorandum, no compensation has been promised to any members of the Klépierre Executive Boards or the Klépierre Supervisory Board which will be granted if the Offer is being declared unconditional (gestanddoening). If compensation would be granted at a later stage to any members of the Klépierre Executive Board or the Klépierre Supervisory Board, such a decision would be taken in 2015 after completion of the Offer, by the Klépierre Supervisory Board following the recommendation of the Compensation and Nominating Committee or by the shareholders of Klépierre.

8.9	Klépierre after completion of the Offer

8.9.1	Expected benefits from the Offer and dividend policy

The contemplated transaction will lead to a unique investment platform in the pure play retail property business in Continental Europe, with the following features:

•	A significant scale-up of footprint in Continental Europe with leading positions in the main European markets. The combined property portfolio encompasses 182 shopping centers for a pro-forma gross asset value of more than EUR 21 billion (total share including duties) and combined 2013 net rental income of more than EUR 1.2 billion:

•	An enlarged joint platform of must-have, non-replicable shopping destinations that are in the best position to attract European customers with Klépierre and Corio each bringing complementary assets;

•	Focus on high demographic and income growth areas, in order to capitalize on the best consumption trends and create broader offer for top brands and retailers, consistent with Klépierre’s and Corio’s strategy; and

•	Best-in-class, fully dedicated local teams with deep knowledge of regional and global retail markets.

•	Presents an enhanced opportunity to capture significant embedded growth and rental income by:

•	Recent upgrading of Klépierre portfolio will enable to accelerate Corio achieving its strategic objectives;

•	Capitalizing on an enlarged pan-European platform to implement active re-tenanting and retail management strategy, boosting traffic and leading to higher rental growth;

•	Accelerating portfolio refocus on the best assets through selective disposals of non-core assets; and

•	Utilising Klépierre’s strong in-house development expertise and financial capacity to capitalize on a combined pipeline worth more than EUR 3 billion of mainly tailor-made shopping centers extensions in the most desirable areas of Continental Europe.

•	A value creating transaction with further opportunities for growth and expected run-rate synergies of c. EUR 60 million:

•	Accelerated rental growth through re-tenanting, additional leasing and specialty leasing;

•	Wide access to the financing market at lower cost of debt; and

•	Improved operations through sharing of best practices.

•	Best in class financial profile

•	Combined market capitalization of more than EUR 10 billion and EUR 5 billion free float[7] will offer global investors a unique highly liquid investment vehicle wholly dedicated to retail property in Continental Europe;

•	Strong credit profile with a combined LTV at c.40%.

The dividend distribution policy of Klépierre is currently based, among other things, on the annual net current cash flow (group share), its financial structure, its investment policy as well as the distribution requirements of the tax regimes applicable to Klépierre. Klépierre’s current dividend policy is based on approximately 80% pay-out ratio of group share net current cash flow.

The proposed dividend target for Klépierre, with distributions made on an annual basis, will be also appreciated in consideration of Corio’s current dividend policy with a view to comply with the FBI requirements and to distribute 80%-90% of its net current cash flow. Klépierre intends to ensure that shareholders benefit from a recurring and growing income over the long term. Klépierre will be subject to specific distribution requirements respectively under the SIIC and the FBI Regimes (reference is made to Section 8.10 (Tax status of Klépierre) for a description of the SIIC regime and Section 7.12 (Tax status of Corio) for a description of the FBI regime).

8.9.2	Intended amendments to the Klépierre Articles of Association

Klépierre has the intention to amend the Klépierre Articles of Association upon completion of the Offer in order to opt out from compulsory application of Article L. 225-123 of the French commercial code relating to double voting right and reflect the share capital increase resulting from the Offer and the Merger (if the Merger is pursued).

8.9.3	Intended changes to the composition of the Klépierre Boards

Klépierre and Corio agreed that upon completion of the Offer, the Klépierre Executive Board shall consist of four members. Corio has the right to identify one new member, which shall be appointed by the Klépierre Supervisory Board in accordance with the Klépierre Articles of Association and applicable laws. The composition of the Klépierre Executive Board is further described in Section 6.14.3 (Composition of the Klépierre Executive Board).

Klépierre and Corio further agreed that upon completion of the Offer, the Klépierre Supervisory Board shall consist of ten members. Five members of the Klépierre Supervisory Board shall be independent in the meaning of the AFEP-MEDEF Code. The composition and appointment of the Klépierre Executive Board is further described in Section 6.14.4 (Composition of the Klépierre Supervisory Board).

[7]	Based on market closing prices as of July 28, 2014.

8.10	Tax status of Klépierre

The preferential tax treatment granted to listed real estate investment companies (SIIC) was introduced by the 2003 Finance Law and is described in Article 208 C of the FTC. The General Shareholders Meeting held on 26th September, 2003, granted its authorization for Klépierre to opt for the SIIC tax status.

This regime applies, upon request from the company, to companies listed on a French regulated market with a minimum share capital of EUR 15 million and whose main business purpose is the purchase or the building of premises for renting purposes, or the direct or indirect detention of participation in legal persons with such a business purpose. The option for the SIIC status is irrevocable.

Option for the SIIC status is also available to non-tax-transparent subsidiaries in which a SIIC holds, directly or indirectly, alone or jointly with another SIIC, at least a 95% interest.

Under the SIIC status, a SIIC company is exempt from French corporate income tax on recurring rental income, income derived from sub-letting properties acquired under a financial lease agreement, income derived from tax-transparent partnerships with the same activities and on capital gains realized on the sale, to non-related entities, of properties, rights related to real estate financial lease agreements, interests in tax-transparent partnerships or shares in subsidiaries that have elected for the SIIC regime, subject to the following distribution requirements:

•	95% of the rental income shall be distributed before the end of the fiscal year following the year in which the income is generated (85% for the amounts paid up to December 31, 2013);

•	60% of the capital gains shall be distributed by the end of the second fiscal year following the year in which they were generated (50% of these capital gains for the amounts paid up to December 31, 2013);

•	Dividends received from (i) subsidiaries having opted for the SIIC status or (ii) other companies having opted for the SIIC status and whose equity and voting rights are held, for 5% or more, by the SIIC company for more than 2 years shall be distributed in full during the fiscal year following the year in which they were received.

Such tax exemption does not cover the 3% dividend tax, provided for by Article 235 ter ZCA of the FTC, due in respect of distributions paid by a SIIC parent company and which are not made to comply with abovementioned distributions requirements.

A SIIC company can engage in activities outside the scope of its main business purpose, subject to the condition that the gross book value of the assets dedicated to those activities does not represent more than 20% of the gross book value of its total assets. Specific rules apply to leasing activities. The profits arising from those side activities are submitted to French corporate income tax under standard conditions.

A company may not benefit from the preferential SIIC status if 60% or more of its equity or voting rights are held by one or several persons (which are non-SIIC entities) acting “in concert” within the meaning of Article L.233-10 of the French commercial code.

Since 1 July 2007, a SIIC is liable for a specific 20% Levy on dividends distributed out of its exempt profits to shareholders, other than individuals, that hold at least 10% of its equity and that are exempt from tax or submitted to tax which amount is less than one third of the corporate income tax that it would have paid in France. Reference is made to 8.3.10 (Disclosure of Ownership Interests in Shares) for a further description of the 20% Levy.

8.11	Further information on Klépierre

Klépierre is subject to information and reporting requirements under French Law and files periodic reports and other information with the AMF. This information is available without charge upon written or oral request and can be found on the website of Klépierre at (www.klepierre.com). Information contained in any website reference in this Offer Memorandum is not incorporated by reference in this Offer Memorandum.

Klépierre is incorporating by reference important information into this Offer Memorandum by referring Shareholders to other documents. The information incorporated by reference is an important part of this Offer Memorandum, and is deemed to be part hereof except for any information superseded by the Offer Memorandum, any accompanying supplement hereto or any document incorporated by reference herein. Klépierre incorporates by reference the documents listed below:

•	The Prospectus approved by the AMF on 27 October 2014, consisting of the 2013 Registration Document of Klépierre, the update of the 2013 Registration Document of Klépierre, the Securities Note and the summary of the Prospectus; and

•	Klépierre’s Articles of Association.

As you read any document that is incorporated by reference herein, you may find inconsistencies in information from one document to another or with this Offer Memorandum. If you find inconsistencies you should rely on the statements made in the most recent document or made with respect to the most recent period referred to in any document. The information included in the Offer Memorandum is the most recent or as recent as compared with the documents and information which are incorporated by reference.

Any statement contained in any document incorporated by reference in this Offer Memorandum in respect of which more recent information is included in this Offer Memorandum or in any document incorporated by reference, shall be deemed to be modified or superseded for the purposes of this Offer Memorandum by such more recent information. Any statement incorporated by reference so modified or superseded shall not be deemed to constitute a part of this Offer Memorandum.

Shareholders may obtain any of these documents, without charge, upon written or oral request to Klépierre, or from Klépierre’s website for the Offer at (www.klepierre.com). Shareholders may request hard copy documents from Klépierre, by contacting the Klépierre no later than five (5) Business Days before the Last Day of Acceptance Period, as it may be extended, to receive them before the expiration of the Acceptance Period. If Shareholders request any documents incorporated by reference, Klépierre will mail them by first class mail or other equally prompt means, within one business day of receipt of a request therefor.

9	FURTHER INFORMATION PURSUANT TO THE DECREE

In addition to the other statements set out in this Offer Memorandum, Klépierre with regard to items (b), (c), (e) and (f), Corio with regard to (d) and (g) and Klépierre and Corio jointly with regard to item (a), hereby declare as follows:

(a)	There have been consultations between Klépierre and the Corio Boards regarding the Offer, which have resulted in (conditional) agreement regarding the Offer. Discussions regarding the Offer, including, but not limited to, the Offer Consideration, the Offer Conditions and the future strategy of the combined group after the Settlement Date, took place between Klépierre and Corio and their respective advisors.

(b)	With due observance of and without prejudice to the restrictions to in Section 2 (Restrictions) and 3 (Important information), the Offer concerns all outstanding Shares in the capital of Corio and applies on an equal basis to all Shares and Shareholders.

(c)	With reference to Annex A, Paragraph 2, Subparagraph 5, 6 and 7 of the Decree, Klépierre, whether directly or indirectly, did not acquire any Shares in the year preceding the date of this Offer Memorandum.

(d)	On 19 September 2014, being the date on which the request for approval of the Offer Memorandum was first sent to the AFM for approval, no securities issued by Corio are held, no transactions or agreements in respect of securities issued by Corio have been effected or have been concluded and no similar transactions have been effected in respect of securities issued by Corio, by any member of the Corio Boards, nor by any of their spouses (echtgenoten), registered partners (geregistreerde partners), under aged children (minderjarige kinderen) and any entities over which these members or other persons referred to have control (zeggenschap hebben in) within the meaning of Annex A, Paragraph 2, Subparagraph 5, 6 and 7 of the Decree, other than described in Section 7.7 (Shareholdings of the members of the Corio Boards) or under the Long Term Incentive Plan as described in Section 7.11 (Incentive policy).

(e)	On 19 September 2014, being the date on which the request for approval of the Offer Memorandum was first sent to the AFM for approval, no securities issued by Corio are held, no transactions or agreements in respect of securities issued by Corio have been effected or have been concluded and no similar transactions have been effected in respect of securities issued by Corio, by any member of the Klépierre Boards, nor by any of their spouses (echtgenoten), registered partners (geregistreerde partners), under aged children (minderjarige kinderen) and any entities over which these members or other persons referred to have control (zeggenschap hebben in) within the meaning of Annex A, Paragraph 2, Subparagraph 5, 6 and 7 of the Decree.

(f)	The costs incurred or to be incurred by Klépierre in relation to the Offer are expected to amount to approximately EUR 30 million and comprise bank advisor fees, listing and Exchange Agent fees, broker commissions, legal fees, financial and tax due diligence fees, public relations and communications advice and printing. These costs will be borne by Klépierre.

(g)	The costs of Corio’s fees of legal advisors, financial advisors, accountants and communications advisors incurred and expected to be incurred in relation to the Offer amount to approximately EUR 50 million. These costs will be borne by Corio.

10	TAX ASPECTS OF THE OFFER AND THE MERGER

10.1	Introduction

The following is a general summary of certain Dutch, French tax consequences of the exchange of Shares for Klépierre Shares pursuant to the Offer and the Merger, if any, and certain Dutch tax consequences of the ownership and disposal of Klépierre Shares, either already held or received pursuant to the Offer or the Merger (if any). The following is not intended to be applicable to all categories of investors and is included for general information purposes only. It does not describe all Dutch, and French tax considerations or consequences relevant to holders of Shares or New Klépierre Shares. ln particular, it does not describe the tax consequences relevant to holders of shares in Klépierre and Corio who have received these shares as employment income, deemed employment income or otherwise as compensation. Any potential investor should consult his own tax advisor for more information about the tax consequences of the implementation of the Offer and of acquiring, owning and disposing of Klépierre Shares.

Except as otherwise indicated, this summary (including the rates and other figures) only addresses Dutch, and French laws and regulations as in effect at the date of this Offer Memorandum and as interpreted in published case law or guidelines on the date hereof. Therefore, this summary is subject to change after that date, including changes that could have retroactive effect. A change in laws and/or regulations may thus invalidate all or part of this summary, which will not be updated to reflect any such changes.

This summary assumes that Klépierre and Corio are organised, and that their business will be conducted, in the manner outlined in this Offer Memorandum. A change to such organisational structure or to the manner in which they conduct their business may invalidate the contents of this summary, which will not be updated to reflect any such change. Where in this summary English terms and expressions are used to refer to Dutch, or French concepts, the meaning to be attributed to such terms and expressions shall therefore be the meaning to be attributed to the equivalent Dutch, and French concepts under Dutch, and French tax law, respectively.

The attention of the investors is drawn to the fact that this information is a summary of the applicable tax regime and their specific situation must be addressed with their own tax advisor. Since this summary is for information purposes only, Klépierre does not guarantee that the interpretation of current law and/or case law by the tax administration or by the courts will not differ from the information below.

The receipt of shares pursuant to the Transactions by a U.S. holder of Shares may be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction under applicable state and local, as well as foreign and other tax laws. Each holder of Shares is urged to consult its independent professional advisor immediately regarding the tax consequences to such holder of the Transactions.

10.2	Material Dutch Tax Consequences

This Section summarizes solely the principal Dutch tax consequences of the Offer and the Merger (if any) and of the ownership and disposition of Klépierre Shares that are issued pursuant to the Offer (or the Merger, if any). It does not purport to describe every aspect of Dutch taxation that may be relevant to a particular holder of Shares or Klépierre Shares in special circumstances or that is subject to special treatment under applicable law.

Where in this Section the terms “the Netherlands” and “Dutch” are used, these refer solely to the European part of the Kingdom of the Netherlands.

10.2.1	Dividend withholding tax in connection with the implementation of the Offer

The exchange of Shares for Klépierre Shares pursuant to the Offer as well as the payment of cash corresponding to the proceeds of the sale of a holder’s fractional entitlement to Klépierre Shares will not be subject to Dutch dividend withholding tax.

10.2.2	Taxes on income and capital gains in connection with the implementation of the Offer

The summary set out in this Section 10.2.2 applies only to a holder of Shares who is a “Dutch Individual holder of Shares”, a “Dutch Corporate holder of Shares” or a “Non-resident holder of Shares”.

(A)	Resident holders of Shares

General

For the purposes of this Section a holder of Shares is a “Dutch Individual holder of Shares” if:

(a)	he is an individual;

(b)	he is resident, or deemed to be resident, in the Netherlands for Dutch income tax purposes, or he has elected to be treated as a resident of the Netherlands for Dutch income tax purposes;

(c)	his Shares and any benefits derived or deemed to be derived therefrom have no connection with his past, present or future employment, if any; and

(d)	his Shares do not form part of a substantial interest or a deemed substantial interest in Corio within the meaning of Chapter 4 of the ITA.

Generally, if a person holds an interest in Corio, such interest forms part of a substantial interest, or a deemed substantial interest, in Corio if any one or more of the following circumstances is present:

1.	Such person – either alone or, in the case of an individual, together with his partner, if any – owns or is deemed to own, directly or indirectly, either a number of shares representing five per cent. or more of Corio’s total issued and outstanding capital (or the issued and outstanding capital of any class of shares), or rights to acquire, directly or indirectly, shares, whether or not already issued, representing five per cent. or more of Corio’s total issued and outstanding capital (or the issued and outstanding capital of any class of shares), or profit participating certificates relating to five per cent. or more of Corio’s annual profit or to five per cent. or more of Corio’s liquidation proceeds.

2.	Such person’s shares, profit participating certificates or rights to acquire shares in Corio are held by him or deemed to be held by him following the application of a non-recognition provision.

3.	Such person’s partner or any of his relatives by blood or by marriage in the direct line (including foster-children) or of those of his partner has a substantial interest (as described under 1. and 2. above) in Corio.

A person who is entitled to the benefits from shares or profit participating certificates (for instance a holder of a right of usufruct) is deemed to be a holder of shares or profit participating certificates, as the case may be, and such person’s entitlement to such benefits is considered a share or a profit participating certificate, as the case may be.

If a holder of Shares is an individual and if he satisfies test (b), but does not satisfy test (c) and/or test (d), his Dutch income tax position is not discussed in this Offer Memorandum. If a holder of Shares is an individual who does not satisfy test (b), please refer to Section (B) (Non-resident holders of Shares) below.

For the purposes of this Section a holder of Shares is a “Dutch Corporate holder of Shares” if:

(i)	it is a corporate entity, including an association that is taxable as a corporate entity, that is subject to Dutch corporation tax in respect of benefits derived from its Shares;

(ii)	it is resident, or deemed to be resident, in the Netherlands for Dutch corporation tax purposes;

(iii)	it is not an entity that, although in principle subject to Dutch corporation tax, is, in whole or in part, specifically exempt from that tax; and

(iv)	it is not an FBI as defined in Article 28 of the CITA.

If a holder of Shares is not an individual and if it does not satisfy any one or more of these tests, with the exception of test (ii), its Dutch corporation tax position is not discussed in this Offer Memorandum. If a holder of Shares is not an individual that does not satisfy test (ii), please refer to Section (B) (Non-resident holders of Shares) below.

Dutch Individual holders of Shares deriving profits or deemed to be deriving profits from an enterprise

If a Dutch Individual holder of Shares holds Shares that are attributable to an enterprise from which the Dutch individual holder of Shares derives or is deemed to derive profits, whether as an entrepreneur or pursuant to a co-entitlement to the net value of an enterprise, other than as a shareholder, the disposal of Shares in exchange for Klépierre Shares pursuant to the Offer, will result in recognition of a capital gain or capital loss for Dutch income tax purposes.

Dutch Individual holders of Shares deriving benefits from miscellaneous activities

If a Dutch Individual holder of Shares derives or is or deemed to be derived any benefits from Shares, that constitute benefits from miscellaneous activities, the disposal of Shares in exchange for Klépierre Shares pursuant to the Offer will result in recognition of a capital gain or capital loss for Dutch income tax purposes.

A Dutch Individual holder of Shares may, inter alia, derive, or be deemed to derive, benefits from Shares that are taxable as benefits from miscellaneous activities in the following circumstances:

(a)	if his investment activities go beyond the activities of an active portfolio investor, for instance in the case of use of insider knowledge or comparable forms of special knowledge; or

(b)	if any benefits to be derived from his Shares, whether held directly or indirectly, are intended, in whole or in part, as remuneration for activities performed by him or by a person who is a connected person to him as meant by Article 3.92b, Paragraph 5, of the ITA.

Other Dutch Individual holders of Shares

If a holder of Shares is a Dutch Individual holder of Shares whose situation has not been discussed before in this Section (A) (Resident Holders of Shares) above, benefits from his Shares are taxed annually as a benefit from savings and investments. Such benefit is deemed to be 4 per cent. per annum of his “yield basis”, generally to be determined at the beginning of the year, to the extent that such yield basis exceeds the “exempt net asset amount” for the relevant year. The benefit is taxed at the rate of 30 per cent. The value of his Shares forms part of his yield basis. Actual benefits derived from his Shares on the disposal of such Shares in exchange for Klépierre Shares pursuant to the Offer are not as such subject to Dutch income tax.

Attribution rule

Benefits derived or deemed to be derived from certain miscellaneous activities by, and yield basis for benefits from savings and investments of, a child or a foster child who is under eighteen years of age are attributed to the parent who exercises, or to the parents who exercise, authority over the child, irrespective of the country of residence of the child.

Dutch Corporate holders of Shares

For a Dutch Corporate holder of Shares, the disposal of Shares in exchange for Klépierre Shares pursuant to the Offer will result in recognition of a capital gain or capital loss for Dutch corporation tax purposes.

(B)	Non-resident holders of Shares

General

The summary set out in this Section (B) (Non-resident holders of Shares) applies only to a holder of Shares who is a Non-resident holder of Shares.

For the purposes of this Section, a holder of Shares is a “Non-resident holder of Shares” if it satisfies the following tests:

(a)	it is neither resident, nor deemed to be resident, in the Netherlands for purposes of Dutch income tax or corporation tax, as the case may be, and, if he is an individual, he has not elected to be treated as a resident of the Netherlands for Dutch income tax purposes;

(b)	its Shares and any benefits derived or deemed to be derived from such Shares have no connection with its past, present or future employment, management activities and functions or membership of a management board or a supervisory board;

(c)	its Shares do not form part of a substantial interest or a deemed substantial interest in Corio Issuer within the meaning of Chapter 4 of the ITA, unless such interest forms part of the assets of an enterprise; and

(d)	if it is not an individual, no part of the benefits derived from its Shares is exempt from Dutch corporation tax under the participation exemption as laid down in the CITA.

See the section (A) (Resident holders of Shares) above for a description of the circumstances under which Shares form part of a substantial interest or a deemed substantial interest in Corio.

If a holder of Shares satisfies test (a), but does not satisfy any one or more of tests (b), (c), and (d), its Dutch income tax position or corporation tax position, as the case may be, is not discussed in this Offer Memorandum.

A Non-resident holder of Shares will not be subject to any Dutch taxes on income or capital gains in respect of the exchange of Shares for Klépierre Shares, except if

1.	he derives profits from an enterprise directly, or pursuant to a co-entitlement to the net value of such enterprise, other than as a holder of securities, which enterprise either is managed in the Netherlands, or is carried on, in whole or in part, through a permanent establishment or a permanent representative which is taxable in the Netherlands, and its Shares are attributable to such enterprise; or

2.	he is an individual and he derives benefits from Shares that are taxable as benefits from miscellaneous activities in the Netherlands.

See Section (A) (Resident holders of Shares) above for a description of the circumstances under which the benefits derived from Shares may be taxable as benefits from miscellaneous activities, on the understanding that such benefits will be taxable in the Netherlands only if such activities are performed or deemed to be performed in the Netherlands.

Attribution rule

Benefits derived or deemed to be derived from certain miscellaneous activities by a child or a foster child who is under eighteen years of age are attributed to the parent who exercises, or the parents who exercise, authority over the child, irrespective of the country of residence of the child.

10.2.3	Registration taxes and duties in connection with the implementation of the Offer

No Dutch registration tax, transfer tax, stamp duty or any other similar documentary tax or duty, other than court fees, will be payable in the Netherlands by the holder of the Shares in respect of or in connection with the exchange of his Shares for Klépierre Shares.

10.2.4	Taxes on income and capital gains after the implementation of the Offer

(A)	Resident holders of Klépierre Shares

General

The summary set out in this Section 10.2.4 applies only to a holder of Klépierre Shares who is a “Dutch Individual holder of Klépierre Shares” or a “Dutch Corporate holder of Klépierre Shares”.

For the purposes of this Section a holder of Klépierre Shares is a “Dutch Individual holder of Klépierre Shares” if:

(a)	he is an individual;

(b)	he is resident, or deemed to be resident, in the Netherlands for Dutch income tax purposes, or he has elected to be treated as a resident of the Netherlands for Dutch income tax purposes;

(c)	his Klépierre Shares and any benefits derived or deemed to be derived therefrom have no connection with his past, present or future employment, if any; and

(d)	his Klépierre Shares do not form part of a substantial interest or a deemed substantial interest in Klépierre within the meaning of Chapter 4 of the ITA.

Generally, if a person holds an interest in Klépierre, such interest forms part of a substantial interest, or a deemed substantial interest, in Klépierre if any one or more of the following circumstances is present:

1.	Such person – either alone or, in the case of an individual, together with his partner, if any – owns or is deemed to own, directly or indirectly, either a number of shares representing five per cent. or more of Klépierre’s total issued and outstanding capital (or the issued and outstanding capital of any class of shares), or rights to acquire, directly or indirectly, shares, whether or not already issued, representing five per cent. or more of Klépierre’s total issued and outstanding capital (or the issued and outstanding capital of any class of shares), or profit participating certificates relating to five per cent. or more of Klépierre’s annual profit or to five per cent. or more of Klépierre’s liquidation proceeds.

2.	Such person’s shares, profit participating certificates or rights to acquire shares in Klépierre are held by him or deemed to be held by him following the application of a non-recognition provision.

3.	Such person’s partner or any of his relatives by blood or by marriage in the direct line (including foster-children) or of those of his partner has a substantial interest (as described under 1. and 2. above) in Klépierre.

A person who is entitled to the benefits from shares or profit participating certificates (for instance a holder of a right of usufruct) is deemed to be a holder of shares or profit participating certificates, as the case may be, and such person’s entitlement to such benefits is considered a share or a profit participating certificate, as the case may be.

If a holder of Klépierre Shares is an individual and if he satisfies test (b), but does not satisfy test (c) and/or test (d), his Dutch income tax position is not discussed in this Offer Memorandum.

For the purposes of this Section a holder of Shares is a “Dutch Corporate holder of Shares” if:

(i)	it is a corporate entity, including an association that is taxable as a corporate entity, that is subject to Dutch corporation tax in respect of benefits derived from its Klépierre Shares;

(ii)	it is resident, or deemed to be resident, in the Netherlands for Dutch corporation tax purposes;

(iii)	it is not an entity that, although in principle subject to Dutch corporation tax, is, in whole or in part, specifically exempt from that tax; and

(iv)	it is not an FBI as defined in Article 28 of the CITA.

If a holder of Klépierre Shares is not an individual and if it does not satisfy any one or more of these tests, with the exception of test (ii), its Dutch corporation tax position is not discussed in this Offer Memorandum.

Dutch Individual holders of Klépierre Shares deriving profits or deemed to be deriving profits from an enterprise

Any benefits derived or deemed to be derived by a Dutch Individual holder of Klépierre shares from Klépierre Shares, including any capital gain realised on the disposal of such Klépierre Shares, that are attributable to an enterprise from which such Dutch Individual holder of Klépierre Shares derives profits, whether as an entrepreneur or pursuant to a co-entitlement to the net value of an enterprise, other than as a shareholder, are generally subject to Dutch income tax at progressive rates.

Dutch Individual holders of Klépierre Shares deriving benefits from miscellaneous activities

Any benefits derived or deemed to be derived by a Dutch Individual holder of Klépierre Shares from Klépierre Shares, including any gains realised on the disposal of such Klépierre Shares, that constitute benefits from miscellaneous activities, are generally subject to Dutch income tax at progressive rates.

A Dutch Individual holder of Klépierre Shares may, inter alia, derive, or be deemed to derive, benefits from Shares that are taxable as benefits from miscellaneous activities in the following circumstances:

(a)	if his investment activities go beyond the activities of an active portfolio investor, for instance in the case of use of insider knowledge or comparable forms of special knowledge; or

(b)	if any benefits to be derived from his Klépierre Shares, whether held directly or indirectly, are intended, in whole or in part, as remuneration for activities performed by him or by a person who is a connected person to him as meant by Article 3.92b, Paragraph 5, of the ITA.

Other Dutch Individual holders of Shares

If a holder of Klépierre Shares is a Dutch Individual holder of Klépierre Shares whose situation has not been discussed before in this Section (A) (Resident holders of Klépierre Shares) above, benefits from his Klépierre Shares are taxed annually as a benefit from savings and investments. Such benefit is deemed to be 4 per cent. per annum of his “yield basis”, generally to be determined at the beginning of the year, to the extent that such yield basis exceeds the “exempt net asset amount” for the relevant year. The benefit is taxed at the rate of 30 per cent. The value of his Klépierre Shares forms part of his yield basis. Actual benefits derived from his Klépierre Shares, including any gain realised on the disposal of such Klépierre Shares, are not as such subject to Dutch income tax.

Attribution rule

Benefits derived or deemed to be derived from certain miscellaneous activities by, and yield basis for benefits from savings and investments of, a child or a foster child who is under eighteen years of age are attributed to the parent who exercises, or to the parents who exercise, authority over the child, irrespective of the country of residence of the child.

Dutch Corporate holders of Shares

Any benefits derived or deemed to be derived by a Dutch Corporate holder of Klépierre Shares from Klépierre Shares, including any gain realised on the disposal thereof, are generally subject to Dutch corporation tax.

10.2.5	Taxes on income and capital gains in connection with the Merger

(A)	Resident holders of Shares

General

The summary set out in this Section 10.2.5 applies only to a holder of Shares who is a “Dutch Individual holder of Shares”, a “Dutch Corporate holder of Shares” or a “Non-resident holder of Shares” as defined in Section 10.2.2.

If a holder of Shares is an individual and if he satisfies test (b) as described in Section 10.2.2, but does not satisfy test (c) and/or test (d) as described in Section 10.2.2, his Dutch income tax position is not discussed in this Offer Memorandum. If a holder of Shares is an individual who does not satisfy test (b) as described in Section 10.2.2, please refer to Section (B) (Non-resident holders of Shares) in this Section below.

If a holder of Shares is not an individual and if it does not satisfy any one or more of these tests, with the exception of test (b) as described in Section 10.2.2, its Dutch corporation tax position is not discussed in this Offer Memorandum. If a holder of Shares is not an individual that does not satisfy test (b). as described in Section 10.2.2, please refer to Section (B) (Non-resident holders of Shares) below.

Dutch Individual holders of Shares deriving profits or deemed to be deriving profits from an enterprise

If a Dutch Individual holder of Shares holds Shares that are attributable to an enterprise from which the Dutch individual holder of Shares derives or is deemed to derive profits, whether as an entrepreneur or pursuant to a co-entitlement to the net value of an enterprise, other than as a shareholder, the disposal of Shares pursuant to the Merger, will result in recognition of a capital gain or capital loss for Dutch income tax purposes.

Dutch Individual holders of Shares deriving benefits from miscellaneous activities

If a Dutch Individual holder of Shares derives or is or deemed to be derived any benefits from Shares, that constitute benefits from miscellaneous activities as described in Section 10.2.2, the disposal of Shares pursuant to the Merger will result in recognition of a capital gain or capital loss for Dutch income tax purposes.

Other Dutch Individual holders of Shares

If a holder of Shares is a Dutch Individual holder of Shares whose situation has not been discussed before in this Section (A) (Resident holders of Shares) above, benefits from his Shares are taxed annually as a benefit from savings and investments. Such benefit is deemed to be 4 per cent per annum of his “yield basis”, generally to be determined at the beginning of the year, to the extent that such yield basis exceeds the “exempt net asset amount” for the relevant year. The benefit is taxed at the rate of 30 per cent. The value of his Shares forms part of his yield basis. Actual benefits derived from his Shares on the disposal of such Shares pursuant to the Merger are not as such subject to Dutch income tax.

Attribution rule

Benefits derived or deemed to be derived from certain miscellaneous activities by, and yield basis for benefits from savings and investments of, a child or a foster child who is under eighteen years of age are attributed to the parent who exercises, or to the parents who exercise, authority over the child, irrespective of the country of residence of the child.

Dutch Corporate holders of Shares

For a Dutch Corporate holder of Shares, the disposal of Shares pursuant to the Merger will result in recognition of a capital gain or capital loss for Dutch corporation tax purposes.

(B)	Non-resident holders of Shares

General

The summary set out in this Section (B) (Non-resident holders of Shares) applies only to a holder of Shares who is a Non-resident holder of Shares as defined in Section 10.2.2.

If a holder of Shares satisfies test (a) as described in Section 10.2.2, but does not satisfy any one or more of tests (b), (c), and (d) as described in Section 10.2.2, its Dutch income tax position or corporation tax position, as the case may be, is not discussed in this Offer Memorandum.

A Non-resident holder of Shares will not be subject to any Dutch taxes on income or capital gains in respect of the disposal of Shares pursuant to the Merger, except if

1.	it derives profits from an enterprise directly, or pursuant to a co-entitlement to the net value of such enterprise, other than as a holder of securities, which enterprise either is managed in the Netherlands, or is carried on, in whole or in part, through a permanent establishment or a permanent representative which is taxable in the Netherlands, and its Shares are attributable to such enterprise; or

2.	he is an individual and he derives benefits from Shares that are taxable as benefits from miscellaneous activities in the Netherlands.

See Section 10.2.2 (A) (Resident holders of Shares) for a description of the circumstances under which the benefits derived from Shares may be taxable as benefits from miscellaneous activities, on the understanding that such benefits will be taxable in the Netherlands only if such activities are performed or deemed to be performed in the Netherlands.

Attribution rule

Benefits derived or deemed to be derived from certain miscellaneous activities by a child or a foster child who is under eighteen years of age are attributed to the parent who exercises, or the parents who exercise, authority over the child, irrespective of the country of residence of the child.

10.2.6	Dividend withholding tax in connection with the Merger

The Merger will not be subject to Dutch dividend withholding tax, except with respect to payments of Cash Compensation to a Withdrawing Shareholder, which may be subject to Dutch dividend withholding tax if and to the extent that such Cash Compensation exceeds the average capital recognised as paid-in for Dutch dividend withholding tax purposes.

10.2.7	Credit for French dividend withholding tax

General

Dividends distributed by Klépierre are generally subject to French dividend withholding tax.

Dutch Individual and Dutch Corporate holders of Klépierre Shares

A Dutch Individual holder of Klépierre Shares (other than an individual who is not resident or deemed to be resident in the Netherlands, but who has elected to be treated as a resident of the Netherlands) or a Dutch Corporate holder of Klépierre Shares can generally credit French dividend withholding tax against their Dutch income tax or Dutch corporation tax liability, as the case may be, provided the dividends paid by Klépierre form part of the Dutch taxable income and/or profits of the Dutch individual or Dutch Corporate holder of Klépierre Shares, as the case may be, subject to certain limitations.

See Section 10.2.4 (A) (Resident holders of Klépierre Shares) for a definition of a Dutch individual holder of Klépierre Shares and a Dutch corporate holder of Klépierre Shares.

10.2.8	Gift and inheritance taxes

If a holder of Klépierre Shares disposes of Klépierre Shares by way of gift, in form or in substance, or if a holder of Klépierre Shares who is an individual dies, no Dutch gift tax or Dutch inheritance tax, as applicable, will be due, unless:

(i)	the donor is, or the deceased was, resident or deemed to be resident in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax, as applicable; or

(ii)	the donor made a gift of Klépierre Shares, then became a resident or deemed resident of the Netherlands, and died as a resident or deemed resident of the Netherlands within 180 days of the date of the gift.

For purposes of the above, a gift of Klépierre Shares made under a condition precedent is deemed to be made at the time the condition precedent is satisfied

10.3	Material French Tax Consequences

The following is a general summary of certain French tax consequences in relation with the Offer and the Merger, if any, for Corio shareholders qualifying as French tax residents.

For a description of certain French tax consequences in relation to the ownership and disposal of Klépierre Shares received as result of the Offer or the Merger, if any, and held by holders qualifying as non-French tax residents, reference is made to the Prospectus.

This summary is intended only as a descriptive summary of certain provisions of French tax law and regulations which, due to its summary character, does not cover all details and tax exemptions which may apply in specific individual cases, and may even require a deviation therefrom.

Furthermore, it is based on French tax and practices in force as of the date hereof, all of which are subject to change, possibly with retroactive effect, or to different interpretations.

All shareholders of Corio should consult their usual tax advisors about the tax consequences of acquiring, owning and disposing of Klépierre Shares, including the relevance to their particular situation of considerations discussed below.

10.3.1	Tax regime of the Offer

The tax regime described in this section only summarizes the main French tax consequences applicable to shareholders of Corio which are resident in France for French tax purposes and which will receive Klépierre Shares in exchange of their Shares pursuant to the Offer.

Furthermore, it only purports to describe the tax treatment applicable to (i) individuals who are French tax residents and are acting within the framework of the management of their private assets and who do not perform stock exchange transactions on a regular basis and (ii) legal entities which are tax residents of France and subject to corporate income tax.

10.3.1.1	Individuals who are French tax residents acting within the framework of the management of their private assets and who do not perform stock exchange transactions on a regular basis – income tax considerations

In accordance with Article 150-0 B of the FTC, the capital gain or capital loss on the exchange of Shares for Klépierre Shares made within the framework of the Offer should be subject to a tax deferral regime (sursis d’imposition) and should therefore not be taken into account in determining income tax for the year of the exchange.

As a result, in particular, the exchange transaction does not have to be declared by the taxpayer and any losses made upon the exchange cannot be recorded for the year of the exchange and therefore may not be deducted from capital gains realised during the year of the exchange or the ten (10) following years.

The tax deferral expires, in particular, on the sale, redemption, repayment or cancellation of the Klépierre Shares received in exchange of Shares. The net gain made on the event ending the deferral will be calculated on the basis of the cost price for tax purposes of the Shares and according to the rules of taxation which apply on the date of said event.

When the holder receives a cash payment in compensation for fractional shares, the exchange transaction constitutes, for the amount of this compensation, a sale transaction taxable under the terms of ordinary French law (droit commun) (BOI-RPPM-PVBMI-30-10-20 §310).

10.3.1.2	Legal entities which are tax residents of France and subject to corporate income tax – corporate income tax considerations

Article 38-7 of the FTC provides for a tax deferral of profits and losses arising on public exchange offer transactions. Therefore, in accordance with the provisions of Article 38-7 of the FTC, the profit or loss arising on the exchange of Shares for Klépierre Shares made within the framework of the Offer is included in the profits of the financial year during which the Klépierre Shares received in exchange will be disposed of. Compliance with the terms of this Article is mandatory.

The profit or loss arising on the subsequent transfer of Klépierre Shares received in exchange will be determined in relation to the tax value of the exchanged Shares. For the purposes of the French participation exemption regime provided for in Article 219 of the French tax code, if applicable, the holding period for Klépierre Shares will be assessed from the date of acquisition of the exchanged Shares.

Under the terms of the provisions of Article 54 septies of the FTC, legal entities benefiting from the tax deferral regime set out in Article 38-7 of the FTC shall comply with the specific declarative obligations mentioned in that Article.

When the holder receives a cash payment in compensation for fractional shares, the exchange transaction should constitute, for the amount of this compensation, a sale transaction taxable under the terms of ordinary French law (droit commun).

10.3.1.3	Registration duties

No registration duties or similar transfer taxes should be due upon the exchange of Shares for Klépierre Shares.

French tax on financial transactions (TTF) provided for in Article 235 ter ZD of the FTC should not apply to the Klépierre Shares received by Corio shareholders in the context of the Offer, provided that Klépierre Shares remitted to the Offer are newly issued shares.

10.3.2	Tax regime of the Merger

The tax regime described in this paragraph only summarizes the main French tax consequences applicable to shareholders of Corio which are resident of France for French tax purposes other than Klépierre and which would exchange their Shares for Klépierre Shares as a result of the Merger, should the latter take place.

Furthermore, it only purports to describe the tax treatment applicable to (i) individuals who are French tax residents and are acting within the framework of the management of their private assets and who do not perform stock exchange transactions on a regular basis and (ii) legal entities which are tax residents of France and subject to corporate income tax.

The French tax authorities confirmed on 20 October 2014 that the Merger, should it take place, could be implemented under the French tax neutrality regime (in accordance with Article 210 A and Article 208 C bis of the FTC) while preserving the benefit of the SIIC regime to which Klépierre and Corio are currently subject. It is also envisaged to implement the merger under the French favorable tax regime provided for by article 816 of the FTC in respect of French registration duties, it being specified that a tax ruling is being sought from the French tax authorities to that effect.

10.3.2.1	Individuals who are French tax residents acting within the framework of the management of their private assets and who do not perform stock exchange transactions on a regular basis – income tax considerations

The tax regime applicable to the exchange of the Shares for the Klépierre Shares should be similar to the one described above with respect to the Offer (see. Section 10.3.1.1).

In addition, pursuant to Article 121, 1°, al.2 of the FTC, the allocation of Klépierre Shares to the shareholders should not be considered as a distribution of income subject to taxation within the context of the Merger (as such Merger is implemented in accordance with the provisions of Article 210-0 A of the FTC).

10.3.2.2	Legal entities which are tax residents of France and subject to corporate income tax – corporate income tax considerations

Article 38-7 bis of the FTC provides for a tax deferral of profits and losses arising on the exchange of shares in the context of a merger implemented in accordance with the provisions of Article 210-0 A of the FTC. Therefore, in accordance with the provisions of Article 38-7 bis of the FTC, the profit or loss arising on the exchange of Shares for Klépierre Shares made within the framework of the Merger will be included in the profits of the financial year during which the Klépierre Shares received in exchange are disposed of. Compliance with the terms of this Article is not mandatory and will apply upon election of the shareholder.

The profit or loss arising on the subsequent transfer of Klépierre Shares received in exchange will be determined in relation to the tax value of the Shares in the accounts of the legal entity concerned.

Under the terms of the provisions of Article 54 septies of the FTC, legal entities benefiting from the tax deferral regime set out in Article 38-7bis of the FTC shall comply with the specific declarative obligations mentioned in that Article.

In addition, pursuant to Article 121, 1°, al.2 of the FTC, the allocation of Klépierre Shares to the shareholders should not be considered as a distribution of income subject to taxation within the context of Merger (as such Merger is implemented in accordance with the provisions of Article 210-0 A of the FTC).

10.3.2.3	Registration duties

No registration duties or similar transfer taxes should be due upon the exchange of Shares for Klépierre Shares.

French tax on financial transactions (TTF) provided for in Article 235 ter ZD of the FTC should not apply to the Klépierre Shares received by Corio shareholders in the context of the Merger.

11	PRESS RELEASES

11.1	Joint press release regarding Initial Announcement dated 29 July 2014

This is a joint press release by Klépierre S.A. and Corio N.V. pursuant to the provisions of Section 5 Paragraph 1 and Section 7 Paragraphs 4 and 5 of the Netherlands Decree on Public Takeover Bids (Besluit Openbare Biedingen Wft) in connection with the intended public exchange offer by Klépierre S.A. for all the issued and outstanding ordinary shares in the capital of Corio N.V. This announcement does not constitute an offer, or any solicitation of any offer, to buy or subscribe for any securities in Corio N.V. Any offer will be made only by means of an offer memorandum and a prospectus. This announcement is not for release, publication or distribution, in whole or in part, in or into, directly or indirectly, the United States, Canada or Japan.

Klépierre and Corio to create the leading pure play retail property company in Europe

Paris, France and Utrecht, Netherlands, 29 July 2014 - Klépierre S.A. (Klépierre) (Euronext Paris) and Corio N.V. (Corio) (Euronext Amsterdam) announce that they have reached conditional agreement to create the leading pure play retail property company in Europe.

The transaction offers a unique value proposition to both Klépierre and Corio shareholders:

•	Scale-up effect, with gross asset value (“GAV”) in excess of EUR21 billion and a wider combined footprint of prime shopping destinations in key strategic regions of Europe;

•	Significant organic growth upside through active leasing strategy on a wider platform, acceleration of the portfolio refocus process and more than EUR3 billion development pipeline, with the support of Simon Property Group;

•	Best-in-class financial profile with combined market capitalization of more than EUR10 billion and LTV at c.40%;

•	A value creating transaction, immediately accretive, with expected run-rate synergies of c. EUR60 million; and

•	David Simon, Chairman of the Supervisory Board of Klépierre, will remain Chairman of the combined group.

The Management and Supervisory Boards of both companies have unanimously recommended the terms of the contemplated transaction.

Simon Property Group and BNP Paribas, Klépierre’s largest shareholders, as well as APG, Corio’s largest shareholder, fully support the contemplated transaction. APG has agreed to irrevocably tender its 30.6% Corio shares to Klépierre.

The transaction will be completed via a recommended public exchange offer to be made by Klépierre for 100% of the issued and outstanding ordinary shares of Corio (the “Offer”).

Under the terms of the offer, Corio shareholders will receive 1.14 Klépierre ordinary shares for each Corio ordinary share, valuing Corio at an enterprise value of EUR7.2 billion based on Klépierre’s share price as of 28 July 2014.

Corio trading update

Klépierre has reported its H1 2014 results on 21 July 2014. Corio’s preliminary unaudited results for H1 2014 indicate an NRI of c. EUR177 million and a direct result of c. EUR123 million or EUR1.24 on a per share basis. Preliminary unaudited EPRA NAV and EPRA NNNAV are expected to come out at c. EUR38.2 and EUR34.9 per share, respectively. As per H1 2014, LTV and ICR will likely amount to c. 42% and 3.5x, respectively.

At the end of H1 2014, gross asset value amounted to c. EUR7.3 billion (including transfer duties). During H1 2014 assets disposed and transferred added up to EUR397 million. Taking into account the assets sold during H1 2014 and looking forward to the full year, Corio expects to arrive at a direct result between EUR227 million and EUR233 million or between EUR2.28 and EUR2.34 on a per share basis for 2014. Full H1 2014 results will be published as scheduled on August 6, 2014 after trading.

Transaction highlights

The transaction will lead to a unique investment platform in the pure play retail property business in Continental Europe, with the following features:

•	A significant scale-up of footprint in Continental Europe with leading positions in the main European markets. The combined property portfolio encompasses 182 shopping centers for a pro-forma gross asset value of more than EUR21 billion (total share including duties) and combined 2013 net rental income of more than EUR1.2[8] billion:

•	An enlarged joint platform of must-have, non-replicable shopping destinations that are in the best position to attract European customers with Klépierre and Corio each bringing complementary assets;

•	Focus on high demographic and income growth areas, in order to capitalize on the best consumption trends and create broader offer for top brands and retailers, consistent with Klépierre’s and Corio’s strategy; and

•	Best-in-class, fully dedicated local teams with deep knowledge of regional and global retail markets.

•	Presents an enhanced opportunity to capture significant embedded growth and rental income by:

•	Recent upgrading of Klépierre portfolio, supported by Simon Property Group, will enable to accelerate Corio achieving its strategic objectives;

•	Capitalizing on an enlarged pan-European platform to implement active re-tenanting and retail management strategy, boosting traffic and leading to higher rental growth;

•	Accelerating portfolio refocus on the best assets through selective disposals of non-core assets; and

•	Utilising Klépierre’s strong in-house development expertise and financial capacity to capitalize on a combined pipeline worth more than EUR3 billion of mainly tailor-made shopping centers extensions in the most desirable areas of Continental Europe.

•	A value creating transaction with further opportunities for growth and expected run-rate synergies of c. EUR60 million:

•	Accelerated rental growth through re-tenanting, additional leasing and specialty leasing;

•	Wide access to the financing market at lower cost of debt; and

•	Improved operations through sharing of best practices.

[8]	Based on 2013 Klépierre’s and Corio’s reported figures.

•	Best in class financial profile

•	Combined market capitalization of more than EUR10 billion and EUR5 billion free float will offer global investors a unique highly liquid investment vehicle wholly dedicated to retail property in continental Europe;

•	Strong credit profile with a combined LTV at c.40%.

•	Klépierre will launch a recommended public exchange offer for 100% of the share capital of Corio with an exchange ratio of 1.14 Klépierre’s ordinary share per Corio share implying a price of EUR41.4 per Corio share based on Klépierre’s closing price on 28 July 2014

•	The transaction has been unanimously recommended by Corio Management and Supervisory Boards and by Klépierre Executive and Supervisory Boards

•	Simon Property Group and BNP Paribas, Klépierre’s largest shareholders as well as APG, Corio’s largest shareholder, fully support the contemplated transaction. APG has agreed to irrevocably tender its 30.6% Corio shares to Klépierre

•	It is intended to maintain the tax provisions for Klépierre and Corio with respect to the SIIC and FBI regimes in France and the Netherlands respectively

•	Settlement is expected in the 1st quarter of 2015

Laurent Morel, Chairman of the Executive Board of Klépierre

“The transaction we propose today will create the leading pan-European pure player retail property company, with an unrivalled footprint in Continental Europe, a consistent portfolio of leading shopping centers and a team of seasoned professionals with deep knowledge of regional retail markets. Leveraging the retail focus, complementary footprint and shared strategic vision of both groups, we will be better positioned to further implement and accelerate the reshaping of our portfolios and seize new development opportunities. We believe this is a unique opportunity to drive change in the retail landscape for the benefit of our clients and our customers, our employees and our shareholders.”

Gerard Groener, Corio CEO

“We are excited to be creating the leading pan-European pure player retail property company. Both companies firmly believe that all of our stakeholders will benefit from the proposed transaction. Size is becoming an increasingly decisive factor in the retail property market in order to create attractive shareholder returns over the long term and being able to compete for larger high-performing retail properties. The combined group is geographically complementary and will benefit from significant scale advantages, synergies and a solid financial position. I am confident it will play a leading role in further consolidating the global real estate investment industry.”

Strategic rationale

Significant scale-up of operating portfolio

With the contemplated transaction, Klépierre and Corio will create the leading pan-European pure player retail property company. The combined group will operate 182 shopping destinations in 16 European countries, with a combined gross asset value of more than EUR21 billion. The combined portfolio will provide the ideal platform for further expansion of Klépierre’s know-how and positioning to retailers and brands, which in turn will support the objective of being recognized as the most effective shopping center platform across Europe.

Through the contemplated transaction, Klépierre will develop strong bases in three new countries (the Netherlands, Germany and Turkey), and reinforce its positions in France, Italy and Iberia. Corio assets in these regions are mostly located in dynamic urban hubs with strong and sustainable demographic growth (Grenoble, Marseilles, Amsterdam, Istanbul), and above average purchasing power (Rome, Turin, Rotterdam, Utrecht, Madrid, Berlin).

Over the last few years, Corio has executed a strategy of refocusing on leading shopping centers in their catchment areas, such that most of the acquired assets benefit from the same dynamics and competitive advantages as those of Klépierre.

Ideal portfolio for implementing value creation know-how within the group

The 57 shopping destinations offer an ideal portfolio for fully capturing embedded growth and rental income potential of the assets. Klépierre will leverage the best available knowledge within the combined new group to implement its strategy.

With respect to the core shopping centers, the combined group will implement retail asset management expertise comprised of active re-tenanting actions and innovative marketing approaches by leveraging Klépierre’s track record. In terms of re-tenanting, the combined group will apply a dynamic strategy that focuses on offering the best-performing retailers the most suitable retail format, promoting the cross-fertilization of best retailers in new territories and accelerating the re-tenanting of the less performing units. In terms of innovative marketing approaches, the combined group will identify the best operating practices and deploy them across the wider portfolio, accelerate digital connection with retailers and shoppers, and further roll out large-scale marketing events for leading brands across several shopping destinations. Further development of specialty leasing is also anticipated considering the high appeal of the new platform for the best brands.

Since 2012, Klépierre has demonstrated its acute capital management through the sale of EUR3.6 billion of non-core assets. Corio has also made substantial progress over the last 18 months with its divestment plan. Post closing, the combined group will continue asset recycling through periodic portfolio review. Specific disposal processes will be defined for non-core assets. Proceeds from these disposals will provide financial flexibility for investment in the shopping centers, standing or projected, which are core to the implementation of the strategy of the combined group.

The combined group will have a development pipeline of more than EUR3 billion. Specific attention will be paid to committed projects in order to secure or enhance expected returns through a shared approach to leasing and cost management. All controlled and identified projects will be streamlined in order to optimize conception and execution. Lastly, the development potential of each site will be evaluated. Shopping centers with demonstrated potential will be reviewed in order to develop new extension plans.

Identified synergies of c. EUR60 million in run-rate, to be reached in 3 to 5 years

The parties have identified synergies of c. EUR60 million in run-rate, to be reached in 3 to 5 years.

Half of the synergies will be driven by the incremental rental income expected from the implementation of leasing, re-tenanting, innovative marketing and specialty leasing efforts.

The other half will come not only from operational improvements and the sharing of best practices between Klépierre and Corio teams but also from the financial savings that will result from the gradual refinancing of Corio’s debt, which will benefit from the stronger credit profile of the combination.

Transaction structure

Klépierre S.A. (Klépierre) and Corio N.V. (Corio) have reached conditional agreement to effect a strategic combination of their businesses by executing a merger protocol dated 29 July 2014 (the “Merger Protocol”). It is intended that this combination will be achieved by means of a recommended public exchange offer to be made by Klépierre for all issued and outstanding ordinary shares of Corio (the “Offer”).

Under the terms of the Offer, each Corio shareholder will receive 1.14 Klépierre ordinary shares (“Klépierre share”) for each Corio ordinary share (“Corio share”) that it holds (the “Exchange Ratio”). The Exchange Ratio implies a price of EUR41.4 per Corio share based on the Klépierre closing price of EUR36.4 on 28 July 2014, the last trading day prior to this announcement. The Exchange Ratio represents a 15.6% premium based on the closing price of EUR35.8 per Corio share on 28 July 2014, the last trading day prior to this announcement. Corio and Klépierre have agreed not to pay or declare any (interim) dividend or to make any distribution in kind until completion of the Offer.

Assuming 100% of Corio shares are tendered, Simon Property Group, BNP Paribas and APG will respectively hold 18.5%, 13.7% and 13.6% of adjusted Klépierre shares after the Offer (on the basis of Corio and Klépierre outstanding number of shares excluding treasury shares).

Klépierre shares are intended to be listed on both Euronext Paris and Euronext Amsterdam as of completion of the Offer.

Klépierre and Corio may further integrate their businesses after completion of the Offer by means of a cross-border merger with Klépierre as the surviving entity and Corio as the disappearing entity (the “Merger” and together with the Offer, the “Transaction”).

Unanimously recommended by Corio’s Management & Supervisory Boards

After careful consideration, the Supervisory Board and Management Board of Corio believe the Transaction to be in the best interests of Corio and its stakeholders, including its shareholders, and unanimously recommend the Offer for acceptance and the Merger for approval to the Corio shareholders. In this respect, Deutsche Bank AG, London Branch and Goldman Sachs International have issued a fairness opinion to the Supervisory Board and Management Board of Corio, each to the effect that the Exchange Ratio of 1.14 Klépierre shares for each Corio share is fair to the Corio shareholders from a financial point of view.

An extraordinary general meeting of shareholders of Corio, discussing the Offer and resolving on the implementation of the Merger and related governance matters (the “Corio Resolutions”), is expected to take place in Q4 2014. The Supervisory Board and the Management Board of Corio shall propose and recommend the Corio Resolutions to the Corio shareholders.

The Supervisory Board and the Management Board of Corio may revoke, modify, amend or qualify their recommendation in case of a Competing Offer (as defined below) or in case Klépierre’s share price drops below EUR29.8 and a price that represents 20% underperformance compared to FTSE EPRA/NAREIT Developed Europe Index measured on closing of either the first trading day after the approval by the AFM of the offer memorandum or five trading days prior to the Corio EGM.

Unanimously recommended by Klépierre’s Executive & Supervisory Boards

The Supervisory Board and the Executive Board of Klépierre unanimously support the Transaction. An extraordinary general meeting of shareholders of Klépierre, resolving on the issuance of new Klépierre shares to Corio shareholders, the implementation of the merger and governance matters related to the Transaction (the “Klépierre Resolutions”), is expected to take place in Q4 2014. The Supervisory Board and the Executive Board of Klépierre shall propose and recommend the Klépierre Resolutions to Klépierre’s shareholders.

The Supervisory Board and the Executive Board of Klépierre may revoke, modify, amend or qualify their recommendation in case of a Competing Offer (as defined below).

Irrevocable undertakings

APG, Corio’s largest shareholder with a 30.6% interest, has entered into an irrevocable undertaking with Klépierre to tender its Corio shares under the terms of the Offer, to vote in favour of the Corio Resolutions and to support the Transaction in accordance with the terms of the irrevocable undertaking.

Klépierre’s largest shareholders, Simon Property Group, with a 29.4% interest in Klépierre, and BNP Paribas, with a 21.7% interest in Klépierre9, have agreed to an irrevocable undertaking to support the Transaction and to vote in favour of the Klépierre Resolutions.

In accordance with the applicable Dutch public offer rules, any information shared with APG, Simon Property Group and BNP Paribas about the Offer shall be included in the offer memorandum and Klépierre prospectus (if and when issued).

Corporate governance

After successful completion of the Offer, the Klépierre Supervisory Board will consist of ten members of which five will be independent within the meaning of the French AFEP-MEDEF Code. One new independent member of the Klépierre Supervisory Board will be identified by Corio, subject to Klépierre’s consent. The other five members of the Klépierre Supervisory Board shall be identified by Simon Property Group (which shall identify three members, including the Chairman of the Klépierre Supervisory Board), BNP Paribas (which shall identify one member) and APG (which shall identify one member). In addition, after successful completion of the Offer, the Klépierre Executive Board will consist of four members, one of whom will be identified by Corio, subject to Klépierre’s consent.

After successful completion of the Offer, the Corio Supervisory Board will consist of five members including three new members to be identified by Klépierre initially and two current members of the Corio Supervisory Board qualifying as independent within the meaning of the Dutch Corporate Governance Code, who will be identified by Corio before launch of the Offer (the “Continuing Members”).

Non-financial covenants

Klépierre and Corio have agreed to certain covenants in respect of the combined group’s strategy, protection of minority shareholders, financing, corporate governance, employees and post-closing measures for a period of two years after completion of the Transaction.

[9]	Based on outstanding number of shares excluding treasury shares.

Klépierre will respect the existing employment rights and benefits of the Corio employees, including under any existing covenants with the Corio Works Council, employment agreements and pension plans. Following settlement, all positions with overlap between Klépierre and Corio will be selected based on fair allocation principles or any other business oriented objective principles, irrespective of nationality or current employer. The combined company will foster a culture of excellence, where qualified employees are offered attractive training and national and international career progression based on available opportunities.

The companies envisage that the combined business of Corio and Klépierre remains properly financed to safeguard the continuity of the business and the execution of the strategy.

Klépierre and Corio have agreed that the Continuing Members will have certain veto rights to safeguard these non-financial covenants. If as a result of the Merger Corio N.V. would cease to exist, Corio Nederland B.V. will install a Supervisory Board and the Continuing Members will be appointed to such Supervisory Board.

FBI and SIIC status

Following the completion of the Transaction, Klépierre intends continuing the application of the Dutch fiscal investment institution regime (fiscale beleggings instelling) (FBI) in respect of Corio and intends to maintain the status as French Société d’Investissement Immobilier Cotée (SIIC).

Acquisition of 100%

Klépierre’s willingness to pay the Exchange Ratio is predicated on the acquisition of 100% of Corio’s ordinary shares. Klépierre and Corio anticipate that full integration of the Corio business will deliver substantial operational, commercial, organizational and financial benefits, which could not, or only partially, be achieved if Corio were to continue as a standalone entity with a minority shareholder base.

The full integration of Klépierre and Corio may be effected by means of the Merger, following settlement of the Offer. Klépierre and Corio may prepare for the Merger simultaneously with the Offer (subject to completing appropriate information-consultation proceedings). If it is decided to prepare for the Merger, Klépierre and Corio will prepare a joint cross-border merger proposal which will be made publicly available. Klépierre and Corio will both hold a general meeting of their respective shareholders in order to obtain shareholder approval for the Klépierre Resolutions and the Corio Resolutions respectively.

Klépierre may utilize all other available legal measures such as statutory squeeze-out proceedings or the sale of Corio’s assets and liabilities in order to acquire full ownership of Corio’s outstanding shares and/or its business.

Offer commencement conditions

The commencement of the Offer is subject to the satisfaction or waiver of customary commencement conditions for a transaction of this kind, including:

(i)	the fulfilment of Corio’s information and consultation procedures laid down in Dutch works council consultation procedures and other (employee) related procedures;

(ii)	all competition filings having been made or requested;

(iii)	no material breach of the Merger Protocol having occurred;

(iv)	no material breach of the irrevocable undertakings by Simon Property Group, BNP Paribas and APG;

(v)	no revocation or amendment of the recommendation of the Klépierre and Corio Boards;

(vi)	no material adverse effect relating to Corio having occurred;

(vii)	the Dutch Autoriteit Financiële Markten (the “AFM”) having approved the offer memorandum, the French Autorité des Marchés Financiers (the “AMF”) having approved the Klépierre prospectus and the Klépierre prospectus having been validly passported to the Netherlands;

(viii)	no potential Competing Offer (as defined below) or mandatory offer having been announced;

(ix)	trading in Corio or Klépierre shares, respectively on Euronext Amsterdam and Euronext Paris not having been suspended or ended as a result of a listing measure;

(x)	no notification having been received from the AFM that investment firms will not be allowed to cooperate with the Offer;

(xi)	no order, stay, judgment or decree having been issued prohibiting the Offer; and

(xii)	if required by the AFM, Klépierre having obtained an Alternative Investment Fund Managers licence pursuant to the Alternative Investment Fund Managers Directive (the “AIFM Licence”).

Offer conditions

If and when made, the consummation of the Offer will be subject to the satisfaction or waiver of the following offer conditions, including:

(i)	a minimum acceptance level of at least 95% of the issued share capital of Corio, which will be reduced to 80% if the Corio general meeting of shareholders has approved the Merger;

(ii)	competition clearances having been obtained;

(iii)	the Klépierre general meeting of shareholders having adopted resolutions relating to the issuance of new shares and Transaction related resolutions regarding governance;

(iv)	the Corio general meeting of shareholders having adopted the resolutions required for the Merger with a 66.67% majority, such conditions to be waived by Klépierre if 95% of the Corio shares have been tendered under the Offer;

(v)	the Corio general meeting of shareholders having adopted the resolutions required for the appointment of members of the Management Board;

(vi)	no material breach of the Merger Protocol having occurred;

(vii)	no material breach of the irrevocable undertakings by Simon Property Group, BNP Paribas and APG;

(viii)	no material adverse effect relating to Corio having occurred;

(ix)	no potential Competing Offer (as defined below) or mandatory offer having been announced;

(x)	no revocation or amendment of the recommendation of the Klépierre and Corio Boards;

(xi)	the AMF having approved the supplement to the Klépierre prospectus (if any) and the supplement to the Klépierre prospectus (if any) having been validly passported to the Netherlands;

(xii)	approval from Euronext Amsterdam and Euronext Paris for listing of the (new) Klépierre shares having been obtained;

(xiii)	trading in respectively Corio or Klépierre shares on Euronext Amsterdam and Euronext Paris not having been suspended or ended as a result of a listing measure;

(xiv)	no notification having been received from the AFM that investment firms will not be allowed to cooperate with the Offer;

(xv)	no order, stay, judgment or decree having been issued prohibiting the Offer;

(xvi)	if required by the AFM, Klépierre having obtained an AIFM Licence; and

(xvii)	if Corio requires an AIFM Licence, the AFM not having objected to Klépierre’s proposed qualified holding following the Offer.

Merger conditions

The obligation of the Parties to implement and execute the Merger shall be subject to the satisfaction or waiver of Merger conditions, including:

(a)	the conditions set out in the Offer conditions under (ii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiv), (xv), (xvi) and (xv).

(b)	the amount of shares held by the dissenting shareholders represent less than 5% of Corio’s issued share capital;

(c)	the Klépierre general meeting of shareholders having adopted the resolutions relating to the Merger and Transaction related resolutions regarding governance;

(d)	the Corio general meeting of shareholders having adopted the resolutions required for the Merger with a 66.67% majority

(e)	obtaining confirmations sought from French tax authorities; and

(f)	the Offer having been declared unconditional and having been settled.

Competing Offer

Klépierre and Corio may terminate the Merger Protocol if a bona fide third-party offeror makes an offer which exceeds the Exchange Ratio by 3% (if fully in cash) and 6% (if fully in stock), and, in the reasonable opinion of the Supervisory Board and the Management Board of Corio, is a substantially more beneficial offer than the Offer and is launched or is committed to be launched within eight weeks (a “Competing Offer”).

In the event of a Competing Offer, Klépierre will be given the opportunity to match such offer, in which case the Merger Protocol may not be terminatedby Corio. Corio has entered into customary undertakings not to solicit third-party offers.

Termination fee and reverse termination fee

In case of termination of the Merger Protocol because of a material breach of the Merger Protocol, the breaching party will forfeit a EUR36.1 million termination fee to the non-breaching party. In case of termination of the Merger Protocol because of a Competing Offer, Corio will forfeit a EUR36.1 million termination fee to Klépierre.

Transaction funding

Klépierre will hold a general meeting of shareholders no later than seven (7) Business Days before the completion of the Offer to resolve on the issuance of the requisite number of shares to be issued in connection with the Offer.

Indicative timetable

Klépierre and Corio will seek to obtain all the necessary approvals and competition clearances as soon as is practicable and will complete the required information and consultation procedures with Corio’s and Klépierre’s works councils and unions as soon as possible.

Offer

Klépierre intends to submit a request for approval of the offer memorandum to the AFM within 12 weeks from today and to publish the offer memorandum after approval from the AFM in accordance with the applicable statutory timetable. The offer memorandum and the Klépierre prospectus are expected to be published and the Offer is expected to be launched in Q4 2014.

General meetings of shareholders

In Q4 2014, Corio is expected to hold a general meeting of shareholders in order to obtain shareholders approval for the Corio Resolutions. Klépierre is expected to hold a general meeting of shareholders in Q4 2014 in order to obtain shareholders approval for the Klépierre Resolutions.

Transaction advisors

In connection with the Transaction, Klépierre’s financial advisors are BNP Paribas and Lazard, and its legal counsels are Bredin Prat, De Brauw Blackstone Westbroek and Loyens & Loeff (for Dutch tax aspects). On behalf of Corio, Deutsche Bank AG, London Branch and Goldman Sachs International are acting as financial advisors and Allen & Overy LLP is acting as legal counsel. Freshfields Bruckhaus Deringer provided legal advice to Deutsche Bank AG, London Branch and Goldman Sachs International.

Further information

The information in this press release is not intended to be complete and for further information explicit reference is made to the offer memorandum and the Klépierre prospectus, both of which are expected to be published in Q4 2014. The offer memorandum will contain details of the Transaction and the Klépierre prospectus will contain information on Klépierre. The Corio shareholders are advised to review the offer memorandum and Klépierre prospectus in detail and to seek independent advice where appropriate in order to reach a reasoned judgment in respect of the content of the offer memorandum, the Klépierre prospectus and the Transaction itself.

Corio trading update

Klépierre has reported its H1 2014 results on 21 July 2014. Corio’s preliminary unaudited results for H1 2014 indicate an NRI of c. EUR177 million and a direct result of c. EUR123 million or EUR1.24 on a per share basis. Preliminary unaudited EPRA NAV and EPRA NNNAV are expected to come out at c. EUR38.2 and EUR34.9 per share, respectively. As per H1 2014, LTV and ICR will likely amount to c. 42% and 3.5x, respectively.

At the end of H1 2014, gross asset value amounted to c. EUR7.3 billion (including transfer duties). During H1 2014 assets disposed and transferred added up to EUR397 million. Taking into account the assets sold during H1 2014 and looking forward to the full year Corio expects to arrive at a direct result between EUR227 million and EUR233 million or between EUR2.28 and EUR2.34 on a per share basis for 2014. Full H1 2014 results will be published as scheduled on August 6, 2014 after trading.

About Klépierre

A leading shopping center property company in Europe, Klépierre combines development, rental, property and asset management skills.

Its portfolio is valued at 14.0 billion euros on June 30, 2014 and essentially comprises large shopping centers in 13 countries of Continental Europe. Klépierre holds a controlling stake in Steen & Strøm (56.1%), Scandinavia’s number one shopping center owner and manager.

Klépierre’s largest shareholders are Simon Property Group (28.9%), world leader in the shopping center industry, and BNP Paribas (21.3%).

Klépierre is a French REIT (SIIC) listed on Euronext ParisTM and is included into the SBF 80, EPRA Euro Zone and GPR 250 indexes. Klépierre is also included in several ethical indexes – DJSI World and Europe, FTSE4Good, STOXX® Global ESG Leaders, Euronext Vigeo France 20 and Eurozone 120 – and is a member of both Ethibel Excellence and Ethibel Pioneer investment registers. Klépierre also ranked as a Green Star by GRESB (Global Real Estate Sustainability Benchmark). These distinctions mark the Group’s commitment to a voluntary sustainable development policy.

About Corio

Corio is a leading pan-European retail property company, specialising in the selection, development, redevelopment and management of shopping centers. Corio currently has operations in seven countries: Italy, the Netherlands, France, Germany, Spain, Portugal and Turkey. The portfolio consists of 57 shopping centers, offering space to more than 5,000 retailers to operate their businesses and hosting around 400 million visitors across the portfolio. Corio’s headquarters are in Utrecht, Netherlands.

The strategy of Corio is to create Favourite Meeting Places, as the success of a shopping center originates from the number of visitors we can attract: sustainable centers where people like to meet, spend time and shop; places they want to return to.

The company’s shares are traded on Euronext NYSE in Amsterdam. Under Dutch law Corio is a closed-end fiscal investment institution (FBI). It has a SIIC status in France. As of March 2008, Corio has been included in the Dutch blue-chip index of 25 leading shares, the AEX, EPRA, GPR, STOXX Europe 600, EURO STOXX, FTSE4 Good, DJSI and World, ASPI index, Euronext Vigeo 120 and ECPI. Stichting Pensioenfonds ABP is Corio’s largest shareholder (last reported 30.6%).

INVESTOR RELATIONS CONTACTS

KLEPIERRE

Vanessa FRICANO - +33 1 40 67 52 24 / vanessa.fricano@klepierre.com

Julien ROUCH - +33 1 40 67 53 08 / julien.rouch@klepierre.com

CORIO

Ingrid PRINS - +31 (0)30 234 67 43 / ingrid.prins@nl.corio-eu.com

MEDIA CONTACTS

FRANCE

Jérôme BISCAY - +33 6 09 94 79 88 / jbiscay@brunswickgroup.com

Aurélia DE LAPEYROUSE - +33 6 21 06 40 33 / adelapeyrouse@brunswickgroup.com

NETHERLANDS

Dirk DELMARTINO - +32 479 730 030 / ddelmartino@brunswickgroup.com

Marleen GEERLOF - +44 7974 982401 / mgeerlof@brunswickgroup.com

Maarten DIJKSMA - +31 6 21 17 04 34 / maarten.dijksma@citigateff.nl

Frank JANSEN - +31 6 21 54 23 69 / frank.jansen@citigateff.nl

UNITED KINGDOM

Elizabeth ADAMS - +44 7974 982331 / eadams@brunswickgroup.com

Forward looking statements

This announcement includes certain “forward-looking” statements. These statements are based on the current expectations of Klépierre and Corio and are naturally subject to uncertainty, changes and circumstances. Forward-looking statements include, without limitation, statements typically containing words such as “intends”, “expects”, anticipates”, “targets”, “estimates” and words of similar impact.

Legal Notice:

Any exchange offer that is made for the shares of Corio will be made to all holders of shares of Corio located in The Netherlands. In addition, holders of shares of Corio located outside The Netherlands may participate in such exchange offer on the condition that such holders are permitted to do so under the laws and regulations of the jurisdiction in which they are located. The exchange offer referenced herein is not being made, directly or indirectly, in or into the United States, or by use of the United States mails, or by any means or instrumentality (including, without limitation, the post, facsimile transmission, telex and telephone or electronic transmission by way of the internet or otherwise) of United States interstate or foreign commerce, or of any facility of a United States national securities exchange. The offer cannot be accepted by any such use, means or instrumentality or from within the United States. No U.S. holder, and no person acting for the account or benefit of a U.S. holder, shall be permitted to accept the offer.

This communication is not an extension of the offer in the United States.

11.2	Joint press release regarding the status of the intended Offer dated 22 August 2014

This is a joint press release by Klépierre S.A. and Corio N.V. pursuant to Section 7 Paragraph 1 of the Netherlands Decree on Public Takeover Bids (Besluit Openbare Biedingen Wft) in connection with the intended public exchange offer by Klépierre S.A. for all the issued and outstanding shares in the capital of Corio N.V. This announcement does not constitute an offer, or any solicitation of any offer, to buy or subscribe for any securities in Corio N.V. or Klépierre. Any offer will be made only by means of an offer memorandum and a prospectus. This announcement is not for release, publication or distribution, in whole or in part, in or into, directly or indirectly, the United States, Canada or Japan.

Status update on Klépierre’s intended exchange offer for Corio in accordance with Dutch regulatory requirements

Paris, France, and Utrecht, the Netherlands – 22 August 2014

On 29 July 2014 Klépierre S.A. (Klépierre) (Euronext Paris) and Corio N.V. (Corio) (Euronext Amsterdam) announced an agreement regarding the intended public exchange offer by Klépierre for all the issued and outstanding shares in the capital of Corio (the Offer).

Pursuant to Section 7, Paragraph 1 sub a of the Netherlands Decree on Public Takeover Bids (Besluit openbare biedingen Wft), which requires a public announcement containing a status update on an intended public offer within four weeks after its initial public announcement, Klépierre and Corio provide the following joint update on the Offer.

Klépierre and Corio confirm that they are making good progress on the preparations for the Offer. Klépierre expects to submit a request for review and approval of its offer memorandum to the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten, AFM) shortly and, in any event, by 20 October 2014, the date by which under Dutch law a request for approval must be submitted to the AFM.

Additional information

In connection with the proposed acquisition of Corio, Klépierre will file a prospectus relating to the issuance of Klépierre ordinary shares with the French Autorité des Marchés Financiers (the AMF). Shareholders of Corio and other investors are requested to read the prospectus and the offer memorandum (including any amendments or supplements thereto) regarding the proposed transaction when they become available, since these documents will contain important information.

About Klépierre

A leading shopping center property company in Europe, Klépierre combines development, rental, property, and asset management skills. Its portfolio is valued at 14.0 billion euros on 30 June 2014 and essentially comprises large shopping centers in 13 countries of Continental Europe. Klépierre holds a controlling stake in Steen & Strøm (56.1%), Scandinavia’s number one shopping center owner and manager.

Klépierre’s largest shareholders are Simon Property Group (28.9%), world leader in the shopping center industry, and BNP Paribas (21.3%).

Klépierre is a French REIT (SIIC) listed on Euronext ParisTM and is included in the SBF 80, the EPRA Euro Zone, and the GPR 250 indexes. Klépierre is also included in several ethical indexes – DJSI World and Europe, FTSE4Good, STOXX® Global ESG Leaders, Euronext Vigeo France 20 and Eurozone 120 – and is a member of both Ethibel Excellence and Ethibel Pioneer investment registers. Klépierre is also ranked as a Green Star by GRESB (Global Real Estate Sustainability Benchmark). These distinctions mark the Group’s commitment to a voluntary sustainable development policy.

About Corio

Corio is a leading pan-European retail property company, specializing in the selection, development, redevelopment, and management of shopping centers. Corio currently has operations in seven countries: Italy, the Netherlands, France, Germany, Spain, Portugal, and Turkey. The portfolio consists of 57 shopping centers, offering space to more than 5,000 retailers to operate their businesses and hosting around 400 million visitors across the portfolio. Corio’s headquarters are in Utrecht, Netherlands.

The strategy of Corio is to create Favourite Meeting Places, as the success of a shopping center originates from the number of visitors we can attract: sustainable centers where people like to meet, spend time and shop; places they want to return to.

The company’s shares are traded on Euronext NYSE in Amsterdam. Under Dutch law, Corio is a closed-end fiscal investment institution (FBI). It has SIIC status in France. Since March 2008, Corio has been included in the AEX, the Dutch blue-chip index of 25 leading shares, as well as in EPRA, GPR, STOXX Europe 600, EURO STOXX, FTSE4 Good, DJSI and World, ASPI, Euronext Vigeo 120, and ECPI. Stichting Pensioenfonds ABP is Corio’s largest shareholder (last reported 30.6%).

INVESTOR RELATIONS CONTACTS

KLEPIERRE

Vanessa FRICANO - +33 1 40 67 52 24 / vanessa.fricano@klepierre.com

Julien ROUCH - +33 1 40 67 53 08 / julien.rouch@klepierre.com

CORIO

Ingrid PRINS - +31 (0)30 234 67 43 / ingrid.prins@nl.corio-eu.com

MEDIA CONTACTS

FRANCE

Jérôme BISCAY - +33 6 09 94 79 88 / jbiscay@brunswickgroup.com

Aurélia DE LAPEYROUSE - +33 6 21 06 40 33 / adelapeyrouse@brunswickgroup.com

NETHERLANDS

Dirk DELMARTINO - +32 479 730 030 / ddelmartino@brunswickgroup.com

Marleen GEERLOF - +44 7974 982401 / mgeerlof@brunswickgroup.com

Maarten DIJKSMA - +31 6 21 17 04 34 / maarten.dijksma@citigateff.nl

Frank JANSEN - +31 6 21 54 23 69 / frank.jansen@citigateff.nl

UNITED KINGDOM

Elizabeth ADAMS - +44 7974 982331 / eadams@brunswickgroup.com

Forward looking statements

This announcement includes certain “forward-looking” statements. These statements are based on the current expectations of Klépierre and Corio and are naturally subject to uncertainty, changes and circumstances. Forward-looking statements include, without limitation, statements typically containing words such as “intends”, “expects”, anticipates”, “targets”, “estimates” and words of similar impact.

General restrictions

This announcement is for information purposes only and does not constitute an offer or an invitation to acquire or dispose of any securities or investment advice or an inducement to enter into investment activity. This announcement does not constitute an offer to sell or issue or the solicitation of an offer to buy or acquire the securities of Corio in any jurisdiction.

The distribution of this press release may, in some countries, be restricted by law or regulation. Accordingly, persons who come into possession of this document should inform themselves of and observe these restrictions. To the fullest extent permitted by applicable law, Klépierre and Corio disclaim any responsibility or liability for the violation of any such restrictions by any person. Any failure to comply with these restrictions may constitute a violation of the securities laws of that jurisdiction. Neither Klépierre, nor Corio, nor any of their respective advisors assumes any responsibility for any violation by any person of any of these restrictions. Any Corio shareholder who is in any doubt as to his position should consult an appropriate professional advisor without delay. This announcement is not to be published or distributed in or to the United States, Canada and Japan.

12	DUTCH LANGUAGE SUMMARY

Dit Hoofdstuk 12 (Dutch language summary) geeft een Nederlandse samenvatting van het Biedingsbericht dat is uitgegeven ter zake van het openbaar ruilbod dat is uitgebracht door Klépierre op alle geplaatste en uitstaande aandelen Corio, met inachtneming van de voorwaarden zoals beschreven in het Biedingsbericht.

De gedefinieerde termen in dit Hoofdstuk 12 van het Biedingsbericht hebben de betekenis die daarin is gegeven in Hoofdstuk 12.2 (Nederlandse definities). Deze Nederlandse samenvatting maakt deel uit van het Biedingsbericht, maar vervangt dit niet. Deze Nederlandse samenvatting is niet volledig en bevat niet alle informatie die voor de Aandeelhouders van belang is om een afgewogen oordeel te kunnen vormen over het Bod.

Het lezen van deze Nederlandse samenvatting mag niet worden beschouwd als een alternatief voor het bestuderen van het volledige Biedingsbericht. Aandeelhouders worden geadviseerd het volledige Biedingsbericht zorgvuldig te lezen en zo nodig onafhankelijk advies in te winnen om een afgewogen oordeel te kunnen vormen over het Bod en de (fiscale) gevolgen van het aanmelden van Aandelen onder het Bod.

Waar deze Nederlandse samenvatting afwijkt van de Engelse tekst van het Biedingsbericht, prevaleert de Engelse tekst.

12.1	Restricties en Belangrijke informatie

Het uitbrengen van het Bod, de verkrijgbaarstelling van het Biedingsbericht, inclusief deze Nederlandse samenvatting, en de verspreiding van enige andere informatie over het Bod, kunnen in bepaalde jurisdicties aan restricties onderhevig zijn. Zie Hoofdstukken 2 (Restrictions) en 3 (Important information) van het Biedingsbericht. Het Bod wordt direct noch indirect gedaan in, en mag niet worden aanvaard door Aandeelhouders vanuit een jurisdictie waarin het uitbrengen van het Bod of het aanvaarden daarvan niet in overeenstemming is met de in die jurisdictie geldende wet- en regelgeving. Het niet in acht nemen van deze restricties kan een overtreding van de toepasselijke wet- en regelgeving van de desbetreffende jurisdictie opleveren. Klépierre, Corio en hun respectievelijke adviseurs aanvaarden geen enkele aansprakelijkheid ter zake van overtredingen van voornoemde restricties. Aandeelhouders dienen zo nodig onafhankelijk advies in te winnen over hun positie dienaangaande.

Klépierre behoudt zich het recht voor om in het kader van het Bod de aanmelding van Aandelen te accepteren, zelfs indien de aanmelding van Aandelen niet in overeenstemming is met de voorwaarden van het Biedingsbericht.

De informatie en verklaringen opgenomen op het voorblad, op de pagina’s 1, 2 en 3 en in de Hoofdstukken 1 tot en met 6 (met uitzondering van de informatie opgenomen in Hoofdstukken 3.3, 3.9, 6.7 en 6.14.5), 8, 10, 12, 13, 17, 18, 19 en 21 van het Biedingsbericht zijn uitsluitend door Klépierre verstrekt. De informatie opgenomen in Hoofdstuk 17, 18 en 19 van het Biedingsbericht is gebaseerd op de verklaringen van de accountant van Klépierre, Mazars en Deloitte gezamenlijk (2012) en Deloitte (2013 en 2014). Klépierre bevestigt dat deze informatie op accurate wijze is gereproduceerd en dat geen feiten zijn weggelaten die ervoor zouden zorgen dat de gereproduceerde informatie niet accuraat of misleidend zou zijn.

De informatie opgenomen in de Hoofdstukken 6.7, 6.14.5, 7, 14, 15 en 16 van het Biedingsbericht is uitsluitend door Corio verstrekt. De informatie opgenomen in Hoofdstukken 14, 15 en 16 is gebaseerd op de verklaringen van de accountant van Corio, PwC. Corio bevestigt dat deze informatie op accurate wijze is gereproduceerd en dat geen feiten zijn weggelaten die ervoor zouden zorgen dat de gereproduceerde informatie niet accuraat of misleidend zou zijn.

De informatie in de Hoofdstukken 3.3, 3.9, 9, 11, 20 en 22 is door Klépierre en Corio gezamenlijk verstrekt.

Uitsluitend Klépierre en Corio zijn verantwoordelijk voor de juistheid en volledigheid van de informatie die in het Biedingsbericht is verstrekt, ieder afzonderlijk voor de informatie die door henzelf is verstrekt, en gezamenlijk voor de informatie die door hen gezamenlijk is verstrekt.

Klépierre en Corio verklaren ieder afzonderlijk ten aanzien van de informatie die door henzelf in het Biedingsbericht is verstrekt en gezamenlijk ten aanzien van de informatie die door hen gezamenlijk is verstrekt, dat de informatie in het Biedingsbericht, voor zover hen redelijkerwijs bekend kan zijn, in overeenstemming is met de werkelijkheid en dat geen gegevens zijn weggelaten waarvan de vermelding de strekking van het Biedingsbericht zou wijzigen.

Uitsluitend Klépierre en Corio zijn bevoegd mededelingen te doen over het Bod namens Klépierre respectievelijk Corio, zonder afbreuk te doen aan de accountantsrapporten en reviews die zijn verstrekt door onafhankelijke accountants en zijn opgenomen in Hoofdstukken 14, 15, 16, 17, 18 en 19 en de Fairness Opinions die zijn verstrekt aan de Corio Raad van Bestuur en Corio Raad van Commissarissen door Deutsche Bank, London Branch en Goldman Sachs International zoals opgenomen in de Position Statement.

12.2	Nederlandse definities

Aandeelhouders betekent houders van één of meer Aandelen.

Aandelen betekent de 100,776,951 aandelen in het geplaatste kapitaal van Corio op de datum van het Biedingsbericht, elk met een nominale waarde van EUR 10, en Aandeel betekent één van deze Aandelen.

Aangemelde Aandelen heeft de betekenis die daaraan is gegeven in Hoofdstuk 12.4.

Aanmeldingsdrempel heeft de betekenis die daaraan gegeven is in Hoofdstuk 12.8.1 (a).

Aanmeldingstermijn betekent de periode gedurende welke de Aandeelhouders hun Aandelen kunnen aanmelden bij Klépierre, beginnend om 09.00 uur CET op 31 oktober 2014 en eindigend om 17.40 uur CET op de Laatste Dag van de Aanmeldingstermijn.

AFEP-MEDEF Code betekent de corporate governance-code gepubliceerd door AFEP (Association Française des Entreprises Privées) – MEDEF (Le Mouvement des Entreprises de France), zoals aangepast in juni 2013.

AMF betekent Autorité des Marchés Financiers.

APG betekent (i) Stichting Depositary APG Tactical Real Estate Pool (ten behoeve van de APG Tactical Real Estate Pool), (ii) Stichting Depositary APG Strategic Real Estate Pool (ten behoeve van de APG Strategic Real Estate Pool) and (iii) Stichting Depositary APG Developed Markets Equity Pool (ten behoeve van de APG Developed Markets Equity Pool), gezamenlijk.

Besluit betekent het Besluit openbare biedingen Wft.

Biedingsbericht betekent dit biedingsbericht dat de bepalingen, voorwaarden en beperkingen van het Bod beschrijft.

Bloomberg betekent Bloomberg L.P.

BNP betekent BNP Paribas S.A.

BNP Groep betekent BNP, Omnium de Gestion et de Développement Immobilier SAS, UCB Bail 2 SAS en Compagnie Financière Ottomane SA, gezamenlijk.

Bod heeft de betekenis die daaraan gegeven is in Hoofdstuk 12.4.

Concurrerend Bod is een Potentieel Concurrerend Bod dat:

(a)	is uitgebracht, of bindend is voor de biedende partij in de zin dat deze biedende partij (i) zich voorwaardelijk heeft verbonden jegens Corio om een Concurrend Bod binnen acht (8) weken na de openbaarmaking als genoemd in (ii), hierna, uit te brengen onder gebruikelijke voorwaarden en (ii) de intentie tot het uitbrengen van een Concurrerend Bod openbaar heeft gemaakt, met daarbij de voorgenomen prijs per Aandeel en de relevante voorwaarden in verband met het Concurrerend Bod en het uitbrengen daarvan;

(b)	een biedprijs per Aandeel inhoudt, die, indien volledig in contanten, wordt gewaardeerd op een bedrag dat de Impliciete Vergoeding overstijgt met 3% (drie procent) of meer, of, indien volledig in publiekelijk verhandelbare effecten, de tegenwaarde van de vergoeding onder het Concurrerende Bod per het tijdstip van de openbaarmaking van het Concurrerend Bod, wat zal worden bepaald aan de hand van het volume gewogen gemiddelde van de prijs van de relevante beursgenoteerde effecten over de voorafgaande tien (10) beursdagen (de “Impliciete Concurrerend Bod Vergoeding”), de Impliciete Vergoeding overstijgt met 6% (zes procent) of meer, met dien verstande dat in geval van een gemengd cash / non-cash bod, deze percentages van toepassing zullen zijn op respectievelijk het cash-element en het non-cash-element. Voor zover het Concurrerend Bod een bod is voor alle of nagenoeg alle activa van Corio, of een voornemen tot het aangaan van een transactie inhoudt, door middel van een juridische fusie, afsplitsing, verkoop van activa, aanbod tot koop of iedere andere transactie die zou kunnen leiden tot een wijziging van de zeggenschap over alle of nagenoeg alle activa van de Corio Groep, zal de berekening gemaakt worden op grond van de aan de Aandeelhouders uit te keren netto-opbrengst die resulteert uit een dergelijke transactie, berekend per Aandeel.

(c)

naar het oordeel van de Corio Raad van Commissarissen en de Corio Raad van Bestuur anderszins substantieel gunstiger is voor Corio en haar stakeholders dan het Bod als voorzien in dit Biedingsbericht, waarbij met name in acht zullen worden genomen de identiteit en reputatie/staat van dienst van de biedende partij, de door de Aandeelhouders te ontvangen vergoeding, de mate van zekerheid van gestanddoening van het bod, de toekomstige plannen van de biedende partij met betrekking tot Corio en haar strategie, management, werknemers en andere stakeholders, de overige voorwaarden van het Potentieel Concurrerend Bod en de belangen van alle andere stakeholders van Corio; en

(d)	waarover Corio onverwijld (en in ieder geval binnen vierentwintig (24) uur) Klépierre schriftelijk heeft geïnformeerd, onder vermelding van alle details, voor zover beschikbaar.

Continuing Member heeft de betekenis die daaraan is gegeven in Hoofdstuk 12.13.2.

Corio Aanbeveling heeft de betekenis die daaraan gegeven is in Hoofdstuk 12.14.

Corio BAVA betekent de buitengewone vergadering van aandeelhouders van Corio die zal worden gehouden op 15:00 uur CET op 8 december 2014, in Utrecht, Nederland, ten minste zes Werkdagen voor de datum waarop de Aanmeldingstermijn eindigt, en iedere andere buitengewone vergadering van aandeelhouders van Corio die zal worden gehouden in verband met het Bod en/of de Fusie.

Corio Exit Aandelen heeft de betekenis die daaraan gegeven is in Hoofdstuk 12.11.

Corio Fusiebesluit betekent het besluit van de algemene vergadering van aandeelhouders van Corio tot het aangaan van de Fusie conform de Fusievoorwaarden.

Corio Groep betekent Corio en haar Dochterondernemingen, zoals schematisch weergegeven in Hoofdstuk 7.4.

Corio Ondernemingsraad betekent de ondernemingsraad van de Corio Groep.

Corio Raad van Bestuur betekent de raad van bestuur van Corio.

Corio Raad van Commissarissen betekent de raad van commissarissen van Corio.

Dochteronderneming betekent elke vennootschap, maatschap, coöperatie of andere rechtspersoon of entiteit die direct of indirect gecontroleerd wordt door een Partij, in de zin van artikel 2:24a BW met dien verstande dat Corio in geen geval zal worden beschouwd als een Dochteronderneming van Klépierre.

ESMA betekent de European Securities Market Authority.

EUR or euro betekent de wettelijke valuta van Nederland.

Euronext Amsterdam betekent de aandelenbeurs van Euronext Amsterdam, een gereguleerde markt van Euronext Amsterdam N.V.

Euronext Paris betekent de aandelenbeurs van Euronext Paris, een gereguleerde markt van Euronext Paris S.A.

Exchange Agent betekent ABN AMRO Bank N.V.

Exclusiviteitsperiode betekent de periode die begint op de datum van het Merger Protocol en die eindigt op de datum van beëindiging van het Merger Protocol, of die als het Bod is uitgebracht eindigt op het eerst gelegen moment van (i) de Settlement Datum of (ii) de datum van beëindiging van het Merger Protocol.

Fairness Opinions betekent de fairness opinions uitgegeven door de Deutsche Bank AG, London Branch en Goldman Sachs International, inhoudende dat per de datum van het Merger Protocol, gebaseerd op en behoudens de omstandigheden en aannames zoals uiteengezet in hun respectievelijke fairness opinions, de Ruilverhouding fair is vanuit een financieel oogpunt voor de Aandeelhouders (anders dan Klépierre en de met haar Verbonden Ondernemingen).

FBI betekent fiscale beleggingsinstelling zoals bedoeld in artikel 28 van de Wet VPB.

Fusie betekent een grensoverschrijdende fusie tussen Klépierre en Corio in overeenstemming met EU Richtlijn 2005/56/EC van 26 oktober 2005 inzake grensoverschrijdende fusies van ondernemingen met beperkte aansprakelijkheid, in Nederland geïmplementeerd in titel 2.7 van het BW en in Frankrijk geïmplementeerd in de artikelen L. 236-25 et seq. van het Franse Wetboek van Koophandel, waarbij Corio de verdwijnende vennootschap en Klépierre de verkrijgende vennootschap is.

Fusie Ruilverhouding heeft de betekenis die daaraan gegeven is in Hoofdstuk 12.11.

Fusiedatum heeft de betekenis die daaraan gegeven is in Hoofdstuk 12.11.

Fusievoorwaarden heeft de betekenis die daaraan gegeven is in Hoofdstuk 12.11.

Gecombineerde Fusiebesluiten heeft de betekenis die daaraan gegeven is in Hoofdstuk 12.11.

Fractioneel Recht heeft de betekenis die daaraan gegeven is in Hoofdstuk 12.7.

Geregistreerde Aandeelhouder heeft de betekenis die daaraan gegevens is in Hoofdstuk 12.7.

Impliciete Vergoeding betekent de contante tegenwaarde van de Nieuwe Klépierre Aandelen, die zijn aangeboden als Vergoeding, per het tijdstip van de openbaarmaking van het Concurrerend Bod, wat zal worden bepaald aan de hand van het volume gewogen gemiddelde van de Klépierre aandelenprijs over de voorafgaande tien (10) beursdagen.

Index betekent het gemiddelde van de FTSE EPRA/NAREIT Developed Europe Index zoals vermeld door Bloomberg onder de vermelding “EPRA Index”, berekend over een aaneengesloten periode van twintig (20) handelsdagen.

Initiële Aankondiging betekent de bekendmaking van 29 juli 2014 waarbij Klépierre en Corio gezamenlijk bekend maakten dat zij een voorwaardelijke overeenkomst hadden bereikt met betrekking tot de bepalingen en voorwaarden van het beoogde Bod in overeenstemming met artikel 5 lid 1 en artikel 7 lid 4 en lid 5 van het Besluit, en dat het Merger Protocol was getekend.

Initiële Laatste Dag van de Aanmeldingstermijn betekent 8 januari 2015.

Intermediair betekent een intermediair in de zin van de Wet giraal effectenverkeer, die is aangesloten bij Euronext Amsterdam.

Klépierre Aanbeveling betekent de aanbeveling van de Klépierre Raad van Bestuur en Klépierre Raad van Commissarissen, waarin zij unaniem de Klépierre Aandeelhouders aanbevelen te stemmen voor de besluiten op de Klépierre BAVA in overeenstemming van het Merger Protocol.

Klépierre Aandeelhoudersbesluit betekent het besluit tot benoeming van John Anthony Carrafiell en Jeroen Drost als nieuw leden van de Klépierre Raad van Commissarissen, onder de voorwaarde dat het Bod gestand wordt gedaan en met ingang vanaf de Settlement Datum.

Klépierre Aandelen betekent alle gewone aandelen in het geplaatste kapitaal van Klépierre, elk met een nominale waarde van EUR 1,40.

Klépierre Aandelenkoers betekent, op iedere handelsdag, de volume gewogen gemiddelde prijs van een Klépierre Aandeel op Euronext Parijs berekend over een opeenvolgende periode van de voorafgaande twintig (20) handelsdagen (zoals gerapporteerd door Bloomberg Financial Markets of, indien dit niet gerapporteerd is, door Euronext Parijs beschreven).

Klépierre BAVA betekent de buitengewone vergadering van aandeelhouders van Klépierre die zal worden gehouden om 15:00 CET op 11 december 2014 in Parijs, Frankrijk, ten minste zeven (7) Werkdagen voor de Initiële Dag van Aanmeldingstermijn.

Klépierre Exit Aandelen betekent het aantal Klépierre Aandelen dat overeenkomt met het totale aantal Corio Exit Aandelen vermenigvuldigd met de Fusie Ruilverhouding, naar boven afgerond tot een geheel aantal, dat de Trustee ontvangt binnen tien (10) Werkdagen na het verstrijken van de Uittreedperiode.

Klépierre Fusiebesluiten heeft de betekenis zoals uiteengezet in Hoofdstuk 12.11

Klépierre Group betekent Klépierre en haar Dochterondernemingen.

Klépierre Jaarrekeningen betekent de geconsolideerde balans en de geconsolideerde winst- en verliesrekening van Klépierre voor het boekjaar eindigend op 31 december 2013, zoals door haar accountant gecontroleerd, inclusief de bijbehorende aantekeningen en directierapporten.

Klépierre Raad van Bestuur betekent de raad van bestuur van Klépierre.

Klépierre Raad van Commissarissen betekent de raad van commissarissen van Klépierre

Klépierre Statuten betekent de huidige statuten van Klépierre.

Klépierre Stock Event betekent dat op (a) sluiting van de eerste handelsdag na de goedkeuring door de AFM van het Biedingsbericht of op (b) sluiting van de vijfde handelsdag voorafgaand aan de Corio BAVA:

(i)	de Klépierre Aandelenkoers lager is dan EUR 29,78; en

(ii)	(x) het bedrag dat wordt verkregen door de Klépierre Aandelenprijs te delen door EUR 37,22 lager is dan (y) het bedrag dat wordt verkregen door 20% af te trekken van het quotiënt van de Index gedeeld door 1.798,41.

Laatste Dag van de Aanmeldingstermijn betekent de tijd en datum waarop het Bod afloopt, zijnde: 17.40 uur CET op 8 januari 2015, tenzij deze termijn is verlengd in overeenstemming met Artikel 15 van het Besluit en dit Biedingsbericht.

Materieel Negatieve Verandering betekent elke gebeurtenis, verandering, omstandigheid, ontdekking, aankondiging, voorval, effect, of samenstel van feiten (elk een “Verandering”) die individueel of in samenhang,

(a)	een materieel negatief effect heeft, of waarvan het redelijkerwijs verwacht kan worden dat die een materieel negatief effect heeft, op de onderneming, de activa, de passiva, de financiële positie of de resultaten van de activiteiten van de Corio Groep, als geheel, of zal beletten of materieel uitstellen, of waarvan het redelijkerwijs verwacht kan worden dat die zal beletten of materieel uitstellen, dat Corio of Klépierre de Transacties voltooid, zodanig dat van Képierre redelijkerwijs niet verwacht kan worden het Bod uit te brengen of, indien uitgebracht, te voltooien, behalve voor zover een dergelijke Verandering het resultaat is van:

(i)	een algemene economische teruggang in Nederland en/of in de industrie waarin de Corio Groep opereert of de uitbraak of escalatie van oorlog, gewapende vijandigheden of daden van terrorisme, tenzij deze veranderingen een materieel disproportioneel effect op de Corio Groep als geheel hebben in vergelijking met vergelijkbare ondernemingen in de industrie waarin de Corio Groep opereert;

(ii)	wijzigingen in wetten, regelgeving of verslaggevingsstandaarden, of de interpretatie en handhaving daarvan na de datum van het Merger Protocol, tenzij deze wijzigingen een materieel disproportioneel effect op de Corio Groep als geheel hebben in vergelijking met vergelijkbare ondernemingen in de industrie waarin de Corio Groep opereert;

(iii)	de uitvoering, nakoming (inclusief het uitvoeren van handelingen die hiervoor benodigd zijn of het nalaten van het uitvoeren van handelingen die hiervoor voorgeschreven zijn) of aankondiging van het Merger Protocol en het Bod; of

(iv)	fluctuaties in de prijs of het handelsvolume van de Aandelen, met dien verstande dat deze sub-paragraaf (iv) niet in de weg staat aan of van invloed is op de vaststelling dat een Verandering die ten grondslag ligt aan een dergelijke fluctuatie (tenzij deze Verandering op een andere wijze is uitgezonderd onder de bepalingen van deze definitie) heeft geresulteerd in, of bijgedragen aan, een Materiële Negatieve Verandering.

Merger Protocol betekent het merger protocol van 29 juli 2014 tussen Klépierre en Corio.

Na-aanmeldingstermijn heeft de betekenis die daaraan gegeven is in Hoofdstuk 12.10.5.

Nieuwe Klépierre Aandelen betekent alle Klépierre Aandelen die worden uitgegeven door Klépierre in verband met het Bod en de Fusie.

Partijen betekent Klépierre en Corio en Partij betekent één van hen.

Peildatum betekent de laatste handelsdag vóór de Initiële Aankondiging.

Position Statement betekent de position statement van de Corio Raad van Bestuur en Corio Raad van Commissarissen in overeenstemming met artikel 18 lid 2 van het Besluit in verband met het Bod.

Potentieel Concurrerend Bod betekent een ongevraagd, geloofwaardig en schriftelijk voorstel om een (openbaar) bod uit te brengen voor alle of nagenoeg alle Aandelen of voor de gehele of nagenoeg de gehele onderneming of activa en passiva van Corio, ieder voorstel inhoudende de potentiële overname van een substantieel belang in Corio, een juridische fusie of splitsing met betrekking tot Corio, een reverse take-over van Corio of een herstructurering of herkapitalisatie van Corio of iedere andere transactie die zou kunnen leiden tot een wijziging van de zeggenschap over Corio of de gehele of nagenoeg de gehele onderneming of activa en passiva van Corio, uitgebracht door een partij die, naar het redelijke oordeel van Corio (waaronder de Corio Raad van Commissarissen), een bona fide derde partij is en welk voorstel naar het redelijke oordeel van Corio (waaronder de Corio Raad van Commissarissen), na overleg met financiële- en juridische adviseurs, en na een afweging van onder andere de hoogte en de aard van de vergoeding, de mate van zekerheid van uitvoering (inclusief de zekerheid van financiering en de naleving van het mededingingsrecht en met andere regelgeving), de voorwaarden, de integriteit van de onderneming en de positie van de werknemers, redelijkerwijs een Concurrerend Bod zou kunnen worden.

Prospectus betekent het prospectus dat door Klépierre is uitgegeven met betrekking tot de uitgifte en notering aan Euronext Amsterdam en Euronext Parijs van de Nieuwe Klépierre Aandelen, goedgekeurd door de AMF op 27 oktober 2014.

Ruilverhouding heeft de betekenis die daaraan gegeven is in Hoofdstuk 12.4.

Settlement betekent de levering van de Vergoeding onder het Bod met betrekking tot alle Aangeboden Aandelen die tijdens de Aanmeldingstermijn zijn aangeboden en geleverd aan Klépierre.

Settlement Datum betekent de dag waarop, in overeenstemming met de bepalingen en onder de voorwaarden en beperkingen van het Bod, Settlement plaats zal vinden.

SIIC betekent Société d’Investissement Immobilier Cotée.

SPG betekent Simon KP Sàrl, Simon KP II Sàrl en Simon Property Group, Inc, gezamenlijk.

Transacties betekent de Fusie samen met het Bod en de andere transacties welke daarmee verband houde.

Trustee heeft de betekenis die daaraan gegeven is in Hoofdstuk 12.11.

Trustee Verkoopprocedure heeft de betekenis die daaraan gegeven is in Hoofdstuk 12.11.

Uitkering betekent (i) een (interim) dividend of andere uitkering, in contanten, in aandelen of anderszins, (ii) het inkopen van aandelen, (iii) kapitaalvermindering in de periode, (iv) de uitkering van andere bedragen uit de reserves, of (v) elk andere uitkering door Corio bepaald.

Uitkoopprocedure betekent een verplichte verkoopprocedure volgens Artikel 2:92a of 2:201a of 2:359c van het Burgerlijk Wetboek.

Uittredende Aandeelhouder heeft de betekenis die daaraan gegeven is in Hoofdstuk 12.11.

Uittreedperiode heeft de betekenis die daaraan gegeven is in Hoofdstuk 12.11.

Uittreedrecht heeft de betekenis die daaraan gegeven is in Hoofdstuk 12.11.

Uittreedverzoek heeft de betekenis die daaraan gegeven is in Hoofdstuk 12.11.

Verbonden Onderneming betekent iedere persoon die direct of indirect, zelfstandig of gezamenlijk, controle uitoefent over of gecontroleerd wordt door een relevante partij, al gelang de context vereist.

Vergoeding betekent de vergoeding van 1,14 (één en veertien honderdsten) Nieuwe Klépierre Aandelen die zal worden betaald aan Aandeelhouders die hun Aandelen onder het Bod hebben aangemeld, voor ieder Aandeel dat geldig is aangemeld (of op onjuiste wijze, indien Klépierre de aanmelding desalniettemin accepteert).

Voorwaarden heeft de betekenis die daaraan gegeven is in Hoofdstuk 12.8.1.

Werkdag betekent een dag anders dan een zaterdag of zondag waarop banken in Nederland en Euronext Amsterdam open zijn voor gewone werkzaamheden (volgens de Algemene Bank-CAO)

Wet VPB betekent de Nederlandse Wet op de vennootschapsbelasting 1969.

12.3	Uitnodiging aan de Aandeelhouders

Onder verwijzing naar de verklaringen, voorwaarden en beperkingen zoals opgenomen in de Hoofdstukken 2 (Restrictions) en 3 (Important Information) van het Biedingsbericht worden Aandeelhouders uitgenodigd om de door hen gehouden Aandelen aan te bieden op de wijze en onder de voorwaarden zoals in dit Biedingsbericht beschreven. Aandeelhouders die overwegen hun Aandelen niet aan te melden, worden geadviseerd in het bijzonder Hoofdstuk 12.11 (Fusie) en 12.12 (Andere herstructureringen na de Laatste Dag van de Aanmeldingstermijn) door te nemen.

12.4	Het Bod

Het Bod is onderworpen aan voorwaarden en andere bepalingen. Hiervoor wordt verwezen naar Hoofdstuk 5 (Invitation to the Shareholders) en Hoofdstuk 6 (Explanation and background of the Offer). Klépierre brengt het Bod uit teneinde alle Aandelen te verwerven van de Aandeelhouders, onder de voorwaarden en conform de bepalingen zoals opgenomen in het Biedingsbericht. Op voorwaarde dat het Bod gestand wordt gedaan, zullen de Aandeelhouders de Vergoeding per Aangemeld Aandeel ontvangen.

Aandeelhouders die hun Aandelen aanmelden onder het Bod, ontvangen 1,14 Nieuwe Aandelen Klépierre (de “Ruilverhouding”) met inachtneming van de voorwaarden opgenomen in het Biedingsbericht, als vergoeding voor ieder Aandeel dat op juiste wijze binnen de Aanmeldingstermijn (of op onjuiste wijze, indien Klépierre de aanmelding daarvan desalniettemin accepteert) wordt aangemeld en geleverd (een “Aangemeld Aandeel”).

De berekening van de Ruilverhouding is gebaseerd op een multi-criteria analyse, waarvan de belangrijkste elementen worden uiteengezet in Hoofdstuk 6.3.1 (Analysis).

De Ruilverhouding van 1,14 vertegenwoordigt:

(i)	een premie van 15,6% gebaseerd op Klépierre en Corio slotkoersen op Euronext Amsterdam op 28 juli 2014, de laatste handelsdag voorafgaand aan de Initiële Aankondiging (de “Peildatum”);

(ii)	een premie van 15,4% gebaseerd op Klépierre en Corio volume gewogen gemiddelde van de slotkoersprijzen voor de periode van 1 maand voorafgaand aan en inclusief de Peildatum;

(iii)	een premie van 12,3% gebaseerd op Klépierre en Corio volume gewogen gemiddelde van de slotkoersprijzen voor de periode van 3 maanden voorafgaand aan en inclusief de Peildatum;

(iv)	een premie van 12,7 % gebaseerd op Klépierre en Corio volume gewogen gemiddelde van slotkoersprijzen voor de periode van 6 maanden voorafgaand aan en inclusief de Peildatum;

(v)	een premie van 14,6% gebaseerd op Klépierre en Corio volume gewogen gemiddelde van de slotkoersprijzen voor de periode van 12 maanden voorafgaand aan en inclusief de Peildatum; en

(vi)	een premie van 19,0% gebaseerd op Klépierre en Corio gemiddelde van de prijsdoelstellingen van analisten op de Peildatum.

De Nieuwe Klépierre Aandelen en de rechten van deze aandeelhouders worden beheerst door Frans recht en de statuten van Klépierre. Zie voor nadere informatie over de belangrijkste rechten in relatie tot de Nieuwe Klépierre Aandelen het Hoofdstuk 8.3 (Description of the Klépierre Shares) en het Prospectus.

12.5	Rationale van het Ruilbod

Significante groei van de vastgoedportfolio

Klépierre en Corio brengen met de beoogde transactie een toonaangevende pan-Europese commerciële vastgoedonderneming tot stand, gespecialiseerd in retail vastgoed. De gecombineerde groep van Klépierre en Corio zal 182 winkelcentra beheren verspreid over 16 Europese landen, met een totale portfoliowaarde van meer dan EUR 21 miljard. Door de beoogde transactie creëert Klépierre een sterke aanwezigheid in drie nieuwe markten (Nederland, Duitsland en Turkije) en versterkt zij haar positie in Frankrijk, Italië, Spanje en Portugal. Het vastgoed van Corio bevindt zich in deze regio’s met name in dynamische stedelijke conglomeraten met enerzijds een sterke en duurzame demografische groei (Grenoble, Marseille, Amsterdam en Istanbul) en anderzijds een bovengemiddeld hoge koopkracht (Rome, Turijn, Rotterdam, Utrecht, Madrid en Berlijn).

Ideaal portfolio voor de toepassing en verspreiding van waardeverhogende kennis

De 182 winkelbestemmingen van de gecombineerde groep bieden een ideaal portfolio om het groeipotentieel en de mogelijke huuropbrengsten van de vastgoedportefeuille volledig te benutten. Klépierre zal haar beschikbare kennis binnen de gecombineerde groep gebruiken om haar strategie te implementeren. De gecombineerde groep zal haar expertise op het gebied van retail asset management inzetten middels een actief verhuurbeleid en een innovatieve marketing strategie.

Voortzetting van asset recycling resulteert in financiële flexibiliteit

Klépierre heeft haar beleggingsstrategie bewezen door sinds 2012 non-core assets ter waarde van EUR 3,6 miljard te verkopen. Ook Corio heeft over de laatste 18 maanden substantiële vooruitgang geboekt met de implementatie van haar divestment plan. De gecombineerde groep zal doorgaan met asset recycling door haar portfolio regelmatig te evalueren en non-core assets te verkopen. De opbrengsten uit de hiervoor omschreven divestments bieden financiële flexibiliteit en mogelijkheden voor nieuwe investeringen in winkelcentra die behoren tot de strategische kernactiviteiten van de gecombineerde groep.

Gecombineerde pijplijn van ontwikkelingsprojecten van meer dan EUR 3 miljard

De gecombineerde groep zal een pijplijn met ontwikkelingsprojecten hebben ter waarde van meer dan EUR 3 miljard. De focus ligt daarbij op committed projecten om de opbrengsten van deze projecten te verzekeren en te vergroten door een gezamenlijke en gecoördineerde beleggingsstrategie. Alle beheerde en geïdentificeerde projecten zullen worden gestroomlijnd en het ontwikkelingspotentieel van iedere locatie zal worden beoordeeld. Winkelcentra met bewezen potentieel zullen worden geanalyseerd om plannen te ontwikkelen voor uitbreiding van deze locaties.

Verwachte synergievoordelen

Klépierre en Corio hebben synergievoordelen van de Transacties geïdentificeerd ter waarde van circa EUR 60 miljoen run rate, te realiseren binnen 3 tot 5 jaar. De helft daarvan zal worden bereikt door middel van actief verhuurbeleid, het vernieuwen van de huurders, innovatieve marketing en specialistisch verhuur. De andere helft zal komen van operationele verbeteringen en het delen van best practices tussen Klépierre en Corio, maar ook van de financiële besparingen die voortvloeien uit de geleidelijke herfinanciering van Corio’s schulden, waarbij kan worden geprofiteerd van de hogere kredietwaardigheid van de gecombineerde groep.

Verwachte synergievoordelen

Klépierre en Corio hebben overeenkomst bereikt over een gezamenlijke strategie die ten grondslag ligt aan de gecombineerde groep, zoals nader uiteengezet in Hoofdstuk 6.17 (Non-Financial Covenants). Nadat Klépierre de (volledige) zeggenschap over Corio heeft bemachtigd, zal duidelijk worden of de vestigingsplaats van Corio zal veranderen. Op de datum van dit Biedingsbericht is er nog geen beslissing genomen en zijn er geen concrete wijzigingen voorgenomen ten aanzien van de organisatie van de Corio Groep in Nederland. Bovendien hebben Corio en Klépierre op de datum van dit Biedingsbericht geen beslissingen genomen met betrekking tot een vermindering van het aantal FTE’s of andere materiele veranderingen ten aanzien van de werknemers van de Corio Groep.

12.6	Financiering van het Bod

Het Bod zal worden gefinancierd door de uitgifte van maximaal 114.885.724 Nieuwe Klépierre Aandelen. Klépierre zal een bijzondere algemene vergadering van aandeelhouders bijeenroepen niet later dan zeven (7) Werkdagen voor de voltooiing van het Bod om te besluiten over de uitgifte van het benodigde aantal uit te geven aandelen in verband met het Bod. De uitgifte van de benodigde Nieuwe Klépierre Aandelen door Klépierre vereist de goedkeuring van de algemene vergadering van aandeelhouders van Klépierre met een gewone meerderheid.

12.7	Fracties

Klépierre zal alleen hele Klépierre Aandelen leveren aan de Aandeelhouders die hun Aandelen onder het Bod geldig hebben aangemeld. Indien een Aandeelhouder die zijn Aandelen onder het Bod heeft aangemeld door toepassing van de Ruilverhouding recht zou hebben op een gedeelte van een Nieuw Klépierre Aandeel (een “Fractioneel Recht”), dan geldt het volgende:

Fractionele Rechten voor houders van Aandelen via Intermediairs

Intermediairs die namens hun cliënten Aandelen aanmelden onder het Bod, zullen ofwel Fractionele Rechten naar beneden afronden (en contanten in plaats van Fractionele Rechten aan hun cliënten doen toekomen) ofwel Fractionele Rechten naar boven afronden tot hele Nieuwe Klépierre Aandelen (onder de voorwaarde dat de daarvoor benodigde contanten van deze cliënten worden ontvangen) en in ruil daarvoor Nieuwe Klépierre Aandelen leveren, in beide gevallen in overeenstemming met de contactuele bepalingen tussen de Aandeelhouders en hun respectievelijke Intermediairs.

Elke Intermediair die Aandelen aanmeldt en levert onder het Bod wordt geacht het totaal van de naar beneden afgeronde Fractionele Rechten te verrekenen met het totaal van de naar boven afgeronde Fractionele Rechten.

De prijs in EUR waartegen Fractionele Rechten worden verkocht (bij een afronding naar beneden) of gekocht (bij een afronding naar boven), zal zijn gebaseerd op de gemiddelde prijs waartegen een Intermediair Klépierre Aandelen, in een aantal gelijk aan het totale aantal Fractionele Rechten, koopt of verkoopt op Euronext Parijs of Euronext Amsterdam. Deze prijs wordt door de desbetreffende Intermediair vastgesteld in overeenstemming met haar geldende beleid en praktijk.

Fractionele Rechten voor Geregistreerde Aandeelhouders

Houders van Aandelen die individueel zijn geregistreerd in het aandeelhoudersregister van Corio (“Geregistreerde Aandeelhouders”) met een Fractioneel Recht, hebben recht op een contante vergoeding van Klépierre naar rato van hun Fractioneel Recht. Deze contante vergoeding zal gelijk zijn aan een overeenkomstig gedeelte van de gemiddelde prijs die door de Trustee wordt gerealiseerd per Klépierre Exit Aandeel in de Trustee Verkoopprocedure, zoals nader omschreven in Hoofdstuk 6.12.7 (Withdrawal right of Shareholders).

Geregistreerde Aandeelhouders met een Fractioneel Recht ontvangen hun contante vergoeding (minus daarmee verband houdende vergoedingen en kosten) uiterlijk binnen tien (10) Werkdagen na de Settlement Datum, mits zij een bankrekeningnummer hebben opgegeven waarop de contante vergoeding kan worden uitgekeerd. Er zal geen rente verschuldigd zijn over de contante vergoeding die aan de desbetreffende Geregistreerde Aandeelhouders zal worden betaald.

12.8	Voorwaarden, afstand en vervulling

12.8.1	Voorwaarden

Klépierre is verplicht het Bod gestand te doen indien op de Laatste Dag van de Aanmeldingstermijn aan elk van de volgende opschortende voorwaarden (de “Voorwaarden”) wordt voldaan, of daarvan afstand is gedaan:

(a)	het totale aantal Aandelen dat is aangemeld onder het Bod, tezamen met de Aandelen die op dat moment rechtsreeks of indirect door Klépierre worden gehouden, of die schriftelijk aan Klépierre of haar Dochterondernemingen zijn toegezegd, vertegenwoordigt ten minste (i) 95% (vijfennegentig procent) van het geplaatst kapitaal van Corio op de Laatste Dag van de Aanmeldingstermijn; of (ii), indien de Corio BAVA de Gecombineerde Fusiebesluiten met ten minste 66,67% (zesenzestig en zevenenzestig/honderdste procent) meerderheid van de tijdens de Corio BAVA uitgebrachte stemmen heeft aangenomen, 80% (tachtig procent) van het geplaatst kapitaal van Corio op de Laatste Dag van de Aanmeldingstermijn (de “Aanmeldingsdrempel”);

(b)	alle verplichte mededingingsrechtelijke goedkeuringen of, indien van toepassing, verklaringen van geen bezwaar, van nationale en/of internationale autoriteiten die vereist zijn in verband met het Bod en de beoogde zeggenschapsverandering zijn verkregen en/of enige toepasselijke wachttermijn (en een mogelijke verlenging daarvan) in verband met het Bod is geëindigd of is verlopen, in alle gevallen met als resultaat dat Klépierre in staat is op de Settlement Datum de onder het Bod aangemelde Aandelen te verkrijgen en de daaraan verbonden stemrechten uit te oefenen;

(c)	de Corio BAVA de Gecombineerde Fusiebesluiten met een meerderheid van ten minste 66,67% van de op de Corio BAVA uitgebrachte stemmen heeft aangenomen;

(d)	de Corio BAVA de benoemingsbesluiten als beschreven in Hoofdstuk 6.15.2(a) en 6.15.2(c) heeft aangenomen;

(e)	de Klépierre BAVA het besluit beschreven in Hoofdstuk 6.16(a) heeft aangenomen;

(f)	de Klépierre BAVA het besluit beschreven in Hoofdstuk 6.16(c) heeft aangenomen;

(g)	Corio geen inbreuk heeft gemaakt op het Merger Protocol voor zover een zodanige inbreuk (i) heeft geleid of redelijkerwijs kan leiden tot materiële negatieve gevolgen voor Corio, Klépierre of het Bod en (ii) niet kan worden hersteld binnen tien (10) Werkdagen na ontvangst van een schriftelijke aanmaning van Klépierre (of, indien dat eerder is, voorafgaand aan de Laatste Dag van de Aanmeldingstermijn), of niet is hersteld door Corio binnen tien (10) Werkdagen na ontvangst van een schriftelijke aanmaning van Klépierre (of, indien dat eerder is, voorafgaand aan de Laatste Dag van de Aanmeldingstermijn);

(h)	Klépierre geen inbreuk heeft gemaakt op het Merger Protocol voor zover een zodanige inbreuk (i) heeft geleid of redelijkerwijs kan leiden tot materiële negatieve gevolgen voor Corio, Klépierre of het Bod en (ii) niet kan worden hersteld binnen tien (10) Werkdagen na ontvangst van een schriftelijke aanmaning van Corio (of, indien dat eerder is, voorafgaand aan de Laatste Dag van de Aanmeldingstermijn), of niet is hersteld door Klépierre binnen tien (10) Werkdagen na ontvangst van een schriftelijke aanmaning van Corio (of, indien dat eerder is, voorafgaand aan de Laatste Dag van de Aanmeldingstermijn);

(i)	de onherroepelijke toezegging beschreven in Hoofdstuk 6.10.1 (APG’s Irrevocable) niet materieel geschonden is door APG;

(j)	de onherroepelijke toezeggingen beschreven in Hoofdstuk 6.10.2 (SPG en BNP Group Irrevocables) niet materieel geschonden zijn door SPG of BNP Groep;

(k)	er zich geen Materiële Negatieve Verandering met betrekking tot Corio heeft voorgedaan;

(l)	geen openbare mededeling is gedaan omtrent (i) een verplicht bod in de zin van artikel 5:70 Wft, door een bieder anders dan Klépierre in overeenstemming met de Toepasselijke Regelgeving en (ii) een Potentieel Concurrerend Bod, in beide gevallen behoudens wanneer Corio binnen acht (8) Werkdagen na de openbare mededeling heeft aangegeven dat deze openbare mededeling niet zal resulteren in een intrekking, aanpassing, wijziging of kwalificatie van de Corio Aanbeveling van de Raad van Bestuur en de Raad van Commissarissen van Corio;

(m)	geen lid van de Corio Raad van Bestuur of Corio Raad van Commissarissen (noch, volledigheidshalve, de Corio Raad van Bestuur en de Corio Raad van Commissarissen) de Corio Aanbeveling heeft ingetrokken, aangepast, gewijzigd of gekwalificeerd;

(n)	geen van de Klépierre Raad van Bestuur en Klépierre Raad van Commissarissen de Klépierre Aanbeveling hebben ingetrokken, aangepast, gewijzigd of gekwalificeerd of, in het geval een of meer leden van de Klépierre Raad van Bestuur en Klépierre Raad van Commissarissen de Klépierre Aanbeveling heeft ingetrokken, aangepast, gewijzigd of gekwalificeerd, hebben nagelaten hun aanbeveling publiekelijk te bevestigen;

(o)	de aanvulling op het Prospectus, indien van toepassing, goedgekeurd is door de AMF; en de AMF en ESMA de mededeling van de AMF hebben ontvangen in overeenstemming met Artikel 5:11 Wft dat de AMF de aanvulling op het Prospectus heeft goedgekeurd (indien van toepassing);

(p)	Euronext Amsterdam de Klépierre Aandelen, inclusief de Nieuwe Klépierre Aandelen, toegelaten heeft tot Euronext Amsterdam en deze toestemming niet herroepen heeft op de Settlement Datum;

(q)	Euronext Parijs de Nieuwe Klépierre Aandelen toegelaten heeft tot Euronext Parijs en deze toestemming niet heeft herroepen op de Settlement Datum;

(r)	op of voorafgaand aan de Dag van Gestanddoening de handel in de Klépierre Aandelen op Euronext Parijs niet is geschorst of is beëindigd als gevolg van een noteringsmaatregel genomen door Euronext Parijs in overeenstemming met artikel 6901/2 of enig ander relevante bepaling van het Euronext Rulebook I (Geharmoniseerde Regels);

(s)	op of voorafgaand aan de Dag van Gestanddoening de handel in de Aandelen op Euronext Amsterdam niet is geschorst of is beëindigd als gevolg van een noteringsmaatregel genomen door Euronext Amsterdam in overeenstemming met artikel 6901/2 of enig ander relevante bepaling van het Euronext Rulebook I (Geharmoniseerde Regels);

(t)	op of voorafgaand aan de Dag van Gestanddoening geen aanwijzing door de AFM op grond van artikel 5:80 lid 2 Wft is gelast dat beleggingsondernemingen geen medewerking zouden mogen verlenen aan het Bod;

(u)	geen bevel, schorsing, vonnis of besluit gegeven of verstrekt is door een rechter, arbitraal college, overheid, overheidsinstantie of andere toezichthoudende of administratieve instantie die van kracht is en blijft; noch enig statuut, regel, wetgeving, overheidsaanwijzing of maatregel van toepassing is verklaard, welke het uitbrengen en/of afronden van het Bod in overeenstemming met het Merger Protocol op enige materiele wijze verbiedt;

(v)	als de AFM zich op het standpunt stelt dat Klépierre als gevolg van het Bod verplicht is over een AIFM Vergunning te beschikken, dat Klépierre een dergelijk AIFM Vergunning heeft verkregen; en

(w)	als de AFM zich op het standpunt stelt dat Corio als gevolg van het Bod verplicht is over een AIFM Vergunning beschikken, dat de AFM geen bezwaren heeft geuit tegen Klépierre’s voorgestelde gekwalificeerde deelneming in Corio als gevolg van het Bod.

12.8.2	Vervulling van Voorwaarden en Afstand

Van de Voorwaarden uit Hoofdstuk 12.8.1 kan afstand worden gedaan door Klépierre, door Corio, door Klépierre en Corio gezamenlijk, of kan geen afstand worden gedaan, zoals voor de afzonderlijke Voorwaarden uiteengezet in de matrix hieronder.

Klépierre is gehouden afstand te doen van de Voorwaarde omschreven in Hoofdstuk 12.8.1(c) indien het totale aantal Aandelen dat is aangemeld onder het Bod, samen met de Aandelen die Klépierre direct of middellijk houdt en de Aandelen die schriftelijk onherroepelijk zijn toegezegd aan Klépierre of haar Dochterondernemingen, op de Laatste Dag van de Aanmeldingstermijn minimaal 95% (vijfennegentig procent) van het geplaatste kapitaal van Corio vertegenwoordigen.

Indien het aantal Aandelen dat is aangemeld tijdens de Aanmeldingstermijn samen met (x) de Aandelen die direct of indirect worden gehouden door Klépierre en (y) de Aandelen die schriftelijk aan Klépierre of aan een van haar Dochterondernemingen zijn toegezegd minder dan 66,67% van het geplaatst kapitaal van Corio vertegenwoordigen, kan Klépierre slechts met voorafgaande toestemming van Corio afstand doen van de Voorwaarde uiteengezet in Hoofdstuk 12.8.1(a) (Acceptance threshold).

Indien op de Initiële Laatste Dag van de Aanmeldingstermijn één of meerdere voorwaarden niet zijn vervuld of daarvan afstand is gedaan, heeft Klépierre het recht de Aanmeldingstermijn eenmalig te verlengen met minimaal twee (2) weken en maximaal tien (10) weken. Indien op de

Initiële Laatste Dag van de Aanmeldingstermijn alle Voorwaarden, behalve de Voorwaarde omschreven in Hoofdstuk 12.8.1(c), vervuld zijn of daarvan afstand is gedaan, zal Klépierre danwel afstand doen van deze Voorwaarde in Hoofdstuk 12.8.1(c), danwel de Aanmeldingstermijn verlengen met een maximum van zeven (7) weken, waarbij in het geval van een dergelijke verlenging van de Aanmeldingstermijn geldt dat Corio een nieuwe aandeelhoudersvergadering bijeen zal roepen om de Gecombineerde Fusiebesluiten aan te nemen op de wijze zoals omschreven in Hoofdstuk 12.8.1(c).

Of, in overeenstemming met de Voorwaarde genoemd in hoofdstuk 12.8.1 (a), de Aanmeldingsdrempel op de Laatste Dag van de Aanmeldingstermijn 95% of 80% is, hangt enkel af van de vraag of de Corio BAVA de Gecombineerde Fusiebesluiten met ten minste 66,67% meerderheid van de tijdens de Corio BAVA uitgebrachte stemmen heeft aangenomen. Ter voorkoming van misverstanden, indien afstand wordt gedaan van de voorwaarde zoals opgenomen in Hoofdstuk 12.8.1(c) houdt dat niet tevens in dat daarmee wordt voldaan aan het bepaalde in hoofdstuk 12.8.1 (a) onder (ii), dat “de Corio BAVA de Gecombineerde Fusiebesluiten met ten minste 66,67% (zesenzestig en zevenenzestig/honderdste procent) meerderheid van de tijdens de Corio BAVA uitgebrachte stemmen heeft aangenomen”.

Voorwaarde	Recht van afstand
	Klépierre	Corio	Samen	Geen
(a) (Aanmeldingsdrempel)	X
(b) (Mededingingsrechtelijke goedkeuring)				X
(c) (Aanname Gecombineerde Fusiebesluiten)	X
(d) (Aanname benoemingsbesluit)	X
(e) (Aanname besluit uitgifte Klépierre Aandelen)				X
(f) (Aanname benoemingsbesluit Klépierre Raad van Commissarissen)		X
(g) (Geen wanprestatie Corio)	X
(h) (Geen wanprestatie Klépierre)		X
(i) (Geen schending van APG irrevocable)	X
(j) (Geen schending SPG of BNP Group irrevocables)		X
(k) (Geen Materieel Negatieve Verandering)	X
(l) (Geen Potentieel Concurrend Bod of verplicht bod)	X
(m) (Geen intrekking Corio Aanbeveling)	X
(n) (Geen wijzigingen van Klépierre Aanbeveling)		X
(o) (Goedkeuring aanvulling op het Prospectus)				X
(p) (Notering Euronext Amsterdam)		X
(q) (Notering Euronext Paris)				X
(r) (Noteringmaatregel Klépierre Aandelen)			X
(s) (Noteringsmaatregel Aandelen)			X
(t) (Geen notifiactie op grond van 5:80 lid 2 Wft)				X
(u) (Geen bevel, aanhouding, uitspraak of besluit)				X
(v) (AIFM vergunning)				X
(w) (Geen bezwaar AFM tegen Klépierre’s voorgestelde gekwalificeerde deelneming)				X

12.9	Aanvaarding door Aandeelhouders

12.9.1	Algemeen

Door het aanmelden van een Aandeel aanvaardt een Aandeelhouder het Bod. Voordat Aandeelhouders hun aandelen aanmelden, dienen zij na te gaan op welke wijze zij hun Aandelen houden: via een Intermediair of rechtstreeks. Bij twijfel dienen Aandeelhouders contact op te nemen met de Exchange Agent via de contactgegevens opgenomen in Hoofdstuk 3.6 Contact details.

12.9.2	Aanvaarding door houders van Aandelen via Intermediairs

Houders van aandelen die gehouden worden via een Intermediair worden verzocht hun aanmelding bekend te maken via hun bank of effectenmakelaar uiterlijk om 17:40 uur CET op de Laatste Dag van de Aanmeldingstermijn. De desbetreffende bewaarder, bank of effectenmakelaar kan een eerdere deadline vaststellen voor Aandeelhouders om hun aanmelding kenbaar te maken, zodat deze bank of effectenmakelaar voldoende tijd heeft om de aanmelding door te geven aan de Exchange Agent.

Intermediairs kunnen de Aandelen uitsluitend schriftelijk aanmelden bij de Exchange Agent. Bij het indienen van de aanmelding moeten Intermediairs verklaren dat:

(a)	zij de Aandelen die zijn aangemeld door de desbetreffende Aandeelhouder in hun beheer hebben;

(b)	iedere Aandeelhouder die het Bod aanvaardt onherroepelijk garandeert dat de Aandelen die zijn aangemeld door de Aandeelhouder zijn aangemeld in overeenstemming met de restricties vermeld in Hoofdstukken 2 (Restrictions) en 3 (Important information); en

(c)	zij zich verplichten om de levering van de desbetreffende Aandelen aan Klépierre te bewerkstelligen op of voorafgaand aan de Settlement Datum, mits Klépierre het Bod gestand heeft gedaan.

Hoewel de Intemediairs normaal gesproken bewerkstelligen dat de Aandelen in opdracht van de Aandeelhouders aan Klépierre worden geleverd, zijn Aandeelhouders zelf verantwoordelijk voor de levering van hun Aandelen aan Klépierre.

Met inachtneming van de Intrekkingsrechten zoals omschreven in Hoofdstuk 12.10.2, zal de aanmelding van Aandelen ter aanvaarding van het Bod een onherroepelijke instructie aan de desbetreffende Intermediair inhouden om: (i) iedere poging tot levering van de Aandelen die zijn aangemeld door de desbetreffende Aandeelhouder te blokkeren, zodat op of voor de Settlement Datum geen levering van deze Aandelen kan worden bewerkstelligd (anders dan enige actie die vereist is in het kader van de levering aan Klépierre); (ii) de betaling van de Vergoeding voor deze Aandelen door de Exchange Agent namens Klépierre op de Settlement Datum ten laste te boeken van de effectenrekening via welke deze Aandelen worden gehouden; en (iii) de levering van deze Aandelen aan Klépierre te bewerkstelligen.

12.9.3	Aanvaarding door Geregistreerde Houders

Geregistreerde Houders die het Bod met betrekking tot de geregistreerde Aandelen willen accepteren, en die hun Aandelen willen aanmelden onder het Bod, moeten een ingevuld en ondertekend aanvaardingsformulier aan de Exchange Agent overhandigen uiterlijk om 17.40 CET op de Laatste Dag van de Aanmeldingstermijn. Het aanvaardingsformulier is op verzoek bij de Exchange Agent beschikbaar. Het aanvaardingsformulier zal ook dienen als een akte van levering met betrekking tot de Aandelen waarnaar in het aanvaardingsformulier wordt verwezen. Geregistreerde Houders die onder het Bod hun Aandelen geldig aanmelden, zullen de Vergoeding ontvangen onder de voorwaarden van dit Biedingsbericht door (i) bijschrijving op een aandelenrekening bij een Intermediair of (ii) registratie in het aandeelhoudersregister van Klépierre.

12.9.4	Verklaringen en garanties van Aandeelhouders die hun Aandelen aanmelden

Iedere Aandeelhouder die zijn Aandelen onder het Bod aanmeldt:

(a)	garandeert jegens Klépierre dat hij volledig gerechtigd en bevoegd is zijn Aandelen aan te melden, te verkopen en te leveren, dat hij geen andere overeenkomst is aangegaan met derden anders dan Klépierre tot aanmelding, verkoop of levering van de volgens opgave aangemelde Aandelen (inclusief alle bijbehorende rechten) en dat hij, op het moment dat deze Aandelen aan Klépierre worden geleverd, volledig rechthebbende van deze Aandelen zal zijn en dat deze Aandelen vrij zullen zijn van rechten van derden en beperkingen van welke aard dan ook, tenzij deze rechten van derden of beperkingen uitsluitend voortvloeien uit en het directe resultaat zijn van het feit dat de Aandelen worden gehouden in book-entry form via Euroclear Nederland;

(b)	garandeert jegens Klépierre dat zijn Aandelen zijn aangemeld in overeenstemming met de beperkingen zoals vermeld in Hoofdstukken 2 (Restrictions) en 3 (Important information) en met de wet- en regelgeving op het gebied van effectenrecht en overige toepasselijke wet- en regelgeving van de jurisdictie waarin de betrokken Aandeelhouder zich bevindt of waarvan hij ingezetene is, en dat geen registratie, goedkeuring of indiening bij enige toezichthoudende instantie van die jurisdictie is vereist in verband met de aanmelding van die Aandelen; en

(c)	komt overeen met Klépierre dat hij, vanaf de dag waarop zijn Aandelen aan Klépierre worden geleverd, afstand doet van alle rechten en aanspraken die hij zou hebben in de hoedanigheid van Aandeelhouder ten opzichte van ieder lid van de Corio Groep en ten opzichte van ieder lid van de Corio Raad van Bestuur en Corio Raad van Commissarissen,

vanaf de dag waarop deze Aandelen worden aangemeld tot en met de Settlement Datum.

12.10	Aanmelding

12.10.1	Aanmeldingstermijn

De Aanmeldingstermijn onder het Bod begint om 9:00 uur CET op 31 oktober 2014 en eindigt om 17:40 uur CET op 8 januari 2015 (de “Initiële Laatste Dag van de Aanmeldingstermijn”), tenzij Klépierre de Aanmeldingstermijn verlengt in overeenstemming met artikel 15 van het Besluit en Hoofdstuk 12.10.4. De dag waarop de Aanmeldingstermijn, al dan niet verlengd, verloopt is de “Laatste Dag van de Aanmeldingstermijn”.

Indien aan alle Voorwaarden van het Bod is voldaan of, voor zover toegestaan, daarvan afstand is gedaan, zal Klépierre alle Aandelen aanvaarden die op een geldige wijze zijn aangemeld (of op ongeldige wijze, indien Klépierre de aanmelding van deze Aandelen desondanks heeft aanvaard) en niet zijn ingetrokken in overeenstemming met de voorwaarden van het Bod en de procedures als omschreven in Hoofdstukken 5.3 en 5.8.

12.10.2	Recht tot intrekking

Aandelen die zijn aangemeld op of voorafgaand aan de Laatste Dag van de Aanmeldingstermijn mogen niet worden ingetrokken, behoudens het recht tot intrekking van elke aanmelding:

(a)	gedurende enige verlenging van de Aanmeldingstermijn in overeenstemming met de bepalingen in Artikel 15 lid 3 van het Besluit;

(b)	na een aankondiging van een verplicht openbaar bod in overeenstemming met de bepalingen in Artikel 5 lid 5 van het Besluit, mits dergelijke Aandelen al waren aangemeld voorafgaand aan deze aankondiging en zijn ingetrokken binnen zeven (7) Werkdagen na deze aankondiging;

(c)	na indiening van een succesvol verzoek tot het vaststellen van een redelijke prijs voor een verplicht openbaar bod in overeenstemming met de bepalingen van Artikel 15 lid 8 van het Besluit, mits (i) dit verzoek is toegewezen, (ii) deze Aandelen al waren aangemeld voorafgaand aan het verzoek en (iii) werden ingetrokken binnen zeven (7) Werkdagen volgend op de dag waarop de beslissing van de Ondernemingskamer van het Gerechtshof Amsterdam uitvoerbaar bij voorraad is verklaard of onherroepelijk is geworden; of

(d)	na de verhoging van de Vergoeding in verband waarmee een daartoe strekkend document algemeen verkrijgbaar is gesteld zoals voorgeschreven in Artikel 15a lid 3 van het Besluit (mits dergelijke Aandelen reeds aangemeld waren voorafgaand aan het algemeen verkrijgbaar stellen van het document en werden ingetrokken binnen zeven (7) Werkdagen nadat dit document algemeen verkrijgbaar is gesteld).

Aandelen die zijn aangemeld worden ingetrokken door een daartoe strekkende schriftelijke kennisgeving aan de Exchange Agent of de relevante Intermediair, zoals nader beschreven in Hoofdstuk 5.8.

De intrekking van Aandelen die zijn aangemeld kan niet worden teruggedraaid. Gedurende de Na-aanmeldingstermijn kunnen Aandelen niet worden ingetrokken.

12.10.3	Gestanddoening

Het Bod wordt gedaan onder voorbehoud van de vervulling van de Voorwaarden zoals uiteengezet in Hoofdstuk 12.8.1. Van de Voorwaarden kan afstand worden gedaan op de wijze en onder de voorwaarden omschreven in Hoofdstuk 12.8.1 van dit Biedingsbericht.

Klépierre zal niet later dan op de Gestanddoeningsdatum vaststellen of iedere Voorwaarde is vervuld of daarvan afstand is gedaan in overeenstemming met Hoofdstuk 6.11.2. Klépierre zal op de Gestanddoeningsdatum een openbaar mededeling doen dat:

(a)	Klépierre het Bod gestand doet;

(b)	het Bod wordt verlengd in overeenstemming met Artikel 15 van het Besluit en Hoofdstuk 12.10.4; of

(c)	het Bod wordt beëindigd omdat niet is voldaan aan de Voorwaarden en daarvan geen afstand is gedaan,

alles in overeenstemming met Artikel 16 van het Besluit. Indien Klépierre het Bod niet gestand doet, zal Klépierre dit besluit toelichten.

Indien Klépierre aankondigt het bod gestand te doen, zal Klépierre de Aangemelde Aandelen aanvaarden en kan zij het Bod laten voortduren gedurende een Na-aanmeldingstermijn, zoals uiteengezet in Hoofdstuk 12.10.5.

12.10.4	Verlenging

Indien één of meer Voorwaarden niet zijn vervuld of daarvan geen afstand is gedaan op de Initiële Laatste Dag van de Aanmeldingstermijn, heeft Klépierre het recht, in overeenstemming met artikel 15 van het Besluit, de Aanmeldingstermijn eenmalig te verlengen met een periode van minimaal twee weken en maximaal tien weken, gerekend vanaf de dag vanaf de Initiële Laatste Dag van de Aanmeldingstermijn.

Indien op de Initiële Laatste Dag van de Aanmeldingstermijn alle Voorwaarden zijn vervuld of daarvan afstand is gedaan, met uitzondering van de Voorwaarde opgenomen in Hoofdstuk 12.8.1(c), dan zal Klépierre de Aanmeldingstermijn met zeven (7) weken verlengen.

Klépierre heeft het recht het Bod eenmalig te verlengen. Verlenging van het Bod met meer dan één periode is onderworpen aan goedkeuring van de AFM en wordt alleen in uitzonderlijke gevallen verleend.

Als de Aanmeldingstermijn wordt verlengd, worden alle verwijzingen in dit Biedingsbericht naar 17:40 uur CET op 8 januari 2015 geacht te zijn gewijzigd in de tijd en datum waarnaar de Aanmeldingstermijn is verlengd, tenzij uit de context blijkt dat een ander tijdstip is bedoeld.

Als de Aanmeldingstermijn wordt verlengd en om die reden de verplichting van Artikel 16 van het Besluit om openbaar mede te delen of het Bod wel of niet gestand wordt gedaan met een gelijke periode is uitgesteld, zal Klépierre uiterlijk op de derde Werkdag na de Initiële Laatste Dag van de Aanmeldingstermijn hierover een openbare mededeling doen in overeenstemming met Artikel 15 van het Besluit.

Gedurende een verlenging van de Aanmeldingstermijn geldt elk Aandeel dat reeds is aangemeld en niet is ingetrokken als aangemeld onder het Bod, behoudens het recht van elke Aandeelhouder om de Aandelen die hij of zij reeds heeft aangemeld in te trekken in overeenstemming met Hoofdstuk 12.10.2.

12.10.5	Na-aanmeldingstermijn

Indien Klépierre aankondigt het Bod gestand te doen, kan Klépierre binnen drie (3) Werkdagen na de Gestanddoeningsdatum een na-aanmeldingstermijn aankondigen van maximaal twee (2) weken (de “Na-aanmeldingstermijn”).

Aandeelhouders die hun Aandelen niet hebben aangemeld tijdens de Aanmeldingstermijn kunnen gedurende de Na-aanmeldingstermijn hun Aandelen alsnog aanmelden onder dezelfde voorwaarden en beperkingen van het Bod.

Tijdens de Na-aanmeldingstermijn zal Klépierre doorgaan met het aanvaarden van alle Aandelen die op geldige wijze worden aangemeld (of op ongeldige wijze, indien Klépierre de aanmelding niettemin heeft aanvaard) en betaling voor deze Aandelen zal plaatsvinden zo snel als redelijkerwijs mogelijk is, maar in ieder geval binnen vijf (5) Werkdagen volgend op de dag waarop een dergelijke Aandeelhouder deze Aandelen heeft geleverd aan Klépierre.

Klépierre zal de resultaten van de Na-aanmeldingstermijn en het totale aantal en het totale percentage van de door haar gehouden Aandelen uiterlijk op de derde (3e) Werkdag na afloop van de Na-aanmeldingstermijn publiekelijk mededelen, in overeenstemming met Artikel 17 lid 4 van het Besluit.

12.10.6	Afwikkeling; levering en betaling

Indien Klépierre aankondigt het Bod gestand te doen. zal Klépierre de levering van alle Aangemelde Aandelen aanvaarden onder de voorwaarden van het Bod.

Klépierre zal spoedig, maar in ieder geval binnen vijf (5) Werkdagen volgend op de Gestanddoeningsdatum, de Vergoeding leveren aan de aanmeldende Aandeelhouders voor alle Aandelen die zijn aangemeld gedurende de Aanmeldingstermijn en zijn geleverd aan Klépierre, onder de voorwaarden uiteengezet in dit Biedingsbericht. Klépierre kan niet garanderen dat Aandeelhouders de Vergoeding daadwerkelijk binnen deze periode van de relevante Intermediair zullen ontvangen.

Vanaf de Settlement Datum is het niet mogelijk de aanmelding, verkoop of levering te ontbinden of te vernietigen van enig Aangemeld Aandeel dat gedurende de Aanmeldingstermijn is aangemeld.

12.11	Fusie

Het Fusievoorstel

De Klépierre Raad van Commissarissen en de Klépierre Raad van Bestuur hebben op 16 oktober 2014, respectievelijk 22 oktober 2014 unaniem goedkeuring verleend aan het Fusievoorstel. De Corio Raad van Bestuur en de Corio Raad van Commissarissen hebben op 24 oktober 2014 unaniem goedkeuring verleend aan het Fusievoorstel. In het Fusievoorstel zijn de hoofdpunten en de rationale van de Fusie beschreven.

In Nederland zal het Fusievoorstel, met bijlagen, op of omstreeks 27 oktober worden gedeponeerd bij het handelsregister van de Kamer van Koophandel en dit zal worden aangekondigd middels een persbericht in het landelijk verspreide dagblad Trouw en in de Staatscourant op of omstreeks 29 oktober 2014. In Frankrijk zal het Fusievoorstel op of omstreeks 27 oktober 2014 worden ingediend bij de klerk van de Handelsrechtbank van Parijs (Greffe du Tribunal de Commerce de Paris) en worden aangekondigd middels een persbericht in het Bulletin officiel des annonces civiles et commerciales (BODACC) en in het Journal d’annonces legales (JAL), op 29 of omstreeks oktober 2014.

Tegelijkertijd met de goedkeuring van het Fusievoorstel (i) hebben de Klépierre Raad van Bestuur en Klépierre Raad van Commissarissen unaniem goedkeuring verleend aan het speciale rapport van de Klépierre Raad van Bestuur op grond van Artikel L. 236-27 van het Franse Wetboek van Koophandel; en (ii) hebben de Corio Raad van Bestuur en Corio Raad van Commissarissen unaniem de toelichting van de Corio Raad van Bestuur op grond van Artikel 2:313 BW goedgekeurd, (deze rapporten, tezamen met het Fusievoorstel, de “Fusievoorwaarden”).

De door Klépierre ingeschakelde onafhankelijke deskundige (commissaire à la fusion) heeft ten aanzien van de Fusie een rapport opgesteld als bedoeld in Artikel L. 236-10 van het Franse Wetboek van Koophandel; de accountant van Corio heeft een rapport opgesteld als bedoeld in Artikel 2:328 lid 1 jo. 2:333g BW. Beide rapporten bevatten onder meer een verklaring ten aanzien van de redelijkheid van de Fusie Ruilverhouding.

Corio BAVA en Klépierre BAVA

In de Klépierre BAVA en de Corio BAVA zullen de aandeelhouders van Klépierre, respectievelijk Corio, worden verzocht de besluiten goed te keuren die benodigd zijn voor de Fusie. Het besluit tot het verlenen van goedkeuring aan de Fusie kan slechts worden aangenomen met een meerderheid van 66,67% van de stemmen uitgebracht in de Corio BAVA om te voldoen aan de relevante Fusievoorwaarden zoals uiteengezet in Hoofdstuk.

Implementatie van de Fusie

De implementatie van de Fusie zal enkel plaatsvinden nadat Settlement plaats heeft gevonden, aan de Fusievoorwaarden omschreven in Hoofdstuk 6.12.6 (Merger Conditions) is voldaan of daarvan afstand is gedaan, en Klépierre heeft bevestigd aan Corio dat de Fusie geïmplementeerd dient te worden.

De Fusie zal in werking treden om 23:59 uur CET op de laatste van (i) 31 maart 2015 en (ii) de dag waarop de griffie van de Rechtbank van Koophandel van Parijs of de door Klépierre aangestelde notaris het wettelijk attest (attest de légalité) heeft uitgegeven waaruit de rechtsgeldigheid van de Fusie blijkt (de “Fusie Datum”).

De Fusievergoeding

De ruilverhouding die wordt toegepast in de Fusie (de “Fusie Ruilverhouding”) zal gelijk zijn aan de Ruilverhouding. Dientengevolge ontvangen de Aandeelhouders, op het moment dat de Fusie van kracht wordt, 1,14 Nieuwe Klépierre Aandelen voor ieder Aandeel dat zij houden.

Omschrijving van de Fusie

Op het moment dat de Fusie van kracht wordt:

(a)	fuseert Corio, als verdwijnende vennootschap, met Klépierre, als verkrijgende vennootschap;

(b)	ontvangt elke Aandeelhouder, anders dan de Uittredende Aandeelhouders, in overeenstemming met de Fusie Ruilverhouding van rechtswege 1,14 Nieuwe Klépierre Aandelen voor ieder Aandeel dat die Aandeelhouder houdt onmiddellijk voorafgaand aan het van kracht worden van de Fusie;

(c)	verkrijgt Klépierre, als verkrijgende vennootschap, het gehele vermogen, inclusief alle rechten en verplichtingen die voortvloeien uit het Fusie Protocol, van Corio, als verdwijnende vennootschap, onder algemene titel tegen toekenning van aandelen in het kapitaal aan Klépierre overeenkomstig de Fusie Ruilverhouding;

(d)	houdt Corio op te bestaan en wordt de notering van Euronext Amsterdam beëindigd.

Voor een nadere omschrijving van de Fusie en de voorwaarden waarvan de inwerkingtreding van de Fusie afhankelijk is, wordt verwezen naar Hoofdstuk 6.12.5 (Description and consequences of the Merger) respectievelijk Hoofdstuk 6.12.6 (Merger Conditions).

Het Uittreedrecht van Aandeelhouders

Indien het Fusievoorstel door de Corio BAVA wordt aangenomen, heeft iedere Aandeelhouder die tegen het Fusievoorstel heeft gestemd het recht te besluiten geen aandeelhouder te worden van Klépierre (het “Uittreedrecht”) en een verzoek in te dienen tot schadeloosstelling (het “Uittreedverzoek”) gedurende een periode van één maand die begint op de dag nadat het Fusiebesluit is aangenomen in de Corio EGM (de “Uittreedperiode”) (een dergelijke Aandeelhouder wordt hierna aangeduid als een “Uittredende Aandeelhouder”). Wanneer de Fusie wordt geïmplementeerd, ontvangt de Uittredende Aandeelhouder geen Nieuwe Klépierre Aandelen. De Uittredende Aandeelhouder ontvangt in plaats daarvan een schadeloosstelling in contanten voor de Aandelen ten aanzien waarvan hij of zij het Uittreedrecht uitoefent, zoals hieronder nader omschreven. De Aandelen waarop het verzoek betrekking heeft, vervallen op het moment dat de Fusie van kracht wordt. Verwezen wordt naar Hoofdstuk 6.12.7 (Withdrawal right of Shareholders).

Het Uittreedrecht komt enkel toe aan Aandeelhouders die tegen het Fusievoorstel hebben gestemd tijdens de Corio BAVA en een Aandeelhouder kan het Uittreedrecht enkel uitoefenen ten aanzien van de Aandelen waarvan deze Aandeelhouder (i) op de dag van de Corio BAVA waarin de Aandeelhouder tegen de Fusie heeft gestemd houder was en (ii) ten tijde van indiening van het Uittreedverzoek nog steeds houder is (de “Corio Exit Aandelen”).

Om te kwalificeren als Uittredende Aandeelhouder, moet een Aandeelhouder het Uittreedverzoek indienen bij Corio binnen de Uittreedperiode. Een Uittredende Aandeelhouder kan het Uittreedverzoek slechts tijdens de Uittreedperiode intrekken. Na de Uittreedperiode kan een Uittredende Aandeelhouder zijn Uittreedverzoek niet meer intrekken.

Indien een Aandeelhouder gebruik maakt van het Uittreedrecht op grond van het bepaalde in artikel 2:333h BW, heeft deze Aandeelhouder recht op een contante vergoeding in lijn met de waarde van de Nieuwe Klépierre Aandelen die hij als niet-Uittredende Aandeelhouder als gevolg van de implementatie van de Fusie zou ontvangen. Om uitvoering te geven aan deze wettelijke regeling, en tegelijkertijd een gelijke behandeling van Aandeelhouders te waarborgen, bepaalt het Merger Protocol dat de Klépierre Aandelen die anders aan de Uittredende Aandeelhouders zouden worden toegekend, in plaats daarvan aan een Trustee worden geleverd, die deze aandelen in de markt gaat verkopen en de opbrengsten van deze procedure zal uitkeren aan de Uittredende Aandeelhouders, indien vereist onder inhouding van Nederlandse dividendbelasting. Deze procedure zal, met goedkeuring van de Corio BAVA, worden opgenomen in de Corio Statuten en is verder beschreven in Hoofdstuk 6.12.7 (Withdrawal right of Shareholders) en het Fusievoorstel en de toelichting daarop.

Alle kosten en uitgaven (exclusief dividend belasting en andere wettelijk verschuldigde heffingen) die verband houden met de realisatie en vaststelling van de schadeloosstelling komen ten laste van Klépierre en komen niet in mindering op de schadeloosstelling. Op de schadeloosstelling wordt in beginsel 15% Nederlandse dividendbelasting ingehouden indien en voor zover de schadeloosstelling hoger is dan het gemiddelde gestorte kapitaal per Corio aandeel voorzover erkend voor Nederlandse divdendbelastingdoeleinden. De dividendbelasting komt ten laste van de aandeelhouder die van het Uittredingsrecht gebruik maakt. Zie ook paragraaf 8.1.3 van het Fusievoorstel.

12.12	Andere herstructureringen na de Laatste Dag van de Aanmeldingstermijn

12.12.1	Uitkoopprocedure

Indien Klépierre en haar Dochtermaatschappijen na de Settlement Datum en de Na-aanmeldingstermijn ten minste 95% van de Aandelen houden (met uitzondering van de Aandelen die door Corio worden gehouden), kan Klépierre een wettelijke uitkoopprocedure beginnen in overeenstemming met de Artikelen 2:92a of 2:201a BW of een wettelijke uitstootprocedure in overeenstemming met Artikel 2:359c BW, om de Aandeelhouders uit te kopen die hun Aandelen niet hebben aangemeld onder het Bod.

12.12.2	Overige herstructureringen na de Laatste Dag van de Aanmeldingstermijn

Zonder afbreuk te doen aan hetgeen hierboven is bepaald, is Klépierre bevoegd om enige andere herstructurering van de Corio Groep uit te voeren met als doel het bereiken van een optimale operationele, juridische, financiële of fiscale structuur, waarbij sommige wijzen van herstructurering van de Corio Groep kunnen leiden tot verwatering van het aandelenbelang van resterende minderheidsaandeelhouders van Corio, waaronder: (i) een volgend openbaar bod, (ii) een juridische (driehoeks-)fusie, (iii) een juridische splitsing, (iv) een inbreng van goederen van Klépierre in Corio in ruil voor een uitgifte van nieuwe aandelen in Corio, (v) een uitkering van opbrengsten, contanten en/of bezittingen aan de Aandeelhouders, (vi) een verkoop en levering van goederen en de overname van verplichtingen door Klépierre aan de Corio Groep of door de Corio Groep aan Klépierre of haar Dochtermaatschappijen, (vii) de omzetting van Corio in een besloten vennootschap met beperkte aansprakelijkheid, (viii) een transactie van materiële bezittingen tussen Corio en haar Dochtermaatschappijen of tussen Klépierre en Corio of hun respectievelijke Dochtermaatschappijen om fiscale redenen, (ix) een combinatie van het voorgaande of (x) enige andere transacties, herstructureringen of procedures met betrekking tot Corio of een of meer van haar Dochtermaatschappijen om de bovengenoemde doelstellingen te bereiken.

Indien redelijkerwijs verwacht kan worden dat een voorgestelde herstructurering resulteert in (i) een verwatering van het aandelenbelang van de resterende minderheidsaandeelhouders in Corio, anders dan door een aandelenuitgifte waarbij zij redelijkerwijs gelegenheid hebben gekregen aandelen te verkrijgen in deze uitgifte evenredig aan het aandelenbelang dat zij op dat moment houden of door een andere aandelenuitgifte aan een derde partij niet zijnde een Dochteronderneming van één van de Partijen, of (ii) een andere vorm van ongelijke behandeling die een nadelige invloed kan hebben op de waarde van de Aandelen die worden gehouden door de resterende minderheidsaandeelhouders of op hun redelijke belangen, dan dient ten minste één van de Continuing Members vóór een dergelijke herstructurering te stemmen voordat deze wordt geïmplementeerd.

12.12.3	Andere gevolgen van het Bod

Aandeelhouders zullen worden verzocht op de Corio BAVA te stemmen voor een voorstel om de Corio Statuten te wijzigen in overeenstemming met het concept Pre-Fusie Wijziging van de Corio Statuten, waarnaar wordt verwezen in Hoofdstuk 13. Indien de Pre-Fusie Wijziging door de Algemene Vergadering tijdens de Corio BAVA aangenomen is, dan zal de Pre-Fusie Wijziging onmiddellijk tijdens een schorsing van de Corio BAVA worden geïmplementeerd.

Vervolgens zullen de Aandeelhouders tijdens de Corio BAVA gevraagd worden te stemmen voor een besluit om de Corio Statuten te wijzigen in overeenstemming met de concept wijziging van de Corio Statuten, zoals verwezen in Hoofdstuk 13, met betrekking tot de governance van Corio na Settlement (de “Post-Settlement Wijziging”). De Post-Settlement Wijziging geschiedt onder de voorwaarde dat Klépierre het Bod gestand doet en zal in werking treden na de Dag van de Settlement.

Aandeelhouders dienen er rekening mee te houden dat na de Settlement Datum Corio’s dividendbeleid kan worden aangepast en in lijn worden gebracht met het dividendbeleid van Klépierre, onder voorbehoud van verplichte dividenduitkeringen als gevolg van de FBI-status van Corio.

De aankoop van Aandelen door Klépierre onder het Bod zal onder andere leiden tot een vermindering van het aantal Aandeelhouders en het aantal Aandelen dat onder andere omstandigheden publiekelijk zou worden verhandeld. Indien het Bod gestand wordt gedaan en Klépierre 95% van de Aandelen verkrijgt, zal de beursnotering van de Aandelen aan Euronext Amsterdam zo snel mogelijk worden beëindigd.

12.13	Governance van Klépierre en Corio

12.13.1	Samenstelling van de Corio Raad van Bestuur

Onder de voorwaarde dat de benoemingsbesluiten als genoemd in Hoofdstuk 6.15.2(c) worden aangenomen, zal de Corio Raad van Bestuur vanaf de Settlement Datum als volgt zijn samengesteld:

(a)	Frédéric Fontaine, zijnde een huidig lid van de Corio Raad van Bestuur die als zodanig zal aanblijven; en

(b)	Jean-Marc Jestin en Bruno Valentin, zijnde nieuwe leden van de Corio Raad van Bestuur die dienen te worden benoemd tijdens de Corio BAVA.

12.13.2	Samenstelling van de Corio Raad van Commissarissen

Onder de voorwaarde dat de benoemingsbesluiten als genoemd in Hoofdstuk 6.15.2(a) worden aangenomen, zal de Corio Raad van Commissarissen vanaf de Settlement Datum als volgt zijn samengesteld

(a)	Laurent Morel, Jean-Michel Gault en Marie-Thérèse Dimasi, zijnde nieuwe leden van de Corio Raad van Commissarissen; en

(b)	Robert van der Meer en Roel van den Berg, zijnde huidige leden van de Corio Raad van Commissarissen die kwalificeren als onafhankelijk in de zin van de Corporate Governance Code (de “Continuing Members”).

12.13.3	Samenstelling van de Klépierre Raad van Bestuur

Klépierre en Corio zijn overeengekomen dat de Klépierre Raad van Bestuur direct na de Settlement Datum zal bestaan uit de volgende vier (4) leden:

(a)	David Armitage, die als zodanig is aangewezen door Corio; en

(b)	Laurent Morel, Jean-Michel Gault en Jean-Marc Jestin, zijnde huidige leden van de Klépierre Raad van Bestuur.

12.13.4	Samenstelling van de Klépierre Raad van Commissarissen

Onder de voorwaarde dat het Klépierre Aandeelhoudersbesluit als genoemd in Hoofdstuk 6.16(c) wordt aangenomen, zal de Klépierre Raad van Commissarissen direct na de Settlement Datum bestaan uit de volgende tien (10) leden:

(a)	Bertrand de Feydeau, Bertrand Jacquillat, Catherine Simoni en Rose-Marie van Lerberghe, die kwalificeren als onafhankelijk in de zin van de AFEP-MEDEF Code;

(b)	David Simon, Steven Fivel en François Kayat, die als zodanig zijn aangewezen door SPG;

(c)	John Anthony Carrafiell, die als zodanig is aangewezen door Corio;

(d)	Dominique Aubernon, die als zodanig is aangewezen door BNP; en

(e)	Jeroen Drost, die als zodanig is aangewezen door APG;

12.14	Besluitvorming door de Corio Raad van Bestuur en Corio Raad van Commissarissen, en Corio Aanbeveling

Zoals verder gedetailleerd uiteengezet in de Position Statement hebben de Corio Raad van Bestuur en Corio Raad van Commissarissen uitvoerig juridisch en financieel advies ontvangen,

hebben zij uitvoerig beraad gehad over de strategische en commerciële motivering en sociale aspecten en gevolgen van de voorgestelde Transacties gehad en hebben zij overige beschikbare alternatieven waaronder een stand alone scenario overwogen.

Gedurende dit proces heeft de Corio Raad van Bestuur regelmatig de Corio Raad van Commissarissen geconsulteerd en de Corio Raad van Commissarissen is van het begin tot het einde bij dit proces zeer betrokken geweest. De vereisten en voorwaarden van de Transacties, zoals in het Merger Protocol neergelegd, zijn tussen Klépierre en Corio overeengekomen met de voorafgaande goedkeuring van de Corio Raad van Commissarissen.

Na weloverwogen afweging van de strategisch rationale en de financiële en niet-financiële aspecten en gevolgen van de voorgestelde Transacties, zijn de Corio Raad van Bestuur en Corio Raad van Commissarissen tot de conclusie gekomen dat het Bod en de Fusie een redelijke prijs voor de Aandeelhouders inhouden en dat het Bod en de Fusie het meest in het belang van Corio, haar Aandeelhouders en al haar andere stakeholders is.

Onder verwijzing naar het bovenstaande en onverlet de vereisten en voorwaarden van het Biedingsbericht bevelen de Corio Raad van Bestuur en Corio Raad van Commissarissen unaniem de Aandeelhouders aan het Bod te aanvaarden en de Fusie goed te keuren voor en bevelen zij de Aandeelhouders aan tijdens de Corio BAVA voor de Corio Besluiten te stemmen (de “Corio Aanbeveling”).

De Corio Raad van Bestuur en de Corio Raad van Commissarissen, gezamenlijk handelend, kunnen de Corio Aanbeveling alleen intrekken, aanpassen, wijzigen of kwalificeren indien:

(a)	sprake is van een Concurrerend Bod en (i) Klépierre geen Vergelijkbaar Herzien Bod gedaan heeft of (ii) Klépierre Corio geïnformeerd heeft dat zij haar Vergelijkbaar Bod Recht wenst uit te oefenen, of

(b)	sprake is van een waardevermindering van de Klépierre Aandelen dat kwalificeert als een Klépierre Stock Event.

Verder wordt verwezen naar de Position Statement.

12.15	Toezeggingen

APG Irrevocable

APG, Corio’s grootse aandeelhouder die circa 30,6% van de uitgegeven en geplaatste aandelen in Corio houdt, heeft toegezegd jegens Klépierre de door haar gehouden Aandelen aan te bieden in overeenstemming met de voorwaarden van het Bod, voor de besluiten te stemmen die worden voorgelegd in de Corio BAVA ten aanzien van de Transacties en de Transacties te steunen onder de condities en voorwaarden zoals opgenomen in de onherroepelijke toezegging. De verplichting van APG om haar Aandelen aan te melden onder het Bod is onderworpen aan gebruikelijke voorwaarden. APG zal haar Aandelen aanmelden onder dezelfde voorwaarden als de andere Aandeelhouders. Informatie die gedeeld is met APG en die relevant is voor Aandeelhouders bij de beoordeling van het Bod, is opgenomen in het Biedingsbericht.

SPG en BNP Group Irrevocables

De grootste aandeelhouders in Klépierre, SPG die circa 29,4% van de uitgegeven en geplaatste aandelen in Klépierre houdt, en BNP Group, die circa 21,7% van de uitgegeven en geplaatste aandelen in Klépierre houdt, hebben toegezegd voor de besluiten te stemmen die worden voorgelegd in de Klépierre BAVA ten aanzien van de Transacties en de Transacties te steunen onder de voorwaarden zoals opgenomen in de onherroepelijke toezegging. Geen koersgevoelige informatie is gedeeld met SPG en BNP Groep die niet tevens is opgenomen in dit Biedingsbericht of het Prospectus.

12.16	Beoogd tijdschema

Verwachte datum en tijd	Gebeurtenis

27 oktober 2014	• Publicatie van het persbericht met betrekking tot de bekendmaking van de Aanmeldingstermijn en de verkrijgbaarstelling van:

• Het Biedingsbericht;

• Het Position Statement;

• Het Prospectus; en

• De Fusievoorwaarden.

• Notering van de Klépierre Aandelen, inclusief Nieuwe Klépierre Aandelen, aan de Euronext Amsterdam en voor de Nieuwe Klépierre Aandelen aan Euronext Paris

• Bijeenroeping van de Corio BAVA

29 oktober 2014	Bijeenroeping van de Klépierre BAVA

9:00 CET op 31 oktober 2014	Aanvang van de Aanmeldingstermijn in overeenstemming met artikel 14 lid 2 van het Besluit

15:00 CET op 8 december 2014	Corio BAVA waarop onder andere de Transacties zullen worden besproken in overeenstemming met de bepalingen van artikel 18 lid 1 Besluit

9 december 2014	Aanvang van de Uittreedperiode voor Uittredende Aandeelhouders

15:00 CET op 11 december 2014	Klépierre BAVA waarop onder andere de uitgifte van Nieuwe Klépierre Aandelen zal worden besproken

17:40 CET 8 januari 2015	Initiële Laatste Dag van de Aanmeldingstermijn – deadline voor Aandeelhouders die hun Aandelen aanbrengen, tenzij verlengd in overeenstemming met Hoofdstuk 5.7 (Extension)

12 januari 2015	Afloop van de uittreedperiode

Verwachte datum en tijd	Gebeurtenis

13 januari 2015	Dag van Gestanddoening

	•	Klépierre bericht of zij het Bod wel of niet gestand zal doen in overeenstemming met Artikel 16 lid 1 van het Besluit.

Verlenging van de Aanmeldingstermijn

	•	Klépierre bericht of zij de Aanmeldingstermijn wel of niet zal verlengen in overeenstemming met Artikel 15 lid 1 van het Besluit.

16 januari 2015[10]	Na-aanmedingstermijn

	•	Klépierre kan een Na-aanmeldingstermijn van maximaal twee weken afkondigen, tenzij Klépierre bericht dat zij voor de Fusie opteert.

	•	Tijdens de Na-aanmeldingstermijn zullen de Aandeelhouders die nog niet hun Aandelen hebben aangeboden de mogelijkheid worden geboden om dit alsnog te doen onder dezelfde voorwaarden en onder dezelfde beperkingen van het Bod, alles in overeenstemming met Artikel 17 van het Besluit.

20 januari 2015[11]	Settlement Datum

De datum waarop de settlement van het Bod start.

Voor Aandelen die zijn aangemeld gedurende de Na-Aanmeldingstermijn, indien van toepassing, zal de Settlement Datum niet later zijn dan vijf (5) Werkdagen na het einde van de Na-Aanmeldingstermijn

Na 12 januari 2015	Beslissing over de Fusie

	•	Klépierre deelt mee of zij de Fusie wel of niet zal effectueren

Indien de Fusie wordt uitgevoerd: Trustee Verkoopprocedure

	•	Trustee verkoopt Klépierre Aandelen

	•	vaststelling van de schadeloosstelling voor uittredende Aandeelhouders betaling van de schadeloosstelling aan de uittredende Aandeelhouders binnen 10 Werkdagen na de Fusiedatum
Eerste of tweede kwartaal 2015	Indien de Fusie wordt uitgevoerd: Effectuering van de Fusie
	•	Pre-Fusie attest afgegeven door een Nederlandse notaris
	•	Pre-Fusie attest afgegeven door de Franse klerk bij de Handelsrechtbank van Parijs
	•	Bevestiging en controle van de rechtsgeldigheid van de Fusie door een Franse Notaris of de Franse klerk van de Handelsrechtbank van Parijs
	•	Post-Fusie filings

[10]	Ervan uitgaande dat de Aanmeldingstermijn niet zal worden verlengd.
[11]	Ervan uitgaande dat de Aanmeldingstermijn niet zal worden verlengd en dat Klépierre geen Na Aanmeldingstermijn zal afkondigen.

12.17	Verkrijgbare Informatie

Exemplaren van dit Biedingsbericht en het Prospectus zijn kosteloos verkrijgbaar ten kantore van Klépierre en Corio, en de Exchange Agent en kunnen worden verkregen door contact op te nemen met Klépierre, Corio of de Exchange Agent via de contactgegevens opgenomen in Hoofdstuk 3.6 (Contact Details).

Voor exemplaren van dit Biedingsbericht en het Prospectus wordt tevens verwezen naar de website van Klépierre (www.klepierre.com) en naar de website van Corio (www.corio-eu.com).

Voor exemplaren van de statuten van Klépierre, de financiële informatie van Klépierre met betrekking tot de jaarrekeningen van Klépierre in het boekjaar 2013, eindigend op 31 december 2013, in het boekjaar 2012, eindigend op 31 december 2012, en in het boekjaar 2011, eindigend op 31 december 2011, wordt verwezen naar de website van Klépierre (www.klepierre.com). Exemplaren kunnen kosteloos verkregen worden ten kantore van Klépierre door contact op te nemen met Klépierre op bovenstaand adres of via bovenstaand telefoonnummer.

Voor exemplaren van de statuten van Corio, de financiële informatie van Corio met betrekking tot de jaarrekeningen van Corio in het boekjaar 2013, eindigend op 31 december 2013, in het boekjaar 2012, eindigend op 31 december 2012, en in het boekjaar 2011, eindigend op 31 december 2011, wordt verwezen naar de website van Corio (www.corio-eu.com). Exemplaren kunnen kosteloos worden verkregen ten kantore van Corio door contact op te nemen met Corio op bovenstaand adres of via bovenstaand telefoonnummer.

13	AMENDMENTS TO CORIO ARTICLES OF ASSOCIATION

The intended amendments to the Corio Articles of Association after Settlement of the Offer and after the delisting of Corio are available, free of charge, on the website of Klépierre (www.klepierre.com) and the website of Corio (www.corio-eu.com) and are incorporated by reference in this Offer Memorandum. Shareholders are advised to read the intended amendments to the Corio Articles of Association carefully.

14	SELECTED CONSOLIDATED FINANCIAL STATEMENTS OF CORIO

14.1	Basis for preparation

In accordance with the Decree, selected consolidated financial information of Corio has been included in this Section 14 (Selected Consolidated Financial Statements of Corio), comprising summaries of the consolidated statements of financial position, consolidated income statements and the consolidated statement of cash flows for the financial year 2013, 2012 and 2011.

The selected consolidated financial information of Corio for the financial years 2011, 2012 and 2013 have been audited by PwC, which issued an independent auditor’s report thereon, on 23 February 2012, 13 February 2013 and 17 February 2014, respectively.

The consolidated financial statements of Corio from which the selected consolidated financial information has been derived were prepared in accordance with the International Financial Reporting Standards issued by the International Accounting Standards Board, as adopted by the European Commission, and in accordance with Part 9 of Book 2 of the DCC.

The selected consolidated financial information set out below contains summaries, only of the consolidated statements of financial position, the consolidated income statements, and the consolidated statement of cash flows, excluding related note disclosures and a description of significant accounting policies.

For a better understanding of Corio’s financial position, income and cash flows, the selected consolidated financial information should be read in conjunction with the unabbreviated audited consolidated financial statements for the financial year 2013 as included in 15 (Financial statement of Corio for 2013). The half-year report of Corio for 2014 is included in Section 16 (Interim Financial Information of Corio for 2014).

14.2	Selected Consolidated Financial Statements of Corio

Consolidated statements of financial position relating to the financial years ended 31 December 2013, 2012 and 2011

–	(€ million)	–	31 December 2013	–	31 December 2012	–	31 December 2011
–		–		–		–
–	ASSETS	–		–		–
–	Investment property	–	6,063.8	–	6,228.0	–	6,624.6
–	Investment property under development	–	594.5	–	486.6	–	440.0
–	Investment in equity accounted investees	–	348.9	–	368.3	–	361.9
–	Other property related investments	–	111.3	–	135.5	–	170.8
–	Derivative financial instruments	–	1.3	–	33.9	–	31.1
–	Intangible assets	–	63.1	–	60.6	–	62.9
–	Property, plant and equipment	–	23.1	–	23.7	–	23.5
–	Deferred tax assets	–	28.4	–	22.5	–	22.5
–	Other non-current receivables	–	18.6	–	47.2	–	21.8

–	Total non-current assets	–	7,253.0	–	7,406.3	–	7,759.1
–		–		–		–
–	Trade and other receivables	–	174.6	–	139.5	–	176.4
–	Other property related investments	–	22.6	–	75.0	–	0.4
–	Derivative financial instruments	–	0.6	–	—	–	1.0
–	Cash and cash equivalents	–	8.8	–	10.2	–	24.3

–	Total current assets	–	206.6	–	224.7	–	202.1
–		–		–		–
–	Total assets	–	7,459.6	–	7,631.0	–	7,961.2
–		–		–		–
–	EQUITY	–		–		–
–	Share capital	–	983.0	–	961.8	–	922.9
–	Share premium	–	1,404.6	–	1,425.8	–	1,464.8
–	Reserves	–	1,506.6	–	1,678.9	–	1,600.1
–	Net result for the year	–	-250.5	–	16.0	–	218.2

–	Total shareholders’ equity	–	3,643.7	–	4,082.5	–	4,206.0
–	Non-controlling interest	–	52.0	–	48.0	–	48.3

–	Total equity	–	3,695.7	–	4,130.5	–	4,254.3
–		–		–		–
–	LIABILITIES	–		–		–
–	Loans and borrowings	–	2,678.1	–	2,761.9	–	2,746.8
–	Employee benefits	–	—	–	1.1	–	1.2
–	Provisions	–	39.2	–	16.7	–	2.2
–	Deferred tax liabilities	–	322.2	–	294.7	–	309.4
–	Derivative financial instruments	–	24.5	–	35.4	–	31.8
–	Other non-current payables	–	45.1	–	31.9	–	34.4

–	Total non-current liabilities	–	3,109.1	–	3,141.7	–	3,125.8
–		–		–		–
–	Bank overdraft	–	15.5	–	17.3	–	—
–	Loans and borrowings	–	401.0	–	175.3	–	408.6
–	Trade and other payables	–	233.4	–	166.1	–	170.4
–	Derivative financial instruments	–	4.9	–	0.1	–	2.1

–	Total current liabilities	–	654.8	–	358.8	–	581.1
–		–		–		–
–	Total liabilities	–	3,763.9	–	3,500.5	–	3,706.9
–		–		–		–
–	Total equity and liabilities	–	7,459.6	–	7,631.0	–	7,961.2

Consolidated income statement relating to the financial years ended 31 December 2013, 2012 and 2011

–	(€ million)	–	31 December 2013	–	31 December 2012	–	31 December 2011
–		–		–		–
–	Gross rental income	–	462.2	–	475.6	–	460.3
–		–		–		–
Service charges recovered from tenants		–	97.0	–	94.2	–	82.6
Service charges		–	-120.3	–	-113.3	–	-94.4

Net service charges		–	-23.3	–	-19.1	–	-11.8
–		–		–		–
–	Property operating expenses	–	-59.2	–	-59.0	–	-52.0
–		–		–		–
–	Net rental income	–	379.7	–	397.5	–	396.5
–		–		–		–
Proceeds from sales of investment property		–	225.1	–	329.4	–	136.3
Carrying amount of investment property sold		–	-262.9	–	-349.4	–	-130.8

Results on sales of investment property		–	-37.8	–	-20.0	–	5.5
–		–		–		–
Valuation gains		–	80.2	–	86.4	–	194.8
Valuation losses		–	-446.9	–	-286.0	–	-197.7

Net valuation gain/loss on investment property		–	-366.7	–	-199.6	–	-2.9
–		–		–		–
Administrative expenses		–	-39.1	–	-45.4	–	-40.1
		–		–		–
Impairment of assets		–	—	–	-1.8	–	-8.1
		–		–		–
Other income and expenses		–	-40.3	–	-27.8	–	5.5
		–		–		–
Results before finance expenses and tax		–	-104.2	–	102.9	–	356.4
		–		–		–
Finance costs		–	-136.7	–	-123.0	–	-129.4
Finance income		–	9.9	–	12.0	–	14.1

Net finance expenses		–	-126.8	–	-111.0	–	-115.3
		–		–		–
Share of result of equity accounted investees (net of income tax)		–	2.7	–	15.6	–	5.4
–		–		–		–
–	Result before tax	–	-228.3	–	7.5	–	246.4
–		–		–		–
Current tax		–	-4.0	–	-6.6	–	-4.3
Deferred tax		–	-21.6	–	14.8	–	-22.7

Tax		–	-25.6	–	8.2	–	-27.0
–		–		–		–
–	Net result	–	-253.9	–	15.7	–	219.4
–		–		–		–
Attributable to:		–		–		–
Shareholders		–	-250.5	–	16.0	–	218.2
Non-controlling interest		–	-3.4	–	-0.3	–	1.2
Net result		–	-253.9	–	15.7	–	219.4
–		–		–		–
–	Weighted average number of shares	–	97,411,238	–	94,664,641	–	91,804,608
–		–		–		–

Result per share (€)		–		–		–
Basic earnings per share		–	-2.57	–	0.17	–	2.38
Diluted earnings per share		–	-2.57	–	0.17	–	2.38
–		–		–		–
Net result attributable to shareholders		–	-250.5	–	16.0	–	218.2
Net result attributable to non-controlling interest		–	-3.4	–	-0.3	–	1.2

Net result		–	-253.9	–	15.7	–	219.4
		–		–		–
Other comprehensive income:		–		–		–
Foreign currency translation differences for foreign operations		–	-0.3	–	1.7	–	-0.4
Effective portion of the changes in fair value of the cash flow hedges		–	1.9	–	-13.6	–	-24.1

Other comprehensive income for the year, net of tax *		–	1.6	–	-11.9	–	-24.5
–		–		–		–
–	Total comprehensive income	–	-252.3	–	3.8	–	194.9
–		–		–		–
Attributable to:		–		–		–
Shareholders		–	-248.9	–	4.1	–	193.7
Non-controlling interest		–	-3.4	–	-0.3	–	1.2
Total comprehensive income		–	-252.3	–	3.8	–	194.9

*	Effective tax rate for comprehensive income is nil.

Consolidated of cash flows relating to the financial years ended 31 December 2013, 2012 and 2011

–	(€ million)	–	31 December 2013	–	31 December 2012	–	31 December 2011
–		–		–		–
Cash flows from operating activities		–		–		–
Result before tax		–	-228.3	–	7.5	–	246.4
Adjustments for:		–		–		–
Share of result of equity accounted investments		–	-2.7	–	-15.6	–	-5.4
Net finance costs		–	126.8	–	111.0	–	115.3
Depreciation/Amortisation/Impairment		–	-0.6	–	8.4	–	12.7
Negative goodwill		–	—	–	—	–	-1.3
Acquisition-related costs		–	3.4	–	0.1	–	1.0
Valuation gains and losses		–	366.7	–	199.6	–	2.9
Gains and losses on disposals		–	37.9	–	20.0	–	-5.5
Change receivables		–	14.0	–	11.5	–	-9.1
Change payables		–	61.4	–	-0.7	–	-38.2
Change in provisions and employee benefits		–	21.4	–	14.4	–	—

Cash generated from operations		–	400.0	–	356.2	–	318.8
Finance income received		–	2.9	–	12.1	–	14.6
Finance expense paid		–	-117.8	–	-129.1	–	-116.7
Tax paid		–	-4.0	–	-6.6	–	-4.3

Net cash from/(used in) operating activities		–	281.1	–	232.6	–	212.4
		–		–		–
Cash flows from investing activities		–		–		–
Proceeds from sale of investment property		–	225.0	–	329.4	–	136.3
Acquisition through business combinations, net of cash		–	-3.4	–	-0.1	–	-45.2
Acquisition of investment property		–	-404.1	–	-22.8	–	-110.0
Investment in investment property		–	-72.8	–	-56.4	–	-50.2
Investment in other property related investments -		–	76.5	–	35.9	–	41.5
Investment in investment property under development		–	-97.9	–	-124.7	–	-285.8
Investment in equity accounted investees		–	3.9	–	—	–	—
Investment in property, plant and equipment and other intangible assets		–	-7.0	–	-5.0	–	-4.7
Dividends received		–	10.6	–	7.6	–	—

Net cash used in investing activities		–	-269.2	–	92.1	–	-318.1
		–		–		–
Cash flows from financing activities		–		–		–
Share premium non-controlling interest		–	0.8	–	—	–	—
Proceeds from loans and borrowings		–	784.0	–	377.9	–	338.0
Repayments of loans and borrowings		–	-608.3	–	-605.8	–	-318.3
Dividends paid		–	-189.9	–	-127.5	–	-183.3
Cash settlement net investment hedges		–	1.9	–	-0.7	–	0.2

Net cash from/(used in) financing activities		–	-11.5	–	-356.1	–	-163.4
		–		–		–
Net increase in cash and cash equivalents		–	0.4	–	-31.4	–	-269.1
Cash and cash equivalents at 1 January		–	-7.1	–	24.3	–	293.4

Cash and cash equivalents at 31 December*		–	-6.7	–	-7.1	–	24.3

* Reconciliation of cash and cash equivalents at 31 December.

Cash and cash equivalents		–	8.8	–	10.2	–	24.3
Bank overdraft		–	-15.5	–	-17.3	–	—

Net cash and cash equivalents		–	-6.7	–	-7.1	–	24.3

NOTES TO THE SELECTED CONSOLIDATED FINANCIAL INFORMATION CORIO

In accordance with the Decree, selected consolidated financial information of Corio has been prepared and included in this Section 14 (Selected Consolidated Financial Information Corio), comprising summaries of the consolidated statements of financial position, consolidated income statements and the consolidated statements of cash flows for the financial years 2013, 2012 and 2011.

The selected consolidated financial information for the financial years 2012 and 2013 has been derived from the consolidated financial statements for the financial year 2013 as audited by PricewaterhouseCoopers Accountants N.V. which issued an independent auditor’s report thereon, without qualification, on 17 February 2014.

The selected consolidated financial information for the financial year 2011 has been derived from the consolidated financial statements for the financial year 2012 as audited by PricewaterhouseCoopers Accountants N.V., which issued an independent auditor’s report thereon, without qualification, on 13 February 2013.

The consolidated financial statements from which the selected consolidated financial information has been derived were prepared in accordance with the International Financial Reporting Standards issued by the International Accounting Standards Board, as adopted by the European Commission, and Part 9 of Book 2 of the Dutch Civil Code.

The selected consolidated financial information set out below contains summaries only of the consolidated statements of financial position, the consolidated income statements, and the consolidated statements of cash flows, excluding related note disclosures and a description of significant accounting policies. For a better understanding of Corio’s financial position, income and cash flows, the selected consolidated financial information should be read in conjunction with the unabbreviated audited consolidated financial statements for the financial year 2013, the financial year 2012 and the financial year 2011, including the related note disclosures and a description of significant accounting policies applied for each of these years. A summary of the significant accounting policies of the Corio consolidated financial statements for the financial year 2013 is outlined in Section 15.

Independent auditor’s report

To: The Management Board of Corio N.V.

The accompanying selected summarised consolidated financial information, which comprise the consolidated statements of financial position as at 31 December 2013, 31 December 2012 and 31 December 2011 and the consolidated income statements, the consolidated statements of comprehensive income and consolidated cash flow statements for the years then ended, are derived from the audited consolidated financial statements of Corio N.V. for the year 2013, 2012 and 2011. We expressed an unqualified audit opinion on those consolidated financial statements in our report dated 17 February 2014, 13 February 2013 and 23 February 2012 respectively. Those consolidated financial statements, and the selected summarised consolidated financial information, do not reflect the effects of events that occurred subsequent to the date of our reports on those consolidated financial statements.

The selected summarised consolidated financial information does not contain all the disclosures required by International Financial Reporting Standards as adopted by the European Union and with Part 9 of Book 2 of the Dutch Civil Code. Reading the selected summarised consolidated financial information, therefore, is not a substitute for reading the audited consolidated financial statements of Corio N.V.

Management Board’s responsibility

The Management Board is responsible for the preparation of a summary of the audited consolidated financial statements in accordance with Chapter 14.1 Basis for preparation in the Offer Memorandum.

Auditor’s responsibility

Our responsibility is to express an opinion on the selected summarised consolidated financial information based on our procedures, which we conducted in accordance with Dutch Law, including the Dutch Standard 810 “Engagements to report on summary financial statements”.

Opinion

In our opinion, the selected summarised consolidated financial information derived from the audited consolidated financial statements of Corio N.V. for the year 2013, 2012 and 2011 are consistent, in all material respects, with those consolidated financial statements, in accordance with Chapter 14.1 Basis for preparation in the Offer Memorandum.

Amsterdam, 27 October 2014

PricewaterhouseCoopers Accountants N.V.

Original version signed by drs. P.J. van Mierlo RA

15	FINANCIAL STATEMENT OF CORIO FOR 2013

78 CORIO ANNUAL REPORT 2013

CONSOLIDATED INCOME STATEMENT

For the year ended 31 December (€ million)	Note	2013	2012

Gross rental income	2	462.2	475.6

Service charges recovered from tenants		97.0	94.2
Service charges		-120.3	-113.3
Net service charges		-23.3	-19.1

Property operating expenses	3	-59.2	-59.0

Net rental income		379.7	397.5

Proceeds from sales of investment property		225.1	329.4
Carrying amount of investment property sold		-262.9	-349.4
Results on sales of investment property	8,9	-37.8	-20.0

Valuation gains		80.2	86.4
Valuation losses		-446.9	-286.0
Net valuation gain/loss on investment property	8,9	-366.7	-199.6

Administrative expenses	4	-39.1	-45.4

Impairment of assets	13	—	-1.8

Other income and expenses	5	-40.3	-27.8

Results before finance expenses and tax		-104.2	102.9

Finance costs		-136.7	-123.0
Finance income		9.9	12.0
Net finance expenses	6	-126.8	-111.0

Share of result of equity accounted investees (net of income tax)	10	2.7	15.6

Result before tax		-228.3	7.5

Current tax		-4.0	-6.6
Deferred tax		-21.6	14.8
Tax	7	-25.6	8.2

Net result		-253.9	15.7

Attributable to:
Shareholders		-250.5	16.0
Non-controlling interest		-3.4	-0.3
Net result		-253.9	15.7

Weighted average number of shares		97,411,238	94,664,641

Result per share (€)

Basic earnings per share	20	-2.57	0.17
Diluted earnings per share	20	-2.57	0.17

The notes on pages 83 to 116 are an integral part of these consolidated financial statements.

79 CORIO ANNUAL REPORT 2013

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

For the year ended 31 December (€ million)	Note	2013	2012

Net result attributable to shareholders		-250.5	16.0
Net result attributable to non-controlling interest		-3.4	-0.3
Net result		-253.9	15.7

Other comprehensive income:
Items that may be subsequently reclassified to profit or loss
Foreign currency translation differences for foreign operations		-0.3	1.7
Effective portion of the changes in fair value of the cash flow hedges		1.9	-13.6
Other comprehensive income for the year, net of tax *		1.6	-11.9

Total comprehensive income		-252.3	3.8

Attributable to:
Shareholders		-248.9	4.1
Non-controlling interest		-3.4	-0.3

Total comprehensive income		-252.3	3.8

*	Effective tax rate for comprehensive income is nil.

The notes on pages 83 to 116 are an integral part of these consolidated financial statements.

80 CORIO ANNUAL REPORT 2013

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(€ million)	Note	31 December 2013	31 December 2012

ASSETS
Investment property	8	6,063.8	6,228.0
Investment property under development	9	594.5	486.6
Investment in equity accounted investees	10	348.9	368.3
Other property related investments	11	111.3	135.5
Derivative financial instruments	12	1.3	33.9
Intangible assets	13	63.1	60.6
Property, plant and equipment	14	23.1	23.7
Deferred tax assets	15	28.4	22.5
Other non-current receivables	16	18.6	47.2

Total non-current assets		7,253.0	7,406.3

Trade and other receivables	17	174.6	139.5
Other property related investments	11	22.6	75.0
Derivative financial instruments	12	0.6	—
Cash and cash equivalents	18	8.8	10.2

Total current assets		206.6	224.7

Total assets		7,459.6	7,631.0

EQUITY
Share capital		983.0	961.8
Share premium		1,404.6	1,425.8
Reserves		1,506.6	1,678.9
Net result for the year		-250.5	16.0

Total shareholders’ equity		3,643.7	4,082.5

Non-controlling interest		52.0	48.0

Total equity	19	3,695.7	4,130.5

LIABILITIES
Loans and borrowings	21	2,678.1	2,761.9
Employee benefits		—	1.1
Provisions	23	39.2	16.7
Deferred tax liabilities	15	322.2	294.7
Derivative financial instruments	12	24.5	35.4
Other non-current payables	24	45.1	31.9

Total non-current liabilities		3,109.1	3,141.7

Bank overdraft	18	15.5	17.3
Loans and borrowings	21	401.0	175.3
Trade and other payables	25	233.4	166.1
Derivative financial instruments	12	4.9	0.1

Total current liabilities		654.8	358.8

Total liabilities		3,763.9	3,500.5

Total equity and liabilities		7,459.6	7,631.0

The notes on pages 83 to 116 are an integral part of these consolidated financial statements.

81 CORIO ANNUAL REPORT 2013

CONSOLIDATED STATEMENT OF CASH FLOWS

For the year ended 31 December (€ million)	Note	2013	2012

Cash flows from operating activities
Result before tax		-228.3	7.5
Adjustments for:
Share of result of equity accounted investments	10	-2.7	-15.6
Net finance costs	6	126.8	111.0
Depreciation/Amortisation/Impairment		-0.6	8.4
Acquisition-related costs		3.4	0.1
Valuation gains and losses		366.7	199.6
Gains and losses on disposals		37.9	20.0
Change receivables		14.0	11.5
Change payables		61.4	-0.7
Change in provisions and employee benefits		21.4	14.4
Cash generated from operations		400.0	356.2
Finance income received		2.9	12.1
Finance expense paid		-117.8	-129.2
Tax paid		-4.0	-6.6
Net cash from/(used in) operating activities		281.1	232.6

Cash flows from investing activities
Proceeds from sale of investment property		225.0	329.4
Acquisition-related costs		-3.4	-0.1
Acquisition of investment property		-404.1	-22.8
Investment in investment property	8	-72.8	-56.4
Investment in other property related investments		76.5	-35.9
Investment in investment property under development	9	-97.9	-124.7
Investment in equity accounted investees		3.9	—
Investment in property, plant and equipment and other intangible assets		-7.0	-5.0
Dividends received	10	10.6	7.6
Net cash from investing activities		-269.2	92.1

Cash flows from financing activities
Share premium non-controlling interest		0.8	—
Proceeds from loans and borrowings		784.0	377.9
Repayments of loans and borrowings		-608.3	-605.8
Dividends paid	19	-189.9	-127.5
Cash settlement net investment hedges		1.9	-0.7
Net cash from financing activities		-11.5	-356.1

Net increase in cash and cash equivalents		0.4	-31.4
Net cash and cash equivalents at 1 January		-7.1	24.3
Net cash and cash equivalents at 31 December*		-6.7	-7.1

* Reconciliation of net cash and cash equivalents at 31 December.

Cash and cash equivalents	18	8.8	10.2
Bank overdraft	18	-15.5	-17.3
Net cash and cash equivalents		-6.7	-7.1

The notes on pages 83 to 116 are an integral part of these consolidated financial statements.

82 CORIO ANNUAL REPORT 2013

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(€ million)	Note	Share capital	Share premium	General reserve	Revaluation reserve	Associates reserve	Hedge reserve	Translation reserve	Net result for the year		Total	Non- controlling interest	Total equity

FOR THE YEAR ENDED 31 DECEMBER 2012

Balance as at 31 December 2011		922.9	1,464.8	197.1	1,375.3	38.8	5.8	-17.0	218.2		4,206.0	48.3	4,254.3
Profit appropriation 2011				143.0	76.0	-0.8			-218.2		—		—
Balance as at 1 January 2012		922.9	1,464.8	340.1	1,451.3	38.0	5.8	-17.0	—		4,206.0	48.3	4,254.3
Net result									16.0		16.0	-0.3	15.7
Other comprehensive income							-13.6	1.7			-11.9		-11.9

Total comprehensive income		—	—	—	—	—	-13.6	1.7	16.0		4.1	-0.3	3.8

Dividends to shareholders		38.9	-39.0	-127.4							-127.5		-127.5
Non-controlling interest due to acquisitions											—		—
Additional share premium non-controlling interest											—		—
Balance as at 31 December 2012	19	961.8	1,425.8	212.7	1,451.3	38.0	-7.8	-15.3	16.0		4,082.5	48.0	4,130.5

FOR THE YEAR ENDED 31 DECEMBER 2013

Balance as at 31 December 2012		961.8	1,425.8	212.7	1,451.3	38.0	-7.8	-15.3	16.0		4,082.5	48.0	4,130.5
Profit appropriation 2012				109.1	-104.2	11.1			-16.0		—		—
Balance as at 1 January 2013		961.8	1,425.8	321.8	1,347.1	49.1	-7.8	-15.3	—		4,082.5	48.0	4,130.5
Net result									-250.5		-250.5	-3.4	-253.9
Other comprehensive income							1.9	-0.3			1.6		1.6

Total comprehensive income		—	—	—	—	—	1.9	-0.3	-250.5		-248.9	-3.4	-252.3

Dividends to shareholders		21.2	-21.2	-189.9							-189.9		-189.9
Non-controlling interest due to acquisitions											—	6.6	6.6
Additional share premium non-controlling interest											—	0.8	0.8
Balance as at 31 December 2013	19	983.0	1,404.6	131.9	1,347.1	49.1	-5.9	-15.6	-250.5	*	3,643.7	52.0	3,695.7

*	The proposed profit appropriation is included in other information. € 164.5 million of the result for 2013 (2012: € 93.1 million) will be deducted from the non-distributable reserves.

The notes on pages 83 to 116 are an integral part of these consolidated financial statements.

83 CORIO ANNUAL REPORT 2013

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

REPORTING ENTITY

Corio N.V. (the Company) and its subsidiaries (together, the group) is a closed-end property investment fund and is licensed under the Dutch Act on Financial Supervision (Wet op het Financieel Toezicht: ‘WFT’). The Company is domiciled in Utrecht, the Netherlands. The financial statements have been prepared by the Management Board and were authorised for publication on 17 February 2014. The financial statements will be presented to the Annual General Meeting of Shareholders for approval on 17 April 2014.

For the company financial statements of Corio, use has been made of the exemption provided by Section 402, Book 2, of the Netherlands Civil Code. The financial statements have been prepared in compliance with the Financial Supervision Act 2007.

TAX STATUS

Corio has the tax status of an investment company in accordance with section 28 of the Dutch ‘Wet op de vennootschapsbelasting 1969’. This means that no corporation tax is due in the Netherlands, provided that certain conditions are met. The main conditions concern the requirement to distribute the taxable profit as dividend and the restrictions with respect to financing of investments with loans. The subsidiaries in France have a similar status. Subsidiaries in other countries have no specific tax status.

BASIS OF PREPARATION

STATEMENT OF COMPLIANCE

The consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (‘IFRS’) as adopted by the European Union.

BASIS OF MEASUREMENT

The consolidated financial statements have been prepared on the basis of historical cost except for investment property, investment property under development, financial assets at fair value through income statement and derivatives, which are recognised at fair value. Unless otherwise stated, the figures are presented in millions of euros rounded to one decimal place. The financial statements have been prepared using the going concern basis of accounting.

FUNCTIONAL AND PRESENTATION CURRENCY

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The consolidated financial statements are presented in euros, which is the Company’s functional currency and the Group’s presentation currency.

USE OF ESTIMATES AND ASSUMPTIONS

The preparation of financial statements in accordance with IFRS requires management to make judgements, estimates and assumptions that affect the application of the accounting policies and the reported amounts of assets, liabilities, income and expenses. The estimates and related assumptions are based on historical experience and various other factors considered appropriate. Actual results may differ from these estimates. The estimates and underlying assumptions are constantly reviewed. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

CHANGES IN ACCOUNTING POLICIES

The following new standards, amendments to standards and interpretations relevant to Corio are applied for the first time for the financial year beginning 1 January 2013. Unless otherwise mentioned, these changes had no impact on income statement and equity.

(A) CHANGES IN ACCOUNTING POLICIES

Corio has not changed her accounting policies, except for the changes mentioned in section (B) ‘NEW AND AMENDED STANDARDS ADOPTED BY THE GROUP’.

(B) NEW AND AMENDED STANDARDS ADOPTED BY THE GROUP

The Group applies, for the first time, certain standards and amendments that require restatement of previous financial statements. These include IFRS 13 Fair Value Measurement and amendments to IAS 1 Presentation of Financial Statements. The nature and the effect of these changes are disclosed below.

Several other new standards and amendments apply for the first time in 2013. However, they do not impact the annual consolidated financial statements of the Group.

The nature and the impact of each new standard/amendment relevant to the Group, is described below:

Amendment to IAS 1, ‘Financial statement presentation’, regarding other comprehensive income. In June 2011, the IASB issued ‘Presentation of items of other comprehensive income’ (amendments to IAS 1). The amendments improved the consistency and clarity of the presentation of items of other comprehensive income (OCI). The amendments also highlighted the importance that the Board places on presenting income statement and OCI together and with equal prominence. The amendments issued in June 2011 retain the requirement to present income statement and OCI together, but focus on improving how items of OCI are presented. The main change resulting from the amendments was a requirement for entities to group items presented in OCI on the basis of whether they are potentially reclassifiable to income statement subsequently (reclassification adjustments). The amendments did not address, which items are presented in OCI. The amendment affected presentation only and had no impact on the Group’s financial position or performance.

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Amendment to IFRS 7, ‘Financial instruments: Disclosures’, on asset and liability offsetting. This amendment includes new disclosures to facilitate comparison between those entities that prepare IFRS financial statements to those that prepare financial statements in accordance with US GAAP. The amendment affected presentation only and had no impact on the Group’s financial position or performance.

IFRS 13, ‘Fair value measurement’. IFRS 13 aims to improve consistency and reduce complexity by providing a precise definition of fair value and a single source of fair value measurement and disclosure requirements for use across IFRSs. The requirements, which are largely aligned between IFRSs and US GAAP, do not extend the use of fair value accounting but provide guidance on how it should be applied where its use is already required or permitted by other standards within IFRSs.

(C) NEW STANDARDS, AMENDMENTS AND INTERPRETATIONS ISSUED BUT NOT EFFECTIVE FOR THE FINANCIAL YEAR BEGINNING 1 JANUARY 2013 AND EARLY ADOPTED

Corio has not early adopted new and amended standards.

(D) NEW STANDARDS, AMENDMENTS AND INTERPRETATIONS ISSUED BUT NOT EFFECTIVE FOR THE FINANCIAL YEAR BEGINNING 1 JANUARY 2013 AND NOT EARLY ADOPTED

IAS 27, ‘Separate financial statements’, IAS 27 (revised 2011) includes the provisions on separate financial statements that are left after the control provisions of IAS 27 have been included in the new IFRS 10. Based on our assessment we expect the effect of the new standard on the balance sheet and income statement to be limited. Corio intends to adopt IAS 27 no later than the accounting period beginning on 1 January 2014.

IAS 28, ‘Associates and joint ventures’, IAS 28 (revised 2011) includes the requirements for joint ventures, as well as associates, to be equity accounted following the issue of IFRS 11. Based on our assessment we expect the effect of the new standard on the balance sheet and income statement to be limited. Corio intends to adopt IAS 28 no later than the accounting period beginning on 1 January 2014.

Amendments to IAS 32, ‘Financial instruments: Presentation’, on asset and liability offsetting. These amendments are to the application guidance in IAS 32 ‘Financial instruments: Presentation’, and clarify some of the requirements for offsetting financial assets and financial liabilities on the statement of financial position. Corio intends to adopt the amendments to IAS 32 no later than the accounting period beginning on 1 January 2014.

IFRS 9, ‘Financial instruments’, addresses the classification, measurement and recognition of financial assets and financial liabilities. IFRS 9 was issued in November 2009 and October 2010. It replaces the parts of IAS 39 that relate to the classification and measurement of financial instruments. IFRS 9 requires financial assets to be classified into two measurement categories: those measured as at fair value and those measured at amortised cost. The determination is made at initial recognition. The classification depends on the entity’s business model for managing its financial instruments and the contractual cash flow characteristics of the instrument. For financial liabilities, the standard retains most of the IAS 39 requirements. The main change is that, in cases where the fair value option is taken for financial liabilities, the part of a fair value change due to an entity’s own credit risk is recorded in other comprehensive income rather than the income statement, unless this creates an accounting mismatch. IFRS 9 continues to be amended and the implementation date is expected to be not before 1 January 2017.

IFRS 10, Consolidated financial statements’ builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements of the parent company. The standard provides additional guidance to assist in the determination of control where this is difficult to assess. Based on our assessment we expect the effect of the new standard on the balance sheet and income statement to be limited. Corio intends to adopt IFRS 10 no later than the accounting period beginning on or after 1 January 2014.

IFRS 11, ‘Joint arrangements’. IFRS 11 is a more realistic reflection of joint arrangements by focusing on the rights and obligations of the parties to the arrangement rather than its legal form. There are two types of joint arrangements: joint operations and joint ventures. Joint operations arise where a joint operator has rights to the assets and obligations relating to the arrangement and therefore accounts for its share of assets, liabilities, revenue and expenses. Joint ventures arise where the joint venturer has rights to the net assets of the arrangement and therefore equity accounts for its interest. Proportional consolidation of joint ventures is no longer allowed. Based on our assessment we expect the effect of the new standard on the balance sheet and income statement to be limited. Corio intends to adopt IFRS 11 no later than the accounting period beginning on or after 1 January 2014.

IFRS 12, ‘Disclosures of interests in other entities’. IFRS 12 includes the disclosure requirements for all forms of interests in other entities, including joint arrangements, associates, special purpose vehicles and other off balance sheet vehicles. The group is currently assessing IFRS 12’s full impact and intends to adopt IFRS 12 no later than the accounting period beginning on or after 1 January 2014.

There are no other IFRSs or IFRIC interpretations that are not yet effective that would be expected to have a material impact on the group.

CHANGES IN PRESENTATION

Corio has not made changes in her presentation, except for the changes mentioned in section (B) ‘NEW AND AMENDED STANDARDS ADOPTED BY THE GROUP’.

SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements for 2013 relate to the Company and its subsidiaries (together referred to as the ‘Group’) and to the Group’s investments in associates and interests in joint ventures.

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BASIS OF CONSOLIDATION

SUBSIDIARIES

Subsidiaries are all entities (including special purpose entities) over which Corio has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the group controls another entity. Corio also assesses existence of control where it does not have more than 50% of the voting power but is able to govern the financial and operating policies by virtue of de-facto control. De-facto control may arise in circumstances where the size of the Corio’s voting rights relative to the size and dispersion of holdings of other shareholders give Corio the power to govern the financial and operating policies, etc.

Subsidiaries are fully consolidated from the date on which control is transferred to Corio. They are deconsolidated from the date that control ceases.

A list of consolidated subsidiaries has been filed with the Chamber of Commerce in Utrecht.

ASSOCIATES

Associates are all entities over which Corio has significant influence but not control, generally accompanying a shareholding of between 20% and 50% of the voting rights. Investments in associates are accounted for using the equity method of accounting. Under the equity method, the investment is initially recognised at cost, and the carrying amount is increased or decreased to recognise the investor’s share of the income statement of the investee after the date of acquisition. Corio’s investment in associates includes goodwill identified on acquisition. Associates are presented under investments in Equity Accounted Investees.

If the ownership interest in an associate is reduced but significant influence is retained, only a proportionate share of the amounts previously recognised in other comprehensive income is reclassified to income statement where appropriate. Corio’s share of post-acquisition income statement is recognised in the income statement and its share of post acquisition movements in other comprehensive income is recognised in other comprehensive income with a corresponding adjustment to the carrying amount of the investment. When Corio’s share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured receivables, the group does not recognise further losses, unless it has incurred legal or constructive obligations or made payments on behalf of the associate.

Corio determines at each reporting date whether there is any objective evidence that the investment in the associate is impaired. If this is the case, the group calculates the amount of impairment as the difference between the recoverable amount of the associate and its carrying value and recognises the amount adjacent to ‘share of profit/ (loss) of an associate’ in the income statement.

Profits and losses resulting from upstream and downstream transactions between Corio and its associate are recognised in the group’s financial statements only to the extent of unrelated investor’s interests in the associates. Unrealised losses are eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of associates have been changed where necessary to ensure consistency with the policies adopted by Corio. Dilution gains and losses arising in investments in associates are recognised in the income statement.

JOINT VENTURES

Joint ventures are those entities over whose activities the Company has joint control with other shareholders on the basis of a contractual agreement. Corio applies the equity method when accounting for joint ventures. Joint ventures are presented under investments in Equity Accounted Investees.

TRANSACTIONS ELIMINATED ON CONSOLIDATION

Intragroup balances and any unrealised gains and losses arising from intragroup transactions are eliminated in preparing the consolidated financial statements.

FOREIGN CURRENCY

FOREIGN CURRENCY TRANSACTIONS AND BALANCES

Transactions in foreign currencies are translated into the functional currency at the spot exchange rate on the transaction date. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated into the functional currency at the exchange rate prevailing at that date. Exchange differences arising on translation are recognised in the income statement, except when deferred in other comprehensive income as qualifying cash flow hedges and qualifying net investment hedges.

OPERATIONS OUTSIDE THE EURO AREA

The assets and liabilities of operations outside the euro area, including goodwill and fair value adjustments arising on consolidation, are translated into euros at the exchange rates prevailing at the reporting date. The income and expenses of such operations are translated into euros at average exchange rates. Exchange differences arising on translation of the net investment in operations outside the euro area and from the related hedges are recognised in other comprehensive income. They are released to income statement upon disposal.

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BUSINESS COMBINATIONS

Corio applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair values of the assets transferred, the liabilities incurred to the former owners of the acquiree and the equity interests issued by the group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. The group recognises any non-controlling interest in the acquiree on an acquisition-by-acquisition basis, either at fair value or at the non-controlling interest’s proportionate share of the recognised amounts of acquiree’s identifiable net assets.

Acquisition-related costs are expensed as incurred.

If the business combination is achieved in stages, the acquisition date fair value of the acquirer’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date through income statement. Any contingent consideration to be transferred by the group is recognised at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration that is deemed to be an asset or liability is recognised in accordance with IAS 39 either in income statement or as a change to other comprehensive income. Contingent consideration that is classified as equity is not remeasured, and its subsequent settlement is accounted for within equity.

Goodwill is initially measured as the excess of the aggregate of the consideration transferred and the fair value of non-controlling interest over the net identifiable assets acquired and liabilities assumed. For Corio the goodwill on business combinations relates to the difference between the undiscounted deferred tax liabilities recognised in accordance with IAS 12 on purchase price allocation adjustments and the fair value of such deferred tax liabilities. If this consideration is lower than the net assets of the subsidiary acquired, the difference is recognised in the income statement.

INVESTMENT PROPERTY

Investment property covers investments in property held for the purpose of generating rental income, for capital appreciation or for a combination of both. Investment property is carried at fair value. When the Group undertakes redevelopment of an existing investment property for continued future use as investment property, the property continues to be treated as investment property. Only in cases of major reconstruction whereby at least 20% of the net rental income related to the redeveloped part of the centre is at risk, that part of the centre will be transferred to investment property under development. Gains and losses arising from changes in fair value are recognised in income statement. The portfolio is appraised every six months (30 June and 31 December) by independent external valuers who hold a recognised and relevant professional qualification and have experience relating to the location and category of the property being appraised. The fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Market values have been determined on the evidence of recent market transactions for similar properties in similar locations to the Group’s investment property. Appraisals require the use of both the conventional method and the net present value method. The conventional method involves valuation based on capitalisation at net initial yields for similar transactions. The net present value method gives an amount derived from the projected cash flows for at least the next ten years and end after ten years an exit value based on a yield. At 31 March and 30 September the properties are valued by the Group itself. Estimated costs a purchaser will necessarily incur to acquire the property are deducted from the property value. Investment properties that are expected to be sold and that are in very advanced stage of negotiation are valued at the expected selling price.

A number of inputs to the valuation process are not directly observable in the market and significantly impact the valuation. Therefore valuations are considered to be Level 3 in the fair value hierarchy.

The fair value of investment property reflects, among other things, rental income from current leases and assumptions about rental income from future leases in the light of current market conditions. The fair value also reflects, on a similar basis, any cash outflows that could be expected in respect of the property.

Subsequent expenditure is capitalised to the asset’s carrying amount only when it is probable that future economic benefits associated with the expenditure will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance costs are expensed when incurred. When part of an investment property is replaced, the carrying amount of the replaced part is derecognised.

An investment property shall be derecognised on disposal or when the investment property is permanently withdrawn from use and no future economic benefits are expected from its disposal.

Property held under finance leases and leased out under operating leases is classified as investment property and carried at fair value. Property held under operating leases may be classified as investment property on a property-by-property basis if the property meets the definition of investment property and the Group recognises it at fair value.

Own use property is re-classified to, or from, investment property providing that there has been a change in use.

INVESTMENT PROPERTY UNDER DEVELOPMENT

Investment property under development is initially recognised at cost price. Subsequently, when the fair value of the complete investment is reliably determinable the property under development is measured at fair value. The portfolio is appraised every six months (30 June and 31 December) by independent external valuers who hold a recognised and relevant professional qualification and have experience relating to the location and category of the property being appraised. The fair value is based on residual value method. In this method, the market value upon completion is being determined using either the discounted cash flow model or the capitalisation method and subsequently the estimated remaining costs of the development at valuation date

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are subtracted to arrive at the market value of the development project. A project is completed and transferred to investment property when it is ready for its intended use as an investment property, being the earlier of rental contract start date or technical completion date. At 31 March and 30 September the properties under development are valued by the Group itself.

All costs directly associated with the purchase and construction of a property and all subsequent capital expenditure, connected with the development, qualify as attributable costs are capitalised. General and specific borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets. Subsequent expenditure is capitalised to the asset’s carrying amount only when it is probable that future economic benefits associated with the expenditure will flow to the Group and the cost of the item can be measured reliably. Capitalisation of borrowing costs starts with the commencement date of preparatory development activities giving rise to payments and interest charges. Capitalisation of borrowing costs continues until the assets are substantially ready for their intended use.

OTHER INVESTMENTS, NON-CURRENT

LOANS AND RECEIVABLES

Loans and receivables are initially recognised at fair value and subsequently measured at amortised cost using the effective interest method, less impairment losses, if applicable.

DERIVATIVE FINANCIAL INSTRUMENTS

The sole purpose of the derivative financial instruments contracted by the Company is to cover exchange rate and interest rate risks arising from operating, financing and investing activities. The Group does not hold any derivatives for trading purposes. Derivatives that do not qualify for hedge accounting are, however, accounted for as trading instruments. Derivative financial instruments are carried at fair value. Transaction expenses related to derivative financial instruments are accounted for in the income statement.

Changes in the fair value of derivatives that do not qualify for hedge accounting are recognised in the income statement as they arise.

HEDGE ACCOUNTING

Corio hedges the interest rate risk related to its loans and the currency risk related to its loans and related to its subsidiaries with a functional currency other than the euro. If possible, hedge accounting is applied to these transactions.

On initial designation of the hedge, Corio formally documents the relationship between the hedging instrument(s) and hedged item(s), including the risk management strategy and objectives and strategy in undertaking the hedge transaction, together with the methods that will be used to assess the effectiveness of the hedging relationship. Corio makes an assessment, both at inception of the hedge relationship as well as on an ongoing basis, whether the hedging instruments are expected to be “highly effective” in offsetting the changes in the fair value or cash flows of the respective hedged items during the period for which the hedge is designated, and whether the actual results of each hedge are within a range of 80-125 percent. Any ineffective portion of changes in the fair value of the derivative is recognised immediately in income statement (net finance expenses).

CASH FLOW HEDGE ACCOUNTING

When a derivative is designated as the hedging instrument in a hedge of the variability in cash flows attributable to a particular risk associated with a recognised asset or liability or a highly probable forecast transaction that could affect income statement, the effective portion of changes in the fair value of the derivative is recognised in other comprehensive income and presented in the hedge reserve in equity. The amount recognised in other comprehensive income is removed and included in income statement under the same line item in the statement of comprehensive income as the hedged item. Any ineffective portion of changes in the fair value of the derivative is recognised immediately in income statement (net finance expenses).

If the hedging instrument no longer meets the criteria for hedge accounting, expires or is sold, terminated, exercised, or the designation is revoked, then hedge accounting is discontinued prospectively. The cumulative gain or loss previously recognised in other comprehensive income and presented in the hedge reserve in equity remains there until the forecast transaction affects income statement. If the forecast transaction is no longer expected to occur, then the balance in other comprehensive income is recognised immediately in income statement.

FAIR VALUE HEDGE ACCOUNTING

Changes in the fair value of a derivative hedging instrument designated as a fair value hedge are recognised in income statement, together with any changes in the fair value of the hedged asset or liability that are attributable to the hedged risk. Corio only applies fair value hedge accounting for hedging fixed interest risk on borrowings.

If the hedge no longer meets the criteria for hedge accounting, the adjustment to the carrying amount of a hedged item for which the effective interest method is used, is amortised to income statement over the period to maturity.

HEDGE OF NET INVESTMENT IN FOREIGN OPERATION

Corio applies hedge accounting to foreign currency differences arising between the functional currency of foreign operations and the parent entity’s functional currency (euro), regardless of whether the net investment is held directly or through an intermediate parent.

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Foreign currency differences arising on the retranslation of a financial liability or foreign exchange forward/swap contract designated as a hedge of a net investment in a foreign operation are recognised in other comprehensive income to the extent that the hedge is effective, and are presented in other comprehensive income. To the extent that the hedge is ineffective, such differences are recognised in income statement. When the hedged part of a net investment is disposed of, the relevant amount in the translation reserve is transferred to income statement as part of the income statement in disposal.

INTANGIBLE ASSETS

Intangible assets mainly relate to goodwill. Goodwill only arises upon a business combination. For the initial measurement, reference is made to the accounting policy for business combinations.

Goodwill is recognised in the consolidated statement of financial position as an intangible asset or, for associates, included in the carrying amount of the investments in equity accounted investees. Goodwill is carried at cost less any accumulated impairment losses. An impairment test is performed annually, or more frequently if deemed necessary. The impairment test is performed on the smallest group of assets, the cash-generating units, which are usually individual shopping centres. Goodwill impairment losses are not reversed. For goodwill, the method applied is fair value less costs to sell: the recoverable amount of the cash-generating unit comprises the fair value of the included property as determined by external valuers as well as the fair value of recognised deferred tax liabilities. The deferred tax liabilities are generally represented in the cash-generating unit at a recoverable value of zero. This reflects the fact that property transactions normally take the form of share deals, and the deduction of deferred tax liabilities on the purchase and sale of property companies is generally difficult in the Group’s home markets. The recoverable amount is compared with the carrying amount of the included property and deferred tax liabilities.

Other intangible assets mainly relate to software (including project costs for developing the software in line with IAS 38), which have finite useful lives and are measured at cost less accumulated amortisation and accumulated impairment losses. Software is generally amortised over a period of three years. Amortisation is recognised within the administrative expenses.

PROPERTY, PLANT AND EQUIPMENT

Items of property, plant and equipment are measured at historical cost less accumulated depreciation and accumulated impairment losses. Historical cost of an item of property, plant and equipment includes its purchase price and any direct attributable costs. When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items of property, plant and equipment. The useful lives are reviewed each year.

Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the group and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognised. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred.

Depreciation is charged to income statement on a straight-line basis over the estimated useful lives of items of property, plant and equipment, based on a component approach, taking into account their residual lives. Buildings are depreciated over a period of 25 years and the remaining assets are depreciated over a period between three to ten years. Depreciation is recognised within the administrative expenses.

Gains and losses on disposals are determined by comparing proceeds with carrying amount and are included in the income statement.

DEFERRED TAX / INCOME TAX

Income tax expense comprises current and deferred tax. Current tax and deferred tax is recognised in income statement except to the items recognised directly in equity or in other comprehensive income in which case, the tax is also recognised in equity or other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years. Current tax payable also includes any tax liability arising from the declaration of dividends.

Deferred tax is recognised in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

Deferred tax is not recognised for:

•	temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable income statement;

•	temporary differences related to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future;

•	taxable temporary differences arising on the initial recognition of goodwill.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

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Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realised simultaneously.

The carrying value of the Group’s investment property is assumed to be realised by sale at the end of use.

A deferred tax asset is recognised for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilised. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

TRADE AND OTHER RECEIVABLES

Trade and other receivables are initially recognised at fair value and subsequently measured at amortised cost using the effective interest method, less impairment losses.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents comprise cash balances and call deposits. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

IMPAIRMENT OF NON FINANCIAL ASSETS

The carrying amounts of the Group’s non-financial assets, other than investment property and deferred tax assets, are reviewed at the reporting date to determine whether there is any indication of impairment. If any such indication exists, the recoverable amount of the asset is estimated.

An impairment loss is recognised whenever the carrying amount of an asset or the cash-generating unit exceeds the recoverable amount. Impairment losses are recognised in the income statement as impairment of assets.

The recoverable amount of an asset is the higher of its fair value less costs to sell and its value in use.

An impairment loss is reversed if there is an indication that the impairment loss no longer exists or if there has been a change in the estimates used to measure the recoverable amount at the date of recognition of the impairment loss.

A financial asset not carried at fair value through income statement is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset that can be estimated reliably. For groups of similar assets, such as trade receivables, a collective loss allowance is determined based on historical data of payment statistics for similar financial assets.

Objective evidence that financial assets are impaired can include default or delinquency by a debtor, restructuring of an amount due to the Group on terms that the Group would not consider otherwise or other indications that a debtor will enter bankruptcy.

EQUITY

Share capital is classified as equity. External costs directly attributable to the issue of new shares are deducted from the proceeds. When share capital recognised as equity is repurchased, the amount of the consideration paid, including directly attributable costs, is recognised as a change in the general reserve in equity. Repurchased shares are classified as treasury shares and deducted from total equity. When treasury shares are reissued the proceeds are credited to the treasury share reserve and any surplus is credited to the share premium reserve. Dividends are recognised as a liability in the period in which they are declared.

The Company measures the non-controlling interest at the non-controlling interest’s proportionate share of the acquiree’s identifiable assets and liabilities.

DIVIDEND DISTRIBUTION

Corio distributes its dividends at least once per year. The objective of Corio’s dividend policy is at least to comply with the fiscal investment institution (FBI) requirements. Corio may propose to the General Meeting of Shareholders to pay this dividend, within the fiscal investment institution (FBI) requirements, in cash or in shares or a combination thereof.

LOANS AND BORROWINGS

Loans and borrowings are initially recognised at fair value, less attributable transaction costs. After initial recognition in the statement of financial position, Loans and borrowings are measured at amortised cost unless they are part of a fair value hedge relationship. Any difference between cost and redemption value is recognised in income statement over the period to maturity using the effective interest method.

Fees paid on the establishment of loan facilities are recognised as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down.

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EMPLOYEE BENEFITS

DEFINED CONTRIBUTION PLANS

Obligations to pay contributions under defined contribution plans are charged to income statement as incurred.

PHANTOM SHARE PLAN

Under the ‘Performance Phantom Share Plan’, conditional share units are granted annually. Three years after the grant date, the vested units are paid out in cash. The number of units that vest depends on the ‘total shareholder return’ generated by Corio N.V. during the three-year period, compared to the total shareholder returns generated by companies in a pre-defined peer group. The amount payable in respect of the vested units is the value of the units as at the vesting date.

Corio recognises the expenses for the services performed by the plan participants linearly spread over the vesting period, which is the period between the performance commencement date and the vesting date. At the end of the reporting period the liability is measured at the fair value of the expected cash outflow required to settle the phantom share units that have not yet vested or the units that have vested but have not yet been paid. The difference between the liability at the year-end and the liability at the comparative year-end is recognised as an income or expense (within the administrative expenses).

PROVISIONS

A provision is recognised if, as a result of a past event, the Group has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discounting is recognised as finance cost.

TRADE AND OTHER PAYABLES

Trade and other payables are initially recognised at fair value and subsequently measured at amortised cost using the effective interest method.

GROSS RENTAL INCOME

Gross rental income consists of theoretical rent (including contingent rental income) and rental loss. Rental income from investment property leased out under operating leases is recognised in income statement on a straight-line basis over the term of the lease. The cost of lease incentives, such as free rent and discounts, granted by the Group to its tenants are recognised as a reduction from total rental income and recognised in income statement on a straight-line basis.

SERVICE CHARGES, PROPERTY OPERATING EXPENSES AND ADMINISTRATIVE EXPENSES

Where there are service contracts with third parties, service charges are recovered from tenants. Service charges in respect of vacant property are expensed. They mainly relate to gas, water, electricity, cleaning and security. Property operating expenses comprise those costs that are directly attributable to the operation of properties, net of costs charged to tenants. They mainly relate to tax, insurance, lease hold, maintenance and professional fees. They are expensed as incurred. Administrative expenses are expenses that are not directly attributable to the operation of properties (including salaries of staff not directly involved with properties, office overheads, advice, valuation and audit fees, listing costs and promotion costs).

FINANCE INCOME/COSTS

Finance expenses relates to interest payable on borrowings (calculated using the effective interest rate method), less capitalised interest (see the accounting policy on investment property under development). Interest income is recognised in the income statement as it accrues. Gains and losses on foreign exchange and the net result on hedges (including ineffectiveness) are included in the finance expenses on a net basis. The effective interest method is a method of calculating the amortised cost of a financial asset or financial liability and of allocating the interest income or interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments or receipts throughout the expected life of the financial instrument, or a shorter period where appropriate, to the net carrying amount of the financial asset or financial liability.

DIVIDEND INCOME

Dividend income is recognised as a reduction of the carrying amount of equity accounted investees (associates and joint ventures) on the date on which the dividend is declared.

CASH FLOW STATEMENT

Cash flows from operating activities are reported using the indirect method, whereby net result before tax is adjusted for the effects of transactions of non-cash nature and for any deferrals or accruals of past or future operating cash receipts or payments. Dividends received from equity accounted investees are included in investing activities. Dividends paid is represented as financing activities.

EARNINGS PER SHARE

The company presents basic and diluted earnings per share (EPS). The earnings per ordinary share are calculated by dividing the income statement attributable to the Group’s shareholders by the weighted average number of issued ordinary shares during the reporting period. In calculating the diluted earnings per share, the income statement attributable to the Group’s shareholders and the weighted average number of issued ordinary shares during the reporting period are adjusted for all potential dilutive effects on the ordinary shares.

91 CORIO ANNUAL REPORT 2013

SEGMENT REPORTING

The Management Board is the group’s chief operating decision-maker. Management has determined the operating segments based on the information reviewed by the Management Board for the purposes of allocating resources and assessing performance. The Management Board considers the business from both a geographic and portfolio perspective. Geographically, management considers the performance in the Netherlands, France, Italy, Spain/Portugal, Germany, Turkey and Head office and other. From a portfolio perspective, management separately considers Favorite Meeting Places (FMP) and Traditional Retail Centres (TRC). The segmental format is based on Corio’s management structure and on the internal reporting lines at Corio. Net finance expenses and liabilities are not attributed to specific segments, as they are managed centrally.

CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS

Estimates and judgements are continually evaluated and are based on historical experience as adjusted for current market conditions and other factors.

CRITICAL ACCOUNTING ESTIMATES AND ASSUMPTIONS

Management makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates, assumptions and management judgements that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are outlined below.

(A) PRINCIPAL ASSUMPTIONS UNDERLYING MANAGEMENT’S ESTIMATION OF FAIR VALUE

The portfolio is appraised every six months (30 June and 31 December) by independent external valuers who hold a recognised and relevant professional qualification and have experience relating to the location and category of the property being appraised. At 31 March and 30 September the properties are valued by the Group itself. Market values have been determined on the evidence of recent market transactions for similar properties in similar locations to the Group’s investment property. Appraisals require the use of both the conventional method and the net present value method. The conventional method involves valuation based on capitalisation at net initial yields for similar transactions. The net present value method gives an amount derived from the projected cash flows for at least the next ten years, using discounted cash flow projections based on estimates of future cash flows, supported by the terms of any existing lease and other contracts and by external evidence such as current market rents for similar properties in the same location and condition, and using discount rates that reflect current market assessments of the uncertainty in the amount and timing of the cash flows. The future rental rates were estimated depending on the actual location, type and quality of the properties, and taking into account market data and projections at the valuation date (Note 8 to the consolidated financial statements).

In addition, investment properties with a carrying value of € 594.5 million were not in use as of 31 December 2013 (31 December 2012 € 486.6 million), as they were in the process of construction. Some properties under construction or development require approval or permits from oversight bodies at various points in the development process, including approval or permits in respect of initial design, zoning, commissioning, compliance with environmental regulations and other matters. Based on the Group’s historical experience with similar developments in similar locations, all relevant permits and approvals are expected to be obtained, but the completion date of the development may vary depending on, among other factors, the timeliness of obtaining approvals and any remedial action required by the Group (Note 9 to the consolidated financial statements).

(B) ESTIMATED IMPAIRMENT OF GOODWILL

The group tests annually whether goodwill has suffered any impairment, in accordance with the accounting policy. The recoverable amounts of cash-generating units (CGU) have been determined based on value-in-use calculations. These calculations require the use of estimates.

There is no impairment charge for 2013. (2012: € 1.8 million in Portugal). (Note 13 to the consolidated financial statements).

(C) FAIR VALUE OF DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS

The fair value of financial instruments that are not traded in an active market (for example, over-the-counter derivatives) is determined by using valuation techniques. The group uses its judgement to select a variety of methods and make assumptions that are mainly based on market conditions existing at the end of each reporting period (Note 26 to the consolidated financial statements).

(D) BUSINESS COMBINATIONS

The Group determines whether acquisition of investment property or the acquisition of shares in an investment company is a business combination. The Group did not acquire any investment property that classifies as a business combination in 2013 and 2012.

CRITICAL JUDGEMENTS IN APPLYING THE GROUP’S ACCOUNTING POLICIES

The Group did not make any critical accounting judgements in 2013 or 2012.

92 CORIO ANNUAL REPORT 2013

1 SEGMENTED INFORMATION

BUSINESS SEGMENT INFORMATION 2013

The Management Board assesses the performance of the operating segments based on a measure of operating profit. The operating profit or loss of the Group’s reportable segments reported to the Management Board are measured in a manner consistent with that in profit or loss. A reconciliation of operating profit to profit before tax is therefore not presented separately.

(€ million)	Netherlands	France	Italy	Spain/ Portugal	Germany	Turkey	Head office and other	Total
Favourite Meeting Places (FMP)
Gross rental income	106.7	62.5	81.5	35.5	60.8	31.5	—	378.5
Net service charges	-3.0	-4.2	—	-3.2	-3.7	-2.2	—	-16.3
Property operating expenses	-18.7	-3.3	-7.4	-5.7	-5.0	-5.4	—	-45.5
Net rental income FMP	85.0	55.0	74.1	26.6	52.1	23.9	—	316.7
Traditional Retail Centres (TRC)
Gross rental income	31.4	30.5	2.5	16.5	—	2.8	—	83.7
Net service charges	-0.5	-4.3	-0.1	-1.7	—	-0.6	—	-7.2
Property operating expenses	-6.3	-3.4	-0.2	-3.5	—	-0.4	—	-13.8
Net rental income TRC	24.6	22.8	2.2	11.3	—	1.8	—	62.7
Gross rental income	138.1	93.0	84.0	52.0	60.8	34.3	—	462.2
Net service charges	-3.5	-8.5	—	-4.9	-3.7	-2.7	—	-23.3
Property operating expenses	-25.0	-6.6	-7.6	-9.2	-5.0	-5.8	—	-59.2
Net rental income Total	109.6	77.9	76.4	37.9	52.1	25.8	—	379.7
Results on sales of investment property FMP	—	—	—	—	—	—	—	—
Results on sales of investment property TRC	-11.8	-25.9	—	-0.1	—	—	—	-37.8
Results on sales of investment property Total	-11.8	-25.9	—	-0.1	—	—	—	-37.8
Net valuation gain/loss on investment property FMP	-48.9	-13.2	43.8	-52.7	-33.5	—	—	-104.5
Net valuation gain/loss on investment property TRC	-125.3	-76.7	-2.6	-49.0		-8.6		-262.2
Valuation gains	15.7	12.1	43.9	0.1	3.0	5.4		80.2
Valuation losses	-189.9	-102.0	-2.7	-101.8	-36.5	-14.0		-446.9
Net valuation gain/loss on investment property Total	-174.2	-89.9	41.2	-101.7	-33.5	-8.6		-366.7
Administrative expenses	-10.1	-7.3	-2.6	-3.0	-6.2	-5.4	-4.5	-39.1
Impairment of assets	—	—	—	—	—	—	—	—
Other income/expenses	-22.4	-1.0	-9.5	-2.6	-0.3	-0.1	-4.4	-40.3
Results before finance expenses	-108.9	-46.3	105.3	-69.4	12.2	11.8	-8.9	-104.2
Finance costs	—	—	—	—	—	—	-136.7	-136.7
Finance income	—	—	—	—	—	—	9.9	9.9
Net finance expenses	—	—	—	—	—	—	-126.8	-126.8
Share of results of equity accounted investees		-0.2	9.2			-5.9	-0.4	2.7
Result before tax	-108.9	-46.5	114.5	-69.4	12.2	5.9	-136.1	-228.3
Current tax	-0.1	-0.5	-1.4	—	-1.4	-0.3	-0.3	-4.0
Deferred tax		0.6	-19.4	17.9	-4.2	-16.5		-21.6
Tax	-0.1	0.1	-20.8	17.9	-5.6	-16.8	-0.3	-25.6
Net result	-109.0	-46.4	93.7	-51.5	6.6	-10.9	-136.4	-253.9
Non-controlling interest		-0.4		-0.1	-1.6	-1.3		-3.4
Net result attributable to shareholders	-109.0	-46.0	93.7	-51.4	8.2	-9.6	-136.4	-250.5

The amounts provided to the Management Board in respect of total assets and total liabilities are measured in a manner consistent with that of the consolidated financial statements.

93 CORIO ANNUAL REPORT 2013

(€ million)	Netherlands	France	Italy	Spain/ Portugal	Germany	Turkey	Head office and other.	Total
Favourite Meeting Places (FMP)
Investment property	1,454.2	1,087.0	1,168.0	424.0	769.4	324.1	—	5,226.7
Investment property under development	116.6	138.4	4.9	—	303.7	—	—	563.6
Investment in equity accounted investees	—	66.1	43.6	—	—	167.8	—	277.5
Investments FMP	1,570.8	1,291.5	1,216.5	424.0	1,073.1	491.9	—	6,067.8
Traditional Retail Centres (TRC)
Investment property	287.6	305.5	28.6	187.0	—	28.4	—	837.1
Investment property under development	—	19.3	—	—	—	—	11.6	30.9
Investment in equity accounted investees	—	17.3	54.1		—	—	—	71.4
Investments TRC	287.6	342.1	82.7	187.0	—	28.4	11.6	939.4
Investment property	1,741.8	1,392.3	1,196.6	611.1	769.5	352.5	—	6,063.8
Investment property under development	116.6	157.8	4.9	—	303.6	—	11.6	594.5
Investment in equity accounted investees	—	83.3	97.8	—	—	167.8	—	348.9
Other assets	29.8	50.4	112.7	58.1	35.7	57.4	108.2	452.3

Total assets	1,888.2	1,683.8	1,412.0	669.2	1,108.8	577.7	119.8	7,459.5

94 CORIO ANNUAL REPORT 2013

BUSINESS SEGMENT INFORMATION 2012

The Management Board assesses the performance of the operating segments based on a measure of operating profit. The operating profit or loss of the Group’s reportable segments reported to the Management Board are measured in a manner consistent with that in profit or loss. A reconciliation of operating profit to profit before tax is therefore not presented separately.

(€ million)	Netherlands	France	Italy	Spain/ Portugal	Germany	Turkey	Head office and other	Total
Favourite Meeting Places (FMP)
Gross rental income	109.2	66.1	80.2	40.4	43.0	33.5	—	372.4
Net service charges	-3.1	-2.5	-2.0	-2.2	-2.6	-1.6	—	-14.0
Property operating expenses	-16.8	-4.5	-6.0	-6.3	-6.2	-5.6	—	-45.4
Net rental income FMP	89.3	59.1	72.2	31.9	34.2	26.3	—	313.0
Traditional Retail Centres (TRC)
Gross rental income	38.0	40.4	2.4	18.6	0.1	3.7	—	103.2
Net service charges	-0.8	-2.9	-0.1	-1.1	—	-0.2	—	-5.1
Property operating expenses	-4.5	-5.3	-0.2	-3.0	—	-0.6	—	-13.6
Net rental income TRC	32.7	32.2	2.1	14.5	0.1	2.9	—	84.5
Gross rental income	147.2	106.5	82.6	59.0	43.1	37.2	—	475.6
Net service charges	-3.9	-5.4	-2.1	-3.3	-2.6	-1.8	—	-19.1
Property operating expenses	-21.3	-9.8	-6.2	-9.3	-6.2	-6.2	—	-59.0
Net rental income Total	122.0	91.3	74.3	46.4	34.3	29.2	—	397.5
Results on sales of investment property FMP	—	—	—	—	—	—	—	—
Results on sales of investment property TRC	-3.2	-16.8	—	—	—	—	—	-20.0
Results on sales of investment property Total	-3.2	-16.8	—	—	—	—	—	-20.0
Net valuation gain/loss on investment property FMP	22.5	-15.8	-39.7	-27.3	-58.2	-6.0	—	-124.5
Net valuation gain/loss on investment property TRC	-22.0	-1.3	-5.3	-31.9	—	-14.6	—	-75.1
Valuation gains	58.2	24.4	0.5	—	—	3.3	—	86.4
Valuation losses	-57.7	-41.5	-45.4	-59.2	-58.2	-23.9	—	-286.0
Net valuation gain/loss on investment property Total	0.5	-17.1	-45.0	-59.2	-58.2	-20.6	—	-199.6
Administrative expenses	-9.5	-8.3	-4.8	-3.0	-5.7	-6.5	-7.7	-45.4
Impairment of assets	—	—	—	—	—	—	-1.8	-1.8
Other income/expenses	-14.8	2.3	-12.9	-0.3	—	-2.1	—	-27.8
Results before finance expenses	95.1	51.4	11.6	-16.1	-29.6	—	-9.5	102.9
Finance costs	—	—	—	—	—	—	-123.0	-123.0
Finance income	—	—	—	—	—	—	12.0	12.0
Net finance expenses	—	—	—	—	—	—	-111.0	-111.0
Share of results of equity accounted investees	—	6.0	-1.2	—	—	11.1	-0.3	15.6
Result before tax	95.1	57.5	10.4	-16.1	-29.6	11.1	-120.8	7.5
Current tax	-0.1	-0.8	-2.0	-3.5	0.6	-0.5	-0.3	-6.6
Deferred tax	—	-0.4	1.7	13.4	—	0.1	—	14.8
Tax	-0.1	-1.2	-0.3	9.9	0.6	-0.4	-0.3	8.2
Net result	95.0	56.2	10.1	-6.2	-29.0	10.7	-121.1	15.7
Non-controlling interest	—	0.4	—	0.1	-2.0	1.2	—	-0.3
Net result attributable to shareholders	95.0	55.8	10.1	-6.3	-27.0	9.5	-121.1	16.0

The amounts provided to the Management Board in respect of total assets and total liabilities are measured in a manner consistent with that of the consolidated financial statements.

95 CORIO ANNUAL REPORT 2013

(€ million)	Netherlands	France	Italy	Spain/ Portugal	Germany	Turkey	Head office and other	Total
Favourite Meeting Places (FMP)
Investment property	1,566.5	1,051.5	1,120.8	501.1	537.7	323.1	—	5,100.7
Investment property under development	93.1	188.7	7.5	—	146.4	—	—	435.7
Investment in equity accounted investees	—	63.2	36.7	—	—	190.5	—	290.4
Investments FMP	1,659.6	1,303.4	1,165.0	501.1	684.1	513.6	—	5,826.8
Traditional Retail Centres (TRC)
Investment property	372.5	480.8	31.2	206.3	—	36.5	—	1,127.3
Investment property under development	—	26.0	—	—	—	13.3	11.6	50.9
Investment in equity accounted investees	—	20.3	57.6	—	—	—	—	77.9
Investments TRC	372.5	527.1	88.8	206.3	—	49.8	11.6	1,256.1
Investment property	1,939.0	1,532.3	1,152.0	707.4	537.7	359.6	—	6,228.0
Investment property under development	93.1	214.7	7.5	—	146.4	13.3	11.6	486.6
Investment in equity accounted investees	—	83.5	94.3	—	—	190.5	—	368.3
Other assets	27.9	16.1	138.2	61.0	37.8	77.8	189.3	548.1

Total assets	2,060.0	1,846.6	1,392.0	768.4	721.9	641.2	200.9	7,631.0

96 CORIO ANNUAL REPORT 2013

2 GROSS RENTAL INCOME

(€ million)	2013	2012
Theoretical rent	512.8	510.6
Rental loss	-50.6	-35.0
	462.2	475.6

The Group leases investment property to third parties on the basis of operating leases. Contingent rental income (turnover rent) amounts to 1.8% of the gross rental income in 2013 (2012: 1.4%). Rental loss consists primarily of vacancy and lease incentives.

The maturities of the lease contracts in existence on 31 December can be analysed as follows:

(€ million)	2013	2012
First year	68.0	71.7
Second to fifth year	195.0	190.3
More than five years	161.4	164.2

3 PROPERTY OPERATING EXPENSES

(€ million)	2013	2012
Municipal taxes	8.7	10.4
Insurance	1.2	1.0
Maintenance	2.6	3.1
Property managers’ fee	12.7	10.8
Professional fees	2.3	3.2
Promotion and marketing	4.5	4.6
Lease hold	11.3	10.7
Addition to provision for bad debts	13.2	11.7
Other operating expenses	2.7	3.5
	59.2	59.0

4 ADMINISTRATIVE EXPENSES

(€ million)	2013	2012
Salaries	37.0	36.1
Social security charges	6.9	6.8
Contributions to pension plan	2.0	3.9
Other staff costs	10.6	11.8
Office expenses	16.7	16.9
Advice, valuation and audit fees	9.2	9.1
Listing and promotional costs	3.0	2.4
Other administrative expenses	3.1	1.1
Charged to operating expenses	-24.0	-19.0
Charges to property portfolio	-12.3	-10.3
Charged to third parties	-13.1	-13.4
	39.1	45.4

In 2013, the Group employed an average of 560 full-time equivalent staff (2012: 549 FTEs). On average, 375 of these were employed outside the Netherlands (2012: 358 FTEs).

Where administrative expenses relate directly to the operation of the property portfolio, they are charged to operating expenses. Where administrative expenses relate directly to the development of the property portfolio, they are capitalised.

The administrative expenses include the remuneration of the Management Board and the Supervisory Board (see note 22).

97 CORIO ANNUAL REPORT 2013

5 OTHER INCOME AND EXPENSES

(€ million)	2013	2012
Other income	—	3.5
Other expenses	-40.3	-31.3
	-40.3	-27.8

In 2013 other income and expenses consist primarily of an addition to the provision of € 21.8 million (2012: € 14.1 million) related to a turnkey project in the Netherlands, costs of cancelled projects amounting to € 10.9 million and acquisition/disposal costs of € 7.6 million.

In 2012 in Italy Corio has been challenged by the local tax authorities in relation to the recovery by Corio of VAT paid on the acquisition of the Marcianise shopping centre in Naples. The courts have ruled against Corio’s position in two instances. The second ruling was issued at the end of March 2012. Corio will appeal the decision of the courts at the Italian Supreme Court in Rome since it is of the opinion that the rulings in both instances lack sufficient grounds and are based on a narrow and formal Interpretation of the law. Notwithstanding the aforementioned appeal, Corio recorded an expense in other expenses of € 12.9 million related to this court ruling.

6 NET FINANCE EXPENSES

(€ million)	2013	2012
Finance costs
Interest expense	120.2	125.5
Net result on hedges
- Change in fair value of hedging instrument (fair value hedges)	2.0	-23.6
- Change in fair value of hedged items (fair value hedges)	-2.0	23.6
Change in fair value of derivative financial instruments	2.9	—
Net foreign exchange differences	4.8	-0.8
Other finance expenses	23.3	8.7
Less: capitalised interest	-14.5	-10.4
	136.7	123.0
Finance income
Interest income	-9.9	-12.0
	-9.9	-12.0
	126.8	111.0

The net finance expenses increased from € 111.0 million to € 126.8 million. Interest expense decreased € 5.3 million from € 125.5 to € 120.2 million mainly due to lower interest rates for borrowing money. The increase of other finance expenses from € 8.7 million to € 23.3 million is mainly attributable to early repayment fees incurred for the repayment of € 250 million debt in March 2013, which otherwise would be due in August 2014. Net foreign exchange differences primarily consist of the revaluation of a Turkish lira denominated VAT receivable.

7 TAX

(€ million)	2013	2012
Current tax
Current year	4.0	6.6
	4.0	6.6

Deferred tax
Origination of temporary differences investment property and investment property under development	19.2	-14.7
Recognition of tax losses	2.4	-0.1
	21.6	-14.8
	25.6	-8.2

In 2013 the Group’s total tax expense increased to € 25.6 million. The increase mainly relates to temporary differences related to the valuation of investment property and investment property under development which are mainly due to the combined effect of negative revaluations and fiscal amortisation in Italy, Spain, Germany and Turkey, furthermore an increase in the tax charge was due to a lower fiscal value compared to year-end 2012 related to the investment property in Turkey, resulting in a higher deferred tax liability. In the Netherlands and France Corio has a tax exempt status.

98 CORIO ANNUAL REPORT 2013

In 2012 the temporary differences related to investment property and investment property under development are mainly due to the combined effect of negative revaluations and fiscal amortisation in Italy and Spain. Recognition of tax losses relates to the increase of loss positions in Turkey and the release in Spain, France, Italy, Turkey and Germany related to the absorption of losses and booking of allowances for prudency reasons. In the Netherlands and France Corio has a tax exempt status.

EFFECTIVE TAX RATE AND TAX BURDEN

(€ million)	2013		2012
Net profit before tax		-228.3		7.5

Tax at standard Dutch rate	25.0%	-57.1	25.0%	1.9
Adjustment for tax rates in other countries	4.4%	-10.1	67.9%	5.1
Exempt because of tax status	-27.6%	63.1	-497.2%	-37.4
Tax exempt income (in non tax exempt countries)	-7.8%	17.7	9.5%	0.7
Non-deductible expenses	0.7%	-1.5	66.5%	5.0
Allowances on tax losses carried forward	-4.7%	10.8	165.3%	12.4
Reversals of allowances on tax losses carried forward	—	—	-3.3%	-0.2
Tax adjustments due to prior year tax calculations	0%	—	-4.6%	-0.3
Other than corporation tax	-1.2%	2.7	60.3%	4.5
Change in tax rate during the year	0%	—	1.3%	0.1
Tax	-11.2%	25.6	-109.1%	-8.2

The 2013 effective tax rate is significantly adjusted due to the tax exempt status of Corio in The Netherlands and in France. Tax exempt income in non tax exempt countries mainly related to currency results in Turkey that locally are not subject to taxes.

The 2012 effective tax rate differs from the effective tax rate over 2011, notably due to the relation between negative revaluation of the portfolio and the movement in the lines ‘Exempt because of tax status’ and ‘Allowances on tax losses carried forward’. The increase is notably due to the losses incurred in Germany and Turkey that cannot be recognised.

8 INVESTMENT PROPERTY

(€ million)	2013	2012
Balance as at 1 January	6,228.0	6,624.6
Acquisitions	404.1	15.8
Investments	72.8	56.4
Transfer from property under development	-74.4	105.8
Carrying value of sales	-241.4	-349.4
Revaluations	-323.8	-223.7
Other	-1.3	-1.5
Balance as at 31 December	6,063.8	6,228.0

The carrying amount of the investment property includes leasehold property. The total prepaid amount in respect of lease hold for 2013 is € 11.7 million (2012: € 12.0 million). The investment properties include € 20.2 million (2012: € 19.9 million) of operating leased property. The acquisitions in 2013 relates to Boulevard Berlin (€ 366 million) in Germany and Oosterheem (€ 38 million) in the Netherlands. The result on sales of investment property and investment property under development amounts € 37.8 million negative (2012: € 20.0 million negative). (In 2013 five shopping centres in The Netherlands and three shopping centres in France were sold at a value of € 241.4 million.) Investment property on the disposal list as at 31 December 2013 amounts to € 868.0 million (excluding EAI) (2012: € 1,178.2 million) of which € 30.9 million (2012: € 50.9 million) investment property under development. € 250.0 million of investment property on the disposal list has been sold in January 2014.

FAIR VALUE OF INVESTMENT PROPERTY

Investment properties measured at fair value in the statement of financial position are categorised by level according to the significance of the inputs used in making the measurements. Based on the fact that the significant inputs are unobservable the fair value measurement of investment property is categorised in Level 3.

Corio’s policy is to recognise transfers into and transfers out of fair value hierarchy levels as of the date of event or change in circumstances that caused the transfer from unobservable to observable inputs. There were no transfers in or out of Level 3 fair value measurements for investment properties during 2013.

99 CORIO ANNUAL REPORT 2013

Fair values for investment properties are determined using the discounted cash flow method and/or the direct capitalisation method, in which market parameters concerning rents and yields are based on comparable and current market transactions. In all cases reference transactions for both market rent and yield are included in the valuation report.

Investment properties are valued on a highest and best used basis. For all of Corio’s investment properties the current use is considered to be the highest and best use.

The net Theoretical Yield (NTY) is calculated as an output yield by dividing the Net Theoretical Rental Income by the Net Market Value. The Net Theoretical Rental Income is the sum of the annualised contractual rent (excl. discounts and rent incentives) plus turnover based rent plus other income plus market rent for vacancy minus total non-recoverable operating expenses. Gross Leasable Area (GLA) is any part of property, expressed in physical m2 and owned by Corio.

Significant unobservable inputs at 31 December 2013 In Level 3 valuations are as follows:

Class		Input	Weighted average	Input	Weighted average in €
Retail
Netherlands	FMP	NTY	6.4%	NTRI/GLA	283
	TRC		10.5%		166
France	FMP	NTY	5.5%	NTRI/GLA	299
	TRC		8.4%		195
Italy	FMP	NTY	6.5%	NTRI/GLA	360
	TRC		7.4%		297
Spain/Portugal	FMP	NTY	7.0%	NTRI/GLA	284
	TRC		10.1%		241
Germany	FMP	NTY	6.0%	NTRI/GLA	243
	TRC		n/a		n/a
Turkey	FMP	NTY	8.3%	NTRI/GLA	129
	TRC		8.8%		99
Other		NTY	14.9%	NTRI/GLA	97

VALUATION PROCESSES

Corio’s valuation policy entails a quarterly appraisal of fair value for the operational and development portfolio. All external valuations are performed in compliance with the valuation standards in the ‘Red Book’ of the Royal Institute of Chartered Surveyors (RICS) and the International Valuation Standards of the International Valuation Standard Committee (IVSC). External valuations, based on the highest and best use, are performed twice a year at 30 June and 31 December for all operational investment properties that generate rental income. The external valuations are carried out by independent certified appraisers with recognised and relevant professional qualifications and experience within the local market and the category of properties to be valued. Corio provides the appraiser with adequate information to conduct a comprehensive valuation. Each of Corio’s business units works with at least two independent appraisers. At least once every three years a rotation or change in appraisers takes place. To assure the independence of the appraisers, valuation fees are not directly related to the current market value of the properties.

ESTIMATES

The appraisal of the portfolio implies a net theoretical yield of 6.9% (2012: 6.6%). If the yields used for the appraisals of investment properties on 31 December 2013 had been 100 basis points higher than is currently the case, the value of the investment would decrease with 12.7% (2012: 13.1%). In this situation, the shareholders’ equity would be € 737.0 million lower (2012: € 743.3 million). The debt ratio in this case rises from 43.7% to 49.1% (2012: 40.3% to 45.3%).

A sensitivity analysis with possible changes in yield and net theoretical rental income (NTRI) result in the following changes in portfolio value:

SENSITIVITIES OF OPERATIONAL PORTFOLIO VALUE (EXCL EQUITY ACCOUNTED INVESTEES)

Change in Portfolio Value (in%)	Change in Yield
2013	-50 base points		50 base points	100 base points	150 base points
	6.9%	6.4%	7.4%	7.9%	8.4%
Change in NTRI		7.8%	-6.8%	-12.7%	-17.9%
+5%	+5%	13.2%	-2.1%	-8.3%	-13.7%
-5%	-5%	2.4%	-11.4%	-17.1%	-22%
-10%	-10%	-3.0%	-16.1%	-21.4%	-26.1%
-15%	-15%	-8.4%	-20.8%	-25.8%	-30.2%

effect of change in yield only	effect of change in NTRI only combined effect of change in yield and NTRI

100 CORIO ANNUAL REPORT 2013

The appraisal of the portfolio is based on the assumption that the euro area countries are able to meet future financial obligations, the overall stability of the euro and the sustainability of the Euro as single currency.

SECURITY

As at 31 December 2013, loans for notional amounts of € 209.8 million (2012: € 437.7 million) have been secured by assets and mortgaging properties.

9 INVESTMENT PROPERTY UNDER DEVELOPMENT

(€ million)	2013	2012
Balance as at 1 January	486.6	440.0
Acquisitions	—	7.0
Investments	83.4	114.3
Transfer to investment portfolio	74.4	-105.8
Transfer to other investments	—	-3.4
Capitalised interest	14.5	10.4
Carrying value of sales	-21.5	—
Revaluations	-42.9	24.1
Balance as at 31 December	594.5	486.6

Investments made in 2013 amounted to EUR 97.9 million (including capitalised interest) (2012: EUR 124.7) consist of several projects in the Netherlands, Germany and France. The largest four objects are Nieuw Hoog Catharijne in the Netherlands, Saint Jacques and Grand Littoral in France and Centrum Galerie in Germany.

FAIR VALUE OF INVESTMENT PROPERTY UNDER DEVELOPMENT

Investment properties under development measured at fair value in the statement of financial position are categorised by level according to the significance of the inputs used in making the measurements. Based on the fact that the significant inputs are unobservable the fair value measurement of investment property under development is categorised in Level 3.

Corio’s policy is to recognise transfers into and transfers out of fair value hierarchy levels as of the date of event or change in circumstances that caused the transfer from unobservable to observable inputs. There were no transfers in or out of Level 3 fair value measurements for investment properties under development during 2013.

Fair values for investment properties under development are calculated using the discounted cash flow method and/or the direct capitalisation method, in which market parameters concerning rents and yields are based on comparable and current market transactions. In all cases reference transactions for both market rent and yield are included in the valuation report.

Investment properties under development are valued on a highest and best used basis. For all of Corio’s investment properties under development the current use is considered to be the highest and best use.

VALUATION PROCESSES

Corio’s valuation policy entails a quarterly appraisal of fair value for the operational and development portfolio. All external valuations are performed in compliance with the valuation standards in the ‘Red Book’ of the Royal Institute of Chartered Surveyors (RICS) and the International Valuation Standards of the International Valuation Standard Committee (IVSC). External valuations, based on the highest and best use, are performed twice a year at 30 June and 31 December for all operational investment properties that generate rental income. The external valuations are carried out by independent certified appraisers with recognised and relevant professional qualifications and experience within the local market and the category of properties to be valued. Corio provides the appraiser with adequate information to conduct a comprehensive valuation. Each of Corio’s business units works with at least two independent appraisers. At least once every three years a rotation or change in appraisers takes place. To assure the independence of the appraisers, valuation fees are not directly related to the current market value of the properties.

For the largest objects in investments under development significant unobservable inputs at 31 December 2013 in Level 3 valuations are as follows:

Market rent is the estimated amount for which a part in real property should be leased on the valuation date between a willing lessor and a willing lessee on appropriate lease terms in an arm’s length transaction, after proper marketing and where the parties had each acted knowledgeably, prudently and without compulsion. The market rent is a gross rent before any deduction of operational expenses. The Exit yield is the Net Initial Yield (NIY) at the end of the projected cash flow. For Investment property under construction valuations it represents the yield applied at the end of the cash flow to the net income when the property has become fully operational to arrive at the gross value of the property. Gross Lettable Area (GLA) is any part of property, expressed in physical m2 and owned by Corio.

Class	Market rents per GLA in € (range)	Exit yields (range)
Largest objects*	227-520	4.95%-6.2%

*	The largest objects in this table represent 91.5% of total portfolio investments under development

Gross Leasable Area (GLA) is any part of property, expressed in physical m2 and owned by Corio.

101 CORIO ANNUAL REPORT 2013

10 INVESTMENTS IN EQUITY ACCOUNTED INVESTEES

(€ million)	2013	2012
Investment in associates
Balance as at 1 January	190.5	188.3
Dividends received	-9.2	-7.3
Share of results	-5.9	11.1
Exchange differences	-7.6	-1.6
Balance as at 31 December	167.8	190.5

Interests in joint ventures
Balance as at 1 January	177.8	173.6
Capital contributions	-3.9	—
Dividends received	-1.4	-0.3
Share of results	8.6	4.5
Balance as at 31 December	181.1	177.8

Balance as at 31 December	348.9	368.3

The investments in equity accounted investees consist of the associate Akmerkez and the joint ventures.

Summarised financial information for the equity accounted investees as at year-end 2013 and 2012:

INVESTMENT IN ASSOCIATE:

(€ million)	2013		2012
	100%	Corio share (46.92%)	100%	Corio share (46.92%)
Assets	358.6	168.3	407.1	191.0
Liabilities	-1.3	-0.5	-1.1	-0.5
Net assets	357.3	167.8	406.0	190.5

Gross rental income	26.5	12.5	34.1	16.0
Expenses (including financing income)	-2.3	-1.1	-10.6	-5.0
Revaluations	-36.8	-17.3	0.2	0.1
Result	-12.6	-5.9	23.7	11.1

On 31 December 2013, the market capitalisation of Akmerkez (46.92%) is € 89.7 million (2012: € 165.8 million). The carrying amount of Akmerkez is € 167.8 million (2012: € 190.5 million). Based on the external valuation of the property and the fact that the liquidity of the shares of Akmerkez on the local stock exchange is low, the lower market capitalisation of Akmerkez does not trigger an impairment.

INTEREST IN JOINT VENTURES:

	2013	2012
International Shopping Centre Investment S.A. (Porta di Roma)	50.00%	50.00%
C.C.D.F. Spa (Città Fiera)	49.00%	49.00%
SNC Murier (Mayol)	40.00%	40.00%
SNC Haven (Mayol)	40.00%	40.00%
SCI Kupka C (Le Kupka)	40.00%	40.00%
SCI Pivoines (Brie-Comte-Robert)	33.33%	33.33%
SCI Crocus (Brie-Comte-Robert)	33.33%	33.33%
SCI Sureaux (Brie-Comte-Robert)	33.33%	33.33%
SCI Sorbiers (Brie-Comte-Robert)	33.33%	33.33%
SCI Les Silenes (Brie-Comte-Robert)	33.33%	33.33%
SCI Primeveres (Brie-Comte-Robert)	33.33%	33.33%

102 CORIO ANNUAL REPORT 2013

CORIO’S SHARE OF THESE JOINT VENTURES IS:

(€ million)	2013	2012
Non-current assets	406.1	407.1
Current assets	31.6	56.3
	437.7	463.4

Non-current liabilities	251.7	271.1
Current liabilities	15.2	24.8
	266.9	295.9

Net rental income	24.2	25.0
Revaluation	-5.7	-7.2
Other expenses	-9.9	-13.3
Net result for the year	8.6	4.5

Corio’s share in 2013 in the equity of the joint ventures amounts to €170.8 million (assets € 437.7 million minus liabilities € 266.9 million). The goodwill of C.C.D.F. Spa of € 10.3 million is part of the equity value of the joint ventures resulting in a total investment of € 181.1 million.

11 OTHER PROPERTY RELATED INVESTMENTS

(€ million)	2013	2012
Other property related investments, non-current	111.3	135.5
Other property related investments, current	22.6	75.0

Other property related investments, both 2013 and 2012, comprise of loans and receivables. The loans and receivables under ‘other investments, non-current’ relates to financing provided to the seller for their remaining non-controlling interest in certain acquired German subsidiaries (interest 12 months Euribor plus 200 basis points, secured by a pledge on the shares) and 50% of the financing to the joint venture International Shopping Centre Investment S.A. (Porta di Roma) (interest 5.0%, not secured).

In addition in 2012 a loan provided for prefinancing an Italian investment (interest partly 4.3% fixed, partly 6 months Euribor plus 200 basis points and partly 3 months Euribor plus 200 basis points, all secured by bank guarantees) was recorded.

The loans and receivables under ‘other investments, current’ in 2013 relates to an advance payment on a turnkey project. The 2012 amount related to a loan provided for a turnkey project (interest 8.0%, secured by a second mortgage).

See note 26 for more information about the fair value on the loans receivables.

12 DERIVATIVE FINANCIAL INSTRUMENTS

(€ million)	2013	2012
Derivative financial instruments, assets
Derivative financial instruments, non-current assets	1.3	33.9
Derivative financial instruments, current assets	0.6	—

Derivative financial instruments, liabilities
Derivative financial instruments, non-current liabilities	24.5	35.4
Derivative financial instruments, current liabilities	4.9	0.1

The derivative financial instruments represent the fair value of the derivatives, mainly swaps. In 2013 15 positions were settled, both derivative financial instruments liabilities and assets.

103 CORIO ANNUAL REPORT 2013

13 INTANGIBLE ASSETS

(€ million)	2013	2012
Goodwill
Gross amount as at 31 December previous year	68.0	78.4
Fully impaired goodwill cash-generating units	-3.1	-10.4
Gross amount as at 1 January	64.9	68.0
Acquisitions through business combinations	—	—
Gross amount as at 31 December	64.9	68.0

Accumulated impairments as at 31 December previous year	-11.4	-20.0
Fully impaired goodwill cash-generating units	3.1	10.4
Accumulated impairments as at 1 January	-8.3	-9.6
Impairment of goodwill	—	-1.8
Accumulated impairments as at 31 December	-8.3	-11.4

Carrying amount goodwill	56.6	56.6

Other Intangible assets
Cost as at 1 January	19.4	18.1
Acquired/divested software	3.8	0.9
Transfer from property, plant and equipment	0.1	0.4
Cost as at 31 December	23.3	19.4

Accumulated amortisation as at 1 January	-15.4	-13.6
Acquired/divested software	0.2	—
Transfer from depreciation property, plant and equipment	—	-0.2
Amortisation charge for the year	-1.6	-1.6
Accumulated amortisation 31 December	-16.8	-15.4

Carrying amounts other intangible assets	6.5	4.0

Balance as at 31 December	63.1	60.6

The goodwill on business combinations relates mainly to the difference between the undiscounted deferred tax liabilities recognised in accordance with IAS 12 on purchase price allocation adjustments and the fair value of such deferred tax liabilities (see note 15). The fully impaired goodwill (€ 3.1 million) relates to Espaço Guimaraes, Portugal.

The goodwill can be divided over the following cash-generating units:

(€ million)	1 January 2013			Movements 2013		31 December 2013
Cash-generating unit	Gross amount	Accumulated impairments	Carrying amount	Additions	Impairments	Gross amount	Accumulated impairments	Carrying amount
Odisea (Maremagnum) Spain	21.6	-7.7	13.9	—	—	21.6	-7.7	13.9
Comes Srl (Marcianise) Italy	20.1	—	20.1	—	—	20.1	—	20.1
TIM Trakya Is Merkezi Yatirim ve Ticaret AS (Tekira) Turkey	6.4	-0.6	5.8	—	—	6.4	-0.6	5.8
Príncipe Pío Gestion SA (Príncipe Pío Gestion) Spain	10.7	—	10.7	—	—	10.7	—	10.7
Shopping centre Forum Duisburg, Germany	5.8	—	5.8	—	—	5.8	—	5.8
Goodwill related to tax liabilities	64.6	-8.3	56.3	—	—	64.6	-8.3	56.3
Other Goodwill	0.3	—	0.3	—	—	0.3	—	0.3

Total Goodwill	64.9	-8.3	56.6	—	—	64.9	-8.3	56.6

104 CORIO ANNUAL REPORT 2013

Each item of goodwill was tested for impairment. The following table provides details of the impairment tests.

Cash-generating unit (€ million) 2013	Goodwill before impairment	Carrying value investment property	Deferred tax liabilities	Total carrying amounts	Fair value investment property	Fair value deferred tax liabilities	Total fair value	Impairment charge
Odisea (Maremagnum) Spain	13.9	123.3	-25.6	111.6	123.3	—	123.3	—
Comes Srl (Marcianise) Italy	20.1	318.7	-52.8	286.0	318.7	—	318.7	—
TIM Trakya Is Merkezi Yatirim ve Ticaret AS (Tekira) Turkey	5.8	74.8	-10.5	70.1	74.8	—	74.8	—
Príncipe Pío Gestion SA (Príncipe Pío Gestion) Spain	10.7	162.7	-24.7	148.7	162.7	—	162.7	—
Shopping centre Forum Duisburg, Germany	5.8	241.9	-11.1	236.6	241.9	—	241.9	—
Goodwill related to tax liabilities	56.3	921.4	-124.7	853.0	921.4	—	921.4	—

The carrying values/fair values of the cash-generating units (the investment properties) are based on net initial yields varying from 6.04% to 8.17% (2012: 5.9% to 11.0%). The carrying amounts of deferred tax liabilities are depending on the country tax rates applied to the difference between the fair value and the tax book values of these cash-generating units. If the yields used for the appraisals of investment properties on 31 December 2013 had been 100 basis points higher than is currently the case, this would have caused higher impairment amounts for the following cash-generating units:

•	Shopping centre Forum Duisburg, Germany: impairment € 0.1 million

14 PROPERTY, PLANT AND EQUIPMENT

(€ million)	2013	2012
COST
Balance as at 1 January	36.8	33.4
Investments/divestments	1.3	3.3
Transfer	—	0.1
Balance as at 31 December	38.1	36.8

DEPRECIATION AND IMPAIRMENT
Balance as at 1 January	-13.1	-9.9
Investments/divestments	1.7	—
Depreciation charge for the year	-3.6	-3.7
Transfer	—	0.5
Balance as at 31 December	-15.0	-13.1

CARRYING AMOUNT
As at 1 January	23.7	23.5
As at 31 December	23.1	23.7

The property, plant and equipment consists mainly of buildings and furniture.

15 DEFERRED TAX

Deferred tax assets and liabilities are attributable to the following items:

(€ million)	Assets		Liabilities		Total
	2013	2012	2013	2012	2013	2012
Investment property and investment property under development			322.2	294.7	322.2	294.7
Tax losses	28.4	22.5			-28.4	-22.5
Balance as at 31 December					293.8	272.2

MOVEMENTS IN DEFERRED TAX

(€ million)	2013	2012
Balance as at 1 January	272.2	287.0
Movement arising from revaluations	27.5	-14.7
Deferred tax assets credited/charged to the income statement	-5.9	-0.1
Balance as at 31 December	293.8	272.2

Movements arising from revaluations are recognised through income statement. All tax losses that are expected to be utilised within the local statutory period for loss compensation have been recognized.

105 CORIO ANNUAL REPORT 2013

Deferred taxes mainly relate to Corio’s operations in Italy, Spain, Germany and Turkey. Deferred tax liabilities are primarily caused by taxation on valuation gains on losses in these countries. In Turkey the depreciation of the lira versus the euro caused a valuation gain in local currency, in turn leading to a deferred tax liability. In Italy a deferred tax liability was recognized and in Germany and Spain the opposite occurred.

In 2013 no tax assets were utilised, but deferred tax assets were created for Corio’s operations in Italy, Spain and Germany. The deferred tax assets have a long term nature and are to be recognised when future taxable profits are probable. The expiry date of unused tax losses differs per country and is between 5 years up to an unlimited period of time.

In 2013 deferred tax assets have not been recognised for an amount of € 37.1 million (2012: € 29.1 million) of which € 18.6 million (2012: € 14.8 million) relates to tax losses. The deferred tax liabilities are in general long term, only the deferred tax liabilities related to the investment property on the disposal list (€9.5 million) is short to medium term.

16 OTHER NON-CURRENT RECEIVABLES

(€ million)	2013	2012
Other non-current receivables	18.6	47.2
Balance as at 31 December	18.6	47.2

This item mainly relates to reclaimable VAT and deposits. 2012 includes an advanced payment on a turnkey project.

17 TRADE AND OTHER RECEIVABLES

(€ million)	2013	2012
Trade receivables	47.2	54.5
Tax and social security	53.6	41.3
Other receivables	73.8	43.7
Balance as at 31 December	174.6	139.5

The tax item mainly concerns reclaimable VAT.

See note 26 for more information on the Group’s financial risks.

18 CASH AND CASH EQUIVALENTS

(€ million)	2013	2012
Bank balances	8.2	8.5
Call deposits	0.4	1.5
Cash	0.2	0.2
Balance as at 31 December	8.8	10.2

The cash and cash equivalents are freely available to the company.

The balance sheet item “bank overdraft” is subject to offsetting. The gross amount of recognised financial liability is € 50.1 million (2012: € 55.3 million). The gross amount of recognised financial assets, set off in the balance sheet is € 34.6 million (2012: € 38.0 million), resulting in a net amount of financial liability of € 15.5 million (2012: € 17.3 million) presented in the balance sheet.

19 EQUITY

SHARE CAPITAL

The authorised capital comprises 120 million shares each with a nominal value of € 10. As at 31 December 2013, 98,295,391 shares were issued (31 December 2012: 96,186,136). The number of shares issued increased due to stock dividend on 3 June 2013 (2,109,255). The shareholders are entitled to receive the dividends declared in the second quarter of the year and are entitled to cast one vote per share at meetings of the Company.

SHARE PREMIUM

Share premium consists of capital paid on shares in excess of the nominal value. For tax reasons a total of € 1,024.4 million (2012: € 1,045.7 million) is recognised as share premium and can in certain circumstances be distributed tax-free.

(€ million)	2013	2012
Balance as at 1 January	1,425.8	1,464.8
Dividend paid	-75.6	-127.4
Issue of shares due to stock dividend	54.4	88.4
Balance as at 31 December	1,404.6	1,425.8

106 CORIO ANNUAL REPORT 2013

REVALUATION RESERVE

The revaluation reserve concerns the revaluation of the property investments. The (unrealised) positive difference between the cumulative increase in the fair value of the property owned at the end of the year minus the deferred tax to which this gives rise has been included in the revaluation reserve. The revaluation reserve as at year-end has been determined at individual property level, taking into account deferred tax.

ASSOCIATES RESERVE

This reserve comprises the retained earnings of associates.

HEDGE RESERVE

The hedge reserve comprises the effective portion of the cumulative net change in the fair value of hedge instruments designated as cash flow hedges where the hedged transaction has not yet taken place.

TRANSLATION RESERVE

The translation reserve comprises all foreign exchange differences arising from the translation of the financial statements of operations outside the euro area, as well as from the translation of financial liabilities and foreign exchange forward/swap contracts designated as a hedge of a net investment in an operation outside the euro area.

RESULT APPROPRIATION

The dividend proposal for 2013 is € 209.0 million (2012: € 265.5 million) which is € 2.13 per share (2012: € 2.76). This dividend proposal has not been recognised in the financial statements.

The dividend for 2013 may be taken in cash or in shares. Of the dividend for 2012 € 75.6 million was paid out in stock and € 189.9 million in cash. The objective of Corio’s dividend policy is to at least comply with the requirements imposed on fiscal investment institution (FBI) and, except in special circumstances, to maintain the level of dividend and preferably increase it by the average rate of inflation in the euro area.

An amount of € 1,396.2 million (2012: € 1,489.3 million) relates to non-distributable reserves. The non-distributable reserves are the revaluation reserve, the associates reserve and translation reserve.

20 EARNINGS PER SHARE

NET RESULT PER ORDINARY SHARE

The calculation of earnings per share as at 31 December 2013 is based on the net result for the period which is attributable to the shareholders, amounting to € 250.5 million negative (2012: € 16.0 million), and the weighted average number of shares in issue during the year ended 31 December 2013, calculated as follows:

	2013	2012
Net result attributable to shareholders (€ million)	-250.5	16.0
Weighted average number of ordinary shares	97,411,238	94,664,641
Earnings per share (€)	-2.57	0.17

The earnings per share are not subject to any potential dilutive effects.

21 LOANS AND BORROWINGS

This note gives information on the contractual conditions of the Group’s loans and borrowings. See note 26 for more information on the Group’s interest rate and currency risks and note 8 for secured loans.

(€ million)	2013	2012
Long-term
Secured loans	193.9	458.6
Other loans	1,224.3	1,537.4
Bonds	1,259.9	765.9
	2,678.1	2,761.9
Short-term
Secured loans	14.3	9.7
Other loans	386.7	165.6
	401.0	175.3
	3,079.1	2,937.2

107 CORIO ANNUAL REPORT 2013

The increase of the Bonds is mainly the result of the issuance of a € 500 million public bond in February 2013. The proceeds were used to repay Other loans. Secured loans decreased € 260.1 million, of which € 162 million was repaid before the respective maturity dates in December 2015 (€ 135 million) and mid 2016 (€ 27million).

Short term Other loans includes € 278 million of commercial paper and drawdowns under revolving credit facilities. The latter amount to € 905 million.

22 REMUNERATION

REMUNERATION OF THE MANAGEMENT BOARD IN 2013

(€ thousands)	Salary	Severance payment/ compensation	Annual cash incentive	Pension charges		Social security Charges	Phantom share plan	Total
G.H.W. Groener	452	—	69	122	*	62	—	705
B.A. van der Klift	312	—	48	62		46	—	468
F.Y.M.M. Fontaine	288	—	45	58		37	—	428
	1,052	—	162	242		145	—	1,601

*	This amount includes other insurances such as disability insurance and a transitional arrangement related to previous changes in legislation.

The Phantom shares awarded in 2013 have a value of € 608,000 (based on a pay-out ratio of 100%).

The Dutch government decided to extend the so-called “crisis tax”. The crisis tax is an additional final levy charge of 16%, payable by the employer in 2014. The total amount of the crisis tax is € 162,000 of which € 122,000 relates to the Management Board. This amount is included in the social security charges in the table above.

The salary, pension charges and social security charges, excluding the crisis tax charge, have been paid in 2013. The remainder (annual cash incentive and crisis tax) will be paid in 2014.

REMUNERATION OF THE MANAGEMENT BOARD IN 2012

(€ thousands)	Salary	Severance payment/ compensation	Annual cash incentive	Pension charges		Social security Charges plan	Phantom share	Total
G.H.W. Groener	438	—	88	113	*	71	—	710
B.A. van der Klift	309	—	60	62		55	—	486
F.J. Zijlstra	267	495	—	53		56	—	871
F.Y.M.M. Fontaine	272	—	41	47		103	—	463
	1,286	495	189	275		285	—	2,530

*	This amount includes other insurances such as disability insurance and a transitional arrangement related to previous changes in legislation.

Mrs. Zijlstra resigned from the Management Board as per 1 December 2012. In line with the Corporate Governance Code Mrs. Zijlstra received a severance payment of 1 year annual salary of € 297,000 and a compensation covering her notice period (including pension charges) of € 150,000 and a short term cash incentive of € 48,000.

The Phantom shares awarded in 2012 have a value of € 638,000 (based on a pay-out ratio of 100%).

The Dutch government proposed several tax law changes for 2013, among which the so-called “crisis tax”. The crisis tax is an additional final levy charge of 16%, payable by the employer in 2013. The total amount of the crisis tax is € 217,000 of which € 157,000 relates to the Management Board. This amount is included in the social security charges in the table above.

SHARES AND OPTIONS

As per 31 December 2013, the number of Corio shares and options owned by the members of the Management Board and the Supervisory Board are as follows:

G.H.W. Groener	1,167 shares
G.A. Beijer	9,231 shares

108 CORIO ANNUAL REPORT 2013

PHANTOM SHARE PLAN

OVERVIEW OF OUTSTANDING PHANTOM SHARES DURING THE YEAR:

	Awarded units (#)			Liabilities (€ thousands)
	Outstanding 1 January	Granted	Vested	Forfeited	Outstanding 31 December	31 December
G.H.W. Groener
2010	4,709	—	-4,709	—	—	—
2011	4,943	—	—	—	4,943	—
2012	7,445	—	—	—	7,445	—
2013	—	7,559	—	—	7,559	—
	17,097	7,559	-4,709	—	19,947	—

B.A. van der Klift
2010	2,625	—	-2,625	—	—	—
2011	3,808	—	—	—	3,808	—
2012	5,139	—	—	—	5,139	—
2013	—	5,217	—	—	5,217	—
	11,572	5,217	-2.625	—	14,164	—

F.Y.M.M. Fontaine
2010	1,072	—	-1,072	—	—	—
2011	1,069	—	—	—	1,069	—
2012	1,510	—	—	—	1,510	—
2013	—	4,933	—	—	4,933	—
	3,651	4,933	-1,072	—	7,512	—

	32,317	17,709	-8,406	—	41,623	—

The liability of the outstanding phantom shares for the years 2011, 2012 and 2013, taking into account the vesting period and the expected relative total shareholders return, is included in the accruals within trade and other payables for € 0.0 million (31 December 2012: € 0.0 million for the years 2010, 2011 and 2012). During the year 2013, expenses, related to the phantom shares have been included in the administrative expenses for € 0.0 million. For 2011 and 2012 the expense was € 0.0 million and € 0.0 million respectively.

Based on the ranking in the performance reference group, there was no pay-out for the Phantom Shares awarded in 2010. This resulted in an amount of € 0.0 million. As per the end of 2013 no remaining liability exists for the company on the granted Phantom Shares in 2010.

The fair values of the outstanding Phantom Shares have been estimated using a valuation technique based on the development of the total shareholders return (share price development, if applicable corrected for rights issues, and dividend yield) of Corio and its peers.

The performance period for the phantom shares awarded in 2011 ended at 31 December 2013, and the total intrinsic value of these vested awards was € 0.0 million (31 December 2012: € 0.0 million for the phantom shares awarded in 2010).

REMUNERATION OF THE SUPERVISORY BOARD

(€ thousands)	Remuneration 2013	Remuneration 2012
D.C. Doijer	60	58
R.A.H. van der Meer	50	50
G.A. Beijer	43	43
R.C. van den Berg	45	42
J.G. Blokhuis	11	30
J.A. Carrafiell	43	28
B. Vos	—	20
W. Borgdorff	—	14
	252	285

As per 1 April 2013, J.G. Blokhuis stepped down from the Supervisory Board to lead the disposal programme.

On 19 April 2012 J.G. Blokhuis and J.A. Carrafiell were appointed as members of the Supervisory Board. B. Vos and W. Borgdorff resigned from the Supervisory Board as per 19 April 2012.

The Management Board and the Supervisory Board have been identified as key management personnel.

109 CORIO ANNUAL REPORT 2013

23 PROVISIONS

(€ million)	2013	2012
Balance as at 1 January	16.7	2.2
Provisions made during the year	23.3	14.9
Provisions utilised during the year	-0.1	-0.2
Provisions released during the year	-0.7	-0.2
Balance as at 31 December	39.2	16.7

Long term	39.2	16.7
Short term	—	—

The item includes a provision of € 35.9 million (2012: € 14.1 million) related to a turnkey project in the Netherlands. The other provisions relate mainly to legal disputes and personnel indemnities.

24 OTHER NON-CURRENT PAYABLES

(€ million)	2013	2012
Other non-current payables	45.2	31.9
Balance as at 31 December	45.2	31.9

This item relates to security deposits received from tenants, with a maturity longer than one year. The deposits are not interest bearing. Furthermore the long-term part of the amount payable to the Italian tax authorities with respect to Comes (see note 5) is included.

25 TRADE AND OTHER PAYABLES

(€ million)	2013	2012
Taxes and social security	18.0	24.8
Rent invoiced in advance	17.2	9.7
Security deposits	3.6	4.3
Interest payable	58.7	39.8
Accruals	46.6	32.5
Other payables	89.3	55.0
Balance as at 31 December	233.4	166.1

Other payables relate to accounts payable and invoices yet to be received for maintenance of and investments in the portfolio.

The liability of the outstanding phantom shares awarded for the years 2011, 2012 and 2013 is included in Accruals for € 0.0 million (31 December 2012: € 0.0 million for the years 2010, 2011 and 2012). For further information on the phantom share plan, please refer to note 22.

26 FINANCIAL INSTRUMENTS

FINANCIAL RISKS

The Group is exposed to a number of financial risks, i.e. credit risk, liquidity risk and market risk (mainly currency risk and interest rate risk).

The overall risk management policy focuses on the unpredictable nature of the financial markets, with the emphasis on minimising any negative impacts on the financial performance of the Group. The Group makes use of derivative financial instruments and non-derivative financial instruments to hedge certain risk exposures. The derivative contracts are not used for trading purposes at all.

The regular way purchases and sales of financial assets are accounted for is based on settlement date.

The risk management activities are conducted according to a policy approved by the Management Board and Supervisory Board.

CREDIT RISK

The credit risk is defined as the unforeseen losses on assets if counterparties should default.

The creditworthiness of tenants is closely monitored by checking their credit rating and keeping a close watch on the accounts receivable. Rents are in general payable in advance and part of the rent payable is secured by means of bank guarantees or guarantee deposits. There are no significant credit risk concentrations.

110 CORIO ANNUAL REPORT 2013

Corio has a counterparty risk policy for treasury related transactions in place. Corio has defined credit limits for counterparty risk exposures arising from cash, deposits and derivative financial instruments. Limits have been determined per credit rating scale for individual counterparties and cumulatively for all counterparties within a credit rating scale. Financial transactions are only entered into with financial institutions having a credit rating of at least A- (Standard & Poor’s and Fitch) or A3 (Moody’s). If there is a deviation in the rating for a counterparty provided by the rating agencies, the most conservative credit rating prevails. Furthermore, Corio has defined credit limits for counterparties which have provided revolving credit facilities, as a counterparty default would cause Corio’s liquidity risk to increase. These limits apply to the inception date, when Corio enters into a new credit facility, and they have been determined per credit rating scale for individual counterparties with the minimum credit rating set at BBB+ (Standard & Poor’s and Fitch) or Baa1 (Moody’s). Exposures are monitored on a regular basis.

The carrying amounts of the financial assets represent the maximum credit risk. The combined carrying amount on the reporting date was made up as follows:

(€ million)	Note	2013	2012
Loans and receivables (excluding taxes)	11,17	254.8	308.7
Derivative financial instruments (assets)	12	1.9	33.9
Cash and cash equivalents	18	8.8	10.2
		265.5	352.8

The loans and receivables line includes an amount of € 24.4 million relating to financing provided to the seller for their remaining non-controlling interest in certain acquired German subsidiaries, a loan provided for prefinancing an Italian investment. and a loan to the joint venture International Shopping Centre Investment S.A. (Porta di Roma) which is not secured as this is regarded financing of our own shopping centre. The joint venture partner provided an equal loan.

The ageing analysis of the trade receivables is as follows:

(€ million)	2013		2012
	Gross	Provision	Gross	Provision
Not due	18.0	—	13.8	—
Overdue by 0-60 days	7.8	3.1	9.8	1.5
Overdue by between 61 days and one year	26.3	12.3	31.9	10.6
Overdue by more than one year	28.1	17.4	23.4	12.3
	80.2	32.8	78.9	24.4

Movements in the provision for bad debts during the year were as follows:

(€ million)	2013	2012
Balance as at 1 January	24.4	21.9
Added	26.5	14.3
Use of provision	-4.6	-9.1
Release	-13.5	-2.7
Balance as at 31 December	32.8	24.4

The bad debt provision is used to record impairment losses unless the Group is satisfied that no recovery of the amount owing is possible. At that point the amounts are considered irrecoverable and are written off against the financial asset directly. With respect to the accounts receivable, the Group holds guarantee deposits from its tenants totalling € 34.6 million (2012: € 36.2 million) in addition to bank guarantees.

LIQUIDITY RISK

Managing the liquidity risk involves ensuring the availability of adequate credit facilities. The greater part of the Group’s finance is provided by US private placements, bonds, a long-term revolving credit facility and by mortgages and other loans. Corio has been assigned credit ratings by Standard & Poor’s (BBB+) and Moody’s (Baa2).

Fluctuations in the liquidity requirement are accommodated by means of several revolving credit facilities of in total € 905 million. The maturity of € 775 million was extended to the third quarter of 2018, and the remaining € 130 million revolving credit facilities are available until the second half of 2016. As at year-end 2013, borrowing under the facility stood at € 278 million (2012: € 139 million). The interest and repayment obligations for 2014 are guaranteed by means of the available facilities.
Existing investment commitments are partly financed with disposals. The group aims to have sufficient financing available to cover net committed cash flow at least 18 months ahead. As at year-end 2013, the average maturity of the finance arrangements was 4.8 years (2012: 4.7 years).

111 CORIO ANNUAL REPORT 2013

Corio must at all times meet its obligations under the loans it has taken out, including the interest cover ratio. The interest cover ratio is calculated by dividing the net rental income plus dividends received by the net interest payable. This must not be less than 2.2. The 2013 interest cover ratio was 3.5 (2012: 3.4). Corio must also meet leverage requirements: the total amount of liabilities adjusted for accounts payable in the ordinary course of business and for deferred tax liabilities may not exceed 55% of the total assets less goodwill. At year-end 2013, the leverage was 43.7% (2012: 40.3%). During the period, the Group did not breach any of its loan covenants, nor did it default on any other of its obligations under its loan agreements.

Corio’s targeted ratio’s are monitored periodically. The consolidated cash flow plan, which is updated on the basis of investment and disposal proposals and any fluctuations in income and expenditure, is the most important basis for this analysis. It is Corio’s policy to have a minimum headroom enough to cover 100% of the committed net cash flows for the coming 18 months. At year-end 2013 Corio had a financial headroom (sum of unused committed credit facilities, cash and cash equivelants less negative bank balances managed at group level, less drawing on uncommitted facilities, less commercial paper issued) of € 611 million (2012: € 750 million) in undrawn revolving credit facilities that were freely available.

Apart from these obligations and commitments, Corio’s investment institution tax status imposes financing limits.

The following are the effective, contractual maturities of financial liabilities, including estimated interest payments and excluding the impact of netting agreements at year-end.

2013 (€ million)	Carrying amount	2014	2015	2016	2017	2018	>2018
Loans and borrowings	-3,079.1	-239.7	-175.6	-468.9	-615.9	-601.2	-1315.0
Financial derivatives	-29.4
- Cash inflows		148.4	36.5	36.4	391.2	14.1	157.0
- Cash outflows		-142.9	-25.7	-28.6	-424.0	-17.1	-177.1
Other current liabilities	-89.4	—	—	—	—	—	—

Total	-3,197.9	-234.2	-164.8	-461.1	-648.7	-604.2	1,335.1

2012 (€ million)	Carrying amount	2013	2014	2015	2016	2017	>2017
Loans and borrowings	-2,937.2	-186.1	-478.2	-295.1	-475.4	-613.2	-1,387.2
Financial derivatives	-35.5
- Cash inflows		63.4	406.1	43.8	43.5	404.6	173.4
- Cash outflows		-49.8	-413.2	-33.6	-33.9	-423.0	-172.7
Other current liabilities	-55.0	-55.0	—	—	—	—	—

Total	-3,027.7	-227.5	-485.3	-284.9	-465.8	-631.6	-1,386.5

In 2012, Corio N.V. launched an Euro Medium-Term Note (EMTN) and an Euro Commercial Paper (ECP) programme. The ECP programme gives Corio efficient and flexible access to working capital, in addition to the customary sources of capital. In the final quarter of 2012 € 235 million was raised under the EMTN programme and an additional € 500 million was raised in February 2013. The total outstanding amount under the ECP programme per 31 December 2013 was € 123 million (31 December 2012: € 140 million). The maximum total financing available under these programmes is € 3 billion.

CURRENCY RISK

With the exception of Turkey and Bulgaria, Corio operates in euro countries only. For foreign operations in Turkey, functional currencies are used that are based on the economic risk attached to the rental cash flows. These currencies are either the euro or the USD.

Besides the currency risk related to foreign operations with a functional currency other than the euro, the main currency risk relates to US private placements in USD and GBP. It is Corio’s policy to fully hedge the currency risk related to loans and to hedge the majority of the currency risk related to foreign operations. The US private placement is hedged with cross-currency swaps, with the exception of a loan of USD 190 million which is used to hedge part of the currency risk related to foreign operations with functional currency USD. The remaining currency risk of the foreign operations is hedged with currency swaps.

The following table analyses the Group’s currency exposure as at 31 December arising from financial instruments:

(€ million)	2013			2012
	USD	GBP	TRY	USD	GBP	TRY
Loans and borrowings	-710.6	-59.9	—	-970.1	-68.6	—
Cash and cash equivalents	0.3	—	0.1	0.4	—	0.1
Loans and receivables	—	—	—	—	—	—
Balance sheet exposure, gross	-710.3	-59.9	0.1	-969.7	-68.6	0.1
Cross-currency swaps	572.8	59.9	—	826.1	68.6	—
Currency swaps	-58.7	—	—	-61.4	—	—
Net position	-196.2	—	0.1	-205.0	—	0.1

112 CORIO ANNUAL REPORT 2013

SENSITIVITY ANALYSIS

Corio’s currency risk derives from its investments in Akmerkez and Adacenter. The value of these investments is USD 270 million (2012: USD 296.3 million). These investments are hedged by a USD 190 million (2012: USD 190 million) loan and by currency swap contracts for an amount of USD 81 million (2012: USD 81 million). A 10% depreciation of the USD against the EUR would result in a loss in 2014 on the investment of € 17.7 million (2012: € 20.4 million) and a gain on the related hedging instruments thereon of € 17.5 million (2012: € 18.7 million) in other comprehensive income. A 10% appreciation of the USD against the EUR would result in a gain in 2014 on the investment of € 21.6 million (2012: € 22.5 million) and a loss on the related hedging instruments thereon of € 21.4 million (2012: € 20.5 million) in other comprehensive income. The balance of these amounts will affect equity.

INTEREST RATE RISK

Although the automatic inflation adjustment in rental contracts provides a certain degree of protection, this is insufficient to cover an increase in interest rates in the same period. Corio’s policy is to manage fixed interest rates in the longer term for around two-thirds of the loan portfolio. The interest rate risk is managed by contracting both fixed and floating loans and interest rate swaps. The actual fixed portion of the loan portfolio is stated in the table below, which includes the effects of interest rate swaps.

2013 (€ million)	Fixed rate	Floating rate	Total
Short-term loans	—	-10.0	-10.0
Long-term loans	1,928.8	1,052.5	2,981.3

Total	1,928.8	1,042.5	2,971.3

% of total	65%	35%	100%

2012 (€ million)	Fixed rate	Floating rate	Total
Short-term loans	—	32.4	32.4
Long-term loans	2,025.1	860.1	2,885.2

Total	2,025.1	892.5	2,917.6

% of total	69%	31%	100%

The notional amount of the loans and borrowings is stated at the hedged foreign exchange rates. The cash position available at corporate level (2013: a debit position of € 15.7 million; 2012: a debit position of € 15.8 million) is or added to the loan portfolio.

According to Corio’s interest rate risk policy, fixed debt with a maturity of less than one year is considered as floating debt. Furthermore, a portion of floating debt is labelled as short term financing of Corio’s yearly dividend payments in the second quarter. This results in a fixed part of the loan portfolio as at 31 December 2013 of 65% (31 December 2012: 69%).

SENSITIVITY ANALYSIS

An immediate increase of 100 basis points in the variable interest rate as at 31 December 2013 would increase the theoretical interest expense for 2014 by € 13.0 million (31 December 2012: € 12.2 million), assuming that the composition of the financing is unchanged. If the interest rate would rise by 100 basis points gradually during the year, the interest expense for 2014 would increase by € 5.1 million (31 December 2012: € 5.9 million). These calculations take into account interest rate swap transactions. The sensitivity to changes in the variable interest rate in 2014 is reduced by using short-term interest rate swaps and by fixing part of the variable interest rate at year-end 2013.

The effect of an immediate increase of 100 basis points in the short term interest rates at the start of 2013 would have resulted in higher finance costs of € 9.5 million.

An immediate increase of 100 basis points in the interest rates as at 31 December 2013 would have an impact on the fair value of derivative financial instruments used in cash flow hedge relationships. As a result, the amount in the hedge reserve would have increased by € 7.4 million (31 December 2012: increase € 4.2 million).

A decrease of 100 basis points in the interest rates have an equal but opposite effect for all scenarios mentioned above.

CAPITAL STRUCTURE MANAGEMENT

The Group’s objectives when managing its capital structure (equity) are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital. When doing so, the Group takes into account:

•	the requirements imposed as a result of the financing covenants as mentioned at Liquidity risk;

•	a capital structure required to remain an investment grade rated company;

•	the requirements imposed on a fiscal investment institution (FBI).

The Group was able to achieve the above objectives during the year 2013.

113 CORIO ANNUAL REPORT 2013

HEDGE ACCOUNTING

Corio hedges the interest rate risk related to its loans and the currency risk related to its loans and related to its subsidiaries with a functional currency other than the euro.

Corio uses the following types of hedges:

•	Cash flow hedges used to hedge the risk on future foreign currency cash flows and floating interest rate cash flows;

•	Net investment hedges used to hedge the investment value of our foreign operations.

Corio no longer has fair value hedges, the last fair value hedge was cancelled and the related hedged item has been repaid. Reference is made to the tables below for further details about Corio’s hedges:

2013 (€ million)	Risks being hedged	Notional amount	Fair value assets	Fair value liabilities
Cash flow hedge accounting
Cross currency interest rate swaps	Currency	632.9	—	-27.9
Interest rate swaps	Interest	—	—	—
Fair value hedge accounting
Cross currency interest rate swaps	Currency, interest	—	—	—
Interest rate swaps	Interest	—	—	—
Hedge of net investment in foreign operation
Loans and borrowings in currency	Currency	137.7	—	—
Foreign exchange forwards/swaps	Currency	58.7	0.6	—
No hedge accounting
Foreign exchange forwards/swaps	Currency	60.0	—	-1.5
Interest rate swaps	Interest	400.0	1.3	—

2012 (€ million)	Risks being hedged	Notional amount	Fair value assets	Fair value liabilities
Cash flow hedge accounting
Cross currency interest rate swaps	Currency	887.4	2.2	-31.5
Interest rate swaps	Interest	125.0	—	-2.8
Fair value hedge accounting
Cross currency interest rate swaps	Currency, interest	7.4	—	-1.1
Interest rate swaps	Interest	500.0	31.7	—
Hedge of net investment in foreign operation
Loans and borrowings in currency	Currency	144.0	—	—
Foreign exchange forwards/swaps	Currency	61.4	—	-0.1
No hedge accounting
Foreign exchange forwards/swaps	Currency	—	—	—
Interest rate swaps	Interest	—	—	—

114 CORIO ANNUAL REPORT 2013

The following table shows the period in which the cash flows on the derivatives, to which cash flow hedge accounting applies, are expected to occur:

2013 (€ million)	Sum of cash flows	2014	2015	2016	2017	2018	>2018
Interest cash inflows
- Foreign currency interest		33.9	30.9	30.7	19.5	8.4	4.2
- Floating interest
Interest cash outflows		-28.8	-25.7	-28.7	-22.5	-17.1	-17.4
Net cash flows impact on income statement	-12.6	5.1	5.2	2.0	-3.0	-8.7	-13.2
Foreign currency notional cash inflows		108.7	—	—	366.1	—	145.7
Notional cash outflows		-114.1	—	—	-401.5	—	-159.7
Net foreign currency impact on hedged loans	-54.8	-5.4	—	—	-35.4	—	-14.0
Net cash flows of hedging instruments	-67.4	-0.3	5.2	2.0	-38.4	-8.7	-27.2

2012 (€ million)	Sum of cash flows	2013	2014	2015	2016	2017	>2017
Interest cash inflows
- Foreign currency interest		49.9	46.5	30.6	30.4	19.6	13.2
- Floating interest		0.5	0.4	0.6	0.4	—	—
Interest cash outflows		-45.4	-42.8	-28.8	-28.0	-17.6	-11.9
Net cash flows impact on income statement	17.6	5.0	4.1	2.4	2.8	2.0	1.3
Foreign currency notional cash inflows		—	338.9	—	—	378.6	153.8
Notional cash outflows		—	-358.0	—	—	-401.5	-159.7
Net foreign currency impact on hedged loans	-47.8	—	-19.1	—	—	-22.8	-5.9
Net cash flows of hedging instruments	-30.2	5.0	-15.0	2.4	2.8	-20.8	-4.6

FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial statements have been prepared on a historical cost basis, except for property investments and some of the financial instruments, which are carried at fair value. The carrying amounts of the financial instruments and their fair values were as follows:

(€ million)	Note	2013		2012
		Carrying amount	Fair value	Carrying amount	Fair value
Loans and receivables (excluding taxes)	11,17	254.7	254.7	308.7	308.7
Derivative financial instruments (assets)	12	1.9	1.9	33.9	33.9
Cash and cash equivalents	18	8.8	8.8	10.2	10.2
Loans and borrowings (including bank overdraft)	21	-3,094.6	-3,245.2	-2,954.5	-3,234.8
Derivative financial instruments (liabilities)	12	-29.4	-29.4	-35.5	-35.5
Other payables excluding taxes	24, 25	-248.4	-248.4	-173.2	-173.2

The fair value of the non-current items are measured on the basis of the swap yield curve at year-end plus credit spreads applicable to the Group and credit spreads applicable to the counterparties. Since the other items of the statement of financial position are short-term, their fair value approximates the carrying amount. The line item loans and borrowings include fair value adjustments amounting to € 24.6 million (2012: € 30.0 million), which will be amortised in the coming years.

FAIR VALUE HIERARCHIES

The fair values of financial instruments are measured at three levels:

•	Level 1: For Corio’s public debt the fair value is based on quoted prices in active markets for identical assets or liabilities.

•	Level 2: For Corio’s private debt the fair value is the present value of the stream of cash flows it is expected to pay. The fair value of the debt is obtained by discounting the expected cash flows to the present using an appropriate discount rate. The discount rate is determined by reference to similar instruments issued by Corio in the public market. Various related yield-measures are calculated for the given price. Financial instruments, whose fair value is based on a valuation technique whose inputs include only observable market data, either directly (i.e., as prices) or indirectly (i.e., derived from prices). The derivatives, with assets totaling € 1.9 million (2012: € 33.9 million) and liabilities of € 29.4 million (2012: € 35.5 million) are categorised at level 2.

•	Level 3 Financial instruments, whose fair value is determined in whole or in part using a valuation technique based on assumptions that are not based on available observable market data, are not applicable to Corio.

Level 2 hedging derivatives comprise forward foreign exchange contracts and interest rate swaps. These forward foreign exchange contracts have been fair valued using forward exchange rates that are quoted in an active market. Interest rate swaps are fair valued using forward interest rates extracted from observable yield curves and observable credit default rates. Corio uses a Value At Risk (VAR) model for quantifying the credit risk on the derivatives. The valuation technique used to determine the credit value adjustment (CVA) is based on the Variance/Co-Variance approach, whereby the price action is assumed to be normally distributed, and the variance is determined based on historical time series. Other inputs include Corio’s own credit default probabilities and those of the counterparties.

115 CORIO ANNUAL REPORT 2013

Corio’s policy is to recognise transfers into and transfers out of fair value hierarchy levels as of the date of event or change in circumstances that caused the transfer. In 2013 there were no transfers between level 1, level 2 and level 3, nor were any transfers into or out of level 3.

27 CONTINGENT LIABILITIES

As at 31 December 2013, Corio’s total committed pipeline amounts to € 780.1 million (2012: € 887.3 million), of which an amount of € 125.3 million (2012: € 123.4 million) is already invested, resulting in a future committed pipeline of € 654.8 million (2012: € 763.8 million). These committed pipeline investments are made up as follows:

COMMITTED PIPELINE INVESTMENTS

(€ million)	2013	2012
First year	339.0	416.5
Second to fourth year	315.9	347.4
Fifth year and more	—	—

Projects in the deferrable pipeline on 31 December 2013 represented a total investment of € 442.9 million (2012: € 920.6 million), including € 139.1 million (2012: € 159.6 million) already invested.

Minimum lease commitments totaling € 430.5 million (2012: € 459.8 million), mainly related to ground leases, are made up as follows:

LEASE COMMITMENTS

(€ million)	2013	2012
First year	13.8	13.5
Second to fourth year	37.6	41.7
Fifth year and more	379.1	404.6

Guarantees totaling € 63.8 million (2012: € 72.5 million) have been granted for other possible acquisitions and guarentees for an amount of € 16.6 million (2012: € 16.6 million) for other purposes.

In February 2012 Corio received a letter from the Bursa municipality requesting to return part of the title of the land on which our Anatolium project is located. This request follows after a lawsuit regarding the expropriation of the former landowners against the municipality. This lawsuit is not yet finalized. The loss of title could materially impact the value of the property, however we are legally contesting the Municipality’s request in which we have strong position. We therefore consider it very unlikely that we will lose part of the title of the land. In addition, Corio has an indemnification of the vendor for any damage that we may suffer in this regard.

For 2006 the Italian tax authorities have issued an assessment for a total amount of € 58.6 million (including penalties and interest) of VAT which according to the tax authorities was incorrectly claimed back by Corio because the underlying transaction is allegedly considered as void by the Tax Authorities. We are legally contesting this assessment in which we have a strong position. We therefore consider it very unlikely that this will lead to material disbursements for the company.

The Italian tax authorities have taken the position that two Italian subsidiaries of Corio were not entitled to apply the exception to the general thin cap rules which states that interest paid on mortgage loans is fully deductible if certain conditions are met. Corio has legal and fiscal opinions which state we have good grounds to defend our position. We therefore consider it unlikely that this will lead to amounts tax payable.

The Spanish tax authorities have made their assessment that the sale and purchase transaction, carried out in 2009 through which Corio acquired the shares of one of our Spanish entities, was subject to transfer tax and proposed a settlement of € 6.3 million of tax payable (including late-payment interest). We are legally contesting this assessment in which we have strong defense arguments. We therefore consider it unlikely that this will lead to amounts tax payable.

116 CORIO ANNUAL REPORT 2013

28 RELATED PARTIES

Qualifying as related parties of the Group are its subsidiaries, joint ventures, associates, members and close family members of the Supervisory Board and Management Board and Stichting Pensioenfonds ABP (through direct and indirect holdings). Transactions with related parties take place at arm’s length.

Members and close family members of the Supervisory Board and Management Board do not have any material interest in Corio’s voting shares and do not have options on the shares. In 2011 one of the Management Board members (B.A. van der Klift) purchased Eurobonds with a nominal value of € 30,000 which were placed by the company at an 4.625% interest rate in October 2010. Mr. Carrafiell (member of the Supervisory Board) is a partner at GreenOak Real Estate. GreenOak Real Estate acts as a consultant with regard to one of Corio’s projects. In this regard Mr. Carrafiell did not take part in the deliberations and decision-making regarding these topics in the Supervisory Board, nor did the Company share any information for decision-making with him, in accordance with article 11 of the Supervisory Board rules. Corio paid an amount of € 0.12 million to GreenOak Real Estate. Access to Quality, of which Mr. Van den Berg (member of the Supervisory Board) is one of the owners, has advised Corio on some projects. The related amount Corio paid is € 0.05 million. The Group has not granted any loans to the members of the Supervisory Board and Management Board. The remuneration of the members of the Supervisory Board and Management Board in 2013 was respectively € 0.3 million and € 1.6 million (2012: respectively € 0.3 million and € 2.5 million). For more information on the remuneration and Corio shares owned by the members of the Management Board and the Supervisory Board we refer to note 22. Pursuant to the Dutch Authority on Financial Supervision, the members of the Supervisory Board and Management Board of Corio report that they held no personal interest in the Company’s investments in 2013.

To the best of Corio’s knowledge, ABP is the only shareholder which can be considered a related party within the meaning of the Decree on the Supervision of the Conduct of Financial Undertakings (under the WFT) in that it holds more than 20% of the voting rights conferred by Corio shares. Per 31 December 2013, ABP holds approximately 30.58% of the Corio shares. ABP acts as pension fund provider for a number of employees. In 2010 this agreement was extended by five years. The pension contributions are determined according to the ABP retirement plans. In 2013 these contributions amounted to €1.0 million (2012: € 1.0 million). In 2009 Corio contracted a floating-rate inflation linked loan of € 200 million for seven years from a subsidiary of ABP. The balance of this loan as per 31 December 2013 amounts to € 216.6 million and the interest expense for the year then ended amounts to € 12.8 million. As per 31 December 2013 Corio has a loan receivable of € 86 million towards its joint venture International Shopping Centre Investment S.A. (Porta di Roma). An amount of € 4.4 million is received as interest income on this loan.

EVENTS AFTER THE REPORTING PERIOD

Corio has sold 12 retail properties in the Netherlands and in France for a total amount of € 250.0 million in the first two months of 2014, which equals the fair value per 31 December 2013. The disposals concern small to medium sized shopping centres, mainly outside the metropolitan area.

In the first half year of 2014 Corio will align the organization in the Netherlands and France following the disposals. Not only staff reduction but also the organizational structure will be adjusted to support a more agile, performance driven, culture. Both in France and the Netherlands layers will be reduced in the organisation and enhance profit responsibility at shopping centre level.

117 CORIO ANNUAL REPORT 2013

COMPANY STATEMENT OF FINANCIAL POSITION

BEFORE PROFIT APPROPRIATION

(€ million)	Note	31 December 2013	31 December 2012
Intangible assets	1	4.7	3.3
Investments	2	29.2	29.5
Property, plant and equipment	3	0.8	1.2
Financial fixed assets	4	7,070.9	6,883.1

Total non-current assets		7,105.6	6,917.1

Current assets	5	501.7	526.5

Total assets		7,607.3	7,443.6

Shareholders’ equity
Issued capital		983.0	961.8
Share premium		1,404.6	1,425.8
Legal and statutory reserves		1,380.6	1,474.0
Other reserves		126.0	204.9
Net result for the year		-250.5	16.0

Total shareholders’ equity	6	3,643.7	4,082.5

Non-current liabilities	7	2,587.6	2,348.5

Bank overdraft		47.2	44.1
Current liabilities	8	1,328.8	968.5

Total equity and liabilities		7,607.3	7,443.6

The notes on pages 118 to 122 are an integral part of these company financial statements.

COMPANY INCOME STATEMENT

(€ million)	Note	2013	2012
Company result		-120.4	-83.6
Result of subsidiaries after tax		-130.1	99.6
Net result of the year		-250.5	16.0

The notes on pages 118 to 122 are an integral part of these company financial statements.

118 CORIO ANNUAL REPORT 2013

NOTES TO THE COMPANY FINANCIAL STATEMENTS

The company financial statements form part of the financial statements of Corio N.V. (‘Corio’ or ‘the Company’) for 2013. The company financial statements presented are in accordance with Part 9, Book 2, of the Netherlands Civil Code.

For the company financial statements of Corio, use has been made of the exemption provided by Section 402, Book 2, of the Netherlands Civil Code. The financial statements have been prepared in compliance with the Financial Supervision Act 2007 (incorporated changes made subsequent to 2007).

BASIS FOR THE RECOGNITION AND MEASUREMENT OF ASSETS AND LIABILITIES AND THE DETERMINATION OF THE RESULT

In establishing the basis for the recognition and measurement of assets and liabilities and the determination of the result for its company financial statements, Corio makes use of the option provided by Section 362, subsection 8, Book 2, of the Netherlands Civil Code whereby the basis for the recognition and measurement of assets and liabilities and the determination of the result (accounting policies) used for Corio’s company financial statements are the same as that for the consolidated financial statements. Subsidiaries in which Corio has a controlling interest are presented applying the equity method. The consolidated figures are prepared according to the standards laid down by the International Accounting Standards Board and adopted by the European Union (EU-IFRS). See pages 83 to 91 for a description of these accounting policies.

The share of the results of subsidiaries, associates and joint ventures consists of Corio’s share of the results of these entities. Results on transactions in which assets and liabilities have been transferred between Corio and other entities in the Group and between these entities themselves have not been included where they can be deemed to be unrealised.

1 INTANGIBLE ASSETS

Intangible assets comprises software.

(€ million)	2013	2012
Cost
Balance as at 1 January	16.5	16.0
Investments	2.7	0.5
Impairment of assets	—	—
Balance as at 31 December	19.2	16.5

Amortisation and impairment
Balance as at 1 January	-13.2	-12.0
Amortisation charge for the year	-1.3	-1.2
Balance as at 31 December	-14.5	-13.2

Carrying amount
As at 1 January	3.3	4.0
As at 31 December	4.7	3.3

2 INVESTMENTS

(€ million)	2013	2012
As at 1 January	29.5	29.3
Revaluation/investments	-0.3	0.2
As at 31 December	29.2	29.5

119 CORIO ANNUAL REPORT 2013

3 PROPERTY PLANT AND EQUIPMENT

Property, plant and equipment comprises IT hardware.

(€ million)	2013	2012
Cost
Balance as at 1 January	3.7	3.0
Investments/divestments	0.3	0.7
Balance as at 31 December	4.0	3.7

Depreciation and impairment
Balance as at 1 January	-2.5	-1.7
Depreciation charge for the year	-0.7	-0.8
Balance as at 31 December	-3.2	-2.5

Carrying amount
As at 1 January	1.2	1.3
As at 31 December	0.8	1.2

4 FINANCIAL FIXED ASSETS

(€ million)	2013	2012
Investments in subsidiaries	6,661.0	6,624.4
Investments in equity accounted investees	211.4	227.1
Loans to group companies	198.5	—
Derivative financial instruments	—	31.6
As at 31 December	7,070.9	6,883.1

INVESTMENTS IN SUBSIDIARIES

(€ million)	2013	2012
As at 1 January	6,624.4	6,353.1
Capital contributions	173.2	183.3
Changes accounted for directly in equity	-5.4	-11.6
Results of subsidiaries	-131.2	99.6
As at 31 December	6,661.0	6,624.4

INVESTMENTS IN EQUITY ACCOUNTED INVESTEES

(€ million)	2013	2012
Investment in associates
Balance as at 1 January	190.4	188.3
Dividends received	-9.2	-7.4
Share of results	-5.9	11.1
Exchange differences	-7.6	-1.6
Balance as at 31 December	167.7	190.4

Interests in joint ventures
Balance as at 1 January	36.7	38.3
Share of results	7.0	-1.6
Balance as at 31 December	43.7	36.7

Balance as at 31 December	211.4	227.1

The investments in equity accounted investees consist of the associate Akmerkez and the interest in the joint venture International Shopping Centre Investment S.A. (Porta di Roma).

The following entities are the legal owners of shares of Akmerkez GYO A.S.: Bocan B.V. (7.7%), Corio Nederland Kantoren B.V. (7.9%), Corio N.V. (8.5%), Corio Real Estate España S.A. (<0.1%), Hoog Catharijne B.V. (7.5%), Patio Onroerend Goed B.V. (7.3%), Shopville GranReno SpA (<0.1%), SNC Les Ailes (<0.1%), VIB North America B.V. (8.0%). Corio N.V. has beneficial ownership.

120 CORIO ANNUAL REPORT 2013

5 CURRENT ASSETS

(€ million)	2013	2012
Trade and other receivables	6.2	3.1
Receivables from entities in the Group	495.5	523.4
As at 31 December	501.7	526.5

6 SHAREHOLDERS’ EQUITY

(€ million)	Share capital	Share premium	General reserve	Revaluation reserve	Associates reserve	Hedge reserve	Translation reserve	Net result for the year	Total equity
Balance as at 31 December 2011	922.9	1,464.8	197.1	1,375.3	38.8	5.8	-17.0	218.2	4,206.0
Profit appropriation 2011			143.0	76.0	-0.8			-218.2	—
Balance as at 1 January 2012	922.9	1,464.8	340.1	1,451.3	38.0	5.8	-17.0	—	4,206.0
Net result								16.0	16.0
Other comprehensive income						-13.6	1.7		-11.9

Total comprehensive income	—	—	—	—	—	-13.6	1.7	16.0	4.1

Dividends to shareholders	38.9	-39.0	-127.4						-127.5
Balance as at 31 December 2012	961.8	1,425.8	212.7	1,451.3	38.0	-7.8	-15.3	16.0	4,082.5

(€ million)	Share capital	Share premium	General reserve	Revaluation reserve	Associates reserve	Hedge reserve	Translation reserve	Net result for the year	Total equity
Balance as at 31 December 2012	961.8	1,425.8	212.7	1,451.3	38.0	-7.8	-15.3	16.0	4,082.5
Profit appropriation 2012			109.1	-104.2	11.1			-16.0	—
Balance as at 1 January 2013	961.8	1,425.8	321.8	1,347.1	49.1	-7.8	-15.3	—	4,082.5
Net result	—	—	—	—	—	—	—	-250.5	-250.5
Other comprehensive income	—	—	—	—	—	1.9	-0.3	—	1.6

Total comprehensive income	—	—	—	—	—	1.9	-0.3	-250.5	-248.9

Dividends to shareholders	21.2	-21.2	-189.9						-189.9
Balance as at 31 December 2013	983.0	1,404.6	131.9	1,347.1	49.1	-5.9	-15.6	-250.5	3,643.7

*	The proposed profit appropriation is included in other information. € 164.5 million of the result for 2013 (2012: € 93.1 million) will be deducted from the non-distributable reserves.

Legal and statutory reserves, which are non-distributable reserves, comprise the revaluation reserve, associates reserve and translation reserve. Other reserves comprise general reserve and hedge reserve.

For more information, reference is made to note 19 to the consolidated financial statements.

7 NON-CURRENT LIABILITIES

(€ million)	2013	2012
Bonds	1,259.9	765.9
Loans to entities in the Group	869.8	876.0
Other loans	457.9	686.7
Derivative financial instruments	—	19.9
As at 31 December	2,587.6	2,348.5

The increase of the Bonds is mainly the result of the issuance of a € 500 million public bond in February 2013. The proceeds were partly used to repay Other loans.

8 CURRENT LIABILITIES

(€ million)	2013	2012
Loans and borrowings	278.0	139.2
Derivative financial instruments	—	0.1
Amounts owed to entities in the Group	1,001.1	793.2
Accruals	49.7	36.0
As at 31 December	1,328.8	968.5

121 CORIO ANNUAL REPORT 2013

9 REMUNERATION

For information on the remuneration, please refer to note 22 of the consolidated financial statements.

10 LIST OF GROUP COMPANIES AND ASSOCIATES

MOST IMPORTANT SHAREHOLDINGS:

Name	Registered office	Share in capital	Consolidate
NETHERLANDS Corio Nederland B.V. (previously CNR)	Utrecht	100%	yes
NETHERLANDS CCA German Retail I B.V.	Utrecht	100%	yes
NETHERLANDS CCA German Retail II B.V.	Utrecht	100%	yes
FRANCE Corio SA	Parijs	100%	yes
SPAIN Corio Real Estate España SL	Madrid	100%	yes
ITALY Corio Italia S.r.l.	Milan	100%	yes
ITALY CCDF S.p.a.	Udine	49%	no
TURKEY Corio Yatirim Holding AS	Istanbul	100%	yes
TURKEY Akmerkez Gayrımenkul Yatırım Ortaklığı Anonim Şirketi	Istanbul	47%	no
TURKEY Tan Gayrimenkul Yatirim Insaat Turizm Pazarlama ve Ticaret S.A.	Denizli	51%	yes
BULGARIA Corio Lulin EOOD	Sofia	100%	yes
LUXEMBOURG Reluxco International S.A.	Luxembourg	100%	yes

11 INFORMATION PURSUANT TO THE FINANCIAL SUPERVISION ACT (WFT)

Pursuant to the Financial Supervision Act (WFT), the members of the Supervisory Board and Management Board of Corio report that they held no personal interest in the Company’s investments in 2013. To the best of Corio’s knowledge, ABP (through direct and indirect holdings) is the only shareholder which can be considered a related party within the meaning of the Decree on the Supervision of the Conduct of Financial Undertakings (under the WFT) in that it holds more than 20% of the voting rights conferred by Corio shares.

COST RATIO

The WFT requires investment institutions to report cost ratios such as the Ongoing Charges Figures (OCF). This requirement was introduced to ensure the availability of clear and comparable information on cost levels. With effect from 2006 and in compliance with the Further Rules for Supervision of the Market Conduct of Investment Institutions, issued by the Dutch regulator the Netherlands Authority for the Financial Markets (AFM), the OCF is defined as total costs (property operating expenses, general expenses and taxes), excluding interest charges, as a percentage of the weighted average net asset value for the four quarters in the book year. In 2013, Corio’s cost ratio worked out at 2.64% compared to 2.66% in 2012.

12 RELATED PARTIES

Qualifying as related parties of the Group are its subsidiaries, joint ventures, associates, members and close family members of the Supervisory Board and Management Board and Stichting Pensioenfonds ABP (through direct and indirect holdings). Transactions with related parties take place at arm’s length.

Members and close family members of the Supervisory Board and Management Board do not have any material interest in Corio’s voting shares and do not have options on the shares. In 2011 one of the Management Board members (B.A. van der Klift) purchased Eurobonds with a nominal value of € 30,000 which were placed by the company at an 4.625% interest rate in October 2010. Mr. Carrafiell (member of the Supervisory Board) is a partner at GreenOak Real Estate. GreenOak Real Estate acts as a consultant with regard to one of Corio’s projects. In this regard Mr. Carrafiell did not take part in the deliberations and decision-making regarding these topics in the Supervisory Board, nor did the Company share any information for decision-making with him, in accordance with article 11 of the Supervisory Board rules. Corio paid an amount of € 0.12 million to GreenOak Real Estate. Access to Quality, of which Mr. Van den Berg (member of the Supervisory Board) is one of the owners, has advised Corio on some projects. The related amount Corio paid is € 0.05 million. The Group has not granted any loans to the members of the Supervisory Board and Management Board. The remuneration of the members of the Supervisory Board and Management Board in 2013 was respectively € 0.3 million and € 1.6 million (2012: respectively € 0,3 million and € 2.5 million). For more information on the remuneration and Corio shares owned by the members of the Management Board and the Supervisory Board we refer to note 22. Pursuant to the Dutch Authority on Financial Supervision, the members of the Supervisory Board and Management Board of Corio report that they held no personal interest in the Company’s investments in 2013.

To the best of Corio’s knowledge, ABP is the only shareholder which can be considered a related party within the meaning of the Decree on the Supervision of the Conduct of Financial Undertakings (under the WFT) in that it holds more than 20% of the voting rights conferred by Corio shares. Per 31 December 2013, ABP holds approximately 30.58% of the Corio shares. ABP acts as pension fund provider for a number of employees. In 2010 this agreement was extended by five years. The pension contributions are determined according to the ABP retirement plans. In 2013 these contributions amounted to €1.0 million (2012: € 1.0 million). In 2009 Corio contracted a floating-rate inflation linked loan of € 200 million for seven years from a subsidiary of ABP. The balance of this loan as per 31 December 2013 amounts to € 216.6 million and the interest expense for the year then ended amounts to € 12.8 million. As per 31 December 2013 Corio has a loan receivable of € 86 million towards its joint venture International Shopping Centre Investment S.A. (Porta di Roma). An amount of € 4.4 million is received as interest income on this loan.

122 CORIO ANNUAL REPORT 2013

13 CONTINGENT LIABILITIES

Corio has provided a guarantee pursuant to Section 403 of Part 9, Book 2, of the Netherlands Civil Code in respect of several of its subsidiaries in the Netherlands. The majority of the Dutch Corio entities are part of the Corio VAT-group and therefore legally bear joint and several liability. Corio N.V. forms a tax group for corporate income tax along with a number of Dutch subsidiaries and, under the standard conditions, each of the subsidiaries is liable for the tax payable by all the subsidiaries that are part of the tax group.

14 AUDIT FEES

The table below shows the fees charged by the PricewaterhouseCoopers Accountants N.V. network in respect of activities for Corio N.V. and its subsidiaries.

(€ thousands)	2013	2012
Audit of the financial statements	739	591
Other audit engagements	335	560
Other non-audit services	13	75

Total	1,087	1,226

An amount of € 418,000 (2012: € 567,000) relates to work performed in the Netherlands, of which € 270,000 (2012: € 190,000) relates to the audit of the financial statements and € 135,000 (2012: € 331,000) relates to the other audit engagements and € 13,000 (2012: € 46,000) to other non-audit services.

Utrecht, 17 February 2014

The Supervisory Board	The Management Board

123 CORIO ANNUAL REPORT 2013

OTHER INFORMATION

PROVISIONS OF THE ARTICLES OF ASSOCIATION CONCERNING RESULT APPROPRIATION

The result appropriation is subject to the provision of Article 34, paragraph 2, of Corio’s articles of association, which states that the result shown by the income statement as adopted by the General Meeting of Shareholders is at the disposal of the General Meeting.

In order to comply with the requirements imposed on fiscal investment institution (FBI), Corio must, as a minimum, distribute its entire taxable profit in cash. If it appears after notification that the dividend to be paid in shares is such that the amount paid in cash is lower than the taxable profit for the year, then a pro-rata discount will be applied to the payment in shares so that the distribution requirement in cash is complied with. The pro-rata discount will be paid in cash.

PROPOSAL FOR RESULT APPROPRIATION

For 2013, a dividend of € 209.0 million, which is € 2.13 (in cash or in shares) per share is proposed. Of the result for 2013 amounting to € 250.5 million negative, € 164.5 million of the result for 2013 will be deducted from (2012: € 93.1 million) the non-distributable reserves. The remainder of the result will be appropriated to the general reserve.

EVENTS AFTER THE REPORTING PERIOD

Corio has sold 12 retail properties in the Netherlands and in France for a total amount of € 250.0 million in the first two months of 2014, which equals the fair value per 31 December 2013. The disposals concern small to medium sized shopping centres, mainly outside the metropolitan area.

In the first half year of 2014 Corio will align the organization in the Netherlands and France following the disposals. Not only staff reduction but also the organizational structure will be adjusted to support a more agile, performance driven, culture. Both in France and the Netherlands layers will be reduced in the organisation and enhance profit responsibility at shopping centre level.

124 CORIO ANNUAL REPORT 2013

INDEPENDENT AUDITOR’S REPORT

To the General Meeting of Corio N.V.

REPORT ON THE AUDIT OF THE FINANCIAL STATEMENTS

IN OUR OPINION

•	the consolidated financial statements as set out on pages 78 to 116 give a true and fair view of the financial position of Corio N.V., (the ‘Company’) and its subsidiaries (the ‘Group’) as at 31 December 2013, and of their result and cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union (EU-IFRS) and with Part 9 of Book 2 of the Dutch Civil Code; and

•	the Company financial statements as set out on pages 117 to 122 give a true and fair view of the financial position of Corio N.V. as at 31 December 2013, and of its result for the year then ended in accordance with Part 9 of Book 2 of the Dutch Civil Code.

WHAT WE HAVE AUDITED

We have audited the accompanying financial statements 2013 as set out on pages 78 to 122 of Corio N.V., Utrecht. These financial statements consist of the consolidated financial statements and the Company financial statements. The consolidated financial statements comprise the consolidated statement of financial position as at 31 December 2013, the consolidated income statement, the consolidated statement of comprehensive income, the consolidated statement of changes in equity and the consolidated statement of cash flows for the year then ended and notes, comprising a summary of significant accounting policies and other explanatory information. The Company financial statements comprise the Company statement of financial position as at 31 December 2013, the Company income statement for the year then ended and notes, comprising a summary of significant accounting policies and other explanatory information.

THE BASIS FOR OUR OPINION

We conducted our audit in accordance with Dutch law, including the Dutch Standards on Auditing. Our responsibilities under those standards are further described in the section Our Responsibilities for the Audit of Financial Statements of our report.

We are independent of the Group in accordance with the relevant Dutch ethical requirements as included in the ‘Verordening op de gedrags- en beroepsregels accountants’ (VGBA) and the ‘Verordening inzake de onafhankelijkheid van accountants assuranceopdrachten’ (ViO) and have fulfilled our other responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

THE KEY AUDIT MATTERS FROM OUR AUDIT

Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the financial statements 2013. Key audit matters are selected from the matters communicated with the Supervisory Board, but are not intended to represent all matters that were discussed with them. Our audit procedures relating to these matters were designed in the context of our audit of the financial statements as a whole. Our opinion on the financial statements is not modified with respect to any of the key audit matters described below, and we do not express an opinion on these individual matters.

VALUATION OF INVESTMENT PROPERTY (UNDER DEVELOPMENT)

The valuation of the ‘Investment Property (under development)’ (‘Property’) is important to our audit as it is the Group’s most significant asset and is highly dependent on estimates. The Management Board uses external appraisers to support its determination of the individual fair value of the Properties. Properties that are expected to be sold and that are in a very advanced stage of negotiations are valued at the expected selling price. Amongst others, we have considered the objectivity, independence and expertise of the external appraisers, assessed the correctness of the property related data as used by the external appraisers and used our PwC valuation specialists to assist us in analysing the external valuations. All individual Properties are valued externally. Furthermore, we have also challenged the Management Board on the difference between the selling price of the portion of the TRC Assets that were sold during 2013 and January 2014. We also assessed the impact of the January 2014 transaction on the valuation of the remaining Property portfolio of the Group. We have discussed with all external appraisers the (movements in) fair value of the Property. Refer to Note 8 and 9 for more information on the valuation of the Property

(DEFERRED) INCOME TAX

The Group operates in various countries with local tax regulations. The (Deferred) income tax related valuation is significant to our audit as the assessment process is complex and judgemental and is based on assumptions that are affected by expected future market or economic conditions. The Group has recorded deferred tax assets in the financial statements resulting from losses carried forward and deferred tax liabilities from temporary differences between the fair value of the Investment Property (under development) and the tax base of the Investment Property (under development). The Management Board has updated the (deferred) income tax position in cooperation with its external tax advisors. Our audit procedures included, among others, evaluating assumptions and methodologies used by the Group to determine the recoverable amount on deferred tax assets per country and the calculation of the temporary differences based on local tax regulations for the deferred tax liability. We also used PwC tax specialists to assist us in evaluating the assumptions and methodologies used by the Group. For more information on (deferred) income tax reference is made to note 7 and 15.

MONITORING OF CLAIMS AND LITIGATION

The Group is faced with claims and litigation – primarily tax related, in Turkey, Italy and Spain. Claims (including those litigation-related) are either provided for as a liability or reflected as contingent liabilities in the notes to the financial statements, depending on the actual legal positions and the expectations of the Management Board. The Group updated the legal positions with the use of external legal experts in the applicable countries. As a part of our audit, we considered the claims and litigation important given the related subjectivity. Therefore, amongst others, we have read the external legal opinions and used PwC tax specialists to assist us in evaluating the status of the claims and litigation as well as obtained lawyers’ letters as we considered necessary for our audit. For more information on claims and litigations reference is made to note 27.

215

125 CORIO ANNUAL REPORT 2013

OUR FINDINGS WITH RESPECT TO GOING CONCERN

As included in the Basis of Measurement paragraph in the notes to the consolidated financial statements, the financial statements have been prepared using the going concern basis of accounting. The use of this basis of accounting is appropriate unless the Management Board either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

As part of our audit of the financial statements, we concur with the Management Board’s use of the going concern basis of accounting in the preparation of the financial statements.

The Management Board has not identified a material uncertainty that may cast significant doubt on the Company’s ability to continue as a going concern, and accordingly none is disclosed in the financial statements. Based on our audit of the financial statements, in which we have considered the headroom analysis for the next 18 months, we also have not identified such a material uncertainty.

However, neither the Management Board nor the auditor can guarantee the Company’s ability to continue as a going concern.

RESPONSIBILITIES OF THE MANAGEMENT BOARD AND THE SUPERVISORY BOARD FOR THE FINANCIAL STATEMENTS

The Management Board is responsible for the preparation and fair presentation of these financial statements in accordance with EU-IFRS and with Part 9 of Book 2 of the Dutch Civil Code, and for the preparation of the Management Board report in accordance with Part 9 of Book 2 of the Dutch Civil Code. Furthermore, the Management Board is responsible for such internal control as the Management Board determines is necessary to enable the preparation of financial statements that are free of material misstatement, whether due to fraud or error. The Supervisory Board is responsible for overseeing the Group’s financial reporting process.

OUR RESPONSIBILITIES FOR THE AUDIT OF THE FINANCIAL STATEMENTS

The objectives of our audit are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Dutch Standards on Auditing will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with Dutch Standards on Auditing, we exercise professional judgement and maintain professional scepticism throughout the planning and performance of the audit. We also:

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Management Board.

•	Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•	Obtain sufficient appropriate audit evidence regarding the financial information of the Company and business activities within the Company to express an opinion on the financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We are required to communicate with the Supervisory Board regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We are also required to provide the Supervisory Board with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with the Supervisory Board all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

REPORT ON THE MANAGEMENT BOARD REPORT AND OTHER INFORMATION

Pursuant to the legal requirement under Part 9 of Book 2 of the Dutch Civil Code regarding our responsibility to report on the Management Board report and the other information:

•	We have no deficiencies to report as a result of our examination whether the Management Board report, to the extent we can assess, has been prepared in accordance with Part 9 of Book 2 of the Dutch Civil Code, and whether the other information has been annexed as required by Part 9 of Book 2 of this Code; and

•	We report that the Management Board report, to the extent we can assess, is consistent with the financial statements.

Amsterdam, 17 February 2014

PricewaterhouseCoopers Accountants N.V.

Original has been signed by

Drs. P.J. van Mierlo RA

216

16	INTERIM FINANCIAL INFORMATION OF CORIO FOR 2014

CONDENSED CONSOLIDATED INCOME STATEMENT

		Six months ended 30 June
€ million	Note	2014	2013

Gross rental income		214.6	236.5

Service charges recovered from tenants		46.9	51.9
Service charges		-58.8	-60.7
Net service charges		-11.9	-8.8

Property operating expenses		-26.2	-30.9

Net rental income		176.5	196.8

Proceeds from sales of investment property		397.2	69.3
Carrying amount of investment property sold	6	-403.0	-78.3
Results on sales of investment property		-5.8	-9.0

Valuation gains		148.2	66.1
Valuation losses		-228.6	-242.5
Net valuation gain/loss on investment property	6	-80.4	-176.4

Administrative expenses		-14.8	-22.7

Impairment of assets	8	-0.8	—

Other income and expenses	2	-5.8	-13.8

Results before finance expenses and tax		68.9	-25.1

Finance costs		-34.7	-76.8
Finance income		4.6	4.6
Net finance expenses	3	-30.1	-72.2

Share of result of equity accounted investees (net of income tax)	4	32.5	4.7

Result before tax		71.3	-92.6

Current Tax		-6.5	-4.8
Deferred Tax		-9.8	-9.6
Tax	5	-16.3	-14.4

Net result		55.0	-107.0

Attributable to:
Shareholders		55.6	-106.4
Non-controlling interest		-0.6	-0.6
Net result		55.0	-107.0

Weighted average number of shares		98,679,279	96,512,430

Result per share (€)

Basic earnings per share	10	0.56	-1.10
Diluted earnings per share	10	0.56	-1.10

The notes on pages 25 to 37 are an integral part of these condensed consolidated financial statements.

20 CORIO HALF-YEAR REPORT 2014

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Six months ended 30 June
€ million	2014	2013

Net result attributable to shareholders	55.6	-106.4
Net result attributable to non-controlling interest	-0.6	-0.6
Net result	55.0	-107.0

Other comprehensive income:
Items that may be subsequently be reclassified to profit and loss
Foreign currency translation differences for foreign operations	0.1	0.4
Effective portion of the changes in fair value of the cash flow hedges	-5.1	-0.9
Other comprehensive income for the year, net of tax*	-5.0	-0.5

Total comprehensive income	50.0	-107.5

Attributable to:
Shareholders	50.6	-106.9
Non-controlling interest	-0.6	-0.6

Total comprehensive income	50.0	-107.5

*	Effective tax rate for comprehensive income is nil.

The notes on pages 25 to 37 are an integral part of these condensed consolidated financial statements.

21 CORIO HALF-YEAR REPORT 2014

CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

€ million	Note	30 June 2014	31 December 2013

ASSETS
Investment property	6	5,789.9	6,063.8
Investment property under development	6	630.7	594.5
Investment in equity accounted investees		372.6	348.9
Other property related investments		111.6	111.3
Derivative financial instruments	12	1.3	1.3
Intangible assets	8	78.2	63.1
Property, plant and equipment		21.1	23.1
Deferred tax assets		30.4	28.4
Other non-current receivables		27.0	18.6

Total non-current assets		7,062.8	7,253.0

Trade and other receivables		182.5	174.6
Other property related investments		0.2	22.6
Derivative financial instruments		0.2	0.6
Cash and cash equivalents		22.3	8.8

Total current assets		205.2	206.6

Total assets		7,268.0	7,459.6

EQUITY
Share capital	9	1,007.8	983.0
Share premium	9	1,469.1	1,404.6
Reserves	9	1,041.7	1,506.6
Net result for the year		55.6	-250.5

Total shareholders’ equity		3,574.2	3,643.7

Non-controlling interest		51.4	52.0

Total equity		3,625.6	3,695.7

LIABILITIES
Loans and borrowings	11	2,589.3	2,678.1
Provisions		33.7	39.2
Deferred tax liabilities		345.5	322.2
Derivative financial instruments	12	26.0	24.5
Other non-current payables		37.2	45.1

Total non-current liabilities		3,031.7	3,109.1

Bank overdraft		13.7	15.5
Loans and borrowings	11	329.5	401.0
Trade and other payables		267.5	233.4
Derivative financial instruments		—	4.9

Total current liabilities		610.7	654.8

Total liabilities		3,642.4	3,763.9

Total equity and liabilities		7,268.0	7,459.6

The notes on pages 25 to 37 are an integral part of these condensed consolidated financial statements.

22 CORIO HALF-YEAR REPORT 2014

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

		Six months ended 30 June
€ million	Note	2014	2013

Cash flows from operating activities
Result before tax		71.3	-92.6
Adjustments for:
Share of result of equity accounted investments		-32.5	-4.7
Net finance costs	3	30.1	72.2
Depreciation/Amortisation/Impairment		0.4	2.4
Valuation gains and losses	6	80.4	176.4
Gains and losses on disposals		5.8	9.0
Change receivables		-40.5	-22.2
Change payables		0.2	98.3
Change in provisions and employee benefits		-5.6	2.3
Cash generated from operations		109.6	241.1
Finance income received		5.8	4.6
Finance expense paid		-48.5	-75.3
Tax paid		-6.5	-4.8
Net cash from / (used in) operating activities		60.4	165.6

Cash flows from investing activities
Proceeds from sale of investment property	6	398.1	69.3
Acquisition of investment property	6	—	-404.1
Investment in investment property	6	-20.8	-18.8
Acquisition through business combinations, net of cash	7	-9.4	—
Change in other property related investments		22.2	48.8
Investment in investment property under development	6	-39.6	-34.6
Change in equity accounted investees		2.9	–
Investment in property, plant and equipment and other intangible assets		-0.9	-2.1
Dividends received		7.5	9.2
Net cash used in investing activities		360.0	-332.3

Cash flows from financing activities
Share premium non-controlling interest		—	—
Proceeds from loans and borrowings		243.1	782.0
Repayments of loans and borrowings		-527.7	-439.3
Dividends paid	9	-120.1	-190.0
Cash settlement net investment hedges		-0.4	-0.4
Net cash from / (used in) financing activities		-405.1	152.3

Net increase/(decrease) in cash and cash equivalents		15.3	-14.4
Cash and cash equivalents at 1 January		-6.7	-7.1
Cash and cash equivalents at 30 June*		8.6	-21.5

* Reconciliation of cash and cash equivalents at 30 June

Cash and cash equivalents		22.3	13.1
Bank overdraft		-13.7	-34.6
Net cash and cash equivalents		8.6	-21.5

The notes on pages 25 to 37 are an integral part of these condensed consolidated financial statements.

23 CORIO HALF-YEAR REPORT 2014

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

CHANGES IN EQUITY FOR THE SIX MONTHS ENDED 30 JUNE 2013

€ million	Share Capital	Share Premium	General Reserve	Re- valuation Reserve	Associates Reserve	Hedge Reserve	Translation Reserve	Net result for the period	Total	Non- controlling interest	Total
Balance as at 31 December 2012	961.8	1,425.8	212.0	1,451.3	38.0	-7.8	-15.3	16.0	4,081.8	48.0	4,129.8
Profit appropriation 2012	—	—	109.1	-104.2	11.1	—	—	-16.0	—	—	—
Balance as at 1 January 2013	961.8	1,425.8	321.1	1,347.1	49.1	-7.8	-15.3	—	4,081.8	48.0	4,129.8
Net result	—	—	—	—	—	—	—	-106.4	-106.4	-0.6	-107.0
Other comprehensive income	—	—	—	—	—	-0.9	0.4	—	-0.5	—	-0.5

Total comprehensive income	—	—	—	—	—	-0.9	0.4	-106.4	-106.9	-0.6	-107.5

Dividends to shareholders	21.1	-21.2	-189.9	—	—	—	—	—	-190.0	—	-190.0
Non-controlling interest due to acquisitions	—	—	—	—	—	—	—	—	—	7.6	7.6
Additional share premium non-controlling interest	—	—	—	—	—	—	—	—	—	0.7	0.7
Balance as at 30 June 2013	982.9	1,404.6	131.2	1,347.1	49.1	-8.7	-14.9	-106.4	3,784.9	55.7	3,840.6

CHANGES IN EQUITY FOR THE SIX MONTHS ENDED 30 JUNE 2014

€ million	Share Capital	Share Premium	General Reserve	Re- valuation Reserve	Associates Reserve	Hedge Reserve	Translation Reserve	Net result for the period	Total	Non- controlling interest	Total
Balance as at 31 December 2013	983.0	1,404.6	131.9	1,347.1	49.1	-5.9	-15.6	-250.5	3,643.7	52.0	3,695.7
Profit appropriation 2013	—	—	-86.0	-164.5	—	—	—	250.5	—	—	—
Balance as at 1 January 2014	983.0	1,404.6	45.9	1,182.6	49.1	-5.9	-15.6	—	3,643.7	52.0	3,695.7
Net result	—	—	—	—	—	—	—	55.6	55.6	-0.6	55.0
Other comprehensive income	—	—	—	—	—	-5.1	0.1	—	-5.0	—	-5.0

Total comprehensive income	—	—	—	—	—	-5.1	0.1	55.6	50.6	-0.6	50.0

Dividends to shareholders	24.8	64.5	-209.4	—	—	—	—	—	-120.1	—	-120.1
Non-controlling interest due to acquisitions	—	—	—	—	—	—	—	—	—
Additional share premium non-controlling interest	—	—	—	—	—	—	—	—	—
Balance as at 30 June 2014	1,007.8	1,469.1	-163.5	1,182.6	49.1	-11.0	-15.5	55.6	3,574.2	51.4	3,625.6

The notes on pages 25 to 37 are an integral part of these condensed consolidated financial statements.

24 CORIO HALF-YEAR REPORT 2014

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL INFORMATION

REPORTING ENTITY

Corio N.V. (‘Corio’ or ‘the Company’) is a closed-end property investment fund and is licensed under the Dutch Act on Financial Supervision (Wet op het financieel toezicht: ‘WFT’). The Company is domiciled in Utrecht, the Netherlands. Corio is listed on the Dutch Stock Exchange. The Group owns and manages shopping centers. This condensed consolidated interim financial information has been prepared by the Management Board and was authorised for publication on 6 August 2014. These condensed consolidated interim financial statements have been reviewed, not audited.

TAX STATUS

Corio has the tax status of an investment company in accordance with section 28 of the Dutch “Wet op de vennootschapsbelasting 1969”. This means that no corporation tax is due in the Netherlands, provided that certain conditions are met. The main conditions concern the requirement to distribute the taxable profit as dividend and the restrictions with respect to financing of investments with loans. The subsidiaries in France have a similar status. Subsidiaries in other countries have no specific tax status.

BASIS OF PREPARATION

STATEMENT OF COMPLIANCE

This condensed consolidated interim financial information for the six months ended 30 June 2014 has been prepared in accordance with IAS 34 Interim Financial Reporting. The condensed consolidated interim financial information should be read in conjunction with the annual financial statements for the year ended 31 December 2013, which have been prepared in accordance with the International Financial Reporting Standards (‘IFRS’) as adopted by the European Union.

BASIS OF MEASUREMENT

The condensed consolidated interim financial information has been prepared on the basis of historical cost except for investment property, investment property under development, financial assets at fair value through income statement and derivatives, which are recognised at fair value and loans and receivables are measured at amortised cost. Unless otherwise stated, the figures are presented in millions of euros rounded to one decimal place.

FUNCTIONAL AND PRESENTATION CURRENCY

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’) The condensed consolidated financial information is presented in euros, which is the Company’s functional currency and the Group’s presentation currency.

USE OF ESTIMATES AND ASSUMPTIONS

The preparation of the condensed consolidated interim financial information in accordance with IFRS requires management to make judgements, estimates and assumptions that affect the application of the accounting policies and the reported amounts of assets, liabilities, income and expenses. The estimates and related assumptions are based on historical experience and various other factors considered appropriate. Actual results may differ from these estimates. The estimates and underlying assumptions are constantly reviewed. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

The estimates, assumptions and management judgements that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial period relate to

•	The value of the investment property (under construction)

•	The impairment test of goodwill

•	The fair value of derivatives

SIGNIFICANT ACCOUNTING POLICIES

The condensed consolidated interim financial information for the six months ended 30 June 2014 relates to the Company and its subsidiaries (together referred to as the ‘Group’) and to the Group’s investments in associates and interests in joint arrangements.

The accounting policies applied and methods of computation are consistent with those of the annual financial statements for the year ended 31 December 2013, as described in those financial statements, except for the changes mentioned in section (B) ‘NEW AND AMENDED STANDARDS ADOPTED BY THE GROUP’.

Taxes on income in the interim periods are accrued using the tax rate that would be applicable to the expected total annual earnings.

CHANGES IN ACCOUNTING POLICIES

The following new standards, amendments to standards and interpretations relevant to Corio are applied for the first time for the financial year beginning 1 January 2014. Unless otherwise mentioned, these changes had no impact on income statement and equity.

(A) CHANGES IN ACCOUNTING POLICIES

Corio has not changed her accounting policies, except for the changes mentioned in section (B) ‘NEW AND AMENDED STANDARDS ADOPTED BY THE GROUP’.

25 CORIO HALF-YEAR REPORT 2014

224

(B) NEW AND AMENDED STANDARDS ADOPTED BY THE GROUP

The Group applies, for the first time, certain standards and amendments that require restatement of previous financial statements. These include IAS 27 (Revised 2011) Separate financial statements, IAS 28 (revised 2011) Associates and joint ventures, IAS 32 Financial instruments: Presentation, IFRS 10 Consolidated financial statement, IFRS 11 Joint arrangement, IFRS 12 Disclosures of Interest in other entities. As required by IAS 34, the nature and the effect of these changes are disclosed below.

Several other new standards and amendments apply for the first time in 2014. However, they do not impact the annual consolidated financial statements of the Group or the interim condensed consolidated financial statements of the Group.

The nature and the impact of each new standard/amendment relevant to the Group, is described below:

IAS 27, ‘Separate financial statements’, IAS 27 (revised 2011) includes the provisions on separate financial statements that are left after the control provisions of IAS 27 have been included in the new IFRS 10. IAS 27 only applies to separate financial statements and has not materially impacted the Group’s financial position or result.

IAS 28, ‘Associates and joint ventures’, IAS 28 (revised 2011) includes the requirements for joint ventures, as well as associates, to be equity accounted following the issue of IFRS 11. The revised standard defines ‘significant influence’ and provides guidance on how the equity method of accounting is to be applied (including exemptions from applying the equity method in some cases). It also prescribes how investments in associates and joint ventures should be tested for impairment. Application of the revised standard has not materially impacted the Group’s financial position or result.

Amendments to IAS 32, ‘Financial instruments: Presentation’, on asset and liability offsetting. These amendments are to the application guidance in IAS 32 ‘Financial instruments: Presentation’, and clarify some of the requirements for offsetting financial assets and financial liabilities on the statement of financial position. The amendment affected presentation only and has not materially impacted the Group’s financial position or result.

IFRS 10, ‘Consolidated financial statements’ builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements of the parent company. The standard provides additional guidance to assist in the determination of control where this is difficult to assess. IFRS 10 includes a new definition of control that contains three elements: a) power over an investee, b) exposure, or rights to variable returns from involvement with the investee, and c) the ability to use power over the investee to affect the amount of the investor’s returns. The Group has considered the IFRS10 guidance in order to determine whether the changed definition of control changes the consolidation conclusion made by the Group. Based on this consideration the Group has concluded that the control and consolidation conclusions remain unchanged for the Group.

IFRS 11, ‘Joint arrangements’. IFRS 11 is focusing on the rights and obligations of the parties to the arrangement rather than its legal form. There are two types of joint arrangements: joint operations and joint ventures. Joint operations arise where a joint operator has rights to the assets and obligations relating to the arrangement and therefore accounts for its share of assets, liabilities, revenue and expenses. Joint ventures arise where the joint venturer has rights to the net assets of the arrangement and therefore equity accounts for its interest. Proportional consolidation of joint ventures is no longer allowed. The group conducted an analysis of all existing arrangements to determine whether the Group has invested in a joint operation or a joint venture upon adoption of the new standard. Based on this consideration the Group has concluded that the application of the new standard does not impact the Group’s financial position or result.

IFRS 12, ‘Disclosure of interests in other entities’. IFRS 12 includes the disclosure requirements for all forms of interests in other entities, including joint arrangements, associates, special purpose vehicles and other off balance sheet vehicles. The Group assessed the Information disclosed in the notes to the consolidated financial statements and extent some of the notes in order to fulfil the IFRS 12 requirements. IFRS 12 affected presentation only and had no impact on the Group’s financial position or result.

(C) NEW STANDARDS, AMENDMENTS AND INTERPRETATIONS ISSUED BUT NOT EFFECTIVE FOR THE FINANCIAL YEAR BEGINNING 1 JANUARY 2014 AND EARLY ADOPTED

Corio has not early adopted new and amended standards.

(D) NEW STANDARDS, AMENDMENTS AND INTERPRETATIONS ISSUED BUT NOT EFFECTIVE FOR THE FINANCIAL YEAR BEGINNING 1 JANUARY 2014 AND NOT EARLY ADOPTED

IFRS 9, ‘Financial instruments’, addresses the (a) classification, measurement and recognition, (b) impairment and (c) hedge accounting of financial assets and financial liabilities. The final version of IFRS 9 has been issued in July 2014. It replaces the parts of IAS 39 that relate to the classification and measurement of financial instruments. IFRS 9 requires financial assets to be classified into two measurement categories: those measured as at fair value and those measured at amortised cost. The determination is made at initial recognition. The classification depends on the entity’s business model for managing its financial instruments and the contractual cash flow characteristics of the instrument. For financial liabilities, the standard retains most of the IAS 39 requirements. The main change is that, in cases where the fair value option is taken for financial liabilities, the part of a fair value change due to an entity’s own credit risk is recorded in other comprehensive income rather than the income statement, unless this creates an accounting mismatch. Corio Intends to adopt IFRS 9 no later than the accounting period beginning on or after 1 January 2018.

26 CORIO HALF-YEAR REPORT 2014

224

IFRIC 21, ‘Levies’ provides guidance on when to recognise a liability for a levy imposed by a government, both for levies that are accounted for in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets and those where the timing and amount of the levy is certain. The interpretation clarifies that an entity recognises a liability for a levy no earlier than when the activity that triggers payment, as identified by the relevant legislation, occurs. It also clarifies that a levy liability is accrued progressively only if the activity that triggers payment occurs over a period of time, in accordance with the relevant legislation. IFRIC 21 is endorsed for financial periods starting after 17 June 2014. Corio will adopt IFRIC 21 starting 1 January 2015. The Group is currently analysing the impact of IFRIC 21 on the financial position and result of the Group.

There are no other IFRSs or IFRIC interpretations that are not yet effective that would be expected to have a material impact on the group.

(E) CHANGE IN PRESENTATION

Management considers the business from a geographic perspective and no longer from a portfolio perspective following strong progress on the disposal programme. The new segment information is based on Corio’s management structure and on the internal reporting lines at Corio. The comparative figures have been adjusted accordingly.

27 CORIO HALF-YEAR REPORT 2014

225

1 SEGMENTED INFORMATION

BUSINESS SEGMENT INFORMATION SIX MONTHS ENDED 30 JUNE 2014

€ million	Netherlands	France	Italy	Spain/ Portugal	Germany	Turkey	Head office and other	Total
Gross rental income	57.7	39.7	46.3	23.7	30.2	17.0	—	214.6
Net service charges	-2.3	-3.1	-0.2	-2.5	-2.5	-1.3	—	-11.9
Property operating expenses	-9.9	-3.1	-4.0	-4.6	-2.2	-2.4	—	-26.2
Net rental income	45.5	33.5	42.1	16.6	25.5	13.3	—	176.5
Results on sales of investment property	-1.8	-3.8	—	-0.2	—	—	—	-5.8
Valuation gains	70.4	4.1	55.3	7.1	8.9	2.4	—	148.2
Valuation losses	-101.8	-29.5	-0.8	-37.9	-43.5	-15.2	—	-228.6
Net valuation gains/losses on investment property	-31.4	-25.4	54.5	-30.8	-34.6	-12.8	—	-80.4
Administrative expenses	-3.8	-3.3	-0.2	-1.2	-2.4	-2.2	-1.7	-14.8
Impairment of assets	—	—	-0.8	—	—	—	—	-0.8
Other income/expense	5.1	-6.4	-3.6	-0.5	—	—	-0.4	-5.8
Results before finance expense	13.6	-5.4	92.0	-16.1	-11.5	-1.7	-2.1	68.9
Finance costs	—	—	—	—	—	—	-34.7	-34.7
Finance income	—	—	—	—	—	—	4.6	4.6
Net finance expense	—	—	—	—	—	—	-30.1	-30.1
Share of results of equity accounted investees	—	3.8	23.7	—	—	5.1	-0.1	32.5
Result before tax	13.6	-1.6	115.7	-16.1	-11.5	3.4	-32.3	71.3
Current tax	—	-0.1	-1.1	-4.2	-0.6	-0.3	-0.2	-6.5
Deferred tax	—	-0.4	-20.2	1.3	0.5	2.3	6.8	-9.8
Tax expense	—	-0.5	-21.3	-2.9	-0.1	2.0	6.6	-16.3
Net result	13.6	-2.1	94.3	-19.0	-11.6	5.4	-25.6	55.0
Non-controlling interest	—	0.2	—	0.3	-1.2	0.1	—	-0.6
Net result attributable to shareholders	13.6	-2.3	94.3	-19.3	-10.4	5.3	-25.6	55.6

30 June 2014 € million	Netherlands	France	Italy	Spain/ Portugal	Germany	Turkey	Head office and other	Total
Investment property	1,539.6	1,188.2	1,439.4	543.6	735.6	343.4	—	5,789.9
Investment property under development	149.1	157.0	—	—	313.0	—	11.6	630.7
Investments in equity accounted investees	—	84.2	121.4	—	—	167.0	—	372.6
Other assets	26.3	55.4	110.1	59.6	45.5	30.5	147.5	474.8

Total assets	1,715.0	1,484.8	1,670.9	603.2	1,094.1	540.9	159.2	7,268.0

28 CORIO HALF-YEAR REPORT 2014

BUSINESS SEGMENT INFORMATION SIX MONTHS ENDED 30 JUNE 2013*

€ million	Netherlands	France	Italy	Spain/ Portugal	Germany	Turkey	Head office and other	Total
Gross rental income	70.4	48.0	42.3	26.8	32.0	17.0	—	236.5
Net service charges	-2.1	-3.7	0.5	-2.4	-0.1	-1.0	—	-8.8
Property operating expenses	-12.7	-3.3	-3.9	-5.0	-3.3	-2.7	—	-30.9
Net rental income	55.6	41.0	38.9	19.4	28.6	13.3	—	196.8
Results on sales of investment property	-9.0	—	—	—	—	—	—	-9.0
Valuation gains	18.0	8.0	22.9	0.3	9.2	3.7	—	62.1
Valuation losses	-71.6	-95.4	-2.4	-46.1	-14.3	-8.7	—	-238.5
Net valuation gains/losses on investment property	-53.6	-87.4	20.5	-45.8	-5.1	-5.0	—	-176.4
Administrative expenses	-4.3	-3.9	-3.0	-1.4	-3.9	-2.9	-3.3	-22.7
Impairment of assets	—	—	—	—	—	—	—	—
Other income/expense	-2.0	—	-9.2	—	-1.9	-0.1	-0.6	-13.8
Results before finance expense	-13.3	-50.3	47.2	-27.8	17.7	5.3	-3.9	-25.1
Finance costs	—	—	—	—	—	—	-76.8	-76.8
Finance income	—	—	—	—	—	—	4.6	4.6
Net finance expense	—	—	—	—	—	—	-72.2	-72.2
Share of results of equity accounted investees	—	-2.6	3.2	—	—	4.4	-0.3	4.7
Result before tax	-13.3	-52.9	50.4	-27.8	17.7	9.7	-76.4	-92.6
Current tax	-0.1	-0.5	-0.8	-1.6	-1.5	-0.2	-0.1	-4.8
Deferred tax	—	0.5	-10.6	10.5	0.2	-10.2	—	-9.6
Tax expense	-0.1	—	-11.4	8.9	-1.3	-10.4	-0.1	-14.4
Net result	-13.4	-52.9	39.0	-18.9	16.4	-0.7	-76.5	-107.0
Non-controlling interest	—	—	—	-0.1	1.1	-1.6	—	-0.6
Net result attributable to shareholders	-13.4	-52.9	39.0	-18.8	15.3	0.9	-76.5	-106.4

31 December 2013 € million	Netherlands	France	Italy	Spain/ Portugal	Germany	Turkey	Head office and other	Total
Investment property	1,741.8	1,392.3	1,196.6	611.1	769.5	352.5	—	6,063.8
Investment property under development	116.6	157.8	4.9	—	303.6	—	11.6	594.5
Investments in equity accounted investees	—	83.3	97.8	—	—	167.8	—	348.9
Other assets	29.8	50.4	112.7	58.1	35.7	57.4	108.2	452.3

Total assets	1,888.2	1,683.8	1,412.0	669.2	1,108.8	577.7	119.8	7,459.5

*	The figures have been adjusted for presentation purposes as mentioned in the notes.

29 CORIO HALF-YEAR REPORT 2014

2 OTHER INCOME AND EXPENSES

€ million	30 June 2014	30 June 2013
Other income	0.1	—
Other expenses	-5.9	-13.8
Other income and expenses	-5.8	-13.8

In 2014 other income and expenses mainly consist of the net effect of additions and a release to the provision for turnkey projects in The Netherlands amounting to € 6.8 million (positive effect) and restructuring costs in The Netherlands and France amounting in total to € 2.5 million. Furthermore acquisition costs (regarding the acquisition of Nave de Vero) and disposal costs totalling € 9.7 million are included. The 2013 other expenses consisted mainly of costs of cancelled projects amounting to € 10.0 million and an addition to the provision related to a turnkey project in the Netherlands.

3 NET FINANCE EXPENSES

€ million	30 June 2014	30 June 2013
Finance costs	-34.7	-76.8
Finance Income	4.6	4.6
Net finance expenses	-30.1	-72.2

The finance costs are lower compared to the same period last year, because of one-off repayment costs for the early redemption of a loan (€ 16.0 million) in 2013 and because of a positive effect of € 13.5 million related to changes in the fair value of derivatives in the first six months of 2014. Furthermore the interest expense decreased € 7.1 million as a result of lower interest rates and a lower average debt level.

4 SHARE OF RESULT OF EQUITY ACCOUNTED INVESTEES

The increase of the result in equity accounted investees from € 4.7 million in the first six months of 2013 to € 32.5 million in the first six months of 2014 is mainly the result of the positive revaluation of the Italian investment property.

5 TAX

The tax charge increased with € 1.9 million from € 14.4 million in the first half of 2013 to € 16.3 million in the first half of 2014. The deferred tax charge increase mainly relates to positive revaluation of the Italian investment property.

6 INVESTMENT PORTFOLIO

€ million	Investment property	Investment property under development	Total
Balance as at 1 January 2014	6,063.8	594.5	6,658.3
Acquisitions	—	—	—
Investments	20.8	33.0	53.8
Acquisitions through business combinations	185.0	—	185.0
Transfer from property under development	2.5	-2.5	—
Transfer from investment property	—	—	—
Capitalised interest	—	6.6	6.6
Sales	-403.0	—	-403.0
Revaluations	-79.5	-0.9	-80.4
Other	0.3	—	0.3
Balance as at 30 June 2014	5,789.9	630.7	6,420.6

The line item ‘acquisitions through business combinations’ in the first half year of 2014 relates to the acquisition of Nave de Vero In Italy. Investments amounted to € 60.4 million (including capitalised interest) are mainly done in the Netherlands, Germany, France and Turkey. In the first half year of 2014 eleven shopping centres in The Netherlands, two in Spain and eight in France were sold with a carrying amount of € 403.0 million. Total revaluation amounted to € 80.4 million negative. Investment property and investment property under development on the disposal list as at 30 June 2014 amounts to € 432.2 million (Excluding EAI) (31 December 2013: € 868.0 million).

30 CORIO HALF-YEAR REPORT 2014

FAIR VALUE OF INVESTMENT PROPERTY

Investment properties measured at fair value in the statement of financial position are categorised by level according to the significance of the inputs used in making the measurements. Based on the fact that the significant inputs are unobservable the fair value measurement of investment property is categorised in Level 3 (valuation technique based on assumptions that are not based on available observable market data).

Corio’s policy is to recognise transfers into and transfers out of fair value hierarchy levels as of the date of event or change in circumstances that caused the transfer from unobservable to observable inputs. There were no transfers in or out of Level 3 fair value measurements for investment properties in the first half year of 2014.

Fair values for investment properties are determined using the discounted cash flow method and/or the direct capitalisation method, in which market parameters concerning rents and yields are based on comparable and current market transactions. In all cases reference transactions for both market rent and yield are included in the valuation report.

Investment properties are valued on a highest and best used basis. For all of Corio’s investment properties the current use is considered to be the highest and best use.

Movements in fair value of investment property is presented in the income statement under the line Item Valuation gains or Valuation losses.

VALUATION PROCESSES

Corio’s valuation policy entails a quarterly appraisal of fair value for the operational and development portfolio. All external valuations are performed in compliance with the valuation standards in the ‘Red Book’ of the Royal Institute of Chartered Surveyors (RICS) and the International Valuation Standards of the International Valuation Standard Committee (IVSC). External valuations, based on the highest and best use, are performed twice a year at 30 June and 31 December for all investment properties that generate rental income. The external valuations are carried out by independent certified appraisers with recognised and relevant professional qualifications and experience within the local market and the category of properties to be valued. Corio provides the appraiser with adequate information to conduct a comprehensive valuation. At least once every three years a rotation or change in appraisers takes place. To assure the independence of the appraisers, valuation fees are not directly related to the market value of the properties.

The net Theoretical Yield (NTY) is calculated as an output yield by dividing the Net Theoretical Rental Income by the Net Market Value. The Net Market Value is the estimated amount for which a property should exchange on the date of valuation. The Net Theoretical Rental Income (NTRI) is the sum of the annualised contractual rent (excl. discounts and rent incentives) plus turnover based rent plus other income plus market rent for vacancy minus total non-recoverable operating expenses. Gross Leasable Area (GLA) is any part of property, expressed in physical m2 and owned by Corio.

Significant unobservable inputs at 30 June 2014 In Level 3 valuations are as follows:

Class	Input	Weighted average	Input	Weighted average in €
Retail
Netherlands	NTY	6.7%	NTRI/GLA	243
France	NTY	5.7%	NTRI/GLA	282
Italy	NTY	6.3%	NTRI/GLA	353
Spain/Portugal	NTY	7.3%	NTRI/GLA	237
Germany	NTY	5.7%	NTRI/GLA	217
Turkey	NTY	8.8%	NTRI/GLA	125
Other	NTY	15.6%	NTRI/GLA	119

ESTIMATES

The fair value of the portfolio implies a net theoretical yield of 6.5% (2013: 6.8%). If the yields used for the appraisals of investment properties on 30 June 2014 had been 100 basis points higher than is currently the case, the value of the investment would decrease with 13.3% (2013: 13.7%).

31 CORIO HALF-YEAR REPORT 2014

A sensitivity analysis with possible changes in yield and net theoretical rental income (NTRI) result in the following changes in portfolio value:

SENSITIVITIES OF OPERATIONAL PORTFOLIO VALUE (EXCL EQUITY ACCOUNTED INVESTEES)

Change in Portfolio Value (in%)	Change in Yield
2014		-50 base points	50 base points	100 base points	150 base points
	6.5%	6.0%	7.0%	7.5%	8.0%
Change in NTRI		8.3%	-7.1%	-13.3%	-18.7%
+5%	5.0%	13.7%	-2.5%	-8.9%	-14.6%
-5%	-5.0%	2.9%	-11.7%	-17.6%	-22.7%
-10%	-10.0%	-2.6%	-16.4%	-21.9%	-26.8%
-15%	-15.0%	-8.0%	-21.0%	-26.3%	-30.9%

effect of change in yield only	effect of change in NTRI only	combined effect of change in yield and NTRI

FAIR VALUE OF INVESTMENT PROPERTY UNDER DEVELOPMENT

Investment properties under development measured at fair value in the statement of financial position are categorised by level according to the significance of the inputs used in making the measurements. Based on the fact that the significant inputs are unobservable the fair value measurement of investment property under development is categorised in Level 3.

Corio’s policy is to recognise transfers into and transfers out of fair value hierarchy levels as of the date of event or change in circumstances that caused the transfer from unobservable to observable inputs. There were no transfers in or out of Level 3 fair value measurements for investment properties under development in the first six months of 2014.

Fair values for investment properties under development are calculated using the discounted cash flow method and/or the direct capitalisation method, in which market parameters concerning rents and yields are based on comparable and current market transactions. In all cases reference transactions for both market rent and yield are included in the valuation report.

Investment properties under development are valued on a highest and best used basis. For all of Corio’s investment properties under development the current use is considered to be the highest and best use.

Movements in fair value of investment property under construction is presented in the income statement under the line Item Valuation gains or Valuation losses.

VALUATION PROCESSES

Corio’s valuation policy entails a quarterly appraisal of fair value for the operational and development portfolio. All external valuations are performed in compliance with the valuation standards in the ‘Red Book’ of the Royal Institute of Chartered Surveyors (RICS) and the International Valuation Standards of the International Valuation Standard Committee (IVSC). External valuations, based on the highest and best use, are performed twice a year at 30 June and 31 December for investment properties under development. The external valuations are carried out by independent certified appraisers with recognised and relevant professional qualifications and experience within the local market and the category of properties to be valued. Corio provides the appraiser with adequate information to conduct a comprehensive valuation. At least once every three years a rotation or change in appraisers takes place. To assure the independence of the appraisers, valuation fees are not directly related to the current market value of the properties.

For the largest objects in investments under development significant unobservable inputs at 30 June 2014 in Level 3 valuations are as follows: Market rent is the estimated amount for which a part in real property should be leased on the valuation date between a willing lessor and a willing lessee on appropriate lease terms in an arm’s length transaction, after proper marketing and where the parties had each acted knowledgeably, prudently and without compulsion. The market rent is a gross rent before any deduction of operational expenses. The Exit yield is the Net Initial Yield (NIY) at the end of the projected cash flow. For Investment property under construction valuations it represents the yield applied at the end of the cash flow to the net income when the property has become fully operational to arrive at the gross value of the property. Gross Lettable Area (GLA) is any part of property, expressed in physical m2 and owned by Corio.

Class	Market rent per GLA in €	Exit Yield (range)
Largest objects*	211 - 504	4.95% - 6.20%

*	The largest objects in this table represent 92.68% of total portfolio investments under development

32 CORIO HALF-YEAR REPORT 2014

7 BUSINESS COMBINATIONS

SUMMARY OF ACQUISITIONS FOR THE SIX MONTHS ENDED AS AT 30 JUNE 2014 (€ MILLION)

Company name	Acquisition date	Interest	Consideration	Goodwill
Shopping centre Nave de Vero, Marghera	14 April 2014	100%	10.5	15.2

The acquisition of Nave de Vero as at 14 April 2014 is the result of Corio’s objective to expand in existing markets if a shopping centre fits in Corio’s strategy. Nave de Vero is a shopping centre in Marghera, Venice. Control is obtained by acquiring the majority of the shares resulting in a majority of the voting power in this company. Corio owns 100% of the shares of the company.

The acquisition of shopping centre Nave de Vero, Marghera resulted in a positive goodwill. This amount has been included in the statement of financial position as part of the intangible assets. The positive goodwill is caused by the difference between purchase price and net equity acquired, mainly the result of a deferred tax liability that is accounted for under IFRS at nominal value which has not been taken into account at nominal value at the acquisition.

SUMMARY OF RECOGNISED AMOUNTS AS OF THE ACQUISITION DATE

€ million	Recognised amount*
Investment property	188.0
Intangible Assets	—
Deferred tax assets	—
Trade and other receivables (current)	10.1
Cash and cash equivalents	1.1
Loans and borrowings	-150.4
Deferred tax liabilities	-11.6
Trade and other payables (current)	-41.9
Net assets and liabilities (Equity)	-4.7
Non-controlling interest	—
Equity	-4.7
Goodwill (statement of financial position)	15.2

Consideration	10.5

*	The fair value determined in the purchase price allocation are preliminary figures

The consideration has been paid in cash. Corio has not agreed on any contingent considerations.

The fair value of the company’s trade and other receivables represent the best estimate at acquisition date of the contractual cash flows that can be collected. This amount equals gross contractual amount.

ACQUISITION-RELATED COSTS

Acquisition-related costs for the Business Combinations are included in the income statement as part of ‘other income and expense’ for an amount of € 3.4 million.

Net rental income included in the condensed consolidated income statement from acquisition date (14 April 2014) to 30 June 2014 contributed by Nave de Vero was € 2.2 milion. Nave de Vero also contributed profit of € 10.6 million over the same period, mainly as a result of the positive fair value change of the investment property as per 30 June 2014.

Had Nave de Vero been consolidated from 1 January 2014, the condensed consolidated income statement for the six months ended 30 June 2014 would show pro-forma net rental income of € 2.2 million and pro-forma profit of € 9.6 million.

8 INTANGIBLE ASSETS

The negative revaluations on some shopping centres have been indications that the related goodwill may need to be impaired. For those cash generating units, goodwill was tested for impairments. For the first half year of 2014 an impairment on goodwill was recorded for an amount of € 0.8 million. This amount is presented in the income statement on the line item impairment of assets.

33 CORIO HALF-YEAR REPORT 2014

9 EQUITY

SHARE CAPITAL

As at 30 June 2014, the share capital comprised 100,776,951 fully-paid up shares (31 December 2013: 98,295,391).

The shareholders are entitled to receive the dividends declared from time to time and are entitled to cast one vote per share at meetings of the Company.

The authorised capital comprises 120 million shares each with a nominal value of € 10. As at 30 June 2014, 100,776,951 shares were issued (31 December 2013: 98,295,391). The number of shares issued has increased due to stock dividend on 3 June 2014 (2,481,560 shares).

DIVIDEND

Corio offered the shareholders a dividend of € 2.13 per share for the financial year 2013 entirely in cash, less 15% dividend tax, or entirely in shares charged to the share premium reserve, or to receive the dividend as a combination of the two options, within the constraints imposed by the company’s FBI (fiscale beleggingsinstelling) status and the wish of Corio to retain the maximum of earnings in the company.

The management Board announced on 28 May 2014 that shareholders wish to receive a distribution in cash for 57.36% of the total dividend. The shareholders who have opted for a distribution in cash have received cash dividend (less 15% dividend tax). Of the dividend for 2013 € 89.3 million was paid out in stock and € 120.1 million in cash.

10 EARNINGS PER SHARE

NET RESULT PER ORDINARY SHARE

The calculation of earnings per share as at 30 June 2014 is based on the net result for the period which is attributable to the shareholders, amounting to € 55.6 million positive (2013: € 106.4 million negative), and the weighted average number of issued shares during the first half year, calculated as follows:

	Six months ended 30 June
€ million	2014	2013
Net result attributable to shareholders	55.6	-106.4
Weighted average number of ordinary shares	98,679,279	96,512,430
Earnings per share (€)	0.56	-1.10

The earnings per share are not subject to any potential dilutive effects.

11 LOANS AND BORROWINGS

This note gives information on the contractual conditions of the Group’s loans and borrowings. See note 12 for more information.

€ million	30 June 2014	31 December 2013
Long-term
Mortgaged bank loans	99.1	193.9
Other loans	1,231.8	1,224.3
Bonds	1,258.4	1,259.9
	2,589.3	2,678.1
Short-term
Mortgaged bank loans	7.2	14.3
Other loans	322.3	386.7
	329.5	401.0

	2,918.8	3,079.1

The decrease of the long-term secured loans is mainly the result of the early repayment of several secured loans. Movements in short-term other loans consist mainly of less commercial paper and less drawdowns under revolving credit facilities.

34 CORIO HALF-YEAR REPORT 2014

12 FINANCIAL INSTRUMENTS

FINANCIAL RISK

The Group is exposed to a number of financial risks, i.e. credit risk, liquidity risk and market risk (mainly currency risk and interest rate risk).

The condensed consolidated interim financial information does not include all financial risk management information and disclosures required in the annual financial statements, and should be read in conjunction with the Group’s annual financial statements as at 31 December 2013.

During the first six months of 2014, there were:

•	no changes in the risk management policy;

•	no significant changes in the financial risks mentioned in the Group’s annual financial statement as at 31 December 2013; and

•	no reclassifications of financial assets.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial statements have been prepared on a historical cost basis, except for property investments and some of the financial instruments, which are carried at fair value. The carrying amounts of the financial instruments and their fair values were as follows:

€ million	30 June 2014		31 December 2013
	Carrying amount	Fair value	Carrying amount	Fair value
Loans and receivables (excluding taxes)	224.2	224.2	254.7	254.7
Derivative financial instruments (assets)	1.5	1.5	1.9	1.9
Cash and cash equivalents	22.3	22.3	8.8	8.8
Loans and borrowings	-2,932.5	-3,207.0	-3,094.6	-3,245.2
Derivative financial instruments (liabilities)	-26.0	-26.0	-29.4	-29.4
Other payables (excluding taxes)	-239.7	-239.7	-248.4	-248.4

The fair value of the non-current items are measured based on the swap yield curve plus credit spreads applicable to the Group and credit spreads applicable to the counterparties. The fair value adjustments for short term money market securities are minor, due to the short dated nature of the instruments and the relative small notional sizes. Their total fair value approximates the carrying amount because the securities are issued on different dates and for different maturities and amounts, which means that, on average, the minor positive and negative fair value adjustments cancel each other out.

FAIR VALUE HIERARCHIES

The fair values of financial instruments are measured at three levels:

•	Level 1: For Corio’s public debt the fair value is based on quoted prices in active markets for identical assets or liabilities.

•	Level 2: For Corio’s private debt the fair value is the present value of the stream of cash flows it is expected to pay. The fair value of the debt is obtained by discounting the expected cash flows to the present using an appropriate discount rate. The discount rate is determined by reference to similar instruments issued by Corio in the public market. Various related yield-measures are calculated for the given price. Financial instruments, whose fair value is based on a valuation technique whose inputs include only observable market data, either directly (i.e., as prices) or indirectly (i.e., derived from prices). The derivatives, with assets totalling € 1.5 million (2013: € 1.9 million) and liabilities of € 26.0 million (2013: € 29.4 million) are categorised at level 2.

•	Level 3 Financial instruments, whose fair value is determined in whole or in part using a valuation technique based on assumptions that are not based on available observable market data, are not applicable to Corio.

Level 2 hedging derivatives comprise forward foreign exchange contracts and interest rate swaps. These forward foreign exchange contracts have been fair valued using forward exchange rates that are quoted in an active market. Interest rate swaps are fair valued using forward interest rates extracted from observable yield curves and observable credit default rates. Corio uses a Value At Risk (VAR) model for quantifying the credit risk on the derivatives. The valuation technique used to determine the credit value adjustment (CVA) is based on the Variance/CoVariance approach, whereby the price action is assumed to be normally distributed, and the variance is determined based on historical time series. Other inputs include Corio’s own credit default probabilities and those of the counterparties.

Corio’s policy is to recognise transfers into and transfers out of fair value hierarchy levels as of the date of event or change in circumstances that caused the transfer. In the first six months of 2014 there were no transfers between level 1, level 2 and level 3, nor were any transfers into or out of level 3.

35 CORIO HALF-YEAR REPORT 2014

13 CONTINGENT LIABILITIES

INVESTMENT COMMITMENTS

As at 30 June 2014, Corio’s total committed pipeline amounts to € 629.3 million (2013 € 780.1 million), of which an amount of € 148.4 (2013 € 125.3 million) is already invested, resulting in a future committed pipeline of € 480.9 million (2013: € 654.9 million). These commitments are made up as follows:

€ million	30 June 2014	31 December 2013
First year	145.3	339.0
Second to fourth year	335.6	315.9
Fifth year and more	—	—

Projects in the deferrable pipeline on 30 June 2014 represented a total investment of € 433.2 million (2013: € 442.9 million), including € 117.0 million (2013: € 139.1 million) already invested.

LEASE COMMITMENTS

Minimum lease commitments totalling € 412.5 million (2013: € 430.5 million), mainly related to ground leases, are made up as follows:

€ million	30 June 2014	31 December 2013
First year	12.8	13.8
Second to fourth year	35.5	37.6
Fifth year and more	364.2	379.1

GUARANTEES

Guarantees totalling € 97.0 million (2013: € 63.8 million) have been granted for other possible acquisitions and guarantees for an amount of € 14.1 million (2013: € 16.6 million) for other purposes.

LAWSUITS AND CLAIMS

In February 2012 Corio received a letter from the Bursa municipality requesting to return part of the title of the land on which our Anatolium project is located. This request follows after a lawsuit regarding the expropriation of the former landowners against the municipality. This lawsuit is not yet finalized. The loss of title could materially impact the value of the property, however we are legally contesting the Municipality’s request in which we have a strong position. We therefore consider it very unlikely that we will lose part of the title of the land. In addition, Corio has an indemnification of the vendor for any damage that we may suffer in this regard.

For 2006 the Italian tax authorities have issued an assessment for a total amount of € 58.6 million (including penalties and interest) of VAT which according to the tax authorities was incorrectly claimed back by Corio because the underlying transaction is allegedly considered as void by the Tax Authorities. We are legally contesting this assessment in which we have a strong position. We therefore consider it very unlikely that this will lead to material disbursements for the company.

The Italian tax authorities have taken the position that two Italian subsidiaries of Corio were not entitled to apply the exception to the general thin cap rules which states that interest paid on mortgage loans is fully deductible if certain conditions are met. Corio has legal and fiscal opinions which state we have good grounds to defend our position. We therefore consider it unlikely that this will lead to amounts tax payable.

The Spanish tax authorities have made their assessment that the sale and purchase transaction, carries out in 2009 through which Corio acquired the shares of one of our Spanish entities, was subject to transfer tax and proposed a settlement of € 10.3 million of tax payable (including late-payment interest and penalty). We are legally contesting this assessment in which we have strong defence arguments. We therefore consider it unlikely that this will lead to amounts tax payable.

36 CORIO HALF-YEAR REPORT 2014

14 RELATED PARTIES

Qualifying as related parties of the Group are its subsidiaries, joint arrangements, associates, members of the Supervisory Board and Management Board and Stichting Pensioenfonds ABP (through direct and indirect holdings). Transactions with related parties take place at arm’s length.

Members and close family members of the Supervisory Board and Management Board do not have any material interest in Corio’s voting shares and do not have options on the shares. In 2011 one of the Management Board members (B.A. van der Klift) purchased Eurobonds with a nominal value of € 30,000 which were placed by the company at an 4.625% interest rate in October 2010. Mr. Carrafiell (member of the Supervisory Board) is a partner at GreenOak Real Estate. GreenOak Real Estate acts as a consultant with regard to one of Corio’s projects. In this regard Mr. Carrafiell did not take part in the deliberations and decision-making regarding these topics in the Supervisory Board, nor did the Company share any information for decision-making with him, in accordance with article 11 of the Supervisory Board rules. In the first six months of 2014 Corio paid an amount of € nil (2013: € 0.12 million) to GreenOak Real Estate. Access to Quality, of which Mr. Van den Berg (member of the Supervisory Board) is one of the owners, has advised Corio on some projects. The related amount Corio paid in the first six months of 2014 is € 0.07 million (2013: € 0.05 million). The Group has not granted any loans to the members of the Supervisory Board and Management Board. Pursuant to the Dutch Authority on Financial Supervision, the members of the Supervisory Board and Management Board of Corio report that they held no personal interest in the Company’s investments in 2014.

To the best of Corio’s knowledge, ABP is the only shareholder which can be considered a related party within the meaning of the Decree on the Supervision of the Conduct of Financial Undertakings (under the WFT) in that it holds more than 20% of the voting rights conferred by Corio shares. ABP acts as pension fund provider for a number of employees. In 2010, this agreement was extended by five years. The pension contributions are determined according to the ABP retirement plans. During the first six months of 2014, these contributions amounted to € 0.5 million (2013: € 0.5 million). In 2009, Corio contracted a floating-rate inflation linked loan of € 200 million for seven years from a subsidiary of ABP. The balance of this loan as per 30 June 2014 amounts to € 217.4 million (2013: € 216.6 million) and the interest expense for the six months ended 30 June 2014 amounts to € 0.8 million (six-months ended 30 June 2013: € 5.3 million). As per 30 June 2014 Corio has a loan receivable of € 86 million (2013: € 86 million) toward its joint arrangements International Shopping Centre Investment S.A. (Porta di Roma). An amount of € 2.3 million (2013: € 2.2 million) is received as interest income on this loan.

OTHER INFORMATION

EVENTS AFTER THE REPORTING PERIOD

Klépierre and Corio announced on 29 July 2014 that they have reached conditional agreement to create the leading pure play retail property company in Europe. For more details we refer to our website (www.corio-eu.com).

37 CORIO HALF-YEAR REPORT 2014

REVIEW REPORT

TO: THE MANAGEMENT BOARD AND SUPERVISORY BOARD OF CORIO N.V.

INTRODUCTION

We have reviewed the accompanying condensed consolidated interim financial information for the six-month period ended 30 June 2014 of Corio N.V., Utrecht, which comprises the condensed consolidated statement of financial position as at 30 June 2014, the condensed consolidated income statement, the condensed consolidated statement of comprehensive income, the condensed consolidated statement of changes in equity, the condensed consolidated statement of cash flows and the selected explanatory notes for the six-month period then ended. The Management Board is responsible for the preparation and presentation of this condensed consolidated interim financial information in accordance with IAS 34, ‘Interim Financial Reporting’ as adopted by the European Union. Our responsibility is to express a conclusion on this condensed consolidated interim financial information based on our review.

SCOPE

We conducted our review in accordance with Dutch law including standard 2410, Review of Interim Financial Information Performed by the Independent Auditor of the company. A review of interim financial information consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with auditing standards and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

CONCLUSION

Based on our review, nothing has come to our attention that causes us to believe that the accompanying condensed consolidated interim financial information as at 30 June 2014 is not prepared, in all material respects, in accordance with IAS 34, ‘Interim Financial Reporting’ as adopted by the European Union.

Amsterdam, 6 August 2014

PricewaterhouseCoopers Accountants N.V.

Original version signed by drs. P.J. van Mierlo RA

38 CORIO HALF-YEAR REPORT 2014

17	SELECTED CONSOLIDATED FINANCIAL STATEMENTS OF KLÉPIERRE

17.1	Basis for preparation

In accordance with the Decree, selected consolidated financial information of Klépierre has been included in this Section 17 (Selected Consolidated Financial Statements Of Klépierre), comprising summaries of the consolidated statements of financial position, consolidated income statements and the consolidated statement of cash flows for the financial year 2013 and 2012.

The selected consolidated financial information of Klépierre for the financial year 2012 has been audited by Mazars and Deloitte jointly, and for the financial year 2013 by Deloitte, which issued an independent auditor’s report thereon, without qualification, on 1 March 2013 and 7 March 2014, respectively.

The consolidated financial statements of Klépierre from which the selected consolidated financial information has been derived were prepared in accordance with the International Financial Reporting Standards issued by the International Accounting Standards Board, as adopted by the European Commission, and in accordance with Articles L. 233-16 et seq. of the French commercial code.

The selected consolidated financial information set out below contains summaries, only of the consolidated statements of financial position, the consolidated income statements, and the consolidated statement of cash flows, excluding related note disclosures and a description of significant accounting policies.

For a better understanding of Klépierre’s financial position, income and cash flows, the selected consolidated financial information should be read in conjunction with the unabbreviated audited consolidated financial statements for the financial year 2013 as included in 18 (Financial statement of Klépierre for 2013). The half-year report of Klépierre for 2014 is included in Section 19 (Interim Financial Information of Klépierre for 2014).

17.2	Selected Consolidated Financial Statements of Klépierre

Basis for preparation

The selected consolidation financial information for the financial years 2012 and 2013 has been derived from the consolidated financial statements for the financial year 2013 as audited by Deloitte & Associés and Mazars which issued an independent auditors’ report, without qualification, on March 5, 2014.

The consolidated financial statements from which the selected consolidated financial information has been derived were prepared in accordance with the International Financial Reporting Standards issued by the International Accounting Standards Board, as adopted by the European Union.

The selected consolidated financial information set out below contains the consolidated statement of financial position, the consolidated statement of comprehensive income and the consolidated cash flows statement, excluding related note disclosures and a description of significant accounting policies. As to the notes to the consolidated statement of financial position, the consolidated statement of comprehensive income of the financial year 2013, reference is made to the Registration Document, pages 221 – 222.

Selected consolidated financial information statements relating to the financial years ended 31 December 2013 and 2012

Comprehensive income statement

in thousands of euros	12/31/2013	12/31/2012

Lease income	1 009 186	992 121
Land expenses (real estate)	-7 857	-7 159
Non-recovered rental expenses	-42 655	-44 236
Building expenses (owner)	-65 912	-56 935

Net rents	892 762	883 791

Management, administrative and related income	78 187	90 329
Other operating revenue	19 323	14 108
Survey and research costs	-4 431	-2 413
Payroll expenses	-122 424	-120 475
Other general expenses	-44 362	-43 568
Depreciation and impairment allowance on investment property	-392 791	-374 603
Depreciation and impairment allowance on intangible assets and property, plant and equipment	-11 348	-10 932
Provisions	-1 071	307

Proceeds from disposal of investment properties and equity investments	492 282	609 847
Net book value of investment properties and equity investments sold	-318 905	-405 018
Income from the disposal of investment properties and equity investments	173 377	204 829

Operating income	587 222	641 374

Net dividends and provisions on non-consolidated investments	15	-16
Financial income	97 704	134 311
Financial expenses	-424 425	-452 021
Net cost of debt	-326 721	-317 709
Change in the fair value of financial instruments	-94 203	-41 589
Effect of discounting	0	0
Share in earnings of equity method investees	1 705	1 499

Profit before tax	168 018	283 559

Corporate income tax	-30 998	-21 666

Net income of consolidated entity	137 020	261 892

Of which
Group share	53 601	166 587
Non-controlling interests	83 419	95 305

Undiluted average number of shares	195 400 982	191 271 591
Undiluted comprehensive earnings per share (euro)	0,3	0,9
Diluted average number of shares	195 400 982	191 271 591
Diluted comprehensive earnings per share (euro)	0,3	0,9

in thousands of euros	12/31/2013	12/31/2012

Net income of consolidated entity	137 020	261 892

Other comprehensive income items recognized directly as equity	137 974	10 753

Effective portion of profits and losses on cash flow hedging instruments (IAS 39)	249 744	-57 264
Translation profits and losses	-70 817	54 134
Tax on other comprehensive income items	-44 400	10 290
Items that will be reclassified subsequently to profit or loss	134 527	7 160

Income from sales of treasury shares	3 447	3 593
Actuarial gains	—	—
Items that will not be reclassified subsequently to profit or loss	3 447	3 593

Share of other comprehensive income items of equity method investees	—	—

Total comprehensive income	274 994	272 645
Of which
Group share	198 850	170 699
Non-controlling interests	76 144	101 946

Undiluted comprehensive earnings per share (euro)	1,0	0,9
Diluted comprehensive earnings per share (euro)	1,0	0,9

Consolidated statement of financial position

in thousands of euros	12/31/2013	12/31/2012

Goodwill	133 757	135 325
Intangible assets	37 394	33 805
Property, plant and equipment and work in progress	15 339	31 482
Investment property	9 847 578	11 301 038
Investment property under construction	317 002	446 270
Equity method securities	19 910	19 789
Other non-current assets	15 528	17 055
Non-current derivatives	118 703	153 632
Deferred tax assets	57 709	106 691

NON-CURRENT ASSETS	10 562 920	12 245 087

Investment property held for sale	1 115 816	73 148
Investment held for sale	7 957	0
Inventory	433	389
Trade accounts and notes receivable	113 242	133 165
Other receivables	227 612	271 252
Tax receivables	32 203	33 533
Other debtors	195 409	237 719
Current derivatives	0	0
Cash and cash equivalents	142 368	206 014

CURRENT ASSETS	1 607 428	683 968

TOTAL ASSETS	12 170 347	12 929 055

Share capital	279 259	279 259
Additional paid-in capital	1 773 630	1 773 630
Legal reserves	27 926	26 551
Consolidated reserves	-45 027	-35 988
Treasury shares	-93 500	-99 211
Hedging reserves	-181 861	-371 065
Other consolidated reserves	230 334	434 288
Consolidated earnings	53 601	166 587
Shareholders’ equity, group share	2 089 390	2 210 040
Non-controlling interests	1 308 065	1 410 684

SHAREHOLDERS’ EQUITY	3 397 455	3 620 725

Non-current financial liabilities	5 343 915	6 699 826
Long-term provisions	13 937	13 417
Pension commitments	14 682	16 169
Non-current derivatives	173 389	419 327
Security deposits and guarantees	148 727	141 704
Deferred tax liabilities	365 968	420 907

NON-CURRENT LIABILITIES	6 060 617	7 711 350

Current financial liabilities	2 127 884	1 004 004
Bank facilities	31 334	39 276
Trade payables	110 890	122 080
Payables to fixed asset suppliers	44 943	49 805
Other liabilities	208 095	261 639
Current derivatives	103 868	40 740
Social and tax liabilities	85 262	79 437
Short-term provisions	0	0

CURRENT LIABILITIES	2 712 275	1 596 981

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	12 170 347	12 929 055

Consolidated cash flow statement

in thousands of euros	12/31/2013	12/31/2012

Cash flows from operating activities

Net income from consolidated companies	137 020	261 892
Elimination of expenditure and income with no cash effect or not related to operating activities
• Depreciation, amortization and provisions	405 516	389 187
• Capital gains and losses on asset disposals net of taxes and deferred taxes	-142 347	-207 860
• Reclassification of financial interests and other items	461 138	399 819

Gross cash flow from consolidated companies	861 327	843 038

Paid taxes	-27 535	-40 526
Change in operating working capital requirement	-7 378	20 091

Net cash flows from operating activities	826 415	822 603

Cash flows from investing activities

Income from sales of investment properties	292 368	604 421
Income from sales of other fixed assets	480	427
Income from disposals of subsidiaries (net of cash disposed)	163 627	15 184
Acquisitions of investment properties	-128 385	-91 019
Acquisition costs of investment properties	-1 651	-1 628
Payments in respect of construction work in progress	-190 227	-392 821
Acquisitions of other fixed assets	-17 316	-13 874
Acquisitions of subsidiaries through deduction of acquired cash	-87 178	-39 359
Issuing/repayment of loans and advance payments granted and other investments	-49 067	48 889

Net cash flows from investing activities	-17 349	130 219

Cash flows from financing activities

Dividends paid to the parent company’s shareholders (1)	-292 931	-51 097
Dividends paid to non-controlling interests	-93 263	-95 271
Capital increase	—	—
Repayment of share premium	—	—
Acquisitions/disposal of treasury shares	5 711	-1 409
New loans, borrowings and hedging instruments	1 261 194	2 538 981
Repayment of loans, borrowings and hedging instruments	-1 313 450	-3 053 594
Interest paid	-348 858	-427 116
Other cash flows related to financing activities (2)	-78 245	111 969

Net cash flows from financing activities	-859 842	-977 536

Effect of foreign exchange rate changes on cash and cash equivalents	-4 929	3 298

CHANGE IN CASH AND CASH EQUIVALENTS	-55 704	-21 417

Cash at year-start	166 738	188 154

Cash at year-end	111 035	166 738

(1)	Dividend paid in 2012 for 268.8 million euros of which only 51.1 million euros was in cash
(2)	Cash Flow resulting from the change of in the ownership interest in Claye-Souilly in FY 2012 and IGC Italy and Klemurs (France) in FY 2013 without loss of control

Independent auditors opinion on the selected consolidated financial information of Klépierre

To the Shareholders,

The accompanying selected consolidated financial information, which comprise the summary consolidated statements of financial position as at 31 December 2012 and 2013, the summary consolidated income statements and summary consolidated statements of cash flows for years then ended, are derived from the audited consolidated financial statements 2012 and 2013 of Klépierre. We expressed unqualified audit opinions on those financial statements in our reports dated 1 March 2013 and 5 March 2014, respectively. Those financial statements, and the selected consolidated financial information, do not reflect the effects of events that occurred subsequent to the date of our reports on those financial statements.

The selected consolidated financial information does not contain all the disclosures required by International Financial Reporting Standards as adopted by the European Union. Reading the selected consolidated financial information, therefore, is not a substitute for reading the audited consolidated financial statements of Klépierre.

Management’s responsibility

Management is responsible for the preparation of the summary of the audited financial statements in accordance with the criteria described in paragraph 17.2 Basis for preparation in the offer memorandum.

Auditor’s responsibility

Our responsibility is to express an opinion on the selected consolidated financial information based on our procedures, which were conducted in accordance with International Standard on Auditing (ISA) 810 (Revised and Redrafted), “Engagements to Report on Summary Financial Statements.”

Opinion

In our opinion, the selected consolidated financial information derived from the audited consolidated financial statements 2012 and 2013 of Klépierre is consistent, in all material respects, with those financial statements, in accordance with the criteria as set out in paragraph 17.2 Basis for preparation in the offer memorandum.

Paris-La-Défense and Neuilly-sur-Seine, October 24, 2014

The statutory auditors

Mazars Gilles Magnan	Deloitte & Associés Joël Assayah

18	FINANCIAL STATEMENT OF KLEPIERRE FOR 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

6.1.	Consolidated statement of comprehensive income (EPRA model)	243

6.2.	Consolidated statement of financial position (EPRA model)	245

6.3.	Consolidated cash flow statement (EPRA model)	247

6.4.	Statement of changes in consolidated equity as of December 31, 2013	248

6.5.	Notes to the consolidated financial statements	249

6.6.	Statutory Auditors’ report on the consolidated financial statements	307

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (EPRA MODEL)

6.1.	CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME EPRA MODEL

(in thousands of euros)	Notes	12/31/2013	12/31/2012
LEASE INCOME	6.1	1 009 186	992 121
Land expenses (real estate)	6.2	-7 857	-7 159
Non-recovered rental expenses	6.3	-42 655	-44 236
Building expenses (owner)	6.4	-65 912	-56 935
NET RENTS		892 762	883 791
Management, administrative and related income		78 187	90 329
Other operating revenue	6.5	19 323	14 108
Survey and research costs		-4 431	-2 413
Payroll expenses	10.1	-122 424	-120 475
Other general expenses		-44 362	-43 568
Depreciation and impairment allowance on investment property	6.6	-392 791	-374 603
Depreciation and impairment allowance on intangible assets and property, plant and equipment	6.6	-11 348	-10 932
Provisions		-1 071	307
Proceeds from disposal of investment properties and equity investments	6.7	492 282	609 847
Net book value of investment properties and equity investments sold	6.7	-318 905	-405 018
Income from the disposal of investment properties and equity investments		173 377	204 829
OPERATING INCOME		587 222	641 374
Net dividends and provisions on non-consolidated investments		15	-16
Financial income		97 704	134 311
Financial expenses		-424 425	-452 021
Net cost of debt	6.8	-326 721	-317 709
Change in the fair value of financial instruments		-94 203	-41 589
Effect of discounting		—	—
Share in earnings of equity method investees	5.8	1 705	1 499
PROFIT BEFORE TAX		168 018	283 559
Corporate income tax	7	-30 998	-21 666
NET INCOME OF CONSOLIDATED ENTITY		137 020	261 892
Of which
Group share		53 601	166 587
Non-controlling interests		83 419	95 305
Undiluted average number of shares		195 400 982	191 271 591
Undiluted comprehensive earnings per share (euro)		0.3	0.9
Diluted average number of shares		195 400 982	191 271 591
Diluted comprehensive earnings per share (euro)		0.3	0.9

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (EPRA MODEL)

(in thousands of euros)	12/31/2013	12/31/2012
NET INCOME OF CONSOLIDATED ENTITY	137 020	261 892
Other comprehensive income items recognized directly as equity	137 974	10 753
• Effective portion of profits and losses on cash flow hedging instruments (IAS 39)	249 744	-57 264
• Translation profits and losses	-70 817	54 134
• Tax on other comprehensive income items	-44 400	10 290
Items that will be reclassified subsequently to profit or loss	134 527	7 160
• Income from sales of treasury shares	3 447	3 593
• Actuarial gains	—	—
Items that will not be reclassified subsequently to profit or loss	3 447	3 593
Share of other comprehensive income items of equity method investees	—	—

TOTAL COMPREHENSIVE INCOME	274 994	272 645

Of which
Group share	198 850	170 699
Non-controlling interests	76 144	101 946
Undiluted comprehensive earnings per share (euro)	1.0	0.9
Diluted comprehensive earnings per share (euro)	1.0	0.9

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

CONSOLIDATED STATEMENT OF FINANCIAL POSITION (EPRA MODEL)

6.2.	CONSOLIDATED STATEMENT OF FINANCIAL POSITION EPRA MODEL

ASSETS

(in thousands of euros)	Notes	12/31/2013	12/31/2012
Goodwill	5.1	133 757	135 325
Intangible assets	5.2	37 394	33 805
Property, plant and equipment and work in progress	5.3	15 339	31 482
Investment property	5.4	9 847 578	11 301 038
Investment property under construction	5.5	317 002	446 270
Equity method securities	5.8	19 910	19 789
Other non-current assets	5.9	15 528	17 055
Non-current derivatives	5.16	118 703	153 632
Deferred tax assets	7	57 709	106 691
NON-CURRENT ASSETS		10 562 920	12 245 087
Investment property held for sale	5.6	1 115 816	73 148
Investment held for sale	5.7	7 957	—
Inventory	5.10	433	389
Trade accounts and notes receivable	5.11	113 242	133 165
Other receivables	5.12	227 612	271 252
• Tax receivables		32 203	33 533
• Other debtors		195 409	237 719
Current derivatives	5.16	—	—
Cash and cash equivalents	5.13	142 368	206 014
CURRENT ASSETS		1 607 428	683 968

TOTAL ASSETS		12 170 347	12 929 055

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

CONSOLIDATED STATEMENT OF FINANCIAL POSITION (EPRA MODEL)

LIABILITIES

(in thousands of euros)	Notes	12/31/2013	12/31/2012
Share capital		279 259	279 259
Additional paid-in capital		1 773 630	1 773 630
Legal reserves		27 926	26 551
Consolidated reserves		-45 027	-35 988
• Treasury shares		-93 500	-99 211
• Hedging reserves		-181 861	-371 065
• Other consolidated reserves		230 334	434 288
Consolidated earnings		53 601	166 587
Shareholders’ equity, group share		2 089 390	2 210 040
Non-controlling interests		1 308 065	1 410 684
SHAREHOLDERS’ EQUITY	5.14	3 397 455	3 620 725
Non-current financial liabilities	5.15	5 343 915	6 699 826
Long-term provisions	5.17	13 937	13 417
Pension commitments	10.3	14 682	16 169
Non-current derivatives	5.16	173 389	419 327
Security deposits and guarantees		148 727	141 704
Deferred tax liabilities	7	365 968	420 907
NON-CURRENT LIABILITIES		6 060 617	7 711 350
Current financial liabilities	5.15	2 127 884	1 004 004
Bank facilities	5.13	31 334	39 276
Trade payables		110 890	122 080
Payables to fixed asset suppliers		44 943	49 805
Other liabilities	5.18	208 095	261 639
Current derivatives	5.16	103 868	40 740
Social and tax liabilities	5.18	85 262	79 437
Short-term provisions		—	—
CURRENT LIABILITIES		2 712 275	1 596 981

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		12 170 347	12 929 055

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

CONSOLIDATED CASH FLOW STATEMENT (EPRA MODEL)

6.3.	CONSOLIDATED CASH FLOW STATEMENT (EPRA MODEL)

(in thousands of euros)	12/31/2013	12/31/2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income from consolidated companies	137 020	261 892
Elimination of expenditure and income with no cash effect or not related to operating activities
• Depreciation, amortization and provisions	405 516	389 187
• Capital gains and losses on asset disposals net of taxes and deferred taxes	-142 347	-207 860
• Reclassification of financial interests and other items	461 138	399 819
Gross cash flow from consolidated companies	861 327	843 038
Paid taxes	-27 535	-40 526
Change in operating working capital requirement	-7 378	20 091
NET CASH FLOWS FROM OPERATING ACTIVITIES	826 415	822 603
CASH FLOWS FROM INVESTING ACTIVITIES
Income from sales of investment properties	292 368	604 421
Income from sales of other fixed assets	480	427
Income from disposals of subsidiaries (net of cash disposed)	163 627	15 184
Acquisitions of investment properties	-128 385	-91 019
Acquisition costs of investment properties	-1 651	-1 628
Payments in respect of construction work in progress	-190 227	-392 821
Acquisitions of other fixed assets	-17 316	-13 874
Acquisitions of subsidiaries through deduction of acquired cash	-87 178	-39 359
Issuing/repayment of loans and advance payments granted and other investments	-49 067	48 889
NET CASH FLOWS FROM INVESTING ACTIVITIES	-17 349	130 219
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid to the parent company’s shareholders(1)	-292 931	-51 097
Dividends paid to non-controlling interests	-93 263	-95 271
Capital increase	—	—
Repayment of share premium	—	—
Acquisitions/disposal of treasury shares	5 711	-1 409
New loans, borrowings and hedging instruments	1 261 194	2 538 981
Repayment of loans, borrowings and hedging instruments	-1 313 450	-3 053 594
Interest paid	-348 858	-427 116
Other cash flows related to financing activities(2)	-78 245	111 969
NET CASH FLOWS FROM FINANCING ACTIVITIES	-859 842	-977 536
Effect of foreign exchange rate changes on cash and cash equivalents	-4 929	3 298
CHANGE IN CASH AND CASH EQUIVALENTS	-55 704	-21 417
Cash at year-start	166 738	188 154
Cash at year-end	111 035	166 738

(1)	Dividend paid in 2012 for 268.8 million euros of which only 51.1 million euros was in cash.
(2)	Cash Flow resulting from the change of in the ownership interest in Claye-Souilly in FY 2012 and IGC Italy and Klémurs (France) in FY 2013 without loss of control.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

STATEMENT OF CHANGES IN CONSOLIDATED EQUITY AS OF DECEMBER 31, 2013

6.4.	STATEMENT OF CHANGES IN CONSOLIDATED EQUITY AS OF DECEMBER 31, 2013

(in thousands of euros)	Capital	Capital related reserves	Treasury stock	Hedging reserves	Consolidated reserves	Equity, group share	Equity, non- controlling interests	Total equity
EQUITY AT 12/31/2011	265 507	1 596 521	-101 088	-327 941	664 182	2 097 181	1 326 040	3 423 221
Share capital transactions	13 751	203 661				217 412		217 412
Share-based payments								—
Treasury share transactions			1 877			1 877		1 877
Dividends					-268 755	-268 755	-95 271	-364 026
Net income for the period					166 587	166 587	95 305	261 892
Gains and losses recognized directly in equity						—		—
• Income from sales of treasury shares					3 597	3 597	-4	3 593
• Income from cash flow hedging				-52 320		-52 320	-4 944	-57 264
• Translation profits and losses					43 762	43 762	10 372	54 134
• Tax on other comprehensive income items				9 288	-215	9 073	1 217	10 290
Other comprehensive income items	—	—	—	-43 032	47 144	4 112	6 641	10 753
Changes in the scope of consolidation				-92	-16 403	-16 495	104 084	87 589
Other movements					8 120	8 120	-26 115	-17 995
EQUITY AT 12/31/2012	279 259	1 800 181	-99 211	-371 065	600 876	2 210 040	1 410 684	3 620 725
Share capital transactions		1 375			-1 375	—		—
Share-based payments						—		—
Treasury share transactions			5 711			5 711		5 711
Dividends					-292 931	-292 931	-93 263	-386 194
Net income for the period					53 601	53 601	83 419	137 020
Gains and losses recognized directly in equity						—		—
• Income from sales of treasury shares					3 418	3 418	29	3 447
• Income from cash flow hedging				236 556		236 556	13 188	249 744
• Translation profits and losses					-53 801	-53 801	-17 016	-70 817
• Actuarial gain or loss						—		—
• Tax on other comprehensive income items				-40 924		-40 924	-3 476	-44 400
Other comprehensive income items	—	—	—	195 632	-50 383	145 249	-7 275	137 974
Changes in the scope of consolidation				-6 428	-29 300	-35 728	-59 813	-95 541
Other movements					3 447	3 447	-25 686	-22 239
EQUITY AT 12/31/2013	279 259	1 801 556	-93 500	-181 861	283 935	2 089 389	1 308 065	3 397 455

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6.5.	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SIGNIFICANT EVENTS OF THE FISCAL YEAR 2013	189
1.1.	Investments	189
1.2.	Disposals	189
1.3.	Dividend	189
1.4.	Debt	189

NOTE 2.	ACCOUNTING PRINCIPLES AND METHODS	189
2.1.	Corporate reporting	189
2.2.	Principles of financial statement preparation	189
2.3.	Consolidated financial statements – basis of preparation	192
2.4.	Use of material judgments and estimates	192
2.5.	Options used under IFRS 1	192
2.6.	Scope and method of consolidation	193
2.7.	Accounting for business combinations	193
2.8.	Translation of foreign currencies	194
2.9.	Intangible assets	194
2.10.	Investment property	194
2.11.	Investment property held for sale	195
2.12.	Impairment of assets	195
2.13.	Inventory	197
2.14.	Leases	197
2.15.	Trade and other receivables	198
2.16.	Borrowing costs	198
2.17.	Provisions and contingent liabilities	198
2.18.	Current and deferred taxes	198
2.19.	Treasury shares	199
2.20.	Distinction between liabilities and equity	199
2.21.	Financial assets and liabilities	199
2.22.	Employee benefits	200
2.23.	Share-based payments	201
2.24.	Segment information	201
2.25.	Net earnings per share	201

NOTE 3.	SEGMENT INFORMATION	202
3.1.	Segment income statement at December 31, 2013	202
3.2.	Net book value of investment property by operating segment	204
3.3.	Investment by operating segment	204
3.4.	Customer receivables by operating segment	204

NOTE 4.	SCOPE OF CONSOLIDATION	205

NOTE 5.	NOTES TO THE FINANCIAL STATEMENTS: BALANCE SHEET	211
5.1.	Goodwill	211
5.2.	Intangible assets	211
5.3.	Property, plant and equipment and work in progress	212
5.4.	Investment property	212
5.5.	Investment property under construction	213
5.6.	Investment property held for sale	213
5.7.	Investment held for sale	214
5.8.	Investment in associates	214
5.9.	Other non-current assets	214
5.10.	Inventory	214
5.11.	Trade accounts and notes receivable	214

5.12.	Other receivables	215
5.13.	Cash and cash equivalents	215
5.14.	Shareholders’ equity	215
5.15.	Current and non-current financial liabilities	216
5.16.	Hedging instruments	218
5.17.	Long-term provisions	220
5.18.	Social and tax liabilities and other liabilities	220

NOTE 6.	NOTES TO THE FINANCIAL STATEMENTS: COMPREHENSIVE INCOME STATEMENT	221
6.1.	Lease income	221
6.2.	Land expenses (real estate)	221
6.3.	Non-recovered rental expenses	221
6.4.	Owners’ building expenses	221
6.5.	Other operating revenue	221
6.6.	Depreciation and impairment allowance on investment property, tangible and intangible assets	221
6.7.	Income from disposals of investment properties and equity interests	221
6.8.	Net cost of debt	222

NOTE 7.	TAXES	222

NOTE 8.	EXPOSURE TO RISKS AND HEDGING STRATEGY	224
8.1.	Interests rate risk	224
8.2.	Liquidity risk	227
8.3.	Currency risk	227
8.4.	Counterparty risk	227
8.5.	Equity risk	227

NOTE 9.	FINANCE AND GUARANTEE COMMITMENTS	228
9.1.	Commitments given	228
9.2.	Commitments received	229
9.3.	Shareholders’ agreements	230
9.4.	Commitments under operating leases – lessors	231
9.5.	Retention commitments	232

NOTE 10.	EMPLOYEE COMPENSATION AND BENEFITS	233
10.1.	Payroll expenses	233
10.2.	Employees	233
10.3.	Employee benefits	233
10.4.	Stock options	235
10.5.	Free shares	236

NOTE 11.	ADDITIONAL INFORMATION	238
11.1.	Disclosures about the fair value model	238
11.2.	Transactions with related parties	243
11.3.	Contingent liabilities	244
11.4.	Post-balance sheet date events	244
11.5.	Statutory Auditors’ fees	245
11.6.	Identity of the consolidating companies	245

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT EVENTS OF THE FISCAL YEAR 2013

1.1. Investments

During the first semester the Group acquired 15.89% of the share capital of Klémurs and its subsidiaries for a total amount of 33.9 million euros, including acquisition costs (see note 4).

On November 29, 2013, the Group acquired the remaining 50% of the Odysseum shopping center in Montpellier (SCI Odysseum place de France) held by Icade and 100% of SCI Odysseum 2. Following this transaction, Klépierre owns 100% of this shopping center (see note 4).

On December 5, 2013, the Group acquired 16.7% of the Italian company IGC from the company Finiper, increasing its share in the subsidiary to 88% (see note 4).

The main investments of the period concern France (Clermont Jaude, Bègles – Rives d’Arcins and Claye-Souilly for respectively 52 million euros, 23.6 million euros and 11.6 million euros) and Sweden (Kristianstad and Emporia for respectively 48.4 million euros and 21.7 million euros).

1.2. Disposals

Disposals for the year amount to 469.5 million euros and concern mainly:

•	the investment property located at 21 avenue Kléber and the company’s business premises located at 21, rue La Pérouse;

•	the investment property located at 7 rue Meyerbeer in Paris;

•	the investment property located at 192 avenue Charles-de-Gaulle in Neuilly-sur-Seine;

•	the Lomme shopping center;

•	50% of the Norwegian shopping center Nordbyen;

•	4 shopping centers located in Norway (Halden Storsenter, Torvbyen, Stovner Senter and Markedet).

On December 16 2013, Klépierre announced it has signed a memorandum of understanding for the proposed disposal of a portfolio of 127 Carrefour-anchored retail galleries to a consortium led by Carrefour and capitalized by institutional investors for 2.01 billion euros.

1.3. Dividend

On April 11, 2013, the shareholders meeting approved the payout of a 1.50 euro per share dividend in respect of 2012 fiscal year, and proposed a cash payment. Cash dividend payments totaled 292.9 million euros.

1.4. Debt

Klépierre obtained a syndicated loan for 750 million euros with maturity in 2018 from a group of 16 leading banks. During the second semester, Klépierre also obtained 3 bilateral loans for an amount of 300 million euros. These lines are undrawn.

These new loans allowed Klépierre to waive 2 bilateral credit lines granted by BNP Paribas that have not been drawn: one for 500 million euros with maturity in March 2016 and another for 500 million euros with maturity in March 2018.

In Scandinavia, the Group refinanced a mortgage loan of 390 million Norwegian kroner (50 million euros) through a bond issue for the same amount.

The disposal of a portfolio of 4 assets in Scandinavia enabled the repayment of several mortgage loans for the amount of 1.5 billion Norwegian kroner. The maturity of a 600 million Norwegian kroner bond was partially covered by a new unsecured issue of 300 million Norwegian kroner. Steen & Strøm also arranged a credit line of 300 million Norwegian kroner as base-up for commercial paper issuances.

NOTE 2. ACCOUNTING PRINCIPLES AND METHODS

2.1. Corporate reporting

Klépierre is a French corporation (société anonyme or SA) subject to French company legislation, and more specifically the provisions of the French Commercial Code. The Company’s registered office is located at 21 avenue Kléber in Paris.

On January 27, 2014, the Executive Board approved the Klépierre SA consolidated financial statements for the period from January 1 to December 31, 2013 and authorized their publication.

Klépierre shares are traded on the Euronext Paris™ market (Compartment A).

2.2. Principles of financial statement preparation

In accordance with Regulation (EC) No. 1126/2008 of November 3, 2008 on the application of international accounting standards, the Klépierre group consolidated financial statements to December 31, 2013 have been prepared in accordance with IFRS published by the IASB, as adopted by the European Union and applicable on that date.

The IFRS framework as adopted by the European Union includes the IFRS (International Financial Reporting Standards), the IAS (International Accounting Standards) and their interpretations (SIC and IFRIC).

This framework is available on the website: http://ec.europa.eu/internal_market/accounting/ias/index_en.htm

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements to December 31, 2013 are presented in the form of complete accounts including all the information required by the IFRS framework.

2.2.1. Standards, amendments and applicable interpretations as of January 1st, 2013

The accounting principles applied to the consolidated financial statements as of December 31, 2013 are identical to those used in the consolidated financial statements as of December 31, 2012, with the exception of the adoption of the following new standards and interpretations, for which application is mandatory for the Group:

•	Amendment to IAS 1: Presentation of Financial Statements – Presentation of Items of Other Comprehensive Income;

•	Amendment to IAS 12: Deferred Tax – Recovery of Underlying Assets;

•	Amendment to IAS 19: Employee Benefits;

•	Amendment to IFRS 7: Disclosures – Offsetting Financial Assets and Financial Liabilities;

•	Amendment to IFRS 1: Severe Hyperinflation and Removal of Fixed Dates for First-time Adopters;

•	IFRS 13: Fair Value Measurement;

•	Annual improvements (2009-2011 cycle): Annual improvements of IFRS (2009-2011 cycle)

IAS 1 “Presentation of Financial Statements”

IAS 16 “Property, Plant and Equipment”

IAS 32 “Financial Instruments: Presentation”

IAS 34 “Interim Financial Reporting”

These amendments had no significant impact on the Group’s financial statements at December 31, 2013 except for IAS 19 amendment and IFRS 13.

The first time application of IAS 19 amendment resulted in the recognition in equity of actuarial gains and losses balance amounting to 904 thousand euros at December 31, 2012.

According to IFRS 13, the fair values are classified by level in the fair value hierarchy:

•	the instrument is quoted in an active market (Level 1);

•	the valuation uses measurement techniques based on observable inputs, either directly (price) or indirectly (derived from price) (Level 2);

•	at least one significant component of the fair value is based on unobservable inputs (Level 3).

All derivatives held by the Group were classified as level 2 instruments.

The valuation of the derivatives was done taking into account the “Credit Valuation Adjustment” and the “Debit Valuation Adjustment” accordingly to IFRS 13. The impact is a positive fair value adjustment of 1 483 thousand euros in the result of the period on the item “Change in the fair value of financial instruments”.

CVA, calculated for a given counterparty, is the product of:

•	the total market value the Group has with this counterparty, in case it is positive;

•	the probability of default of this counterparty. This probability of default is taken from rating agencies for a maturity of five years;

•	and the loss given default set at 60% following market standard.

DVA, corresponds to the loss that the Group’s counterparties may face in case of the Group’s default. It is the product of:

•	the total market value the Group has with a counterparty, in case it is negative, to which an add-on of 1% of the notional is applied;

•	the probability of default of the Group. The Group’s probability of default is taken form rating agencies for a maturity of five years;

•	and the loss given default set at 60% following market standard.

Fair values of investment properties used for impairment tests realized on assets are classified in level 3 (see note 2.12.2).

Further to the application of the standard IFRS 13, there was no change in the appraisers’ valuation method but additional information will be given in the notes. Consequently, quantitative information on the assumptions used for the determination of the fair values of the investment properties is presented note 5.4.

2.2.2. Standards, amendments and interpretations of not compulsory application as from January 1st, 2013

Klépierre has not applied early the new standards, amendments and interpretations adopted by the European Union where application in 2013 was optional. This applies to the following standards:

•	Amendment to IAS 27: Separate Financial Statements;

•	Amendment to IAS 28: Investments in Associates and Joint Ventures;

•	Amendment to IAS 32: Offsetting Financial Assets and Financial Liabilities;

•	IFRS 10: Consolidated Financial Statements;

•	IFRS 11: Joint Arrangements;

•	IFRS 12: Disclosure of Interests in Other Entities;

•	Amendment to IFRS 10, 11, 12: Transaction Guidance;

•	Amendment to IAS 36: Recoverable Amount Disclosures for Non-Financial Assets;

•	Amendment to IFRS 10, IFRS 12 et IAS 27: Investment Entities;

•	Amendment IAS 39 & IFRS 9: Novation of Derivatives and Continuation of Hedge Accounting.

The process of determination by Klépierre of the potential impacts on the consolidated financial statements of the Group is in progress. The impacts estimated for IFRS 10, 11 and 12 are presented in note 2.2.3.

The following standards have been published by the IASB but not yet adopted by the European Union:

•	IFRS 9: Financial Instruments;

•	IFRIC 21: Levies.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.2.3. Assessment of the impact of the new standards

2.2.3.1. IFRS 10 & 11 standards

As part of the mandatory adoption of IFRS 10 and 11 on January 1, 2014, the Group first conducted an analysis of all shareholders agreements in order to evaluate the level of the Group’s control over the assets concerned.

Application of the new standards would lead to the consolidation of 29 companies by the equity method that were previously consolidated by proportional method, in particular the companies owning the shopping centers Le Millénaire in France, Portimão in Portugal, Lonato and Verona in Italy and Åsane and Økern in Norway (see note 4 for an exhaustive list of the concerned companies).

The change in the method of consolidation of the companies concerned does not have any impact on the “Net income of consolidated entity – Group share”.

Following this assessment, the impacts at December 31, 2013 on the consolidated statement of financial position of the Group are estimated as follows:

Balance sheet (in thousands of euros)	Consolidated accounts 12/31/2013	IFRS 10-11 Restatements	Restated consolidated accounts 12/31/2013
ASSETS
Investment properties	11 280 396	-692 466	10 587 930
Equity method securities	19 910	450 651	470 561
Loans granted to equity method investees	—	193 695	193 695
Financial assets and other non-current assets	23 485	2	23 487
Deferred tax assets	57 709	-3 964	53 744
Cash and cash equivalents	142 368	-14 873	127 496
Other items	646 480	-31 433	615 047

TOTAL ASSETS	12 170 347	-98 387	12 071 960

LIABILITIES
Shareholder’s equity	3 397 455	—	3 397 455
Financial liabilities	7 471 798	-65 245	7 406 554
Deferred tax liabilities	365 968	-12 973	352 995
Other items	935 125	-20 169	914 956

TOTAL LIABILITIES	12 170 347	-98 387	12 071 960

At December 31, 2013, the impacts on the main entries in the Group’s income statement are the following:

Income statement (in thousands of euros)	Consolidated accounts 12/31/2013	IFRS 10-11 Restatements	Restated consolidated accounts 12/31/2013
Net rents	892 762	-47 766	844 996
Depreciation and impairment	-392 791	23 497	-369 293
Net cost of debt	-326 721	8 640	-318 081
Corporate income tax	-30 998	1 068	-29 930
Share in earnings of equity method investees	1 705	11 107	12 812
Other items	-6 938	3 454	-3 484
NET INCOME	137 020	0	137 020

2.2.3.2. IFRS 12

As part of the mandatory adoption of IFRS 12 on January 1, 2014, the Group performed an analysis to determine the nature of its interests held in other entities and the associated risks and to distinguish, among the newly equity-consolidated entities, the companies that are jointly controlled from those in which it has significant influence.

The main partnerships of the Klépierre Group are described below.

•	Åsane Storsenter DA and Økern Sentrum Ans

The Group holds 56.10% of the equity shares and voting rights of the holding company holding respectively 49.9% of the company Åsane Storsenter DA and 50% of the company Økern Sentrum. The remaining percentages are held by the partner Nordea for Åsane and the partner Storebrand for Økern. In the 2 partnerships, each partner has the right to elect the same number of members of the Board of Directors. Decisions require the consent of the 2 parties. These companies are thus jointly controlled. As these are joint-ventures, these companies will be consolidated using the equity method starting January 1st 2014.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

•	SCI du Bassin Nord

The company Bassin Nord is jointly held by Klépierre SA and its partner Icade and is jointly managed. The co-managing directors compensation is approved by collective decision of the shareholders, and these latter can only withdraw themselves totally or partially when unanimously authorized by the other associates. Consequently, SCI du Bassin Nord is considered as being jointly controlled and will be consolidated using the equity method.

•	Holding Klege and Klege Portugal

The Group holds 50% of the equity shares and voting rights of the holding company owning 100% of the company Klege Portugal. Each partner has the right to appoint the same number of members to the Board of Directors. The Chairman is appointed for a period of twelve continuous months on an alternating basis with the partner. All decisions are adopted on simple majority. The sub-group is jointly controlled and will be consolidated using the equity method.

•	Clivia 2000 & Galleria Comerciale Il Destriero

The companies Clivia 2000 and Galleria Commerciale Il Destriero are 50% held by the Klépierre Group and its partner Finiper Group. Each shareholder has equal representation within the Board of Directors. The Chairman and the Vice Chairman are appointed for a period of three consecutive years, on an alternating basis with the partner. Consequently, these companies shall be consolidated using the equity method, being considered as a joint-venture.

•	Nordica Hodlco SA (parent company of the Steen & Strøm Group)

Nordica Holdco SA is a company jointly held at 56.10% by the Klépierre Group and 43.9% by the ABP partner. The Group has the right to appoint 3 members to the Board of Directors including the Chairman, whereas the partner can appoint 2 members. This latter has protective rights pursuant to the shareholders agreement and following the analysis of the decisions reserved for the partner. As the Group controls Nordica Holdco it is consolidated by full integration.

2.3. Consolidated financial statements – basis of preparation

The consolidated financial statements include the financial statements of Klépierre SA and its subsidiaries for the period to December 31, 2013. The financial statements of subsidiaries are prepared for the same accounting period as that of the parent company using consistent accounting methods.

The Group’s consolidated financial statements are prepared on the basis of the historical cost principle, with the exception of financial derivatives and available-for-sale financial assets, which are measured at fair value. The book value of assets and liabilities covered by fair-value hedges, which would otherwise be measured at cost, is adjusted to reflect changes in the fair value of the hedged risks.

The consolidated financial statements are presented in euros, with all amounts rounded to the nearest thousand unless otherwise indicated.

2.4. Use of material judgments and estimates

In preparing these consolidated financial statements in accordance with IFRS, the Group management was required to use estimates and make a number of realistic and reasonable assumptions. Some facts and circumstances may lead to changes in these estimates and assumptions, which would affect the value of the Group’s assets, liabilities, equity and earnings.

The principal assumptions made in respect of future events and other sources of uncertainty relating to the use of year-end estimates for which there is a significant risk of material change to the net book values of assets and liabilities in subsequent years are presented below:

Measurement of goodwill

The Group tests goodwill for impairment at least once a year. This involves estimating the value in use of the cash-generating units to which the goodwill is allocated. In order to determine their value in use, Klépierre prepares estimates based on expected future cash flows from each cash-generating unit, and applies a pre-tax discount rate to calculate the current value of these cash flows.

Investment property

The Group appoints independent appraisers to perform half-yearly appraisals of its real estate assets in accordance with the methods described in Note 2.12.2.

The appraisers make assumptions concerning future flows and rates that have a direct impact on the value of the buildings.

Financial instruments

The Group assesses the fair value of the financial instruments it uses in accordance with the standard models practiced on the market and IFRS 13 and described in Note 2.21.4

2.5. Options used under IFRS 1

As part of the first application of the IFRS framework, IFRS 1 provides exemptions from some provisions of other IFRS standards. The application of these exemptions is optional.

For the Group, they relate mainly to:

•	business combinations: non-restatements of business combinations occurring before the date of transition to IFRS;

•	fair value or revaluation as deemed cost: use as deemed cost for property, plant and equipment and investment properties of the fair value applied in the consolidated financial statements in the revaluation carried out on January 1, 2003 following the adoption of SIIC (listed real estate company) status;

•	share-based payment transactions: only plans granted after November 7, 2002 whose rights were not yet vested at January 1, 2005 were recognized as an expense on the income statement.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.6. Scope and method of consolidation

2.6.1. Scope of consolidation

The Klépierre consolidated financial statements cover all those companies over which Klépierre has control, joint control or significant influence. The percentage level of control takes account of the potential voting rights that entitle their holders to additional votes whenever these rights are immediately exercisable or convertible.

Subsidiaries are consolidated starting the date on which the Group gains effective control.

2.6.2. Consolidation method

The consolidation method is based on the degree of control exercised by the company.

•	control: full consolidation. Control is presumed to exist where Klépierre directly or indirectly holds more than half of the company’s voting rights. Control is also presumed to exist where the parent company has the power to direct the financial and operational policies of the company and appoint, dismiss or convene the majority of the members of the Board of Directors or equivalent management body;

•	joint control: proportional consolidation. Joint control exists where operational, strategic and financial decisions require unanimous agreement between the associates. The agreement is contractual, subject to bylaws and shareholder agreements;

•	significant influence: consolidation using the equity method. Significant influence is defined as the power to contribute to a company’s financial and operating policy decisions, rather than to exercise sole or joint control over those policies. Significant influence is presumed where the Group directly or indirectly holds 20% or more of an entity’s voting rights. Investments in associates are initially recognized in the balance sheet at cost, plus or minus the share of the net cash position generated after the acquisition, minus impairment;

•	no influence: the company is not consolidated.

Changes in equity of companies consolidated using the equity method are reported on the assets side of the balance sheet under “equity method securities” and under the corresponding equity item on the liabilities and equity side. Goodwill on companies consolidated using the equity method is also reported under “equity method securities”.

2.6.3. Intercompany transactions

Intercompany balances and profits resulting from transactions between Group companies are eliminated. The internal profits eliminated relate in particular to the internal margin made on development fees incorporated into the cost price of capitalized assets or inventories by purchasing companies.

2.7. Accounting for business combinations

The accounting rules for business combinations comply with IFRS 3 (revised).

To decide whether a transaction is a business combination the Group notably considers whether an integrated set of activities is acquired besides the investment property. The criteria applied may include the number of property assets held by the target company, the extent of the acquired processes and, particularly, the auxiliary services provided by the acquired entity. If the acquired assets are not a business, the transaction is recorded as an asset acquisition.

All business combinations are recognized using the acquisition method. The consideration transferred (acquisition cost) is measured as the fair value of assets given, equity issued and liabilities incurred at the transfer date. Identifiable assets and liabilities of the business acquired are measured at their fair value at the acquisition date.

Any liabilities are only recognized if they represent a real obligation at the date of the business combination and if their fair value can be reliably measured. For each business combination, the acquirer must measure all non-controlling interests held in the acquired company, either at their fair value at the acquisition date or at the corresponding share in the fair value of the assets and liabilities of the acquired company.

Any surplus of the consideration transferred and the value of non-controlling interests over the net fair value of the business’ identifiable assets and liabilities is recognized as goodwill.

Costs directly linked to the acquisition are recognized as expenses.

IFRS 3 (revised) stipulates a maximum period of twelve months from the acquisition date for the accounting of the acquisition to be finalized: adjustments to values applied must be related to facts and circumstances existing at the acquisition date.

Therefore, beyond this 12-month period, any earn-out adjustment must be recognized in income for the fiscal year unless the additional consideration is an equity instrument.

As regards the treatment of deferred tax assets, a gain in income for deferred tax assets unrecognized at the acquisition date or during the measurement period must be recognized.

Where a business is acquired in stages, the previous investment is remeasured at fair value at the date control is transferred. Any difference between fair value and net book value of this investment is recognized in income for the fiscal year.

The prospective accounting method of changes in the scope of consolidation was modified by the adoption of IAS 27 (revised), which specifies that: “Any change in the Group’s interest in an entity that results in a loss of control is recognized as a gain/loss on disposal and the remaining interest is remeasured at fair value with the change being recognized in income. Transactions that do not affect control (additional acquisition or disposal) shall lead to a further distribution of shareholders’ equity between the group share and the non-group share without an impact on profit or loss and/or a goodwill adjustment.”

Goodwill is regularly reviewed by the Group and undergoes impairment testing at least once a year or if there is any indication of impairment. The method used by the Group to perform these impairment tests is explained in Note 2.12 Impairment of assets.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.8. Translation of foreign currencies

The consolidated financial statements are presented in euros, which is the operating and reporting currency used by Klépierre. Each Group entity nominates its own operating currency, and all items in its financial statements are measured in this operating currency.

The Group’s foreign subsidiaries conduct some transactions in currencies other than their operating currency. These transactions are initially recorded in the operating currency at the exchange rate applying on the transaction date.

On the balance sheet date, monetary assets and liabilities stated in foreign currencies are translated into the operating currency at the exchange rate for that day. Non-monetary items stated in foreign currencies and measured at their historical cost are translated using the exchange rates applying on the dates of the initial transactions. Non-monetary items stated in foreign currencies and measured at their fair value are translated using the exchange rates applicable on the dates when the fair values were calculated.

On the balance sheet date, the assets and liabilities of these subsidiaries are translated into the Klépierre SA reporting currency – the euro – at the exchange rate applying on that date. Their income statements are translated at the average weighted exchange rate for the year.

Any resulting translation differences are allocated directly to shareholder equity under a separate item. In the event of disposal of a foreign operation, the total accrued deferred exchange gain/loss recognized as a distinct component of equity for that foreign operation is recognized in the income statement.

2.9. Intangible assets

An intangible asset is a non-monetary asset without physical substance. It must be simultaneously identifiable (and therefore separable from the acquired entity or arising from legal or contractual rights), controlled by the company as a result of past events and provide an expectation of future financial benefits.

IAS 38 states that an intangible asset should be amortized only where it has a known useful life.

Intangible assets with an indefinite useful life should not be amortized, but should be tested annually for impairment (IAS 36) or whenever there is evidence of a loss of value.

Assets recognized as intangible assets with finite useful lives should be amortized on a straight-line basis over periods that equate to their expected useful life.

2.10. Investment property

According to IAS 40 almost all of Klépierre real estate meets the definition of “Investment property”. Buildings occupied by the Group are recognized as tangible assets.

Klépierre opted to adopt IAS 40 using the cost accounting model on May 26, 2004 to maintain consistency between the accounting methods used by Klépierre and its then majority shareholder. Note 11.1 sets out pro forma financial data for investment properties on a fair value basis.

2.10.1. Cost model

Fixed assets are recognized at cost, inclusive of duties and fees, and are depreciated using the component method.

The distribution between non-depreciable values (land) and depreciable values (buildings) is established according to the methods set by the appraisers, i.e.:

•	based on the land/building ratio for office buildings;

•	by comparison with the reconstruction cost for shopping centers.

Depreciation of these assets must reflect consumption of the related economic benefits. It should be:

•	calculated on the basis of the depreciable amount, which is equivalent to the acquisition cost less the residual value of the assets;

•	spread over the useful life of the fixed assets components. Where individual components have different useful lives, each component whose cost is significant relative to the total cost of the asset must be depreciated separately over its own useful life.

After initial recognition, fixed assets are measured at cost, less any accumulated depreciation and impairment losses. These assets are straight-line depreciated over their useful life.

The depreciation period, depreciation method and residual asset values should be reviewed at each balance sheet date.

In addition, fixed assets are tested for impairment whenever there is evidence of a loss of value at June 30 or December 31. Where such evidence exists, the new recoverable asset value is compared against its net book value, and any impairment is recognized.

Capital gains or losses realized on investment property disposals are recognized under “Income from disposal of investment property” in the income statement.

2.10.2. The component method

The component method is applied based on the recommendations of the Fédération des Sociétés Immobilières et Foncières (French Federation of Property Companies) for components and useful life:

•	for properties developed by the companies themselves, assets are classified by component type and recognized at cost;

•	for other properties, components are broken down into 4 categories: business premises, shopping centers, offices and residential properties.

4 components have been identified for each of these asset types (in addition to land):

•	structures;

•	facades, cladding and roofing;

•	general and technical installations (GTI);

•	fittings.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Components are broken down based on the history and technical characteristics of each building.

Klépierre uses the following matrix to determine components:

	Offices		Shopping centers		Retail stores
	Period	QP	Period	QP	Period	QP
Structures	60 years	60%	35 to 50 years	50%	30 to 40 years	50%
Facades	30 years	15%	25 years	15%	15 to 25 years	15%
GTI	20 years	15%	20 years	25%	10 to 20 years	25%
Fittings	12 years	10%	10 to 15 years	10%	5 to 15 years	10%

A wear and tear ratio is applied when the acquired property is not new.

Purchase costs are split between land and buildings. The proportion allocated to buildings is amortized over the useful life of the structures.

The residual value is equivalent to the current estimate of the amount the Company would achieve if the asset concerned were already of an age and condition commensurate with the end of its useful life, less disposal expenses.

Given the useful life periods applied, the residual value of components is zero.

2.11. Investment property held for sale

Investment properties under promise or mandate of sale are presented according to IFRS 5.

The accounting impacts are as follows:

•	reclassification as held for sale at the lower of its carrying amount and fair value less costs to sell;

•	investment properties concerned are presented separately in current assets;

•	depreciation ceases.

2.12. Impairment of assets

IAS 36 applies to property, plant and equipment and intangible assets, including goodwill. This standard requires assessing whether there is any indication that an asset may be impaired.

Such indications may include:

•	a major decline in market value;

•	significant changes in the technological, economic or legal environment.

For the purposes of this test, assets are grouped into Cash Generating Units (CGUs). CGUs are standardized groups of assets whose continued use generates cash inflows that are largely separate from those generated by other asset groups.

In most cases the Klépierre group treats each property and shopping center as a CGU.

An impairment loss must be recognized wherever the recoverable value of an asset is less than its carrying amount.

The recoverable amount is the fair value minus selling expenses or its value use, whichever is the higher.

The method used to calculate the fair value of investment properties and investment properties under construction is described in Note 2.12.2. Value in use is calculated on the basis of discounted future cash flows expected to arise from the planned use of an asset and from its disposal at the end of its useful life.

Under certain circumstances, the entity may later recognize all or part of such impairment losses in its income statement, with the exception of unallocated goodwill.

2.12.1. Measurement of goodwill and other intangible assets

Group goodwill relates chiefly to Klépierre Management and management companies. Appraisal tests are conducted at least annually by an independent appraiser. Appraisals are updated to take into account any significant event occurring during the year.

The appraisals conducted for Klépierre by Aon Accuracy are based chiefly on the range of estimated values generated by applying the Discounted Cash Flow (DCF) method over a period of five years. The first stage of this method involves estimating the future cash flows that could be generated by the business portfolio of each company, excluding any direct or indirect finance costs. In the second stage, cash flows and the probable value of the portfolio at the end of the forecast period (terminal value) are discounted at an appropriate rate. This discount rate is arrived at on the basis of the Capital Asset Pricing Model (CAPM) and is the sum of the following three components: the risk-free interest rate, a general market risk premium (forecast average market risk premium multiplied by the beta coefficient for the business portfolio) and a specific market risk premium (which takes account of the proportion of specific risk not already included in flows). In a third and final phase the value is obtained for each company’s equity by deducting its net debt and any non-controlling interests on the valuation date from the value of its business portfolio.

Goodwill of Klépierre management and management companies

The impairment test consists of comparing the net book asset value of the entities with the net asset value measured by the independent appraiser.

The main assumptions used to calculate the enterprise value are the following:

•	the discount rate applied is 7.6% (7.6% at December 31, 2012) (except for Klépierre Management Magyarország and Klépierre Management Polska where the rate is 8.6% due to an additional specific risk premium, compared to 7.6% at December 31, 2012);

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

•	the free cash flows over the duration of the business plan are based on business volume and operating margin assumptions that take into account economic and market assumptions on the date on which the plan was established;

•	a growth rate for the 2014-2019 period based on the assumptions of the internal business plan approved by the management;

•	Klépierre Management’s end value was determined with a growth rate applied from 2019 of 1%.

At December 31, 2013, based on the assumptions described, the fair value of the net assets of Klépierre Management and management companies is greater than its book value at the same date.

Goodwill of IGC

The goodwill of IGC results from the recognition of deferred taxes at first consolidation. As a consequence, impairment tests performed on this goodwill at each closing consist on comparing its net book value with the amounts of expected tax optimization.

Finally, after initial recognition, other intangible assets are recognized at cost, less any related depreciation and impairment losses. Intangible assets with finite useful lives are straight-line depreciated over their useful life.

Useful lives are examined annually and an impairment test is conducted if there is any indication of impairment. Intangible assets with an indefinite useful life are not amortized. The indefinite nature of the useful life is reviewed annually. These assets are tested for impairment annually, or if there is any indication of impairment, by comparing the book value against the recoverable value. In the event of impairment, an impairment loss is recognized in income. The Klépierre Group’s intangible assets are not subject to an external appraisal.

2.12.2. Fair value of investment property

The fair value of Klépierre’s investment properties is appraised by the independent appraisers responsible for valuing the Group’s assets on June 30 and December 31 of each year, but excludes transfer duties and fees (fees are measured on the basis of a direct sale of the asset, even though these costs can, in some cases, be reduced by selling the company that owns the asset). The fair values are determined in compliance with evaluation rules described in IFRS 13. In addition, given the complexity of real estate asset valuations and the nature of certain non-public data (such as the growth of lease rate, capitalization rates), the fair values of the investment properties have been classified as level 3 according to IFRS 13 criteria.

Given the fact that these appraisals are, by their nature, estimates, it is possible that the amount realized on the disposal of some real estate assets will differ from the appraised value of those assets, even where such disposal occurs within a few months of the balance sheet date.

Klépierre entrusts the task of appraising its real estate assets to various appraisers.

Shopping centers are appraised by:

•	Jones Lang LaSalle (JLL) appraises French assets (except for Klécar France), all Polish, Greek and Belgian assets and 50% of Hungarian and Norwegian assets and a part of the Italian portfolio (shopping centers not fully owned by the Group);

•	Auguste-Thouard appraises the Klécar France, the Roques-sur-Garonne shopping center, approximately 50% of Spanish assets and all of the Portuguese assets;

•	DTZ appraises 8 French assets (Maisonément, Boulogne, Créteil, Drancy, Pontault-Combault, Val d’Europe, Claye-Souilly and St.Lazare Paris), Danish, Swedish, Czech and Slovakian assets, 50% of Norwegian, Spanish and Hungarian assets and a part of the Italian portfolio (shopping centers 100% owned by the Group).

Retail stores are appraised by:

•	Jones Lang LaSalle (JLL) appraises Feu-Vert assets and Buffalo Grill restaurants;

•	BNP Paribas Real Estate appraises the Défi Mode, Sephora, King Jouet, Cap Nord, Akene, Da Costa and Delbard portfolios.

All appraisals are conducted in accordance with the principles of the Charte de l’Expertise en Évaluation Immobilière, AMF recommendations of February 8, 2010 and RICS standards. The fees paid to appraisers, agreed prior to their appraisal of the properties concerned, are fixed on a lump sum basis to reflect the number and complexity of the assets appraised. The fee is entirely unrelated to the appraised value of the assets concerned.

(in thousands of euros)	Appraisal fees
JLL	611
Auguste-Thouard	576
DTZ	428

TOTAL	1 615

All Klépierre Group assets are systematically appraised using 2 methods: yield method and discounted cash flows.

According to the yield method, to determine the fair market value of a shopping center, appraisers apply a yield rate to net annual rents for occupied premises, and to the net market rent for vacant properties, discounted for the anticipated period of vacancy.

The present value of rebates on minimum guaranteed rent payments, expenses payable on currently vacant premises and non-chargeable work is then deducted from the fair market value calculated above.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

A standard vacancy rate is then defined for each asset. The discount rate applied is the same as the yield rate used in the fair market value calculation.

Gross rent includes the minimum guaranteed rent, the variable part of the rent and the market rental price for vacant properties. The net total rent is calculated by deducting the following expenses from the gross rent: management charges, non-reinvoiced charges, expenses relating to provisions for vacant premises and the average loss on bad debts over the previous five years.

The yield rate is set by the appraiser based on a range of parameters, the most important of which are: retail sales area, layout, competition, type and percentage of ownership, lease income and extension potential and comparability with recent transactions in the market.

The discounted cash flows method calculates the value of an asset as the sum of discounted future cash flows based on a discount rate defined by the appraiser.

The appraiser estimates anticipated total revenues and expenses relating to the asset, and then measures a “terminal value” at the end of an average ten-year analytical period. By comparing the market rental values with face rental values, the appraiser assesses the reversion potential of the asset, using the market rental value at the end of the lease, after deduction of the expenses incurred in remarketing the property.

Lastly the appraiser discounts the forecast cash flow to determine the present value of the property.

The discount rate adopted reflects the market risk-free rate (ten-year OAT bond) plus a property market risk and liquidity premium and an asset-specific premium reflecting the location, specification and tenancy of each building.

Investment properties under construction and covered by irrevocable development permission also fall within the scope of IAS 40 and are subject to internal valuations.

2.13. Inventory

IAS 2 defines inventory as assets held for sale in the ordinary course of business, assets in progress and intended for sale and materials and supplies (raw materials) intended for consumption in the production of products and services.

Impairment must be recognized if the net realizable value (fair value net of estimated costs of completion and estimated costs needed to make the sale) is lower than the recognized cost.

2.14. Leases

2.14.1. Leases

According to IAS 17, the Group distinguishes 2 types of lease:

•	finance lease, which is a lease that transfers substantially all the risks and rewards inherent in the ownership of an asset to the lessee. Title to the asset may or may not eventually be transferred at the end of the lease term;

•	other leases are classified as operating leases.

2.14.2. Recognition of stepped rents and rent-free periods

Lease income from operating leases is recognized over the full lease term on a straight-line basis.

Stepped rents and rent-free periods are recognized as additions to, or deductions from, lease income for the fiscal year. The reference period adopted is the first firm lease term.

2.14.3. Entry fees

Entry fees received by the lessor are recognized as supplementary rent.

Entry fees are part of the net amount exchanged between the lessor and the lessee under a lease. For this purpose, the accounting periods during which this net amount is recognized should not be affected by the form of the agreement or the rent payment schedule. Entry fees are spread over the first firm lease term.

2.14.4. Early termination indemnities

Tenants who terminate their leases prior to the contractual expiration date are liable to pay early termination penalties.

Such penalties are allocated to the terminated contract and credited to income for the period in which they are recognized.

2.14.5. Eviction compensation

When a lessor terminates a lease prior to the expiration date, he must pay eviction compensation to the tenant.

Replacement of a tenant

Where the payment of eviction compensation enables asset performance to be maintained or improved (higher rent, and therefore higher asset value), revised IAS 16 allows for this expense to be capitalized as part of the cost of the asset, provided that the resulting increase in value is confirmed by independent appraisers. Where this is not the case, the cost is recognized as an expense.

Renovation of a property requiring the removal of resident tenants

Where eviction compensation is paid as a result of the fact that major renovation or reconstruction of a property requires the prior removal of tenants, the cost of the compensation is treated as a preliminary expense and recognized as an additional component of the total renovation cost.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.14.6. Building leases: IAS 40 and IAS 17

Land and building leases are classified as operating or finance leases, and are treated in the same way as leases for other types of assets. Further to the improvements made to International Financial Reporting Standards (IFRS) 2009, IAS 17 was subject to an amendment related to the classification of land elements of leases. Until 2009, leased land was classified under operating leases (unless the ownership of the land was intended to be transferred to the lessee at the end of the lease).

With effect from January 1, 2010, when a lease comprises both land and building elements, an entity is required to assess the classification of each element as a finance or operating lease individually, based on criteria provided by IAS 17 (an important factor to take into account is that, in principle, land has an indefinite economic useful life).

Klépierre considered that, for the land elements of building contracts, the criterion of an operating lease was fulfilled.

Initial payments made in this respect therefore constitute pre-lease payments, and are amortized over the term of the lease in accordance with the pattern of benefits provided. Analysis is on a lease-by-lease basis.

Under the IAS 40 components method, these initial payments are classified as prepaid expenses.

2.15. Trade and other receivables

Trade receivables are recognized and measured at invoice face value minus accruals for non-recoverable amounts. Bad debts are estimated when it is likely that the entire amount receivable will not be recovered. When identified as such, non-recoverable receivables are recognized as losses.

2.16. Borrowing costs

Under IAS 23, borrowing costs directly attributable to the acquisition or construction of eligible assets are included in the cost of the respective assets.

When a loan is not directly attributable to an asset, Klépierre uses the capitalization rate applied to the expenses related to the asset in order to measure the attributable cost; if several non-specific borrowing lines exist, the capitalization rate is the weighted average rate of those loans observed during fiscal year 2013.

2.17. Provisions and contingent liabilities

In accordance with IAS 37 “Provisions, contingent liabilities and contingent assets”, a provision is recognized where the Group has a liability towards a third party, and it is probable or certain that an outflow of resources will be required to settle this liability without an equivalent or greater amount expected to be received from the third party concerned.

IAS 37 requires that non-interest-bearing long-term liabilities are discounted.

2.18. Current and deferred taxes

2.18.1. The tax status of Sociétés d’investissement immobilier cotées (SIIC)

At the general meeting of shareholders held on September 26, 2003, Klépierre was authorized to adopt the SIIC tax status.

General features of the SIIC tax status

All SIICs are entitled to the corporate tax exemption status introduced by article 11 of the 2003 French Finance Act as implemented under the decree of July 11, 2003 provided that their stock is listed on a regulated French market, that they are capitalized at 15 million euros or more and that their corporate purpose is either the purchase or construction of properties for rent or direct or indirect investment in entities with that corporate purpose. The option to adopt SIIC status is irrevocable.

Subsidiaries subject to corporate income tax and owned at least 95% by the Group may also claim SIIC status.

In return for tax exemption, till December 31 2012 companies had to distribute 85% of their rental income, 50% of the capital gains made on property disposals and 100% of the dividends received from their subsidiaries subject to SIIC status.

The 2013 Amending Finance Law made some amendments to the SIIC regime. From fiscal year 2013, companies now have to pay out 95% of rental income and 60% of the capital gains made on property disposals. They must continue to pay out 100% of any dividends received from subsidiaries. The new entities claiming SIIC status are immediately subject to a 19% exit tax on unrealized gains on properties and on shares in partnerships not subject to corporate income tax. 25% of the exit tax is payable on December 15 of the year in which SIIC status is first adopted, with the balance payable over the following three years.

Discounting of exit tax liability

The exit tax liability is discounted on the basis of its payment schedule. This liability is payable over a four-year period, commencing at the point when the entity concerned adopts SIIC status.

Following initial recognition in the balance sheet, the liability is discounted and an interest expense is recognized in the income statement on each balance sheet date. In this way, the liability is reduced to its net present value on that date. The discount rate is calculated on the basis of the interest rate curve, taking into account the deferment period and the Klépierre refinancing margin.

Corporate income tax on companies not eligible for SIIC status

Since adopting SIIC status in 2003, Klépierre SA has made a distinction between SIICs that are exempt from property leasing and capital gains taxes, and other companies that are subject to those taxes.

Corporate income tax on non-SIICs is calculated in accordance with French common law.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.18.2. French common law and deferred tax

The corporate income tax charge is calculated in accordance with the rules and rates adopted or virtually adopted at the end of the reporting period in each Group operating country for the period to which the profit or loss applies.

Both current and future income taxes are offset where such offsetting is legally permissible and where they originate within the same tax consolidation Group and are subject to the same tax authority.

Deferred taxes are recognized where there are timing differences between the carrying amounts of balance sheet assets and liabilities and their tax bases, and taxable income is likely in future periods.

A deferred tax asset is recognized where tax losses are carried forward on the assumption that the entity concerned is likely to generate future taxable income against which those losses can be offset.

Deferred tax assets and liabilities are measured using the liability method and the tax rate expected to apply when the asset is realized or the liability settled on the basis of the tax rates and tax regulations adopted, or to be adopted before the balance sheet date. The measurement of deferred tax assets and liabilities must reflect the tax consequences arising as a result of the way in which the company expects to recover or settle the carrying amounts of its assets and liabilities at the balance sheet date.

All current and deferred tax is recognized as tax income or expense in the income statement, except for deferred tax recognized or settled at the time of acquiring or disposing of a subsidiary or investment and unrealized capital gains and losses on assets held for sale. In these cases, the associated deferred tax is recognized as equity.

Deferred tax is calculated at the local rate applicable at the closing date. The main rates applied are: France 34.43%, Spain 30%, Italy 31.40%, Belgium 33.99%, Greece 26%, Portugal 26.5%, Poland 19%, Hungary 10%, Czech Republic 19%, Slovakia 23%, Sweden 22% and Norway 27%.

2.19. Treasury shares

All treasury shares held by the Group are recognized at their acquisition cost and deducted from equity. Any gain arising on the disposal of treasury shares is recognized immediately as equity, such that disposal gains or losses do not impact the net income for the fiscal year.

2.20. Distinction between liabilities and equity

The difference between liabilities and equity depends on whether or not the issuer is bound by an obligation to make a cash payment to the other party. The fact of being able to make such a decision regarding cash payment is the crucial distinction between these 2 concepts.

2.21. Financial assets and liabilities

Financial assets include long-term financial investments, current assets representing accounts receivable, debt securities and investment securities (including derivatives) and cash.

Financial liabilities include borrowings, other forms of financing and bank overdrafts, derivatives and accounts payable.

IAS 39 “Financial instruments: recognition and measurement” describes how financial assets and liabilities must be measured and recognized.

2.21.1. Measurement and recognition of financial assets

Loans and receivables

These include receivables from investments, other loans and receivables. All are recognized at amortized cost, which is calculated using the effective interest rate method. The effective interest rate is the rate that precisely discounts estimated future cash flows to the net carrying amount of the financial instrument.

Available-for-sale financial assets

Available-for-sale financial assets include equity interests. Equity interests are the holdings maintained by the Group in non-consolidated companies. Investments in equity instruments not listed in an active market and whose fair value cannot be reliably measured must be measured at cost.

Cash and cash equivalents

Cash and cash equivalents includes cash held in bank accounts, short-term deposits maturing in less than three months, money market funds and other marketable securities.

2.21.2. Measurement and recognition of financial liabilities

With the exception of derivatives, all loans and other financial liabilities are measured at amortized cost using the effective interest method.

Recognition of liabilities at amortized cost

In accordance with IFRS, redemption premiums on bonds and debt issuance expenses are deducted from the nominal value of the loans concerned and incorporated into the calculation of the effective interest rate.

Application of the amortized cost method to liabilities hedged at fair value

Changes in the fair value of (the effective portion of) swaps used as fair value hedges are balanced by remeasurement of the hedged risk component of the debt.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Given that the characteristics of derivatives and items hedged at fair value are similar in most instances, any ineffective component carried to hedging profit or loss will be minimal.

If a swap is canceled before the due date of the hedged liability, the amount of the debt adjustment will be amortized over the residual term using the effective interest rate calculated at the date the hedge ended.

Measurement and recognition of derivatives

As the parent company, Klépierre takes responsibility for almost all Group funding and provides centralized management of interest and exchange rate risks. This financial policy involves Klépierre in implementing the facilities and associated hedging instruments required by the Group.

Klépierre hedges its liabilities using derivatives and has consequently adopted hedge accounting in accordance with IAS 39:

•	hedges to cover balance sheet items whose fair value fluctuates in response to interest rate, credit or exchange rate risks (fair value hedge);

•	hedges to cover the exposure to future cash flow risk (cash flow hedges), which consists of fixing future cash flows of a variable-rate liability or asset.

The Klépierre portfolio meets all IAS 39 hedge definition and effectiveness criteria.

The adoption of hedge accounting has the following consequences:

•	fair value hedges of existing assets and liabilities: the hedged portion of the asset/liability is accounted for at fair value in the balance sheet. The gains or losses resulting from changes in fair value are recognized immediately in profit or loss. At the same time, there is an opposite corresponding adjustment in the fair value of the hedging instrument, in line with its effectiveness;

•	cash flow hedges: the portion of the gain or loss on the fair value of the hedging instrument that is determined to be an effective hedge is recognized directly in equity and recycled to the income statement when the hedged cash transaction affects profit or loss. The gain or loss from the change in value of the ineffective portion of the hedging instrument is recognized immediately in profit or loss.

2.21.3. Recognition date: trade or settlement

IFRS aims at reflecting the time value of financial instruments as closely as possible by ensuring that, wherever possible, instruments with a deferred start date are recognized on the trade date, thus allowing calculation of the deferred start date.

However, this principle cannot be applied to all financial instruments in the same way.

For example, commercial paper is often renewed a few days before its due date. If these instruments were recognized at their trade date, this would artificially inflate the amount concerned between the renewal trade date of a paper and its effective start date.

Klépierre applies the following rules:

•	derivatives are recognized at their trade date, since their measurement effectively takes account of any deferred start dates;

•	other financial instruments (especially liabilities) are recognized on the basis of their settlement date.

2.21.4. Method used to calculate fair value

Financial assets and liabilities recognized at fair value are measured either on the basis of market price or by applying measurement models that apply the market parameters that existed on the balance sheet date. The term “model” refers to mathematical methods based on generally-accepted financial theories. The realizable value of these instruments may differ from the fair value adopted when preparing the financial statements. For any given instrument, an active, and therefore liquid, market is any market in which transactions take place regularly on the basis of reliable levels of supply and demand, or in which transactions involve instruments that are very similar to the instrument being measured.

Where prices quoted on an active market are available on the closing date, they are used to determine fair value. Listed securities and derivatives traded on organized markets such as futures or option markets are therefore measured in this way.

Most OTC (Over The Counter) derivatives, swaps, futures, caps, floors and simple options are traded on active markets. They are measured using generally-accepted models (discounted cash flow, Black and Scholes, interpolation techniques, etc.) based on the market prices of such instruments or similar underlying values.

2.21.5. Tax treatment of changes in fair value

In Klépierre’s case:

•	the non-SIIC part of the deferred tax on financial instruments recognized at fair value is calculated pro rata of net financial income;

•	the financial instruments of foreign subsidiaries recognized at fair value generate a deferred tax calculation on the basis of the rates applying in the country concerned.

2.22. Employee benefits

Employee benefits are recognized as required by IAS 19, which applies to all payments made for services rendered, except for share-based payment, which is covered by IFRS 2.

All employee benefits, whether paid in cash or in kind, short term or long term, must be classified into one of the following 4 main categories:

•	short-term benefits, such as salaries and wages, annual vacation, mandatory and discretionary profit-sharing schemes and company contributions;

•	post-employment benefits: these relate primarily to supplementary pension payments in France, and private pension schemes elsewhere;

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

•	other long-term benefits, which include paid vacation, long-service payments, and some deferred payment schemes paid in monetary units;

•	severance pay.

Measurement and recognition methods vary depending on the category of benefit.

2.22.1. Short-term benefits

The Company recognizes an expense when it uses services provided by its employees and pays agreed benefits in return.

2.22.2. Post-employment benefits

In accordance with generally-accepted principles, the Group makes a distinction between defined contribution and defined benefit plans.

“Defined contribution plans” do not generate a liability for the Company, and therefore are not provisioned. Contributions paid during the period are recognized as an expense.

“Defined benefit plans” only do generate a liability for the Company, and are therefore measured and provisioned.

The classification of a benefit into one or other of these categories relies on the economic substance of the benefit, which is used to determine whether the Group is required to provide the promised benefit to the employee under the terms of an agreement or an implicit obligation.

Post-employment benefits classified as defined benefit plans are quantified actuarially to reflect demographic and financial factors.

The amount of the commitment to be provisioned is calculated on the basis of the actuarial assumptions adopted by the company and by applying the projected unit credit method. The value of any hedging assets (plan assets and redemption rights) is deducted from the resulting figure.

2.22.3. Long-term benefits

These are benefits other than post-employment benefits and severance pay, which are not payable in full within twelve months of the end of the financial year in which the employees concerned provided the services in question.

The actuarial measurement method applied is similar to that used for post-employment defined benefits, except that actuarial gains or losses are recognized immediately and no corridor is applied. Furthermore, any gain or loss resulting from changes to the plan, but deemed to apply to past services, is recognized immediately.

2.22.4. Severance pay

Employees receive severance pay if their employment with the Group is terminated before they reach the statutory retirement age or if they accept voluntary redundancy. Severance pay falling due more than twelve months after the balance sheet date is discounted.

2.23. Share-based payments

According to IFRS 2, all share-based payments must be recognized as expenses when use is made of the goods or services provided in return for these payments.

For the Klépierre Group, this standard applies primarily to the purchase of shares to meet the commitments arising from its employee stock option scheme.

Stock subscription options granted to employees are measured at their fair value determined on the date of allocation.

This fair value is not subsequently remeasured for equity-settled share-based payment transactions, even if the options are never exercised.

This value, which is applied to the number of options eventually vested at the end of the vesting period (estimate of the number of options canceled owing to departures from the company) is booked as an expense, with a corresponding increase in equity which is spread over the vesting period (i.e. the period during which employees must work for the Company before they can exercise the options granted to them).

This employee expense reflecting the options granted (corresponding to the fair value of services rendered by employees) is measured by a specialist third-party company. The model adopted complies with the basic assumptions of the Black and Scholes model, adapted to the specific characteristics of the options concerned.

2.24. Segment information

IFRS 8 requires the presentation of information about the operating segments of the Group, and replaces the previous provisions applying to the determination of primary (business segments) and secondary segments (geographic segments).

Operating segments are identified on the basis of the internal reporting model used by management when evaluating performance and allocating resources. They are limited neither by lines of business nor geography.

The various operating segments adopted by Klépierre are presented in Section 3.

2.25. Net earnings per share

Earnings per share is calculated by dividing net income for the period attributable to ordinary shareholders by the weighted average number of current shares in circulation, excluding treasury shares.

Diluted earnings per share is calculated by dividing net income for the period attributable to ordinary shareholders by the weighted average number of current shares in circulation, excluding treasury shares, and adjusted to reflect the effects of the diluting options adopted.

In accordance with IAS 33, the average number of shares at the balance sheet date is adjusted after payment of the dividend in the form of shares if necessary.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3. SEGMENT INFORMATION

3.1. Segment income statement at December 31, 2013

For management purposes, the Group is structured into business segments and geographic regions. There are 8 operating segments.

Shopping centers are structured into 6 operating segments:

•	France-Belgium (France, Belgium);

•	Scandinavia (Norway, Sweden and Denmark);

•	Italy;

•	Iberia (Spain, Portugal);

•	Central Europe (Hungary, Poland, Czech Republic);

•	other countries (Greece, Slovakia).

The remaining 2 operating segments are retail assets and office buildings.

The management team monitors the operating results of each business segment independently as a basis for segment decision-making and performance evaluation.

Group financial policy (including the impact of financial income and expenses), corporate activities and fiscal result calculation are handled at Group level, and are not allocated to the operating segments.

	Shopping centers
	France-Belgium		Scandinavia
(in thousands of euros)	12/31/2013	12/31/2012	12/31/2013	12/31/2012
Rents	415	400	234	218
Other rental income	7	7	—	—
Lease income	422	407	234	218
Rental & building expenses	-40	-34	-31	-29
Net rents	383	373	203	189
Management and other income	51	51	26	32
Payroll and other general expenses	-61	-60	-43	-43
EBITDA	373	364	187	178
Depreciation and allowance	-131	-129	-110	-81
Income from disposals	30	164	64	—
Share in earnings of equity method investees	2	1	—	—
SEGMENT INCOME	273	401	141	97

	Shopping centers		Retail
	Total		France
(in thousands of euros)	12/31/2013	12/31/2012	12/31/2013	12/31/2012
Rents	945	919	42	44
Other rental income	9	9	—	—
Lease income	955	927	42	44
Rental & building expenses	-112	-104	-2	-1
Net rents	842	823	40	43
Management and other income	94	103	—	—
Payroll and other general expenses	-136	-139	-1	-2
EBITDA	800	788	39	41
Depreciation and allowance	-390	-359	-12	-19
Income from disposals	94	164	2	—
Share in earnings of equity method investees	2	1	—	—
SEGMENT INCOME	506	594	28	22
Net dividends and provisions on non-consolidated investments
Cost of debt
Change in the fair value of financial instruments
Effect of discounting
PROFIT BEFORE TAX
Corporate income tax
NET INCOME

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Shopping centers
Italy		Iberia		Central Europe		Other countries
12/31/2013	12/31/2012	12/31/2013	12/31/2012	12/31/2013	12/31/2012	12/31/2013	12/31/2012
124	124	89	93	79	78	4	5
2	2	—	—	—	—	—	—
126	125	89	93	79	79	4	5
-13	-14	-13	-11	-12	-14	-4	-2
112	111	76	82	67	64	1	4
7	8	6	7	4	5	—	—
-12	-12	-13	-15	-8	-8	—	—
107	107	70	74	63	62	1	3
-39	-35	-69	-51	-37	-50	-3	-14
—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—
68	72	0	24	26	12	-3	-11

Offices
France		Unallocated		Klépierre Group
12/31/2013	12/31/2012	12/31/2013	12/31/2012	12/31/2013	12/31/2012
13	20	—	—	1 000	983
—	—	—	—	9	9
13	21	—	—	1 009	992
-2	-3	—	—	-116	-108
11	18	—	—	893	884
3	1	—	—	98	104
-1	-1	-32	-25	-171	-166
13	18	-32	-25	819	822
-3	-6	—	-1	-405	-385
77	41	—	—	173	205
—	—	—	—	2	1
87	53	-32	-26	589	643
				—	—
				-327	-318
				-94	-42
				—	—
				168	284
				-31	-22
				137	262

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.2. Net book value of investment property by operating segment

(in thousands of euros)	Net book value of investment property
Shopping centers	9 336 890
France-Belgium	3 659 524
Scandinavia	3 179 785
Italy	1 181 918
Iberia	615 340
Central Europe	653 008
Other countries	47 316
Retail	489 931
Offices properties	20 757

TOTAL	9 847 578

3.3. Investment by operating segment

Investments include acquisitions and changes of scope.

(in thousands of euros)	Shopping centers	Retail	Offices properties	Total 12/31/2013
Property, plant and equipment	6 030	—	966	6 996
Investment property(1)	426 007	38	316	426 361
Investment property under construction	187 067	198	17 573	204 838

TOTAL	619 104	236	18 855	638 195

(1)	Including the recognition at fair value of the remaining 50% held in the Nordbyen shopping center for 34.3 million euros (converted as of December 31, 2013) as well as the acquisition of 50% of Odysseum shopping center and the recognition at fair value of previously held 50% interests in this asset.

Liabilities are unallocated.

3.4. Customer receivables by operating segment

(in thousands of euros)	12/31/2013	12/31/2012
Shopping centers	109 510	129 079
France-Belgium	52 014	57 056
Scandinavia	9 225	20 401
Italy	18 570	13 710
Iberia	10 554	11 661
Central Europe	16 744	22 735
Other countries	2 403	3 516
Retail	2 084	1 988
Offices	1 648	2 099

TOTAL	113 242	133 165

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. SCOPE OF CONSOLIDATION

		Methods at	% of interest			% of control
Companies	Country	12/31/2013(1)	12/31/2013	12/31/2012	Change	12/31/2013	12/31/2012	Change
Office properties
SA Klépierre	France	FC	100.00%	100.00%	—	100.00%	100.00%	—
Shopping centers – France
SAS KLE 1	France	FC	100.00%	100.00%	—	100.00%	100.00%	—
SNC SCOO	France	FC	53.64%	53.64%	—	53.64%	53.64%	—
SNC Klécar France	France	FC	83.00%	83.00%	—	83.00%	83.00%	—
SNC KC1	France	FC	83.00%	83.00%	—	100.00%	100.00%	—
SNC KC3	France	FC	83.00%	83.00%	—	100.00%	100.00%	—
SNC KC4	France	FC	83.00%	83.00%	—	100.00%	100.00%	—
SNC KC5	France	FC	83.00%	83.00%	—	100.00%	100.00%	—
SNC KC6	France	FC	83.00%	83.00%	—	100.00%	100.00%	—
SNC KC7	France	FC	83.00%	83.00%	—	100.00%	100.00%	—
SNC KC8	France	FC	83.00%	83.00%	—	100.00%	100.00%	—
SNC KC9	France	FC	83.00%	83.00%	—	100.00%	100.00%	—
SNC KC10	France	FC	83.00%	83.00%	—	100.00%	100.00%	—
SNC KC11	France	FC	83.00%	83.00%	—	100.00%	100.00%	—
SNC KC12	France	FC	83.00%	83.00%	—	100.00%	100.00%	—
SNC KC20	France	FC	83.00%	83.00%	—	100.00%	100.00%	—
SAS LP7	France	FC	100.00%	100.00%	—	100.00%	100.00%	—
SAS Centre Jaude Clermont	France	FC	100.00%	100.00%	—	100.00%	100.00%	—
SCS Klécar Europe Sud	France	FC	83.00%	83.00%	—	83.00%	83.00%	—
SC Solorec	France	FC	80.00%	80.00%	—	80.00%	80.00%	—
SNC Centre Bourse	France	FC	100.00%	100.00%	—	100.00%	100.00%	—
SCS Bègles Arcins	France	FC	52.00%	52.00%	—	52.00%	52.00%	—
SCI Bègles Papin	France	FC	100.00%	100.00%	—	100.00%	100.00%	—
SCI Sécovalde	France	FC	55.00%	55.00%	—	55.00%	55.00%	—
SAS Cécoville	France	FC	100.00%	100.00%	—	100.00%	100.00%	—
SAS Soaval	France	FC	100.00%	100.00%	—	100.00%	100.00%	—
SCA Klémurs	France	FC	100.00%	84.11%	15.89%	100.00%	84.11%	15.89%
SCS Cécobil	France	PC	50.00%	50.00%	—	50.00%	50.00%	—
SCI du Bassin Nord	France	PC	50.00%	50.00%	—	50.00%	50.00%	—
SNC Le Havre Vauban	France	PC	50.00%	50.00%	—	50.00%	50.00%	—
SNC Le Havre Lafayette	France	PC	50.00%	50.00%	—	50.00%	50.00%	—
SCI Nancy Bonsecours	France	FC	100.00%	100.00%	—	100.00%	100.00%	—
SNC Sodevac	France	FC	100.00%	100.00%	—	100.00%	100.00%	—
SCI Odysseum Place de France	France	FC	100.00%	50.00%	50.00%	100.00%	50.00%	50.00%
SAS Klécar Participations Italy	France	FC	83.00%	83.00%	—	83.00%	83.00%	—
SNC Pasteur	France	FC	100.00%	100.00%	—	100.00%	100.00%	—
SA Holding Gondomar 1	France	FC	100.00%	100.00%	—	100.00%	100.00%	—
SAS Holding Gondomar 3	France	FC	100.00%	100.00%	—	100.00%	100.00%	—
SAS Klépierre Participations et Financements	France	FC	100.00%	100.00%	—	100.00%	100.00%	—
SCI Combault	France	FC	100.00%	100.00%	—	100.00%	100.00%	—
SNC Klétransactions	France	FC	100.00%	100.00%	—	100.00%	100.00%	—
SCI La Plaine du Moulin à Vent	France	PC	50.00%	50.00%	—	50.00%	50.00%	—
SCI Beau Sevran Invest	France	FC	83.00%	83.00%	—	100.00%	100.00%	—
SCI Valdebac	France	FC	55.00%	55.00%	—	55.00%	55.00%	—
SAS Progest	France	FC	100.00%	100.00%	—	100.00%	100.00%	—
SCI La Rocade	France	EM	38.00%	38.00%	—	38.00%	38.00%	—
SCI Girardin	France	PC	33.40%	33.40%	—	33.40%	33.40%	—
SARL Belvedere Invest	France	FC	55.00%	55.00%	—	55.00%	55.00%	—
SCI Haies Haute Pommeraie	France	FC	53.00%	53.00%	—	53.00%	53.00%	—

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

		Methods at	% of interest			% of control
Companies	Country	12/31/2013(1)	12/31/2013	12/31/2012	Change	12/31/2013	12/31/2012	Change
SCI Plateau des Haies	France	FC	100.00%	100.00%	—	100.00%	100.00%	—
SCI la Rocade Ouest	France	EM	36.73%	36.73%	—	36.73%	36.73%	—
SARL Forving	France	FC	93.15%	93.15%	—	93.15%	93.15%	—
SCI du Plateau	France	EM	19.65%	19.65%	—	30.00%	30.00%	—
SCI Saint Maximin Construction	France	FC	55.00%	55.00%	—	55.00%	55.00%	—
SCI Immobilière de la Pommeraie	France	PC	50.00%	50.00%	—	50.00%	50.00%	—
SCI Pommeraie Parc	France	FC	60.00%	60.00%	—	60.00%	60.00%	—
SCI Champs des Haies	France	FC	60.00%	60.00%	—	60.00%	60.00%	—
SCI La Rive	France	FC	85.00%	85.00%	—	85.00%	85.00%	—
SCI Rebecca	France	FC	70.00%	70.00%	—	70.00%	70.00%	—
SCI Aulnes Développement	France	PC	25.50%	25.50%	—	50.00%	50.00%	—
SARL Proreal	France	FC	51.00%	51.00%	—	51.00%	51.00%	—
SNC Parc de Coquelles	France	PC	50.00%	50.00%	—	50.00%	50.00%	—
SCI Achères 2000	France	EM	30.00%	30.00%	—	30.00%	30.00%	—
SCI Le Mais	France	FC	80.00%	80.00%	—	80.00%	80.00%	—
SCI le Grand Pré	France	FC	60.00%	60.00%	—	60.00%	60.00%	—
SCI Champs de Mais	France	EM	40.00%	40.00%	—	40.00%	40.00%	—
SCI LC	France	FC	88.00%	88.00%	—	100.00%	100.00%	—
SARL Société du bois des fenêtres	France	EM	20.00%	20.00%	—	20.00%	20.00%	—
SAS Kle Projet 1	France	FC	100.00%	100.00%	—	100.00%	100.00%	—
SAS Klecapnor	France	FC	100.00%	84.11%	15.89%	100.00%	100.00%	—
SARL Immo Dauland	France	FC	100.00%	84.13%	15.87%	100.00%	100.00%	—
SAS Carré Jaude 2	France	FC	100.00%	100.00%	—	100.00%	100.00%	—
Klépierre Créteil	France	FC	100.00%	100.00%	—	100.00%	100.00%	—
SCI Albert 31	France	FC	83.00%	83.00%	—	100.00%	100.00%	—
SCI Galeries Drancéennes	France	FC	100.00%	100.00%	—	100.00%	100.00%	—
Kleprim’s	France	PC	50.00%	50.00%	—	50.00%	50.00%	—
SCI Portes de Claye	France	FC	55.00%	55.00%	—	55.00%	55.00%	—
Klecab SCI	France	FC	100.00%	0.00%	100.00%	100.00%	0.00%	100.00%
SCI Kléber Odysseum	France	FC	100.00%	0.00%	100.00%	100.00%	0.00%	100.00%
SCI Odysseum 2	France	FC	100.00%	0.00%	100.00%	100.00%	0.00%	100.00%
SNC Le Havre Colbert	France	FC	100.00%	0.00%	100.00%	100.00%	0.00%	100.00%
Service providers – France
SNC Klépierre Management	France	FC	100.00%	100.00%	—	100.00%	100.00%	—
SAS Klépierre Conseil	France	FC	100.00%	100.00%	—	100.00%	100.00%	—
SNC Klépierre Brand Ventures	France	FC	100.00%	100.00%	—	100.00%	100.00%	—
Klépierre Gift Cards	France	FC	100.00%	0.00%	100.00%	100.00%	0.00%	100.00%
SAS Klépierre Finance	France	FC	100.00%	100.00%	—	100.00%	100.00%	—
Shopping centers – International
SA Coimbra	Belgium	FC	100.00%	100.00%	—	100.00%	100.00%	—
SA Cinémas de l’esplanade	Belgium	FC	100.00%	100.00%	—	100.00%	100.00%	—
SA Foncière de Louvain-la-Neuve	Belgium	FC	100.00%	100.00%	—	100.00%	100.00%	—
SA Place de l’Accueil	Belgium	FC	100.00%	100.00%	—	100.00%	100.00%	—
Les Offices de l’esplanade II	Belgium	FC	100.00%	100.00%	—	100.00%	100.00%	—
Steen & Strøm Holding AS	Denmark	FC	56.10%	56.10%	—	100.00%	100.00%	—
Bryggen, Vejle A/S	Denmark	FC	56.10%	56.10%	—	100.00%	100.00%	—
Bruun’s Galleri ApS	Denmark	FC	56.10%	56.10%	—	100.00%	100.00%	—
Field’s Copenhagen I/S	Denmark	FC	56.10%	56.10%	—	100.00%	100.00%	—
Steen & Strøm Centerudvikling IV A/S	Denmark	FC	56.10%	56.10%	—	100.00%	100.00%	—
Field’s Eier I ApS	Denmark	FC	56.10%	56.10%	—	100.00%	100.00%	—
Field’s Eier II A/S	Denmark	FC	56.10%	56.10%	—	100.00%	100.00%	—
Steen & Strøm CenterUdvikling VI A/S	Denmark	FC	56.10%	56.10%	—	100.00%	100.00%	—
SA Klecar Foncier Iberica	Spain	FC	83.06%	83.06%	—	100.00%	100.00%	—
SA Klecar Foncier España	Spain	FC	83.06%	83.06%	—	100.00%	100.00%	—

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

		Methods at	% of interest			% of control
Companies	Country	12/31/2013(1)	12/31/2013	12/31/2012	Change	12/31/2013	12/31/2012	Change
SA Klépierre Vallecas	Spain	FC	100.00%	100.00%	—	100.00%	100.00%	—
Klépierre Molina	Spain	FC	100.00%	100.00%	—	100.00%	100.00%	—
SA Klépierre Nea Efkarpia	Greece	FC	83.00%	83.00%	—	100.00%	100.00%	—
SA Klépierre Foncier Makedonia	Greece	FC	83.01%	83.01%	—	100.00%	100.00%	—
SA Klépierre Athinon A.E.	Greece	FC	83.00%	83.00%	—	100.00%	100.00%	—
SA Klépierre Peribola Patras	Greece	FC	83.00%	83.00%	—	100.00%	100.00%	—
Klépierre Larissa	Greece	FC	100.00%	100.00%	—	100.00%	100.00%	—
Sarl Szeged Plaza	Hungary	FC	100.00%	100.00%	—	100.00%	100.00%	—
Sarl Szolnok Plaza	Hungary	FC	100.00%	100.00%	—	100.00%	100.00%	—
Sarl Zalaegerszeg Plaza	Hungary	FC	100.00%	100.00%	—	100.00%	100.00%	—
Sarl Nyiregyhaza Plaza	Hungary	FC	100.00%	100.00%	—	100.00%	100.00%	—
SA Duna Plaza	Hungary	FC	100.00%	100.00%	—	100.00%	100.00%	—
Sarl CSPL 2002 (Cespel)	Hungary	FC	100.00%	100.00%	—	100.00%	100.00%	—
Sarl GYR 2002 (Gyor)	Hungary	FC	100.00%	100.00%	—	100.00%	100.00%	—
Sarl Debrecen 2002	Hungary	FC	100.00%	100.00%	—	100.00%	100.00%	—
Sarl Uj Alba 2002	Hungary	FC	100.00%	100.00%	—	100.00%	100.00%	—
Sarl Miskolc 2002	Hungary	FC	100.00%	100.00%	—	100.00%	100.00%	—
Sarl Kanizsa 2002	Hungary	FC	100.00%	100.00%	—	100.00%	100.00%	—
Sarl KPSVR 2002 (Kaposvar)	Hungary	FC	100.00%	100.00%	—	100.00%	100.00%	—
Klépierre Corvin	Hungary	FC	100.00%	100.00%	—	100.00%	100.00%	—
Corvin Vision	Hungary	FC	66.67%	66.67%	—	66.67%	66.67%	—
Klépierre Trading	Hungary	FC	100.00%	100.00%	—	100.00%	100.00%	—
Spa IGC	Italy	FC	88.00%	71.30%	16.70%	88.00%	71.30%	16.70%
Spa Klecar Italia	Italy	FC	83.00%	83.00%	—	100.00%	100.00%	—
Spa Klefin Italia	Italy	FC	100.00%	100.00%	—	100.00%	100.00%	—
Galleria Commerciale Collegno	Italy	FC	100.00%	100.00%	—	100.00%	100.00%	—
Galleria Commerciale Serravalle	Italy	FC	100.00%	100.00%	—	100.00%	100.00%	—
Galleria Commerciale Assago	Italy	FC	100.00%	100.00%	—	100.00%	100.00%	—
Galleria Commerciale Klépierre	Italy	FC	100.00%	100.00%	—	100.00%	100.00%	—
Galleria Commerciale Cavallino	Italy	FC	100.00%	100.00%	—	100.00%	100.00%	—
Galleria Commerciale Solbiate	Italy	FC	100.00%	100.00%	—	100.00%	100.00%	—
Clivia 2000	Italy	PC	50.00%	50.00%	—	50.00%	50.00%	—
K2	Italy	FC	95.06%	95.06%	—	95.06%	95.06%	—
Klépierre Matera	Italy	FC	100.00%	100.00%	—	100.00%	100.00%	—
Galleria Commerciale Il Destriero	Italy	PC	50.00%	50.00%	—	50.00%	50.00%	—
SA Klépierre Luxembourg	Luxembourg	FC	100.00%	100.00%	—	100.00%	100.00%	—
Holding Klege	Luxembourg	PC	50.00%	50.00%	—	50.00%	50.00%	—
Storm Holding Norway	Norway	FC	56.10%	56.10%	—	100.00%	100.00%	—
Steen & Strom AS	Norway	FC	56.10%	56.10%	—	100.00%	100.00%	—
Slagenveien 2 AS	Norway	FC	56.10%	56.10%	—	100.00%	100.00%	—
Nordbyen Senter 2 AS	Norway	PC	28.05%	56.10%	-28.05%	50.00%	100.00%	-50.00%
Amanda Storsenter AS	Norway	FC	56.10%	56.10%	—	100.00%	100.00%	—
Åsane Storsenter DA	Norway	PC	27.99%	27.99%	—	49.90%	49.90%	—
Åsane Kulturutvikling AS	Norway	PC	27.99%	27.99%	—	49.90%	49.90%	—
Åsane Hotellutvikling AS	Norway	PC	27.99%	27.99%	—	49.90%	49.90%	—
Åsane Kontorutvikling AS	Norway	PC	27.99%	27.99%	—	49.90%	49.90%	—
Farmandstredet Eiendom AS	Norway	FC	56.10%	56.10%	—	100.00%	100.00%	—
Farmandstredet ANS	Norway	FC	56.10%	56.10%	—	100.00%	100.00%	—
Hovlandbanen AS	Norway	FC	56.10%	56.10%	—	100.00%	100.00%	—
Nerstranda AS	Norway	FC	56.10%	56.10%	—	100.00%	100.00%	—
SSI Lillestrøm Torv AS	Norway	FC	56.10%	56.10%	—	100.00%	100.00%	—
Hamar Storsenter AS	Norway	FC	56.10%	56.10%	—	100.00%	100.00%	—
Metro Senter ANS	Norway	PC	28.05%	28.05%	—	50.00%	50.00%	—
Stavanger Storsenter AS	Norway	FC	56.10%	56.10%	—	100.00%	100.00%	—

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

		Methods at	% of interest			% of control
Companies	Country	12/31/2013(1)	12/31/2013	12/31/2012	Change	12/31/2013	12/31/2012	Change
Torvbyen Utvikling AS	Norway	FC	56.10%	56.10%	—	100.00%	100.00%	—
Økern Sentrum Ans	Norway	PC	28.05%	28.05%	—	50.00%	50.00%	—
KS Markedet	Norway	FC	56.10%	56.10%	—	100.00%	100.00%	—
Gulskogen Senter ANS	Norway	FC	56.10%	56.10%	—	100.00%	100.00%	—
Torvhjørnet Lillestrøm ANS	Norway	FC	56.10%	56.10%	—	100.00%	100.00%	—
Vintebro Senter DA	Norway	FC	56.10%	56.10%	—	100.00%	100.00%	—
Åsane Senter AS	Norway	PC	27.99%	27.99%	—	49.90%	49.90%	—
Økern Eiendom ANS	Norway	PC	28.05%	28.05%	—	50.00%	50.00%	—
Slagenveien AS	Norway	FC	56.10%	56.10%	—	100.00%	100.00%	—
Markedet Haugesund AS	Norway	PC	28.05%	56.10%	-28.05%	50.00%	100.00%	-50.00%
Storebrand Kjøpesenter Metro AS	Norway	PC	28.05%	0.00%	28.05%	50.00%	0.00%	50.00%
Markedet Haugesund II AS	Norway	FC	56.10%	56.10%	—	100.00%	100.00%	—
Nordbyen Senter AS	Norway	FC	56.10%	56.10%	—	100.00%	100.00%	—
Nordbyen Senter DA	Norway	PC	28.05%	56.10%	-28.05%	50.00%	100.00%	-50.00%
Gulskogen Prosjekt & Eiendom AS	Norway	FC	56.10%	56.10%	—	100.00%	100.00%	—
Lille Eiendom AS	Norway	FC	37.03%	37.03%	—	66.00%	66.00%	—
Steen & Strøm Mediapartner Norge AS	Norway	FC	56.10%	56.10%	—	100.00%	100.00%	—
Økern Sentrum AS	Norway	PC	28.05%	28.05%	—	50.00%	50.00%	—
Nordal ANS	Norway	PC	28.05%	28.05%	—	50.00%	50.00%	—
Capucine BV	Netherlands	FC	100.00%	100.00%	—	100.00%	100.00%	—
Klépierre Nordica	Netherlands	FC	100.00%	100.00%	—	100.00%	100.00%	—
Klémentine	Netherlands	FC	100.00%	100.00%	—	100.00%	100.00%	—
Klépierre Sadyba	Poland	FC	100.00%	100.00%	—	100.00%	100.00%	—
Klépierre Kraków	Poland	FC	100.00%	100.00%	—	100.00%	100.00%	—
Klépierre Poznań	Poland	FC	100.00%	100.00%	—	100.00%	100.00%	—
Ruda Slaska Plaza Sp. z o.o.	Poland	FC	100.00%	100.00%	—	100.00%	100.00%	—
Sadyba Best Mall Sp. z o.o. Spolka Komanditowa	Poland	FC	100.00%	100.00%	—	100.00%	100.00%	—
Krakow Sp. z o.o.	Poland	FC	100.00%	100.00%	—	100.00%	100.00%	—
Klépierre Poland	Poland	FC	100.00%	100.00%	—	100.00%	100.00%	—
Klépierre Rybnik	Poland	FC	100.00%	100.00%	—	100.00%	100.00%	—
Klépierre Sosnowiec	Poland	FC	100.00%	100.00%	—	100.00%	100.00%	—
Movement Poland SA	Poland	FC	100.00%	100.00%	—	100.00%	100.00%	—
Klépierre Lublin	Poland	FC	100.00%	100.00%	—	100.00%	100.00%	—
Klépierre Galeria Kraków Sp.z.o.o.	Poland	FC	100.00%	100.00%	—	100.00%	100.00%	—
Sadyba Best Mall Sp. z o.o.	Poland	FC	100.00%	100.00%	—	100.00%	100.00%	—
KLP Poznań Sp. z o.o.	Poland	FC	100.00%	0.00%	100.00%	100.00%	0.00%	100.00%
KLP Ruda Slaska Sp. z o.o.	Poland	FC	100.00%	0.00%	100.00%	100.00%	0.00%	100.00%
KLP Sadyba Sp. z o.o.	Poland	FC	100.00%	0.00%	100.00%	100.00%	0.00%	100.00%
KLP Rybnik Sp. z o.o.	Poland	FC	100.00%	0.00%	100.00%	100.00%	0.00%	100.00%
KLP Lublin Sp. z o.o.	Poland	FC	100.00%	0.00%	100.00%	100.00%	0.00%	100.00%
KLP Polzka Sp. z o.o.	Poland	FC	100.00%	0.00%	100.00%	100.00%	0.00%	100.00%
Fiz Ipopema 96	Poland	FC	100.00%	0.00%	100.00%	100.00%	0.00%	100.00%
SA Klélou-Immobiliare	Portugal	FC	100.00%	100.00%	—	100.00%	100.00%	—
SA Klépierre Portugal SGPS SA	Portugal	FC	100.00%	100.00%	—	100.00%	100.00%	—
SA Galeria Parque Nascente	Portugal	FC	100.00%	100.00%	—	100.00%	100.00%	—
SA Gondobrico	Portugal	FC	100.00%	100.00%	—	100.00%	100.00%	—
SA Klenor Imobiliaria	Portugal	FC	100.00%	100.00%	—	100.00%	100.00%	—
SA Klétel Imobiliaria	Portugal	FC	100.00%	100.00%	—	100.00%	100.00%	—
Kleminho	Portugal	FC	100.00%	100.00%	—	100.00%	100.00%	—
Klege Portugal	Portugal	PC	50.00%	50.00%	—	50.00%	50.00%	—
Klépierre Cz	Czech Republic	FC	100.00%	100.00%	—	100.00%	100.00%	—
Klépierre Praha S.R.O.	Czech Republic	FC	100.00%	100.00%	—	100.00%	100.00%	—
Klépierre Plzen	Czech Republic	FC	100.00%	100.00%	—	100.00%	100.00%	—

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

		Methods at	% of interest			% of control
Companies	Country	12/31/2013(1)	12/31/2013	12/31/2012	Change	12/31/2013	12/31/2012	Change
Arcol	Slovakia	FC	100.00%	100.00%	—	100.00%	100.00%	—
Nordica Holdco	Sweden	FC	56.10%	56.10%	—	56.10%	56.10%	—
Steen & Strøm Holding AB	Sweden	FC	56.10%	56.10%	—	100.00%	100.00%	—
FAB CentrumInvest	Sweden	FC	56.10%	56.10%	—	100.00%	100.00%	—
FAB Emporia	Sweden	FC	56.10%	56.10%	—	100.00%	100.00%	—
FAB Överby Köpcentrum	Sweden	FC	56.10%	56.10%	—	100.00%	100.00%	—
Detaljhandelshuset i Hyllinge AB	Sweden	FC	56.10%	56.10%	—	100.00%	100.00%	—
FAB Sollentuna Centrum	Sweden	FC	56.10%	56.10%	—	100.00%	100.00%	—
FAB Borlänge Köpcentrum	Sweden	FC	56.10%	56.10%	—	100.00%	100.00%	—
FAB Marieberg Centrum	Sweden	FC	56.10%	56.10%	—	100.00%	100.00%	—
Västra Torp Mark AB	Sweden	FC	56.10%	56.10%	—	100.00%	100.00%	—
NorthMan Sverige AB	Sweden	FC	56.10%	56.10%	—	100.00%	100.00%	—
FAB Viskaholm	Sweden	FC	56.10%	56.10%	—	100.00%	100.00%	—
FAB Uddevallatorpet	Sweden	FC	56.10%	56.10%	—	100.00%	100.00%	—
FAB Hageby Centrum	Sweden	FC	56.10%	56.10%	—	100.00%	100.00%	—
Mitt i City i Karlstad FAB	Sweden	FC	56.10%	56.10%	—	100.00%	100.00%	—
FAB Allum	Sweden	FC	56.10%	56.10%	—	100.00%	100.00%	—
FAB P Brodalen	Sweden	FC	56.10%	56.10%	—	100.00%	100.00%	—
Partille Lexby AB	Sweden	FC	56.10%	56.10%	—	100.00%	100.00%	—
FAB P Åkanten	Sweden	FC	56.10%	56.10%	—	100.00%	100.00%	—
FAB P Porthälla	Sweden	FC	56.10%	56.10%	—	100.00%	100.00%	—
Fastighets Västra Götaland AB	Sweden	FC	56.10%	56.10%	—	100.00%	100.00%	—
Mässcenter Torp AB	Sweden	FC	56.10%	56.10%	—	100.00%	100.00%	—
Grytingen Nya AB	Sweden	FC	36.35%	36.35%	—	64.79%	64.79%	—
FAB Lackeraren Borlänge	Sweden	FC	56.10%	56.10%	—	100.00%	100.00%	—
FAB Centrum Västerort	Sweden	FC	56.10%	56.10%	—	100.00%	100.00%	—
FAB Lantmäteribacken	Sweden	FC	56.10%	56.10%	—	100.00%	100.00%	—
Service providers – International
Steen & Strøm CenterDrift A/S	Denmark	FC	56.10%	56.10%	—	100.00%	100.00%	—
Steen & Strøm CenterService A/S	Denmark	FC	56.10%	56.10%	—	100.00%	100.00%	—
Steen & Strøm Denmark A/S	Denmark	FC	56.10%	56.10%	—	100.00%	100.00%	—
Klépierre Management España	Spain	FC	100.00%	100.00%	—	100.00%	100.00%	—
Klépierre Management Hellas	Greece	FC	100.00%	100.00%	—	100.00%	100.00%	—
Klépierre Management Magyarország	Hungary	FC	100.00%	100.00%	—	100.00%	100.00%	—
Klépierre Management Italia	Italy	FC	100.00%	100.00%	—	100.00%	100.00%	—
Nordbyen Senterforening AS	Norway	FC	41.85%	41.85%	—	74.60%	74.60%	—
Steen & Strøm Senterservice AS	Norway	FC	56.10%	56.10%	—	100.00%	100.00%	—
Åsane Storsenter Drift AS	Norway	PC	27.99%	27.99%	—	49.90%	49.90%	—
Steen & Strøm Norge AS	Norway	FC	56.10%	56.10%	—	100.00%	100.00%	—
Klépierre Management Polska	Poland	FC	100.00%	100.00%	—	100.00%	100.00%	—
Klépierre Management Portugal	Portugal	FC	100.00%	100.00%	—	100.00%	100.00%	—
Klépierre Management Česká republika	Czech Republic	FC	100.00%	100.00%	—	100.00%	100.00%	—
Klépierre Management Slovensko	Slovakia	FC	100.00%	100.00%	—	100.00%	100.00%	—
Steen & Strøm Sverige AB	Sweden	FC	56.10%	56.10%	—	100.00%	100.00%	—

		Methods at 12/31/2013(1)	% of interest		% of control
Deconsolidated companies	Country		12/31/2013	12/31/2012	12/31/2013	12/31/2012	Comments
Torvbyen Senter AS	Norway	NC	0.00%	56.10%	0.00%	100.00%	Disposed
Os Alle 3 AS	Norway	NC	0.00%	56.10%	0.00%	100.00%	Disposed
Stovner Senter AS	Norway	NC	0.00%	56.10%	0.00%	100.00%	Disposed
Torvbyen Drift AS	Norway	NC	0.00%	21.32%	0.00%	38.00%	Disposed
Prosjektselskabet af 10.04.2001 ApS	Denmark	NC	0.00%	56.10%	0.00%	100.00%	Liquidated
Entreprenørselskapet af 10.04.2001 P/S	Denmark	NC	0.00%	56.10%	0.00%	100.00%	Liquidated

(1)	FC: Full Consolidation. – PC: Proportional Consolidation. – EM: Equity Method Consolidation. – NC: Deconsolidated during the period.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2013 the Group scope of consolidation includes 251 companies compared to 244 at December 31, 2012, including 216 fully consolidated companies, 29 proportionally consolidated companies and 6 companies consolidated using the equity method.

Main events of the year:

•	In France:

•	After the tender offer followed by a squeeze-out procedure for the shares of Klémurs which took place respectively from February 21 to March 8, 2013 and from 10 to April 15, 2013, Klépierre SA acquired all of the minority interests, i.e. 15.89% of the capital. The interest held in the share capital of Klémurs increased from 84.11% to 100%. As a result, the interest held in the subsidiaries Klecapnor and Immo Dauland, increased respectively from 84.11% and 84.13% to 100%. The subsidiaries remain consolidated under full integration method. This acquisition of non-controlling interests was recorded as an equity transaction, being a transaction without change in control. As a consequence no goodwill adjustment was recorded.

•	On November 29, 2013, Klépierre acquired the 50% held by Icade in the Odysseum shopping center in Montpellier (SCI Odysseum Place de France). Following this transaction, Klépierre held 100% of this center. The company is thus consolidated by full integration.

This transaction also led to the acquisition of the company SCI Odysseum 2 and the creation of the company SCI Kléber Odysseum, both wholly-owned by Klépierre and consolidated by full integration.

This acquisition was handled as a business combination achieved in stages. The fair value on the date of acquisition of the equity stake of shareholders’ equity held by the Group in Odysseum immediately prior to the acquisition totaled 74.4 million euros.

An amount of 20.3 million euros was recognized in the line “Income from the disposal of investment properties” in the statement of comprehensive income following the adjustment to fair value of the equity share held by the acquirer before the business combination.

The total of net assets at fair value recognized in the consolidated financial statements at the acquisition date amounts to 148.8 million euros. The 148.8 million euros consideration breaks down into 74.4 million euros of cash for the additional acquisition of 50% of the shares of the company and 74.4 million euros for the previously held 50% revalued at the acquisition date.

Since the acquisition date, the SCI Odysseum Place de France contributed 100% to the lease income for 1.3 million euros and to the net result for 0.5 million euros (excluding revaluation). If the acquisition had taken place in the beginning of the year, the contribution at 100% of the company would have been:

(in thousands of euros)
Lease income	15 270
Profit before tax	6 485

•	In Norway:

•	The Group sold 50% of the shares of Nordbyen Senter DA to the company KLP in early February 2013. The subsidiary is now under joint control and therefore was proportionally consolidated from June 30, 2013. In accordance with IAS 27 revised, this transaction which resulted in a loss of control, led to the recognition of a capital gain on disposal and the remaining interest was remeasured at fair value with the change being recognized in income.

•	As part of the disposal of 4 shopping centers on November 29, 2013, 3 real estate companies left the consolidation scope (Torvbyen Senter AS, Os Alle 3 AS and Storvner Senter AS), as well as a management company (Torvbyen Drift AS). These 4 centers were acquired by Sektor Portefølje II AS, investment vehicle owned by Partner Group managed entities (75%), Sektor Gruppen AS (15%) and Steen & Strøm AS (10%). The residual participation of the Group in these 4 centers is considered as a short-term investment and is classified in investments held for sale in the consolidated financial statements.

•	In Italy:

•	On December 5, 2013, Klépierre Luxembourg acquired 16.7% of the Italian company IGC from the company Finiper. Following this transaction, Klépierre Luxembourg held 88% of IGC. This transaction has no impact on the consolidation method. In accordance with IAS 27 revised, this acquisition of non-controlling interests was recorded as an equity transaction, being a transaction without change in control. Consequently, no additional goodwill was recognized.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. NOTES TO THE FINANCIAL STATEMENTS: BALANCE SHEET

5.1. Goodwill

(in thousands of euros)	12/31/2012	Acquisitions, new businesses and contributions	Reduction by disposals, retirement of assets	Other movements, reclassification	12/31/2013
Metropoli	913				913
Vignate	520				520
Galeria Parque Nascente	1 713				1 713
Klépierre Management España	10 877				10 877
Klépierre Management	52 374				52 374
Klépierre Management Magyarország	3 391				3 391
SCOO	546				546
ICD	910				910
IGC	36 458				36 458
Klépierre Management Italia	8 424				8 424
Steen & Strøm	12 832			-1 568	11 264
Coimbra	3 378				3 378
Clivia	2 313				2 313
Other goodwill	676				676
NET GOODWILL	135 325	0	0	-1 568	133 757

Goodwill at December 31, 2013 totaled 133.8 million euros, compared with 135.3 million euros at December 31, 2012. The change is attributable to the re-measurement of the goodwill on Steen & Strøm due to exchange rate movements.

5.2. Intangible assets

The “Software” item includes software in use as well as ongoing expenses. The change of this item is due to the deployment of the Group’s new management and accounting system (Italy and Scandinavia).

(in thousands of euros)	12/31/2012	Acquisitions, new businesses and contributions	Reduction by disposals, retirement of assets	Allowances for the period	Currency fluctuations	Changes in the scope of consolidation	Other movements, reclassification	12/31/2013
Leasehold right	1 804							1 804
Goodwill	6 384						-108	6 276
Software	41 479	9 241	-4		-112		2	50 606
Concessions, patents and similar rights	1 822				-108			1 714
Other intangible assets	6 018	1 079	-569		-4		-1 122	5 402

TOTAL GROSS VALUE	57 507	10 320	-573	0	-224	0	-1 228	65 802

Leasehold right	-472			-110				-582
Goodwill	-3 340			-404			98	-3 646
Software	-14 160		4	-4 852	9			-18 998
Concessions, patents and similar rights	-1 094			-50	53			-1 092
Other intangible assets	-4 636		507	-137			175	-4 091

TOTAL DEPRECIATION AND AMORTIZATION	-23 702	0	511	-5 553	62	0	274	-28 408

INTANGIBLE ASSETS – NET VALUE	33 805	10 320	-62	-5 553	-162	0	-954	37 394

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5.3. Property, plant and equipment and work in progress

Property, plant and equipment include operating furniture and equipment.

(in thousands of euros)	12/31/2012	Acquisitions, new businesses and contributions	Reduction by disposals, retirement of assets	Allowances for the period	Currency fluctuations	Changes in the scope of consolidation	Other movements, reclassification	12/31/2013
Non-depreciable assets	10 210		-10 210					—
Depreciable assets and work in progress	58 519	6 996	-16 897		-2 806	-801	-2 367	42 643

TOTAL GROSS VALUE	68 729	6 996	-27 107	—	-2 806	-801	-2 367	42 643

Depreciable assets	-37 248		11 987	-5 792	1 791	600	1 358	-27 304

TOTAL DEPRECIATION AND AMORTIZATION	-37 248	—	11 987	-5 792	1 791	600	1 358	-27 304

Impairment	—							—
PROPERTY, PLANT AND EQUIPMENT AND WORK IN PROGRESS – NET VALUE	31 482	6 996	-15 120	-5 792	-1 015	-201	-1 009	15 339

The disposal made during the period mainly concerns the company’s business premises located at 21, rue La Pérouse, in Paris.

5.4. Investment property

(in thousands of euros)	12/31/2012	Acquisitions, new businesses and contributions	Reduction by disposals, retirement of assets	Allowances for the period	Currency fluctuations	Changes in the scope of consolidation	Other movements, reclassification	12/31/2013
Non-depreciable assets	5 616 408	182 779	-155 470		-100 717	-109 201	-568 012	4 865 787
Depreciable assets	7 819 213	243 582	-73 553		-171 842	-134 651	-574 337	7 108 412

TOTAL GROSS VALUE	13 435 620	426 361	-229 023	—	-272 559	-243 852	-1 142 349	11 974 198

Amortization of depreciable assets	-1 764 187		25 240	-313 003	30 736	28 922	296 486	-1 695 807

TOTAL DEPRECIATION AND AMORTIZATION	-1 764 187	—	25 240	-313 003	30 736	28 922	296 486	-1 695 807

Impairment	-370 395			-62 161			1 743	-430 813
INVESTMENT PROPERTY NET – VALUE	11 301 038	426 361	-203 783	-375 164	-241 823	-214 930	-844 121	9 847 578

Main acquisitions (excluding the revaluation of the investments in the Nordbyen and Odysseum assets), were mostly made in Sweden (Emporia for 21.7 million euros and Kristianstad for 35.1 million euros) and in France (Espace Coty in Le Havre for 15.4 million euros).

The main disposals concern Chalon-sur-Saône and Avignon shopping centers, the offices of Paris Neuilly Étoile, Paris Meyerbeer and the investment property located at 21, avenue Kléber in Paris as well as the sale of 100% of the Norwegian shopping center Nordbyen and 50% of the Odys-seum shopping center (see note 1.2).

The “Other movements and reclassifications” item represents the net balance arising as a result of the reclassification of investment properties as “Investment property held for sale”(-1 129.3 million euros), and assets brought into use during the period and so reclassified from “Investment property under construction”(+285.2 million euros).

The “Impairment” item recorded an impairment allowance net of reversals of 62.2 million euros includes:

•	allowances of 94.0 million euros, mainly related to shopping centers in Spain (37.7 million euros), Sweden (15.8 million euros), France (11.2 million euros), Hungary (10.7 million euros) and in Italy (9.1 million euros);

•	reversals of 31.8 million euros, mainly related to Norway (11.0 million euros) and Czech Republic (6.1 million euros).

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The table below presents the quantitative information used to determine the fair values of assets for the purposes of the impairment tests performed on the investment property:

Shopping centers 12/31/2013 (in thousands of euros)		Yied rate	Discount rate (a)	Exit rate (b)
	Max	8.5%	11.0%	11.0%
France-Belgium	Min	4.4%	5.8%	4.5%
	Weighted average	5.5%	6.7%	5.4%
	Max	10.4%	12.3%	10.3%
Iberia (Spain, Portugal)	Min	6.8%	8.8%	6.8%
	Weighted average	7.8%	9.6%	7.7%
	Max	11.5%	12.5%	11.0%
Central Europe (Hungary, Poland, Czech Republic)	Min	5.9%	7.0%	6.0%
	Weighted average	7.0%	8.2%	7.3%
	Max	7.1%	16.6%	12.6%
Scandinavia (Norway, Sweden, Denmark)	Min	4.9%	5.6%	5.3%
	Weighted average	5.5%	8.1%	6.3%
	Max	15.0%	15.3%	9.5%
Italy	Min	6.3%	7.0%	6.3%
	Weighted average	6.5%	7.7%	6.9%
	Max	13.0%	17.6%	13.0%
Other countries (Greece, Slovakia)	Min	9.5%	9.2%	10.0%
	Weighted average	10.1%	11.0%	10.3%

Net initial yield, discount rate and exit yield weighted by gross market values (at 100% and not in group share).

(a)	Rate used to calculate the net present value of future cash flows.
(b)	Rate used to capitalize the exit rent to determine the exit value of an asset.

Annual rent in € per sq.m. 12/31/2013 (c) (in thousands of euros)	France-Belgium	Iberia (Spain, Portugal)	Central Europe (Hungary, Poland, Czech republic)	Scandinavia (Norway, Sweden, Denmark)	Italy	Other countries (Greece, Slovakia)
Max	1 645	627	411	391	551	482
Min	48	72	33	121	77	120
Weighted average	337	340	151	266	329	199

(c)	Average annual rent (minimum guaranteed rent + sales based rent) per asset per sq.m.

5.5. Investment property under construction

(in thousands of euros)	12/31/2012	Acquisitions, new businesses and contributions	Reduction by disposals, retirement of assets	Allowances for the period	Currency fluctuations	Changes in the scope of consolidation	Other movements, reclassifications	12/31/2013
Investment property under construction	455 818	204 838	-26 725		-8 654	601	-285 230	340 648
Impairment	-9 548			-14 098				-23 646
INVESTMENT PROPERTY UNDER CONSTRUCTION – NET VALUE	446 270	204 838	-26 725	-14 098	-8 654	601	-285 230	317 002

The “Other movements and reclassifications” item relates to assets brought into use and, primarily, Carré Jaude in Clermont-Ferrand (98.9 million euros), Bègles – Rives d’Arcins (74.4 million euros) and Perpignan-Salanca (36.6 million euros) in France and Vinterbro in Norway (36.3 million euros).

Main investment properties under construction as of December 31, 2013 (gross amounts) are:

•	in France: several projects for a total amount of 101.7 million euros;

•	abroad: Field’s (39.4 million euros) and Odense (41 million euros) in Denmark, several projects in Sweden (42.5 million euros, mainly related to Kristianstad) and in Norway (34.1 million euros, mainly related to Åsane and Økern).

5.6. Investment property held for sale

(in thousands of euros)	12/31/2012	Acquisitions, new businesses and contributions	Reduction by disposals	Other movements, reclassifications	12/31/2013
INVESTMENT PROPERTY HELD FOR SALE	73 148	409	-99 760	1 142 019	1 115 816

At December 31, 2013, the properties held for sale are mainly composed of a proposed disposal of a portfolio of shopping centers to a consortium headed by Carrefour. This portfolio is composed of small and medium-size shopping centers initially acquired from Carrefour. The portfolio covers a total surface area of approximately 476 000 sq. m and includes 57 assets in France, 63 assets in Spain and 7 in Italy.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In addition, this item includes the Sephora store in Metz, as well as 3 office buildings in the Paris Grenelle business district, Paris Eiffel and Aubervilliers.

5.7. Investment held for sale

Investment held for sale amounts to 7 957 thousand euros and correspond to the remaining participation of the Group in 4 Norwegian centers sold during the fiscal year and considered as a short-term investment (see note 4).

5.8. Investment in associates

(in thousands of euros)
INVESTMENTS IN COMPANIES ACCOUNTED FOR UNDER THE EQUITY METHOD AT DECEMBER 31, 2012	19 789
Share in net income of associates 2013	1 705
Dividends received from companies accounted for under the equity method	-1 584
Change in the scope of consolidation	—
Changes in the Group’s interest and the consolidation methods	—
INVESTMENTS IN COMPANIES ACCOUNTED FOR UNDER THE EQUITY METHOD AT DECEMBER 31, 2013	19 910

6 companies were consolidated using the equity method at December 31, 2013.

The key balance sheet and income statement data for companies consolidated using the equity method are shown below (100% values):

(in thousands of euros)	12/31/2013	12/31/2012
Investment property	49 396	49 327
ASSETS	49 396	49 327
Restated equity	63 733	54 461
LIABILITIES	63 733	54 461
Lease income	6 194	5 504
NET INCOME	5 082	4 354

5.9. Other non-current assets

(in thousands of euros)	12/31/2012	Newly consolidated	Increases	Reductions	Other	12/31/2013
Other long-term investments	147		3		-4	146
Loans and advances to non-consolidated companies, companies consolidated using the equity method and proportionally consolidated companies	3 051		470	-980	-641	1 900
Loans	117		98	-74		141
Deposits	12 439		1 261	-1 585	4	12 119
Other long-term financial investments	1 301			-61	-18	1 222

TOTAL	17 055	0	1 832	-2 700	-659	15 528

5.10. Inventory

At December 31, 2013, inventory totaled 0.4 million euros. It consisted of real estate assets acquired to be sold in the ordinary course of business of the corresponding entities.

5.11. Trade accounts and notes receivable

Trade accounts include the effect of spreading benefits granted to tenants of offices and shopping centers.

All receivables have a maturity of less than one year, except stepped rents and rent-free periods which are spread over the fixed term of the lease.

(in thousands of euros)	12/31/2013	12/31/2012
Trade receivables	132 657	144 287
Stepped rents and rent-free periods of leases	22 231	20 040
GROSS VALUE	154 888	164 326
Provisions on bad debts	-41 646	-31 161
NET VALUE	113 242	133 165

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5.12. Other receivables

12/31/2013
(in thousands of euros)	Total	Less than one year	More than one year	12/31/2012
Tax receivables	32 203	32 104	99	33 533
• Corporate income tax	6 590	6 590	—	5 986
• VAT	25 613	25 514	99	27 547
Other receivables	195 409	154 705	40 704	237 719
• Service charges due	2 250	2 250	—	44 269
• Down payments to suppliers	24 701	24 364	337	29 646
• Prepaid expenses	42 928	7 413	35 515	56 709
• Other	125 530	120 678	4 852	107 095

TOTAL	227 612	186 809	40 803	271 252

The VAT item includes outstanding refunds due from local tax authorities in respect of recent acquisitions or construction projects in progress. Pre-lease payments on building leases or emphyteutic rights are amortized over the lifetime of the lease and recognized under prepaid expenses, totaling 35.5 million euros.

Funds managed by Klépierre Management on behalf of principals are recognized under “Other” and totaled 82.4 million euros, compared with 60.7 million euros at December 31, 2012. The management accounts of the principals are recognized under “Other debts” for the same amount.

All receivables have a maturity of less than one year, except the non-current portion of building leases, which totaled 35.5 million euros at December 31, 2013.

5.13. Cash and cash equivalents

(in thousands of euros)	12/31/2013	12/31/2012
Cash equivalents	16 918	26 967
Treasury and certificates of deposit	3 500	—
Money market investments	13 418	26 967
Cash	125 450	179 047
Gross cash and cash equivalents	142 368	206 014
Bank facilities	31 334	39 276
NET CASH AND CASH EQUIVALENTS	111 035	166 738

Cash equivalents are composed of French UCITS-type monetary funds for 13.4 million euros and Italian treasury bills for 3.5 million euros. After taking into consideration the available funds managed by Klépierre Management on behalf of its principals (see note 5.12), the available cash and cash equivalents stand at 224.8 million euros.

5.14. Shareholders’ equity

5.14.1. Share capital

At December 31, 2013, capital was represented by 199 470 340 shares each of 1.40 euro par value. The capital is fully paid up. Shares are either registered or bearer.

(in thousands of euros)	Number of shares	Capital	Issue premiums
At January 1, 2013	199 470 340	279 259	1 773 630
Issuing of new shares over the 2013 fiscal year	—	—	—
AT DECEMBER 31, 2013	199 470 340	279 259	1 773 630

5.14.2. Treasury shares

	12/31/2013				12/31/2012
	Stock options	Free shares	Liquidity	External growth	Stock options	Free shares	Liquidity	External growth
Number of shares(1)	2 098 631	512 350	97 000	1 205 841	2 422 540	260 200	109 128	1 460 841
Acquisition value (in millions of euros)	54.3	10.9	2.9	25.5	58.1	5.5	4.8	30.9
Income from sale (in millions of euros)	0.4		2.9				3.6

(1) Of which allocated.	2 000 398				2 392 766

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Group sold shares in Klépierre SA during the year, as authorized by the ordinary general meetings of shareholders.

The acquisition cost of purchased securities and gains made on sales of securities were respectively debited from, and credited to, equity.

5.14.3. Non-controlling interests

Non-controlling interests decreased by 59.8 million euros due to the changes in scope: the acquisition of all minority interests in Klémurs by Klepierre SA and the acquisition of 16.7% of non-controlling interests of the Italian company IGC by Klépierre Luxembourg (see note 4). The remaining change in non-controlling interests concerns the payment of the dividend.

5.15. Current and non-current financial liabilities

5.15.1. Change in indebtedness

Current and non-current financial liabilities amount to 7 472 million euros as of December 31, 2013.

Net indebtedness totaled 7 191 million euros, compared with 7 353 million euros at December 31, 2012. Net indebtedness is the difference between financial liabilities (excluding fair value hedge revaluation) plus bank overdrafts minus available cash and marketable securities.

This 162 million euros decrease can be explained as follows:

•	most of the financing needs for the period were generated by investments (440 million euros), and the payment of the dividend in respect of fiscal year 2012 (293 million euros);

•	the financing needs for the period were covered by the company’s own financing resources, these being a combination of asset disposals (469.5 million euros) and free cash flow;

•	the conversion of foreign currency net debt into euros generated a negative foreign exchange impact of 159 million euros, which reflects the depreciation of Scandinavian currencies against the euro.

(in thousands of euros)	12/31/2013	12/31/2012
NON-CURRENT
Bonds net costs/premiums	3 307 787	3 280 751
• Of which revaluation due to fair value hedge	87 113	123 302
Loans and borrowings from credit institutions – more than 1 year	1 944 530	3 329 655
Other loans and borrowings	91 598	89 420
• Advance payments to the Group and associates	91 598	89 420

TOTAL NON-CURRENT FINANCIAL LIABILITIES	5 343 915	6 699 826

CURRENT
Bonds net costs/premiums	—	81 795
• Of which revaluation due to fair value hedge	—	—
Loans and borrowings from credit institutions – less than 1 year	1 330 490	63 761
Accrued interest	96 977	99 291
• On bonds	85 950	85 950
• On loans from credit institutions	7 462	10 239
• On advance payments to the Group and associates	3 564	3 102
Commercial paper	698 386	756 774
Other loans and borrowings	2 031	2 383
• Advance payments to the Group and associates	2 031	2 383

TOTAL CURRENT FINANCIAL LIABILITIES	2 127 884	1 004 004

TOTAL NON-CURRENT AND CURRENT FINANCIAL LIABILITIES	7 471 799	7 703 830

5.15.2. Principal sources of financing

The Group’s main financial resources are detailed in the table below.

The main changes result from the signature of a syndicated revolving credit facility (750 million euros) and bilateral loans (300 million euros) for a total amount of 1 050 million euros. These funds allowed the company to waive undrawn bilateral credit lines maturing on 2016 and 2018 (1 000 million euros).

In Scandinavia, the Group ensured the refinancing of a 390 million Norwegian kroner mortgage loan (50 million euros) by a bond issue for the same amount. Steen & Strøm also arranged a credit line of 300 million Norwegian kroner as back-up for commercial paper issuances.

Further to the sale of 4 shopping centers in Norway, the Group proceeded to the early repayments of several mortgage loans for an amount of 1 500 million Norwegian kroner (179 million euros).

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	GROUP’S FINANCING
(in millions of euros)	Borrower		Issue currency	Reference rate	Maturity date	Repayment profile	Maximum amount	Amount used as at 12/31/2013
Bonds							3 233	3 233
	Klépierre		EUR	4,250%	03/16/2016	In fine	689	689
	Klépierre		EUR	4,000%	04/13/2017	In fine	850	850
	Klépierre		EUR	2,750%	09/17/2019	In fine	500	500
	Klépierre		EUR	4,625%	04/14/2020	In fine	300	300
	Klépierre		EUR	4,750%	03/15/2021	In fine	600	600
	Klépierre		EUR	4,230%	05/21/2027	In fine	50	50
	Steen & Strøm		NOK	NIBOR	11/08/2016	In fine	75	75
	Steen & Strøm		NOK	NIBOR	11/11/2016	In fine	36	36
	Steen & Strøm		NOK	NIBOR	04/26/2017	In fine	47	47
	Steen & Strøm		NOK	NIBOR	09/14/2017	In fine	87	87
Syndicated loans							1 750	900
	Klépierre		EUR	Euribor	09/21/2014	In fine	1 000	900
	Klépierre		EUR	Euribor	06/04/2018	In fine	750	—
Bilateral loans							1 493	121
	Klépierre		EUR	E3m	06/30/2015	In fine	800	—
	Klépierre (others revolving credit facilities in euros)		EUR	E3m		In fine	509	9
	Klépierre		SEK	STIBOR	03/31/2014	In fine	113	113
	Steen & Strøm		NOK	NIBOR	03/04/2016	In fine	72	—
	of which back-up lines		EUR et NOK				672	—
Mortgage loans							2 101	2 101
of which:	IGC		EUR	E6m	09/30/2014	In fine	140	140
	Klecar Italia		EUR	E3m	06/30/2015	Amortized	94	94
	GC Assago		EUR	E3m	07/03/2015	Amortized	101	101
	K2		EUR	E3m	01/15/2023	Amortized	44	44
	Le Havre Vauban et Lafayette		EUR	E3m	12/31/2014	Amortized	24	24
	Steen & Strøm	(3)	NOK	NIBOR			394	394
	Steen & Strøm	(3)	SEK	STIBOR			783	783
	Steen & Strøm	(3)	DKK	CIBOR/Fixed (2)			506	506
Property finance leases							166	166
Short-term lines and bank overdrafts							110	17
Commercial papers							782	699
	Klépierre		EUR			In fine	600	517
	Steen & Strøm		NOK			In fine	182	182

TOTAL FOR THE GROUP(1)							8 963	7 237

(1)	Totals are calculated excluding the backup lines of funding since the maximum amount of the «commercial paper» line includes that of the backup line.
(2)	Of which fixed rate debt for 166 million euros.
(3)	Steen & Strøm has several loans in the three different Scandinavian currencies (NOK, SEK, DKK).

5.15.3. Financial covenants relating to financing and rating

The Group’s main credit agreements contain financial covenants, which could lead to a mandatory prepayment of the debt.

As of December 31, 2013, the Group’s financing covenants remain in line with the commitments agreed to under its contracts. The financial ratios are disclosed in the management report (see “Financial resources” note).

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5.15.4. Breakdown of borrowings by maturity date

Breakdown of current and non-current financial liabilities

(in thousands of euros)	Total	Less than one year	One to five years	More than five years
NON-CURRENT
Bonds net costs/premiums	3 307 787	—	1 857 787	1 450 000
• Of which revaluation due to fair value hedge	87 113	—	87 113
Loans and borrowings from credit institutions – more than one year	1 944 530	—	928 144	1 016 386
Other loans and borrowings	91 598	—	91 598	—
• Advance payments to the Group and associates	91 598	—	91 598	—

TOTAL NON-CURRENT FINANCIAL LIABILITIES	5 343 915	0	2 877 528	2 466 386

CURRENT
Bonds net costs/premiums	—	—
• Of which revaluation due to fair value hedge	—	—
Loans and borrowings from credit institutions – less than one year	1 330 490	1 330 490
Accrued interest	96 977	96 977
• On bonds	85 950	85 950
• On loans from credit institutions	7 462	7 462
• On advance payments to the Group and associates	3 564	3 564
Commercial paper	698 386	698 386
Other loans and borrowings	2 031	2 031
• Advance payments to the Group and associates	2 031	2 031

TOTAL CURRENT FINANCIAL LIABILITIES	2 127 884	2 127 884

TOTAL NON-CURRENT AND CURRENT FINANCIAL LIABILITIES	7 471 799	2 127 884	2 877 528	2 466 386

Maturity schedule of financing including principal and interests (non-discounted) amounts are as follows (million euros equivalent):

Repayment year	2014	2015	2016	2017	2018	2019	2020	2021	2022 and after	Total
Principal	1 956	424	857	1 178	349	624	395	747	709	7 237
Interest	175	170	152	120	99	86	64	33	207	1 106

TOTAL FOR THE GROUP (PRINCIPAL + INTERESTS)	2 130	594	1 009	1 297	448	710	459	780	916	8 344

In 2014, the main loan maturities concern the repayment of a syndicated loan issued in 2007 for 900 million euros, the ICG mortgage loan of 140 million euros as well as 1 520 million Norwegian kroner in commercial papers (181 million euros) covered by 2 back-up lines of 300 million Norwegian kroner each (72 million euros). In addition, commercial papers issued in euros (517 million euros) are fully covered by back-up lines.

At December 31, 2012, the amortization table for these contractual flows was as follows (in millions of euros):

Repayment year	2013	2014	2015	2016	2017	2018	2019	2020	2021 and after	Total
Principal	906	1 240	330	859	1 217	392	624	419	1 436	7 421
Interest	199	189	179	155	119	98	85	62	218	1 303

TOTAL FOR THE GROUP (PRINCIPAL + INTERESTS)	1 105	1 429	508	1 013	1 336	490	708	481	1 654	8 724

5.16. Hedging instruments

5.16.1. Rate hedging portfolio

As part of its risk management policy (see section 8 “Exposure to risks and hedging strategy”), Klépierre has settled interest rate swap agreements allowing it to switch from floating rate to fixed rate debt and vice versa. Thanks to these instruments, the Group’s hedging rate (the proportion of gross financial debt arranged or hedged at fixed rate) was 69% at December 31, 2013.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013, the breakdown of derivatives by maturity date was as follows:

	DERIVATIVES OF KLEPIERRE GROUP
Hedging relationship (in millions of euros)	Currency	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	Total
Cash flow hedge												2 324
	EUR	22	213	7	—	500	50	500	—	—	—	1 292
	NOK	179	—	144	105	—	—	—	—	—	—	428
	SEK	68	17	23	56	23	45	102	68	34	—	435
	DKK	67	—	40	—	—	—	—	62	—	—	170
Fair value hedge												1 100
	EUR	—	—	—	750	—	—	250	100	—	—	1 100
	NOK	—	—	—	—	—	—	—	—	—	—	—
	SEK	—	—	—	—	—	—	—	—	—	—	—
	DKK	—	—	—	—	—	—	—	—	—	—	—
Trading												1 536
	EUR	390	150	346	450	200	—	—	—	—	—	1 536
	NOK	—	—	—	—	—	—	—	—	—	—	—
	SEK	—	—	—	—	—	—	—	—	—	—	—
	DKK	—	—	—	—	—	—	—	—	—	—	—

TOTAL FOR THE GROUP		726	380	559	1 361	723	95	852	230	34	—	4 960

The corresponding contractual flows (interest) break down as follows (positive flows = payer flows):

(in millions of euros)	Hedging relationship	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	Total
Swaps	Cash flow hedge	27	37	31	25	15	7	—	—	—	—	143
Swaps	Fair value hedge	-28	-26	-22	-9	-4	-2	-1	—	—	—	-92
Swaps/cap	Trading	38	32	25	6	1	—	—	—	—	—	103
EUR – denominated derivatives		37	43	34	22	13	5	-1	—	—	—	153
NOK – denominated derivatives		7	5	2	—	—	—	—	—	—	—	15
SEK – denominated derivatives		7	5	2	—	-2	-2	-2	-1	—	—	7
DKK – denominated derivatives		4	2	1	—	—	—	-1	-1	—	—	4

TOTAL FOR THE GROUP		55	54	40	22	11	3	-3	-2	—	—	180

At December 31, 2012, the breakdown of derivatives by maturity date and the amortization schedule for the corresponding interest flows were as follows:

Hedging relationship	DERIVATIVES OF KLEPIERRE GROUP
(in millions of euros)	Currency	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	Total
Cash flow hedge												4 266
	EUR	200	212	665	357	450	700	50	500	—	—	3 134
	NOK	—	204	—	164	119	—	—	—	—	—	487
	SEK	—	70	17	23	58	23	47	105	70	35	449
	DKK	27	67	—	40	—	—	—	—	62	—	197
Fair value hedge												1 100
	EUR	—	—	—	—	750	—	—	250	100	—	1 100
	NOK	—	—	—	—	—	—	—	—	—	—	—
	SEK	—	—	—	—	—	—	—	—	—	—	—
	DKK	—	—	—	—	—	—	—	—	—	—	—
Trading												800
	EUR	200	200		400							800
	NOK	—	—	—	—	—	—	—	—	—	—	—
	SEK	—	—	—	—	—	—	—	—	—	—	—
	DKK	—	—	—	—	—	—	—	—	—	—	—

TOTAL FOR THE GROUP		427	753	682	984	1 378	723	97	855	232	35	6 166

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in millions of euros)	Hedging relationship	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	Total
Swaps	Cash flow hedge	72	79	76	56	33	20	9	—	—	—	345
Swaps	Fair value hedge	-29	-28	-26	-22	-10	-5	-4	-1	—	—	-125
Swaps/cap	Trading	11	13	12	3	—	—	—	—	—	—	39
EUR – denominated derivatives		54	63	63	37	24	14	5	-1	—	—	259
NOK – denominated derivatives		10	6	4	2	—	—	—	—	—	—	24
SEK – denominated derivatives		8	6	5	4	2	1	—	—	—	—	27
DKK – denominated derivatives		4	4	2	1	—	—	—	—	—	—	10

TOTAL FOR THE GROUP		75	79	74	45	27	16	6	-1	—	—	321

Fair value of the interest rate hedging portfolio

Derivatives (in millions of euros)	Fair value net of accrued interest as at 12/31/2013	Change in fair value during 2013	Counterparty
Cash flow hedge	-164.1	240.1	Shareholders’ equity
Fair value hedge	87.1	-36.2	Borrowings
Trading	-100.1	-58.4	Earnings

TOTAL	-177.2	145.4

5.16.2. Exchange rate hedging

When it carried out the capital increase of its subsidiary Steen & Strøm, Klépierre SA raised funding in Swedish kronor in order to hedge its balance sheet position in that currency. This operation is booked as a “net investment hedge”.

5.17. Long-term provisions

Provisions came to 13.9 million euros, and showed an increase by 0.5 million euros. They include a 7.3 million euros provision to cover the risk relating to the Major Retailer Tax established by the Principality of Asturias (Spain). The balance of 6.6 million euros mainly concerns provisions for litigation and provisions for other business-related risks (tenants, warranty claims, etc.).

5.18. Social and tax liabilities and other liabilities

(in thousands of euros)	12/31/2013	12/31/2012
Social and tax liabilities	85 262	79 437
Personnel and related accounts	30 321	29 556
Social security and other bodies	15 101	10 098
Tax payables
• Corporate income tax	8 852	5 038
• VAT	26 145	31 833
Other taxes and duties	4 842	2 912
Other liabilities	208 095	261 640
Creditor customers	5 684	49 795
Prepaid income	53 879	54 067
Other liabilities	148 532	157 778

The 5.7 million euros advance payments received from tenants in respect of charges are recognized in “Creditor customers”.

The “Other liabilities” item consists primarily of funds representing the management accounts of Klépierre Management’s principals, balanced by an equal amount in “Other receivables” on the asset side of the balance sheet. These funds totaled 82.4 million euros at December 31, 2013, compared with 60.7 million euros at December 31, 2012.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.	NOTES TO THE FINANCIAL STATEMENTS: COMPREHENSIVE INCOME STATEMENT

6.1. Lease income

Lease income includes:

•	rents from investment property and rent-related income, such as car park rentals and early termination indemnities;

•	other lease income: income from entry fees and other income.

Stepped rents, rent-free periods and entry fees are spread over the fixed term of the lease.

Charges invoiced to tenants are not included in lease income but deducted from rental expenses.

6.2. Land expenses (real estate)

Land expenses (real estate) correspond to lease payments (or depreciation of initial payments) for properties built on land subject to a building lease or an operating contract (concession). This applies primarily to shopping centers.

6.3. Non-recovered rental expenses

These expenses are stated net of charges re-invoiced to tenants and mainly comprise expenses on vacant premises.

6.4. Owners’ building expenses

These expenses are composed of owners’ rental expenses, expenses related to construction work, legal costs, expenses on bad debts and costs related to real estate management.

6.5. Other operating revenue

Other operating revenue includes:

•	building works re-invoiced to tenants;

•	other income.

6.6. Depreciation and impairment allowance on investment property, tangible and intangible assets

Depreciation and impairment allowance on investment properties and other fixed assets, amount to 404.1 million euros, increased by 18.6 million euros.

This figure includes asset impairment allowances net of reversals for 76.3 million euros, up by 3.3 million euros. Depreciation on investment property amounts to 312.7 million euros, up by 11.1 million euros over the period. Moreover depreciation and impairment allowance on intangible and tangible assets increased by 0.4 million euros.

6.7. Income from disposals of investment properties and equity interests

Income from disposals totaled 173.4 million euros and resulted from the sale of:

•	the investment property located at 21, avenue Kléber and the company’s business premises located at 21, rue La Pérouse in Paris;

•	the office buildings of Paris Meyerbeer and Paris Neuilly Étoile;

•	shopping centers located in Lomme, Chalon-sur-Saône Sud and Avignon in France and Markedet in Norway;

•	50% of the Norwegian shopping center Nordbyen (including revaluation of the remaining investment).

The sale of equity investments concerns mainly Torvbyen, Senter Stovner and Halden shopping centers located in Norway.

The income from disposal also includes the amount of the revaluation of the interests held by the Group in Odysseum (see note 4) before the acquisition of the remaining 50% held by Icade.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6.8. Net cost of debt

The net cost of debt amounts to 326.7 million euros, compared with 317.7 million euros at December 31, 2012.

The increase in the net cost of debt is mainly due to the deferral of payments on swaps and the decline in capitalized financial expenses. Excluding these elements, the net cost of debt decreases approximately by 35 million euros.

(in thousands of euros)	12/31/2013	12/31/2012
Financial income	97 704	134 311
Income from sale of securities	172	574
Interest income on swaps	59 878	87 674
Deferral of payments on swaps	339	339
Capitalized interest	6 393	16 290
Interest on associates’ advances	2 925	424
Sundry interest received	2 369	2 376
Other revenue and financial income	15 701	12 211
Currency translation gains	9 926	14 424
Financial expenses	-424 425	-452 021
Expenses from sale of securities	—	—
Interest on bonds	-132 359	-107 330
Interest on loans from credit institutions	-72 936	-117 045
Interest expense on swaps	-112 212	-165 886
Deferral of payments on swaps	-55 045	-20 826
Interest on associates’ advances	-5 552	-3 070
Sundry interest paid	-627	-156
Other financial expenses	-40 065	-37 642
Currency translation losses	-12 454	-11 270
Transfer of financial expenses	6 824	11 204
Net cost of debt	-326 721	-317 710

NOTE 7. TAXES

(in thousands of euros)	12/31/2013	12/31/2012
Current tax	-31 267	-26 808
Deferred tax	269	5 142

TOTAL	-30 998	-21 666

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Group’s tax expense stands at -31 million euros at December 31 2013, compared to -21.7 million euros at December 31, 2012. The increase in current tax is primarily due to a non-recurring tax expense related to tax audits challenged by the group and the 3% French tax on dividends. A breakdown of tax expense between the exempt (SIIC), common law in France and overseas sectors is shown in the reconciliation between theoretical and actual tax expense:

	France		Foreign companies	Total
(in thousands of euros)	SIIC sector	Common law
Pre-tax earnings from equity-method companies	134 531	9 924	21 858	166 313
Theoretical tax expense at 34.43%	-46 319	-3 417	-7 526	-57 262
Exonerated earnings of the SIIC sector	85 323			85 323
Taxable sectors
Impact of permanent time lags	3 903	705	36 649	41 257
Untaxed consolidation restatements	-28 353	-604	-20 118	-49 076
Impact of non-capitalized losses	-13 347	-309	-23 266	-36 922
Assignment of non-capitalized losses	94	41	2 229	2 364
Exit tax on special reserve of long-term capital gains				—
Change of tax regime				—
Discounting of deferred tax following restructuring				—
Discounting of tax rates and other taxes	-619	-273	3 523	-2 631
Rate differences	-2 917		-16 396	-19 313
ACTUAL TAX EXPENSE	-2 236	-3 856	-24 906	-30 998

Deferred taxes are composed of:

(in thousands of euros)	12/31/2012	Change in net income	Cash flow hedging reserves	Asset, liability reclassifications	Other changes	12/31/2013
Investment properties	-459 916	-6 025		-5 869	60 978	-410 832
Derivatives	16 820	362	-8 546		-967	7 669
Losses carried forward	42 713	6 704			-2 494	46 923
Other items	-20 524	2 568		7 515	713	-9 728

TOTAL FOR ENTITIES IN A NET LIABILITY POSITION	-420 907	3 609	-8 546	1 646	58 230	-365 968

Investment properties	4 982	1 503		5 869	-3 139	9 215
Derivatives	70 355	1 982	-35 853		-139	36 345
Losses carried forward	17 495	-190			-507	16 798
Other items	13 859	-6 636		-7 515	-4 357	-4 649

TOTAL FOR ENTITIES IN A NET ASSET POSITION	106 691	-3 341	-35 853	-1 646	-8 142	57 709

NET POSITIONS	-314 216	268	-44 399	0	50 088	-308 258

The deferred tax in the income statement showed a net gain of 0.3 million euro. This gain mainly comprised of:

•	a 6.5 million euros gain resulting from capitalization and use of losses carried forward during the period;

•	a -4.5 million euros expense, due to the variation of deferred taxes on temporary differences related to investment properties;

•	a -1.7 million euros expense related to the variation of other temporary differences (including deferred taxes on translation differences and derivatives).

The “Other changes” column, showing a variation of 50.1 million euros, mainly records the effect of currency fluctuations for 14 million euros and the change in the scope of consolidation for 36 million euros.

The ordinary tax losses carried forward are capitalized where their realization is deemed probable. The expected time scale for recovering tax loss carried forward capitalized for all entities within the Group is five to seven years.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Country	Tax rate		Inventory of ordinary losses at 12/31/2012	Inventory of ordinary losses at 12/31/2013	Change in ordinary losses in 2013	Capitalized deferred tax at 12/31/2012	Deferred tax capitalizable at 12/31/2013	Change in capitalized amounts	Deferred tax capitalized at 12/31/2013	Deferred tax not capitalized at 12/31/2013	Comments
Belgium	33,99%		(32 682)	(35 288)	(2 606)	4 828	11 994	16	4 844	7 150	Unlimited deferral of ordinary losses
Denmark	22,00%		(29 506)	(27 216)	2 289	7 377	5 988	(1 389)	5 988	—	Unlimited deferral of ordinary losses Use of losses carried forward limited to 60% of taxable income (beyond DKK 7,5 million)
Spain	30,00%		(45 714)	(61 313)	(15 599)	13 312	18 394	(2 403)	10 909	7 485

Losses can be deferred for 18 years

Use of losses carried forward limited to 50% of taxable income if last year’s revenues are between €20 million and €60 million and limited to 25% of taxable income if last year’s revenues are greater than €60 million

France	34,43 33,00 19,00	% % %	(213 693)	(272 364)	(58 671)	7	72 030	—	7	72 023	Unlimited deferral of ordinary losses Use of losses carried forward limited to 50% of taxable income (beyond €1 million)
Greece	26,00%		(4 037)	(3 910)	127	—	1 017	—	—	1 017	Losses can be deferred for 5 years
Hungary	10,00%		(188 800)	(183 231)	5 569	—	18 323	—	—	18 323	Unlimited deferral of ordinary losses
Italy	27,50 ou 31,40	% %	(7 491)	(11 261)	(3 770)	—	3 330	—	—	3 330	Unlimited deferral of ordinary losses No limitation for the losses for the first 3 years After 3 years use of losses carried forward limited to 80% of taxable income
Luxembourg	29,22%		(52 171)	(71 318)	(19 147)	—	20 839	—	—	20 839	Unlimited deferral of ordinary losses
Norway	27,00%		(48 979)	(105 889)	(56 911)	13 714	28 590	6 148	19 863	8 728	Unlimited deferral of ordinary losses
Netherlands	25,00%		(7 317)	(7 400)	(83)	—	1 850	—	—	1 850	Losses can be deferred for 9 years
Poland	19,00%		(24 046)	(9 435)	14 611	4 570	1 793	(3 999)	571	1 222	Losses can be deferred for 5 years Maximum 50% of the losses carried forward can be use in a fiscal year
Portugal	26,50%		(11 096)	(13 176)	(2 080)	81	3 492	(5)	76	3 416	Losses can be deferred for 4 years Use of losses carried forward limited to 75% of taxable income
Czech Republic	19,00%		(1 120)	(2 468)	(1 348)	213	469	256	469	—	Losses can be deferred for 5 years
Sweden	22,00%		(138 350)	(159 756)	(21 406)	16 107	35 146	4 888	20 995	14 152	Unlimited deferral of ordinary losses

TOTAL			(805 001)	(964 025)	(159 024)	60 208	223 254	3 513	63 721	159 534

NOTE 8. EXPOSURE TO RISKS AND HEDGING STRATEGY

Klépierre identifies and regularly measures its exposure to the various sources of risk (interest rates, liquidity, foreign exchange, counterparties, equity markets shares, etc.) and sets applicable management policies as required. The Group pays close attention to manage the inherent financial risks in its business activity and the financial instruments it uses.

8.1. Interest rate risk

8.1.1. Interest rate risk – exposure to variable-rate debt

Recurrence of variable-rate financing requirement

Variable-rate debt represents a significant proportion of the Group’s borrowings (56% at December 31, 2013 before hedging). It includes: bank loans (standard and mortgages), draw downs on syndicated loans, commercial paper and the use of authorized overdrafts.

Identified risk

An increase in the interest rate against which variable-rate debts are indexed could result in an increase in future interest rate expenses.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Measurement of risk exposure

The 2 following tables show the exposure of Klépierre’s income to an interest rate rise, before and after hedging.

Interest rate position before hedging (in millions of euros)	Amount	Change in financial expenses caused by a 1% increase in interest rates
Gross position before hedging	4 078	40.8
Marketable securities	-17	-0.2
NET POSITION BEFORE HEDGING	4 061	41

Interest rate position before hedging (in millions of euros)	Amount	Change in financial expenses caused by a 1% increase in interest rates
Gross position after hedging	4 078	40.8
Net hedge	-1 860	-18.6
Gross position after hedging	2 218	22.2
Marketable securities	-17	-0.2
NET POSITION AFTER HEDGING	2 201	22

Given that changes in the fair value of “cash flow hedge” swaps are recognized in equity, the following table quantifies the likely impact on equity of an interest rate rise based on Klépierre’s cash flow hedge swaps portfolio at the period end (including deferred swaps).

Fair value of cash flow hedge (in millions of euros)	Fair value net of accrued interest	Change in financial expenses caused by a 1% increase in interest rates
Cash-Flow Hedge Swaps at 12/31/2013
• Euro-denominated portfolio	-135	-1.4
• Steen & Strøm portfolio	-29	31.7
CASH-FLOW HEDGE SWAPS AT 12/31/2013	-164	30

Breakdown of financial borrowings after interest rate hedging:

	Fixed-rate borrowings			Variable-rate borrowings			Total gross borrowings		Average cost of debt, base
(in millions of euros)	Amount	Rate	Fixed part	Amount	Rate	Variable part	Amount	Rate	12/31/2013
12/31/2010	4 735	4.54%	63%	2 741	2.10%	37%	7 476	3.65%	4.07%
12/31/2011	5 872	4.46%	76%	1 865	2.72%	24%	7 736	4.04%	4.20%
12/31/2012	6 029	3.92%	81%	1 392	2.12%	19%	7 421	3.58%	3.86%
12/31/2013	5 019	4.01%	69%	2 218	1.72%	31%	7 237	3.31%	3.38%

N.B.: the average cost of debt, “base 12/31/2013” is calculated on the basis of the interest rates and funding structure in place at December 31, 2013, and does not therefore constitute a forecast of the average cost of debt for Klépierre over the coming period. It includes the spreading of issue costs and premiums.

Hedging strategy

Klépierre has set a target hedging rate of approximately 70%. This rate is defined as the proportion of fixed-rate debt (after hedging) to gross borrowings. As the previous table shows, this rate was 69% as of December 31, 2013.

In order to achieve its target rate, Klépierre focuses on the use of swap agreements, which enable fixed rates to be swapped for variable rates, and vice versa.

Klépierre also hedges its risk from short-term rate increases by buying caps that limit the possible variations compared to a benchmark index. Given the nature of its business as a long-term property owner and its growth strategy, Klépierre is structurally a borrower. Since the Group is not seeking to reduce the proportion of short-term debt in its total indebtedness it is highly likely that its short-term variable-rate loans will be renewed in the medium term. This is the reason why Klépierre’s hedging strategy includes both the long-term and short-term aspects of its borrowings. Generally, hedge terms may exceed those of the debts hedged, on the condition that Klépierre’s financing plan emphasizes the high probability of these debts being renewed.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8.1.2. Interest rate risk – exposure to fixed-rate debt

Description of fixed-rate borrowing

The majority of Klépierre’s fixed-rate borrowing currently consists of bonds and mortgage loans in Scandinavia.

The main source of additional fixed-rate debt is potentially the bond market or convertible bonds and other “equity-linked” products.

Identified risk

Klépierre’s fixed-rate debt exposes it to fluctuations in risk-free interest rates, as the fair value of fixed-rate debt increases as rates fall, and vice versa.

At any given time, Klépierre may also find itself in the position of needing to increase its future fixed-rate debt (e.g.: for a future acquisition). It would then be exposed to the risk of a change in interest rate prior to arrangement of the loan. Klépierre may then consider hedging this risk, which is treated as a cash flow hedge risk under IFRS.

Measurement of risk exposure and hedging strategy

At December 31, 2013, fixed rate debt totaled 3 159 million euros before hedging.

The fair value hedge strategy is calibrated to meet the overall hedging rate target. It is also based on the use of rate swaps allowing fixed-rate payments to be swapped to variable-rate payments.

The credit margin component is not hedged.

The duration of fair value hedge instruments is never longer than that of the debt hedged, since Klépierre wishes to obtain a very high level of effectiveness, as defined by IAS 32/39.

8.1.3. Marketable securities

At December 31, 2013, Klépierre held 16.9 million euros of marketable securities.

Cash equivalents refer only to amounts invested in French open-ended money market funds (13.4 million euros) and Italian treasury bills (3.5 million euros).

These investments expose Klépierre to a moderate interest rate risk as a result of their temporary nature (cash investments) and the amounts involved.

8.1.4. Fair value of financial assets and liabilities

The Group recognizes the borrowings in the balance sheet at amortized cost.

The following table compares the fair values of debts with their corresponding nominal values. Fair values are established on the basis of these principles:

•	variable-rate bank debt: the fair value is equal to the nominal value;

•	fixed-rate bank debt: the fair value is calculated solely on the basis of rate fluctuations;

•	bonds (and convertibles, where applicable): use of market quotations where these are available.

Klépierre has chosen not to revalue the margin component of these unlisted loans as the exceptionally difficult credit market conditions since the beginning of the financial crisis have accentuated the differences between margins on each market (bonds, corporate lending, mortgages, etc.) and made any assessment very uncertain.

	12/31/2013			12/31/2012
(in millions of euros)	Par value	Fair value	Change in fair value caused by a 1% increase in interest rate(1)	Par value	Fair value	Change in fair value caused by a 1% increase in interest rate(1)
Fixed-rate bonds	2 989	3 241	-133	2 995	3 247	-136
Fixed-rate bank loans	171	183	-2	169	178	-4
Other variable-rate loans	4 078	4 078	—	4 258	4 258	—

TOTAL	7 237	7 501	-135	7 422	7 683	-140

(1)	Change in the fair value of the debt as a result of a parallel shift in the rate curve.

Derivatives are recognized in the balance sheet at their fair value. At December 31, 2013, a 1% rise in rates would have resulted in decrease of 36 million euros in the value of the Group’s euro-denominated interest rate derivatives.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8.2. Liquidity risk

Klépierre is attentive to the long-term refinancing needs of its business and the need to diversify maturity dates and the sources of finance in such a way as to facilitate renewals.

The average duration of indebtedness at December 31, 2013 was around five years, with borrowings spread between different markets (the bond market and commercial paper represent 54%, with the balance being raised in the banking market). Within the banking market, the company uses a range of different loans types (syndicated loans, mortgage loans, etc.) and counterparties.

Outstanding commercial paper, which represents the bulk of short-term financing, never exceeds the backup lines. This means that the company can refinance immediately if it has difficulty renewing its borrowings on the commercial paper market.

Klépierre also has unused credit lines (including bank overdrafts) totaling 1 733 million euros at December 31, 2013. These lines will be sufficient to absorb the main refinancing scheduled for the next year.

Generally speaking, access to finance for real estate companies is facilitated by the security offered to lenders in the form of the companies’ property assets.

Some Klépierre sources of funding (bilateral loans, bonds, etc.) are accompanied by financial covenants which could lead to a mandatory prepayment of the debt. These covenants are based on the standard ratios applying to real estate companies, and the limits imposed leave Klépierre with sufficient flexibility. Failure to comply with these covenants may result in compulsory early repayment.

Klépierre SA bonds (2 989 million euros) include a bearer option, providing the possibility of requesting early repayment in the event of a change of control generating a change of Klépierre’s rating to “non-investment grade”. Apart from this clause, no other financial covenant refers to Standard & Poor’s rating for Klépierre.

The main financial covenants are detailed in the financial report.

8.3. Currency risk

Until its acquisition of Steen & Strøm in October 2008, the majority of Klépierre’s business was conducted within the Eurozone with the exception of the Czech Republic, Hungary and Poland.

The currency risk in these countries has not been assessed sufficiently high to warrant derivative hedging, since the acquisitions and the acquisition financing were denominated in euros.

Generally, rents are invoiced to lessees in euros and converted into the local currency on the billing date. Lessees have the choice of paying their rents in local currency or in euros (or in dollars for some minority leases).

The currency risk on minimum guaranteed rents is therefore limited to any variance between the rent as invoiced and the rent actually collected if the currency should fall in value against the euro between the invoice date and the date of payment in local currency by the lessee.

At the same time, Klépierre ensures that rent payments from tenants do not represent an excessively high proportion of their revenue in order to avoid any worsening of their financial position in the event of a sharp increase in the value of the euro, which could increase the risk of their defaulting on payments due to Klépierre.

In Scandinavia though, leases are denominated in local currency. Funding is therefore also raised in local currency. The principal exposure of the Klépierre group to Scandinavian currency risk is therefore limited essentially to the funds invested in the company (share in equity of Steen & Strøm), which were partially financed in euros.

8.4. Counterparty risk

Counterparty risk is limited by the fact that Klépierre is structurally a borrower. This risk is therefore limited essentially to investments made by the Group and the Group’s derivative transactions counterparties.

8.4.1. Counterparty risk on marketable securities

The counterparty risk on investments is limited by the type of products used:

•	monetary UCITS managed by recognized institutions, and therefore carrying a range of signatures;

•	government debt (loans or borrowings) of countries in which Klépierre operates;

•	occasionally, deposit certificates issued by leading banks

8.4.2. Counterparty risk on hedging instruments

Klépierre conducts derivative instrument transactions only with financial institutions recognized as financially sound.

8.5. Equity risk

Klépierre holds no equities other than its own shares (3 913 822 shares at December 31, 2013), which are recognized in equity at their historical cost.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. FINANCE AND GUARANTEE COMMITMENTS

9.1. Commitments given

(in thousands of euros)	12/31/2013	12/31/2012
Commitments related to the Group’s consolidated scope	1 402	2 154
Purchase commitments	1 402	2 154
Commitments related to Group financing	2 197 101	2 499 476
Financial guarantees given	2 197 101	2 499 476
Commitments related to the Group’s operating activities	167 589	237 246
Commitments on works contracts (Property development/Sale before completion)	119 766	166 909
Commitments under conditions precedent	14 364	25 669
Work completion commitments	22 349	32 129
Rental guarantees and deposits	1 338	1 362
Other commitments given	9 772	11 177

TOTAL	2 366 092	2 738 875

9.1.1. Commitments related to the Group’s consolidated scope

Equity acquisition commitments

At December 31, 2013, this item comprised an earn-out payment of 1.4 million euro related to the acquisition of the Seriate, Pesaro and Verona shopping centers in Italy.

The price paid for Sadyba (part of the Polish acquisitions made in 2005) is subject to an earn-out clause. Klépierre does not own the land of the center fully but under a lease that expires July 31, 2021. An earn-out payment shall be made to the seller if the seller obtains, within ten years starting from July 2005, an extension of the lease or full ownership. As the probability of the lease being extended or full ownership being obtained cannot be measured, the earn-out payment is not currently recognized.

9.1.2. Commitments related to Group financing

Financial guarantees given

In general terms, the Group finances its assets from equity or debt contracted by its parent company, rather than pledging its own assets. In some cases, especially in Scandinavian countries, Steen & Strøm mainly relies on local currency mortgages to fund its activities.

The breakdown by country of guaranteed debts and mortgages is shown in the following table:

(in thousands of euros)	Loan amount at 12/31/2013	Mortgage amount at 12/31/2013
France	74 647	103 812
Italy	391 949	960 000
Norway	532 826	675 474
Sweden	691 891	709 070
Denmark	505 788	532 296

TOTAL	2 197 101	2 980 651

9.1.3. Commitments related to the Group’s operating activities

Commitments on works contracts (Property Development/Sale Before Completion)

The commitments on works contracts are reciprocal guarantees given under property development contracts or sale before completion contracts (under which payment is guaranteed by the buyer and completion by the developer).

At December 31, 2013, the Group’s main commitments are related to shopping center and office construction projects, such as the Carré Jaude (4.5 million euros), Besançon Pasteur (24.4 million euros) and Pantin (62.5 million euros) projects in France and the Kristianstad (26 million euros) and Emporia (1.5 million euros) projects in Sweden.

Commitments under conditions precedent

The commitments under conditions precedent relate to purchase promissory agreements on land or assets and earn-out payments on acquisitions. Commitments have been given for acquisition of land (Chaumont), for the amount of 4.6 million euros. The Group is committed to acquire assets as part of the Centre Bourse Grands Magasins project for a total amount of 5.8 million euros. The commitments related to the Claye-Souilly project represent 4 million euros.

On January 24th, 2014, the Group signed the binding agreement for the disposal of a portfolio of 127 Carrefour-anchored retail galleries in Europe. This agreement confirms the terms included in the memorandum of understanding signed on December 16, 2013. The portfolio that would be sold to this consortium for 2.01 billion euros (total share, including transfer duties) includes retail galleries in France (57 assets), in Spain (63 assets) and in Italy (7 assets). The transaction is subject to approval by the competition authorities in France and Spain and to the waiver of preemptive rights by French local authorities.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Work completion commitments

The decrease in work completion commitments compared to 2012 is mainly the result of progress made on extension and renovation projects for the centers of Hérouville (-2 million euros), Claye-Souilly (-5 million euros), Perpignan-Salanca (-3 million euros) and Bègles Rives d’Arcins (-7.5 million euros) in France, and Vinterbro (-5 million euros) in Norway.

The main ongoing extension and renovation projects in France are Passages Pasteur (5.7 million euros), Créteil Soleil (1.8 million euros), Portet sur Garonne (3 million euros), Centre Bourse (2.4 million euros), and the Romagna Center (2.7 million euros) in Italy.

Rental guarantees and deposits

The “Rental guarantees and deposits” item is mainly composed of deposits for the business premises of the Group’s management subsidiaries (Klépierre Management) abroad.

Other commitments given

Other commitments are given for payment guarantees on amounts owed to the state (5.8 million euros) and deposits on loans to employees (3.9 million euros).

9.2. Commitments received

(in thousands of euros)	12/31/2013	12/31/2012
Commitments related to Group financing	1 633 500	1 695 000
Financing agreements obtained and not used	1 633 500	1 695 000
Commitments related to the Group’s operating activities	392 190	451 781
Sale commitments	35 300	98 731
Deposits received guaranteeing the real-estate management activity (under the “Hoguet” law)	260 030	260 030
Deposits received from tenants	96 860	93 020

TOTAL	2 025 690	2 146 781

9.2.1. Commitments related to Group financing

Financing agreements obtained and not used

At December 31, 2013, Klépierre has 1 633 million euros of confirmed and undrawn credit lines on bilateral and syndicated loans.

An additional amount of 93 million euros is also available in the form of an uncommitted overdraft with several banks, as of December 31, 2013. Steen & Strøm has 7 million euros available credit lines as overdrafts.

9.2.2. Commitments related to the Group’s operating activities

Sale commitments

Klépierre signed a commitment to sell the offices located at 141 rue de Javel in Paris.

Deposits received guaranteeing the real estate management activity (under the “Hoguet” law)

As part of its real-estate management activities, the Klépierre Group, via Klépierre Management, enjoyed a financial guarantee from CGE (Natixis) for a variable amount capped at 260 million euros in 2013.

Deposits received from tenants

As part of its rental business, the Group receives payment guarantees issued by financial institutions guaranteeing the amounts owed by tenants. To the best of our knowledge, we have not omitted any significant or potentially significant off-balance sheet commitment as defined by the applicable accounting standards.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9.3. Shareholders’ agreements

Shareholders’ agreements relating to Klécar France, Klécar Europe Sud, Solorec and Klécar Participations Italie

The shareholder agreements between Klépierre and CNP Assurances and Écureuil Vie were amended by a rider signed on December 30, 2004, the effect of which was to cancel the liquidity commitments given by Klépierre to its partners.

The agreement provides the usual protections for non-controlling interests: pre-emption right, joint exit right and the decision-making process applying to investment or divestment. Each agreement contains 2 additional clauses:

•	one in favor of Klépierre: an obligation for the non-controlling shareholders to exit at the request of Klépierre in the event of Klécar assets being sold to a third party;

•	the other in favor of the non-controlling shareholders: a process enabling the non-controlling shareholder to consider a range of exit scenarios in 2016 and 2017 (for the Italian companies) or 2014 and 2015 (for the other shopping centers):

•	asset sharing or sale;

•	purchase of non-controlling shareholdings by Klépierre (with no obligation for Klépierre);

•	disposal to a third party with payment of a discount by Klépierre if the offer is less than the net asset value.

Partners’ agreements in respect of Bègles Arcins

Signed on September 2, 2003, this agreement between Klépierre and Assurécureuil Pierre 3 contains provisions regulating the relationship between the company partners, and, more specifically, a dispute resolution clause.

Partners’ agreement between Klépierre and SCI Vendôme Commerces in respect of SCS Cecobil

Signed on October 25, 2007 following the transition of Cecobil to a limited partnership, this agreement provides the usual protections in the event of a proposed sale of equity shares to a third party (first refusal and total joint exit rights) and change of control of a partner.

SNC Kléber La Pérouse is no longer party to this agreement since the transfer of its assets and liabilities (TUP) to Klépierre on July 4, 2012.

Partners’ agreement between Klépierre and SCI Vendôme Commerces in respect of SCI Secovalde and SCI Valdebac

Signed on October 25, 2007, this agreement provides the usual protections in the event of a proposed sale of equity shares to a third party (first refusal and total joint exit rights) and change of control of a partner.

This partners’ agreement amended on December 29, 2008 and November 23, 2010, also includes SCI Valdebac since December 8, 2010 when more than 99.99% of its shares were transferred from SNC Kléber La Pérouse and SCI Vendôme Commerces to SCI Secovalde. As a consequence, the partners’ agreement relating to SCI Valdebac alone, signed by SNC Kléber La Pérouse and SCI Vendôme on June 21, 2010, was terminated on December 8, 2010.

Kléber La Pérouse is no longer party to this agreement since the transfer of its assets and liabilities (TUP) to Klépierre on July 4, 2012.

Partners’ agreements between Klépierre, Klefin Italia, Finiper, Finiper Real Estate & Investment, Ipermontebello, Immobiliare Finiper and Cedro 99 in respect of Clivia, and between Klépierre, Klefin Italia, Klépierre Luxembourg, Finiper, Finiper Real Estate & Investment, Iper-montebello, Immobiliare Finiper and Cedro 99 in respect of Immobiliare Gallerie Commerciali (IGC)

A partners’ agreement was signed in 2002 during the acquisition of IGC shares by the Klépierre Group.

Its main provisions – including those regarding Klépierre’s preemption right – were restated in a new agreement in 2007 applying to IGC and/or Clivia (owner of the Lonato, Verona and Vittuone shopping centers). In the case of IGC, this was replaced by an agreement signed on July 23, 2009.

All these agreements grant Finiper a put (option to sell) enabling it to sell its shares in IGC and/or Clivia to Klépierre. This put expires in 2017 and can be split into 2 parts:

•	1 of 12% and 1 of 16.70% for IGC;

•	2 parts – each of 25% – for Clivia.

Any refusal by Klépierre regarding the second IGC part and both Clivia parts will result in a penalty becoming payable to the Finiper group.

Partners’ agreements between Klépierre and Stichting Pensioenfonds ABP in respect of the Swedish company Nordica Holdco AB, and the Norwegian companies Storm Holding Norway AS and Steen & Strøm

The shares in Steen & Strøm were acquired via Storm Holding Norway AS, a company registered in Norway and wholly-owned by Nordica Holdco AB, a company registered in Sweden.

This agreement was made on July 25, 2008 and an amendment made on October 7, 2008. It includes the usual provisions to protect non-controlling interests: qualified majority voting for certain decisions, purchase option in the event of deadlock and joint exit rights, as well as the following provisions:

•	a one-year inalienability period applied to Steen & Strøm shares from the date of acquisition;

•	each party has a right of first offer on any shares which the other party wishes to transfer to a third party, subject to the provision that if shares are transferred by one party (other than Klépierre or one of its affiliates) to a Klépierre competitor (as defined in the agreement), the shares concerned will be subject to a right of first refusal and not a right of first offer;

•	from the sixth year following acquisition, either party may request a meeting of shareholders to approve, subject to a two-thirds majority, the disposal of all the shares or assets of Steen & Strøm, or a market flotation of the company.

Through deeds of adherence dated December 23, 2009, Storm ABP Holding BV and APG Strategic Real Estate Pool NV adhered to this partners’ agreement.

Through a deed of adherence dated September 30, 2011, Stichting Depositary APG Real Estate Pool adhered to this partners’ agreement.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Partners’ agreement between Klépierre Luxembourg SA and Torelli SARL in respect of Holding Klege SARL

Signed on November 24, 2008, this partners’ agreement sets out the operating structure for Holding Klege SARL, and includes the usual provisions governing share capital transactions, decision-making and the right to information. Both parties enjoy preemption rights in the event of planned disposals of shares in the company to a third party.

Holding Klege SARL owns 100% of the share capital of Klege Portugal SA, the company formed specifically to manage the construction of a shopping center in Portimão, Portugal.

Partners’ agreement between Kleprojet 1 and Holprim’s in respect of Kleprims

Signed on September 20, 2010, the agreement gives Kleprojet 1 exit rights if the conditions precedent are unmet as well as the usual protections in the event of a proposed sale of equity shares to a third party (first refusal and total joint exit rights), change of control of a partner and other circumstances affecting the relationship between partners.

Partners’ agreement between Klépierre and Cardif Assurance Vie in respect of SCI Portes de Claye

This agreement, signed on April 16, 2012, contains provisions governing relations between company partners.

It provides the usual protections in the event of proposed sale of equity shares to third parties:

•	reciprocal pre-emption right,

•	reciprocal total joint exit right,

•	total joint exit obligation by non-controlling partner in the event the majority partner plans to sell its full equity stake.

It also gives minority partner a right of first offer in the event of a sale of assets by the Company.

KC 2 SNC has not been party to this agreement since June 5, 2012, following its transfer of assets and liabilities (TUP) to Klécar France SNC.

By decision of the extraordinary general meeting of shareholders on June 28, 2012, Klécar France SNC distributed its entire investment in Portes de Claye SCI to Klépierre.

9.4. Commitments under operating leases – lessors

The main clauses contained in the lessor’s lease agreement are described below:

9.4.1. Shopping centers

Rental periods vary in different countries. The terms governing the fixing and indexing of rents are set out in the agreement. Indexation enables the review of the Minimum Guaranteed Rent. The indices used vary from country to country.

Indexation specific to each country

France indexes its leases to the French commercial rents index (ILC) or cost of construction index (ICC). The ILC is a compound index derived from the French consumer price index (IPC), retail trade sales value index (ICAV) and cost of construction index (ICC). Leases are modified in line with the index on January 1, each year. Most leases, 75%, are indexed to the ILC for the second quarter, which is published in October and applicable to the following January 1. Most leases have a duration of ten or twelve years, with an opt-out every three years for the tenant.

In Spain, the consumer price index (CPI) is recorded annually every January 1.

In Italy, the system is based on the consumer price indices (excluding tobacco) for working class and junior management (ISTAT), but is more complex in its implementation. Depending on the lease, either the ISTAT is applied at 75% (“locazione” regulated leases) or the full reference segment index is applied. Under “locazione” leases, the duration is twelve years with an opt-out for tenants after six years. For other types of leases, the duration is not regulated.

In Portugal, the index used is the consumer price index (CPI), excluding properties.

In Greece, the consumer price index (CPI) is applied.

The Eurostat IPCH Eurozone index used in Central Europe is based on consumer prices in the EMU countries.

There is no obligatory minimum or maximum period in Norway. However leases are usually written for periods of five or ten years. Unless agreed otherwise, either party may request an annual rent review based on the trend in the Norwegian consumer price index.

In Sweden, the period of a commercial lease is agreed by the parties to the agreement. By default leases are open-ended, but most commercial leases are written for at least three years. Where the lease is written for a period in excess of three years, annual indexation linked to the national consumer price index is the norm.

In Denmark, the parties are free to agree the amount of rent and rent payment methods. Rents may be fixed or indexed against the revenue reported by the lessee. In most cases, the rent is reviewed annually on the basis of the trend in the Danish consumer price index. Under the terms of commercial lease legislation, either party may request that the rent is adjusted to reflect the market rate every four years. This provision applies unless the parties agree otherwise.

Minimum guaranteed rent and variable rent

Appraised on a year-by-year basis, the rent payable is equivalent to a percentage of the revenues generated by the lessee during the calendar year concerned. The rate applied differs depending on business type. The total amount of this two-part rent (a fixed part + a variable part) can never be less than the minimum guaranteed rent (MGR).

The MGR is reviewed annually by application of the index according to the terms specified above. The variable part of the rent is equivalent to the difference between the revenue percentage contained in the lease and the minimum guaranteed rent after indexation.

Wherever possible, all or part of the variable rent is consolidated into the MGR at the point of lease renewal. In this way, the variable part of the rent is usually reduced to zero at the end of the lease. Every year, it is mechanically deducted from the indexation rise in MGR.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9.4.2. Office properties

100% of Klépierre’s offices property assets are located in France and are therefore governed by French law.

Commercial businesses are covered by articles L. 145-1 to L. 145-60 of the French Commercial Code and the non-codified articles of decree 53-960 of September 30, 1953 (the “statute”). Some of these clauses are public policies. For example: the length of leasing agreements, which may not be shorter than nine years (in terms of the lessor’s commitment), the right to renewal, the formal conditions to be complied with in the event of cancellation, vacation, renewal, eviction, etc.

Exceptionally, leases of two years or less may be exempt from the statute.

The most usual lease term is nine years, during which only the lessee may terminate the lease at the end of each 3-year period by sending a 6-month prior notice by extrajudicial act. The parties may also agree upon an early termination of the lease.

The rent is usually paid quarterly in advance and is indexed in full annually against the Insee cost of construction index. The rent may be progressive or constant, and may include rent-free periods, but is always set at the point when the lease is signed and for its full term (except for any riders added during the lease term).

All charges, including property and office taxes, are usually due by the lessee, with the exception of works regulated by article 606 of the French Civil Code, which are usually paid by the lessor.

Professionals (lawyers, chartered accountants, architects, etc.) are not covered by the statute. The minimum duration for such leases is six years, with the lessee free to terminate at any time by giving six months’ notice. These agreements are not renewable. The other conditions are similar to those of commercial leases.

A decree on the rent review index for tertiary activities (known as “ILAT”) was published in the French Journal officiel (gazette) on December 29, 2011. The ILAT can now be used as a reference when reviewing rents of office premises, for activities in the professional occupations and for activities carried out in logistics warehouses.

The use of this new index is dependent on the agreement of all parties. No leases are currently affected.

The ILAT is the weighted sum of three indexes: the consumer price index (50%), the cost of construction index (25%) and the level of gross domestic product (25%).

The total amount of conditional rents recognized in income

The conditional rent is that portion of the total rent which is not a fixed amount, but is a variable amount based on a factor other than time (e.g. percentage of revenues, degree of use, price indices, market interest rates, etc.).

Minimum payments made under the lease are those payments which the lessee is, or may be, required to make during the term of the lease, excluding the conditional rent, the cost of services and taxes to be paid or refunded to the lessor.

At December 31, 2013, the total future minimum rents receivable under non-cancelable operating leases were as follows:

(in thousands of euros)	12/31/2013
Less than one year	877 772
Between one and five years	1 565 286
More than five years	479 798

TOTAL	2 922 856

9.5. Retention commitments

In France, some assets are subject to the tax regime set out in article 210-E of the French General Tax Code, under which the buildings must be retained for at least five years after acquisition. These are:

•	all buildings and property finance leases acquired by Klémurs, at the exception of Jardineries Delbard;

•	some equity investments in Galeries Drancéennes (owner of the Drancy Avenir shopping center) and Immo-Dauland owner of the Chalon-sur-Saône retail park;

•	the Annecy Courrier shopping center and Monoprix store;

•	3 finance leases acquired in 2011 and relating to real estate assets located in Roques-sur-Garonne.

For reminder, the article 210 E applies to the disposals realized before December 31st, 2011.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. EMPLOYEE COMPENSATION AND BENEFITS

10.1. Payroll expenses

At December 31, 2013, total payroll expenses amounted to 122.4 million euros.

Fixed and variable salaries and wages plus incentives and profit sharing totaled 95.3 million euros, pension-related expenses, retirement expenses and other staff benefits were 24.3 million euros, taxes and similar compensation-related payments were 2.8 million euros.

10.2. Employees

At December 31, 2013, the Group had an average of 1 385 employees: 843 work outside France, including 389 in the Scandinavian real estate company Steen & Strøm. The average headcount of the Klépierre Group in 2013 breaks down as follows:

	12/31/2013	12/31/2012
France-Belgium	542	574
Scandinavia	389	399
Italy	121	123
Iberia	142	157
Central Europe	191	200

TOTAL	1 385	1 453

10.3. Employee benefits

10.3.1. Defined contribution pension plans

In France, the Klépierre Group contributes to a number of national and inter-profession basic and supplementary pension organizations.

10.3.2. Defined benefit pension plans

The provisions recognized for defined benefit pension plans totaled 14.7 million euros at December 31, 2013.

(in thousands of euros)	12/31/2012	Allowances for the period	Write-backs (provision used)	Write-backs (provision unused)	Other movements	Changes in the scope of consolidation	12/31/2013
Provisions for employee benefit commitments
Defined benefit schemes	12 705	365		-412	-1 211		11 447
Other long term benefits	3 464			-229			3 235

TOTAL	16 169	365	—	-641	-1 211	—	14 682

The defined benefit plans in place in France are subject to independent actuarial appraisal, which uses the projected unit credit method to calculate the expense relating to rights acquired by employees and the outstanding benefits to be paid to pre-retirees and retirees.

The demographic and financial assumptions used when estimating the discounted value of the plan obligations and financed schemes’ assets reflect the economic conditions specific to the monetary zone concerned. The fraction of actuarial variances to be amortized after application of the 10% limit (corridor method) is calculated separately for each defined benefit plan.

Klépierre has set up supplementary pension plans under a corporate agreement. Under these supplementary plans, employee beneficiaries will, on retirement, receive additional income over and above their national state pensions (where applicable) in accordance with the type of plan they are entitled to.

Group employees also benefit from agreed or contractual personal protection plans in various forms, such as retirement gratuities.

In Italy, Klépierre Management Italia operates a “Trattamento di Fine Rapporto” (TFR) plan. The amount payable by the employer on termination of the employment contract (as a result of resignation, dismissal or retirement) is calculated by applying an annual coefficient for each year worked. The final amount is capped. Since the liability is known, it can be recognized under other liabilities and not as a provision for contingencies.

In Spain, a provision for retirement commitments may be recognized where specific provision is made in the collective agreement, but this does not affect the staff working in the Spanish subsidiaries of the Klépierre Group.

In Scandinavia, has both public and supplemental pension plans. Both require annual contributions to pension funds. In addition to these plans, Steen & Strøm has put in place a private plan for some employees in Norway. To be fully vested for the benefits that this pension plan offers, the recipient must have contributed to the plan for a total of thirty years. The plan pays 60% of the final base salary as of January 1 on the year in which the recipient reaches 67 years of age. Survivor and disability arrangements are also covered by the plan. 67 employees are plan members and 9 are currently receiving benefits.

The existing commitments for post-employment medical assistance plans are measured on the basis of assumed rises in medical costs. These assumptions, based on historical observations, take into account the estimated future changes in the cost of medical services resulting both from the cost of medical benefits and inflation.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Components of net obligation (five-year comparison of actuarial liabilities)

(in thousands of euros)	2013	2012	2011	2010	2009
Surplus of obligations over the assets of financed schemes
Gross discounted value of obligations fully or partially financed by assets	16 617	20 087	18 710	17 798	9 290
Fair value of the schemes’ assets	-5 902	-6 537	-7 077	-7 290	-2 010
Discounted value of non-financed obligations	10 715	13 550	11 633	10 508	7 280
Costs not yet recognized in accordance with the provisions of IAS 19		—	—	—	—
Cost of past services	—	-512	-85	-16	-424
Net actuarial losses or gains	—	-58	-50	-242	-821
Matured rights	731	-275	—	—	—
NET OBLIGATION RECOGNIZED IN THE BALANCE SHEET FOR DEFINED BENEFIT PLANS	11 447	12 705	11 498	10 250	6 035

Change in net obligation

(in thousands of euros)	12/31/2013
Net obligation at the beginning of the period published	12 705
IAS 19R (closing exchange rate)	904
Net obligation at the beginning of the period	13 609
Retirement expense recognized in income of the period	1 358
Contributions paid by Klépierre recognized in income of the period	—
Acquisition/Disposal	—
Benefits paid to recipients of non-financed benefits unfunded	-803
Actuarial gains or losses, and other rights modifications	-2 223
Currency effects	-493
NET OBLIGATION AT THE END OF THE PERIOD	11 447

Components of retirement expense

(in thousands of euros)	12/31/2013
Cost of services rendered during the year	913
Financial cost	547
Forecasted yield of the scheme’s assets	-104
Amortization of actuarial gains and losses	—
Amortization of past services	—
Effects of reduction or liquidation of the scheme	—
Currency effect	—

TOTAL RECOGNIZED IN “PAYROLL EXPENSES”	1 356

Principal actuarial assumptions used for balance sheet calculations

(in %)	Group
Discount rate	2.97 -4.10
Forecasted yield rate* of the scheme’s assets	3.55 -4.10
Forecasted yield rate* of redemption rights	NA
FUTURE SALARY INCREASE RATE	1.28 -3.75

The discount rate for the euro zone is taken from the yield on euro zone government bonds (iBoxx index) with a maturity equivalent to the date of the obligations being valued.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10.4. Stock options

There are currently five stock option plans in place for Group executives and employees.

10.4.1. Summary data

Plan no. 3
	Plan no. 1	Plan no. 2	Without performance conditions	With performance conditions
Date of the general meeting of shareholders	07-apr-06	07-apr-06	07-apr-06	07-apr-06
Date of the Executive Board	30-may-06	15-may-07	06-apr-09	06-apr-09
Start date for exercising options	31-may-10	16-may-11	06-apr-13	06-apr-13
Expiration date	30-may-14	15-may-15	05-apr-17	05-apr-17
Subscription or purchase price(1)	29.49	46.38	22.60	between 22.6 and 27.12
Stock purchase options originally granted before any adjustment	195 000	143 000	377 750	103 250
Stock purchase options originally granted (number adjusted to reflect the division of the face value per 3 and the discount of preferential rights granted for the capital increase of December 2008)	603 593	443 146	NA	NA
Stock purchase options canceled at December 31, 2013	71 529	59 865	43 500	7 500
Stock purchase options exercised at December 31, 2013	160 109		158 650	12 688
Outstanding stock purchase options at December 31, 2013 (after additional adjustment to reflect the discount of preferential rights granted for the capital increase of December 2008)	371 955	383 281	175 600	83 062

(1)	After adjustment of the division per three of the face value in 2007 and the discount of preferential rights granted for the capital increase of December 2008.

	Plan no. 4		Plan no. 5
(in thousands of euros)	Without performance conditions	With performance conditions	Without performance conditions	With performance conditions
Date of the general meeting of shareholders	09-apr-09	09-apr-09	09-apr-09	09-apr-09
Date of the Executive Board	21-june-10	21-june-10	27-may-11	27-may-11
Start date for exercising options	21-june-14	21-june-14	27-may-15	27-may-15
Expiration date	20-june-18	20-june-18	26-may-19	26-may-19
Subscription or purchase price	22.31	between 22.31 and 26.77	27.94	between 27.94 and 33.53
Stock purchase options originally granted before any adjustment	403 000	90 000	492 000	114 000
Stock purchase options originally granted (number adjusted to reflect the division of the face value per 3 and the discount of preferential rights granted for the capital increase of December 2008)
Stock purchase options canceled at December 31, 2013	58 500		54 000
Stock purchase options exercised at December 31, 2013
Outstanding stock purchase options at December 31, 2013	344 500	90 000	438 000	114 000

The first 2 are standard stock option plans, and are therefore not performance linked. The third, fourth and fifth plans are performance-related for Executive Board members and partly performance-related for the Executive Committee.

10.4.2. Other information

The expense recognized for the period amounts to 1.5 million euros for all plans and takes into account an estimate of the population of beneficiaries at the end of each vesting period, as a beneficiary may lose his or her entitlements should he or she leave the Klépierre Group during this period.

The characteristics of the plans are as follows:

Plans authorized in 2006 and 2007	Plan no. 1	Plan no. 2
Exercise price(1)	€29.49	€47.90
Share price on the date of allocation	€27.90	€47.30
Volatility	21.50%	21.20%
Risk-free interest rate (8-year maturity)	4.10%	4.51%
Dividend per share	€1.00	Growth of 10% in 2007. followed by assumed growth calculated as a straight-line regression of the dividends for previous years.
Estimated unit value	€4.60	€10.40
EXPENSE FOR THE PERIOD	—	—

(1)	Restated for the threefold nominal reduction to the stock in 2007, but before correction of the discount granted as part of the preferential subscription rights capital increase in December 2008.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	Plan no. 3
Plan authorized in 2009	Without performance conditions	With performance conditions
Exercise price	€22.60
Share price on the date of allocation	€15.30 Level of EPRA Euro zone index: 1 141.59
Volatility	Klépierre share: 30.7%; EPRA 19.4%; correlation: 0.87
Risk-free interest rate (8-year maturity)	3.19%
Dividend per share	€1.25 in 2009 then €1.06 thereafter
Estimated unit value	€1,20	2009: €0.97
		2010: €1.12
		2011: €1.13
		2012: €1.12
EXPENSE FOR THE PERIOD	29 thousand euros

	Plan no. 4
Plan authorized in 2010	Without performance conditions	With performance conditions
Exercise price	€22.31
Share price on the date of allocation	€23.43 Level of EPRA Euro zone index: 1 202.90
Volatility	Klépierre share: 33.3%; EPRA 22.2%; correlation: 0.75
Risk-free interest rate (8-year maturity)	2.83%
Dividend per share	€1.25
Estimated unit value	€5.53	2010 : €5.39
		2011 : €4.78
		2012 : €5.03
		2013 : €5.03
EXPENSE FOR THE PERIOD	532 thousand euros

	Plan no. 5
Plan authorized in 2011	Without performance conditions	With performance conditions
Exercise price	€27.94
Share price on the date of allocation	€28.85 Level of FTSE EPRA Euro zone index: 1 473.59
Volatility	Klépierre share: 33.3%; EPRA 22.2%; correlation: 0.75
Risk-free interest rate (8-year maturity)	3.27%
Dividend per share	€1.35
Estimated unit value	€7.44	2011 : €2.81
		2012 : €6.87
		2013 : €6.81
		2014 : €6.81
EXPENSE FOR THE PERIOD	889 thousand euros

10.5. Free shares

There are currently two free shares plans in place for Group executives and employees.

10.5.1. Summary data

Plan no. 1
	France			Foreign countries
Plan authorized in 2012	Without performance conditions	Without performance conditions	With performance conditions	Without performance conditions	With performance conditions
Date of the general meeting of shareholders	12-apr-12	12-apr-12	12-apr-12	12-apr-12	12-apr-12
Date of the Executive Board	23-oct-12	23-oct-12	23-oct-12	23-oct-12	23-oct-12
End of period of acquisition	31-jan-16	23-oct-15	23-oct-15	23-oct-16	23-oct-16
End of period of conservation	31-jan-18	23-oct-17	23-oct-17	—	—
Shares originally granted	40 000	22 100	159 000	13 600	25 500
Shares canceled at December 31, 2013	—	—	—	850	—
Outstanding shares at December 31, 2013	40 000	22 100	159 000	12 750	25 500

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Plan no. 2
With performance conditions
Plan authorized in 2013	France	Foreign countries
Date of the general meeting of shareholders	12-apr-12	12-apr-12
Date of the Executive Board	25-feb-13	25-feb-13
End of period of acquisition	25-feb-16	25-feb-17
End of period of conservation	25-feb-18	—
Shares originally granted	230 000	25 000
Shares canceled at December 31, 2013	2 000	—
Outstanding shares at December 31, 2013	228 000	25 000

10.5.2. Other information

On February 25, 2013, 255 000 shares have been allocated to management and Group employees, as part of a free share plan authorized by the Executive Board. The allocation is divided into 2 fractions with the following characteristics:

	Plan no. 1
	France			Foreign countries
Plan authorized in 2012	Without performance conditions	Without performance conditions	With performance conditions	Without performance conditions	With performance conditions
Share price on the date of allocation		€28.31		€28.31
Average of the 20 opening quotations preceeding October 23, 2012
Volatility for Klepierre share quotes: Historical volatility over 8 years, as calculated as of October 22, 2012 based on daily variation	35% Klépierre share	35% Klépierre share; 23.2% FTSE EPRA Euro zone; correlation: 0.82		35% Klépierre share; 23.2% FTSE EPRA Euro zone; correlation: 0.82
Dividend per share		€1.45		€1.45
Share value	€24.26	€24.29	€13.31	€22.99	€12.53
EXPENSE FOR THE PERIOD	296 thousand euros	173 thousand euros	683 thousand euros	69 thousand euros	76 thousand euros

	Plan no. 2
	With performance conditions
Plan authorized in 2013	France	Foreign countries
Share price on the date of allocation	€29.54
Average of the 20 opening quotations preceeding October 23, 2012
Volatility for Klepierre share quotes:	34.9% Klépierre share;
Historical volatility over 8 years, as calculated as of October 22, 2012 based on daily variation	23.2% FTSE EPRA Euro zone; correlation: 0.82
Dividend per share	€1.50
Share value	€14.19	€13.65
EXPENSE FOR THE PERIOD	870 thousand euros	67 thousand euros

The expense recognized for the period amounts to 2.2 million euros and takes into account an estimate of the population of beneficiary at the end of each vesting period, as a beneficiary may lose his or her entitlements should he or she leave the Klépierre Group during this period.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. ADDITIONAL INFORMATION

11.1. Disclosures about the fair value model

Klépierre chose to apply the IAS 40 cost model and, as a result, must disclose the fair value of investment property in the notes to the financial statements.

Comprehensive income statement at fair value (EPRA model)	12/31/2013	12/31/2012
(in thousands of euros)	Fair value model	Fair value model
LEASE INCOME	1 009 186	992 121
Land expenses (real estate)	-6 202	-4 880
Non-recovered rental expenses	-42 655	-44 236
Building expenses (owner)	-65 603	-56 406
NET RENTS	894 726	886 599
Management, administrative and related income	78 187	90 329
Other operating revenue	19 323	14 108
Change in the fair value of investment property	-153 876	80 423
Survey and research costs	-4 431	-2 413
Payroll expenses	-122 424	-120 475
Other general expenses	-44 362	-43 568
Depreciation and impairment allowance on investment property	-9 523	-9 549
Depreciation and impairment allowance on intangible assets and property, plant and equipment	-11 348	-10 932
Provisions	-1 071	307
Gains on the disposal of investment property and equity investments	492 282	609 847
Net book value of investment property and equity investments sold	-407 794	-599 009
Income from the disposal of investment property and equity investments	84 488	10 838
OPERATING INCOME	729 689	895 667
Net dividends and provisions on non-consolidated investments	15	-16
Financial income	97 704	134 311
Financial expenses	-424 425	-452 021
Net cost of debt	-326 721	-317 709
Change in the fair value of financial instruments	-94 203	-41 589
Effect of discounting	—	—
Share in earnings of equity method investees	2 155	1 397
PROFIT BEFORE TAX	310 935	537 750
Corporate income tax	773	-57 406
NET INCOME OF CONSOLIDATED ENTITY	311 708	480 344
of which
Group share	176 441	275 130
Non-controlling interests	135 267	205 214
Undiluted average number of shares	195 400 982	191 271 591
Undiluted comprehensive earnings per share (euros)	0.9	1.4
Diluted average number of shares	195 400 982	191 271 591
Diluted comprehensive earnings per share (euros)	0.9	1.4

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Comprehensive income statement at fair value (EPRA model)	12/31/2013	12/31/2012
(in thousands of euros)	Fair value model	Fair value model
NET INCOME OF CONSOLIDATED ENTITY	311 708	480 344
Other comprehensive income items recognized directly as equity	128 091	19 357
• Effective portion of profits and losses on cash flow hedging instruments (IAS 39)	249 744	-57 264
• Translation profits and losses	-80 700	62 738
• Tax on other comprehensive income items	-44 400	10 290
Items that will be reclassified subsequently to profit or loss	124 644	15 764
• Income from sales of treasury shares	3 447	3 593
• Actuarial gains	—	—
Items that will not be reclassified subsequently to profit or loss	3 447	3 593
Share of other comprehensive income items of equity method investees	—	—
TOTAL COMPREHENSIVE INCOME	439 799	499 701
Of which
Group share	311 639	285 925
Non-controlling interests	128 160	213 776
Undiluted comprehensive earnings per share (euros)	1.6	1.5
Diluted comprehensive earnings per share (euros)	1.6	1.5

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Consolidated statement of financial position (EPRA model)	12/31/2013	12/31/2012
(in thousands of euros)	Fair value model	Fair value model
Goodwill	129 107	130 675
Intangible assets	37 394	33 805
Property, plant and equipment and work in progress	15 339	31 482
Investment property at fair value	13 308 108	15 738 643
Investment property at cost model	328 275	286 677
Equity method securities	26 703	26 132
Other non-current assets	15 528	17 055
Non-current derivatives	118 703	153 632
Deferred tax assets	57 736	98 584
NON-CURRENT ASSETS	14 036 893	16 516 685
Fair value of property held for sale	2 040 446	96 901
Investment held for sale	7 957	—
Inventory	433	389
Trade accounts and notes receivable	113 242	133 165
Other receivables	189 672	220 456
• Tax receivables	32 203	33 533
• Other debtors	157 469	186 923
Current derivatives	—	—
Cash and cash equivalents	142 368	206 014
CURRENT ASSETS	2 494 118	656 925

TOTAL ASSETS	16 531 010	17 173 610

Share capital	279 259	279 259
Additional paid-in capital	1 773 630	1 773 630
Legal reserves	27 926	26 551
Consolidated reserves	3 143 029	3 046 822
• Treasury shares	-93 500	-99 211
• Hedging reserves	-181 861	-371 065
• Fair value of investment property	3 204 553	3 089 254
• Other consolidated reserves	213 837	427 844
Consolidated earnings	176 441	275 130
Shareholders’ equity, group share	5 400 286	5 401 393
Non-controlling interests	2 096 812	2 170 205
SHAREHOLDERS’ EQUITY	7 497 098	7 571 598
Non-current financial liabilities	5 343 915	6 699 826
Long-term provisions	13 937	13 417
Pension commitments	14 682	16 169
Non-current derivatives	173 389	419 327
Security deposits and guarantees	148 727	141 704
Deferred tax liabilities	626 988	714 588
NON-CURRENT LIABILITIES	6 321 637	8 005 031
Current financial liabilities	2 127 884	1 004 004
Bank facilities	31 334	39 276
Trade payables	110 890	122 080
Payables to fixed asset suppliers	44 943	49 805
Other liabilities	208 095	261 639
Current derivatives	103 868	40 740
Social and tax liabilities	85 262	79 437
Short-term provisions	—	—
CURRENT LIABILITIES	2 712 275	1 596 981

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	16 531 010	17 173 610

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Comprehensive income statement at fair value (EPRA model)	12/31/2013	Fair value	12/31/2013
(in thousands of euros)	Cost model	restatements	Fair value model
LEASE INCOME	1 009 186		1 009 186
Land expenses (real estate)	-7 857	1 655	-6 202
Non-recovered rental expenses	-42 655		-42 655
Building expenses (owner)	-65 912	309	-65 603
NET RENTS	892 762	1 964	894 726
Management, administrative and related income	78 187		78 187
Other operating revenue	19 323		19 323
Change in the fair value of investment property		-153 876	-153 876
Survey and research costs	-4 431		-4 431
Payroll expenses	-122 424		-122 424
Other general expenses	-44 362		-44 362
Depreciation and impairment allowance on investment property	-392 791	383 268	-9 523
Depreciation and impairment allowance on intangible assets and property, plant and equipment	-11 348		-11 348
Provisions	-1 071		-1 071
Gains on the disposal of investment property and equity investments	492 282		492 282
Net book value of investment property and equity investments sold	-318 905	-88 889	-407 794
Income from the disposal of investment property and equity investments	173 377	-88 889	84 488
OPERATING INCOME	587 222	142 467	729 689
Net dividends and provisions on non-consolidated investments	15		15
Financial income	97 704		97 704
Financial expenses	-424 425		-424 425
Net cost of debt	-326 721		-326 721
Change in the fair value of financial instruments	-94 203		-94 203
Effect of discounting	—		—
Share in earnings of equity method investees	1 705	450	2 155
PROFIT BEFORE TAX	168 018	142 917	310 935
Corporate income tax	-30 998	31 771	773
NET INCOME OF CONSOLIDATED ENTITY	137 020	174 688	311 708
of which
Group share	53 601	122 840	176 441
Non-controlling interests	83 419	51 848	135 267
Undiluted average number of shares	195 400 982		195 400 982
Undiluted comprehensive earnings per share (euro)	0.3		0.9
Diluted average number of shares	195 400 982		195 400 982
Diluted comprehensive earnings per share (euro)	0.3		0.9

(in thousands of euros)	12/31/2013 Cost model	Fair value restatements	12/31/2013 Fair value model
NET INCOME OF CONSOLIDATED ENTITY	137 020	174 688	311 708
Other comprehensive income items recognized directly as equity	137 974	-9 883	128 091
• Effective portion of profits and losses on cash flow hedging instruments (IAS 39)	249 744		249 744
• Translation profits and losses	-70 817	-9 883	-80 700
• Tax on other comprehensive income items	-44 400		-44 400
Items that will be reclassified subsequently to profit or loss	134 527	-9 883	124 644
• Income from sales of treasury shares	3 447		3 447
• Actuarial gains	—		—
Items that will not be reclassified subsequently to profit or loss	3 447	0	3 447
Share of other comprehensive income items of equity method investees	—		—

TOTAL COMPREHENSIVE INCOME	274 994	164 805	439 799

Of which
Group share	198 850	112 789	311 639
Non-controlling interests	76 144	52 016	128 160
Undiluted comprehensive earnings per share (euros)	1.0		1.6
Diluted comprehensive earnings per share (euros)	1.0		1.6

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Consolidated statement of financial position (EPRA model)	12/31/2013	Fair value	12/31/2013
(in thousands of euros)	Cost model	restatements	Fair value model
Goodwill	133 757	-4 650	129 107
Intangible assets	37 394		37 394
Property, plant and equipment and work in progress	15 339		15 339
Investment property	9 847 578	-9 847 578	—
Investment property under construction	317 002	-317 002	—
Investment property at fair value	—	13 308 108	13 308 108
Investment property at cost model	—	328 275	328 275
Equity method securities	19 910	6 793	26 703
Other non-current assets	15 528		15 528
Non-current derivatives	118 703		118 703
Deferred tax assets	57 709	27	57 736
NON-CURRENT ASSETS	10 562 920	3 473 973	14 036 893
Fair value of property held for sale	1 115 816	924 630	2 040 446
Investment held for sale	7 957		7 957
Inventory	433		433
Trade accounts and notes receivable	113 242		113 242
Other receivables	227 612	-37 940	189 672
• Tax receivables	32 203		32 203
• Other debtors	195 409	-37 940	157 469
Current derivatives	—		—
Cash and cash equivalents	142 368		142 368
CURRENT ASSETS	1 607 428	886 690	2 494 118

TOTAL ASSETS	12 170 347	4 360 663	16 531 010

Share capital	279 259		279 259
Additional paid-in capital	1 773 630		1 773 630
Legal reserves	27 926		27 926
Consolidated reserves	-45 027	3 188 056	3 143 029
• Treasury shares	-93 500		-93 500
• Hedging reserves	-181 861		-181 861
• Fair value of investment property	—	3 204 553	3 204 553
• Other consolidated reserves	230 334	-16 497	213 837
Consolidated earnings	53 601	122 840	176 441
Shareholders’ equity, group share	2 089 390	3 310 896	5 400 286
Non-controlling interests	1 308 065	788 747	2 096 812
SHAREHOLDERS’ EQUITY	3 397 455	4 099 643	7 497 098
Non-current financial liabilities	5 343 915		5 343 915
Long-term provisions	13 937		13 937
Pension commitments	14 682		14 682
Non-current derivatives	173 389		173 389
Security deposits and guarantees	148 727		148 727
Deferred tax liabilities	365 968	261 020	626 988
NON-CURRENT LIABILITIES	6 060 617	261 020	6 321 637
Current financial liabilities	2 127 884		2 127 884
Bank facilities	31 334		31 334
Trade payables	110 890		110 890
Payables to fixed asset suppliers	44 943		44 943
Other liabilities	208 095		208 095
Current derivatives	103 868		103 868
Social and tax liabilities	85 262		85 262
Short-term provisions	—		—
CURRENT LIABILITIES	2 712 275	—	2 712 275

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	12 170 347	4 360 663	16 531 010

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11.2. Transactions with related parties

11.2.1. Transactions with the BNP Paribas Group

As of December 31, 2013 the BNP Paribas Group holds a 21.30% equity stake in Klépierre SA.

As of December 31, 2013, the part of BNP Paribas in the bank financing amounts to 1 419 million euros, of which 643 million euros have been used. This figure does not include back-up lines for commercial paper (not drawn) totaling 500 million euros granted by BNP Paribas. Total amount of authorized financing equals to 8 853 million euros as of December 31, 2013, of which 7 237 million euros have been used.

11.2.2. Transactions with the Simon Property Group

At December 31, 2013 the Simon Property Group holds a 28.89% equity stake in Klépierre SA.

At this date, there is no reciprocal transaction between the 2 companies.

11.2.3. Relationships between Klépierre Group consolidated companies

A full list of Klépierre Group companies is given in section 4 “Scope of consolidation”.

Transactions between related parties were governed by the same terms as those applying to transactions subject to normal conditions of competition.

The end-of-period balance sheet positions and transactions conducted during the period between fully consolidated companies are fully eliminated. The following tables show the positions and reciprocal transactions of proportionally consolidated companies (jointly controlled by the Group) and companies consolidated using the equity method (over which the Group has significant influence) that have not been eliminated.

Balance sheet positions with related parties at period-end

	12/31/2103		12/31/2102
(in thousands of euros)	Proportionally consolidated companies	Companies consolidated using the equity method	Proportionally consolidated companies	Companies consolidated using the equity method
Non-current assets	472	—	847	—
NON-CURRENT ASSETS	472	0	847	0
Trade accounts and notes receivable	817	214	493	133
Other receivables	2 728	228	3 084	206
CURRENT ASSETS	3 545	442	3 577	339

TOTAL ASSETS	4 017	442	4 424	339

Non-current financial liabilities	—	—	—	—
NON-CURRENT LIABILITIES	0	0	0	0
Trade payables	96	—	101	—
Other liabilities	815	1 950	834	1 983
CURRENT LIABILITIES	911	1 950	935	1 983

TOTAL LIABILITIES	911	1 950	935	1 983

“Income” items related to transactions with related parties

	12/31/2103		12/31/2102
(in thousands of euros)	Proportionally consolidated companies	Companies consolidated using the equity method	Proportionally consolidated companies	Companies consolidated using the equity method
Management, administrative and related income	2 330	291	2 060	333
Operating income	2 330	291	2 060	333
Net cost of debt	15	—	62	—
Profit before tax	2 345	291	2 122	333
NET INCOME OF THE CONSOLIDATED ENTITY	2 345	291	2 122	333

Most of these items relate to management and administration fees and income on financing arrangements for these companies’ businesses.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

“Off-balance sheet” items related to transactions with related parties

Commitments given
(in thousands of euros)	12/31/2013	12/31/2012
Commitments related to the Group’s consolidated scope	—	—
Purchase commitments	—	—
Commitments related to Group financing	184 800	186 300
Financial guarantees given	184 800	186 300
Commitments related to the Group’s operating activities	9 060	10 379
Commitments on works contracts (Property development/Sale before completion)	—	—
Commitments under conditions precedent	—	—
Work completion commitments	—	—
Rental guarantees and deposits	36	36
Other commitments given	9 024	10 343

TOTAL	193 860	196 679

Commitments received
(in thousands of euros)	12/31/2013	12/31/2012
Commitments related to Group financing	776 000	1 547 500
Financing agreements obtained and not used	776 000	1 547 500
Commitments related to the Group’s operating activities	30	260 030
Deposits received guaranteeing the real-estate management activity (under the “Hoguet” law)	30	260 030
Deposits received from tenants	—	—

TOTAL	776 030	1 807 530

11.2.4. Post-employment benefit plans

The main post-employment benefits are severance pay and defined benefit or defined contribution pension plans.

Post-employment benefit plans are administered by insurance companies and other independent management companies external to the Klépierre Group.

11.2.5. Compensation paid to the principal executives of the Klépierre Group

Klépierre SA, the parent company of the Klépierre group, is a French corporation (Société anonyme) whose governance structure comprises an Executive Board and a Supervisory Board.

The amount of directors’ fees paid to the members of the Supervisory Board during the fiscal year 2013 totaled 319 222 euros, including 53 496 paid to the Chairman of the Supervisory Board.

(in euros)	12/31/2013
Short-term benefits excluding employer’s contribution	3 283 200
Short-term benefits: employer’s contribution	1 408 994
Post-employment benefits	114 998
Other long term benefits	—
Termination benefits	—
Share-based payment(1)	2 327 160

(1)	Expense posted in the profit and loss account related to stock option and free shares plans.

11.3. Contingent liabilities

In the last fiscal year, neither Klépierre nor its subsidiaries have been the subject of any governmental, judicial or arbitration action (including any action of which the issuer has knowledge, which is currently suspended or is threatened) which has recently had a significant impact on the financial position or profitability of the issuer and/or the Group.

11.4. Post-balance sheet date events

In January 2014, Klépierre cancelled 300 million euros fixed-rate-paying swaps and signed a 200 million euros credit revolving.

On January 20, 2014 the Group proceeded to the sale of the offices of the shopping center Le Millénaire located at the gateway of Paris.

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On January 24, 2014, the Group signed the binding agreement for the disposal of a portfolio of 127 Carrefour-anchored retail galleries in Europe. This agreement confirms the terms included in the memorandum of understanding signed on December 16, 2013. The transaction is subject to approval by the competition authorities in France and Spain and to the waiver of preemptive rights by French local authorities.

11.5. Statutory Auditors’ fees

	Deloitte				Mazars
	Amount excl. VAT		%		Amount excl. VAT		%
(in thousands of euros)	2013	2012	2013	2012	2013	2012	2013	2012
Audit	880	929	100%	100%	748	872	100%	100%
Auditing, certification and review of individual and consolidated financial statements
• Issuer	214	229	24%	25%	122	148	16%	17%
• Fully-consolidated subsidiaries	544	575	62%	62%	571	651	76%	75%
Other diligences and services directly related to the Statutory Auditors engagement
• Issuer	83	87	9%	9%	18	60	2%	7%
• Fully-consolidated subsidiaries	39	38	4%	4%	37	13	5%	1%
Other services provided by Statutory Auditors to fully-integrated subsidiaries
• Legal, tax, employment-related and other services

TOTAL	880	929	100%	100%	748	872	100%	100%

11.6. Identity of the consolidating companies

At December 31, 2013, Klépierre is consolidated using the equity method by Simon Property Group and BNP Paribas, which hold respectively a 28.89% and a 21.30% stake in the equity of Klépierre (including treasury shares).

ANNUAL REPORT         KLEPIERRE 2013

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2013

—

STATUTORY AUDITORS’ REPORT ON THE CONSOLIDATED FINANCIAL STATEMENTS

6.6.	STATUTORY AUDITORS’ REPORT ON THE CONSOLIDATED FINANCIAL STATEMENTS

This is a free translation into English of the statutory auditors’ report issued in French and is provided solely for the convenience of English-speaking users. The Statutory Auditors’ report includes information specifically required by French law in such reports, whether modified or not. This information is presented below the opinion on the consolidated financial statements and includes an explanatory paragraph discussing the auditors’ assessments of certain significant accounting and auditing matters. These assessments were made for the purpose of issuing an audit opinion on the consolidated financial statements taken as a whole and not to provide separate assurance on individual account captions or on information taken outside of the consolidated financial statements. This report also includes information to the specific verification of information given in the Group’s management report. This report should be read in conjunction with, and is construed in accordance with, French law and professional auditing standards applicable in France.

To the Shareholders,

In compliance with the assignment entrusted to us by your annual general meeting, we hereby report to you, for the year ended December 31, 2013 on:

•	the audit of the accompanying consolidated financial statements of Klépierre;

•	the justification of our assessments;

•	the specific verifications and information required by law.

These consolidated financial statements have been approved by Executive Board. Our role is to express an opinion on these consolidated financial statements, based on our audit.

I – Opinion on the consolidated financial statements

We conducted our audit in accordance with professional standards applicable in France. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit involves performing procedures, using sampling techniques or other methods of selection, to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. An audit also includes evaluating the appropriateness of accounting principles used and reasonableness of accounting estimates made, as well as the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

In our opinion, the consolidated financial statements give a true and fair view of the assets and liabilities and of the financial position of the Group as at December 31, 2013 and of the results of its operations for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union.

II – Justification of our assessments

In accordance with the requirements of article L. 823-9 of the French Commercial Code (Code de commerce) relating to the justification of our assessments, we bring to your attention on the following matters:

•	notes 2.4 and 2.12.2 to the consolidated financial statements specify that investment properties are assessed by independent appraisers to estimate the fair values of buildings and the impairments, if any. Our procedures consisted notably in examining the valuation methodology used by the appraisers and to ensure ourselves that the impairments as well as the fair values were correctly based on signed external appraisals;

•	note 2.12.1 to the consolidated financial statements indicate that your Group used estimated methods regarding to the follow-up of the value of goodwill. Our procedures consisted in evaluating the appropriateness of the data and the hypothesis based on these estimates, in reviewing the calculation method performed by independent appraiser and your Group, in examining the approval procedures of these estimates by the board and then, in verifying that notes to the consolidated financial statements provide applicable information about the hypothesis used;

•	notes 2.21 and 5.16 to the consolidated financial statements set forth the accounting rules and methods to determine the fair value of derivative instruments as well as the characteristics of the Group’s hedging instruments. We examined the classification criteria and the documentation required specifically by IAS 39 and verified the appropriateness of these accounting methods and the disclosures provided in the notes to the consolidated financial statements.

These assessments were made as part of our audit of the consolidated financial statements taken as a whole, and therefore served in forming our audit opinion expressed in the first part of this report.

III – Specific verification

As required by law, we have also verified in accordance with professional standards applicable in France the information presented in the Group’s management report.

We have no matters to report as to its fair presentation and its consistency with the consolidated financial statements.

Paris La Défense and Neuilly-sur-Seine, March 5, 2014

The Statutory Auditors

French original signed by

Mazars	Deloitte & Associés
Gilles Magnan	José-Luis Garcia	Joël Assayah

ANNUAL REPORT         KLEPIERRE 2013

19	INTERIM FINANCIAL INFORMATION OF KLÉPIERRE FOR 2014

19.1	Condensed consolidated financial statements for Klépierre as of 30 June 2014

CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS AS OF 06.30.2014

1.	SIGNIFICANT EVENTS OF THE FIRST HALF OF 2014	26

2.	ACCOUNTING PRINCIPLES AND METHODS	26

3.	SEGMENT INFORMATION	31

4.	SCOPE OF CONSOLIDATION	35

5.	NOTES TO THE FINANCIAL STATEMENTS: BALANCE SHEET	40

6.	NOTES TO THE FINANCIAL STATEMENTS: COMPREHENSIVE INCOME STATEMENT	51

7.	TAXES	52

8.	EXPOSURE TO RISKS AND HEDGING STRATEGY	54

9.	FINANCE AND GUARANTEE COMMITMENTS	58

10.	EMPLOYEE COMPENSATION AND BENEFITS	61

11.	ADDITIONAL INFORMATION	64

Condensed consolidated financial statements as of June 30, 2014	21

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (EPRA MODEL)

in thousands of euros	Notes	06/30/2014	06/30/2013 restated	IFRS 11 impacts	06/30/2013 published

Lease income	6.1	443 296	472 406	-31 874	504 280
Land expenses (real estate)	6.2	-3 621	-3 919	94	-4 013
Non-recovered rental expenses	6.3	-18 018	-20 302	1 901	-22 203
Building expenses (owner)	6.4	-22 993	-29 448	2 548	-31 996

Net rental income		398 664	418 736	-27 332	446 068

Management, administrative and related income		34 425	42 818	1 517	41 301
Other operating revenue	6.5	6 638	7 351	-240	7 591
Survey and research costs		-2 452	-1 174	0	-1 174
Payroll expenses	10.1	-55 261	-61 102	4	-61 106
Other general expenses		-22 558	-21 349	-52	-21 297
Depreciation and impairment allowance on investment property	6.6	-172 138	-210 269	11 434	-221 703
Depreciation and impairment allowance on intangible assets and property, plant and equipment	6.6	-5 663	-5 873	213	-6 086
Provisions		-791	-766	45	-811

Proceeds from disposal of investment properties and equity investments	6.7	1 952 395	121 142	0	121 142
Net book value of investment properties and equity investments sold	6.7	-1 102 937	-69 361	0	-69 361
Income from the disposal of investment properties and equity investments		849 458	51 781	0	51 781

Goodwill impairment		0	0	0	0

Operating income		1 030 323	220 153	-14 413	234 566

Net dividends and provisions on non-consolidated investments		6	8	0	8
Financial income		56 633	55 223	4 504	50 719
Financial expenses		-187 820	-211 502	565	-212 067
Net cost of debt	6.8	-131 187	-156 280	5 068	-161 348
Change in the fair value of financial instruments		-11 894	5 308	0	5 308
Effect of discounting		0	0	0	0
Share in earnings of equity method investments	5.8	3 223	9 097	8 220	877

Profit before tax		890 471	78 286	-1 125	79 411

Corporate income tax	7	-21 985	-10 322	1 125	-11 447

Net income of consolidated entity		868 486	67 964	0	67 964

Of which
Group share		702 757	38 985	0	38 985
Non-controlling interests		165 729	28 979	0	28 979

Undiluted average number of shares		195 732 258	195 288 035		195 288 035
Undiluted comprehensive earnings per share (euro)		3,6	0,2		0,2
Diluted average number of shares		195 732 258	195 288 035		195 288 035
Diluted comprehensive earnings per share (euro)		3,6	0,2		0,2

in thousands of euros		06/30/2014	06/30/2013 restated	IFRS 11 impacts	06/30/2013 published

Net income of consolidated entity		868 486	67 964	0	67 964

Other comprehensive income items recognized directly as equity		-41 075	28 783	0	28 783

Effective portion of profits and losses on cash flow hedging instruments (IAS 39)		-18 034	108 452	0	108 452
Translation profits and losses		-32 865	-60 713	0	-60 713
Tax on other comprehensive income items		7 545	-21 842	0	-21 842
Items that will be reclassified subsequently to profit or loss		-43 355	25 897	0	25 897

Income from sales of treasury shares		2 280	2 886	0	2 886
Actuarial gains		—	—	—	—
Items that will not be reclassified subsequently to profit or loss		2 280	2 886	0	2 886

Share of other comprehensive income items of equity method investees		—	—	—	—

Total comprehensive income		827 411	96 747	0	96 747
Of which
Group share		673 794	70 787	0	70 787
Non-controlling interests		153 617	25 960	0	25 960

Undiluted comprehensive earnings per share (euro)		3,4	0,4	0,0	0,4

Diluted comprehensive earnings per share (euro)		3,4	0,4	0,0	0,4

Condensed consolidated financial statements as of June 30, 2014	22

CONSOLIDATED STATEMENT OF FINANCIAL POSITION (EPRA MODEL)

in thousands of euros	Notes	06/30/2014	12/31/2013 restated	IFRS 11 impacts	06/30/2013 published
Goodwill	5.1	130 705	130 767	-2 990	133 757
Intangible assets	5.2	37 913	36 648	-746	37 394
Property, plant and equipment and work in progress	5.3	14 377	15 017	-322	15 339
Investment property	5.4	8 710 212	9 207 798	-639 780	9 847 578
Investment property under construction	5.5	325 814	300 741	-16 261	317 002
Equity method securities	5.8	465 128	470 549	450 639	19 910
Other non-current assets	5.9	177 381	209 226	193 698	15 528
Non-current derivatives	5.15	110 755	118 703	0	118 703
Deferred tax assets	7	51 240	53 744	-3 965	57 709

NON-CURRENT ASSETS		10 023 525	10 543 191	-19 728	10 562 920

Investment property held for sale	5.6	321 789	1 079 391	-36 425	1 115 816
Investment held for sale	5.7	7 913	7 958	0	7 957
Inventory		437	433	0	433
Trade accounts and notes receivable	5.10	92 562	109 386	-3 856	113 242
Other receivables	5.11	237 485	204 093	-23 519	227 612
Tax receivables		49 135	31 583	-620	32 203
Other debtors		188 350	172 510	-22 899	195 409
Current derivatives	5.15	10 415	0	0	0
Cash and cash equivalents	5.12	167 691	127 496	-14 872	142 368

CURRENT ASSETS		838 292	1 528 757	-78 671	1 607 428

TOTAL ASSETS		10 861 817	12 071 948	-98 399	12 170 347

Share capital		279 259	279 259	0	279 259
Additional paid-in capital		1 773 630	1 773 630	0	1 773 630
Legal reserves		27 926	27 926	0	27 926
Consolidated reserves		-300 838	-45 027	0	-45 027
Treasury shares		-81 462	-93 500	0	-93 500
Hedging reserves		-187 615	-181 861	0	-181 861
Other consolidated reserves		-31 761	230 334	0	230 334
Consolidated earnings		702 757	53 601	0	53 601
Shareholders’ equity, group share		2 482 735	2 089 390	0	2 089 390
Non-controlling interests		1 156 132	1 308 065	0	1 308 065

SHAREHOLDERS’ EQUITY	5.13	3 638 867	3 397 455	0	3 397 455

Non-current financial liabilities	5.14	5 164 355	5 284 123	-59 792	5 343 915
Long-term provisions	5.16	14 798	13 744	-193	13 937
Pension commitments	10.3	14 871	14 666	-16	14 682
Non-current derivatives	5.15	157 688	172 771	-618	173 389
Security deposits and guarantees		111 232	143 939	-4 788	148 727
Deferred tax liabilities	7	314 757	352 995	-12 973	365 968

NON-CURRENT LIABILITIES		5 777 701	5 982 238	-78 379	6 060 617

Current financial liabilities	5.14	903 289	2 122 431	-5 453	2 127 884
Bank facilities	5.12	15 415	31 152	-182	31 334
Trade payables		129 315	102 719	-8 171	110 890
Payables to fixed asset suppliers		17 324	44 340	-603	44 943
Other liabilities	5.17	195 617	204 186	-3 909	208 095
Current derivatives	5.15	47 518	103 868	0	103 868
Social and tax liabilities	5.17	136 771	83 559	-1 703	85 262
Short-term provisions		0	0	0	0

CURRENT LIABILITIES		1 445 248	2 692 256	-20 019	2 712 275

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		10 861 817	12 071 948	-98 399	12 170 347

Condensed consolidated financial statements as of June 30, 2014	23

CONSOLIDATED CASH FLOW STATEMENT (EPRA MODEL)

in thousands of euros	06/30/2014	06/30/2013 restated	IFRS 11 impacts	06/30/2013 published

Cash flows from operating activities

Net income from consolidated companies	868 486	67 964	—	67 964
Elimination of expenditure and income with no cash effect or not related to operating activities
• Depreciation, amortization and provisions	179 138	217 193	-12 243	229 436
• Capital gains and losses on asset disposals net of taxes and deferred taxes	-824 690	-41 415	-1 125	-40 291
• Reclassification of financial interests and other items	157 984	167 202	-9 826	177 028

Gross cash flow from consolidated companies	380 918	410 943	-23 194	434 137

Paid taxes	-19 812	-12 589	1 077	-13 666
Change in operating working capital requirement	1 888	2 520	5 946	-3 426

Net cash flows from operating activities	362 994	400 874	-16 171	417 045

Cash flows from investing activities

Income from sales of investment properties	1 557 256	119 067	—	119 067
Income from sales of other fixed assets	0	1 115	82	1 034
Income from disposals of subsidiaries (net of cash disposed)	380 444	197	—	197
Acquisitions of investment properties	-28 768	-38 785	897	-39 682
Acquisition costs of investment properties	-234	-625	—	-625
Payments in respect of construction work in progress	-74 612	-106 984	3 161	-110 144
Acquisitions of other fixed assets	-8 475	-5 332	30	-5 361
Acquisitions of subsidiaries through deduction of acquired cash	5 825	-33 931	—	-33 931
Issuing/repayment of loans and advance payments granted and other investments	44 118	16 201	9 073	7 128

Net cash flows from investing activities	1 875 554	-49 075	13 241	-62 316

Cash flows from financing activities

Dividends paid to the parent company’s shareholders	-303 492	-292 931	—	-292 931
Dividends paid to non-controlling interests	-304 154	-88 981	—	-88 981
Capital increase	—	—	—	—
Repayment of share premium	—	—	—	—
Acquisitions/disposal of treasury shares	12 038	4 184	—	4 184
New loans, borrowings and hedging instruments	326 244	1 085 662	2 107	1 083 555
Repayment of loans, borrowings and hedging instruments	-1 610 886	-820 729	-4 340	-816 389
Interest paid	-266 858	-236 177	548	-236 725
Other cash flows related to financing activities (1)	(31 195)	—	—	—

Net cash flows from financing activities	-2 178 303	-348 972	-1 685	-347 286

Effect of foreign exchange rate changes on cash and cash equivalents	-4 311	2 169	719	1 450

CHANGE IN CASH AND CASH EQUIVALENTS	55 934	4 996	-3 896	8 892

Cash at year-start	96 343	148 080	-18 658	166 738

Cash at year-end	152 277	153 077	-22 553	175 630

(1)	Cash Flow resulting from the change of in the ownership interest in IGC Italy without change of control

Condensed consolidated financial statements as of June 30, 2014	24

STATEMENT OF CHANGES IN CONSOLIDATED EQUITY

in thousands of euros	Capital	Capital related reserves	Treasury stock	Hedging reserves	Consolidated reserves	Equity, group share	Equity, non- controlling interests	Total equity

Equity at 06/30/2013	279 259	1 801 556	-95 027	-297 993	292 719	1 980 514	1 324 213	3 304 728
Share capital transactions	—	—			—	—		—
Share-based payments						—		—
Treasury share transactions			1 527			1 527		1 527
Dividends							-2 173	-2 173

Net income for the period					14 616	14 616	54 440	69 056

Gains and losses recognized directly in equity

Income from sales of treasury shares					532	532	29	561
Income from cash flow hedging				138 997		138 997	2 296	141 293
Translation profits and losses					-4 296	-4 296	-5 809	-10 105

Tax on other comprehensive income items				-22 556	770	-21 786	-772	-22 558
Other comprehensive income items				116 441	-2 994	113 447	-4 256	109 191

Changes in the scope of consolidation				-309	-20 295	-20 604	-38 818	-59 422
Other movements					-111	-111	-25 340	-25 451
Equity at 12/31/2013	279 259	1 801 556	-93 500	-181 861	283 935	2 089 389	1 308 066	3 397 456
Share capital transactions		—			—
Share-based payments
Treasury share transactions			12 038			12 038		12 038
Dividends					-303 492	-303 492	-192 826	-496 318

Net income for the period					702 757	702 757	165 729	868 486

Gains and losses recognized directly in equity

Income from sales of treasury shares					2 280	2 280		2 280
Income from cash flow hedging				-10 856	—	-10 856	-7 178	-18 034
Translation profits and losses					-26 318	-26 318	-6 547	-32 865
Actuarial gain or loss					—
Tax on other comprehensive income items				5 101	830	5 931	1 614	7 545
Other comprehensive income items				-5 755	-23 208	-28 963	-12 111	-41 074

Changes in the scope of consolidation				—	—	—	-767	-767
Other movements				—	11 004	11 004	-111 959	-100 955
Equity at 06/30/2014	279 259	1 801 556	-81 462	-187 615	670 996	2 482 733	1 156 132	3 638 865

Condensed consolidated financial statements as of June 30, 2014	25

1.	SIGNIFICANT EVENTS OF THE FIRST HALF OF 2014

1.1.	INVESTMENTS AND ACQUISITIONS

On February 27, 2014, the Group acquired 12% of the Italian company IGC from the company Finiper, increasing its share in the subsidiary to 100% (see note 4).

1.2.	DISPOSALS

On April 16, 2014, the group finalized the sale of a portfolio of 126 shopping centers adjoining Carrefour hypermarkets, to Carmila a consortium led by Carrefour and by institutional investors, for 2 billion euros (value of assets).

On June 5, 2014, Steen & Strøm announced that it had reached an agreement on the sale of five shopping centers in Sweden (Familia, Etage, Mirum, MittiCity and Sollentuna Centrum) for 3,250 million Swedish krona (or 354 million euros, 06/30/2014 exchange rate).

On February 11, 2014, and May 20, 2014, the Group completed the disposal of office properties located in the Paris Grenelle business district and Paris rue de Javel for a total amount of 82.2 million euros.

1.3.	DIVIDEND

On April 10, 2014, the shareholders meeting approved the payout of a 1.55 euros per share dividend in respect of the 2013 fiscal year, and proposed a cash payment. Cash dividend payments totaled 303.5 million euros (excluding dividends paid out on treasury shares).

1.4.	DEBT

Subsequently to the disposition of a gallery portfolio to Carmila, the debt denominated in euros has been significantly reduced by 1.3 billion euros. The paid-down debts are banking facilities maturing in 2014 and 2015. In Scandinavia, Klépierre was active on the bond market, issuing up to 1.1 billion Norwegian Kroner (131 million euros) of new medium-term unsecured notes in Norway.

2.	ACCOUNTING PRINCIPLES AND METHODS

2.1.	CORPORATE REPORTING

Klépierre is a French corporation (Société anonyme or SA) subject to French company legislation, and more specifically the provisions of the French Commercial Code. The Company’s registered office is located at 21, avenue Kléber in Paris. On July 15, 2014, the Executive Board approved Klépierre SA’s consolidated financial statements and authorized their publication for the period from January 1st to June 30th, 2014.

Klépierre shares are traded on the Euronext Paris™ market (Compartment A).

2.2.	PRINCIPLES OF FINANCIAL STATEMENT PREPARATION

The interim consolidated financial statements are prepared and presented in the form of condensed financial statements, according to IAS 34, relative to Interim Financial Reporting. As the accounts are condensed financial statements, they do not include all the information required by IFRS, do not contain all the information and notes required to prepare annual financial statements and, in this respect, they have to be read alongside with the published consolidated financial statements (or the registration document) relative to the 2013 fiscal year.

In accordance with Regulation (EC) No. 1126/2008 of November 3, 2008 on the application of International Accounting Standards, the Klépierre group consolidated financial statements to June 30, 2014 have been prepared in accordance with IFRS published by the IASB, as adopted by the European Union and applicable on that date.

The IFRS framework as adopted by the European Union includes the IFRS (International Financial Reporting Standards), the IAS (International Accounting Standards) and their interpretations (SIC and IFRIC).

This framework is available on the website: http://ec.europa.eu/internal_market/accounting/ias/index_en.htm

Condensed consolidated financial statements as of June 30, 2014	26

2.2.1.	Standards, amendments and applicable interpretations as of January 1, 2014

The accounting principles applied to the condensed consolidated financial statements as of June 30, 2014 are identical to those used in the consolidated financial statements of December 31, 2013, with the exception of the adoption of the following new standards and interpretations, for which the application is mandatory for the Group:

• Amendment to IAS 27	:	Separate Financial Statements

• Amendment to IAS 28	:	Investments in Associates and Joint Ventures

• Amendment to IAS 32	:	Offsetting Financial Assets and Financial Liabilities

• IFRS 10	:	Consolidated Financial Statements

• IFRS 11	:	Joint Arrangements

• IFRS 12	:	Disclosure of Interests in Other Entities

• Amendments to IFRS 10, 11 et 12	:	Transaction guidance

• Amendment to IAS 36	:	Recoverable amount disclosures

• Amendments to IFRS 10, IFRS 12 and IAS 27	:	Investment entities

• Amendment to IAS 39	:	Novation of Derivatives and Continuation of Hedge Accounting

2.2.2.	Standards, amendments and interpretations of not compulsory application as from January 1, 2014

Klépierre has not applied early the new standards, amendments and interpretations adopted by the European Union where application in 2014 is optional. This applies to the following standard:

• IFRIC 21	• Levies

The measurement of the potential impacts of this text on the consolidated accounts of Klépierre is ongoing.

The following texts have been published by the IASB but not yet adopted by the European Union:

• Amendment to IAS 19	:	Defined Benefit Plans: Employee Contributions

• Amendments to IAS16 and IAS38	:	Clarification of acceptable methods of depreciation and amortization

• Annual improvements of IFRS	:	Cycle 2010 – 2012

• Annual improvements of IFRS	:	Cycle 2011 – 2013

• IFRS 14	:	Regulatory Deferral Accounts

• IFRS 15	:	Revenue from Contracts with Customers

• Amendment to IFRS 9	:	Hedge Accounting and amendments to IFRS 9, IFRS 7 and IAS 39

• Amendment to IFRS 11	:	Accounting for Acquisitions of Interests in Joint Operations

2.2.3.	Assessment of the impact of the new standards

2.2.3.1. IFRS 10 & 11

As part of the mandatory adoption of IFRS 10 and 11 on January 1, 2014, the Group first conducted an analysis of all shareholders agreements in order to evaluate the level of the Group’s control over the assets concerned.

Application of the new standards would lead to the consolidation of 28 companies by the equity method that were previously consolidated by proportional method, in particular the companies owning the shopping centers Le Millénaire in France, Portimao in Portugal, Lonato and Verona in Italy and Asane and Okern in Norway.

The exhaustive list of the concerned companies by the change of consolidation method is described in note 4. Scope of consolidation.

Condensed consolidated financial statements as of June 30, 2014	27

The Financial statements as of June 30th, 2014 and December 31st, 2014 have been restated in order to reflect the new scope of consolidation and the retroactive impact of IFRS 10 and 11 applications. The change in method of consolidation of the companies concerned does not have any impact either on the “Net income of consolidated entity - Group share” or shareholders’ equity.

2.2.3.2. IFRS 12

As part of the mandatory adoption of IFRS 12 on January 1, 2014, the Group performed an analysis on information disclosed in the notes of the annual report and revised some of them in order to satisfy required information for this standard.

This information is given in note 4. The scope of consolidation have been completed to determine the nature of its interests held in other entities and to distinguish, among the newly equity-consolidated entities, the companies that are jointly controlled from those in which it has significant influence.

2.3.	CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – BASIS OF PREPARATION

The consolidated financial statements include the financial statements of Klépierre SA and its subsidiaries for the period until June 30, 2014. The financial statements of subsidiaries are prepared for the same accounting period as that of the parent company using consistent accounting methods.

The Group’s consolidated financial statements are prepared on the basis of the historical cost principle, with the exception of financial derivatives and available-for-sale financial assets, which are measured at fair value. The book value of assets and liabilities covered by fair-value hedges, which would otherwise be measured at cost, is adjusted to reflect changes in the fair value of the hedged risks.

The consolidated financial statements are presented in euros, with all amounts rounded to the nearest thousand unless otherwise indicated.

2.4.	USE OF MATERIAL JUDGMENTS AND ESTIMATES

In preparing these consolidated financial statements in accordance with IFRS, the Group management was required to use estimates and make a number of realistic and reasonable assumptions. Some facts and circumstances may lead to changes in these estimates and assumptions, which would affect the value of the Group’s assets, liabilities, equity and earnings.

The principal assumptions made in respect of future events and other sources of uncertainty relating to the use of year-end estimates for which there is a significant risk of material change to the net book values of assets and liabilities in subsequent years are presented below:

Measurement of goodwill

The Group tests goodwill for impairment at least once a year. This involves estimating the value in use of the cash-generating units to which the goodwill is allocated. In order to determine their value in use, Klépierre prepares estimates based on expected future cash flows from each cash-generating unit, and applies a pre-tax discount rate to calculate the current value of these cash flows.

Investment property

The Group appoints independent appraisers to perform half-yearly appraisals of its real estate assets in accordance with the methods described in Note 2.12.2 of the consolidated financial statements for the year ended December 31, 2013 and in accordance with IFRS 13.

The appraisers make assumptions concerning future flows and rates that have a direct impact on the value of the buildings.

Financial instruments

The Group assesses the fair value of the financial instruments it uses in accordance with the standard models practiced on the market and described in Note 2.21.4 of the consolidated financial statements for the year ended December 31, 2013 and in accordance with IFRS 13.

Condensed consolidated financial statements as of June 30, 2014	28

2.5.	OPTIONS USED UNDER IFRS 1

As part of the first application of the IFRS framework, IFRS 1 provides exemptions from some provisions of other IFRS standards. The application of these exemptions is optional.

For the Group, they relate mainly to:

•	business combinations: non-restatements of business combinations occurring before the date of transition to IFRS;

•	fair value or revaluation as deemed cost: use as deemed cost for property, plant and equipment and investment properties of the fair value applied in the consolidated financial statements in the revaluation carried out on January 1, 2003 following the adoption of SIIC (listed real estate company) status;

•	share-based payment transactions: only plans granted after November 7, 2002 whose rights were not yet vested at January 1, 2005 were recognized as an expense on the income statement.

2.6.	INVESTMENT PROPERTY

According to IAS 40 almost all of Klépierre real estate meets the definition of “Investment property”. Buildings occupied by the Group are recognized as tangible assets.

Klépierre opted to adopt IAS 40 using the cost accounting model on May 26, 2004 to maintain consistency between the accounting methods used by Klépierre and its then majority shareholder. Note 11.1 sets out pro forma financial data for investment properties on a fair value basis.

2.6.1.	Cost model

Fixed assets are recognized at cost, inclusive of duties and fees, and are depreciated using the component method.

The distribution between non-depreciable values (land) and depreciable values (buildings) is established according to the methods set by the appraisers, i.e.:

based on the land/building ratio for office buildings;

•	by comparison with the reconstruction cost for shopping centers.

Depreciation of these assets must reflect consumption of the related economic benefits. It should be:

•	calculated on the basis of the depreciable amount, which is equivalent to the acquisition cost less the residual value of the assets;

•	spread over the useful life of the fixed assets components. Where individual components have different useful lives, each component whose cost is significant relative to the total cost of the asset must be depreciated separately over its own useful life.

After initial recognition, fixed assets are measured at cost, less any accumulated depreciation and impairment losses. These assets are straight-line depreciated over their useful life.

The depreciation period, depreciation method and residual asset values should be reviewed at each balance sheet date.

In addition, fixed assets are tested for impairment whenever there is evidence of a loss of value at June 30 or December 31. Where such evidence exists, the new recoverable asset value is compared against its net book value, and any impairment is recognized.

Capital gains or losses realized on investment property disposals are recognized under “Income from disposal of investment property” in the income statement.

2.6.2.	The component method

The component method is applied based on the recommendations of the Fédération des Sociétés Immobilières et Foncières (French Federation of Property Companies) for components and useful life:

•	for properties developed by the companies themselves, assets are classified by component type and recognized at cost;

•	for other properties, components are broken down into four categories: business premises, shopping centers, offices and residential properties.

Four components have been identified for each of these asset types (in addition to land):

•	structures;

•	facades, cladding and roofing;

•	general and technical installations (GTI);

•	fittings.

Components are broken down based on the history and technical characteristics of each building.

Condensed consolidated financial statements as of June 30, 2014	29

Klépierre uses the following matrix to determine components:

	Offices		Shopping centers		Retail stores
	Period	QP	Period	QP	Period	QP
Structures	60 years	60%	35 to 50 years	50%	30 to 40 years	50%
Facades	30 years	15%	25 years	15%	15 to 25 years	15%
GTI	20 years	15%	20 years	25%	10 to 20 years	25%
Fittings	12 years	10%	10 to 15 years	10%	5 to 15 years	10%

A wear and tear ratio is applied when the acquired property is not new.

Purchase costs are split between land and buildings. The proportion allocated to buildings is amortized over the useful life of the structures.

The residual value is equivalent to the current estimate of the amount the Company would achieve if the asset concerned were already of an age and condition commensurate with the end of its useful life, less disposal expenses.

Given the useful life periods applied, the residual value of components is zero.

2.6.3.	Fair value of investment property

Fair value is the amount at which an asset may be traded between fully informed, consenting parties acting under the conditions of normal competition.

The fair value is the most likely price (excluding transaction fees and expenses) that could be reasonably obtained in the market on the balance sheet date.

The fair value of Klépierre’s investment properties is appraised by the independent appraisers responsible for valuing the Group’s assets on June 30 and December 31 of each year, but excludes transfer duties and fees (fees are measured on the basis of a direct sale of the asset, even though these costs can, in some cases, be reduced by selling the company that owns the asset). The fair values are determined in compliance with evaluation rules described in IFRS 13. In addition, given the complexity of real estate asset valuations and the nature of certain non-public data (such as the growth of lease rate, capitalization rates), the fair values of the investment properties have been classified as level 3 according to IFRS 13 criteria.

However, given the fact that these appraisals are, by their nature, estimates, it is possible that the amount realized on the disposal of some real estate assets will differ from the appraised value of those assets, even where such disposal occurs within a few months of the balance sheet date.

Klépierre entrusts the task of appraising its real estate assets to various appraisers.

Shopping centers are appraised by:

•	Jones Lang LaSalle (JLL) appraises French assets (except for Klécar France), all Polish, Greek and Belgian assets and 50% of Norwegian and Hungarian assets and a part of the Italian portfolio (shopping centers not fully owned by the Group);

•	Auguste-Thouard appraises the Klécar France, the Roques-sur-Garonne shopping center, all of the Spanish and Portuguese assets;

•	DTZ appraises 8 French assets (Maisonément, Boulogne, Créteil, Drancy, Pontault-Combault, Val d’Europe, Claye-Souilly and Saint-Lazare), Danish, Swedish, Czech and Slovakian assets, 50% of Norwegian and Hungarian assets and a part of the Italian portfolio (shopping centers 100% owned by the group).

Retail stores are appraised by:

•	Jones Lang LaSalle (JLL) appraises Feu-Vert assets and Buffalo Grill restaurants;

•	BNP Paribas Real Estate appraises the Défi Mode, Sephora, King Jouet, Cap Nord, Akene, Da Costa and Delbard portfolios.

All appraisals are conducted in accordance with the principles of the Charte de l’Expertise en Evaluation Immobilière, AMF recommendations of February 8, 2010 and RICS standards. The fees paid to appraisers, agreed prior to their appraisal of the properties concerned, are fixed on a lump sum basis to reflect the number and complexity of the assets appraised. The fee is entirely unrelated to the appraised value of the assets concerned.

Condensed consolidated financial statements as of June 30, 2014	30

The appraising methodology of appraisals of Retail assets and Shopping Centers corresponds to the one used in 2013, as indicated in paragraph 2.12.2 of the notes to the consolidated financial statements for the year ended December 31, 2013.

3.	SEGMENT INFORMATION

3.1.	SEGMENT INCOME STATEMENT AT JUNE 30, 2014

For management purposes, the Group is structured into business segments and geographic regions. There are eight operating segments.

Shopping centers are structured into six operating segments:

•	France/Belgium (France, Belgium);

•	Scandinavia (Norway, Sweden and Denmark);

•	Italy;

•	Iberia (Spain, Portugal);

•	Central Europe (Hungary, Poland, Czech Republic);

•	Other countries (Greece, Slovakia).

The remaining two operating segment are retail assets and office buildings.

The management team monitors the operating results of each business segment independently as a basis for segment decision-making and performance evaluation.

Group financial policy (including the impact of financial income and expenses), corporate activities and fiscal result calculation are handled at Group level, and are not allocated to the operating segments.

Condensed consolidated financial statements as of June 30, 2014	31

	SHOPPING CENTERS
	France-Belgium		Scandinavia		Italy		Iberia		Central Europe		Other countries
in thousands of euros	06/30/14	06/30/13*	06/30/14	06/30/13*	06/30/14	06/30/13*	06/30/14	06/30/13*	06/30/14	06/30/13*	06/30/14	06/30/13*
Rents	189,8	191,7	96,7	109,4	52,1	55,9	35,9	43,0	39,3	39,5	2,0	2,6
Other rental income	4,7	2,9	0,1	-0,1	0,9	0,8	—	—	0,1	0,1	—	—
Lease income	194,4	194,6	96,8	109,3	53,0	56,7	35,9	43,0	39,4	39,5	2,0	2,6

Rental & building expenses	-16,8	-17,3	-10,3	-13,7	-5,4	-6,1	-4,6	-6,6	-3,8	-6,2	-2,1	-1,2
Net rental income	177,6	177,2	86,5	95,6	47,6	50,5	31,3	36,4	35,5	33,3	-0,1	1,3

Management and other income	22,5	26,8	10,3	14,4	2,7	3,5	2,9	3,2	2,1	2,0	0,1	0,1
Payroll and other general expenses	-31,4	-31,3	-17,1	-20,4	-5,8	-6,0	-5,2	-6,3	-3,7	-4,0	-0,2	-0,2
EBITDA	168,8	172,8	79,7	89,6	44,5	48,0	29,0	33,3	33,9	31,3	-0,3	1,2
Income from disposals	747,7	15,6	-2,4	8,9	78,1	—	12,0	—	-0,4	—	—	—
												—
Share in earnings of equity method investees	-3,6	3,5	5,3	5,3	1,9	1,7	-0,5	-1,5	—	—	—	—
SEGMENT INCOME	860,6	132,7	50,9	49,2	110,8	33,2	3,1	-18,4	6,5	3,5	-7,8	-1,1

*	restated for IFRS 10/11 application

Condensed consolidated financial statements as of June 30, 2014	32

	SHOPPING CENTERS		RETAIL		OFFICES		UNALLOCATED		KLEPIERRE GROUP
in thousands of euros	06/30/14	06/30/13*	06/30/14	06/30/13*	06/30/14	06/30/13*	06/30/14	06/30/13*	06/30/14	06/30/13*
Rents	415,8	441,9	19,4	21,0	2,4	5,8	—	—	437,5	468,6
Other rental income	5,8	3,8	—	—	—	—	—	—	5,8	3,8
Lease income	421,6	445,7	19,4	21,0	2,4	5,8	—	—	443,3	472,4

Rental & building expenses	-43,1	-51,2	-1,1	-0,8	-0,4	-1,6	—	—	-44,6	-53,7
Net rental income	378,5	394,4	18,2	20,2	1,9	4,1	—	—	398,7	418,7

Management and other income	40,6	50,0	0,1	0,1	0,4	0,1	—	—	41,1	50,2
Payroll and other general expenses	-63,5	-68,3	-0,6	-0,6	-0,4	-0,5	-15,8	-14,2	-80,3	-83,6
EBITDA	355,7	376,2	17,7	19,6	1,9	3,7	-15,8	-14,2	359,5	385,3
Depreciation and allowance	-169,8	-210,6	-8,8	-4,8	—	-1,7	—	0,2	-178,6	-216,9
Income from disposals	834,9	24,5	1,4	—	13,1	27,3	—	—	849,5	51,8
Goodwill depreciation	—	—	—	—	—	—	—	—	—	—
Share in earnings of equity method investees	3,2	9,1	—	—	—	—	—	—	3,2	9,1
SEGMENT INCOME	1 024,1	199,1	10,3	14,9	14,9	29,3	-15,8	-14,1	1 033,6	229,2
Net dividends and provisions on non-consolidated investments									0,0	0,0
Cost of debt									-131,2	-156,3
Change in the fair value of financial instruments									-11,9	5,3
Effect of discounting									—	—
PROFIT BEFORE TAX									890,5	78,3
Corporate income tax									-22,0	-10,3
NET INCOME									868,5	68,0

*	restated for IFRS 10/11 application

Condensed consolidated financial statements as of June 30, 2014	33

3.2.	NET BOOK VALUE OF INVESTMENT PROPERTY BY OPERATING SEGMENT

in thousands of euros	Net book value of investment property

Shopping centers	8 248 611
France-Belgium	3 459 107
Scandinavia	2 582 482
Italy	1 012 133
Iberia	542 154
Central Europe	613 189
Other countries	39 546
Retail	461 601

Offices properties	0

TOTAL	8 710 212

3.3.	INVESTMENT BY OPERATING SEGMENT

Investments include acquisitions and changes of scope.

in thousands of euros	Shopping Centers	Retail	Offices properties	Total 06/30/2014

Property, plant and equipment	2 710	—	—	2 710

Investment property	30 829	24	—	30 853

Investment property under construction	71 197	38	3 377	74 612

TOTAL	104 736	62	3 377	108 175

Liabilities are unallocated.

3.4.	CUSTOMER RECEIVABLES BY OPERATING SEGMENT

in thousands of euros	06/30/2014	12/31/2013 restated

Shopping centers	90 582	105 566
France-Belgium	36 255	48 982
Scandinavia	15 380	9 168
Italy	13 031	18 191
Iberia	7 192	10 077
Central Europe	17 349	16 659
Other countries	1 375	2 489

Retail	1 180	2 084

Offices properties	800	1 736

TOTAL	92 562	109 386

Condensed consolidated financial statements as of June 30, 2014	34

4.	SCOPE OF CONSOLIDATION

Companies	Country	Methods at	% of interest			% of control
		06/30/2014 (1)	06/30/2014	12/31/2013	Change	06/30/2014	12/31/2013	Change

Holding - Head of the Group
SA Klépierre	France	F C	100,00%	100,00%	—	100,00%	100,00%	—

Shopping centers - France

SAS KLE 1	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SNC SCOO	France	F C	53,64%	53,64%	—	53,64%	53,64%	—
SNC Klécar France	France	F C	83,00%	83,00%	—	83,00%	83,00%	—
SNC KC3	France	F C	83,00%	83,00%	—	100,00%	100,00%	—
SNC KC4	France	F C	83,00%	83,00%	—	100,00%	100,00%	—
SNC KC5	France	F C	83,00%	83,00%	—	100,00%	100,00%	—
SNC KC7	France	F C	83,00%	83,00%	—	100,00%	100,00%	—
SNC KC9	France	F C	83,00%	83,00%	—	100,00%	100,00%	—
SNC KC10	France	F C	83,00%	83,00%	—	100,00%	100,00%	—
SNC KC11	France	F C	83,00%	83,00%	—	100,00%	100,00%	—
SNC KC12	France	F C	83,00%	83,00%	—	100,00%	100,00%	—
SNC KC20	France	F C	83,00%	83,00%	—	100,00%	100,00%	—
SAS LP7	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SAS Centre Jaude Clermont	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SCS Klécar Europe Sud	France	F C	83,00%	83,00%	—	83,00%	83,00%	—
SC Solorec	France	F C	80,00%	80,00%	—	80,00%	80,00%	—
SNC Centre Bourse	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SCS Begles Arcins	France	F C	52,00%	52,00%	—	52,00%	52,00%	—
SCI Bègles Papin	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SCI Sécovalde	France	F C	55,00%	55,00%	—	55,00%	55,00%	—
SAS Cécoville	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SAS Soaval	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SCA Klémurs	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SCS Cécobil	France	EM [2]	50,00%	50,00%	—	50,00%	50,00%	—
SCI du Bassin Nord	France	EM [2]	50,00%	50,00%	—	50,00%	50,00%	—
SNC Le Havre Vauban	France	EM [2]	50,00%	50,00%	—	50,00%	50,00%	—
SNC Le Havre Lafayette	France	EM [2]	50,00%	50,00%	—	50,00%	50,00%	—
SCI Nancy Bonsecours	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SNC Sodevac	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SCI Odysseum Place de France	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SAS Klécar Participations Italie	France	F C	83,00%	83,00%	—	83,00%	83,00%	—
SNC Pasteur	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SA Holding Gondomar 1	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SAS Holding Gondomar 3	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SAS Klépierre Participations et Financements	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SCI Combault	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SNC Klétransactions	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SCI La Plaine du Moulin à Vent	France	EM [2]	50,00%	50,00%	—	50,00%	50,00%	—
SCI Beau Sevran Invest	France	F C	83,00%	83,00%	—	100,00%	100,00%	—
SCI Valdebac	France	F C	55,00%	55,00%	—	55,00%	55,00%	—
SAS Progest	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SCI La Rocade	France	EM	38,00%	38,00%	—	38,00%	38,00%	—
SCI Girardin	France	EM [2]	33,40%	33,40%	—	33,40%	33,40%	—
SARL Belvedere Invest	France	F C	55,00%	55,00%	—	55,00%	55,00%	—
SCI Haies Haute Pommeraie	France	F C	53,00%	53,00%	—	53,00%	53,00%	—
SCI Plateau des Haies	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SCI la Rocade Ouest	France	EM	36,73%	36,73%	—	36,73%	36,73%	—
SARL Forving	France	F C	93,15%	93,15%	—	93,15%	93,15%	—
SCI du Plateau	France	EM	19,65%	19,65%	—	30,00%	30,00%	—
SCI Saint Maximin Construction	France	F C	55,00%	55,00%	—	55,00%	55,00%	—
SCI Immobilière de la Pommeraie	France	EM [2]	50,00%	50,00%	—	50,00%	50,00%	—
SCI Pommeraie Parc	France	F C	60,00%	60,00%	—	60,00%	60,00%	—

Condensed consolidated financial statements as of June 30, 2014	35

Companies	Country	Methods at	% of interest			% of control
		06/30/2014 (1)	06/30/2014	12/31/2013	Change	06/30/2014	12/31/2013	Change

Shopping centers - France

SCI Champs des Haies	France	F C	60,00%	60,00%	—	60,00%	60,00%	—
SCI La Rive	France	F C	85,00%	85,00%	—	85,00%	85,00%	—
SCI Rebecca	France	F C	70,00%	70,00%	—	70,00%	70,00%	—
SCI Aulnes developpement	France	EM [2]	25,50%	25,50%	—	50,00%	50,00%	—
SARL Proreal	France	F C	51,00%	51,00%	—	51,00%	51,00%	—
SNC Parc de Coquelles	France	EM [2]	50,00%	50,00%	—	50,00%	50,00%	—
SCI Achères 2000	France	EM	30,00%	30,00%	—	30,00%	30,00%	—
SCI Le Mais	France	F C	80,00%	80,00%	—	80,00%	80,00%	—
SCI le Grand Pré	France	F C	60,00%	60,00%	—	60,00%	60,00%	—
SCI Champs de Mais	France	EM	40,00%	40,00%	—	40,00%	40,00%	—
SCI LC	France	F C	88,00%	88,00%	—	100,00%	100,00%	—
SARL Société du bois des fenêtres	France	EM	20,00%	20,00%	—	20,00%	20,00%	—
SAS Kle Projet 1	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SAS Klecapnor	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SARL Immo Dauland	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SAS Carré Jaude 2	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
Klepierre Créteil	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SCI Albert 31	France	F C	83,00%	83,00%	—	100,00%	100,00%	—
SCI Galeries Drancéennes	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
Kleprim’s	France	EM [2]	50,00%	50,00%	—	50,00%	50,00%	—
SCI Portes de Claye	France	F C	55,00%	55,00%	—	55,00%	55,00%	—
Klecab SCI	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SCI Kleber Odysseum	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SCI Odysseum 2	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SNC Le Havre Colbert	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
Klépierre Massalia	France	F C	100,00%	0,00%	100,00%	100,00%	0,00%	100,00%
Klévannes	France	F C	100,00%	0,00%	100,00%	100,00%	0,00%	100,00%

Service providers - France

SNC Klépierre Management	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SAS Klépierre Conseil	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SNC Klepierre Brand Ventures	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
Klepierre Gift Cards	France	F C	100,00%	100,00%	—	100,00%	100,00%	—
SAS Klépierre Finance	France	F C	100,00%	100,00%	—	100,00%	100,00%	—

Shopping centers - International

SA Coimbra	Belgium	F C	100,00%	100,00%	—	100,00%	100,00%	—
SA Cinémas de l’Esplanade	Belgium	F C	100,00%	100,00%	—	100,00%	100,00%	—
SA Foncière de Louvain La Neuve	Belgium	F C	100,00%	100,00%	—	100,00%	100,00%	—
SA Place de l’Accueil	Belgium	F C	100,00%	100,00%	—	100,00%	100,00%	—
Les Bureaux de l’Esplanade II	Belgium	F C	100,00%	100,00%	—	100,00%	100,00%	—
Steen & Strøm Holding AS	Denmark	F C	56,10%	56,10%	—	100,00%	100,00%	—
Bryggen, Vejle A/S	Danmark	F C	56,10%	56,10%	—	100,00%	100,00%	—
Bruun’s Galleri ApS	Denmark	F C	56,10%	56,10%	—	100,00%	100,00%	—
Field’s Copenhagen I/S	Denmark	F C	56,10%	56,10%	—	100,00%	100,00%	—
Viva, Odense A/S	Denmark	F C	56,10%	56,10%	—	100,00%	100,00%	—
Field’s Eier I ApS	Denmark	F C	56,10%	56,10%	—	100,00%	100,00%	—
Field’s Eier II A/S	Denmark	F C	56,10%	56,10%	—	100,00%	100,00%	—
Steen & Strøm CenterUdvikling VI A/S	Denmark	F C	56,10%	56,10%	—	100,00%	100,00%	—
SA Klecar Foncier Iberica	Spain	F C	83,06%	83,06%	—	100,00%	100,00%	—
SA Klecar Foncier Espana	Spain	F C	83,06%	83,06%	—	100,00%	100,00%	—
SA Klépierre Vallecas	Spain	F C	100,00%	100,00%	—	100,00%	100,00%	—
Klépierre Molina	Spain	F C	100,00%	100,00%	—	100,00%	100,00%	—
SA Klépierre Nea Efkarpia	Greece	F C	83,00%	83,00%	—	100,00%	100,00%	—
SA Klépierre Foncier Makedonia	Greece	F C	83,01%	83,01%	—	100,00%	100,00%	—
SA Klépierre Athinon A.E.	Greece	F C	83,00%	83,00%	—	100,00%	100,00%	—
SA Klépierre Peribola Patras	Greece	F C	83,00%	83,00%	—	100,00%	100,00%	—
Klépierre Larissa	Greece	F C	100,00%	100,00%	—	100,00%	100,00%	—
Sarl Szeged plaza	Hungary	F C	100,00%	100,00%	—	100,00%	100,00%	—
Sarl Szolnok plaza	Hungary	F C	100,00%	100,00%	—	100,00%	100,00%	—

Condensed consolidated financial statements as of June 30, 2014	36

Companies	Country	Methods at	% of interest			% of control
		06/30/2014 (1)	06/30/2014	12/31/2013	Change	06/30/2014	12/31/2013	Change

Sarl Zalaegerszeg plaza	Hungary	F C	100,00%	100,00%	—	100,00%	100,00%	—
Sarl Nyiregyhaza Plaza	Hungary	F C	100,00%	100,00%	—	100,00%	100,00%	—
SA Duna Plaza	Hungary	F C	100,00%	100,00%	—	100,00%	100,00%	—
Sarl CSPL 2002 (Cespel)	Hungary	F C	100,00%	100,00%	—	100,00%	100,00%	—
Sarl GYR 2002 (Gyor)	Hungary	F C	100,00%	100,00%	—	100,00%	100,00%	—
Sarl Debrecen 2002	Hungary	F C	100,00%	100,00%	—	100,00%	100,00%	—
Sarl Uj Alba 2002	Hungary	F C	100,00%	100,00%	—	100,00%	100,00%	—
Sarl Miskolc 2002	Hungary	F C	100,00%	100,00%	—	100,00%	100,00%	—
Sarl Kanizsa 2002	Hungary	F C	100,00%	100,00%	—	100,00%	100,00%	—
Sarl KPSVR 2002 (Kaposvar)	Hungary	F C	100,00%	100,00%	—	100,00%	100,00%	—
Klépierre Corvin	Hungary	F C	100,00%	100,00%	—	100,00%	100,00%	—
Corvin Vision	Hungary	F C	66,67%	66,67%	—	66,67%	66,67%	—
Klépierre Trading	Hungary	F C	100,00%	100,00%	—	100,00%	100,00%	—
Spa IGC	Italy	F C	100,00%	88,00%	12,00%	100,00%	88,00%	12,00%
Spa Klecar Italia	Italy	F C	83,00%	83,00%	—	100,00%	100,00%	—
Spa Klefin Italia	Italy	F C	100,00%	100,00%	—	100,00%	100,00%	—
Galleria Commerciale Collegno	Italy	F C	100,00%	100,00%	—	100,00%	100,00%	—
Galleria Commerciale Serravalle	Italy	F C	100,00%	100,00%	—	100,00%	100,00%	—
Galleria Commerciale Assago	Italy	F C	100,00%	100,00%	—	100,00%	100,00%	—
Galleria Commerciale Klépierre	Italy	F C	100,00%	100,00%	—	100,00%	100,00%	—
Galleria Commerciale Cavallino	Italy	F C	100,00%	100,00%	—	100,00%	100,00%	—
Galleria Commerciale Solbiate	Italy	F C	100,00%	100,00%	—	100,00%	100,00%	—
Clivia 2000	Italy	EM [2]	50,00%	50,00%	—	50,00%	50,00%	—
K2	Italy	F C	95,06%	95,06%	—	95,06%	95,06%	—
Klépierre Matera	Italy	F C	100,00%	100,00%	—	100,00%	100,00%	—
Galleria Commerciale Il Destriero	Italy	EM [2]	50,00%	50,00%	—	50,00%	50,00%	—
SA Klépierre Luxembourg	Luxembourg	F C	100,00%	100,00%	—	100,00%	100,00%	—
Holding Klege	Luxembourg	EM [2]	50,00%	50,00%	—	50,00%	50,00%	—
Storm Holding Norway	Norway	F C	56,10%	56,10%	—	100,00%	100,00%	—
Steen & Strom AS	Norway	F C	56,10%	56,10%	—	100,00%	100,00%	—
Slagenveien 2 AS	Norway	F C	56,10%	56,10%	—	100,00%	100,00%	—
Nordbyen Senter 2 AS	Norway	EM [2]	28,05%	28,05%	—	50,00%	50,00%	—
Amanda Storsenter AS	Norway	F C	56,10%	56,10%	—	100,00%	100,00%	—
Åsane Storsenter DA	Norway	EM [2]	27,99%	27,99%	—	49,90%	49,90%	—
Åsane Kulturutvikling AS	Norway	EM [2]	27,99%	27,99%	—	49,90%	49,90%	—
Åsane Hotellutvikling AS	Norway	EM [2]	27,99%	27,99%	—	49,90%	49,90%	—
Åsane Kontorutvikling AS	Norway	EM [2]	27,99%	27,99%	—	49,90%	49,90%	—
Farmandstredet Eiendom AS	Norway	F C	56,10%	56,10%	—	100,00%	100,00%	—
Farmandstredet ANS	Norway	F C	56,10%	56,10%	—	100,00%	100,00%	—
Hovlandbanen AS	Norway	F C	56,10%	56,10%	—	100,00%	100,00%	—
Nerstranda AS	Norway	F C	56,10%	56,10%	—	100,00%	100,00%	—
SSI Lillestrøm Torv AS	Norway	F C	56,10%	56,10%	—	100,00%	100,00%	—
Hamar Storsenter AS	Norway	F C	56,10%	56,10%	—	100,00%	100,00%	—
Metro Senter ANS	Norway	EM [2]	28,05%	28,05%	—	50,00%	50,00%	—
Stavanger Storsenter AS	Norway	F C	56,10%	56,10%	—	100,00%	100,00%	—
Torvbyen Utvikling AS	Norway	F C	56,10%	56,10%	—	100,00%	100,00%	—
Økern Sentrum Ans	Norway	EM [2]	28,05%	28,05%	—	50,00%	50,00%	—
KS Markedet	Norway	F C	56,10%	56,10%	—	100,00%	100,00%	—
Gulskogen Senter ANS	Norway	F C	56,10%	56,10%	—	100,00%	100,00%	—
Torvhjørnet Lillestrøm ANS	Norway	F C	56,10%	56,10%	—	100,00%	100,00%	—
Vintebro Senter DA	Norway	F C	56,10%	56,10%	—	100,00%	100,00%	—
Asane Senter AS	Norway	EM [2]	27,99%	27,99%	—	49,90%	49,90%	—
Økern Eiendom ANS	Norway	EM [2]	28,05%	28,05%	—	50,00%	50,00%	—
Slagenveien AS	Norway	F C	56,10%	56,10%	—	100,00%	100,00%	—
Metro Shopping AS	Norway	EM [2]	28,05%	28,05%	—	50,00%	50,00%	—
Markedet Haugesund II AS	Norway	F C	56,10%	56,10%	—	100,00%	100,00%	—
Nordbyen Senter AS	Norway	F C	56,10%	56,10%	—	100,00%	100,00%	—
Nordbyen Senter DA	Norway	EM [2]	28,05%	28,05%	—	50,00%	50,00%	—
Gulskogen Prosjekt & Eiendom AS	Norway	F C	56,10%	56,10%	—	100,00%	100,00%	—
Lille Eiendom AS	Norway	F C	37,03%	37,03%	—	66,00%	66,00%	—
Steen & Strøm Mediapartner Norge AS	Norway	F C	56,10%	56,10%	—	100,00%	100,00%	—
Økern Sentrum AS	Norway	EM [2]	28,05%	28,05%	—	50,00%	50,00%	—
Nordal ANS	Norway	EM [2]	28,05%	28,05%	—	50,00%	50,00%	—

Condensed consolidated financial statements as of June 30, 2014	37

Companies	Country	Methods at	% of interest			% of control
		06/30/2014 (1)	06/30/2014	12/31/2013	Change	06/30/2014	12/31/2013	Change

Capucine BV	Netherlands	F C	100,00%	100,00%	—	100,00%	100,00%	—
Klepierre Nordica	Netherlands	F C	100,00%	100,00%	—	100,00%	100,00%	—
Klémentine	Netherlands	F C	100,00%	100,00%	—	100,00%	100,00%	—
Klépierre Sadyba	Poland	F C	100,00%	100,00%	—	100,00%	100,00%	—
Klépierre Krakow	Poland	F C	100,00%	100,00%	—	100,00%	100,00%	—
Klépierre Poznan	Poland	F C	100,00%	100,00%	—	100,00%	100,00%	—
Ruda Slaska Plaza spzoo	Poland	F C	100,00%	100,00%	—	100,00%	100,00%	—
Sadyba Best Mall Spzoo Spolka Komanditowa	Poland	F C	100,00%	100,00%	—	100,00%	100,00%	—
Krakow spzoo	Poland	F C	100,00%	100,00%	—	100,00%	100,00%	—
Klépierre Pologne	Poland	F C	100,00%	100,00%	—	100,00%	100,00%	—
Klépierre Rybnik	Poland	F C	100,00%	100,00%	—	100,00%	100,00%	—
Klépierre Sosnowiec	Poland	F C	100,00%	100,00%	—	100,00%	100,00%	—
Movement Poland SA	Poland	F C	100,00%	100,00%	—	100,00%	100,00%	—
Klépierre Lublin	Poland	F C	100,00%	100,00%	—	100,00%	100,00%	—
Klépierre Galeria Krakow Sp.z.o.o	Poland	F C	100,00%	100,00%	—	100,00%	100,00%	—
Sadyba Best Mall Spzoo	Poland	F C	100,00%	100,00%	—	100,00%	100,00%	—
KLP Poznan Sp. z o.o	Poland	F C	100,00%	100,00%	—	100,00%	100,00%	—
KLP Ruda Slaska Sp. z o.o	Poland	F C	100,00%	100,00%	—	100,00%	100,00%	—
KLP Sadyba Sp. z o.o	Poland	F C	100,00%	100,00%	—	100,00%	100,00%	—
KLP Rybnik Sp. z o.o	Poland	F C	100,00%	100,00%	—	100,00%	100,00%	—
KLP Lublin Sp. z o.o	Poland	F C	100,00%	100,00%	—	100,00%	100,00%	—
KLP Polzka Sp. z o.o	Poland	F C	100,00%	100,00%	—	100,00%	100,00%	—
Fiz Ipopema 96	Poland	F C	100,00%	100,00%	—	100,00%	100,00%	—
SA Klélou-Immobiliare	Portugal	F C	100,00%	100,00%	—	100,00%	100,00%	—
SA Galeria Parque Nascente	Portugal	F C	100,00%	100,00%	—	100,00%	100,00%	—
SA Gondobrico	Portugal	F C	100,00%	100,00%	—	100,00%	100,00%	—
SA Klenor Imobiliaria	Portugal	F C	100,00%	100,00%	—	100,00%	100,00%	—
SA Klétel Imobiliaria	Portugal	F C	100,00%	100,00%	—	100,00%	100,00%	—
Kleminho	Portugal	F C	100,00%	100,00%	—	100,00%	100,00%	—
Klege Portugal	Portugal	EM [2]	50,00%	50,00%	—	50,00%	50,00%	—
Klépierre Cz	Czech Republic	F C	100,00%	100,00%	—	100,00%	100,00%	—
Klepierre Praha S.R.O.	Czech Republic	F C	100,00%	100,00%	—	100,00%	100,00%	—
Klépierre Plzen	Czech Republic	F C	100,00%	100,00%	—	100,00%	100,00%	—
Arcol	Slovakia	F C	100,00%	100,00%	—	100,00%	100,00%	—
Nordica Holdco	Sweden	F C	56,10%	56,10%	—	56,10%	56,10%	—
Steen & Strøm Holding AB	Sweden	F C	56,10%	56,10%	—	100,00%	100,00%	—
FAB CentrumInvest	Sweden	F C	56,10%	56,10%	—	100,00%	100,00%	—
FAB Emporia	Sweden	F C	56,10%	56,10%	—	100,00%	100,00%	—
FAB Överby Köpcentrum	Sweden	F C	56,10%	56,10%	—	100,00%	100,00%	—
Detaljhandelshuset i Hyllinge AB	Sweden	F C	56,10%	56,10%	—	100,00%	100,00%	—
FAB Sollentuna Centrum	Sweden	F C	56,10%	56,10%	—	100,00%	100,00%	—
FAB Borlänge Köpcentrum	Sweden	F C	56,10%	56,10%	—	100,00%	100,00%	—
FAB Marieberg Centrum	Sweden	F C	56,10%	56,10%	—	100,00%	100,00%	—
Västra Torp Mark AB	Sweden	F C	56,10%	56,10%	—	100,00%	100,00%	—
NorthMan Sverige AB	Sweden	F C	56,10%	56,10%	—	100,00%	100,00%	—
FAB Viskaholm	Sweden	F C	56,10%	56,10%	—	100,00%	100,00%	—
FAB Uddevallatorpet	Sweden	F C	56,10%	56,10%	—	100,00%	100,00%	—
FAB Hageby Centrum	Sweden	F C	56,10%	56,10%	—	100,00%	100,00%	—
Mitti City i Karlstad FAB	Sweden	F C	56,10%	56,10%	—	100,00%	100,00%	—
FAB Allum	Sweden	F C	56,10%	56,10%	—	100,00%	100,00%	—
FAB P Brodalen	Sweden	F C	56,10%	56,10%	—	100,00%	100,00%	—
Partille Lexby AB	Sweden	F C	56,10%	56,10%	—	100,00%	100,00%	—
FAB P Åkanten	Sweden	F C	56,10%	56,10%	—	100,00%	100,00%	—
FAB P Porthälla	Sweden	F C	56,10%	56,10%	—	100,00%	100,00%	—
Fastighets Västra Götaland AB	Sweden	F C	56,10%	56,10%	—	100,00%	100,00%	—
Mässcenter Torp AB	Sweden	F C	56,10%	56,10%	—	100,00%	100,00%	—
Grytingen Nya AB	Sweden	F C	36,35%	36,35%	—	64,79%	64,79%	—
FAB Lackeraren Borlänge	Sweden	F C	56,10%	56,10%	—	100,00%	100,00%	—
FAB Centrum Västerort	Sweden	F C	56,10%	56,10%	—	100,00%	100,00%	—
FAB Lantmäteribacken	Sweden	F C	56,10%	56,10%	—	100,00%	100,00%	—

Service providers - International

Steen & Strøm CenterDrift A/S	Denmark	F C	56,10%	56,10%	—	100,00%	100,00%	—
Steen & Strøm CenterService A/S	Denmark	F C	56,10%	56,10%	—	100,00%	100,00%	—
Steen & Strøm Danemark A/S	Denmark	F C	56,10%	56,10%	—	100,00%	100,00%	—
Klepierre Management Espana	Spain	F C	100,00%	100,00%	—	100,00%	100,00%	—
Klepierre Management Hellas	Greece	F C	100,00%	100,00%	—	100,00%	100,00%	—

Condensed consolidated financial statements as of June 30, 2014	38

Companies	Country	Methods at	% of interest			% of control
		06/30/2014 (1)	06/30/2014	12/31/2013	Change	06/30/2014	12/31/2013	Change

Klepierre Management Magyarorszag	Hungary	F C	100,00%	100,00%	—	100,00%	100,00%	—
Klepierre Management Italia	Italy	F C	100,00%	100,00%	—	100,00%	100,00%	—
Nordbyen Senterforening AS	Norway	F C	41,85%	41,85%	—	74,60%	74,60%	—
Steen & Strøm Senterservice AS	Norway	F C	56,10%	56,10%	—	100,00%	100,00%	—
Asane Storsenter Drift AS	Norway	EM [2]	27,99%	27,99%	—	49,90%	49,90%	—
Steen & Strom Norge AS	Norway	F C	56,10%	56,10%	—	100,00%	100,00%	—
Klepierre Management Polska	Poland	F C	100,00%	100,00%	—	100,00%	100,00%	—
Klepierre Management Portugal	Portugal	F C	100,00%	100,00%	—	100,00%	100,00%	—
Klepierre Management Ceska Républika	Czech Republic	F C	100,00%	100,00%	—	100,00%	100,00%	—
Klepierre Management Slovensko	Slovakia	F C	100,00%	100,00%	—	100,00%	100,00%	—
Steen & Strøm Sverige AB	Sweden	F C	56,10%	56,10%	—	100,00%	100,00%	—

DECONSOLIDATED COMPANIES	Country	Methods at	% interest		% control		Comments
		06/30/2014 (1)	06/30/2014	12/31/2013	06/30/2014	12/31/2013

Storebrand Kjøpesenter Metro AS	Norway	N C	0,00%	28,05%	0,00%	50,00%	Merged
SA Klépierre Portugal SGPS SA	Portugal	N C	0,00%	100,00%	0,00%	100,00%	Liquidated
Carmila Italia [3]	Italy	N C	0,00%	0,00%	0,00%	0,00%	Disposed
SNC KC1	France	N C	0,00%	83,00%	0,00%	100,00%	Disposed
SNC KC6	France	N C	0,00%	83,00%	0,00%	100,00%	Disposed
SNC KC8	France	N C	0,00%	83,00%	0,00%	100,00%	Disposed

(1)	FC: Full Control

EM: Equity Method

NC: Not Consolidated

[2]	Companies consolidated using the equity method since 01/01/2014 following the adoption of IFRS 10 and 11.
[3]	New company created on the period, disposed on the period.

As of June 30, 2014 the Group scope of consolidation includes 248 companies compared to 251 at December 31, 2013, including 214 fully consolidated companies and 34 companies consolidated using the equity method.

4.1.	MAIN EVENTS OF THE FIRST HALF OF 2014

28 companies that were previously proportionately consolidated are now consolidated using the equity method due to the adoption of IFRS 10 and 11 on January 1, 2014. This change in method concerns in particular the companies that own Le Millénaire shopping center in France, Portimão shopping center in Portugal, Lonato and Verona shopping centers in Italy and Åsane and Økern shopping centers in Norway (see 2.2 Principles of financial statement preparation for more details).

As part of the disposal of a portfolio of retail assets to a consortium led by Carrefour, three French companies (KC1, KC6 and KC8) were sold. These companies owned retail galleries respectively in Antibes, Montesson and Nice.

On February 27, 2014, Klépierre Luxembourg acquired 12% residual interest in the Italian company IGC from Finiper. Following this transaction, the Group now holds 100% of IGC. This transaction has no impact on the consolidation method. In accordance with IAS 27 revised, this acquisition of non-controlling interests was recorded as an equity transaction, being a transaction without change in control. Consequently, no additional goodwill was recognized.

4.2.	CONTROL ASSESSMENT

As part of the mandatory adoption of IFRS 12 on January 1, 2014, the Group performed an analysis to determine the nature of its interests held in other entities and the associated risks and to distinguish, among the newly equity-consolidated entities, the companies that are jointly controlled from those in which it has significant influence.

The main partnerships of the Klépierre Group are described below.

•	Asane Storesenter DA and Okern Sentrum Ans

The Group holds 56.10% of the equity shares and voting rights of the holding company holding respectively 49.9% of the company Asane Storesenter DA and 50% of the company Okern Sentrum. The remaining percentages are held by the partner Nordea for Asane and the partner Storebrand for Okern. In the two partnerships, each partner has the right to elect the same number of members of the Board of Directors.

Condensed consolidated financial statements as of June 30, 2014	39

Decisions require the consent of the two parties. These companies are thus jointly controlled. As these are joint-ventures, these companies are consolidated using the equity method starting January 1st 2014.

•	SCI du Bassin Nord

The company Bassin Nord is jointly held by Klépierre SA and its partner Icade SA and is jointly managed. The co-managing directors compensation is approved by collective decision of the shareholders, and these latter can only withdraw themselves totally or partially when unanimously authorized by the other associates. Consequently, SCI du Bassin Nord is considered as being jointly controlled and is consolidated using the equity method.

•	Holding Klege and Klege Portugal

The Group holds 50% of the equity shares and voting rights of the holding company owning 100% of the company Klege Portugal. Each partner has the right to appoint the same number of members to the Board of Directors. The Chairman is appointed for a period of twelve continuous months on an alternating basis with the partner. All decisions are adopted on simple majority. The sub-group is jointly controlled and is consolidated using the equity method.

•	Clivia 2000 & Galleria Comerciale Il Destriero

The companies Clivia 2000 and Galleria Commerciale Il Destriero are 50% held by the Klépierre Group and its partner Finiper Group. Each shareholder has equal representation within the Board of Directors. The Chairman and the Vice Chairman are appointed for a period of three consecutive years, on an alternating basis with the partner. Consequently, these companies are consolidated by the equity method.

•	Nordica Holdco SA (parent company of the Steen & Strøm Group)

Nordica Holdco SA is a company jointly held at 56.10% by the Klépierre Group and 43.9% by the ABP partner. The Group has the right to appoint three members to the Board of Directors including the Chairman, whereas the partner can appoint two members. This latter has protective rights pursuant to the shareholders agreement and following the analysis of the decisions reserved for the partner. As the Group controls Nordica Holdco SA it is consolidated by full integration.

5.	NOTES TO THE FINANCIAL STATEMENTS: BALANCE SHEET

5.1.	GOODWILL

The amount of goodwill at June 30, 2014 totaled 130.7 million euros against 130.8 million euros at December 31, 2013. The change is due to the revaluation of the goodwill of Steen & Strøm due to currency effect.

5.2.	INTANGIBLE ASSETS

The “Software” item includes software in service as well as ongoing expenses. The change of this item is due to the deployment of the Group’s new management and accounting system (Scandinavia).

in thousands of euros	12/31/2013 restated	Acquisitions, new businesses and contributions	Reduction by disposals, retirement of assets	Allowances for the period	Currency fluctuations	Other movements, reclassification	06/30/2014

Leasehold right	1 804	—	—	—	—	—	1 804
Goodwill	4 202	—	—	—	1	—	4 203
Software	50 607	5 756	-12	—	-58	11	56 304
Concessions, patents and similar rights	1 714	—	—	—	-2	—	1 712
Other intangible assets	4 896	9	—	—	-9	—	4 896

TOTAL GROSS VALUE	63 223	5 765	-12	0	-68	11	68 919

Leasehold right	-582	—	—	-55	—	—	-637
Goodwill	-2 040	—	—	-92	-1	—	-2 133
Software	-18 998	—	-1 261	-2 966	18	-8	-23 215
Concessions, patents and similar rights	-1 092	—	—	-23	—	—	-1 115
Other intangible assets	-3 862	—	—	-47	3	—	-3 906

TOTAL DEPRECIATION AND AMORTIZATION	-26 574	0	-1 261	-3 183	20	-8	-31 006

INTANGIBLE ASSETS – NET VALUE	36 649	5 765	-1 273	-3 183	-48	3	37 913

Condensed consolidated financial statements as of June 30, 2014	40

5.3.	PROPERTY, PLANT AND EQUIPMENT AND WORK IN PROGRESS

Property, plant and equipment include operating furniture and equipment.

in thousands of euros	12/31/2013 restated	Acquisitions, new businesses and contributions	Reduction by disposals, retirement of assets	Allowances for the period	Currency fluctuations	Other movements, reclassification	06/30/2014

Non-depreciable assets	—	—	—	—	—	—	—
Depreciable assets and work in progress	42 031	2 329	-1 711	—	-534	-1 476	40 639

TOTAL GROSS VALUE	42 031	2 329	-1 711	—	-534	-1 476	40 639

Depreciable assets	-27 014	—	118	-2 480	365	2 749	-26 262

Total depreciation and amortization	-27 014	—	118	-2 480	365	2 749	-26 262

Impairment

PROPERTY, PLANT AND EQUIPMENT AND WORK IN PROGRESS – NET VALUE	15 017	2 329	-1 593	-2 480	-169	1 273	14 377

5.4.	INVESTMENT PROPERTY

in thousands of euros	12/31/2013 restated	Acquisitions, new businesses and contributions	Reduction by disposals, retirement of assets	Allowances for the period	Currency fluctuations	Other movements, reclassifications	06/30/2014

Non-depreciable assets	4 644 157	1 253	-18 530	—	-24 854	-142 029	4 459 997
Depreciable assets	6 573 180	29 600	-11 498	—	-41 508	-227 119	6 322 655

TOTAL GROSS VALUE	11 217 337	30 853	-30 028	—	-66 362	-369 148	10 782 652

Amortization of depreciable assets	-1 595 308	—	4 579	-130 553	8 260	49 785	-1 663 237

TOTAL DEPRECIATION AND AMORTIZATION	-1 595 308	—	4 579	-130 553	8 260	49 785	-1 663 237

Impairment	-414 231	—	—	-41 737	—	46 765	-409 203

INVESTMENT PROPERTY – NET VALUE	9 207 798	30 853	-25 449	-172 290	-58 102	-272 598	8 710 212

The main investments were made in Sweden (Kristianstad for 22.1 million euros).

Disposals mostly related to retail properties in Chambray-les-Tours, Clermont-Ferrand, Englos, Orléans, Rezé, Petite Forêt and in Le Mans (21.6 million euros).

The “Other movements and reclassifications” item represents the net balance arising as a result of the reclassification of investment properties as “Investment property held for sale”, and assets brought into use during the fiscal year and so reclassified from “Investment property under construction”.

The “Impairment” item recorded an impairment allowance net of reversals of 41.7 million euros and can be explained as follows:

•	allowances of 57.7 million euros, mainly related to shopping centers in Spain (28.7 million euros), France (7.2 million euros), Greece (6.5 million euros), Czech republic (5.7 million euros) and in Poland (5.2 million euros);

•	reversals of 16 million euros, mainly related to Sweden (9.6 million euros), France (2.7 million euros) and Portugal (1.7 million euros).

Condensed consolidated financial statements as of June 30, 2014	41

The table below presents the quantitative information used to determine the fair values of assets for the purposes of the impairment tests performed on the investment property:

Shopping centers 06/30/2014		Yield rate	Discount rate (a)	Capitalization yield (b)
France / Belgium	Max	8,5%	10,0%	9,0%
	Min	4,4%	6,0%	4,6%
	Weighted average	5,4%	5,7%	5,6%
Iberia (Spain, Portugal)	Max	10,5%	12,5%	10,7%
	Min	6,3%	8,0%	6,4%
	Weighted average	7,2%	8,7%	7,2%
Central Europe (Hungary, Poland, Czech Républic)	Max	11,5%	12,5%	11,7%
	Min	5,9%	7,0%	5,9%
	Weighted average	6,9%	8,1%	7,0%
Scandinavia (Norway, Sweden, Denmark)	Max	6,9%	9,6%	12,6%
	Min	4,9%	6,8%	5,3%
	Weighted average	5,4%	7,8%	5,4%
Italy	Max	16,0%	15,2%	16,6%
	Min	6,2%	7,0%	6,3%
	Weighted average	6,5%	7,6%	6,9%
Other countries (Greece, Slovakia)	Max	15,0%	19,0%	15,0%
	Min	9,5%	10,6%	9,5%
	Weighted average	10,2%	11,6%	10,2%

Net initial yield, discount rate and capitalized yield weighted by gross market values (at 100% and not in group share).

(a)	Rate used to calculate the net present value of future cash flows.
(b)	Rate used to capitalize the exit rent to determine the exit value of an asset.

5.5.	INVESTMENT PROPERTY UNDER CONSTRUCTION

in thousands of euros	12/31/2013 restated	Acquisitions, new businesses and contributions	Reduction by disposals, retirement of assets	Allowances for the period	Currency fluctuations	Other movements, reclassifications	06/30/2014

Investment property under construction	324 388	73 508	-32	—	-2 572	-45 924	349 368

Impairment	-23 646	—	—	92	—	—	-23 554

INVESTMENT PROPERTY UNDER CONSTRUCTION – NET VALUE	300 742	73 508	-32	92	-2 572	-45 924	325 814

The “Other movements and reclassifications” item relates to assets brought into use, mainly related to French assets (32.9 million euros).

Main investments properties under construction as of June 30, 2014 (gross amounts) are:

•	in France: projects for a total amount of 112.0 million euros;

•	abroad: Fields (44.0 million euros) and Odense (42.9 million euros) in Denmark, and several projects in Sweden (46.0 million euros, mainly related to Kristianstad) and in Norway (21.7 million euros).

5.6.	INVESTMENT PROPERTY HELD FOR SALE

in thousands of euros	12/31/2013 restated	Acquisitions, new businesses and contributions	Reduction by disposals	Other movements, reclassifications	06/30/2014

INVESTMENT PROPERTY HELD FOR SALE	1 079 391	0	-1 073 785	316 183	321 789

Five shopping centers located in Sweden are classified as held for sale, representing a total floor area of approximately 123 000 sq.m. An agreement has been reached on the sale of Familia, Etage, Mirum, MittiCity and Sollentuna Centrum was signed on the 5th of June, 2014 with the Olav Thon Group.

Condensed consolidated financial statements as of June 30, 2014	42

The reduction by disposals on the period is related to the finalization of the sale of a portfolio of 126 shopping centers to Carmila a consortium led by Carrefour, that covers a total area of approximately 469 000 sq.m in France, Italy and Spain. This reduction is also related to the disposal of two office properties held by Klépierre, located in the Paris Grenelle business district and Paris rue de Javel.

5.7.	INVESTMENT HELD FOR SALE

Investment held for sale amounts to 7.9 million euros and correspond to the remaining investment (10%) of the Group in four Norwegian centers sold during the fiscal year 2013 and considered as a short-term investment (see note 4).

5.8.	INVESTMENT IN ASSOCIATES

in thousands of euros

Investments in companies accounted for under the equity method at December 31, 2013 (restated)	470 549

Share in net income of associates 1st semester 2014	3 223
Dividends received from companies accounted for under the equity method	-2 788
Capital increases and reductions in the companies consolidated using the equity method	-5 203
Currency fluctuations	-1 364
Changes in the scope of consolidation and other movements	711
Changes in the Group’s interest and the consolidation methods	—

Investments in companies accounted for under the equity method at June 30, 2014	465 128

Thirty-four companies were consolidated under the equity method as of June 30, 2014, of which six are subject to significant influence and twenty-eight are jointly controlled (cf. Note 4 Scope of consolidation).

The main elements of the balance sheet and income statement of the companies subject to significant influence are presented below (100% values):

in thousands of euros	06/30/2014	12/31/2013

Investment property	49 507	49 396
Assets	49 507	49 396

Restated equity	52 817	63 733
Liabilities	52 817	63 733

in thousands of euros	06/30/2014	06/30/2013

Lease income	3 575	3 240
Net income	3 317	2 614

Condensed consolidated financial statements as of June 30, 2014	43

The main elements of the balance sheet and income statement of joint ventures (jointly-controlled companies) are presented below (the values shown are those of the Group’s interest in each company, including consolidation restatements):

in thousands of euros	06/30/2014	12/31/2013 restated

Share in joint ventures’ balance sheets
Non-current assets	599 235	614 239
Current assets	33 893	65 275
Cash and cash equivalents	10 336	11 696
Non-current financial liabilities	-43 363	-70 400
Non-current liabilities	-193 434	-210 351
Current liabilities	-23 351	-22 306

Net Assets	383 316	388 153

in thousands of euros	06/30/2014	06/30/2013 restated

Share in net income of joint ventures
Revenues from ordinary activities	22 317	24 157
Operating expenses	-18 311	-18 164
Financial income	-4 158	-4 349
Profit before tax	-152	1 644
Tax	-1 351	-964
Net Income	-1 503	680

5.9.	OTHER NON-CURRENT ASSETS

in thousands of euros	12/31/2013 restated	Newly consolidated	Increases	Reductions	Other	06/30/2014

Other long-term investments	146	—	—	—	-28	118

Loans and advances to non-consolidated companies and companies consolidated using the equity method	195 596	—	36 985	-50 138	-12 709	169 734

Loans	141	—	—	-98	—	43
Deposits	12 121	—	2 374	-8 286	8	6 217
Other long-term financial investments	1 222	—	47	—	—	1 269

Total	209 226	0	39 406	-58 522	-12 729	177 381

5.10.	TRADE ACCOUNTS AND NOTES RECEIVABLE

Trade accounts include the effect of the spreading of rental benefits granted to tenants of offices and shopping centers.

All receivables have a maturity of less than one year, except stepped rents and rent-free periods which are spread over the fixed term of the lease.

in thousands of euros	06/30/2014	12/31/2013 restated

Trade receivables	116 385	126 735
Stepped rents and rent-free periods of leases	18 321	21 491
Gross value	134 706	148 226

Provisions on bad debts	-42 144	-38 840

Net value	92 562	109 386

Condensed consolidated financial statements as of June 30, 2014	44

5.11.	OTHER RECEIVABLES

	06/30/2014			12/31/2013 restated
in thousands of euros	total	Less than one year	More than one year	total

Tax receivables	49 135	48 897	238	31 583
- Corporate income tax	13 125	13 125	—	6 043
- VAT	36 010	35 772	238	25 540
Other receivables	188 350	159 771	28 579	172 510
- Service charges due	2 176	2 176	—	2 044
- Down payments to suppliers	34 419	34 419	—	18 295
- Prepaid expenses	31 315	9 862	21 453	28 336
- Other	120 440	113 314	7 126	123 835

Total	237 485	208 668	28 817	204 093

The VAT item includes outstanding refunds due from local tax authorities in respect of recent acquisitions or construction projects in progress.

Pre-lease payments on building leases or emphyteutic rights are amortized over the lifetime of the lease and recognized under prepaid expenses, totaling 21.4 million euros.

Funds managed by Klépierre Management on behalf of principals are recognized under the line “Other” and amount to 90.6 million euros as of June 30, 2014, compared to 82.4 million euros as of December 31, 2013. The management accounts of the principals are recognized under “Other debts” for the same amount.

All receivables have a maturity of less than one year, except the non-current portion of building leases, which totaled 21.4 million euros at June 30, 2014.

5.12.	CASH AND CASH EQUIVALENTS

in thousands of euros	06/30/2014	12/31/2013 restated

Cash equivalents	12 869	12 575
Treasury and certificates of deposit	—	3 500
Money market investments	12 869	9 075

Cash	154 822	114 921

Gross cash and cash equivalents	167 691	127 496

Bank facilities	15 415	31 152

Net cash and cash equivalents	152 276	96 344

Cash equivalents refer to 12.9 million euros invested in French open-ended money market funds.

After taking into consideration the available funds managed by Klépierre Management on behalf of its principals (see note 5.11), the available cash and cash equivalents stand at 258.3 million euros.

Condensed consolidated financial statements as of June 30, 2014	45

5.13.	SHAREHOLDERS’ EQUITY

5.13.1.	Share Capital

At June 30, 2014, capital was represented by 199,470,340 shares each of 1.40 euros par value. The capital is fully paid up. Shares are either registered or bearer.

in thousands of euros	Number of shares	Capital	Issue premiums

At January 1, 2014	199 470 340	279 259	1 773 630
Issuing of new shares over the 2014 1st semester

At December 31, 2013	199 470 340	279 259	1 773 630

5.13.2.	Treasury shares

	06/30/2014				12/31/2013
	Stock options	Free shares	Liquidity	External growth	Stock options	Free shares	Liquidity	External growth

Number of shares (1)	1 507 385	763 500	78 143	1 048 574	2 098 631	512 350	97 000	1 205 841
Acquisition value (in millions of euros)	39.7	17.4	2.4	22.0	54.3	10.9	2.9	25.5
Income from sale (in millions of euros)	1.3		1.0		0.4		2.9

(1) Of which allocated	1 463 670	763 500			2 000 398	512 350

The Group sold shares in Klépierre SA during the year, as authorized by the ordinary general meetings of shareholders.

The acquisition cost of purchased securities and gains realized on sales of securities were respectively debited from, and credited to, equity.

5.13.3.	Non-controlling interests

Non-controlling interests recorded a negative change of 151.9 million euros as of June 30, 2014, including 112 million euros related to the share capital reduction and the issue premiums repayment of the companies Klecar France and Klecar Europe Sud.

The remaining changes concern the payment of the dividends and the net income of the period of non-controlling interests.

5.14.	CURRENT AND NON-CURRENT FINANCIAL LIABILITIES

5.14.1.	Change in indebtedness

Current and non-current financial liabilities amount to 6,068 million euros as of June 30, 2014.

Net indebtedness totals 5,723 million euros compared with 7,141 million euros at December 31, 2013 (restated amount).

This decrease of 1,418 million can be explained by the following:

•	The disposal program has reached an amount of 2 billion euros during the semester thanks to the sale of a portfolio of galleries to Carmila (1.8 billion euros, total share, excl. transaction costs and duties). These proceeds were fully dedicated to redeem existing debts and to restructure the portfolio of payer swaps in euros. Other disposals amounted to 149 million euros and mainly concern the office portfolio.

•	Financing needs for the period were generated by investments (120 million euros) and the payment of the dividend in respect of fiscal year 2013 (303.5 million euros);

•	The conversion of foreign currency net debt into euros generated a negative foreign exchange impact of 34 million euros, which reflects the depreciation of Scandinavian currencies against Euro, especially Norwegian and Danish Krone.

Condensed consolidated financial statements as of June 30, 2014	46

in thousands of euros	06/30/2014	12/31/2013 restated

NON-CURRENT

Bonds net costs/premiums	3 453 953	3 307 787
* Of which revaluation due to fair value hedge	102 168	87 113

Loans and borrowings from credit institutions – more than one year	1 622 438	1 874 116

Other loans and borrowings	87 964	102 220
* Advance payments to the Group and associates	87 964	102 220

TOTAL NON-CURRENT FINANCIAL LIABILITIES	5 164 355	5 284 123

CURRENT

Bonds net costs/premiums	—	—
* Of which revaluation due to fair value hedge	—	—

Loans and borrowings from credit institutions – less than one year	54 651	1 324 875

Accrued interest	47 096	97 115
* On bonds	38 503	85 950
* On loans from credit institutions	7 533	7 462
* On advance payments to the Group and associates	1 060	3 703
Commercial paper	793 547	698 386
Other loans and borrowings	7 995	2 055
* Advance payments to the Group and associates	7 995	2 055

TOTAL CURRENT FINANCIAL LIABILITIES	903 289	2 122 431

TOTAL NON-CURRENT AND CURRENT FINANCIAL LIABILITIES	6 067 644	7 406 554

5.14.2.	Principal sources of financing

The Group’s main financial resources are detailed in the table below.

The main changes lie in the repayment of floating-rate debts in euros following to the sale to galleries to Carmila. In that context, a syndicated revolving credit facility of 1 billion euros, maturing end of 2014, was cancelled after all the drawings were reimbursed.

In Scandinavia, the group has optimized its sources of financing through the issuance of 1.1 billion of Norwegian Kroner (131 million euros) of new bonds on the Norwegian markets in order to early repay some mortgage financings.

GROUP’S FINANCING
in millions of euros	Borrower	Issue currency	Reference rate	Maturity date	Repayment profile	Maximum amount	Amount used as at 06/30/2014

Bonds						3 363	3 363

	Klépierre	EUR	4,250%	3/16/2016	In fine	689	689
	Klépierre	EUR	4,000%	4/13/2017	In fine	850	850
	Klépierre	EUR	2,750%	9/17/2019	In fine	500	500
	Klépierre	EUR	4,625%	4/14/2020	In fine	300	300
	Klépierre	EUR	4,750%	3/15/2021	In fine	600	600
	Klépierre	EUR	4,230%	5/21/2027	In fine	50	50
	Steen & Strom	NOK	NIBOR	11/8/2016	In fine	74	74
	Steen & Strom	NOK	NIBOR	11/11/2016	In fine	36	36
	Steen & Strom	NOK	NIBOR	4/26/2017	In fine	46	46
	Steen & Strom	NOK	NIBOR	9/14/2017	In fine	86	86
	Steen & Strom	NOK	NIBOR	5/22/2017	In fine	48	48
	Steen & Strom	NOK	NIBOR	2/21/2018	In fine	48	48
	Steen & Strom	NOK	NIBOR	2/21/2019	In fine	36	36
Syndicated loans						750	0

	Klépierre	EUR	Euribor	6/4/2018	In fine	750	0
Bilateral loans						1 500	0

	Klépierre	EUR	E3m	6/30/2015	In fine	800	0
	Klépierre (others revolving credit facilities in euros)	EUR	E3m		In fine	700	0
	of which back-up lines	EUR				800	0
Mortgage loans						1 574	1 574

	K2	EUR	E3m	1/15/2023	Amortized	38	38
	Steen & Strom [3]	NOK	NIBOR			288	288
	Steen & Strom [3]	SEK	STIBOR			748	748
	Steen & Strom [3]	DKK	CIBOR/Fixed [2]			500	500
Property finance leases						114	114

Short-term lines and bank overdrafts						217	15

Commercial papers						973	795

	Klépierre	EUR			In fine	800	621
	Steen & Strom	NOK			In fine	173	173
Total FOR THE GROUP [1]						7 690	5 859

[1]	Totals are calculated excluding the backup lines of funding since the maximum amount of the “commercial paper” line includes that of the backup line
[2]	Of which fixed rate debt for 151 million euros
[3]	Steen & Strom has several loans in the three different Scandinavian currencies (NOK,SEK,DKK)

Condensed consolidated financial statements as of June 30, 2014	47

5.14.3.	Financial covenants relating to financing and rating

The Group’s main credit agreements contain financial covenants, which could lead to a mandatory prepayment of the debt.

As of June 30, 2014, the Group’s financing covenants remain in line with the commitments agreed to under its contracts. The financial ratios are disclosed in the interim financial report.

5.14.4.	Breakdown of borrowings by maturity date

Breakdown of current and non-current financial liabilities

in thousands of euros	Total	Less than one year	One to five years	More than five years

NON-CURRENT

Bonds net costs/premiums	3 453 953		2 003 953	1 450 000
* Of which revaluation due to fair value hedge	102 168		102 168
Loans and borrowings from credit institutions – more than one year	1 622 438		762 774	859 664
Other loans and borrowings	87 964		87 964	—
* Advance payments to the Group and associates	87 964		87 964	—

TOTAL NON-CURRENT FINANCIAL LIABILITIES	5 164 355	0	2 854 691	2 309 664

CURRENT

Bonds net costs/premiums	—
* Of which revaluation due to fair value hedge	—

Loans and borrowings from credit institutions – less than one year	54 651	54 651

Accrued interest	47 096	47 096
* On bonds	38 503	38 503
* On loans from credit institutions	7 533	7 533
* On advance payments to the Group and associates	1 060	1 060
Commercial paper	793 547	793 547
Other loans and borrowings	7 995	7 995
* Advance payments to the Group and associates	7 995	7 995

TOTAL CURRENT FINANCIAL LIABILITIES	903 289	903 289	0	0

TOTAL NON-CURRENT AND CURRENT FINANCIAL LIABILITIES	6 067 644	903 289	2 854 691	2 309 664

Maturity schedule of financing including principal and interests (non-discounted) amounts are as follows (million euros equivalent):

Repayment year	2014	2015	2016	2017	2018	2019	2020	2021	2022 and after	TOTAL
Principal	742	178	846	1 275	381	652	350	739	695	5 859
Interest	84	166	146	108	90	79	59	30	188	951
TOTAL FOR THE GROUP (principal + interests)	827	344	992	1 384	471	731	410	769	883	6 810
									in million euros

In 2014, the main loan maturities are related to commercial paper issued in euros (621 million euros), fully covered by back-up lines and 700 million of Norwegian Kroner of commercial paper (83 million euros).

At December 31, 2013 (restated), the amortization table for these contractual flows was as follows (in millions of euros):

Repayment year	2013	2014	2015	2016	2017	2018	2019	2020	2021 and after	TOTAL
Principal	1 926	415	853	1 166	345	619	395	747	709	7 175
Interest	174	170	152	120	99	86	64	33	207	1 106
TOTAL FOR THE GROUP (principal + interests)	2 100	585	1 005	1 285	445	706	459	780	916	8 281
									in million euros

Condensed consolidated financial statements as of June 30, 2014	48

5.15.	HEDGING INSTRUMENTS

5.15.1.	Rate hedging portfolio

As part of its risk management policy (see section 8 “Exposure to risks and hedging strategy”), Klépierre has settled interest rate swap agreements allowing it to switch from floating rate to fixed rate debt and vice-versa. Thanks to these instruments, the group’s hedging rate (the proportion of gross financial debt arranged or hedged at fixed rate) was 69% at June 30, 2014.

At June 30, 2014, the breakdown of derivatives by maturity date was as follows:

in millions of euros	OF KLEPIERRE GROUP
Hedging relationship	Currency	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	TOTAL
Cash flow hedge												1 680

	EUR	—	13	6	—	200	—	500	—	—	—	719
	NOK	71	—	143	104	—	119	—	—	—	—	437
	SEK	—	16	22	54	22	44	98	65	33	—	354
	DKK	67	—	40	—	—	—	—	63	—	—	170
Fair value hedge												1 100

	EUR	—	—	—	750	—	—	250	100	—	—	1 100
	NOK	—	—	—	—	—	—	—	—	—	—	—
	SEK	—	—	—	—	—	—	—	—	—	—	—
	DKK	—	—	—	—	—	—	—	—	—	—	—
Trading												1 600

	EUR	—	400	—	350	750	100	—	—	—	—	1 600
	NOK	—	—	—	—	—	—	—	—	—	—	—
	SEK	—	—	—	—	—	—	—	—	—	—	—
	DKK	—	—	—	—	—	—	—	—	—	—	—

TOTAL GROUPE		138	429	211	1 259	972	263	848	228	33	—	4 380

The corresponding contractual flows (interest) break down as follows (positive flows = payer flows):

in millions of euros	hedging relationship	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	TOTAL
Swaps	Cash flow hedge	4	26	21	19	14	8	0	—	—	—	91
Swaps	Fair value hedge	-15	-29	-22	-11	-5	-3	-1	-0	—	—	-85
Swaps/cap	Trading	1	13	12	7	1	-0	—	—	—	—	33
EUR-denominated derivatives		-10	10	10	15	11	5	-1	-0	—	—	39

NOK-denominated derivatives		4	6	3	0	-0	-0	—	—	—	—	13

SEK-denominated derivatives		4	7	5	3	1	0	-0	-0	-0	—	21

DKK-denominated derivatives		2	2	1	1	1	0	-0	-0	—	—	6

TOTAL FOR THE GROUP		-1	25	20	19	12	5	-1	-1	-0	—	79

At December 31, 2013, the breakdown of derivatives by maturity date and the amortization schedule for the corresponding interest flows were as follows (restated):

in millions of euros	DERIVATIVES OF KLEPIERRE GROUP
Hedging relationship	Currency	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	TOTAL
Cash flow hedge												2 302

	EUR	—	213	7	—	500	50	500	—	—	—	1 270
	NOK	179	—	144	105	—	—	—	—	—	—	428
	SEK	68	17	23	56	23	45	102	68	34	—	435
	DKK	67	—	40	—	—	—	—	62	—	—	170
Fair value hedge												1 100

	EUR	—	—	—	750	—	—	250	100	—	—	1 100
	NOK	—	—	—	—	—	—	—	—	—	—	—
	SEK	—	—	—	—	—	—	—	—	—	—	—
	DKK	—	—	—	—	—	—	—	—	—	—	—
Trading												1 536

	EUR	390	150	346	450	200	—	—	—	—	—	1 536
	NOK	—	—	—	—	—	—	—	—	—	—	—
	SEK	—	—	—	—	—	—	—	—	—	—	—
	DKK	—	—	—	—	—	—	—	—	—	—	—
TOTAL GROUPE		704	380	559	1 361	723	95	852	230	34	—	4 938

in millions of euros	hedging relationship	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	TOTAL
Swaps	Cash flow hedge	27	37	31	25	15	7	0	—	—	—	142
Swaps	Fair value hedge	-28	-26	-22	-9	-4	-2	-1	-0	—	—	-92
Swaps/cap	Trading	38	32	25	6	1	—	—	—	—	—	103
EUR-denominated derivatives		36	43	34	22	13	5	-1	-0	—	—	153

NOK-denominated derivatives		7	5	2	0	—	—	—	—	—	—	15

SEK-denominated derivatives		7	5	2	-0	-2	-2	-2	-1	-0	—	7

DKK-denominated derivatives		4	2	1	0	-0	-0	-1	-1	—	—	4

TOTAL FOR THE GROUP		55	54	40	22	11	3	-3	-2	-0	—	179

Condensed consolidated financial statements as of June 30, 2014	49

Fair value of the interest rate hedging portfolio

Derivatives in millions of euros	Fair value net of accrued interest as at 06/30/2014	Change in fair value during 2014	Counterparty

Cash flow hedge	-108,9	54,6	Shareholders’ equity

Fair value hedge	102,2	15,1	Borrowings
Trading	-35,3	64,9	Earnings

TOTAL	-42,0	134,6

5.15.2.	Exchange rate hedging

When it carried out the capital increase of its subsidiary Steen & Strøm, Klépierre SA raised funding in Swedish kronor in order to hedge its balance sheet position in that currency. This operation was booked as a “net investment hedge” until maturity in March 2014. This debt was refinanced in euros and the hedge is consequently no longer in place.

5.16.	LONG-TERM PROVISIONS

Increased by 1.1 million euros, long-term provisions came to 14.8 million euros at June 30, 2014. Including a 7.6 million euros provision to cover the risk related to the Major Retailer Tax established by the Principality of Asturias (Spain). The balance of 7.2 million euros mainly concerns provisions for litigation and provisions for other business-related risks.

5.17.	SOCIAL AND TAX LIABILITIES AND OTHER LIABILITIES

in thousands of euros	06/30/2014	12/31/2013 restated

Social and tax liabilities	136 771	83 560

Personnel and related accounts	31 175	30 292
Social security and other bodies	11 316	15 075
Tax payables
* Corporate income tax	29 615	8 743
* VAT	33 270	24 831
Other taxes and duties	31 395	4 619

Other liabilities	195 617	204 185

Creditor customers	7 085	5 032
Prepaid income	44 556	53 480
Other liabilities	143 976	145 673

The increase of Income tax and other taxes payable is mainly due to the income taxes and other taxes to be paid following the disposal of the investments properties to Carrefour.

The 7.1 million euros advance payments received from tenants to cover common charges are recognized in “Creditor customers”.

The “Other liabilities” item consists primarily of funds representing the management accounts of Klépierre Management principals, balanced by an equal amount in “Other receivables” on the asset side of the balance sheet. These funds totaled 90.6 million euros at June 30, 2014, compared to 82.4 million euros at December 31, 2013.

Condensed consolidated financial statements as of June 30, 2014	50

6.	NOTES TO THE FINANCIAL STATEMENTS: COMPREHENSIVE INCOME STATEMENT

6.1.	LEASE INCOME

Lease income includes:

•	rents from investment property and rent-related income, such as car park rentals and early termination indemnities;

•	other lease income: income from entry fees and other income.

Stepped rents, rent-free periods and entry fees are spread over the fixed term of the lease.

Charges invoiced to tenants are not included in lease income but deducted from rental expenses.

6.2.	LAND EXPENSES (REAL ESTATE)

Land expenses (real estate) correspond to lease payments (or depreciation of initial payments) for properties built on land subject to a building lease or an operating contract (concession).

6.3.	NON-RECOVERED RENTAL EXPENSES

These expenses are stated net of charges re-invoiced to tenants and mainly comprise expenses on vacant premises.

6.4.	BUILDING EXPENSES (OWNER)

These expenses are composed of owners’ rental expenses, expenses related to construction works, legal costs, expenses on bad debts and costs related to real estate management.

6.5.	OTHER OPERATING REVENUE

Other operating revenue includes:

•	building works re-invoiced to tenants;

•	other income.

6.6. DEPRECIATION AND IMPAIRMENT ALLOWANCE ON INVESTMENT PROPERTY, TANGIBLE AND INTANGIBLE ASSETS

Depreciation and impairment allowances on investment properties and other fixed assets, amount to 177.8 million euros, decreased by 38.4 million euros.

This figure includes asset impairment allowances for 41.6 million euros, down by 24.4 million euros. The depreciation of investment properties was 130.6 million euros, down by 13.7 million euros over the period. Moreover depreciation and impairment allowance on intangible and tangible assets are in line (0.3 million euros).

6.7.	INCOME FROM DISPOSALS OF INVESTMENT PROPERTIES AND EQUITY INTERESTS

Income from disposals totaled 849.5 million euros, from the sale of:

•	a portfolio of 126 shopping centers disposed to a consortium led by Carrefour including 56 assets in France, 63 in Spain and 7 in Italy.

•	Office properties located in the Paris Grenelle business district and Paris rue de Javel.

•	Retail assets located in Chambray-les-Tours, Clermont-Ferrand, Englos, Orléans, Rezé, Petite Forêt and in Le Mans.

Income from disposals includes also registration fees and the expenses incurred as part of the disposals.

Condensed consolidated financial statements as of June 30, 2014	51

6.8.	NET COST OF DEBT

The net cost of debt amount to 131.2 million euros, compared with 156.3 million euros at June 30, 2013.

The net cost of debt has decreased following to the repayment of part of the floating-rate debt in euros and the early termination of euro payer swaps subsequent to the sale of a portfolio of galleries to Carmila.

in thousands of euros	06/30/2014	06/30/2013 restated

Financial income	56 633	55 223
Income from sale of securities	148	71
Interest income on swaps	30 495	30 130
Deferral of payments on swaps	168	168
Capitalized interest	1 375	2 988
Interest on associates’ advances	5 625	4 594
Sundry interest received	664	1 478
Other revenue and financial income	8 096	8 040
Currency translation gains	10 064	7 754

Financial expenses	-187 820	-211 502
Expenses from sale of securities	0	0
Interest on bonds	-66 300	-65 809
Interest on loans from credit institutions	-25 479	-37 234
Interest expense on swaps	-39 689	-56 496
Deferral of payments on swaps	-26 381	-25 199
Interest on associates’ advances	-3 686	-1 685
Sundry interest paid	-519	-196
Other financial expenses	-15 569	-21 357
Currency translation losses	-11 893	-8 013
Transfer of financial expenses	1 696	4 487

Net cost of debt	-131 187	-156 279

7.	TAXES

in thousands of euros	06/30/2014	06/30/2013 restated

Current tax	-42 245	-14 298
Deferred tax	20 260	3 976

Total	-21 985	-10 322

The Group’s tax expense amounted to -22.0 million euros, versus -10.3 million euros at June 30, 2013. This increase of current tax can be explained mainly by non-recurrent expenses related to capital gain taxation on the disposals performed in Spain and Italy, and by the 3% French tax on dividends.

Condensed consolidated financial statements as of June 30, 2014	52

A breakdown of tax expenses between the tax-exempt sector (SIIC), the French common law sector and foreign companies is shown in the reconciliation between theoretical and actual tax expense:

in thousands of euros	France		Foreign
	SIIC sector	Common law	companies	Total

Pre-tax earnings and earnings from equity-method companies	781 019	32 110	74 119	887 248

Theoretical tax expense at 34.43%	-268 905	-11 055	-25 519	-305 479

Exonerated earnings of the SIIC sector	210 143	—	—	210 143

Taxable sectors	—	—	—	—

Impact of permanent time lags	34 043	8 548	16 087	58 678
Untaxed consolidation restatements	23 005	1 416	4 244	28 664
Impact of non-capitalized losses	-2 048	-46	-3 832	-5 926
Assignment of non-capitalized losses	47	34	8 650	8 731
Exit tax on special reserve of long-term capital gains	—	—	0	0
Change of tax regime	—	—	—	—
Discounting of deferred tax following restructuring	—	—	—	—
Discounting of tax rates and other taxes	-4 738	-2 688	-20 142	-27 568
Rate differences	2 917	51	7 804	10 772

Actual tax expense	-5 536	-3 741	-12 708	-21 985

Deferred taxes are composed of:

in thousands of euros	12/31/2013 restated	Change in net income	Cash flow hedging reserves	Asset, liability reclassifications	Other changes	06/30/2014

Investment properties	-397 369	21 659		596	3 300	-371 814
Derivatives	7 669	-362	3 676		-157	10 826
Losses carried forward	46 923	4 517		77	-926	50 591
Other items	-10 218	3 580		-248	2 526	-4 360

Total for entities in a net liability position	-352 995	29 394	3 676	425	4 743	-314 757

in thousands of euros	12/31/2013 restated	Change in net income	Cash flow hedging reserves	Asset, liability reclassifications	Other changes	06/30/2014

Investment properties	5 278	1 659		-596	-47	6 294
Derivatives	36 345	-2 966	3 040		830	37 249
Losses carried forward	16 784	-7 516		-77	-46	9 145
Other items	-4 662	-311		248	3 277	-1 448

Total for entities in a net asset position	53 744	-9 134	3 040	-425	4 014	51 240

NET POSITIONS	-299 251	20 260	6 716	0	8 757	-263 517

The deferred tax in the income statement showed a net gain of 20.3 million euros. This gain mainly comprised:

•	a 23.4 million euros gain, due to the variation of deferred taxes on temporary differences related to investment properties; mainly due to the write-off of deferred taxes further to disposals in Spain and Italy;

•	a 3.0 million euros expense due to the use of tax losses carried forward partly compensated by tax losses recognized during the period;

•	a 0.1 million euros expense related to the movement of other temporary differences (including deferred taxes on translation differences and derivatives).

The “Other changes” column showing a variation of 8.8 million euros mainly records the effect of currency fluctuations.

The ordinary tax losses carried forward are capitalized when their realization is deemed probable. The expected time scale for recovering tax loss carried forward capitalized for all entities within the Group is five to seven years.

Non-capitalized deferred taxes on tax losses carried forward amount to 143.7 million euros at June 30, 2014 compared to 159.5 million euros at December 31, 2013.

Condensed consolidated financial statements as of June 30, 2014	53

8.	EXPOSURE TO RISKS AND HEDGING STRATEGY

Klépierre identifies and regularly measures its exposure to the various sources of risk (interest rates, liquidity, foreign exchange, counterparties, equity markets shares, etc.) and sets applicable management policies as required. The Group pays close attention to managing the financial risks inherent in its business activity and the financial instruments it uses.

8.1.	INTERESTS RATE RISK

8.1.1.	Interest rate risk – exposure to variable-rate debt

Recurrence of variable-rate financing requirement

Variable-rate debt represents a significant proportion of the Group’s borrowings (46% at June 30, 2014 before hedging). It includes bank loans (standard and mortgages), drawdowns on credit lines, commercial paper and the use of authorized overdrafts.

Identified risk

An increase in the interest rate against which variable-rate debts are indexed could result in an increase in future interest rate expenses.

Measurement of risk exposure

The two following tables show the exposure of Klépierre’s income to an interest rate rise, before and after hedging.

Interest rate position before hedging (in millions of euros)	Amount	Change in financial expenses caused by a 1% increase in interest rates

Gross position before hedging	2 716	27,2
- Marketable securities	-13	-0,1

Net position before hedging	2 703	27

Interest rate position after hedging (in millions of euros)	Amount	Change in financial expenses caused by a 1% increase in interest rates

Gross position before hedging	2 716	27,2
- Net hedge	880	8,8
Gross position after hedging	3 596	36,0
- Marketable securities	-13	-0,1

Net position after hedging	3 583	36

Condensed consolidated financial statements as of June 30, 2014	54

Given the changes in the fair value of “cash-flow hedge” swaps are recognized in equity, the following table quantifies the likely impact on equity of an interest rate rise based on Klepierre’s cash flow hedge swaps portfolio at the period end (including forward start swaps).

Fair value of cash flow hedge (in millions of euros)	Fair value net of accrued interest	Change in financial expenses caused by a 1% increase in interest rates

Cash-Flow Hedge Swaps at 06/30/2014
. Euro-denominated portfolio	-109	34,9
. Steen & Strøm portfolio	-45	33,4

Cash-Flow Hedge Swaps at 06/30/2014	-154	68

Break down of financial borrowings after interest rate hedging:

In millions of euros	Fixed-rate borrowings Converted to fixed-rate			Variable-rate borrowings			Total gross borrowings		Average cost of debt, base 06/30/2014
	Amount	Rate	Fixed part	Amount	Rate	Variable part	Amount	Rate

12/31/2010	4 735	4,54%	63%	2 741	2,10%	37%	7 476	3,65%	4,07%
12/31/2011	5 872	4,46%	76%	1 865	2,72%	24%	7 736	4,04%	4,20%
12/31/2012	6 029	3,92%	81%	1 392	2,12%	19%	7 421	3,58%	3,86%
12/31/2013	5 019	4,01%	69%	2 218	1,72%	31%	7 237	3,31%	3,38%
06/30/2014	4 024	3,44%	69%	1 835	1,71%	31%	5 859	2,90%	3,00%

N.B.: The average cost of debt, “base 06/30/2014” is calculated on the basis of the interest rates and funding structure in place at June 30, 2014, and does not therefore constitute a forecast of the average cost of debt for Klépierre over the coming period. It includes the spreading of issue costs and premiums.

Hedging strategy

Klépierre has set a target hedging ratio of approximately 70%. This rate is defined as the proportion of fixed-rate debt (after hedging) to gross borrowings. As the previous table shows, this proportion was 69% as at June 30, 2014.

In order to achieve its target rate, Klépierre focuses on the use of swap agreements, which enable fixed rates to be swapped for variable rates, and vice-versa.

Klépierre also hedges its risk from short-term rate increases by buying caps that limit the possible variations compared to a benchmark index.

Given the nature of its business as a long-term property owner and its growth strategy, Klépierre is structurally a borrower. Since the Group is not seeking to reduce the proportion of short-term debt in its total indebteness it is highly likely that its short-term variable-rate loans will be renewed in the medium term. This is the reason why Klépierre’s hedging strategy includes both the long-term and short-term aspects of its borrowings.

Generally, hedge terms may exceed those of the debts hedged, on the condition that Klépierre’s financing plan emphasizes the high probability of these debts being renewed.

8.1.2.	Interest rate risk – exposure to fixed-rate debt

Description of fixed-rate borrowing

The majority of Klépierre’s fixed-rate borrowing currently consists of bonds and mortgage loans in Scandinavia.

The main source of additional fixed-rate debt is potentially the bond market or convertible bonds and other “equity-linked” products.

Identified risk

Klépierre’s fixed-rate debt exposes it to fluctuations in risk-free interest rates, as the fair value of fixed-rate debt increases as rates fall, and vice-versa.

At any given time, Klépierre may also find itself in the position of needing to increase its future fixed-rate debt (e.g.: for a future acquisition). It would then be exposed to the risk of a change in interest rate prior to arrangement of the loan. Klépierre may then consider hedging this risk, which is treated as a “cash flow hedge” risk under IFRS.

Condensed consolidated financial statements as of June 30, 2014	55

Measurement of risk exposure and hedging strategy

At June 30, 2014, fixed rate debt totaled 3,143 million euros before hedging.

The “fair value hedge” strategy is calibrated to meet the overall hedging ratio target. It is also based on the use of interest swaps allowing fixed-rate payments to be swapped to variable-rate payments. The “credit margin” component is not hedged.

The duration of “fair value hedge” instruments is never longer than that of the debt hedged, since Klépierre wishes to obtain a very high level of “effectiveness”, as defined by IAS 32/39.

8.1.3.	Marketable securities

At June 30, 2014, Klépierre held 12.9 million euros of marketable securities.

Cash equivalents refer only to amounts invested in French open-ended money market funds.

These investments expose Klépierre to a moderate interest rate risk as a result of their temporary nature (cash investments) and the amounts involved.

8.1.4.	Fair value of financial assets and liabilities

The Group recognizes the borrowings in the balance sheet at amortized cost.

The following table compares the fair values of debts with their corresponding par values. Fair values are established on the basis of these principles:

•	variable-rate bank debt: the fair value is equal to the par value;

•	fixed-rate bank debt: the fair value is calculated solely on the basis of rate fluctuations;

•	bonds (and convertibles, where applicable): use of market quotations where these are available.

Klépierre has chosen not to revalue the margin component of these unlisted loans as the exceptionally difficult credit market conditions since the beginning of the financial crisis have accentuated the differences between margins in individual markets (bonds, corporate lending, mortgages, etc.) and made any assessment very uncertain.

	06/30/2014			12/31/2013
In millions of euros	Par value	Fair value	Change in fair value caused by a 1% increase in interst rate*	Par value	Fair value	Change in fair value caused by a 1% increase in interst rate*

Fixed-rate bonds	2 989	3 318	-104	2 989	3 241	-133
Fixed-rate bank loans	154	154	—	171	183	-2
Other variable-rate loans	2 716	2 716	—	4 001	4 001	—

Total	5 859	6 188	-104	7 161	7 424	-135

*	change in the fair value of the debt as a result of a parallel shift in the rate curve

Derivatives are recognized in the balance sheet at their fair value. At June 30, 2014, a 1% rise in rates would have resulted in a decrease of 42 million euros in the value of the Group’s euro-denominated interest rate derivatives.

8.2.	LIQUIDITY RISK

Klépierre is attentive to the long-term refinancing needs of its business and the need to diversify maturity dates and the sources of finance in such a way as to facilitate renewals.

The average duration of indebtedness at June 30, 2014 was more than five years, with borrowings spread between different markets (the bond market and commercial paper represent 71%, with the balance being raised in the banking market). Within the banking market, the company uses a range of different loans types (syndicated loans, mortgage loans, etc.) and counterparties.

Outstanding commercial paper in euros, which represents the bulk of short-term financing, never exceeds the “backup” lines. This means that the company can refinance them immediately if it has difficulty in renewing its borrowings on the commercial paper market.

Condensed consolidated financial statements as of June 30, 2014	56

Klépierre also has unused credit lines (including bank overdrafts) totaling 2 billion euros at June 30, 2014. These lines will be sufficient to absorb the main refinancing scheduled for the next two years.

Generally speaking, access to finance for real estate companies is facilitated by the security offered to lenders in the form of the companies’ property assets.

Some Klépierre finance sources (bilateral loans, bonds, etc.) are accompanied by financial covenants. These covenants are based on the standard ratios applying to real estate companies, and the limits imposed leave Klépierre with sufficient flexibility. Failure to comply with these covenants may result in mandatory early repayment.

Klépierre SA bonds (2,989 million euros) include a put option, providing the possibility of requesting early repayment in the event of a change of control generating a change of Klépierre’s rating to “non-investment grade”. Apart from this clause, no other financial covenant refers to Standard & Poor’s rating for Klépierre.

The main financial covenants are detailed in the financial report.

8.3.	CURRENCY RISK

Until its acquisition of Steen & Strøm in October 2008, the majority of Klépierre’s business was conducted within the Eurozone with the exception of the Czech Republic, Hungary and Poland.

The currency risk in these countries has not been assessed sufficiently high to warrant derivative hedging, since the acquisitions and the acquisition financing were denominated in euros.

Generally, rents are invoiced to lessees in euros and converted into the local currency on the billing date. Lessees have the choice of paying their rents in local currency or in euros (or in dollars for some minority leases). The currency risk on minimum guaranteed rents is therefore limited to any variance between the rent as invoiced and the rent actually collected if the currency should fall in value against the euro between the invoice date and the date of payment in local currency by the lessee.

At the same time, Klépierre ensures that rent payments from tenants do not represent an excessively high proportion of their revenue in order to avoid any worsening of their financial position in the event of a sharp increase in the value of the euro, which could increase the risk of their defaulting on payments due to Klépierre.

In Scandinavia though, leases are denominated in local currency. Funding is therefore also raised in local currency. The principal exposure of the Klépierre group to Scandinavian currency risk is therefore limited essentially to the funds invested in the company (share in equity of Steen & Strøm), which were financed in euros. The Group maintains the funding opportunities in Scandinavian currencies to reduce its translation risk exposure.

8.4.	COUNTERPARTY RISK

Counterparty risk is limited by the fact that Klépierre is structurally a borrower. This risk is therefore limited essentially to investments made by the Group and the Group’s derivative transactions counterparties

8.4.1.	Counterparty risk on marketable securities

The counterparty risk on investments is limited by the type of products used:

•	monetary UCITS managed by recognized institutions, and therefore carrying a range of signatures;

•	Government debt (loans or borrowings) of countries in which Klépierre operates;

•	Occasionally, deposit certificates issued by leading banks

8.4.2.	Counterparty risk on hedging instruments

Klépierre conducts derivative instrument transactions only with financial institutions recognized as financially sound.

8.5.	EQUITY RISK

Klépierre holds no equities other than its own shares (3,397,602 shares at June 30, 2014), which are recognized in the equity at their historical cost.

Condensed consolidated financial statements as of June 30, 2014	57

9.	FINANCE AND GUARANTEE COMMITMENTS

9.1.	COMMITMENTS GIVEN

Commitments given in thousands of euros	06/30/2014	12/31/2013 restated

Commitments related to the Group’s consolidated scope	150 100	527

Purchase commitments	150 100	527

Commitments related to Group financing	1 755 027	2 172 691

Financial guarantees given	1 755 027	2 172 691

Commitments related to the Group’s operating activities	163 169	166 516

Commitments on works contracts (Property development /Sale before completion)	97 946	119 766
Commitments under conditions precedent	10 996	14 364
Work completion commitments	41 598	21 276
Rental guarantees and deposits	1 258	1 338
Other commitments given	11 371	9 772

Total	2 068 296	2 339 734

9.1.1.	Commitments related to the Group’s consolidated scope

Equity acquisition commitments

At June 30, 2014, this item includes an equity acquisition and financing commitment regarding a development project in France.

The price paid for Sadyba (part of the Polish acquisitions made in 2005) is subject to an earn-out clause. Klépierre does not own the land of the center fully but under a lease that expires July 31, 2021. An earn-out payment shall be made to the seller if the seller obtains, within ten years starting from July 2005, an extension of the lease or full ownership. As the probability of the lease being extended or full ownership being obtained cannot be measured, the earn-out payment is not currently recognized.

9.1.2.	Commitments related to Group financing

Financial guarantees given

In general terms, the Group finances its assets from equity or debt contracted by its parent company, rather than pledging its own assets. In some cases, especially in Scandinavian countries, Steen & Strøm mainly relies on local currency mortgages to fund its activities.

The breakdown by country of guaranteed debts and mortgages is shown in the following table:

in thousands of euros	Loan amount at 06/30/2014	Mortgage amount at 06/30/2014

. France	47 165	77 693
. Italy	37 168	97 000
. Norway	508 324	605 600
. Sweden	662 143	658 464
. Denmark	500 227	971 471
Total	1 755 027	2 410 229

9.1.3.	Commitments related to the Group’s operating activities

Commitments on works contracts (Property Development/Sale Before Completion)

The commitments on works contracts are reciprocal guarantees given under property development contracts and sale before completion contracts (under which payment is guaranteed by the buyer and completion by the developer).

Condensed consolidated financial statements as of June 30, 2014	58

At June 30, 2014, the Group’s main commitments are related to shopping center and office construction projects, such as Besançon and Pantin projects in France, the Vasterort Kristianstad project in Sweden and Fields project (extension) in Denmark.

Commitments under conditions precedent

The commitments under conditions precedent relate to purchase promissory agreements on land or assets and earn-out payments on acquisitions.

Commitments have been given for acquisition of a land for the amount of 4.6 million euros. The Group is committed to acquire assets as part of the Centre Bourse in Marseille project for a total amount of 5.8 million euros.

Work completion commitments

The increase in performance bonds compared to 2013 is largely due to advances in the Val d’Europe cours du Danube works (25 million euros). It is offset by the reduction in performance bonds on the Pasteur works (4 million euros).

The main ongoing works in France are: Passages Pasteur (1.9 million euros), Créteil Soleil (2.7 million euros), Portet sur Garonne (3 million euros), Val d’Europe cours du Danube (26.5 million euros), Centre Bourse Marseille (1.9 million euros), Marzy Lenoir (1.8 million euros) and Savignano in Italy (2.7 million euros).

Rental guarantees and deposits

The “Rental guarantees and deposits” item is mainly composed of deposits for the business premises of the Group’s management subsidiaries (Klépierre Management) abroad.

Other commitments given

Other commitments are given for payment guarantees on amounts owed to the state (7.5 million euros) and deposits on loans to employees (3.9 million euros).

9.2.	COMMITMENTS RECEIVED

Commitments received in thousands of euros	06/30/2014	12/31/2013 restated

Commitments related to Group financing	1 629 000	1 633 500

Financing agreements obtained and not used	1 629 000	1 633 500

Commitments related to the Group’s operating activities	696 829	385 735

Sale commitments	354 177	35 300
Deposits received guaranteeing the real-estate management activity (under the “Hoguet” law)	260 030	260 030
Deposits received from tenants	82 621	90 405

Total	2 325 829	2 019 235

9.2.1.	Commitments related to Group financing

Financing agreements obtained and not used

As of June 30, 2014, Klépierre has 1,629 million euros of committed and undrawn credit lines on bilateral and syndicated revolving credit facilities.

Condensed consolidated financial statements as of June 30, 2014	59

An additional amount of 96 million euros is also available in the form of an uncommitted unused bank overdraft granted by four prominent banks, as of June 30, 2014. Steen & Strøm has 107 million euros available credit lines as overdrafts.

9.2.2.	Commitments related to the Group’s operating activities

Sale commitments

Steen & Strom Holding AB has undertaken to sell the shares of the companies owning the five shopping centers (Familia, Etage, Mirum, MittiCity and Sollentuna Centrum) located in Sweden.

Deposits received guaranteeing the real estate management activity (under the “Hoguet” law)

As part of its real-estate management activities in 2014, the Klépierre group, via Klépierre Management, enjoyed a financial guarantee from CGE (Natixis) for a variable amount capped at 260 million euros.

Deposits received from tenants

As part of its rental business, the Group receives payment guarantees issued by financial institutions guaranteeing the amounts owed by tenants.

To the best of our knowledge, we have not omitted any significant or potentially significant off-balance sheet commitment as defined by the applicable accounting standards.

9.3.	SHAREHOLDERS’ AGREEMENTS

The Group is subject to the shareholders’ and partners’ agreements previously signed and which correspond to those applied in 2013, as indicated in paragraph 9.3 of the notes to the consolidated financial statements at December 31, 2013. As of June 30, 2014 the Group holds 100% of the shares of the Italian subsidiary IGC. As a consequence the shareholders’ agreement related to this company is no longer in force.

9.4.	COMMITMENTS UNDER OPERATING LEASES – LESSORS

The main clauses contained in the lessor’s lease agreement correspond to those applied in 2013, as indicated in paragraph 9.4 of the notes to the consolidated financial statements at December 31, 2013.

At June 30, 2014, the total future minimum rents receivable under non-cancelable operating leases were as follows:

in thousands of euros	06/30/2014

Less than one year	682 512
Between one and five years	1 142 181
More than five years	314 701

Total	2 139 394

9.5.	RETENTION COMMITMENTS

In France, some assets are subjects to the tax regime set out in article 210-E of the French General Tax Code, under which the buildings must be retained for at least five years after acquisition. These are:

•	The Annecy Courrier shopping center Monoprix store;

•	3 finance leases acquired in 2011 and relating to real estate assets located in Rocques-sur-Garonne.

For reminder, the article 210 E applies to the disposals realized before December 31st, 2011.

Condensed consolidated financial statements as of June 30, 2014	60

10. EMPLOYEE COMPENSATION AND BENEFITS

10.1.	PAYROLL EXPENSES

At June 30, 2014, total payroll expenses amounted to 55.3 million euros.

Fixed and variable salaries and wages plus incentives and profit sharing totaled 41.3 million euros, pension-related expenses, retirement expenses and other staff benefits were 12.9 million euros, taxes and similar compensation-related payments were 1.1 million euros.

10.2.	EMPLOYEES

At June 30, 2014, the Group had an average of 1 229 employees: 726 work outside France, including 322 in the Scandinavian real estate company Steen & Strøm. The average headcount of the Klépierre group in the first half of 2014 breaks down as follows:

	06/30/2014	12/31/2013

France-Belgium	503	542
Scandinavia	322	389
Italy	112	121
Iberia	110	142
Central Europe	182	191

Total	1 229	1 385

10.3.	EMPLOYEE BENEFITS

10.3.1.	Defined contribution pension plans

In France, the Klépierre group contributes to a number of national and inter-profession basic and supplementary pension organizations.

10.3.2.	Defined benefit pension plans

The defined benefit pension plans set up by Klépierre, as well as their actuarial appraisals, correspond to those indicated in section 10.3 of the notes to the Group’s consolidated financial statements for the year ended December 31, 2013.

The provisions recognized for defined benefit pension plans totaled 14.9 million euros at June 30, 2014.

in thousands of euros	12/31/2013 restated	Allowances for the period	Write-backs (provision used)	Write-backs (provision unused)	Other movements	Changes in the scope of consolidation	12/31/2014

Provisions for employee benefit commitments
. Defined benefit schemes	11 450	153		-1	-12		11 590
. Other long term benefits	3 216	66					3 282

Total	14 666	219	—	-1	-12	—	14 872

The assumptions used at December 31, 2013 are given in section 10.3.2 of the notes to the Group’s consolidated financial statements for the year ended December 31, 2013.

At June 30, 2014, the main assumptions used were reviewed to take into account any changes during the first semester.

Condensed consolidated financial statements as of June 30, 2014	61

10.4.	STOCK-OPTIONS

There are currently five stock option plans in place for Group executives and employees.

	Plan n°1	Plan n°2	Plan n°3
			Without performance conditions	With performance conditions

Date of the general meeting of shareholders	07-avr-06	07-avr-06	07-avr-06	07-avr-06
Date of the Executive Board	30-mai-06	15-mai-07	06-avr-09	06-avr-09
Start date for exercising options	31-mai-10	16-mai-11	06-avr-13	06-avr-13
Expiration date	30-mai-14	15-mai-15	05-avr-17	05-avr-17
Subscription or purchase price (1)	29,49	46,38	22,60	between 22,6 and 27,12
Stock purchase options originally granted before any adjustment	195 000	143 000	377 750	103 250

Stock purchase options originally granted (number adjusted to reflect the division of the face value per 3 and the discount of preferential rights granted for the capital increase of December 2008)	603 490	443 146	NA	NA

Stock purchase options canceled or obsolete at June 30, 2014	97 818	70 730	43 500	7 500
Stock purchase options exercised at June 30, 2014	505 672	0	247 450	21 688

Outstanding stock purchase options at June 30, 2014 (after additional adjustment to reflect the discount of preferential rights granted for the capital increase of December 2008)	0	372 416	86 800	74 062

(1)	After adjustment of the division per three of the face value in 2007 and the discount of preferential rights granted for the capital increase of December 2008.

	Plan n°4		Plan n°5
	Without performance conditions	With performance conditions	Without performance conditions	With performance conditions

Date of the general meeting of shareholders	09-avr-09	09-avr-09	09-avr-09	09-avr-09
Date of the Executive Board	21-juin-10	21-juin-10	27-mai-11	27-mai-11
Start date for exercising options	21-juin-14	21-juin-14	27-mai-15	27-mai-15
Expiration date	20-juin-18	20-juin-18	26-mai-19	26-mai-19
Subscription or purchase price	22,31	between 22,31 and 26,77	27,94	between 27,94 and 33,53
Stock purchase options originally granted before any adjustment	403 000	90 000	492 000	114 000
Stock purchase options originally granted (number adjusted to reflect the division of the face value per 3 and the discount of preferential rights granted for the capital increase of December 2008)
Stock purchase options canceled at June 30, 2014	61 500		73 500	6 000
Stock purchase options exercised at June 30, 2014
Outstanding stock purchase options at June 30, 2014	287 500	90 000	418 500	108 000

The first two are standard stock option plans, and are therefore not performance linked. The third, fourth and fifth plans are performance-related for Executive Board members and partly performance-related for the Executive Committee.

The features of the two first plans are unchanged and can be consulted in section 10.4 of the notes to the Group’s consolidated financial statements for the year ended December 31, 2013.

The expense recognized for the period amounts to 0.6 million euros for all plans and takes into account an estimate of the population of beneficiaries at the end of each vesting period, as a beneficiary may lose his or her entitlements should he or she leave the Klépierre group during this period.

10.5.	FREE SHARES

There are currently 3 free shares plans in place for Group executives and employees.

10.5.1.	Summary data

Plan authorized in 2012	Plan no. 1
	FRANCE			FOREIGN COUNTRIES
	Without performance conditions	Without performance conditions	With performance conditions	Without performance conditions	With performance conditions

Date of the general meeting of shareholders	4/12/2012	4/12/2012	4/12/2012	4/12/2012	4/12/2012
Date of the Executive Board	10/23/2012	10/23/2012	10/23/2012	10/23/2012	10/23/2012
End of period of acquisition	1/31/2016	10/23/2015	10/23/2015	10/23/2016	10/23/2016
End of period of conservation	1/31/2018	10/23/2017	10/23/2017	—	—
Shares originally granted	40 000	22 100	159 000	13 600	25 500
Shares canceled at June 30, 2014				1 700	3 500
Outstanding shares at June 30, 2014	40 000	22 100	159 000	11 900	22 000

Condensed consolidated financial statements as of June 30, 2014	62

Plan authorized in 2013	Plan n°2
With performance conditions
	FRANCE	FOREIGN COUNTRIES

Date of the general meeting of shareholders	4/12/2012	4/12/2012
Date of the Executive Board	2/25/2013	2/25/2013
End of period of acquisition	2/25/2016	2/25/2017
End of period of conservation	2/25/2018	—
Shares originally granted	230 000	25 000
Shares canceled at June 30, 2014	2 000
Outstanding shares at June 30, 2014	228 000	25 000

Plan authorized in 2014 i.e. under 10.5.2	Plan n°3
With performance conditions
	FRANCE	FOREIGN COUNTRIES

Date of the general meeting of shareholders	4/12/2012	4/12/2012
Date of the Executive Board	3/10/2014	3/10/2014
End of period of acquisition	3/10/2017	3/10/2018
End of period of conservation	3/10/2019	—
Shares originally granted	210 000	45 500
Shares canceled at June 30, 2014	0
Outstanding shares at June 30, 2014	210 000	45 500

10.5.2.	Other information

On March 10, 2014, 255,000 shares have been allocated to management and Group employees, as part of a free share plan authorized by the Executive Board. The allocation is divided into two fractions with the following characteristics:

Plan authorized in 2014	Plan n°3
With performance conditions
	FRANCE	FOREIGN COUNTRIES

Share price on the date of allocation Average of the 20 opening quotations preceeding March 10, 2014	33,19 €	29,54 €
Volatility for Klepierre share quotes :
Historical volatility over 8 years, as calculated as of March 10, 2014 based on daily variation	23,68 % Klepierre share and FTSE EPRA Euro zone ; correlation : 0,66
Dividend per share	1,55 €	1,55 €
Share value	15,67 €	15,06 €
Expense for the period	319 thousand euros	49 thousands euros

The features of the two first plans are unchanged and can be consulted in section 10.4 of the notes to the Group’s consolidated financial statements for the year ended December 31, 2013.

The expense recognized for the period amounts to 1.6 million euros and takes into account an estimate of the population of beneficiary at the end of each vesting period, as a beneficiary may lose his or her entitlements should he or she leave the Klépierre group during this period.

Condensed consolidated financial statements as of June 30, 2014	63

11. ADDITIONAL INFORMATION

11.1.	DISCLOSURES ABOUT THE FAIR VALUE MODEL

Klépierre chose to apply the IAS 40 cost model and, as a result, must disclose the fair value of investment property in the notes to the financial statements.

Comprehensive income statement at fair value (EPRA model) in thousands of euros	06/30/2014 Fair value model	06/30/2013 Fair value model Restated	IFRS 11 impacts	06/30/2013 Fair value model Published

Lease income	443 296	472 406	-31 874	504 280
Land expenses (real estate)	-3 292	-3 169	0	-3 169
Non-recovered rental expenses	-18 018	-20 302	1 901	-22 203
Building expenses (owner)	-22 699	-29 279	2 533	-31 812

Net rental income	399 287	419 655	-27 441	447 096

Management, administrative and related income	34 425	42 818	1 517	41 301
Other operating revenue	6 638	7 351	-240	7 591
Change in the fair value of investment property	36 511	-78 500	-16 857	-61 643
Survey and research costs	-2 452	-1 174	0	-1 174
Payroll expenses	-55 261	-61 106	0	-61 106
Other general expenses	-24 083	-21 349	-52	-21 297
Depreciation and impairment allowance on investment property	91	-3 061	0	-3 061
Depreciation and impairment allowance on intangible assets and property, plant and equipment	-5 663	-5 873	213	-6 086
Provisions	-791	-766	45	-811

Gains on the disposal of investment property and equity investments	1 952 395	121 142	0	121 142
Net book value of investment property and equity investments sold	-2 006 710	-106 457	0	-106 457
Income from the disposal of investment property and equity investments	-54 315	14 685	0	14 685

Goodwill impairment	0	0	0	0

Operating income	334 388	312 681	-42 814	355 495

Net dividends and provisions on non-consolidated investments	6	8	0	8
Financial income	56 633	55 223	4 504	50 719
Financial expenses	-187 820	-211 503	564	-212 067
Net cost of debt	-131 187	-156 280	5 068	-161 348
Change in the fair value of financial instruments	-11 894	5 308	0	5 308
Effect of discounting	0	0	0	0
Share in earnings of equity method investees	5 435	39 101	38 118	983

Profit before tax	196 748	200 818	372	200 446

Corporate income tax	-13 880	-19 572	-372	-19 200

Net income of consolidated entity	182 868	181 246	0	181 246

of which
Group share	119 091	128 461	0	128 461
Non-controlling interests	63 777	52 787	0	52 787

Undiluted average number of shares	195 732 258	195 288 035		195 288 035
Undiluted comprehensive earnings per share in euros	0,6	0,7		0,7
Diluted average number of shares	195 732 258	195 288 035		195 288 035
Diluted comprehensive earnings per share in euros	0,6	0,7		0,7

in thousands of euros	06/30/2014 Fair value model	06/30/2013 Fair value model Restated	IFRS 11 impacts	06/30/2013 Fair value model Published

Net income of consolidated entity	182 868	181 248	0	181 248
Other comprehensive income items recognized directly as equity	-40 878	9 757	0	9 757

Effective portion of profits and losses on cash flow hedging instruments (IAS 39)	-18 034	108 452	0	108 452
Translation profits and losses	-32 668	-79 739	0	-79 739
Tax on other comprehensive income items	7 545	-21 842	0	-21 842
Items that will be reclassified subsequently to profit or loss	-43 158	6 871	0	6 871

Income from sales of treasury shares	2 280	2 886	0	2 886
Actuarial gains	—	—	—	—
Items that will not be reclassified subsequently to profit or loss	2 280	2 886	0	2 886

Share of other comprehensive income items of equity method investees	—	—	—	—

Total comprehensive income	141 990	191 005	0	191 005
Of which
Group share	92 393	145 235	0	145 235
Non-controlling interests	49 597	45 770	0	45 770

Undiluted comprehensive earnings per share (euro)	0,5	0,7		0,7

Diluted comprehensive earnings per share (euro)	0,5	0,7		0,7

Condensed consolidated financial statements as of June 30, 2014	64

Consolidated statement of financial position (EPRA model) in thousands of euros	06/30/2014 Fair value model	12/31/2013 Fair value model Restated	IFRS 11 impacts	12/31/2013 Fair value model Published

Goodwill	126 732	126 794	-2 313	129 107
Intangible assets	37 913	36 648	-746	37 394
Property, plant and equipment and work in progress	14 377	15 017	-322	15 339
Investment property at fair value	12 159 207	12 430 869	-877 239	13 308 108
Investment property at cost model	333 692	327 886	-389	328 275
Equity method securities	664 453	674 099	647 396	26 703
Other non-current assets	177 381	213 070	197 542	15 528
Non-current derivatives	110 755	118 703	0	118 703
Deferred tax assets	56 213	53 772	-3 964	57 736

NON-CURRENT ASSETS	13 680 724	13 996 859	-40 034	14 036 893

Fair value of property held for sale	339 739	2 001 162	-39 284	2 040 446
Investment held for sale	7 957	8 249	292	7 957
Inventory	437	433	0	433
Trade accounts and notes receivable	92 562	109 386	-3 856	113 242
Other receivables	212 726	180 002	-9 670	189 672
Tax receivables	49 135	31 583	-620	32 203
Other debtors	163 591	148 419	-9 050	157 469
Current derivatives	10 415	0	0	0
Cash and cash equivalents	167 691	127 496	-14 872	142 368

CURRENT ASSETS	831 527	2 426 728	-67 390	2 494 118

TOTAL ASSETS	14 512 250	16 423 587	-107 424	16 531 010

Share capital	279 259	279 259	0	279 259
Additional paid-in capital	1 773 630	1 773 630	0	1 773 630
Legal reserves	27 926	27 926	0	27 926
Consolidated reserves	3 011 007	3 143 029	0	3 143 029
Treasury shares	-81 462	-93 500	0	-93 500
Hedging reserves	-187 615	-181 861	0	-181 861
Fair value of investment property	3 326 455	3 204 553	0	3 204 553
Other consolidated reserves	-46 371	213 837	0	213 837
Consolidated earnings	119 091	176 441	0	176 441
Shareholders’ equity, group share	5 210 914	5 400 286	0	5 400 286
Non-controlling interests	1 835 991	2 096 812	0	2 096 812

SHAREHOLDERS’ EQUITY	7 046 905	7 497 098	0	7 497 098

Non-current financial liabilities	5 164 355	5 284 123	-59 792	5 343 915
Long-term provisions	14 798	13 744	-193	13 937
Pension commitments	14 871	14 666	-16	14 682
Non-current derivatives	157 688	172 771	-618	173 389
Security deposits and guarantees	111 232	143 939	-4 788	148 727
Deferred tax liabilities	557 153	600 086	-26 902	626 988

NON-CURRENT LIABILITIES	6 020 097	6 229 329	-92 309	6 321 637

Current financial liabilities	903 289	2 126 567	-1 317	2 127 884
Bank facilities	15 415	31 152	-181	31 334
Trade payables	129 315	102 719	-8 170	110 890
Payables to fixed asset suppliers	17 324	44 340	-603	44 943
Other liabilities	195 617	204 954	-3 141	208 095
Current derivatives	47 518	103 868	0	103 868
Social and tax liabilities	136 771	83 559	-1 703	85 262
Short-term provisions	0	0	0	0

CURRENT LIABILITIES	1 445 248	2 697 160	-15 115	2 712 275

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	14 512 251	16 423 587	-107 424	16 531 010

Condensed consolidated financial statements as of June 30, 2014	65

Comprehensive income statement at fair value (EPRA model) in thousands of euros	06/30/2014 Cost model	Fair value restatements	06/30/2014 Fair value model

Lease income	443 296		443 296
Land expenses (real estate)	-3 621	329	-3 292
Non-recovered rental expenses	-18 018		-18 018
Building expenses (owner)	-22 993	294	-22 699
Net rental income	398 664	623	399 287

Management, administrative and related income	34 425		34 425
Other operating revenue	6 638		6 638
Change in the fair value of investment property		36 511	36 511
Survey and research costs	-2 452		-2 452
Payroll expenses	-55 261		-55 261
Other general expenses	-22 558	-1 525	-24 083
Depreciation and impairment allowance on investment property	-172 138	172 229	91
Depreciation and impairment allowance on intangible assets and property, plant and equipment	-5 663		-5 663
Provisions	-791		-791

Gains on the disposal of investment property and equity investments	1 952 395		1 952 395

Net book value of investment property and equity investments sold	-1 102 937	-903 773	-2 006 710
Income from the disposal of investment property and equity investments	849 458	-903 773	-54 315

Goodwill impairment	0		0

Operating income	1 030 323	-695 935	334 388

Net dividends and provisions on non-consolidated investments	6		6
Financial income	56 633		56 633
Financial expenses	-187 820		-187 820
Net cost of debt	-131 187		-131 187
Change in the fair value of financial instruments	-11 894		-11 894
Effect of discounting	0		0
Share in earnings of equity method investees	3 223	2 212	5 435

Profit before tax	890 471	-693 723	196 748

Corporate income tax	-21 985	8 105	-13 880

Net income of consolidated entity	868 486	-685 618	182 868

of which
Group share	702 757	-583 666	119 091
Non-controlling interests	165 729	-101 952	63 777

Undiluted average number of shares	195 732 258		195 732 258
Undiluted comprehensive earnings per share (euro)	3,6		0,6
Diluted average number of shares	195 732 258		195 732 258
Diluted comprehensive earnings per share (euro)	3,6		0,6

in thousands of euros	06/30/2014 Cost model	Fair value restatements	06/30/2014 Fair value model

Net income of consolidated entity	868 486	-685 618	182 868

Other comprehensive income items recognized directly as equity	-41 075	197	-40 878

Effective portion of profits and losses on cash flow hedging instruments (IAS 39)	-18 034	0	-18 034
Translation profits and losses	-32 865	197	-32 668
Tax on other comprehensive income items	7 545	0	7 545
Items that will be reclassified subsequently to profit or loss	-43 355	197	-43 158

Income from sales of treasury shares	2 280	0	2 280
Actuarial gains	—	—	—
Items that will not be reclassified subsequently to profit or loss	2 280	0	2 280

Share of other comprehensive income items of equity method investees	—	—	—

Total comprehensive income	827 411	-685 421	141 990
Of which
Group share	673 794	-581 401	92 393
Non-controlling interests	153 617	-104 020	49 597

Undiluted comprehensive earnings per share (euro)	3,4	0	0,5

Diluted comprehensive earnings per share (euro)	3,4	0	0,5

Condensed consolidated financial statements as of June 30, 2014	66

Consolidated statement of financial position (EPRA model) in thousands of euros	06/30/2014 Cost model	Fair value restatements	06/30/2014 Fair value model

Goodwill	130 705	-3 973	126 732
Intangible assets	37 913		37 913
Property, plant and equipment and work in progress	14 377		14 377
Investment property	8 710 212	-8 710 212	0
Investment property under construction	325 814	-325 814	0
Investment property at fair value	0	12 159 207	12 159 207
Investment property at cost model	0	333 692	333 692
Equity method securities	465 128	199 325	664 453
Other non-current assets	177 381		177 381
Non-current derivatives	110 755		110 755
Deferred tax assets	51 240	4 973	56 213

NON-CURRENT ASSETS	10 023 525	3 657 199	13 680 724

Fair value of property held for sale	321 789	17 950	339 739
Investment held for sale	7 957		7 957
Inventory	437		437
Trade accounts and notes receivable	92 562		92 562
Other receivables	237 485	-24 759	212 726
Tax receivables	49 135		49 135
Other debtors	188 350	-24 759	163 591
Current derivatives
Cash and cash equivalents	167 691		167 691

CURRENT ASSETS	838 336	-6 809	831 527

TOTAL ASSETS	10 861 861	3 650 390	14 512 250

Share capital	279 259		279 259
Additional paid-in capital	1 773 630		1 773 630
Legal reserves	27 926		27 926
Consolidated reserves	-300 838	3 311 845	3 011 007
Treasury shares	-81 462		-81 462
Hedging reserves	-187 615		-187 615
Fair value of investment property		3 326 455	3 326 455
Other consolidated reserves	-31 761	-14 610	-46 371
Consolidated earnings	702 757	-583 666	119 091
Shareholders’ equity, group share	2 482 735	2 728 179	5 210 914
Non-controlling interests	1 156 132	679 859	1 835 991

SHAREHOLDERS’ EQUITY	3 638 867	3 408 038	7 046 905

Non-current financial liabilities	5 164 355		5 164 355
Long-term provisions	14 798		14 798
Pension commitments	14 871		14 871
Non-current derivatives	157 688		157 688
Security deposits and guarantees	111 232		111 232
Deferred tax liabilities	314 757	242 396	557 153

NON-CURRENT LIABILITIES	5 777 701	242 396	6 020 097

Current financial liabilities	903 289		903 289
Bank facilities	15 415		15 415
Trade payables	129 315		129 315
Payables to fixed asset suppliers	17 324		17 324
Other liabilities	195 617		195 617
Current derivatives	47 518		47 518
Social and tax liabilities	136 771		136 771
Short-term provisions	0		0

CURRENT LIABILITIES	1 445 248	0	1 445 248

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	10 861 817	3 650 434	14 512 251

Condensed consolidated financial statements as of June 30, 2014	67

11.2.	TRANSACTIONS WITH RELATED PARTIES

11.2.1.	Transactions with the BNP Paribas group

As of June 30, 2014, the BNP Paribas share of bank finance amounts to 1,226 million euros which are not utilized at this date. This amount compares with total authorized financing of 7,473 million euros, of which 5,859 million euros have been used.

11.2.2.	Transactions with the Simon Property Group

At this date, there are no reciprocal transactions between the two companies.

11.2.3.	Relationships between Klépierre group consolidated companies

A full list of Klépierre group companies is given in section 4 “Scope of consolidation”.

Transactions between related parties were governed by the same terms as those applying to transactions subject to normal conditions of competition.

The end-of-period balance sheet positions and transactions conducted during the period between fully consolidated companies are fully eliminated. The following tables show the positions and reciprocal transactions of proportionally consolidated companies (jointly controlled by the Group) and companies consolidated using the equity method (over which the Group has significant influence) that have not been eliminated.

Balance sheet positions with related parties at period-end

	06/30/2014	12/31/2013 restated
in thousands of euros	Companies consolidated using the equity method	Companies consolidated using the equity method

Non-current assets	168 857	194 400
NON-CURRENT ASSETS	168 857	194 400

Trade accounts and notes receivable	724	1 848
Other receivables	3 232	3 432
CURRENT ASSETS	3 956	5 280

TOTAL ASSETS	172 813	199 680

Non-current financial liabilities	3 392
NON-CURRENT LIABILITIES	3 392	12 578

Trade payables	55	191
Other liabilities	1 605	1 617
CURRENT LIABILITIES	1 660	1 808

TOTAL LIABILITIES	5 052	14 386

Condensed consolidated financial statements as of June 30, 2014	68

“Income” items related to transactions with related parties

	06/30/2014	06/30/2013 restated
in thousands of euros	Companies consolidated using the equity method	Companies consolidated using the equity method

Management, administrative and related income	2 046	2 280

Operating income	2 046	2 280

Net cost of debt	1 174	1 719

Profit before tax	3 220	3 999

Net income of the consolidated entity	3 220	3 999

The majority of these items relate to management and administration fees and income on financing arrangements for these companies’ businesses.

11.2.4.	Off-balance sheet items related to transactions with related parties

Commitments given in thousands of euros	06/30/2014	12/31/2013 restated

Commitments related to the Group’s consolidated scope	—	—

Purchase commitments	—	—

Commitments related to Group financing	—	184 800

Financial guarantees given	—	184 800

Commitments related to the Group’s operating activities	9 277	9 060

Commitments on works contracts (Property development/Sale before completion)	—	—
Commitments under conditions precedent	—	—
Work completion commitments	—	—
Rental guarantees and deposits	36	36
Other commitments given	9 241	9 024

Total	9 277	193 860

Commitments received in thousands of euros	06/30/2014	12/31/2013 restated

Commitments related to Group financing	776 000	776 000

Financing agreements obtained and not used	776 000	776 000

Commitments related to the Group’s operating activities	30	30

Deposits received guaranteeing the real-estate management activity (under the “Hoguet” law)	30	30
Deposits received from tenants	—	—

Total	776 030	776 030

11.2.5.	Post-employment benefit plans

The main post-employment benefits are severance pay and defined benefit or defined contribution pension plans.

Post-employment benefit plans are administered by insurance companies and other independent management companies external to the Klépierre group.

Condensed consolidated financial statements as of June 30, 2014	69

11.3.	CONTINGENT LIABILITIES

In the last fiscal year, neither Klépierre nor its subsidiaries have been the subject of any governmental, judicial or arbitration action (including any action of which the issuer has knowledge, which is currently suspended or is threatened) which has recently had a significant impact on the financial position or profitability of the issuer and/or the Group.

11.4.	POST-BALANCE SHEET DATE EVENTS

On July 1, 2014, Steen & Strom Holding AB completed the sale of shares of companies owning five shopping centers (Familia, Etage, Mirum, MittiCity et Sollentuna Centrum) for a total consideration of 3,250 million Swedish krona, value of assets (or 354 million euros).

In July 2014, Klépierre cancelled 900 million Swedish Krona fixed-rate-paying swaps following the disposal of assets mentioned here above.

11.5.	IDENTITY OF THE CONSOLIDATING COMPANIES

At June 30, 2014, Klépierre is consolidated using the equity method by Simon Property Group and BNP Paribas.

Condensed consolidated financial statements as of June 30, 2014	70

KLEPIERRE Limited Liability Company 21, avenue Kléber 75116 Paris Statutory Auditors’ review report on the first half-year financial information Period from January 1, 2014 to June 30, 2014

MAZARS

HEAD OFFICE: 61, RUE HENRI REGNAULT - 92400 COURBEVOIE

SOCIETE ANONYME D’EXPERTISE COMPTABLE ET DE COMMISSARIAT AUX COMPTES

EQUITY: € 8 320 000 - RCS NANTERRE B 784 824 153

DELOITTE & ASSOCIES

HEAD OFFICE: 185, AVENUE CHARLES DE GAULLE - 92200 NEUI LLY-SUR-SEINE

SOCIETE ANONYME D’EXPERTISE COMPTABLE ET DE COMMISSARIAT AUX COMPTES

EQUITY: € 1 723 040 - RCS NANTERRE 572 028 041

Condensed consolidated financial statements as of June 30, 2014	71

Statutory Auditors’ review report on the first half-year financial information

This is a free translation into English of the Statutory Auditors’ review report issued in French and is provided solely for the convenience of English speaking readers. This report should be read in conjunction with, and construed in accordance with, French law and professional auditing standards applicable in France.

To the Shareholders,

In compliance with the assignment entrusted to us by your Annual General Meeting and in accordance with the requirements of article L. 451-1-2 III of the French Monetary and Financial Code (“Code Monétaire et Financier”), we hereby report to you on:

•	our review of the accompanying condensed half-yearly consolidated financial statements of Klépierre covering the period January 1, 2014 to June 30, 2014;

•	the verification of the information contained in the interim management report.

These condensed half-year consolidated financial statements are the responsibility of the Management Board. Our role is to express a conclusion on these financial statements based on our review.

1.	Conclusion on the financial statements

We conducted our review in accordance with professional standards applicable in France. A review of interim financial information consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A limited review is substantially less in scope than an audit conducted in accordance with professional standards applicable in France and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Based on our review, nothing has come to our attention that causes us to believe that the accompanying condensed half-year consolidated financial statements are not prepared, in all material respects, in accordance with IAS 34 - standard of the IFRSs as adopted by the European Union applicable to interim financial information.

Without qualifying the conclusion expressed above, we draw your attention to the note 2.2.3 to the condensed half-yearly consolidated financial statements, which sets out the consequences of the initial application as of January 1, 2014 of IFRS 10 “Consolidated Financial Statements”, IFRS 11 “Joint Arrangements” and IFRS 12 “Disclosure of interests in other entities”.

2.	Specific verification

We have also verified the information given in the interim management report commenting the condensed half-year consolidated financial statements subject to our review.

We have no matters to report as to its fair presentation and consistency with the condensed half-year consolidated financial statements.

Signed in Paris-La-Défense and Neuilly-sur-Seine, July 21, 2014

The statutory auditors

French original signed by

Mazars	Deloitte & Associés

Gilles Magnan	Joël Assayah	José Luis Garcia

Condensed consolidated financial statements as of June 30, 2014	72

19.2	Revenues of Klépierre for the first nine months of 2014

For immediate release

REVENUES FOR THE FIRST NINE MONTHS OF 2014

Paris – October 22, 2014

Total revenues for the first nine months of 2014 amounted to 692.9 million euros, with all regions reporting positive performances

•	Total gross rents from shopping center properties rose 1.6% like-for-like for the first 9 months of 2014, with all regions posting positive rental growth

•	Retailers in Klépierre’s shopping centers posted positive performances: sales up 3.0% like-for-like[1]

•	1,349 leases signed over the period, with a 6.6% increase in rent on renewed leases and relet spaces

•	High financial occupancy rate: 96.8% at the Group level

Continued portfolio optimization

•	2.2 billion euros worth of retail gallery disposals completed this year to date

•	Portfolio comprised of 125 leading shopping centers as of September 2014

•	Completion of the extension-refurbishment of Romagna Center (Rimini, Italy), which opened in September

Klépierre moving upmarket by implementing innovative shopping experience across all shopping centers

•	Launch of a new “Let’s Play®” ad campaign with European reach, launched in France at Klépierre’s flagship Val d’Europe center before a first-phase deployment in 11 centers in 2015

Full-year guidance confirmed

•	Net current cash flow between 2.03 and 2.05 euros per share

Klépierre expects its intended exchange offer for Corio will be launched in Q4 2014 as announced

Laurent Morel, Chairman of the Klépierre Executive Board, stated: “Klépierre continues to post organic revenues growth across all regions of operations and this quarter was no exception. Our performance reflects the relevance of our active portfolio reshaping strategy and our dynamic asset management. Our innovative concepts will continue to drive the change in the shopping center spirit and space and make the difference. By combining our strengths with Corio, we will further accelerate the benefits of our strategy, leveraging an unrivaled portfolio of leading shopping destinations and a team of skilled professionals. By creating a leading pure play retail property company in Europe, the group is set to maintain its growth momentum.”

[1]	Retailer revenues in Klépierre shopping centers, excluding the impact of asset sales and acquisitions. Extensions are included. Data for the first 9 months of 2014.

1

SHOPPING CENTER GROSS RENTS UP 1.6% LIKE-FOR-LIKE FOR THE FIRST NINE MONTHS OF 2014

All regions posting positive rental growth, leveraging portfolio refocus

Total gross rents from shopping centers amounted to 597.9 million euros for the first nine months of 2014, compared with 662.7 million euros for the same period in 2013. The change in total gross rents on a current basis mostly reflects the 2.5 billion euros worth of disposals since January 2013, most notably the 126 retail galleries sold in France,2 Spain, and Italy, and the 9 shopping centers sold in Scandinavia.3

On a like-for-like basis, gross rents were up 1.6%, with all regions posting positive rental growth. France, Belgium, Sweden, Norway, and the Czech Republic posted organic growth that exceeded this average.

In France, shopping centers that recorded sustained rent growth compared to the same period last year included Créteil Soleil, boosted by the impact of the 5,400 sq.m. Primark store and its upgraded fashion offer; Val d’Europe; St. Lazare Paris, with additional upside from variable rents; and Claye Souilly, which benefited from the full-year impact of the recent extension.

In Scandinavia, the refocused shopping center portfolio in Norway and Sweden delivered stronger rent growth after the disposal of underperforming shopping centers. Klépierre’s most emblematic assets, such as Gulskogen (Norway), which was recently named the best shopping center by the NCSC Nordic Awards, and Emporia (Sweden) turned in particularly satisfactory performances. Leasing efforts were focused on filling vacancies, with two major leases signed in Kupolen (Sweden) with two different new fashion concepts.

The reshaped Iberian portfolio continued to post growth this quarter: Meridiano (Tenerife) continued to attract high-performing retailers, benefiting in particular from the newly opened Primark (footfall up by 27% for the first eight months of 2014 compared to the same period last year).

Lastly, Central Europe recorded significant growth in gross rents due to a high level of reversion, in particular for Nový Smìchov (Prague).

Including Klémurs and rents from offices disposed of during the first half-year, total gross rents amounted to 629.0 million euros for the first nine months of 2014 compared with 702.6 million euros for the same period last year. Including 63.9 million euros of other rental income and fees (vs. 65.5 million euros for the first nine months of 2013), overall revenues for the period reached 692.9 million euros, compared with 768.1 million euros for the same period last year.

Retailer sales up 3.0% for the first nine months of 2014

On a like-for-like portfolio basis and including extensions that have opened since April 2013, retailer sales4 in Klépierre’s shopping malls rose by 3.0% during the first nine months of the year compared with the same period last year. September has been a weaker month this year; retailer sales in our malls had risen by 3.2% on a cumulated basis January to August 2014 vs. the same period last year.

All regions where the Group operates posted growth. Particularly good performances were recorded in Norway, Sweden, Iberia, and the Czech Republic. In France (+1.2%), Val d’Europe and Claye Souilly

[2]	Please see press release dated April 16, 2014 – available on www.klepierre.com
[3]	Please see press releases dated December 2, 2013 and July 1, 2014 – available on www.klepierre.com
[4]	Retailer revenues in Klépierre shopping centers, excluding the impact of assets sales and acquisitions. Primark revenues in Meridiano and Créteil-Soleil based on Klépierre conservative estimates.

2

performed very well. Overall, medium-size units (>750 sq.m) outperformed small stores in France. In Scandinavia, retailer sales were up 5.5%, boosted by retailer sales in Norwegian shopping centers (+5.6%) and Sweden (+8.8%), where the appeal of Emporia’s retail mix is confirmed. Retailer sales in Iberia (+6.1%) are driven by the strong performances of La Gavia and Meridiano. Positive retailer sales growth in Central Europe (+4.6%) reflects the sustained re-tenanting effort that began in 2012 and that has translated into sound sales performances. In Italy, sales growth reached 1.2% compared with the same period last year.

On a like-for-like basis and excluding extensions that have opened since April 2013 (Vinterbro in Norway, Rives d’Arcins and Jaude Clermont-Ferrand in France), retailer sales for the Group increased by 1.6%.

OPERATIONS: POSITIVE REVERSION IN ALL REGIONS, WITH IMPROVED TENANT MIX

In the first nine months of 2014, asset management led to the signature of 1,349 leases, representing additional annual gross rents of 11.4 million euros. The total number of lease renewals or relets was 1,164, representing 4.8 million euros worth of additional annual gross rents (+6.6% uptick). Lease renewals and changes in tenant mix led to positive reversion in all regions of operations, particularly in France, Belgium, Denmark, and the Czech Republic. The Group’s financial occupancy rate remained high and stable at 96.8% as of September 30, 2014, highlighting the quality of Klépierre’s retail portfolio and its operational performance.

A dynamic re-tenanting approach for stronger brands across the regions

In all of its regions of operations, Klépierre signed a number of leases in the third quarter of 2014 with leading brands and exclusive retailers, increasing the presence of differentiating brands in its malls: Calzedonia, the Italian fashion lingerie brand that opened its first store in a shopping center in France last year at Rives d’Arcins (Bordeaux region), pursued its expansion in Klépierre malls and has opened three new stores so far this year: Ecully (Lyon), Corvin (Budapest), and Nový Smìchov (Prague). Likewise, Claire’s – the successful brand of affordable women’s accessories - continued its European development, with two new shops opening in Klépierre’s malls: one in Marieberg (Sweden) and one in Nový Smìchov (Prague). Desigual, the Spanish fashion brand, opened stores at Les Sentiers de Claye Souilly (Paris region) and the Romagna Shopping Valley (Rimini) this quarter. Exclusive retailers also signed for new stores opening this term: Stradivarius at La Gavia (Madrid), Massimo Dutti at Meridiano (Tenerife), Karl Marc John at Odysseum (Montpellier), Carnet de Vol at Besançon Pasteur, and Father & Sons at the Jaude extension (Clermont-Ferrand).

In Le Millénaire (Paris region), a lease was signed with Carrefour, which will add a 6,400 sq.m space to its existing hypermarket in the second half of 2015.

Lastly, Primark stores continue to drive significant additional footfall at Meridiano (Tenerife) and Creteil-Soleil (Paris region), where footfall increased by 14%5 with the arrival of the Irish brand at the beginning of June 2014. The upgrade of the Creteil Soleil fashion mall continues, with 3 notable leases signed: Zara will more than triple its floor area to 3,200 sq.m. in the first quarter of 2015.

The extension of Romagna Shopping Valley opens

The first phase of the 7,800 sq.m. extension of the Romagna Center (Rimini, Italy) opened in September 2014. It features 18 new stores, including Terranova, H&M, Swatch, Sergent Major, Superdry, Sephora,

[5]	June, July and August 2014 compared to the same period last year

3

Harmont&Blaine, and Desigual. The planned extension is fully leased. With 24 new stores to open in the extension, Romagna Shopping Valley will feature a total of 98 stores. The inauguration of the extension is scheduled mid-November 2014.

Klépierre shakes up retail and fashion codes with its latest ad campaign Let’s Play® designed by Sid Lee

Klépierre has chosen Sid Lee, the most awarded creative agency at the 2014 Cannes Advertising Festival with 15 Lions, to design Let’s Play, the new advertising campaign for its shopping malls.

This recreational campaign is an invitation for our shoppers to have a good time and experience moments of carefree insouciance without blowing their budget, playing freely with dreams and desires.

The Let’s Play mindset is captured by photographer Benni Valsson, who has earned an international reputation for his portraits of celebrities and his collaborations with the world’s top fashion publications, including Esquire, Elle, and Vogue.

This campaign is part of a comprehensive strategy that kicked off with the launch of the Club Store®, which seeks to transform the customer’s shopping experience with new programs and events, as well as improvements in the customer journey and services, at both the physical and digital levels. Using codes that are common to the entire Group, the concept will be rolled out at each center, adapted to its unique personality and that of its retailers, with special events, free animations, and innovative digital experiences.

Klépierre’s ambition is to develop innovative and distinctive marketing to anticipate changing consumer expectations and preferences.

Klépierre in top position in the GRESB6 retail ranking on sustainability with its Scandinavian centers

Klépierre and Steen & Strøm have achieved GRESB “Green Star” status. Steen & Strøm topped the list of global shopping center operators, becoming sector leader, while Klépierre is ranked fourth in this sector in Europe. These impressive results reflect and validate the targeted actions undertaken by the Group in recent years in the area of sustainability, in particular the adoption of a demanding environmental management system for all of its shopping centers in more than 140 areas and the earned environmental certification/labels.

DEBT AND FINANCING UPDATE

Consolidated net debt stood at 5,355 million, down 368 million euros compared to June 30, 2014, thanks to disposals completed in Sweden last July. The average cost of debt for the first nine months of 2014 remains unchanged at 3.0%. At the end of the third quarter, the Group’s level of liquidity (available lines and net cash) is unchanged at more than 2.0 billion euros.

[6]	Global Real Estate Sustainability Benchmark

4

STATUS UPDATE ON KLEPIERRE’S INTENDED EXCHANGE OFFER FOR CORIO

On July 29, 2014, Klépierre and Corio announced that they had reached a conditional agreement to create the leading pure play retail property company in Europe through a recommended public exchange offer to be made by Klépierre for 100% of the issued and outstanding ordinary shares of Corio (“the Offer”). Under the terms of the proposed offer, Corio shareholders would receive 1.14 Klépierre ordinary shares for each Corio ordinary share, valuing Corio at an enterprise value of 7.2 billion euros based on Klépierre’s share price as of 28 July 2014. The Management and Supervisory Boards of both companies have unanimously recommended the terms of the contemplated transaction.

In accordance with Dutch regulatory requirements, Klépierre submitted a request for review and approval of its offer memorandum to the Netherlands Authority for the Financial Markets (Stichting AutoriteitFinanciëleMarkten, AFM) prior to the October 20, 2014 deadline. The Offer is expected to be launched in the fourth quarter of 2014, with the transaction expected to close in the first quarter of 2015.

This section is not for release in or into Canada or Japan.

5

REVENUES FOR THE FIRST NINE MONTHS OF 2014

	TOTAL SHARE		GROUP SHARE
in million euros	9 months 2014	9 months 2013	9 months 2014	9 months 2013
		restated[7]		restated[8]
France	261.4	276.7	208.2	218.7
Belgium	11.2	11.0	11.2	11.0
France-Belgium	272.6	287.7	219.4	229.7
Norway	44.5	57.5	25.0	32.3
Sweden	59.8	71.5	33.5	40.1
Denmark	35.5	35.3	19.9	19.8
Scandinavia	139.8	164.3	78.4	92.2
Italy	75.8	83.7	71.7	71.9
Spain	36.9	53.5	33.2	46.8
Portugal	11.1	10.9	11.1	10.9
Iberia	48.1	64.5	44.4	57.7
Poland	25.7	26.3	25.7	26.3
Hungary	15.7	16.2	15.6	16.1
Czech Republic	17.4	16.3	17.4	16.3
Central Europe	58.8	58.9	58.7	58.8
Other countries	2.9	3.7	2.6	3.3

Shopping Centers	597.9	662.7	475.3	513.6
Retail	28.7	31.4	28.7	31.4
Offices	2.4	8.5	2.4	8.5

TOTAL GROSS RENTS	629.0	702.6	506.3	553.4
Other rental income	8.6	5.9	6.5	4.3
Fees	55.3	59.6	49.3	51.4

TOTAL REVENUES	692.9	768.1	562.1	609.1

In the first nine months of 2014, retail galleries disposed of effective April 16, 2014 accounted for gross rents of 22.8 million euros in France, 4.8 million in Italy, and 12.1 million in Spain.

[7]	2013 figures have been restated following the application of the new IFRS 10 and 11 standards in January 1, 2014: 28 companies that were previously proportionally consolidated and that Klépierre does not control are now consolidated under the equity method.

6

QUARTERLY CHANGE IN REVENUES (TOTAL SHARE)

	2014			2013 restated[8]
in million euros (total share)	Q3	Q2	Q1	Q4
France	79.2	83.4	98.8	103.6
Belgium	3.7	3.8	3.7	3.9
France-Belgium	82.8	87.2	102.6	107.4
Norway	15.3	14.5	14.7	16.7
Sweden	15.5	21.8	22.5	23.7
Denmark	12.3	11.6	11.6	11.7
Scandinavia	43.1	47.8	48.9	52.1
Italy	23.6	24.0	28.1	28.5
Spain	8.5	10.4	18.0	18.4
Portugal	3.6	3.7	3.8	3.4
Iberia	12.1	14.1	21.8	21.8
Poland	8.5	8.7	8.5	8.7
Hungary	5.2	5.2	5.2	5.6
Czech Republic	5.7	5.9	5.7	5.5
Central Europe	19.5	19.8	19.5	19.9
Other countries	0.9	1.0	1.0	0.7

Total Shopping Centers	182.1	193.9	221.9	230.4
Retail	9.4	9.4	9.9	10.2
Offices	0.0	0.5	1.8	2.2

TOTAL GROSS RENTS	191.5	203.9	233.7	242.9
Other rental income	2.8	3.4	2.4	2.3
Fees	20.9	14.2	20.2	21.7

TOTAL REVENUES	215.2	221.4	256.3	266.9

7

CHANGE IN RETAILER SALES FOR THE FIRST NINE MONTHS OF 2014

Year-on-year retailer sales change through September 2014

	Like-for-Like	Like-for-Like excluding extensions
France	1.2%	-0.7%
Belgium	1.1%	1.1%
France-Belgium	1.2%	-0.6%
Norway	5.6%	4.8%
Sweden	8.8%	3.5%
Denmark	-0.6%	-0.6%
Scandinavia	5.5%	3.4%
Italy	1.2%	1.0%
Spain	6.2%	6.2%
Portugal	6.0%	6.0%
Iberia	6.1%	6.1%
Poland	-2.0%	-2.0%
Hungary	13.1%	13.1%
Czech Republic	6.3%	6.3%
Central Europe	4.6%	4.6%
SHOPPING CENTERS	3.0%	1.6%

EPRA VACANCY RATE AS OF SEPTEMBER 30, 2014

09/30/2014

France-Belgium	1.8%

Scandinavia	4.0%

Italy	2.6%

Iberia	6.6%

Central Europe	4.2%

TOTAL	3.2%

8

CONFERENCE CALL WEBCAST - REVENUES FOR THE FIRST NINE MONTHS OF 2014

The Executive Board of Klépierre will host a conference call to comment the Revenues for the first nine months of 2014 on October 22, 2014 at 6:15 pm (CET).

Please visit Klépierre’s website www.klepierre.com to listen to the conference call webcast or flash the QR code below. A replay will be also available after the call.

ABOUT KLEPIERRE

A leading shopping center property company in Europe, Klépierre combines development, rental, property and asset management skills.

Its portfolio is valued at 14.0 billion euros on June 30, 2014 and essentially comprises large shopping centers in 13 countries of Continental Europe. Klépierre holds a controlling stake in Steen & Strøm (56.1%), Scandinavia’s number one shopping center owner and manager.

Klépierre’s largest shareholders are Simon Property Group (28.9%), world leader in the shopping center industry, and BNP Paribas (21.3%).

Klépierre is a French REIT (SIIC) listed on Euronext ParisTM and is included into the SBF 80, EPRA Euro Zone and GPR 250 indexes. Klépierre is also included in several ethical indexes – DJSI World and Europe, FTSE4Good, STOXX® Global ESG Leaders, Euronext Vigeo France 20 and Eurozone 120 – and is a member of both Ethibel Excellence and Ethibel Pioneer investment registers. Klépierre is also ranked as a Green Star by GRESB (Global Real Estate Sustainability Benchmark). These distinctions mark the Group’s commitment to a voluntary sustainable development policy.

For more information, visit our website: www.klepierre.com

INVESTOR RELATIONS CONTACTS

Vanessa FRICANO – + 33 1 40 67 52 24 – vanessa.fricano@klepierre.com

Julien ROUCH – +33 1 40 67 53 08 – julien.rouch@klepierre.com

MEDIA CONTACTS

Aurélia de LAPEYROUSE – + 33 1 53 96 83 83 – adelapeyrouse@brunswickgroup.com

Nathalie BAUDON – + 33 1 53 96 83 83 – nbaudon@brunswickgroup.com

***

This press release is available on Klépierre’s website: www.klepierre.com

9

REVENUES FOR THE FIRST NINE MONTHS OF 2014

REVENUES FOR THE FIRST NINE MONTHS OF 2014

	TOTAL SHARE		GROUP SHARE
in million euros	9 months 2014	9 months 2013	9 months 2014	9 months 2013
		restated[1]		restated[8]
France	261.4	276.7	208.2	218.7
Belgium	11.2	11.0	11.2	11.0
France-Belgium	272.6	287.7	219.4	229.7
Norway	44.5	57.5	25.0	32.3
Sweden	59.8	71.5	33.5	40.1
Denmark	35.5	35.3	19.9	19.8
Scandinavia	139.8	164.3	78.4	92.2
Italy	75.8	83.7	71.7	71.9
Spain	36.9	53.5	33.2	46.8
Portugal	11.1	10.9	11.1	10.9
Iberia	48.1	64.5	44.4	57.7
Poland	25.7	26.3	25.7	26.3
Hungary	15.7	16.2	15.6	16.1
Czech Republic	17.4	16.3	17.4	16.3
Central Europe	58.8	58.9	58.7	58.8
Other countries	2.9	3.7	2.6	3.3

Shopping Centers	597.9	662.7	475.3	513.6
Retail	28.7	31.4	28.7	31.4
Offices	2.4	8.5	2.4	8.5

TOTAL GROSS RENTS	629.0	702.6	506.3	553.4
Other rental income	8.6	5.9	6.5	4.3
Fees	55.3	59.6	49.3	51.4

TOTAL REVENUES	692.9	768.1	562.1	609.1

[1]	2013 figures have been restated following the application of the new IFRS 10 and 11 standards in January 1, 2014.

In the first nine months of 2014, retail galleries disposed of effective April 16, 2014 accounted for gross rents of 22.8 million euros in France, 4.8 million in Italy, and 12.1 million in Spain.

CONTEXT

This consolidated statement regarding the Group Klepierre revenues from January 1st to September 30, 2014 has been established within the context of the instructions given by the Netherlands Authority for the Financial Market (Autoriteit Financiële Markten, AFM) regarding the Offer Memorandum established in connection with the exchange public offer initiated by the company Klepierre on Corio N.V. shares.

ACCOUNTING PRINCIPLES

The Revenues are presented by operating segments as applied by Klepierre and defined in the note 3.1 of the Group condensed consolidation statements as of June 30, 2014. The accounting principles applied for the revenue recognition as of September 30, 2014 are the same as those applied for the period from January 1st to June 30, 2014. As regards the fiscal year 2013, for comparison reasons, the revenues were restated following the first application of the new IFRS 10 and 11 standards starting January 1st 2014. 28 companies that were previously proportionally consolidated and that Klepierre does not control are now consolidated under the equity method.

Lease income includes:

•	rents from investment property and rent-related income, such as car park rentals and early termination indemnities;

•	other lease income: income from entry fees and other income.

Stepped rents, rent-free periods and entry fees are spread over the fixed term of the lease.

Charges invoiced to tenants are not included in lease income but deducted from rental expenses.

Laurent Morel

Chairman of Klepierre Executive Board

Signature:

This is a free translation into English of the statutory auditors’ review report on the statement of revenues issued in the French language and is provided solely for the convenience of English speaking users.

This report should be read in conjunction with, and is construed in accordance with, French law and professional standards applicable in France.

Klépierre

Société Anonyme

26, Boulevard des Capucines

75009 PARIS

Statutory auditors’ review report

on the consolidated statement of revenues

For the period from January 1, to September 30, 2014

To the chairman of the management board,

As statutory auditors of Klépierre and at your request pursuant to the examination by the Autoriteit Financiële Markten (AFM) of the offer memorandum prepared in the context of the public exchange offer initiated by Klépierre on Corio N. V. shares, we have reviewed the accompanying consolidated statement of revenues for the period from January 1, to September 30, 2014, included in the offer memorandum mentioned above and in the securities note prepared in connection with the admission to trading on the regulated market of Euronext Paris and Euronext Amsterdam of Klépierre shares to be issued as consideration for the contribution of Corio N.V. shares to Klépierre under the public exchange offer on Corio N.V.’s capital.

The consolidated statement of revenues was prepared under your responsibility. Our role is to express a conclusion on the consolidated statement of revenues for the period from January 1, to September 30, 2014 based on our review.

We conducted our review in accordance with professional standards applicable in France. A review primarily consists of making inquiries of persons responsible for financial and accounting matters, and applying analytical and other review procedures. Those procedures are substantially less in scope than an audit conducted in accordance with professional standards applicable in France and consequently the assurance obtained that the consolidated statement of revenues for the period from January 1, to September 30, 2014 taken as a whole, is free of material misstatement is moderate and less than that obtained by an audit.

Based on our review, nothing has come to our attention that causes us to believe that the consolidated statement of revenues for the period from January 1, to September 30, 2014 is not prepared, in all material respects, in accordance with the basis of preparation described in accompanying note.

This report was prepared for your attention in the context described above and must not be used, distributed or referred to for any other purpose.

This report is governed by French law.

Paris La Défense and Neuilly-sur-Seine, October 24, 2014

Mazars	Deloitte & Associés

Gilles Magnan	Joël Assayah

20	PRO FORMA FINANCIAL INFORMATION OF KLÉPIERRE AND CORIO COMBINED

a.	Non-audited pro forma financial statements

Introduction

The Pro Forma Financial Information has been prepared for the consolidated pro forma balance sheet and the pro forma profit and loss statement (using the Cost Model and as additional information the Fair Value Model) of Klépierre after taking into account the effects of the combination of Klépierre and Corio.

The purpose of the Pro Forma Financial Information is to illustrate the effect of the combination of Klépierre and Corio on the historical accounting and financial information of Klépierre for the period from January 1st to June 30, 2014. They are not necessarily representative of the financial situation and performance that could have been observed if the combination had been undertaken as of January 1st, 2014. The Pro Forma Financial Information neither takes into consideration the effects of expected synergies, nor the costs incurred to achieve these synergies or related to the combination.

The Pro Forma Financial Information consists of:

•	Consolidated pro forma financial statements (pro forma consolidated balance sheets as of June 30, 2014 (Cost Model), consolidated pro forma income statements for the period from January 1st to June 30, 2014 (Cost Model), additional information at Fair Value and related notes) reviewed by Deloitte & Associés and Mazars (the “Consolidated Pro Forma Financial Statements”);

•	Consolidated pro forma key indicators as of June 30, 2014:

•	Recurring Net Profit per share (group share);

•	Loan-to-value ratio and Interest Cost Ratio;

•	EPRA NNNAV per share.

The Pro Forma Financial Information has been prepared on the assumption that the business combination took place on January 1st, 2014, based on the conditions of the Operation.

The Pro Forma Financial Information has been prepared and presented assuming that Klépierre will acquire 100% of the Corio Shares following the completion of the Operation. The value of Klépierre Shares retained for the preparation of the Pro Forma Financial Information is estimated at 36.36 euros, corresponding to the closing share price as of July 28th, 2014, the last trading day before the Announcement of the Offer on July 29th, 2014.

The Pro Forma Financial Information gives no information of the results and future financial situation of the activities.

The financial information related to Corio in this Pro Forma Financial Information has been sourced from the company’s Half-Year 2014 Financial report, in particular the consolidated condensed financial statements as of June 30, 2014, except for the purpose of the pro forma key indicators where investment properties value including transfer taxes have been provided by Corio.

The statutory auditors from Klépierre have issued on October 24, 2014 a report on the Pro Forma Financial Information, which does not contain any observation.

i.	Consolidated Pro Forma Financial Statements of Klépierre

a)	Consolidated Pro Forma Balance Sheet as of June 30, 2014 (Cost Model)

		KLEPIERRE			CORIO					TOTAL
		KLEPIERRE PUBLISHED	KLEPIERRE RESTATEMENTS	KLEPIERRE RESTATED	CORIO PUBLISHED	CORIO RESTATEMENTS	CORIO RESTATED	PRO FORMA RESTATEMENTS		PRO FORMA KLEPIERRE & CORIO
in millions of euros	Notes	June 30, 2014		June 30, 2014	June 30, 2014		June 30, 2014			June 30, 2014

Goodwill and Intangible assets	10.5.2 c	169		169	78		78	0	551	798
Property, plant, and equipment		14		14	21		21			35
Investment property	10.5.2 b	8 710		8 710	5 790	-68	5 722			14 432
Investment property under construction		326		326	631		631			956
Equity method securities	10.5.2 b	465		465	373	-5	368			833
Other non-current assets		177		177	139		139			316
Non-current derivatives		111		111	1		1			112
Deferred tax assets		51		51	30		30			82

NON-CURRENT ASSETS		10 024	0	10 024	7 063	-73	6 990	0	551	17 564

Investment property held for sale		322		322	0		0			322
Investment held for sale		8		8	0		0			8
Inventory		0		0	0		0			0
Trade accounts and other receivables		330		330	183		183			513
Current derivatives		10		10	0		0			11
Cash and cash equivalents		168		168	22		22			190

CURRENT ASSETS		838	0	838	205	0	205	0	0	1 043

TOTAL ASSETS		10 862	0	10 862	7 268	-73	7 195	0	551	18 608

Share capital		279		279	1 008		1 008	-1 008	161	440
Additional paid-in capital		1 774		1 774	1 469		1 469	-1 469	4 016	5 789
Consolidated and legal reserves	10.5.2 a,b	-273	25	-248	1 042	-65	977	-1 042		-313
Consolidated earnings	10.5.2 a,b	703	-25	678	56	-1	54			732
Consolidated earnings acquired								-56		-56
Non-controlling interests		1 156	0	1 156	51		51	-51		1 156

SHAREHOLDERS’ EQUITY		3 639	0	3 639	3 626	-66	3 560	-3 626	4 177	7 749

Non-current financial liabilities		5 164		5 164	2 589		2 589			7 754
Long-term provisions		15		15	34		34			49
Pensions, security deposits and other non-current liabilities		126		126	37		37			163
Deferred tax liabilities	10.5.2 b	315		315	346	-7	339			654
Non-current derivatives		158		158	26		26			184

NON-CURRENT LIABILITIES		5 778	0	5 778	3 032	-7	3 025	0	0	8 803

Current financial liabilities		903		903	329	45	374			1 278
Bank facilities		15		15	14		14			29
Trade and other payables		479		479	267	-45	222			701
Current derivatives		48		48	0		0			48

CURRENT LIABILITIES		1 445	0	1 445	610	0	610	0	0	2 056

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		10 862	0	10 862	7 268	-73	7 195	-3 626	4 177	18 608

b)	Consolidated Pro Forma Income Statement for the period January 1st to June 30, 2014 (Cost Model)

		KLEPIERRE			CORIO				TOTAL
		KLEPIERRE PUBLISHED	KLEPIERRE RESTATEMENTS	KLEPIERRE RESTATED	CORIO PUBLISHED	CORIO RESTATEMENTS	CORIO RESTATED	PRO FORMA RESTATEMENTS	PRO FORMA KLEPIERRE & CORIO
in millions of euros	Notes	June 30, 2014		June 30, 2014	June 30, 2014		June 30, 2014		June 30, 2014

Lease income		443	-42	402	215	0	215		616

Land expenses (real estate)		-4	0	-4	0	-5	-5		-9
Non-recovered rental expenses		-18	2	-17	-12		-12		-28
Building expenses (owner)		-23	1	-22	-26	16	-10		-32

NET RENTS	10.5.2 a	399	-39	360	177	11	188	0	547

Management, administrative and related income		34	-2	32	0	14	14		47

Other operating revenue		7	-1	5	0		0		5

Change in fair value of investment property	10.5.2 b	0		0	-80	80	0		0

Survey and research costs		-2		-2	0		0		-2
Payroll expenses		-55	1	-54	-27		-27		-81
Other general expenses		-23		-23	-19	1	-18		-40

Charges to third/related parties		0		0	8	-8	0		0
Charges to property operating expenses		0		0	11	-11	0		0
Charges to IP/PPE/intangibles		0		0	6	-6	0		0

Depreciation and impairment allowance on investment property	10.5.2 b	-172		-172	0	-68	-68		-240

Depreciation and impairment allowance on intangible assets and property, plant and equipment		-6		-6	0		0		-6
Provisions		-1		-1	0		0		-1

Proceeds from disposal of investment properties and equity investments		1 952		1 952	395		395		2 348
Net book value of investment properties and equity investments sold		-1 103		-1 103	-401	-1	-402		-1 505
Income from disposal of investment property and equity investments		849		849	-6	-1	-7		842

Goodwill impairment		0		0	-1		-1		-1

OPERATING INCOME		1 030	-41	989	69	12	81	0	1 070

Net dividends and provisions on non-consolidated investments		0		0	0		0		0

Financial income		57	0	57	5		5		61
Financial expenses		-188	10	-178	-50		-50		-228
Net cost of debt	10.5.2 a	-131	10	-122	-45		-45		-167

Change in the fair value of financial instruments		-12	-1	-13	15		15		2

Effect of discounting		0		0	0		0		0

Share in earnings of equity method investees	10.5.2 b	3		3	32	-20	12		16

INCOME BEFORE TAX		890	-33	858	71	-8	63	0	921

Corporate income tax	10.5.2 a, b	-22	1	-21	-16	7	-10		-30

NET INCOME OF CONSOLIDATED ENTITY		868	-32	837	55	-1	54	0	891

Of which
Group share		703	-25	678	56	-1	54	0	732
Non-controlling interests		166	-7	159	-1	0	-1		158

ii.	Notes to the Pro Forma Financial Information

a) Assumptions

The acquisition of Corio is subject to approval of the Operation by Klépierre’s shareholders’ meeting. The Pro Forma Financial Information is based on the assumption that the shareholders of Klépierre will approve the Operation, and that the other Offer Conditions will be satisfied or waived.

This acquisition is based on the following assumptions:

•	A Klépierre capital increase reserved for Corio’s shareholders with the issue of a maximum of 114,885,724 new shares in respect of the Offer;

•	Since the results of the Offer are not known on the date hereof, the Pro Forma Financial Information has been prepared and presented assuming that Klépierre will acquire 100% of the Corio Shares following the completion of the merger.

The Consolidated Pro Forma Financial Statements have been prepared on the basis of:

•	Condensed consolidated financial statements of Klépierre as of June 30, 2014, approved by the management board and prepared in accordance with International Financial Reporting Standards as adopted by the EU. These financial statements have been reviewed by Deloitte & Associés and Mazars in accordance with auditing standards as applied in France;

•	Condensed consolidated financial statements of Corio as of June 30, 2014, approved by the management board and prepared in accordance with International Financial Reporting Standards as adopted by the EU. These financial statements have been reviewed by PricewaterhouseCoopers Accountants N.V. in accordance with auditing standards as applied in the Netherlands.

Restatements of the Carrefour transaction:

On April 16, 2014, Klépierre finalized the sale of a portfolio of 126 shopping centers to a consortium led by Carrefour for 2 billion euros (value of assets). In the context of Pro Forma Financial Statements and for the purposes of presentation of more accurate information on revenues and charges of the group, the disposal to Carrefour, considered as significant, has been presented as effective on January 1st, 2014 in the Pro Forma Financial Statements. As consequence, all operating results of these disposed assets were restated. The capital gain on this disposal was recorded as effective as of January 1st 2014 and consequently maintained in the Pro Forma Financial Statements. The bank loans repaid during the period following the Carrefour transaction have been considered as repaid on January 1st 2014. In addition, the group’s hedging position that was restructured during the period in the context of the Carrefour transaction, have been considered as restructured on January 1st 2014, for the part of financial instruments that were unwind during the semester. Indeed, most of the net proceeds from the Carrefour transaction were employed to repay part of the floating-rate debt maturing in 2014 and in 2015 and to unwind 1.3 billion euros worth of payer swaps reclassified as trading swaps as of December 31, 2013. In addition, 550 million euros of cash-flow hedge swaps were early-terminated. These operations have been restated in the Pro Forma Income Statement as follows:

•	4.5 million euros of interest charges booked during the period and concerning the reimbursed 1.3 billion euros bank loans have been offset;

•	3.9 million euros of interest charges booked during the period and concerning the 1.3 billion euros of unwind payer swaps, have been restated. In addition, the profit of 1.2 million euros, corresponding to the fair value movement of these swaps from January 1st to the date of early termination, has been offset.

•	6 million euros of interest charges booked during the period for the early-terminated 550 million euros of cash-flow hedge swaps, have been restated. The amortization of the early-termination payment has been calculated since January 1st, resulting in additional charge of 4.9 million euros.

The total impact of the Carrefour transaction restatements has been booked in consolidated reserves.

b) Accounting Principles Used for the Preparation of the Consolidated Pro Forma Financial Statements

The Consolidated Pro Forma Financial Statements have been prepared and are presented on the basis of accounting principles of Klépierre as described in its consolidated financial statements as of December 31st 2013.

The main difference in the accounting principles used by Corio and as described in its consolidated financial statements for the year ended December 31st, 2013 compared to the accounting principles used by Klépierre concerns the application of IAS 40, as Corio have opted for the application of the Fair Value model for the accounting of investment properties while Klépierre has opted the application of the Cost Model for the accounting of investments properties. Consequently, Corio’s consolidated financial statements have been restated to present the investments properties according to Cost Model.

For the purpose of Pro Forma Financial Statements, the restatement of Corio’s investments properties under Cost Model has been performed based on the Fair Value of assets as of June 30, 2014. This Fair Value of assets has been considered more accurate, because the closest to the Fair value of Corio Investments properties compared to the Fair Value assets as of January 1st 2014 (pro-forma acquisition date). In the context of Pro Forma accounts the transaction is considered effective as of January 1st, 2014, consequently an amortization charge has been estimated for Corio’s investment properties for the period from January 1st to June 30, 2014.

In addition, the fair value movement of investment properties as presented in Corio’s half-year 2014 Condensed Consolidated Financial Statements has been offset through consolidated reserves. The same restatements were performed for the entities consolidated under equity method. The total impact of restatements recorded through consolidated reserves stand at 65 millions of euros

No significant intra-group transactions have been identified between Klépierre and Corio.

c) Application of IFRS 3 — Business Combination and Calculation of Goodwill

Business Combination

The principles applied to account for the consolidation of Corio are those defined in accordance with IFRS 3 — Business Combinations. The difference between the net fair value of assets, liabilities and contingent liabilities of Corio and the purchase price for Corio Shares is recognized as goodwill, which will be subject to impairment tests.

In consideration of the terms and characteristics of the Offer and for the purpose of the Consolidated Pro Forma Financial Statements, Klépierre has been considered as being the acquirer.

The cost of the business combination is assumed to be equal to the market value of the shares of Klépierre to be issued in exchange for the shares of Corio.

For the purpose of the Consolidated Pro Forma Financial Statements, the cost of the Corio Shares has therefore been determined on the basis of:

•	The Exchange Ratio of 1 Corio Share for 1.14 Klépierre Shares;

•	A market value of Klépierre Shares issued in exchange for 100% of Corio Shares of 36.36 euros per share corresponding to the closing share price as of July 28, 2014, the last trading day before the announcement of the Offer on July 29, 2014.

The costs related to the transaction and the issuance costs were not taken into account in the consolidated Pro Forma Financial Statements.

The estimated aggregate cost of the business combination has been calculated as follows:

Number of Corio shares as of June 30, 2014(1)	100 776 951
Exchange ratio into Klépierre shares(2)	1,14
Number of Klépierre shares to be issued	114 885 724
Klépierre Stock share price(3) (in euros)	36,36
Market value of the Klépierre shares to be issued in exchange of Corioshares (in millions of euros)	4 177

Total cost of the business combination (in millions of euros)	4 177

Notes:

(1)	As reported by Corio as of June 30, 2014
(2)	Exchange ratio as defined in this document
(3)	The value of Klépierre Shares issued in exchange of the Corio shares held by its shareholders in consideration for the Offer and the Operation will be based on the quoted price as of the closing date of the Offer and of the effective date of the Merger. The share price used herein is the last closing price of Klépierre prior to announcement i.e. July 28, 2014. The actual cost of the business combination may therefor differ from the estimated cost presented herein.

Based on the calculation presented above, the total cost of the business combination is estimated at 4,177 million euros.

Calculation of the Goodwill

The net fair value of assets, liabilities and contingent liabilities of Corio are provisionally estimated based on the corresponding values reflected in Corio’s Condensed Consolidated Financial Statements as of June, 30 2014. Consequently the goodwill is estimated at 551 million euros as the result of the difference between the estimated cost of the business combination of 4,177 million euros (see paragraph above) and the equity of Corio of 3,626 million euros as of June 30, 2014.

Estimated goodwill is calculated as follows (in millions of euros):
Total estimated cost of the business combination	A	4 177
Equity Corio as of 30 June 2014	B	3 626

Estimated goodwill	C=A-B	551

The acquisition price allocation to Corio’s fair value for the purpose of preparing the Consolidated Pro Forma Financial Statements has not been performed at this stage. The final calculation and allocation of the goodwill, which will be performed in the future Consolidated Financial Statements of Klépierre after the completion of the Operation, may significantly differ from the Consolidated Pro Forma Financial Statements.

iii.	Consolidated Pro Forma Key Indicators as of June 30, 2014

The following tables present a selection of unaudited key indicators for Klépierre and Corio. These key indicators include:

•	Recurring Net Profit per share;

•	Loan to value and ICR ratios;

•	EPRA NNNAV.

Pro Forma Recurring Net Profit per share (group share)

	KLEPIERRE	CORIO	PRO FORMA KLEPIERRE & CORIO
Recurring Net Profit (M€)(1)	186,2	122,6	308,8

Average number of shares(2)	195 732 258	112 494 378	308 226 636

Recurring Net Profit / share (in euros)	0,95	1,09	1,00

(1)	including restatements of Carrefour transaction
(2)	Corio average number of share estimated based on an exchange ratio of 1.14 Klépierre share for 1 Corio share.

Loan to Value and ICR Ratios

The Loan to value and ICR pro forma ratios presented below were estimated according to Klépierre group definitions and policy:

in millions of euros	KLEPIERRE	CORIO	PRO FORMA KLEPIERRE & CORIO
Net financial debt(1)	5 723	2 955	8 678

Gross market value of properties(2)	14 330	7 127	21 457

Net financial debt / Gross Market Value of properties	39,9%	41,5%	40,4%

(1)	Including bank overdrafts, cash and cash equivalents according to Klépierre group policy
(2)	Including transfer taxes

	KLEPIERRE	CORIO	PRO FORMA KLEPIERRE & CORIO
EBITDA (in millions of euros) (3)	321,5	169,6	491,1

Net financial costs (in millions of euros)	95,5	46,0	141,5

ICR	3,4	3,7	3,5

(3)	EBITDA being defined as Operating Income excluding i)Change in fair value of investment properties; ii) Depreciation and impairment allowance on investment property; iii) Income from disposal of investments property and equity investments; and including Share of direct result of equity accounted investees

EPRA NNNAV per share

It is also assumed that, despite differences in methodology, the pro forma NNNAV per share Klépierre is equal to the sum of the standalone NNNAV of Klépierre and Corio as at June 30, 2014 divided by the pro forma fully diluted number of shares.

	KLEPIERRE	CORIO	PRO FORMA KLEPIERRE & CORIO
in millions of euros	June 30, 2014	June 30, 2014	June 30, 2014

Consolidated shareholders’ equity (group share)	2 482	3 574	6 057

Unrealized capital gains on holdings (duties included)	3 463	-71	3 392
Fair value of financial instruments	109	25	133
Deferred tax on asset values on the balance sheet	272	315	587
Reconstitution NAV	6 326	3 843	10 168

Duties and fees on the sale of assets	-263	—	-263
EPRA NAV	6 062	3 843	9 905

Effective taxes on capital gains	-137	-30	-137
Fair value of financial instruments	-109	-25	-133
Fair value of fixed-rate debt	-191	-274	-465
EPRA NNNAV	5 626	3 514	9 140

Number of shares, end of period	196 072 738	114 885 724	310 958 462

EPRA NNNAV per share in euros	28,7	30,6	29,4

1.1.4 Additional financial information regarding the Fair Value model

Klépierre group applies cost model accounting method. The fair value model Balance sheet and Income statements are presented for information purposes only.

Pro Forma Consolidated Balance Sheet as of June 30, 2014 (Fair Value Model)

		KLEPIERRE			CORIO					TOTAL
		KLEPIERRE PUBLISHED FV	KLEPIERRE RESTATEMENTS	KLEPIERRE RESTATED FV	CORIO PUBLISHED FV	CORIO RESTATEMENTS	CORIO RESTATED FV	PRO FORMA RESTATEMENTS		PRO FORMA KLEPIERRE & CORIO FV
in millions of euros	Notes	June 30, 2014		June 30, 2014	June 30, 2014		June 30, 2014			June 30, 2014

Goodwill and Intangible assets	10.5.2 c	165		165	78		78		551	794
Property, plant, and equipment		14		14	21		21			35
Investment property at fair value		12 159		12 159	5 790		5 790			17 949
Investment property at cost model		334		334	631		631			964
Equity method securities		664		664	373		373			1 037
Other non-current assets		177		177	139		139			316
Non-current derivatives		111		111	1		1			112
Deferred tax assets		56		56	30		30			87

NON-CURRENT ASSETS		13 681	0	13 681	7 063	0	7 063		551	21 294

Investment property held for sale		340		340	0		0			340
Investment held for sale		8		8	0		0			8
Inventory		0		0	0		0			0
Trade accounts and other receivables		305		305	183		183			488
Current derivatives		10		10	0		0			11
Cash and cash equivalents		168		168	22		22			190

CURRENT ASSETS		832	0	832	205	0	205	0	0	1 037

TOTAL ASSETS		14 512	0	14 512	7 268	0	7 268		551	22 331

Share capital		279		279	1 008		1 008	-1 008	161	440
Additional paid-in capital		1 774		1 774	1 469		1 469	-1 469	4 016	5 789
Consolidated and legal reserves	10.5.2 a	3 039	25	3 064	1 042		1 042	-1 042		3 064
Consolidated earnings	10.5.2 a	119	-25	94	56		56			150
Consolidated earnings acquired								-56		-56
Non-controlling interests		1 836	0	1 836	51		51	-51		1 836

SHAREHOLDERS’ EQUITY		7 047	0	7 047	3 626	0	3 626	-3 626	4 177	11 224

Non-current financial liabilities		5 164		5 164	2 589		2 589			7 754
Long-term provisions		15		15	34		34			49
Pensions, security deposits and other non-current liabilities		126		126	37		37			163
Deferred tax liabilities		557		557	346		346			903
Non-current derivatives		158		158	26		26			184

NON-CURRENT LIABILITIES		6 020	0	6 020	3 032	0	3 032	0	0	9 052

Current financial liabilities		903		903	329	45	374			1 278
Bank facilities		15		15	14		14			29
Trade and other payables		479		479	267	-45	222			701
Current derivatives		48		48	0		0			48

CURRENT LIABILITIES		1 445	0	1 445	610	0	610	0	0	2 056

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		14 512	0	14 512	7 268	0	7 268	-3 626	4 177	22 331

Pro Forma Consolidated Income Statements at Fair Value Model as of June 30, 2014

		KLEPIERRE			CORIO				TOTAL
		KLEPIERRE PUBLISHED FV	KLEPIERRE RESTATEMENTS	KLEPIERRE RESTATED FV	CORIO PUBLISHED FV	CORIO RESTATEMENTS	CORIO RESTATED FV	PRO FORMA RESTATEMENTS	PRO FORMA KLEPIERRE & CORIO FV
in millions of euros	Notes	June 30, 2014		June 30, 2014	June 30, 2014		June 30, 2014		June 30, 2014

Lease income		443	-42	402	215	0	215		616

Land expenses (real estate)		-3	0	-3	0	-5	-5		-8

Non-recovered rental expenses		-18	2	-17	-12		-12		-28

Building expenses (owner)		-23	1	-22	-26	16	-10		-31

NET RENTS	10.5.2 a	399	-39	360	177	11	188	0	548

Management, administrative and related income		34	-2	32	0	14	14		47

Other operating revenue		7	-1	5	0		0		5

Change in fair value of investment property		37		37	-80		-80		-44

Survey and research costs		-2		-2	0		0		-2

Payroll expenses		-55	1	-54	-27		-27		-81

Other general expenses		-24		-24	-19	1	-18		-42

Charges to third/related parties		0		0	8	-8	0		0
Charges to property operating expenses		0		0	11	-11	0		0
Charges to IP/PPE/intangibles		0		0	6	-6	0		0

Depreciation and impairment allowance on investment property		0		0	0		0		0

Depreciation and impairment allowance on intangible assets and property, plant and equipment		-6		-6	0		0		-6

Provisions		-1		-1	0		0		-1

Proceeds from disposal of investment properties and equity investments		1 952		1 952	395		395		2 348
Net book value of investment properties and equity investments sold		-2 007		-2 007	-401	-1	-402		-2 409
Income from disposal of investment property and equity investments		-54		-54	-6	-1	-7		-62

Goodwill impairment		0		0	-1		-1		-1

OPERATING INCOME		334	-41	293	69	0	69	0	362

Net dividends and provisions on non-consolidated investments		0		0	0		0		0

Financial income		57	0	57	5		5		61
Financial expenses		-188	10	-178	-50		-50		-228
Net cost of debt	10.5.2 a	-131	10	-122	-45		-45		-167

Change in the fair value of financial instruments		-12	-1	-13	15		15		2

Effect of discounting		0		0			0		0

Share in earnings of equity method investees		5		5	32		32		38

INCOME BEFORE TAX		197	-33	164	71	0	71	0	235

Corporate income tax	10.5.2 a	-14	1	-13	-16		-16		-29

NET INCOME OF CONSOLIDATED ENTITY		183	-32	151	55	0	55	0	206

Of which
Group share		119	-25	94	56	0	56	0	150
Non-controlling interests		64	-7	57	-1	0	-1		56

21	EXEMPT INVESTORS IN U.S. JURISDICTIONS

Alabama	Any bank, savings institution, credit union, trust company, insurance company, investment company as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”), pension or profit-sharing trust or other financial institution or institutional buyer, or any dealer, whether acting for itself or in some fiduciary capacity.

Alaska	Any bank, savings institution, trust company, insurance company, investment company as defined in the Investment Company Act, pension or profit-sharing trust or other financial institution or institutional buyer, whether acting for itself or as trustee, or any broker-dealer.

Arizona	Any bank, savings institution, trust company, insurance company, investment company as defined in the Investment Company Act, pension or profit sharing trust, other financial institution or institutional buyer, including a “qualified institutional buyer” as defined in Rule 144A(a)(1)(i) under the Securities Act of 1933, as amended (the “Securities Act”), or dealer, whether the purchaser is acting for itself or in a fiduciary capacity.

Arkansas	Any bank, savings institution, savings and loan associations, trust company, insurance company, investment company as defined in the Investment Company Act, pension or profit-sharing trust, or other financial institution or institutional buyer, whether acting for itself or as trustee, or any broker-dealer.

California	Any bank, savings and loan association, trust company, insurance company, investment company registered under the Investment Company Act, pension or profit-sharing trust (other than a self employed individual retirement plan), or other institutional investor or governmental agency or instrumentality designated by rule as follows: (1) the Federal government, any agency or instrumentality of the Federal government, any corporation wholly-owned by the Federal government, any state, any city, city and county, or county, or any agency or instrumentality of a state, city, city and county, or county, or any state university or state college, and any retirement system for the benefit of employees of any of the foregoing; (2) any organization described in Section 501(c)(3) of the Internal Revenue Code which has total assets (including endowment, annuity and life income funds) of not less than $5,000,000 according to its most recent audited financial statement; (3) any corporation having a net worth on a consolidated basis, according to its most recent audited financial statement, of not less than $14,000,000; and (4) any wholly-owned subsidiary of any of the investors listed in (2) or (3) above.

Colorado	Any (1) depository institution (defined as a (i) bank; or (ii) savings institution, trust company, credit union or similar institution that is organized or chartered under the laws of a state or of the United States, authorized to receive deposits, and supervised and examined by an official or agency of a state of the United States if its deposits or share accounts are insured to the maximum amount authorized by statute by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund); (2) insurance company or separate account of an insurance company; (3) investment company, business development company, or private business development company, each as defined in the Investment Company Act; (4) employee pension, profit-sharing or benefit plan if the plan has total assets in excess of $5,000,000 or its investment decisions are made by a named fiduciary as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that is a broker-dealer registered under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), an investment adviser registered or exempt from registration under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), a depository institution or an insurance company; (5) an entity (other than an individual) a substantial part of whose business activities consist of investing, purchasing, selling or trading in securities of more than one issuer and not of its own issue which has assets in excess of $5,000,000 as of the end of its latest fiscal year; (6) small business investment company licensed under the Small Business Investment Act of 1958, as amended (the “Small Business Investment Act”), or (7) other institutional buyer; in each case of (1)-(7) above, whether acting for itself or in a fiduciary capacity; or (8) any broker-dealer.

Connecticut	Any bank and trust company, national banking association, savings bank, savings and loan association, federal savings and loan association, federal savings bank, credit union, federal credit union, trust company, insurance company, investment company as defined in the Investment Company Act, pension or profit-sharing trust, or other financial institution or institutional buyer, whether acting for itself or as trustee, or any broker-dealer.

Delaware	Any bank, savings institution, trust company, insurance company, investment company as defined in the Investment Company Act, pension or profit-sharing trust, other financial institution or institutional buyer, which includes: (i) an accredited investor, as that term is defined in Rule 501(a)(1)-(4), (7) and (8) of Regulation D under the Securities Act, excluding, however, any self-directed employee benefit plan with investment decisions made solely by persons that are accredited investors as defined in Rule 501(a)(5) and (6) of Regulation D; (ii) any Qualified Institutional Buyer as defined in Securities Act Rule 144A; and (iii) a corporation, partnership, trust, estate, or other entity (excluding individuals) having a net worth of not less than $5,000,000 or a wholly-owned subsidiary of such entity, as long as the entity was not formed for the purpose of acquiring the securities offered, in each case whether acting for itself or as trustee, or any broker-dealer.

District of Columbia	Any (1) depository institution ; (2) insurance company or separate account of an insurance company; (3) investment company or business development company defined in the Investment Company Act; (4) pension or profit-sharing trust; or employee pension, profit-sharing or benefit plan if: (i) the plan has total assets in excess of $5,000,000 or (ii) its investment decisions are made by a named fiduciary, as defined in ERISA, that is either a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, a depository institution or an insurance company; (5) “qualified institutional buyer” as defined in Securities Act Rule 144A; (6) broker-dealer; (7)

“accredited investor” as defined in Securities Act Rule 501(a); or (8) limited liability company with net assets of at least $500,000; or other financial institution or institutional buyer, in each case whether acting for itself or in a fiduciary capacity.

Florida	Any bank, trust company, savings institution, insurance company, investment company as defined by the Investment Company Act, pension or profit-sharing trust, qualified institutional buyer as defined in Securities Act Rule 144A(a), dealer, whether any of such entities is acting in its individual or fiduciary capacity.

Georgia	Any (1) depository institution; (2) international banking institution (an international financial institution of which the United States is a member and whose securities are exempt from registration under the Securities Act); (3) insurance company or separate account of an insurance company; (4) investment company as defined in the Investment Company Act; (5) broker-dealer registered under the Securities Exchange Act; (6) employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined in ERISA, that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary as defined in ERISA that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a trust with total assets in excess of $10 million, if its trustee is a depository institution, and its participants are exclusively plans of the types identified in either of the immediately preceding two subsections hereof, regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (7) organization not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million, including organizations described in subsection 501(c)(3) of the Internal Revenue Code, corporations, Massachusetts trusts or similar business trusts, limited liability companies, or partnerships; (8) small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Investment Act with total assets in excess of $10 million; (9) private business development company as defined in Section 202(a)(22) of the Investment Advisers Act with total assets in excess of $10 million; (10) federal covered investment adviser acting for its own account or, if the investment adviser has investments under management in excess of $100 million, acting for the account of others pursuant to discretionary authority; (11) “qualified institutional buyer” as defined in Securities Act Rule 144A(a)(1)(i), other than subsection (H) thereof; (12) “major United States institutional investor” as defined in Securities Exchange Act Rule 15a-6(b)(4)(i); or (13) any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading the laws of this state; in each case whether acting for itself or in a fiduciary capacity.

Guam	Any bank, savings institution, trust company, insurance company, investment company as defined in the Investment Company Act, pension or profit-sharing trust, or other financial institution or institutional buyer, whether acting for itself or as trustee, or any broker-dealer.

Hawaii	Any (1) depository institution ; (2) international banking institution; (3) insurance company or separate account of an insurance company; (4) investment company as defined in the Investment Company Act; (5) broker-dealer registered under the Securities Exchange Act; (6) employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined in ERISA, that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary as defined in ERISA that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a trust with total assets in excess of $10 million, if its trustee is a depository institution, and its participants are exclusively plans of the types identified in either of the immediately preceding two subsections hereof, regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (7) organization not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million, including organizations described in subsection 501(c)(3) of the Internal Revenue Code, corporations, Massachusetts trusts or similar business trusts, limited liability companies, or partnerships; (8) small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Investment Act with total assets in excess of $10 million; (9) private business development company as defined in Section 202(a)(22) of the Investment Advisers Act with total assets in excess of $10 million; (10) federal covered investment adviser acting for its own account or, if the investment adviser has investments under management in excess of $100 million, acting for the account of others pursuant to discretionary authority; (11) “qualified institutional buyer” as defined in Securities Act Rule 144A(a)(1)(i), other than subsection (H) thereof; (12) “major United States institutional investor” as defined in Securities Exchange Act Rule 15a-6(b)(4)(i); or (13) any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading the laws of this state; in each case whether acting for itself or in a fiduciary capacity.

Idaho	Any (1) depository institution ; (2) trust company organized or chartered under the laws of Idaho; (3) international banking institution; (4) insurance company or separate account of an insurance company; (5) investment company as defined in the Investment Company Act; (6) broker-dealer registered under the Securities Exchange Act; (7) employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined in ERISA, that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary as defined in ERISA that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a trust with total assets in excess of $10 million, if its trustee is a depository institution, and its participants are exclusively plans of the types identified in either of the immediately preceding two subsections hereof, regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (8) organization not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million, including organizations described in subsection 501(c)(3) of the Internal Revenue Code, corporations, Massachusetts trusts or similar business trusts, limited liability companies, or partnerships; (9) small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Investment Act with total assets in excess of $10 million; (10) private business development company as defined in Section 202(a)(22) of the Investment Advisers Act with total assets in excess of $10 million; (11) federal covered investment adviser acting for its own account or, if the investment adviser has investments under management in excess of $100 million, acting for the account of others pursuant to discretionary authority; (12) “qualified institutional buyer” as defined in Securities Act Rule 144A(a)(1)(i), other than subsection (H) thereof; (13) “major United States institutional investor” as defined in Securities Exchange Act Rule 15a-6(b)(4)(i); or (14) any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading the laws of this state; in each case whether acting for itself or in a fiduciary capacity.

Illinois	Any (1) corporation, (2) bank, savings bank, savings institution, savings and loan association, building and loan association or trust company, (3) insurance company, (4) dealer, (5) pension fund, pension trust or employees’ profit-sharing trust, (6) other financial institution (including, but not limited to, a manager who exercises sole investment discretion on behalf of other than natural persons with respect to more than 10 investment accounts which have a fair market value of $10 million as of the end of the preceding calendar month) or institutional investor (including, but not limited to, (i) an investment company, university or other organization whose primary purpose is to invest its own assets or as a fiduciary, (ii) a trust account or individual or group retirement account, in which a bank, trust company, insurance company or savings and loan institution acts in a fiduciary capacity, and (iii) a foundation or endowment fund exempt from taxation under the Internal Revenue Code, a principal business function of which is to invest funds to produce income to carry out the purpose of the foundation or fund), or (7) any government or political subdivision or instrumentality thereof; in each case of (1) — (7) above, whether acting for itself or in some fiduciary capacity; or (8) a partnership or other association engaged as a substantial part of its business or operations in purchasing or holding securities, (9) a trust in respect of which a bank or trust company is trustee or co-trustee, (10) an employee benefit plan within the meaning of ERISA provided (i) the investment decision is made by a plan fiduciary (as defined in ERISA) which is a bank, savings and loan association, insurance company, investment adviser registered under the laws of the State of Illinois or under the Investment Advisers Act, (ii) the plan has total assets in excess of $5,000,000, or (iii) in the case of a self-directed plan, investment decisions are made solely by persons described herein or are natural persons who have a (joint with spouse) net worth in excess of $1,000,000, or who had (joint with spouse) income in excess of $200,000 in each of the two most recent years and who reasonably expect to have such income in the current year, or any entity in which at least 90 percent of the equity interest is owned by such natural persons who meet either of the foregoing tests, or any natural persons who are directors or executive officers of the issuer of the securities offered, (11) a plan established and maintained by and for the benefit of the employees of any state or political subdivision or agency or instrumentality thereof if the plan has total assets in excess of $5,000,000, (12) an organization described in Section 501(c)(3) of the Internal Revenue Code, Massachusetts or similar business trust, or partnership, if in each case total assets are in excess of $5,000,000, or (13) an entity in which at least 90 percent of the equity is owned by persons described above or any natural persons described in (10)(iii) above.

Indiana	Any (1) depository institution; (2) international banking institution; (3) insurance company or separate account of an insurance company; (4) investment company as defined in the Investment Company Act; (5) broker-dealer registered under the Securities Exchange Act; (6) employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined in ERISA, that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the

Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary as defined in ERISA that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a trust with total assets in excess of $10 million, if its trustee is a depository institution, and its participants are exclusively plans of the types identified in either of the immediately preceding two subsections hereof, regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (7) organization not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million, including organizations described in subsection 501(c)(3) of the Internal Revenue Code, corporations, Massachusetts trusts or similar business trusts, limited liability companies, or partnerships; (8) small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Investment Act with total assets in excess of $10 million; (9) private business development company as defined in Section 202(a)(22) of the Investment Advisers Act with total assets in excess of $10 million; (10) federal covered investment adviser acting for its own account or, if the investment adviser has investments under management in excess of $100 million, acting for the account of others pursuant to discretionary authority; (11) “qualified institutional buyer” as defined in Securities Act Rule 144A(a)(1)(i), other than subsection (H) thereof; (12) “major United States institutional investor” as defined in Securities Exchange Act Rule 15a-6(b)(4)(i); or (13) any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading the laws of this state; in each case whether acting for itself or in a fiduciary capacity.

Iowa	Any (1) depository institution; (2) international banking institution; (3) insurance company or separate account of an insurance company; (4) investment company as defined in the Investment Company Act; (5) broker-dealer registered under the Securities Exchange Act; (6) employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $5 million or its investment decisions are made by a named fiduciary, as defined in ERISA, that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees if the plan has total assets in excess of $50 million or its investment decisions are made by a duly designated public official or by a named fiduciary as defined in ERISA that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a trust with total assets in excess of $5 million, if its trustee is a depository institution, and its participants are exclusively plans of the types identified in either of the immediately preceding two subsections hereof, regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (7) organization not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5 million, including organizations described in subsection 501(c)(3) of the Internal Revenue Code, corporations, Massachusetts trusts or similar business trusts, limited liability companies, or partnerships; (8) small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Investment Act with total assets in excess of $5 million; (9) private business development company as defined in Section 202(a)(22) of the Investment Advisers Act with total assets in excess of $10 million; (10) federal covered investment adviser acting for its own account or, if the investment adviser has investments under management in excess of $100 million, acting for the account of others pursuant to discretionary authority; (11) “qualified institutional buyer” as defined in Securities Act Rule 144A(a)(1)(i), other than subsection (H) thereof; (12) “major United States institutional investor” as defined in Securities Exchange Act Rule 15a-6(b)(4)(i); or (13) any other person, other than an individual, of institutional character with total assets in excess of $5 million not organized for the specific purpose of evading the laws of this state; in each case whether acting for itself or in a fiduciary capacity.

Kansas	Any (1) depository institution; (2) international banking institution; (3) insurance company or separate account of an insurance company; (4) investment company as defined in the Investment Company Act; (5) broker-dealer registered under the Securities Exchange Act; (6) employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined in ERISA, that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary as defined in ERISA that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a trust with total assets in excess of $10 million, if its trustee is a depository institution, and its participants are exclusively plans of the types identified in either of the immediately preceding two subsections hereof, regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (7) organization not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million, including organizations described in subsection 501(c)(3) of the Internal Revenue Code, corporations, Massachusetts trusts or similar business trusts, limited liability companies, or partnerships; (8) small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Investment Act with total assets in excess of $10 million; (9) private business development company as defined in Section 202(a)(22) of the Investment Advisers Act with total assets in excess of $10 million; (10) federal covered investment adviser acting for its own account or, if the investment adviser has investments under management in excess of $100 million, acting for the account of others pursuant to discretionary authority; (11) “qualified institutional buyer” as defined in Securities Act Rule 144A(a)(1)(i), other than subsection (H) thereof; (12) “major United States institutional investor” as defined in Securities Exchange Act Rule 15a-6(b)(4)(i); or (13) any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading the laws of this state; in each case whether acting for itself or in a fiduciary capacity.

Kentucky	Any bank, savings institution, trust company, insurance company, investment company as defined in the Investment Company Act, pension or profit-sharing trust, other financial institution or institutional buyer, including qualified institutional buyer as defined in Securities Act Rule 144A, or broker-dealer, whether acting for itself or in some fiduciary capacity.

Louisiana	Any bank, savings institution, trust company, insurance company, investment company as defined in the Investment Company Act, real estate investment trust, small business investment corporation, pension or profit-sharing plan or trust, other financial institution, or dealer, whether the purchaser is acting for itself or in some fiduciary capacity.

Maine	Any (1) depository institution; (2) international banking institution; (3) insurance company or separate account of an insurance company; (4) investment company as defined in the Investment Company Act; (5) broker-dealer registered under the Securities Exchange Act; (6) employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined in ERISA, that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary as defined in ERISA that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a trust with total assets in excess of $10 million, if its trustee is a depository institution, and its participants are exclusively plans of the types identified in either of the immediately preceding two subsections hereof, regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (7) organization not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million, including organizations described in subsection 501(c)(3) of the Internal Revenue Code, corporations, Massachusetts trusts or similar business trusts, limited liability companies, or partnerships; (8) small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Investment Act with total assets in excess of $5 million; (9) private business development company as defined in Section 202(a)(22) of the Investment Advisers Act with total assets in excess of $5 million; (10) federal covered investment adviser acting for its own account or, if the investment adviser has investments under management in excess of $100 million, acting for the account of others pursuant to discretionary authority; (11) “qualified institutional buyer” as defined in Securities Act Rule 144A(a)(1)(i), other than subsection (H) thereof; (12) “major United States institutional investor” as defined in Securities Exchange Act Rule 15a-6(b)(4)(i); or (13) any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading the laws of this state; in each case whether acting for itself or in a fiduciary capacity.

Maryland	Any investment company as defined in the Investment Company Act, investment adviser with assets under management of not less than $1,000,000, a broker-dealer, bank, trust company, savings and loan association, insurance company, employee benefit plan with assets of not less than $1,000,000, or governmental agency or instrumentality, whether acting for itself or as a trustee or a fiduciary with investment control, or other institutional investor designated as (i) an “accredited investor” as defined in Securities Act Rule 501(a)(1)-(4), (7) and (8) or (ii) a “qualified institutional buyer” as defined in Securities Act Rule 144A(a)(1)(i).

Massachusetts	Any (1) bank, savings institution or trust company, (2) insurance company, (3) investment company as defined in the Investment Company Act, (4) pension or profit-sharing trust, (5) broker-dealer, or (6) other financial institution or institutional buyer, including (i) a small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Investment Act, (ii) a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act, (iii) a business development company as defined in Section 2(a)(48) of the Investment Company Act, (iv) an entity with total assets in excess of $5 million which is either (A) a company (whether a corporation, Massachusetts or similar business trust, partnership, limited liability company or limited liability partnership) not formed for the specific purpose of acquiring the securities offered, a substantial part of whose business activities consists of investing, purchasing, selling or trading in securities issued by others and whose investment decisions are made my persons who have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of investment or (B) an organization described in section 501(c)(3) of the Internal Revenue Code, and (v) a “qualified institutional buyer” as defined in Securities Act Rule 144A; in each case whether acting for itself or as trustee.

Michigan	Any (1) depository institution; (2) international banking institution; (3) insurance company or separate account of an insurance company; (4) investment company as defined in the Investment Company Act; (5) broker-dealer registered under the Securities Exchange Act; (6) employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $2.5 million or its investment decisions are made by a named fiduciary, as defined in ERISA, that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees if the plan has total assets in excess of $2.5 million or its investment decisions are made by a duly designated public official or by a named fiduciary as defined in ERISA that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a trust with total assets in excess of $2.5 million, if its trustee is a depository institution, and its participants are exclusively plans of the types identified in either of the immediately preceding two subsections hereof, regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (7) organization not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $2.5 million, including organizations described in subsection 501(c)(3) of the Internal Revenue Code, corporations, Massachusetts trusts or similar business trusts, limited liability companies, or partnerships; (8) small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Investment Act with total assets in excess of $2.5 million; (9) private business development company as defined in Section 202(a)(22) of the Investment Advisers Act with total assets in excess of $2.5 million; (10) federal covered investment adviser acting for its own account or, if the investment adviser has investments under management in excess of $100 million, acting for the account of others pursuant to discretionary authority; (11) “qualified institutional buyer” as defined in Securities Act Rule 144A(a)(1)(i), other than subsection (H) thereof; (12) “major United States institutional investor” as defined in Securities Exchange Act Rule 15a-6(b)(4)(i); or (13) any other person, other than an individual, of institutional character with total assets in excess of $2.5 million not organized for the specific purpose of evading the laws of this state; in each case whether acting for itself or in a fiduciary capacity.

Minnesota	Any (1) depository institution; (2) international banking institution (an international financial institution of which the United States is a member and whose securities are exempt from registration under the Securities Act); (3) insurance company or separate account of an insurance company; (4) investment company as defined in the Investment Company Act; (5) broker-dealer registered under the Securities Exchange Act; (6) employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined in ERISA, that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary as defined in ERISA that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a trust with total assets in excess of $10 million, if its trustee is a depository institution, and its participants are exclusively plans of the types identified in either of the immediately preceding two subsections hereof, regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (7) organization not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million, including organizations described in subsection 501(c)(3) of the Internal Revenue Code, corporations, Massachusetts trusts or similar business trusts, limited liability companies, or partnerships; (8) small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Investment Act with total assets in excess of $10 million; (9) private business development company as defined in Section 202(a)(22) of the Investment Advisers Act with total assets in excess of $10 million; (10) federal covered investment adviser acting for its own account or, if the investment adviser has investments under management in excess of $100 million, acting for the account of others pursuant to discretionary authority; (11) “qualified institutional buyer” as defined in Securities Act Rule 144A(a)(1)(i), other than subsection (H) thereof; (12) “major United States institutional investor” as defined in Securities Exchange Act Rule 15a-6(b)(4)(i); (13) any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading the laws of this state; in each case of (1)-(13) above, whether acting for itself or in a fiduciary capacity; or (14) any “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

Mississippi	Any (1) depository institution; (2) international banking institution; (3) insurance company or separate account of an insurance company; (4) investment company as defined in the Investment Company Act; (5) broker-dealer registered under the Securities Exchange Act; (6) employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined in ERISA, that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary as defined in ERISA that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a trust with total assets in excess of $10 million, if its trustee is a depository institution, and its participants are exclusively plans of the types identified in either of the immediately preceding two subsections hereof, regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (7) organization not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million, including organizations described in subsection 501(c)(3) of the Internal Revenue Code, corporations, Massachusetts trusts or similar business trusts, limited liability companies, or partnerships; (8) small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Investment Act with total assets in excess of $10 million; (9) private business development company as defined in Section 202(a)(22) of the Investment Advisers Act with total assets in excess of $10 million; (10) federal covered investment adviser acting for its own account or, if the investment adviser has investments under management in excess of $100 million, acting for the account of others pursuant to discretionary authority; (11) “qualified institutional buyer” as defined in Securities Act Rule 144A(a)(1)(i), other than subsection (H) thereof; (12) “major United States institutional investor” as defined in Securities Exchange Act Rule 15a-6(b)(4)(i); or (13) any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading the laws of this state; in each case whether acting for itself or in a fiduciary capacity.

Missouri	Any (1) depository institution; (2) a trust company organized or chartered under the laws of this state; (3) international banking institution; (4) insurance company or separate account of an insurance company; (5) investment company as defined in the Investment Company Act; (6) broker-dealer registered under the Securities Exchange Act; (7) employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined in ERISA, that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary as defined in ERISA that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a trust with total assets in excess of $10 million, if its trustee is a depository institution, and its participants are exclusively plans of the types identified in either of the immediately preceding two subsections hereof, regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (8) organization not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million, including organizations described in subsection 501(c)(3) of the Internal Revenue Code, corporations, Massachusetts trusts or similar business trusts, limited liability companies, or partnerships; (9) small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Investment Act with total assets in excess of $10 million; (10) private business development company as defined in Section 202(a)(22) of the Investment Advisers Act with total assets in excess of $10 million; (11) federal covered investment adviser acting for its own account or, if the investment adviser has investments under management in excess of $100 million, acting for the account of others pursuant to discretionary authority; (12) “qualified institutional buyer” as defined in Securities Act Rule 144A(a)(1)(i), other than subsection (H) thereof; (13) “major United States institutional investor” as defined in Securities Exchange Act Rule 15a-6(b)(4)(i); or (14) any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading the laws of this state; in each case whether acting for itself or in a fiduciary capacity.

Montana	Any bank, savings institution, trust company, insurance company, investment company as defined in the Investment Company Act, pension or profit-sharing trust, other financial institution or institutional buyer, including qualified institutional buyer as defined in Securities Act Rule 144A, or broker-dealer, whether acting for itself or in a fiduciary capacity.

Nebraska	Any bank, savings institution, trust company, insurance company, investment company as defined in the Investment Company Act, pension or profit-sharing trust (defined as an employee benefit plan within the meaning of ERISA if the investment decision is made by a plan fiduciary which is a bank, insurance company, or registered investment advisor, or if the plan has total assets in excess of $5,000,000), or other financial institution or institutional buyer (including, but not limited to, a business development company as defined in Section 2(a)(48) of the Investment Company Act of 1940, and a Small Business Investment Company licensed by the U.S. Small Business Administration pursuant to the Small Business Investment Company Act), an individual accredited investor (which includes an accredited investor as defined in Rule 501(a)(4), (5) or (6) of Regulation D under the Securities Act), or any broker-dealer, whether acting for itself or in some fiduciary capacity.

Nevada	Any (1) depository institution, (2) insurance company or separate account of an insurance company, (3) investment company as defined in the Investment Company Act, (4) employee pension, profit-sharing, or benefit plan provided the plan has total assets in excess of $5,000,000 or its investment decisions are made by a named fiduciary, as defined in ERISA, that is either a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, a depository institution or an insurance company, (5) any other institutional buyer, (6) broker-dealer, or (7) “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act; in each case, whether acting for itself or in a fiduciary capacity other than as an agent.

New Hampshire	Any bank, savings institution, trust company, insurance company, investment company as defined in the Investment Company Act, pension or profit-sharing trust, venture capital company which operates a small business investment company under the Small Business Investment Act, or other financial institution, or institutional buyer (which is interpreted as an organization or person with net worth of more than $25 million (as computed in accordance with New Hampshire rules)), or any broker-dealer; whether acting for itself or in some fiduciary capacity.

New Jersey	Any bank, savings institution, trust company, insurance company, investment company as defined in the Investment Company Act, pension or profit-sharing trust, other financial institution or institutional buyer, including a qualified institutional buyer as defined in Securities Act Rule 144A, whether acting for itself or as trustee, or any broker-dealer.

New Mexico	Any (1) depository institution; (2) international banking institution; (3) insurance company or separate account of an insurance company; (4) investment company as defined in the Investment Company Act; (5) broker-dealer registered under the Securities Exchange Act; (6) employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined in ERISA, that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary as defined in ERISA that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a trust with total assets in excess of $10 million, if its trustee is a depository institution, and its participants are exclusively plans of the types identified in either of the immediately preceding two subsections hereof, regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (7) organization not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million, including organizations described in subsection 501(c)(3) of the Internal Revenue Code, corporations, Massachusetts trusts or similar business trusts, limited liability companies, or partnerships; (8) small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Investment Act with total assets in excess of $10 million; (9) private business development company as defined in Section 202(a)(22) of the Investment Advisers Act with total assets in excess of $10 million; (10) federal covered investment adviser acting for its own account or, if the investment adviser has investments under management in excess of $100 million, acting for the account of others pursuant to discretionary authority; (11) “qualified institutional buyer” as defined in Securities Act Rule 144A(a)(1)(i), other than subsection (H) thereof; (12) “major United States institutional investor” as defined in Securities Exchange Act Rule 15a-6(b)(4)(i); or (13) any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading the laws of this state; in each case whether acting for itself or in a fiduciary capacity.

New York	Any state or national bank, trust company or savings institution incorporated under the laws and subject to the examination, supervision and control of any state or of the United States or of any insular possession thereof, any dealer or broker.

North Carolina	Any entity which has a net worth in excess of $1,000,000 as determined by generally accepted accounting principles, bank, savings institution, trust company, insurance company, investment company as defined in the Investment Company Act, pension or profit-sharing trust, or other financial institution or institutional buyer, or any dealer, whether acting for itself or as trustee.

North Dakota	Any (1) depository institution; (2) international banking institution; (3) insurance company or separate account of an insurance company; (4) investment company as defined in the Investment Company Act; (5) broker-dealer registered under the Securities Exchange Act; (6) employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined in ERISA, that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary as defined in ERISA that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a trust with total assets in excess of $10 million, if its trustee is a depository institution, and its participants are exclusively plans of the types identified in either of the immediately preceding two subsections hereof, regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (7) organization not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million, including organizations described in subsection 501(c)(3) of the Internal Revenue Code, corporations, Massachusetts trusts or similar business trusts, limited liability companies, or partnerships; (8) small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Investment Act with total assets in excess of $10 million; (9) private business development company as defined in Section 202(a)(22) of the Investment Advisers Act with total assets in excess of $10 million; (10) federal covered investment adviser acting for its own account or, if the investment adviser has investments under management in excess of $100 million, acting for the account of others pursuant to discretionary authority; (11) “qualified institutional buyer” as defined in Securities Act Rule 144A(a)(1)(i), other than subsection (H) thereof; (12) “major United States institutional investor” as defined in Securities Exchange Act Rule 15a-6(b)(4)(i); or (13) any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading the laws of this state; in each case whether acting for itself or in a fiduciary capacity.

Ohio	Any licensed broker-dealer, corporation, bank, insurance company, pension fund or pension fund trust, employees’ profit-sharing fund or trust, any association engaged as a substantial part of its business or operations in purchasing or holding securities, a “qualified institutional buyer” as defined in Securities Act Rule 144A(a), or any trust in respect of which a bank is trustee or co-trustee

Oklahoma	Any (1) depository institution; (2) international banking institution; (3) insurance company or separate account of an insurance company; (4) investment company as defined in the Investment Company Act; (5) broker-dealer registered under the Securities Exchange Act; (6) employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined in ERISA, that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary as defined in ERISA that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a trust with total assets in excess of $10 million, if its trustee is a depository institution, and its participants are exclusively plans of the types identified in either of the immediately preceding two subsections hereof, regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (7) organization not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million, including organizations described in subsection 501(c)(3) of the Internal Revenue Code, corporations, Massachusetts trusts or similar business trusts, limited liability companies, or partnerships; (8) small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Investment Act with total assets in excess of $10 million; (9) private business development company as defined in Section 202(a)(22) of the Investment Advisers Act with total assets in excess of $10 million; (10) federal covered investment adviser acting for its own account or, if the investment adviser has investments under management in excess of $100 million, acting for the account of others pursuant to discretionary authority; (11) “qualified institutional buyer” as defined in Securities Act Rule 144A(a)(1)(i), other than subsection (H) thereof; (12) “major United States institutional investor” as defined in Securities Exchange Act Rule 15a-6(b)(4)(i); or (13) any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading the laws of this state; in each case whether acting for itself or in a fiduciary capacity.

Oregon	Any bank, savings institution, trust company, insurance company, investment company, pension or profit-sharing trust, other financial institution or institutional buyer, broker-dealer, mortgage broker or mortgage banker, or qualified institutional buyers defined in Securities Act Rule 144A, whether the purchaser is acting for itself or in some fiduciary capacity when the purchaser has discretionary authority to make investment decisions.

Pennsylvania	Any bank, insurance company, pension or profit-sharing plan or trust (except a municipal pension plan or system), investment company as defined in the Investment Company Act, or any person, other than an individual, which controls any of the foregoing, the Federal Government, State or any agency or political subdivision thereof, except public school districts of Pennsylvania, or any broker-dealer, whether acting for itself or in some fiduciary capacity, or as designated as an “institutional investor” by rule: any corporation or business trust, or any wholly-owned subsidiary of such person, which has been in existence for 18 months and has a tangible net worth on a consolidated basis, as reflected in its most recent audited financial statements, of not less than $10,000,000; any college, university or other public or private institution which has received exempt status under Section 501(c)(3) of the Internal Revenue Code of 1954, as amended, and which has a total endowment of trust funds (including annuity and life income funds) of not less than $5,000,000 according to its most recent audited financial statements; a wholly-owned subsidiary of a bank; a small business investment company as defined in the Small Business Investment Act which has total capital of not less than $1,000,000 or is controlled by institutional investors; a seed capital fund, as defined in the Small Business Incubators Act; a business development credit corporation, as defined in the Business Development Credit Corporation Law; a person whose securityholders consist solely of institutional investors; and a qualified institutional buyer as defined in Securities Act Rule 144A.

Puerto Rico	Any bank, savings institution, trust company, insurance company, investment company as defined in the Investment Companies Act of Puerto Rico, pension trust or those participating in the benefits, or other financial institution or institutional buyer, including qualified institutional buyer as defined in Securities Act Rule 144A, whether acting for itself or as trustee, or any broker-dealer.

Rhode Island	Any (1) depository institution; (2) insurance company or separate account of an insurance company; (3) investment company as defined in the Investment Company Act; (4) employee pension, profit-sharing or benefit plan if (a) the plan has total assets in excess of $5,000,000 or (b) investment decisions are made by a plan fiduciary (as defined in ERISA) which is either a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, a depository institution, or an insurance company; or (5) other institutional buyer, including a qualified institutional buyer as defined in Securities Act Rule 144A; in each case of (1)-(5) above, whether acting for itself or in a fiduciary capacity; or (6) a broker-dealer.

South Carolina	Any (1) depository institution; (2) international banking institution; (3) insurance company or separate account of an insurance company; (4) investment company as defined in the Investment Company Act; (5) broker-dealer registered under the Securities Exchange Act; (6) employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined in ERISA, that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary as defined in ERISA that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a trust with total assets in excess of $10 million, if its trustee is a depository institution, and its participants are exclusively plans of the types identified in either of the immediately preceding two subsections hereof, regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (7) organization not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million, including organizations described in subsection 501(c)(3) of the Internal Revenue Code, corporations, Massachusetts trusts or similar business trusts, limited liability companies, or partnerships; (8) small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Investment Act with total assets in excess of $10 million; (9) private business development company as defined in Section 202(a)(22) of the Investment Advisers Act with total assets in excess of $10 million; (10) federal covered investment adviser acting for its own account or, if the investment adviser has investments under management in excess of $100 million, acting for the account of others pursuant to discretionary authority; (11) “qualified institutional buyer” as defined in Securities Act Rule 144A(a)(1)(i), other than subsection (H) thereof; (12) “major United States institutional investor” as defined in Securities Exchange Act Rule 15a-6(b)(4)(i); or (13) any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading the laws of this state; in each case whether acting for itself or in a fiduciary capacity.

South Dakota	Any (1) depository institution; (2) international banking institution; (3) insurance company or separate account of an insurance company; (4) investment company as defined in the Investment Company Act; (5) broker-dealer registered under the Securities Exchange Act; (6) employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined in ERISA, that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary as defined in ERISA that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a trust with total assets in excess of $10 million, if its trustee is a depository institution, and its participants are exclusively plans of the types identified in either of the immediately preceding two subsections hereof, regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (7) organization not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million, including organizations described in subsection 501(c)(3) of the Internal Revenue Code, corporations, Massachusetts trusts or similar business trusts, limited liability companies, or partnerships; (8) small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Investment Act with total assets in excess of $10 million; (9) private business development company as defined in Section 202(a)(22) of the Investment Advisers Act with total assets in excess of $10 million; (10) federal covered investment adviser acting for its own account or, if the investment adviser has investments under management in excess of $100 million, acting for the account of others pursuant to discretionary authority; (11) “qualified institutional buyer” as defined in Securities Act Rule 144A(a)(1)(i), other than subsection (H) thereof; (12) “major United States institutional investor” as defined in Securities Exchange Act Rule 15a-6(b)(4)(i); or (13) any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading the laws of this state; in each case whether acting for itself or in a fiduciary capacity.

Tennessee	Any bank, trust company, insurance company, investment company registered under the Investment Company Act, a holding company which controls any of the foregoing, a trust or fund over which any of the foregoing has or shares investment discretion, a pension or profit sharing plan, or any other person engaged as a substantial part of its business in investing in securities, provided in each case that such person has a net worth of more than $1,000,000, or any broker-dealer

Texas	Any (1) bank, trust company, building and loan association, or savings institution; (2) insurance company or surety or guaranty company; (3) investment company as defined in the Investment Company Act; (4) small business investment company as defined in the Small Business Investment Act; (5) any registered dealer actually engaged in buying and selling securities; (6) “accredited investor” as defined in Securities Act Rule 501(a)(1)-(4), (7) and (8), which includes (i) a business development company as defined in Section 2(a)(48) of the Investment Company Act, (ii) a private business development plan as defined in Section 202(a)(22) of the Investment Advisers Act, (iii) a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5 million, (iv) an employee benefit plan within the meaning of ERISA, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5 million or, if a self-directed plan, with investment decisions made solely by persons that are “accredited investors” within the meaning of Securities Act Rule 501 (excluding any self directed employee benefit plan with investment decisions made solely by natural persons who are “accredited investors” by virtue of income or net worth), (v) any trust with total assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person, as described in Securities Act Rule 506(b)(2)(ii), and (vi) any entity in which all of the equity owners are accredited investors; (7) corporation, partnership, trust, estate or other entity (excluding individuals) having net worth of not less than $5 million, or a wholly-owned subsidiary of such entity, provided the entity was not formed for the purpose of acquiring the securities offered; and (8)“qualified institutional buyer” as defined in Securities Act Rule 144A(a)(1); provided, in each case, that the purchaser is acting for its own account or as a bona fide trustee of a trust organized and existing other than for the purpose of acquiring the securities offered.

Utah	Any depository institution, trust company, insurance company, investment company as defined in the Investment Company Act, pension or profit-sharing trust, other financial institution or institutional investor, including a “qualified institutional buyer” as defined in Securities Act Rule 144A(a)(1), in each case, whether acting for itself or as trustee, or any broker-dealer.

Vermont	Any (1) depository institution; (2) international banking institution; (3) insurance company or separate account of an insurance company; (4) investment company as defined in the Investment Company Act; (5) broker-dealer registered under the Securities Exchange Act; (6) employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined in ERISA, that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary as defined in ERISA that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a trust with total assets in excess of $10 million, if its trustee is a depository institution, and its participants are exclusively plans of the types identified in either of the immediately preceding two subsections hereof, regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (7) organization not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million, including organizations described in subsection 501(c)(3) of the Internal Revenue Code, corporations, Massachusetts trusts or similar business trusts, limited liability companies, or partnerships; (8) small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Investment Act with total assets in excess of $10 million; (9) private business development company as defined in Section 202(a)(22) of the Investment Advisers Act with total assets in excess of $10 million; (10) federal covered investment adviser acting for its own account; (11) “qualified institutional buyer” as defined in Securities Act Rule 144A(a)(1)(i), other than subsection (H) thereof; (12) “major United States institutional investor” as defined in Securities Exchange Act Rule 15a-6(b)(4)(i); or (13) any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading the laws of this state; in each case whether acting for itself or in a fiduciary capacity.

Virginia	Any corporation, investment company or pension or profit-sharing trust, or any broker-dealer.

Washington	Any (1) bank, savings institution or trust company, (2) insurance company, (3) investment company as defined in the Investment Company Act, (4) pension or profit-sharing trust, (5) other financial institution or institutional buyer, including (i) a corporation, business trust or partnership or wholly owned subsidiary of such an entity, which has been operating for at least 12 months and has a net worth on a consolidated basis of at least $10 million as determined by its most recent audited financial statements, which statements are dated within 16 months of the sale of the securities offered, (ii) an entity exempt under Section 501(c)(3) of the Internal Revenue Code which has a total endowment or trust funds of $5 million or more according to its most recent audited financial statements, which statements are dated within 16 months of the sale of the securities offered, (iii) a wholly owned subsidiary of a bank, savings institution, insurance company or investment company as defined in the Investment Company Act, and (iv) a “qualified institutional buyer” as defined in Securities Act Rule 144A; or (6) broker-dealer, whether acting for itself or in some fiduciary capacity.

West Virginia	Any bank, savings institution, trust company, insurance company, investment company as defined in the Investment Company Act, pension or profit-sharing trust or other financial institution or institutional buyer, which is defined as (i) a corporation, business trust, partnership, limited liability company, limited liability partnership or a wholly owned subsidiary of any of the aforementioned entities, which entity has been operating on a continuing basis for at least twelve (12) months and has a net worth of at least $5 million, a substantial part of whose business activities consists of investing, purchasing, selling or trading in securities issued by others and whose investment decisions are made by persons who are reasonably believed by the seller to have such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of investment; (ii) an entity which has been granted exempt status under Section 501(c)(3) of the Internal Revenue Code, which entity has been operating on a continuing basis for at least 12 months and has a net worth of at least $5 million, a substantial part of whose business activities consists of investing, purchasing, selling or trading in securities issued by others and whose investment decisions are made by persons who are reasonably believed by the seller to have such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of investment; (iii) a Small Business Investment Company licensed under the Small Business Investment Act; (iv) a private business development company as defined by the Investment Advisers Act; (v) a Business Development Company as defined by the Investment Company Act; (vi) any wholly-owned subsidiary of a bank, savings institution, insurance company or investment company as defined by the Investment Company Act; and (vii) a “Qualified Institutional Buyer” as defined in Securities Act Rule 144A; in each of the foregoing cases, whether acting for itself or as trustee; or any broker-dealer.

Wisconsin	Any (1) depository institution; (2) international banking institution; (3) insurance company or separate account of an insurance company; (4) investment company as defined in the Investment Company Act; (5) broker-dealer registered under the Securities Exchange Act; (6) employee pension, profit-sharing, or benefit plan if the plan has total assets in excess of $10 million or its investment decisions are made by a named fiduciary, as defined in ERISA, that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a plan established and maintained by a state, a political subdivision of a state, or an agency or instrumentality of a state or a political subdivision of a state for the benefit of its employees if the plan has total assets in excess of $10 million or its investment decisions are made by a duly designated public official or by a named fiduciary as defined in ERISA that is a broker-dealer registered under the Securities Exchange Act, an investment adviser registered or exempt from registration under the Investment Advisers Act, an investment adviser registered under the laws of this state, a depository institution, or an insurance company; or a trust with total assets in excess of $10 million, if its trustee is a depository institution, and its participants are exclusively plans of the types identified in either of the immediately preceding two subsections hereof, regardless of the size of their assets, except a trust that includes as participants self-directed individual retirement accounts or similar self-directed plans; (7) organization not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $10 million, including organizations described in subsection 501(c)(3) of the Internal Revenue Code, corporations, Massachusetts trusts or similar business trusts, limited liability companies, or partnerships; (8) small business investment company licensed by the Small Business Administration under Section 301(c) of the Small Business Investment Act with total assets in excess of $10 million; (9) private business development company as defined in Section 202(a)(22) of the Investment Advisers Act with total assets in excess of $10 million; (10) federal covered investment adviser acting for its own account or, if the investment adviser has investments under management in excess of $100 million, acting for the account of others pursuant to discretionary authority; (11) “qualified institutional buyer” as defined in Securities Act Rule 144A(a)(1)(i), other than subsection (H) thereof; (12) “major United States institutional investor” as defined in Securities Exchange Act Rule 15a-6(b)(4)(i); (13) any other person, other than an individual, of institutional character with total assets in excess of $10 million not organized for the specific purpose of evading the laws of this state; in each case of (1)-(13) above, whether acting for itself or in a fiduciary capacity; or (14) an accredited investor as defined in Securities Act Rule 501(a)(1), (2), (3), (7) or (8).

Wyoming	Any bank, savings institution, trust company, insurance company, investment company as defined in the Investment Company Act, pension or profit-sharing trust, other financial institution or institutional buyer, including a “qualified institutional buyer” as defined in Securities Act Rule 144A(a)(1)(i), in each case, whether acting for itself or as trustee, or any broker-dealer.

22	ADVISORS

ADVISORS TO KLÉPIERRE

Financial Advisors

Lazard	BNP Paribas

Legal Advisors

Bredin Prat	De Brauw Blackstone Westbroek

Tax Advisor

Loyens & Loeff
ADVISORS TO CORIO

Financial Advisors

Goldman Sachs International	Deutsche Bank | London Branch

Legal Advisor

Allen & Overy

Legal Advisor to Deutsche Bank and Goldman Sachs International

Freshfields Bruckhaus Deringer